UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. _)

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ADAMIS PHARMACEUTICALS CORPORATION

(Name of Registrant as Specified in its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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ADAMIS PHARMACEUTICALS CORPORATION

To the stockholders of Adamis Pharmaceuticals Corporation:

You are invited to attend a special meeting (the “Special Meeting”) of the stockholders of Adamis Pharmaceuticals Corporation, a Delaware corporation, which we refer to as “we,” “Adamis,” or the “Company,” which will be held virtually at 10:00 a.m., Pacific Time, on [●], 2023, unless postponed or adjourned to a later date. This is an important meeting that affects your investment in Adamis.

On February 24, 2023, Adamis and DMK Pharmaceuticals Corporation (“DMK”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), a copy of which is attached as Annex A to the accompanying proxy statement, pursuant to which DMK will merge with and into a wholly owned subsidiary of Adamis (“Merger Sub”), with Merger Sub surviving as a wholly owned subsidiary of Adamis (the “Merger”). The Merger has been approved by the boards of directors of both companies and is expected to close in the second quarter of 2023, subject to certain approvals of the stockholders of each company, as well as satisfaction of other conditions.

At the effective time of the Merger (the “Effective Time”), each share of DMK common stock outstanding immediately prior to the Effective Time will be converted into the right to receive a number of shares (the “Merger Consideration” or “Merger Consideration Shares”) of Adamis common stock and, for certain DMK stockholders, a new series of Adamis convertible preferred stock, Series E Convertible Preferred Stock (“Series E Preferred”), based on the exchange ratio and calculated pursuant to the Merger Agreement, as described in more detail in the section titled “The Merger Agreement—Merger Consideration” beginning on page 111 of the accompanying proxy statement. The Merger Agreement provides that before the Effective Time of the Merger, assuming approval by the Adamis stockholders of the issuance of shares pursuant to the Merger Agreement, there will be reverse stock split of the outstanding shares of Adamis common stock, as described in more detail under the heading titled “The Merger Agreement—Merger Consideration—Reverse Stock Split” beginning on page 113 of the accompanying proxy statement. The Merger Agreement provides that Adamis will assume outstanding and unexercised options to purchase shares of DMK common stock and DMK’s stock plan, and such options will be converted into options to purchase shares of Adamis common stock. Based on the closing price of the Adamis common stock of approximately $0.12 per share on March 28, 2023, and the provisions in the Merger Agreement concerning determining the exchange ratio as defined in the Merger Agreement and the number of shares to be issued to DMK stockholders pursuant to the Merger, we estimate that holders of Adamis common stock and DMK common stock immediately before the Effective Time of the Merger would own, immediately after the Effective Time of the Merger, approximately 89% and 11%, respectively, of the outstanding shares of common stock of the Company immediately after the Effective Time, and certain stockholders of DMK would also receive shares of Series E Preferred convertible into additional shares of Adamis common stock, subject to beneficial ownership limitations on the ability to convert such shares and the voting power of such shares of Series E Preferred, and excluding shares of Adamis common stock issuable upon exercise of DMK options assumed pursuant to the Merger Agreement and excluding other outstanding Adamis options, warrants and other convertible securities, as described in more detail in the section titled “The Merger Agreement—Merger Consideration” beginning on page 111 of the accompanying proxy statement. These percentages are estimates, are subject to certain assumptions and are subject to potential adjustment prior to the closing of the Merger, including as a result of changes in the market price of the Adamis common stock between the date set forth above and the trading days preceding the Effective Time of the Merger as well as changes in the number of outstanding shares of Adamis common stock. As a result, Adamis stockholders and DMK stockholders could own a greater, or a lesser, percentage of the outstanding shares of the combined company immediately after the Effective Time of the merger than the estimates set forth above. The Merger Agreement provides that in all events, if the calculation of the exchange ratio as provided in the Merger Agreement would result in the holders of Adamis common stock immediately before the Effective Time owning less than 50.1% of the aggregate of (i) the number of shares of Adamis common stock held by such stockholders immediately after the Effective Time, plus (ii) the number of shares of Adamis common stock issuable to the DMK stockholders pursuant to the exchange ratio as calculated pursuant to the Merger Agreement (determined on an as-converted basis including shares issuable upon conversion of the Series E Preferred without regarding to beneficial ownership limitations), plus (iii) the number of shares of Adamis common stock that are issuable upon exercise of DMK stock options assumed by Adamis pursuant to the Merger Agreement (the “Adamis Percentage Threshold”), then the number of shares constituting the Merger Consideration (determined on an as-converted basis including with respect to Series E Preferred issued pursuant to the Merger) will be a number such that the stockholders of Adamis holding shares of Adamis common stock immediately before the Effective Time hold a number of shares of Adamis common stock immediately after the Effective Time equal to the Adamis Percentage Threshold.

At the Effective Time of the Merger, the officers of the combined company are expected to include Ebrahim “Eboo” Versi, M.D., Ph.D., who is the current chief executive officer of DMK, as chief executive officer; David J. Marguglio, the current chief executive officer of Adamis and a director of Adamis, continuing as president and chief operating officer; and David C. Benedicto, continuing as chief financial officer. The board of directors of the Company immediately after the closing of the merger is expected to include Dr. Versi, another current director of DMK, and three of the current independent directors of Adamis. DMK is a privately-held company, and there is currently no public market for its securities.

Adamis is holding a Special Meeting of stockholders in order to obtain the stockholder approvals necessary to complete the Merger and related matters. At the Special Meeting, Adamis will ask its stockholders to (1) approve the issuance of Adamis common stock and Adamis Series E Preferred pursuant to the Merger and the Merger Agreement, pursuant to Nasdaq Listing Rules 5635(a) and 5635(d), (2) approve an amendment to Adamis’ restated certificate of incorporation to effect a reverse stock split of Adamis common stock, at a ratio to be determined by the Adamis board of directors anticipated to be before the Effective Time of the Merger, but in all events before August 31, 2023, (3) approve, on a non-binding basis, the compensation that may become payable to certain named executive officers that is based on or otherwise relates to the proposed Merger transaction (sometimes referred to as the “merger-related compensation proposal”), and (4) approve the adjournment of the Special Meeting, if necessary, if there are not sufficient votes to approve proposals 1 and 2 at the time of the Special Meeting.

As described in the accompanying proxy statement, certain DMK stockholders who, in the aggregate, own in excess of approximately 95% of the outstanding shares of DMK common stock are parties to a support agreement with Adamis and DMK, pursuant to which such stockholders agreed to vote in favor of the adoption of the Merger Agreement and related matters.

After exploring a range of strategic options and careful consideration, the Adamis board of directors (the “Board”) has approved the Merger Agreement and has determined that it is advisable to consummate the Merger. The Board has approved the Adamis proposals described in the accompanying proxy statement and unanimously recommends that its stockholders vote “FOR” the Adamis proposals described in the accompanying proxy statement.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the virtual Special Meeting in person, please take the time to read the entirety of the Proxy Statement to better familiarize yourself with the proposals and why we believe they are critical to the continuing operation of the Company, and complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope, or otherwise submit your proxy by mail, telephone or Internet, to ensure that your shares will be represented and voted at the Special Meeting.

This proxy statement provides you with detailed information concerning Adamis, DMK and the Merger transaction. Please give all the information contained in this proxy statement your careful attention. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 29 of the proxy statement.

Adamis is excited about the opportunities the Merger brings to the Adamis stockholders, and thanks you for your consideration and continued support.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this proxy statement or the Adamis common stock and preferred stock to be issued in connection with the Merger or passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

PRELIMINARY COPY – SUBJECT TO COMPLETION

ADAMIS PHARMACEUTICALS CORPORATION 11682 El Camino Real, Suite 300 San Diego, CA 92130

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON ___________, 2023

TO THE ADAMIS STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that Adamis Pharmaceuticals Corporation, referred to herein as Adamis, we, us, our, or the Company, will hold a special meeting of its stockholders (the “Special Meeting”) virtually on ___________, 2023, at 10:00 a.m., Pacific Time, for the following purposes:

1.	To consider and vote upon a proposal to approve the issuance of Adamis common stock and Series E Convertible Preferred Stock pursuant to the Agreement and Plan of Merger and Reorganization dated as of February 24, 2023, entered into by and among Adamis, DMK Pharmaceuticals Corporation (“DMK”), and Aardvark Merger Sub, Inc., a wholly-owned subsidiary of Adamis (“Merger Sub”), a copy of which is attached as Annex A to the accompanying proxy statement (as the same may be amended, the “Merger Agreement”), pursuant to which DMK will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly-owned subsidiary of Adamis, and pursuant to which Adamis would issue shares to the securityholders of DMK representing more than 20% of the shares of Adamis common stock outstanding immediately before the Merger, pursuant to Nasdaq Rules 5635(a) and 5635(d).

2.	To consider and act upon a proposal to approve an amendment to our restated certificate of incorporation to authorize the Board of Directors of Adamis (the “Board”) to effect a reverse stock split of the issued and outstanding shares of Adamis common stock at a range of between 1-for-2 and 1-for-100, contemplated to occur before the closing of the proposed Merger, assuming approval of Proposal 1 and the satisfaction of other closing conditions described in the Merger Agreement, with the final ratio to be set at a whole number within the above range as determined by the Board at any time before August 31, 2023, as described in the accompanying proxy statement.

3.	To approve, on a non-binding basis, the compensation that may become payable to our named executive officers that is based on or otherwise relates to the proposed Merger transaction (such proposal sometimes referred to as the “merger-related compensation proposal”).

4.	To consider and act upon a proposal to approve, if necessary, an adjournment of the Adamis Special Meeting if there are not sufficient votes to approve Proposals 1 and 2 at the time of the Special Meeting, to solicit additional proxies in favor of Proposals 1 and 2.

5.	To consider and act upon such other business and matters or proposals as may properly come before the Special Meeting or any adjournments or postponements thereof.

The above items of business are more fully described in the proxy statement accompanying this notice (the “Proxy Statement” or “this proxy statement”). The Special Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to listen to the Meeting, submit questions during the Special Meeting, and vote during the live webcast of the Special Meeting by visiting www.virtualshareholdermeeting.com/ADMP2023. To participate in the virtual Special Meeting, you will need the control number found on your proxy card or in the instructions that accompanied your proxy materials. The meeting webcast will begin promptly at 10:00 a.m. Pacific Time. We encourage you to access the Special Meeting prior to the start time. Online check-in will begin at 9:45 a.m. Pacific Time, and you should allow ample time for the check-in procedures. You will not be able to attend the Special Meeting in person.

Only holders of record of our common stock, par value $0.0001 (the “Common Stock”), and our Series C Preferred Stock, par value $0.0001 per share (the “Series C Preferred”), at the close of business on [________], 2023 (the “Record Date”), will be entitled to notice of the virtual Special Meeting or any adjournments or postponements thereof. The names of stockholders of record entitled to vote at the Special Meeting will be available for inspection for any legally valid purpose relating to the Special Meeting at www.virtualshareholdermeeting.com/ADMP2023.

Your vote is important. Whether or not you plan to attend the Special Meeting in person, we would like for your shares to be represented at the virtual Special Meeting. Please take the time to read the entirety of the Proxy Statement to better familiarize yourself with the proposals and why we believe they are critical to the continuing operation and future of Adamis. Please submit your proxy to vote as soon as possible via the Internet, telephone, or mail.

THE ADAMIS BOARD OF DIRECTORS HAS DETERMINED THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO AND IN THE BEST INTERESTS OF ADAMIS AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE ADAMIS BOARD OF DIRECTORS RECOMMENDS THAT ADAMIS STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

BY ORDER OF THE BOARD OF DIRECTORS David J. Marguglio Corporate Secretary

San Diego, California
[__________], 2023

Whether you plan to attend the Special Meeting or not, it is important that you read the Proxy Statement and follow the instructions on your proxy card to submit your proxy by mail, telephone or Internet. This will ensure that your shares are represented.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders To Be Held on [____________], 2023, via live webcast at www.virtualshareholdermeeting.com/admp2023: In accordance with rules approved by the Securities and Exchange Commission, we are providing this notice to our stockholders to advise them of the availability on the Internet of our proxy materials related to the Special Meeting. The rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering our proxy materials to our stockholders under the “traditional” method, by providing paper copies, as well as providing access to our proxy materials on a publicly accessible website.

Our Proxy Statement and proxy card are enclosed. These materials are also available on the website: http://www.adamispharmaceuticals.com. The information on this website, other than the Proxy Statement, is not part of the Proxy Statement.

ABOUT THIS DOCUMENT

Adamis Pharmaceuticals Corporation, which we refer to herein as the “Company,” the “company,” “Adamis,” “we,” “our,” or “us,” is providing these proxy materials in connection with the solicitation by our board of directors of proxies to be voted at our Special Meeting of our stockholders to be held on [●], 2023, commencing at 10:00 a.m., Pacific Time, or at any adjournment or postponement thereof. This proxy statement and the enclosed proxy card will be mailed to stockholders entitled to notice of, and to vote at, the Special Meeting of stockholders commencing on or about [●], 2023.

You should rely only on the information contained in this proxy statement. No one has been authorized to provide you with information that is different from that contained in this proxy statement. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement. The mailing of this proxy statement to our stockholders will not create any implication to the contrary.

Except where specifically noted, the information contained in this proxy statement does not give effect to the proposed reverse stock split of the Adamis common stock described in Adamis Proposal 2, beginning on page 126 in this proxy statement.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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Annex A	Agreement and Plan of Merger and Reorganization dated February 24, 2023

Annex B	Proposed Certificate of Amendment of Adamis’ Restated Certificate of Incorporation Regarding Reverse Stock Split

Annex C	Provisions of New Jersey Business Corporation Law

Annex D	Raymond James & Associates, Inc. Fairness Opinion

PRELIMINARY COPY – SUBJECT TO COMPLETION

ADAMIS PHARMACEUTICALS CORPORATION

11682 El Camino Real, Suite 300
San Diego, CA 92130
(858) 997-2400

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following section provides answers to frequently asked questions about the Merger and other matters relating to the Special Meeting. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections. Adamis urges its stockholders to read this document in its entirety prior to making any decision.

Except where specifically noted, share, per share and similar information contained in this proxy statement does not give effect to the proposed reverse stock split described in Proposal 2 of this proxy statement.

Q:           What is the merger?

A:           Adamis Pharmaceuticals Corporation, or Adamis, the company or the Company, Aardvark Merger Sub, Inc., or Merger Sub, which is a newly formed and wholly-owned subsidiary of Adamis, and DMK Pharmaceuticals Corporation, or DMK, have entered into an Agreement and Plan of Merger and Reorganization, or the Merger Agreement, dated as of February 24, 2023, a copy of which is attached as Annex A. The Merger Agreement contains the terms and conditions of the proposed Merger. Pursuant to the Merger Agreement, DMK will merge with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of Adamis. This transaction is referred to in this proxy statement as the “merger” or the “Merger.” Adamis following the Merger is sometimes referred to herein as the combined company.

Upon the closing of the merger transaction, Adamis will acquire 100% of DMK in a stock-for-stock transaction.

At the effective time of the Merger (sometimes referred to as the “Effective Time”), each share of DMK common stock outstanding immediately before the Effective Time will be converted into the right to receive a number of shares of Adamis common stock, par value $0.0001 per share, referred to as “Common Stock” or “Adamis common stock,” equal to the “Exchange Ratio”; however, in the event that the aggregate number of shares of Adamis common stock that would be issuable to a person who is a holder of DMK capital stock immediately before the Effective Time (a “DMK Stockholder”) pursuant to the foregoing would result in such stockholder (a “Specified DMK Stockholder”) beneficially owning shares of Adamis common stock in excess (or having voting power in excess) of 9.99% of the outstanding shares of Adamis common stock as of immediately after the Effective Time of the Merger (including Adamis shares issuable upon exercise of DMK options assumed by Adamis pursuant to the Merger) (the “Adamis Common Stock Consideration Cap”), then in lieu of the issuance to the Specified DMK Stockholder of shares of Adamis common stock in excess of the Adamis Common Stock Consideration Cap (such number of shares of Adamis common stock in excess of the Adamis Common Stock Consideration Cap referred to as the “Excess Cap Shares”), such Specified DMK Stockholder will instead receive a number of shares of a new series of Adamis preferred stock, Series E Convertible Preferred Stock (“Series E Preferred”) (the “Merger Consideration Preferred Shares”), which Merger Consideration Preferred Shares will be convertible, subject to the beneficial ownership limitations and other provisions set forth in the Adamis Certificate of Designation of Rights, Preferences and Limitations of Series E Convertible Preferred Stock (the “Series E Certificate of Designation”), into a number of shares of Adamis common stock equal to the Excess Cap Shares, and shall be entitled to such voting rights, including voting together with the Adamis common stock on an as-converted basis with the number of votes to which such Merger Consideration Preferred Shares are entitled calculated as set forth in the Series E Preferred Certificate of Designation, and limited by the applicable beneficial ownership limitations described in the Series E Certificate of Designation. For purposes of the foregoing determination, unless otherwise provided in the Series E Preferred Certificate of Designation, beneficial ownership will be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder.

The aggregate number of shares of Adamis common stock and Adamis Series E Preferred that are issuable as a result of the Merger will be referred to as the “Merger Consideration” or the “Merger Consideration Shares.”

No single DMK stockholder will receive Merger Consideration Shares representing beneficial ownership of more than 9.99% of the voting power of the shares of common stock of the Company.

Under the Merger Agreement, the “Exchange Ratio” is a number of shares of post-reverse stock split Adamis common stock issuable in exchange for one share of DMK Common Stock outstanding immediately before the Effective Time, with such number of shares of Adamis common stock determined as follows: (1) the DMK Valuation, divided by (2) the Adamis Average Closing Price, and then (3) divided by the number of DMK Outstanding Shares (and rounded to seven decimal places, or such other number of places as Adamis and DMK may agree), in which:

●	“DMK Valuation” means twenty-seven million dollars ($27,000,000.00);

●	“Adamis Average Closing Price” means the average, for the five (5) trading days ending one trading day before the effective date of the Merger, of (i) for trading days commencing on the first trading day after the effective date of the Reverse Stock Split, the Closing Price of the Adamis common stock, and (ii) for trading days on or before the effective date of the reverse stock split of the Adamis common stock (the “Reverse Stock Split”), the closing price multiplied by the Reverse Stock Split ratio;

●	“Closing Price” means, with respect to any particular trading day, the last reported sale price of the Adamis common stock at the 4:00 p.m., Eastern Time, end of regular trading hours on the Nasdaq Capital Market (or other principal exchange, market or quotation system on which the Adamis common stock is then-listed or traded) (and if closing sale prices are not reported on such other market or quotation system, then the average of the high bid and low asked prices for such trading days); and

●	“DMK Outstanding Shares” means the total number of shares of DMK capital stock outstanding immediately prior to the Effective Time, assuming, without limitation or duplication, the conversion of all DMK convertible promissory notes that will convert into shares of DMK Common Stock before the Effective Time;

provided, however, that notwithstanding the foregoing, if the calculation of the Exchange Ratio as provided above would result in the holders of Adamis common stock immediately before the Effective Time owning less than 50.1% of the aggregate of (i) the number of shares of Adamis common stock held by such stockholders immediately after the Effective Time, plus (ii) the number of shares of Adamis common stock issuable to the stockholders of DMK (“DMK Stockholders”) pursuant to the Exchange Ratio as calculated above (determined on an as-converted basis including shares issuable upon conversion of the Merger Consideration Preferred Shares without regarding to beneficial ownership limitations), plus (iii) the number of shares of Adamis common stock that are issuable upon exercise of DMK Options assumed by Adamis pursuant to the Merger Agreement (the “Adamis Percentage Threshold”), then the number of shares constituting the Merger Consideration (determined on an as-converted basis including shares issuable upon conversion of the Merger Consideration Preferred Shares) shall be a number such that the stockholders of Adamis holding shares of Adamis common stock immediately before the Effective Time hold a number of shares of Adamis common stock immediately after the Effective Time equal to the Adamis Percentage Threshold. See the section in this proxy statement titled “The Merger Agreement—Merger Consideration” beginning on page  111 of this proxy statement.

DMK stockholders will receive a number of Adamis shares based on a DMK valuation of $27 million and the Adamis average closing stock price as determined pursuant to the Merger Agreement; however, regardless of the Adamis stock price, DMK stockholders will not receive more than 49.9% of the outstanding shares of the combined company (including shares issuable upon conversion of the Series E Preferred without regard to beneficial ownership limitations on the ability to convert such shares) immediately after the closing of the Merger.

In connection with the Merger, each outstanding and unexercised option to purchase shares of DMK common stock will be assumed by Adamis and will be converted into an option to purchase shares of Adamis common stock, with appropriate adjustments to reflect the exchange ratio. In addition, pursuant to the Merger Agreement and the Merger, Adamis will assume the DMK 2016 Stock Plan, or the DMK Stock Plan.

Based on the closing price of the Adamis common stock of approximately $0.12 per share on March 28, 2023, and the provisions in the Merger Agreement concerning determining the exchange ratio as defined in the Merger Agreement and the number of shares to be issued to DMK stockholders pursuant to the Merger, we estimate that holders of Adamis common stock and DMK common stock immediately before the Effective Time of the Merger would own, immediately after the Effective Time of the Merger, approximately 89% and 11%, respectively, of the outstanding shares of common stock of the Company immediately after the Effective Time, and certain stockholders of DMK would also receive shares of Series E Preferred convertible into additional shares of Adamis common stock, subject to beneficial ownership limitations on the ability to convert such shares and the voting power of such shares of Series E Preferred, and excluding shares issuable upon exercise or conversion of outstanding Adamis options (including DMK options assumed by Adamis pursuant to the Merger Agreement), warrants and other convertible securities, as described in more detail in the section titled “The Merger Agreement—Merger Consideration” beginning on page 111 of the accompanying proxy statement. These percentages are estimates, are subject to certain assumptions and are subject to potential adjustment prior to the closing of the Merger, including as a result of changes in the market price of the Adamis common stock between the date set forth above and the trading days preceding the Effective Time of the Merger as well as changes in the number of outstanding shares of Adamis common stock. As a result, Adamis stockholders and DMK stockholders could own a greater, or a lesser, percentage of the outstanding shares of the combined company immediately after the Effective Time of the merger than the estimates set forth above.

Each share of Adamis common stock, each option to purchase Adamis common stock, each warrant, and each award of restricted stock units (“RSUs”) covering Adamis common stock that is issued and outstanding at the Effective Time of the Merger will remain issued and outstanding in accordance with its terms and such shares, options, warrants, and RSUs will be unaffected by the Merger, subject to (i) the proposed reverse stock split of the Adamis common stock, and (ii) any other provisions in the instruments relating to such options, warrants or RSUs that relate to the merger or the transactions contemplated by the Merger Agreement.

Q:           Why are the two companies proposing to merge?

A:           Adamis and DMK believe that combining the two companies will result in a company with approved commercial products and a robust pipeline of products in development, and a strong leadership team, positioning it to become a company focusing on the discovery, development, and commercialization of novel treatments in a variety of fields, including opioid overdose, opioid use disorder, allergy, respiratory and inflammatory disease and other neuro-based diseases. For a more complete description of the reasons for the Merger, please see the sections titled “The Merger—Reasons for the Merger” beginning on page 74 of this proxy statement.

The boards of both companies believe that significant synergies exist between the companies.

Q:            Why am I receiving this proxy statement?

A:           You are receiving this proxy statement because you have been identified as a stockholder of Adamis as of the applicable record date, and you are entitled to vote to approve the matters set forth herein. The Adamis Board is soliciting your proxy to vote at the Special Meeting, which is to be held on __________ __, 2023, at 10:00 a.m. (Pacific Time), via live webcast, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement. You are invited to attend the virtual Special Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Special Meeting to vote your shares. This document serves as a proxy statement of Adamis used to solicit proxies for the Adamis Special Meeting to vote on the matters set forth herein.

If you are an Adamis stockholders and have received a printed copy of these materials by mail, you may complete, sign and return the enclosed proxy card or follow the instructions below to submit your proxy over the telephone or on the Internet. If you did not receive a printed copy of these materials by mail and are accessing them on the Internet, you may submit your proxy on the Internet or over the telephone, as described below.

Q:            What proposals will be voted on at the Adamis Special Meeting in connection with the Merger?

A:           Pursuant to the terms of the Merger Agreement, the following proposals must be approved by the requisite stockholder vote at the Adamis Special Meeting in order for the Merger to close:

●	Proposal 1, to approve the issuance of Adamis shares to the securityholders of DMK pursuant to the Merger Agreement, which will constitute more than 20% of the outstanding shares of Adamis common stock prior to the Effective Time of the Merger, pursuant to Nasdaq Listing 5635(a) and 5635(d).

●	Proposal 2, to adopt and approve a proposed amendment to our Restated Certificate of Incorporation authorizing the Adamis board of directors (the “Adamis Board” or the “Board”), in its sole discretion, to effect a reverse stock split of our outstanding shares of common stock, to occur at any time before August 31, 2023, and, if Proposal 1 is approved, before the closing of the Merger, at a reverse stock split ratio determined by the Board ranging from 1-for-2 to 1-for-100, with the final ratio anticipated to be determined before the Effective Time of the Merger as provided in the Merger Agreement, as described in this proxy statement.

Each of Proposals 1 and 2 is a condition to completion of the Merger. Proposal 1 is sometimes referred to herein as the “merger proposal” or the “Merger Proposal.” The proposed Merger and the issuance of Adamis shares in connection with the Merger will not take place unless Proposal 1 and Proposal 2 are approved by Adamis stockholders and the Merger is consummated; approval by the Adamis stockholders of Proposal 2, the proposed amendment to the Adamis Restated Certificate of Incorporation to effect a reverse stock split of Adamis’ issued and outstanding Adamis common stock, is required (in addition to approval of Proposal 1) in order for the proposed Merger to take place.

Both Proposal 1 and Proposal 2 must be approved to enable the Merger to proceed to a closing.

In addition to the requirement of obtaining Adamis stockholder approval, the closing of the merger is subject to the satisfaction or waiver of each of the other closing conditions set forth in the Merger Agreement. For a more complete description of the closing conditions under the Merger Agreement, please see the section titled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 119 of this proxy statement.

Q:           What proposals are to be voted on at the Adamis Special Meeting, other than the Merger proposal and the reverse stock split proposal?

A:           In addition to Proposals 1 and 2, at the Adamis Special Meeting, the Adamis stockholders will also be asked to consider the following proposals:

●	Proposal 3, to approve, on a non-binding basis, the compensation that may become payable to our named executive officers that is based on or otherwise relates to the proposed Merger transaction (such proposal sometimes referred to as the “merger-related compensation proposal”).

●	Proposal 4, to consider and act upon a proposal to approve, if necessary, an adjournment of the Adamis Special Meeting to solicit additional proxies in favor of Proposals 1 and 2 if there are insufficient votes at the time of the Special Meeting to adopt Proposal 1 and 2.

The merger-related compensation proposal described above is required to be included in this proxy statement by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable rules of the Securities and Exchange Commission, or SEC, issued thereunder. Stockholders should note, however, that none of our named executive officers will receive any additional cash or equity compensation based on or in connection with the closing of the transactions contemplated by the Merger Agreement. The approval of Proposals 3 and 4 are not a condition to the closing of the Merger. Such proposals, together with Proposals 1 and 2, are sometimes referred to collectively in this proxy statement as the “proposals,” the “Proposals” or the “Adamis Proposals.”

The presence, by accessing online or being represented by proxy, at the Adamis Special Meeting of the holders of a majority of in voting power of the outstanding shares of Adamis common stock and Adamis Series C Preferred, in the aggregate, and the holders of at least one-third of all issued and outstanding shares of Adamis common stock entitled to vote, on the Record Date will constitute a quorum.

Q:           What happens to Adamis if the merger is not ultimately completed?

A:           Adamis will have very limited cash resources, and if no alternate transaction can be negotiated and completed within a short period of time, which Adamis believes is very uncertain, it will likely be forced to reduce or suspend operations or file for federal bankruptcy protection or seek dissolution or liquidation proceedings. In that event, the creditors of Adamis would have first claim on the value of the assets of Adamis which, other than remaining cash, would most likely be liquidated in one or more transactions or a bankruptcy sale. Adamis can give no assurance as to the magnitude of the net proceeds of such a sale and whether such proceeds would be sufficient to satisfy Adamis’ obligations to its creditors, let alone to permit any distribution to its equity holders.

Having already taken substantial steps to reduce costs and explore options including sale of assets and the company as a whole, if the Merger is not approved, the company likely will be forced to reduce or suspend operations, file for bankruptcy or seek dissolution proceedings.

Q:           How can stockholders attend the Special Meeting; can I attend the meeting in person?

A:           The Special Meeting will be completely virtual and will be conducted via live webcast. You will be able to participate in the Special Meeting if you were a stockholder as of the close of business on the Record Date or hold a valid proxy for the Special Meeting. You will be able to listen to the Special Meeting, submit your questions during the Special Meeting, and vote during the live webcast of the Special Meeting by visiting www.virtualshareholdermeeting.com/ADMP2023 and entering the control number included on your proxy card, or in the instructions that accompanied your proxy materials. You will not be able to attend the meeting in person.

Q:           Who is entitled to vote at the virtual Special Meeting?

A:           Only stockholders of record holding Adamis common stock or Adamis Series C Preferred at the close of business on the Record Date are entitled to vote shares held by such stockholders on that date at the Special Meeting.

Q:           How many votes do I have?

A:           Each share of Adamis common stock that you own entitles you to one vote on each proposal properly brought before the Special Meeting. Each share of Adamis Series C Preferred is entitled to 1,000,000 votes with respect to both Proposal 2 and Proposal 4 and will vote with the Adamis common stock as a single class with respect to such proposals, provided, however, that such shares of Adamis Series C Preferred shall, to the extent cast, be voted in the same proportion as the aggregate shares of Adamis common stock (excluding any shares of Adamis common stock that are not voted) are voted on Proposal 2 or Proposal 4 (as applicable). The Adamis Series C Preferred is not entitled to vote on any other proposal or matter brought before the Special Meeting.

Q:           How do I vote or submit a proxy?

A:           Submit a Proxy by Mail: Stockholders of record that hold your stock in your own name) may sign and date the proxy card you receive and return it in the enclosed stamped, self-addressed envelope.

Submit a Proxy by Telephone or Internet: If you are a holder of record of shares, you can choose to submit a proxy by telephone or by Internet. You can submit a proxy by telephone by calling the toll-free telephone number on your proxy card. The website for submitting your proxy by Internet is http://www.proxyvote.com and it is also listed on the proxy card. Please have your proxy card handy when you call or go online. Telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m., Eastern Standard Time, on __________, 2023. If you hold your shares beneficially in street name, the availability of telephonic or Internet voting will depend on the voting process of your broker, trustee or other nominee. Please check with your broker, trustee or other nominee and follow the voting procedures your broker, trustee or other nominee provides to vote your shares.

Voting Via the Virtual Annual Special Meeting Website. To vote during the virtual Special Meeting, follow the instructions posted at www.virtualshareholdermeeting.com/ADMP2023.

If your shares are held in the name of a bank, broker, trustee or other nominee holder of record (i.e., in “street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Submitting a proxy by telephone and Internet generally will be offered to stockholders owning shares through most banks and brokers by following the instruction form provided to you by your broker, bank, trustee, or other nominee.

Because this vote is critical to the future of the company, please do not rely on your broker to vote on your behalf. Please return a proxy and vote to ensure that your vote will be represented at the Special Meeting.

If you submit a proxy to vote by telephone or on the Internet, you do not have to mail in your proxy card. Submitting a proxy by Internet and telephone is available 24 hours a day. Proxies submitted through the Internet or by telephone must be received by 11:59 p.m. (Eastern Standard Time) on __________, 2023.

The Company has retained Saratoga Proxy Consulting, LLC, a proxy solicitation firm, to assist in the solicitation of proxies and provide related advice and informational support. If you have any questions or need assistance voting your shares of Adamis common stock, please contact Saratoga Proxy Consulting, LLC, our proxy solicitor, by calling (212) 257-1311 or toll free at (888) 368-0379.

Q:           Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be Held on __________, 2023. Can I access the proxy materials electronically?

A:           Under the rules of the SEC, we have chosen to deliver proxy materials to stockholders under the “full set delivery option,” by providing paper copies of the Company’s full Proxy Statement and form of proxy. This Proxy Statement and the proxy card are available on the website: http://www.adamispharmaceuticals.com. The information on this website, other than this Proxy Statement, is not part of this Proxy Statement.

Q:           Can I change my vote or revoke my proxy?

A:           Yes. You may change your vote or revoke your proxy at any time prior to the taking of the vote at the virtual Special Meeting. If you submitted your proxy by mail, you must (a) file with the Corporate Secretary of the Company a properly executed written notice of revocation or (b) timely deliver a valid later-dated proxy, or attend and vote at the Special Meeting. If you submitted your proxy by telephone or Internet, you may change your vote or revoke your proxy with a later submitted telephone or Internet proxy. Attendance at the virtual Special Meeting will not have the effect of revoking a proxy, unless you give written notice of revocation to the Corporate Secretary of the Company or vote at the virtual Special Meeting. The method by which you vote by proxy will in no way limit your right to vote at the Special Meeting if you decide to attend the virtual Special Meeting. If your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the Special Meeting. If an Adamis stockholder who owns Adamis shares in “street name” has instructed a broker to vote its shares of Adamis common stock, the stockholder must follow directions received from its broker to change those instructions.

Q:           How are proxies voted? What if I return a proxy card or otherwise vote but do not make specific choices?

A:           All valid proxies received prior to the Special Meeting will be voted. All shares represented by a proxy will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. If you return a signed and dated proxy card or otherwise validly submit a proxy without marking voting selections, your shares will be voted, as applicable, “FOR” the issuance of Adamis securities pursuant to the Merger transaction as described in Proposal 1, and “FOR” Proposals 2, 3 and 4. If any other matter is properly presented at the Special Meeting, your proxy holder (one of the individuals named on your proxy) will vote your shares using his or her best judgment.

Q:           How are proxies being solicited?

A:           In addition to mailing proxy solicitation materials, our directors and employees may also solicit proxies at the Special Meeting via live webcast, via the Internet, by telephone or by other electronic means of communication we deem appropriate. Additionally, we have retained Saratoga Proxy Consulting, LLC, a proxy solicitation firm, to assist us in the proxy solicitation process.

Q:           Do Adamis Stockholders have appraisal or dissenters’ rights?

A:           None of applicable Delaware law, the Company’s Restated Certificate of Incorporation, or the Bylaws, provide for appraisal or other similar rights for Adamis stockholders in connection with any of the proposals set forth in this Proxy Statement. Accordingly, Adamis stockholders will have no right to demand appraisal and obtain payment for their Adamis shares in connection with the proposals. Stockholders of DMK may have dissenter’s rights under the New Jersey Business Corporation Act, or NJBCA, and if applicable, then DMK stockholders who pursue and perfect their dissenters’ rights under the NJBCA law will have appraisal rights in connection with the Merger.

Q:           What constitutes a quorum?

A:           The presence at the Special Meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of Adamis common stock and Adamis Series C Preferred, in the aggregate, and the holders of at least one-third of all issued and outstanding shares of Adamis common stock entitled to vote, on the Record Date will constitute a quorum. On the Record Date, there were [●] outstanding shares of Adamis common stock, and 3,000 shares of Adamis Series C Preferred outstanding with such shares of Adamis Series C Preferred having a total of 3,000,000,000 votes. Thus, the presence of (i) the holders of Adamis common stock and Adamis Series C Preferred holding at least [●] votes and (ii) holders of at least [●] shares of Adamis common stock will be required to establish a quorum. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Special Meeting. If a quorum is not present, the Special Meeting may be adjourned, including by the Chair of the Meeting without action of the stockholders at the Special Meeting, to another place, if any, date or time.

Q:           What happens if the Special Meeting is postponed or adjourned?

A:           If the Special Meeting is postponed or adjourned, your proxy will remain valid and may be voted when the Special Meeting is convened or reconvened. You may change or revoke your proxy until it is voted.

Q:           What vote is required to approve each item?

A:           For Proposal 1 to approve the issuance of Adamis shares pursuant to the Merger Agreement and the proposed Merger, assuming that a quorum is present, the affirmative vote of holders of a majority of the votes represented by shares of Adamis common stock cast either in person or represented by proxy at the Special Meeting will be required. For this proposal, broker non-votes, if any, and a properly marked “ABSTAIN” with respect to any such matter will not be voted “for” or “against,” and will not be counted as a vote cast for purposes of determining the number of votes cast with respect to such proposals. Accordingly, broker non-votes and abstentions will not be considered as a vote cast with respect to such matters.

For Proposal 2 to adopt and approve the reverse stock split proposal, the affirmative vote of holders of a majority of the combined voting power of the outstanding shares of Adamis common stock and Adamis Series C Preferred entitled to vote on the proposal, voting together and counted as a single class, on the Record Date will be required. Abstentions and broker non-votes are not counted in determining the number of shares of Adamis common stock voted for or against Proposal 2. The votes of the Adamis Series C Preferred on Proposal 2 will mirror votes cast by holders of Adamis common stock, without regard to abstentions or broker non-votes by holders of Adamis common stock. Because the voting standard for Proposal 2 is a majority of the combined voting power of the outstanding shares of Adamis common stock and Adamis Series C Preferred entitled to vote on the proposal, voting together and counted as a single class, abstentions and broker non-votes will, in one sense, have the effect of a vote “AGAINST” the proposal. However, as further discussed under “Will choosing not to vote my shares have the same effect as casting a vote against the Reverse Stock Split Proposal 2,” because the Adamis Series C Preferred Stock has 1,000,000 votes per share on the reverse stock split proposal (Proposal 2) and such votes must be counted by the Company in the same proportion as the aggregate shares of Adamis common stock voted on Proposal 2 at the Special Meeting, the failure of a share of Adamis common stock to be voted on Proposal 2 will not have such an impact on the outcome of the vote.

For the advisory merger-related consideration Proposal 3, assuming that a quorum is present, the affirmative vote of holders of a majority of the votes represented by shares of Adamis common stock cast either in person or represented by proxy at the Special Meeting will be required. For this proposal, as well as Proposal 1, broker non-votes, if any, and a properly marked “ABSTAIN” with respect to any such matter will not be voted “for” or “against,” and will not be counted as a vote cast for purposes of determining the number of votes cast with respect to such proposals. Accordingly, broker non-votes and abstentions will not be considered as a vote cast with respect to such matters.

For Proposal 4 to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt Proposals 1 and 2, the affirmative vote of holders of a majority of the votes cast either in person or represented by proxy at the Special Meeting by holders of Adamis common stock and Series C Preferred entitled to vote on the proposal, voting together and counted as a single class, will be required.

Q:           Will choosing not to vote my shares have the same effect as casting a vote against the Reverse Stock Split Proposal 2 or Proposal 4?

A:          No. If you prefer that Proposal 2 (the reverse stock split proposal) or Proposal 4 (adjournment) not be approved, you should cast your vote against the proposal. Approval of the reverse stock split Proposal 2 requires the affirmative vote of holders of a majority of the combined voting power of the outstanding shares of Adamis common stock and Series C Preferred entitled to vote on the proposal, voting together and counted as a single class, assuming a quorum is present. Since the Adamis Series C Preferred has 1,000,000 votes per share on the reverse stock split Proposal 2 and on Proposal 4 and such votes must be counted by the Company in the same proportion as the aggregate shares of Adamis common stock that are voted on the reverse stock split Proposal 2 or Proposal 4 (as applicable), the failure of a share of Adamis common stock to be voted will effectively have no impact on the outcome of the vote. However, shares of Adamis common stock voted against Proposal 2 or Proposal 4 will have the effect of causing the proportion of Adamis Series C Preferred voted against the proposal to increase accordingly, and vice versa.

Q:           How do I vote if I hold my shares in “street name”?

A:          If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares, and the Notice or these proxy materials were sent directly to you by the Company.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and the Notice or these proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Your bank or broker may permit you to vote your shares electronically by telephone or on the Internet. A large number of banks and brokerage firms participate in programs that offer telephone and Internet voting options. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may vote those shares electronically by telephone or on the Internet by following the instructions set forth on the voting form provided to you by your bank or brokerage firm.

These Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to submit proxies to vote their shares and confirm that stockholders’ votes have been recorded properly. Stockholders submitting a proxy via telephone or the internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the stockholder using such services. Also, please be aware that the Company cannot take responsibility for any access, Internet or telephone service interruptions that may occur or any inaccuracies, erroneous or incomplete information that may appear.

Q:           What happens if I do not instruct my broker how to vote on the proxy?

A:           If you do not instruct your broker how to vote, your broker may, but is not obligated to, and might not, vote your shares for you at his or her discretion on “routine” matters. Because this vote is critical to the future of the company, please do not rely on your broker to vote on your behalf. Please return a proxy to ensure that your vote will be represented at the Special Meeting.

Q:           May I attend the Special Meeting if I hold my shares in “street name”?

A:           As the beneficial owner of shares, you are invited to attend the virtual Special Meeting. If you are not a record holder, however, you may not vote your shares at the Special Meeting, unless you obtain a proxy, executed in your favor, from the record holder of your shares.

Q:           What are the recommendations of the Board?

A:           The Board unanimously recommends that the stockholders vote:

●	FOR Proposal 1 to approve the issuance of shares of Adamis common stock and Series E Preferred pursuant to the Merger and the Merger Agreement;

●	FOR Proposal 2 to approve the proposed reverse stock split of our outstanding shares of Adamis common stock;

●	FOR non-binding advisory Proposal 3, to approve the merger-related compensation proposal; and

●	FOR Proposal 4 allowing the proxy holders to vote in favor of adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to adopt Proposal 1 and 2.

With respect to any other matter that properly comes before the Special Meeting, the proxies will vote as recommended by the Board or, if no recommendation is given, in their own discretion based on their best judgment in accordance with Rule 14a-4(c).

Q:           What will DMK stockholders and option holders receive in the merger?

A:           DMK stockholders will receive shares of Adamis common stock and, in some instances, shares of Series E Preferred, and outstanding and unexercised options to purchase shares of DMK common stock will be assumed by Adamis and will be converted into an option to purchase shares of Adamis common stock, with appropriate adjustments to the number of shares subject to such options and the exercise prices of the options, in light of the exchange ratio in the Merger, and Adamis will assume the DMK Stock Plan.

For a more complete description of the treatment of DMK common stock and DMK options in the merger, please see the sections titled “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Treatment of DMK Stock Options” beginning on pages 111 and 114, respectively, of this proxy statement.

Q:           Will the common stock of the combined company trade on an exchange?

A:           Shares of Adamis common stock are currently listed on the Nasdaq Capital Market under the symbol “ADMP.” On December 28, 2022, we were notified by the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) that, based upon our non-compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Rule”) as of December 27, 2022, our common stock was subject to delisting unless we timely requested a hearing before the Nasdaq Hearings Panel (the “Panel”). We timely requested a hearing before the Panel, and a hearing was held on February 16, 2023. On February 21, 2023, the Staff notified us that the Panel has granted our request for continued listing of our common stock on the Nasdaq Stock Market and an extension until June 26, 2023 (the “Compliance Period”) to regain compliance with the continued listing requirements for The Nasdaq Capital Market, including the minimum $1.00 bid price requirement of Nasdaq Listing Rule 5500(a)(2) (the “Rule”). The extension granted by the Panel is subject to our timely undertaking certain corporate actions during the Compliance Period, including without limitation holding a Special Meeting of stockholders to obtain approval for a reverse stock split of our common stock, and effecting a reverse stock split, if required, in order to achieve a closing minimum bid price of $1.00 or more per share for a minimum of ten consecutive trading sessions during the Compliance Period. The notice indicated that June 26, 2023, represents the full extent of the Panel’s discretion to grant continued listing while it is non-compliant, and that the Panel reserved the right to reconsider the terms of the exception. We intend to diligently work to take the actions required to satisfy the terms of the Panel’s extension and regain compliance with the Rule, and the reverse stock split Proposal 2 is critical to our ability to regain compliance with the Rule and for continued listing of the Common Stock on the Nasdaq Capital Market; however, there can be no assurance that we will be able to take the actions required to comply with the terms of the Panel’s extension and regain compliance with the Rule within the extension period granted by the Panel. In addition, the continued listing of the Adamis common stock on the Nasdaq Capital Market is one of the closing conditions under the Merger Agreement.

The basis on which the Nasdaq Panel granted us an extension to regain compliance with the Nasdaq listing rules was to allow time for us to enter into the Merger Agreement and approve a reverse stock split. Without the ability to regain compliance by way of a reverse stock split, it is very unlikely the company will remain listed on Nasdaq.

Q:           Who will be the directors of the combined company immediately following the merger?

A:           Immediately following the merger, the combined company’s board of directors will be composed of five members, consisting of (i) three of the current Adamis independent board members, and (ii)  Ebrahim “Eboo” Versi, M.D., Ph.D., who is the chief executive officer of DMK and will serve as chief executive officer of the combined company and Chair of the Board, and Jannine Versi, who is currently a director of DMK.

Q:           Who will be the executive officers of the combined company immediately following the merger?

A:           Immediately following the merger, the executive management team of the combined company is expected to consist of members of the Adamis executive management team and members of the DMK executive management team prior to the merger, including:

Name	Title
Ebrahim “Eboo” Versi, M.D., Ph.D.	Chief Executive Officer and Director
David J. Marguglio	President, Chief Operating Officer and Secretary
David C. Benedicto	Chief Financial Officer

Q:           What risks should I consider in deciding whether to vote in favor of the merger?

A:           You should carefully review the section titled “Risk Factors” beginning on page 29 of this proxy statement and any documents incorporated by reference herein, which set forth certain risks and uncertainties related to the merger, and risks and uncertainties to which Adamis, DMK and the combined company’s business are and will be subject.

Q:           When do you expect the merger to be consummated?

A:           The merger is anticipated to close before the end of the second quarter of 2023, but the exact timing cannot be predicted. For more information, please see the section titled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 119 of this proxy statement. We must first obtain the necessary approvals, including, but not limited to, the approval of our stockholders of certain matters, and satisfy the closing conditions described in the Merger Agreement. We cannot assure you as to if or whether all the closing conditions to the merger will be met nor can we predict the exact timing of the closing of the merger. It is possible we will not complete the merger.

Q:           Should I send in my stock certificates now?

A:           No. If Adamis Proposal 2 is approved and the reverse stock split of Adamis common stock is effected, record owners of Adamis common stock will receive written instructions from Adamis or its transfer agent for exchanging their certificates representing pre-reverse stock split shares of Adamis common stock. If you are a DMK stockholder, after the merger is consummated you will receive written instructions from Adamis or its exchange agent for exchanging your certificates representing shares of DMK capital stock for certificates (or book-entry uncertificated entries) representing shares of Adamis common stock.

Q:           What are broker non-votes and do they count for determining a quorum? If my Adamis shares are held in “street name” by my broker, will my broker vote my shares for me?

A:           Generally, a “broker non-vote” occurs when a broker submits a proxy card with respect to shares held in street name on behalf of a beneficial owner but does not vote on a particular proposal because the nominee does not have or did not exercise discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. These un-voted shares are counted as broker non-votes. If you hold shares beneficially in street name and do not provide your broker or other agent with voting instructions, the broker might not vote your shares on any proposals, or your shares may constitute “broker non-votes.” Broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Adamis Special Meeting. Broker non-votes will not be counted as votes cast “FOR” or “AGAINST” any proposal, but will be counted in determining whether there is a quorum for the Special Meeting. Broker non-votes will not be considered as votes cast by the holders of Adamis common stock present or represented by proxy at the Adamis Special Meeting, and will therefore not have any effect with respect to Proposals 1, 3, and 4. Broker non-votes, if any, will have the effect of an “Against” vote with respect to Proposal 2, subject to the consideration discussed above under the question, “Will choosing not to vote my shares have the same effect as casting a vote against the Reverse Stock Split Proposal 2 or Proposal 4?”. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

If you do not give instructions to your bank or broker, it may vote on matters that are considered to be “routine” under applicable stock exchange rules but will not be permitted to vote your shares with respect to “non-routine” items. Rulings on proposals are made pursuant to rules and interpretations governing the conduct of brokerage firms rather than rules that apply directly to the Company. However, we believe that under the applicable rules, the reverse stock split proposal (Proposal 2), and the proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt Proposals 1 and 2 (Proposal 4), are considered routine matters, while the proposal to approve the issuance of Adamis securities in the proposed Merger (Proposal 1), and the non-binding advisory merger-related consideration proposal (Proposal 3) are non-routine matters. We strongly encourage you to submit your voting instructions and exercise your right to vote as a stockholder.

Q:           Who is paying for this proxy solicitation?

A: This solicitation is made by Adamis. We will bear the expenses of soliciting proxies and the cost of preparing, printing, assembling and mailing all proxy materials that may be sent to our stockholders in connection with this solicitation. Arrangements will also be made with brokerage houses, other custodians, nominees and fiduciaries, to forward soliciting material to the beneficial owners of Adamis common stock held by such persons. We will reimburse such persons for reasonable out-of-pocket expenses incurred by them. In addition to the solicitation of proxies by use of the mails, In addition, officers and regular employees of ours may solicit proxies without additional compensation, by telephone or facsimile transmission. In addition, Saratoga Proxy Consulting, LLC, a proxy solicitation firm, has been engaged to assist in the solicitation of proxies and provide related advice and informational support, for a service fee, estimated to be approximately $25,000, plus reimbursement of certain expenses and certain other charges. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding proxy and solicitation materials to stockholders. If you have any questions or need assistance voting your shares of Adamis common stock, please contact Saratoga Proxy Consulting, LLC, our proxy solicitor, by calling (212) 257-1311 or toll free at (888) 368-0379.

Q:           What are the material U.S. federal income tax consequences of the merger to holders of Adamis capital stock?

A:           Adamis stockholders will not sell, exchange or dispose of any shares of Adamis common stock as a result of the Merger. Thus, Adamis believes that there will be no material U.S. federal income tax consequences to Adamis stockholders as a result of the Merger.

Q:           What are the material U.S. federal income tax consequences of the reverse stock split to holders of Adamis common stock?

A:          A holder of Adamis common stock generally should not recognize gain or loss upon the reverse stock split, except to the extent such holder receives cash in lieu of a fractional share of Adamis common stock, and subject to the discussion in the section titled “Matters Being Submitted to a Vote of Adamis Stockholders—Proposal 2: Approval of the Amendment to Restated Certificate of Incorporation of Adamis to Effect the Reverse Stock Split—Material U.S. Federal Income Tax Consequences of the Reverse Stock Split.” Please review the information in that section for a more complete description of the material U.S. federal income tax consequences of the reverse stock split to holders of Adamis common stock.

Q:           Who can help answer my questions? Where can I find more information?

A:           If you are an Adamis stockholder and you have questions about the merger or related matters, including the procedures for voting your shares, you should contact Saratoga Proxy Consulting, LLC, our proxy solicitor, by calling (212) 257-1311 or toll free at (888) 368-0379.

SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

Meeting Information and Availability of Proxy Materials
Date and Time: [_______], [__________], 2023, at 10:00 a.m., Pacific Time Place: Via live audio webcast at www.virtualshareholdermeeting.com/ADMP2023 Record Date: Close of business on [_______], 2023

How to Submit Your Proxy

We encourage you to submit your proxy in advance of the meeting. You may submit your proxy using one of the following voting methods. Make sure to have your proxy card or voting instruction form in hand and follow the instructions.

You may in the following ways:

Voting Matters:	Our Board’s Recommendations	Submit a proxy via the internet
Proposal 1: Approve the issuance of shares of Adamis common stock and Series E Preferred pursuant to the Merger Agreement between Adamis and DMK (page 125)	FOR	Go to http://www.proxyvote.com
Proposal 2: Adopt and approve a proposed amendment to our Restated Certificate of Incorporation authorizing the Board to effect a reverse stock split before the Effective Time of the proposed Merger and at any time until August 31, 2023 (page 126)	FOR	Submit a proxy by telephone Stockholders of record may submit a proxy by calling the toll-free telephone number on your proxy card.
Proposal 3: To approve, on a non-binding basis, the compensation that may become payable to our named executive officers that is based on or otherwise relates to the Merger (page 140)	FOR	Submit a proxy by mail Stockholders of record may sign and date the proxy card you receive and return it in the enclosed stamped, self-addressed envelope.
Proposal 4: Approve, if necessary, an adjournment of the Adamis Special Meeting if there are not sufficient votes to approve Proposals 1 and 2 at the time of the Special Meeting (page 142)	FOR	Beneficial Holders Follow the voting instructions set forth on the voting instruction form provided by your broker or other nominee with these proxy materials.

The following summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the merger and the other proposals being considered at the Adamis Special Meeting, you should carefully read this entire proxy statement, including the Merger Agreement attached as Annex A to this proxy statement, and the other documents to which you are referred in this proxy statement. For purposes of this proxy statement, the term “Merger Agreement” will refer to the Agreement and Plan of Merger and Reorganization dated as of February 24, 2023, and entered into by and among Adamis, Merger Sub, and DMK, a copy of which is attached as Annex A to this proxy statement, as the same may be amended.

The Companies

Adamis Pharmaceuticals Corporation
11682 El Camino Real, Suite 300
San Diego, CA 92130

(858) 997-2400

Adamis is a specialty biopharmaceutical company focused on developing and commercializing products in various therapeutic areas, including opioid overdose, allergy, respiratory and inflammatory disease. Adamis’ common stock is quoted on the Nasdaq Capital Market under the symbol “ADMP.” Our commercial products include:

●	SYMJEPI (epinephrine) Injection 0.3mg, which was approved by the U.S. Food and Drug Administration, or FDA, in 2017 for use in the emergency treatment of acute allergic reactions, including anaphylaxis, for patients weighing 66 pounds or more;

●	SYMJEPI (epinephrine) Injection 0.15mg, which was approved by the FDA in September 2018, for use in the treatment of anaphylaxis for patients weighing 33-65 pounds; and

●	ZIMHI (naloxone HCL Injection, USP) 5 mg/0.5 mL, which was approved by the FDA in October 2021 for the treatment of opioid overdose.

The above products are commercially distributed and sold in the United States through the Company’s distribution partner, USWM, LLC, or US WorldMeds.

DMK Pharmaceuticals Corporation
50 Division Street, Suite 501
Somerville, NJ 08876

(908) 470-2914

DMK Pharmaceuticals is a private, clinical stage neuro-biotechnology company focused on developing novel therapies for central nervous system disorders. In addition to its lead clinical stage compound, which is being developed to treat opioid use disorder (“OUD”), DMK is developing new assets with novel mechanisms of action to treat other important neuro-based conditions where DMK believes patients are currently underserved.

DMK believes that its technology is at the forefront of endorphin-inspired drug design. DMK is developing mono, bi- and tri-functional small molecules that simultaneously modulate critical networks in the nervous system with the goal of creating treatments that are efficacious, safe, and tolerable. DMK has a library of high value, first-in-class compounds and a differentiated product candidate pipeline that could address several unmet medical needs by taking the novel approach to integrate with the body’s own efforts to regain balance of disrupted physiology. By designing small molecule analogs of neuropeptides, one or multiple receptors can be targeted by a single molecule to support a transition back to a balanced neurophysiological state.

Since DMK’s inception, its development programs have been largely financed by non-dilutive funding from the government and non-governmental organizations. DMK’s lead clinical stage product candidate, DPI-125, is being studied as a potential novel treatment for OUD. DMK also plans to develop the compound for the treatment of moderate to severe pain, where it could potentially offer a superior safety profile with lower addiction risk than currently marketed opioids (pain killers) and hence help prevent opioid addiction. DMK’s other product candidates include DPI-221 being developed for treating bladder control problems and DPI-289 being developed for treating severe end stage Parkinson’s disease.

Aardvark Merger Sub, Inc.
11682 El Camino Real, Suite 300
San Diego, CA 92130

(858) 997-2400

Aardvark Merger Sub, Inc. is a Delaware corporation and a direct wholly-owned subsidiary of Adamis. Aardvark Merger Sub does not conduct any business. In the merger, DMK will merge into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of Adamis.

The Merger

A copy of the Merger Agreement is attached as Annex A to this proxy statement. Adamis encourages you to read the entire Merger Agreement carefully because it is the principal document governing the Merger. Adamis expects the Merger to be consummated before the end of the second quarter of 2023, subject to the satisfaction of applicable conditions. Based on the closing price of the Adamis common stock of approximately $0.12 per share on March 28, 2023, and the provisions in the Merger Agreement concerning determining the exchange ratio as defined in the Merger Agreement and the number of shares to be issued to DMK stockholders pursuant to the Merger, we estimate that holders of Adamis common stock and DMK common stock immediately before the Effective Time of the Merger would own, immediately after the Effective Time of the Merger, approximately 89% and 11%, respectively, of the outstanding shares of common stock of the Company immediately after the Effective Time, and certain stockholders of DMK would also receive shares of Series E Preferred convertible into additional shares of Adamis common stock, subject to beneficial ownership limitations on the ability to convert such shares and the voting power of such shares of Series E Preferred, and excluding shares issuable upon exercise or conversion of outstanding Adamis options (including DMK options assumed by Adamis pursuant to the Merger Agreement), warrants and other convertible securities, as described in more detail in the section titled “The Merger Agreement—Merger Consideration” beginning on page 111 of this proxy statement. These percentages are estimates, are subject to certain assumptions and are subject to potential adjustment prior to the closing of the Merger, including as a result of changes in the market price of the Adamis common stock between the date set forth above and the trading days preceding the Effective Time of the Merger, and changes in the number of outstanding shares of Adamis common stock. As a result, Adamis stockholders and DMK stockholders could own a greater, or a lesser, percentage of the outstanding shares of the combined company immediately after the Effective Time of the Merger than the estimates set forth above. The Merger Agreement also provides that in all events, if the calculation of the exchange ratio as provided in the Merger Agreement would result in the holders of Adamis common stock immediately before the Effective Time owning less than the Adamis Percentage Threshold, which is 50.1% of the aggregate of (i) the number of shares of Adamis common stock held by such stockholders immediately after the Effective Time, plus (ii) the number of shares of Adamis common stock issuable to the DMK stockholders pursuant to the exchange ratio as calculated pursuant to the Merger Agreement (determined on an as-converted basis including shares issuable upon conversion of the Series E Preferred without regarding to beneficial ownership limitations), plus (iii) the number of shares of Adamis common stock that are issuable upon exercise of DMK stock options assumed by Adamis pursuant to the Merger Agreement, then the number of shares constituting the Merger Consideration (determined on an as-converted basis including with respect to Series E Preferred issued pursuant to the Merger) will be a number such that the stockholders of Adamis holding shares of Adamis common stock immediately before the Effective Time hold a number of shares of Adamis common stock immediately after the Effective Time equal to the Adamis Percentage Threshold.

Reasons for the Merger

(see page 68)

Adamis anticipates that the combined company resulting from the merger will be a biopharmaceutical company with several existing products and product candidates. Adamis believes that the combined company will have the following potential advantages:

●	Existing Sales and Product Line. The combined company will have an existing line of prescription products, including Adamis’ SYMJEPI and ZIMHI products.

●	Additional Product Candidates. The combined company will have a number of additional product candidates in the fields of opioid use disorder, acute and chronic pain, bladder control, Parkinson’s disease, and a proprietary library of more than 750 small molecules from which to develop additional product candidates.

●	Intellectual Property Rights for Additional Product Candidates. The combined company will have a portfolio of intellectual property that may protect product candidates targeted at a variety of fields and indications, which if successfully developed are expected to address significant markets.

●	Management Team. The combined company will be led by experienced senior management from Adamis and DMK and a board of directors with representation from each of Adamis and DMK.

For a more complete description of the factors on which the Adamis board of directors based its decision to approve the issuance of Adamis shares to DMK stockholders in connection with the merger and the other Adamis Proposals discussed in this proxy statement, please see the section entitled “The Merger—Adamis’ Reasons for the Merger” in this proxy statement.

Opinion of Raymond James & Associates, Inc.

(see page 78)

At the meeting of the Adamis board of directors on February 24, 2023, Raymond James & Associates, Inc. (“Raymond James”), financial advisor to Adamis, provided its oral opinion to the Adamis board of directors to the effect that subject to various assumptions, qualifications and limitations, as of that date the Exchange Ratio was fair, from a financial point of view, to Adamis. The full text of the written opinion of Raymond James, which sets forth the assumptions made, procedures followed, other matters considered and limitations on the review undertaken in rendering its opinion, is attached as Annex D to this proxy statement and is incorporated herein by reference. Adamis urges its stockholders to read the opinion in its entirety. Raymond James’ written opinion is addressed to the Adamis board of directors, is directed only to the Exchange Ratio in the Merger Agreement, and does not constitute a recommendation to any stockholder as to how to vote with respect to the proposed Merger or to take any action in connection with the Merger or otherwise. The summary of the opinion of Raymond James set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

Overview of the Merger Agreement

(see page 111)

Merger Consideration

(see page 111)

If the Merger is completed, DMK will merge with and into Merger Sub, and Merger Sub will survive the merger as a wholly-owned subsidiary of Adamis. The Merger Agreement provides that at the Effective Time of the Merger, each share of common stock of DMK (other than dissenting shares, if any) will generally be converted into the right to receive a number of shares of Adamis common stock equal to the exchange ratio as defined in the Merger Agreement and described in this proxy statement; however, if a DMK shareholder’s receipt of such shares would result in the shareholder’s beneficial ownership of Adamis common stock exceeding a certain percentage limit specified in the Merger Agreement, then the shareholder will, in lieu of receiving shares of Adamis common stock in excess of such beneficial ownership limit, receive shares of Adamis Series E Preferred that are generally convertible into the number of shares of Adamis common stock that the stockholder would have been entitled to receive in excess of such beneficial ownership limit, but that are subject to certain beneficial ownership limitations on conversion and voting rights. The number of shares of Adamis common stock that will be issuable (including upon conversion of shares of Series E Preferred issuable in the transaction without regard to beneficial ownership conversion limitations) to holders of outstanding shares of DMK common stock (other than holders, if any, of dissenting shares) will be determined by dividing $27,000,000 by the average closing prices of the Adamis common stock for the five trading days ending one trading day before the Effective Time (adjusted to give effect to the reverse stock split of the Common Stock); and the exchange ratio will be determined by dividing such number of shares by the number of outstanding DMK shares of common stock immediately before the Effective Time. Notwithstanding the foregoing, the Merger Agreement also provides that if the foregoing calculation of the total number of shares of Adamis common stock issuable to DMK stockholders (including shares issuable upon conversion of the Series E Preferred without regarding to beneficial ownership conversion limitations) would result in the holders of Adamis common stock immediately before the Effective Time owning less than a majority of the total number of post-merger outstanding shares of Adamis common stock (including shares issuable upon exercise of assumed DMK stock options) after the Effective Time (the “Adamis Percentage Threshold”), then the number of Adamis shares issuable to the DMK stockholders pursuant to the Merger (and with respect to the Series E Preferred determined on an as-converted basis) will be a number such that the holders of Adamis common stock immediately before the Effective Time hold a number of shares of Adamis common stock immediately after the Effective Time equal to the Adamis Percentage Threshold.

Before the Effective Time of the Merger, Adamis will effect a reverse stock split of the outstanding shares of its Common Stock, in a ratio between 1-for-2 and 1-for-100, as determined by the Adamis Board.

For a more complete description of the Merger Consideration to be issued by Adamis, please see the section entitled “The Merger Agreement” in this proxy statement.

Treatment of DMK Options

(see page 114)

In connection with the Merger, each outstanding stock option of DMK immediately before the consummation of the merger and the closing will be assumed by Adamis and will become an option to purchase or acquire shares of common stock of Adamis, with the number of shares subject to the option and exercise prices proportionately adjusted based on the exchange ratio in the merger. Pursuant to the Merger Agreement and the Merger, Adamis will also assume the DMK Stock Plan. For a more complete description of the treatment of DMK options, warrants, purchase rights, and convertible securities, please see the section entitled “The Merger Agreement—Treatment of DMK Stock Options” in this proxy statement.

Treatment of Adamis Stock Options, Warrants and Restricted Stock Units

(see page 98)

Each option to purchase Adamis common stock or restricted stock unit that is outstanding and unexercised immediately prior to the Effective Time of the Merger will continue according to its terms following the consummation of the Merger, subject to adjustments to account for the effect of the proposed reverse stock split prior to the closing of the Merger. Outstanding warrants to acquires shares of Adamis common stock will generally remain outstanding after the Merger, with appropriate proportionate adjustments to the number of shares subject to such warrants and the exercise prices of such warrants based on the reverse stock split ratio. Holders of certain of the Company’s outstanding warrants may have the right to require Adamis to repurchase such warrants following the closing of the Merger at a price described in the warrants.

Employee Benefit Matters

(see page 117)

Under the terms of the Merger Agreement, DMK employees are expected to continue in their existing benefit plans until such time as the combined company transitions such employees to employee benefit plans and programs maintained by Adamis for its employees.

No Solicitation by Adamis and DMK

(see page 117)

Both DMK and Adamis are prohibited by the terms of the Merger Agreement from soliciting, initiating, knowingly encouraging, inducing or facilitating the making, submission or announcement of any acquisition proposal (as defined in the Merger Agreement) or taking any action that would reasonably be expected to lead to an acquisition proposal. Adamis may, however, provide information and take certain other actions in response to certain kinds of acquisition inquiries or acquisition proposals in certain circumstances.

Conditions to Completion of the Merger

(see page 119)

Adamis and DMK are required to complete the Merger only if certain customary conditions are satisfied or waived, including, without limitation:

●	approval of Adamis Proposals 1 and 2 by the Adamis stockholders and approval of the Merger, the Merger Agreement and related matters by the DMK stockholders;

●	accuracy of the respective representations and warranties of Adamis and DMK, subject to exceptions that would not have a material adverse effect on the business of Adamis and DMK, considered together;

●	the directors and officers of Adamis and Merger Sub that are identified in the Merger Agreement shall have resigned their positions with Adamis or Merger Sub before or effective upon the closing date of the Merger, and the persons identified in the Merger Agreement shall be appointed and/or elected as directors or officers (as the case may be) of Adamis as the combined company; and

●	compliance in all material respects by Adamis and DMK with their respective covenants and obligations in the Merger Agreement, except where noncompliance would not have a material adverse effect on the combined company.

Termination

(see page 122)

The Merger Agreement may be terminated by either party only under certain circumstances, including, among others (further described in the section entitled “The Merger Agreement—Termination” below):

●	by mutual written consent duly authorized by the board of directors of each of Adamis and DMK;

●	by Adamis or DMK if the merger has not been consummated by June 30, 2023 (the “Outside Date”), but this right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any material obligation of the Merger Agreement or other material breach of the Merger Agreement has been the cause of, or resulted in, the failure of the merger to be completed by such date;

●	by Adamis or DMK if a court of competent jurisdiction or any governmental entity having authority with respect thereto has issued a final and nonappealable order, decree or ruling or taken any other action that permanently restricts, restrains, enjoins or otherwise prohibits the merger, and the parties shall have used commercially reasonable efforts to resist, resolve or lift, as applicable, such judgment, injunction, order or decree;

●	by Adamis or DMK if (i) the Adamis stockholders meeting shall have been held and completed and Adamis’ stockholders shall have taken a final vote on Proposals 1 and 2, and (ii) any of Proposal 1 or Proposal 2 described in this proxy statement shall not have been approved or adopted at Adamis stockholders meeting by the required vote of the Adamis stockholders; provided, however, that the right to terminate the Merger under this provision shall not be available to Adamis where the failure to obtain the required Adamis stockholder vote shall have been caused by the action or failure to act of Adamis and such action or failure to act constitutes a breach by Adamis of the Merger Agreement;

●	by DMK if (i) there shall have occurred a change in the Adamis board recommendation regarding the merger transaction, (ii) Adamis shall have failed to hold the Adamis stockholder meeting within 60 days after the definitive proxy statement is filed with the SEC (subject to certain exceptions), (iii) Adamis or any of its subsidiaries or representatives shall have failed to comply with the no-solicitation covenants in the Merger Agreement in any material respect, or (iv) Adamis shall have delivered a notice of superior proposal to DMK;

●	by Adamis if (i) DMK or any of its subsidiaries or representatives shall have failed to comply with the no-solicitation covenants in the Merger Agreement in any material respect, or (ii) DMK or any of its representatives changes the DMK board recommendation regarding the merger transaction or does not convene the DMK stockholders meeting;

●	by DMK or Adamis, as applicable, upon a upon a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement, or if any representation or warranty of the other party shall have become inaccurate, in either case such that the closing conditions concerning accuracy of such other party’s representations and warranties and compliance with covenants would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in the other party’s representations and warranties or breach by the other party is curable by the other party, then the Merger Agreement will not terminate as a result of such particular breach or inaccuracy until the earliest of (i) the Outside Date; (ii) the expiration of a 30 day period commencing upon delivery of written notice from DMK or Adamis, as applicable, to the other party of such breach or inaccuracy; and (iii) the other party ceasing to exercise commercially reasonable efforts to cure such breach (and the Merger Agreement will not terminate pursuant to the above provisions as a result of such particular breach or inaccuracy if such breach by the other party is cured before such termination becoming effective); and

●	by Adamis if Adamis intends to enter into an agreement with respect to a superior proposal in compliance with its no solicitation covenants in the Merger Agreement.

Support Agreement

(see page 124)

Versi Group, LLC (“Versi Group”), of which Dr. Versi, the chief executive officer of DMK, is the manager and a member and Jannine Versi is the trustee of a member, and which will sometimes be referred to collectively in this proxy statement as the “Principal DMK Stockholder,” has entered into a support agreement with Adamis and DMK pursuant to which, among other things, such stockholder agreed, solely in the capacity as a DMK stockholder, to vote all of the shares of DMK common stock held by the stockholder in favor of the approval of the merger and related matters, and against any matter that would result in a breach of the Merger Agreement by DMK and any proposal made in opposition to, or in competition with, the consummation of the merger and the other transactions contemplated by the Merger Agreement. As of February 24, 2023, such Principal DMK Stockholder beneficially owned shares of DMK common stock exceeding approximately 95% of the outstanding DMK common stock.

Management of Adamis Following the Merger

(see page 179)

Effective as of the closing of the Merger, the combined company’s officers are expected to include Ebrahim “Eboo” Versi, M.D., Ph.D., the current chief executive officer of DMK, as chief executive officer and as Chair of the Board; David J. Marguglio, the current chief executive officer of Adamis, as president, chief operating officer and secretary; and David C. Benedicto, the current chief financial officer of Adamis, as chief financial officer. The combined company will initially have a five member board of directors, comprised of two individuals from DMK’s current board of directors, including Dr. Versi, Jannine Versi, and three of the non-employee independent directors from Adamis’ current board of directors. The biographies of each of the directors of the combined company are set forth below in the section entitled “Directors and Officers of Adamis Following the Merger.” Two current Adamis directors, Mr. Marguglio, and Richard C. Williams, are expected to resign subject to and effective upon the Effective Time of the Merger.

Interests of Certain Persons in the Merger

(see page 90)

In considering the recommendation of the Adamis board of directors with respect to approving the issuance of Adamis shares to DMK stockholders in connection with the Merger and the other matters to be acted upon by Adamis stockholders at the Special Meeting, Adamis stockholders should be aware that certain members of the board of directors, the current chief executive officer of Adamis, David J. Marguglio, and David C. Benedicto, the Chief Financial Officer of Adamis, have interests in the merger that may be different from, or in addition to, interests they have as Adamis stockholders. For example, Mr. Marguglio and Mr. Benedicto are expected to continue, immediately after the Merger, as officers of the Company. In addition, Howard C. Birndorf, Meera J. Desai, Ph.D., and Vickie S. Reed, who currently are Adamis directors, are expected to continue after the closing of the Merger as directors of the combined company, and therefore they may have a different interest in the transaction than the interests of other directors and officers of Adamis. In addition, Dr. Desai, a director of Adamis, holds a convertible note of DMK which will convert into shares of DMK common stock in connection with the Merger, and as a result Dr. Desai will receive a number of shares of Adamis common stock by virtue of the Merger.

Regulatory Approvals

(see page 101)

Adamis must comply with applicable federal and state securities laws in connection with the issuance of shares of Adamis common stock and Series E Preferred to DMK stockholders and the filing of this proxy statement with the SEC, as well as applicable Nasdaq listing rules. Please see the section entitled “Regulatory Approvals” in this proxy statement.

Anticipated Accounting Treatment

(see page 100)

Adamis intends to account for the Merger as a business combination in accordance with FASB ASC Topic 805, Business Combinations, with Adamis considered as the accounting acquirer and DMK as the accounting acquiree. Accordingly, Adamis will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the Closing Date of the Merger, with any excess purchase price over those fair values being recorded as goodwill. See the “Unaudited Pro Forma Combined Consolidated Financial Information” elsewhere in this proxy statement for additional information.

Certain Material U.S. Federal Income Tax Consequences

 (see page 100)

Regardless of whether the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, Adamis believes that the Merger will not result in any taxable gain or loss for U.S. federal income tax purposes to DMK, Adamis or any Adamis stockholder in his or her capacity as an Adamis stockholder. Adamis stockholders who are also stockholders of DMK and DMK stockholders should consult their own tax advisor as to the tax consequences to them of participating in the Merger with respect to their DMK stock. Tax matters are very complicated, and the tax consequences of the Merger to a particular stockholder will depend in part on such stockholder’s circumstances. Accordingly, you are urged to consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For more information on the federal income tax effect of the Merger, see the section entitled “Material Federal Income Tax Consequences of the Merger.”

Comparison of Stockholder Rights

 (see page 103)

If Adamis and DMK successfully complete the Merger, holders of DMK capital stock will become Adamis stockholders, and their rights as stockholders will be governed by Adamis’ restated certificate of incorporation and bylaws, as amended. There are differences between the certificates of incorporation and bylaws of Adamis and DMK, and DMK is incorporated in New Jersey rather than Delaware. The rights of former DMK stockholders will be governed by Delaware corporate law after the completion of the merger. See “Comparison of Rights of Holders of Adamis Stock and DMK Stock” in this proxy statement for more information.

Appraisal Rights in Connection with the Merger

 (see page 101)

Holders of Adamis common stock are not entitled to appraisal rights in connection with the merger. Under the New Jersey Business Corporation Act, or NJBCA, DMK stockholders may be entitled to appraisal rights in connection with the Merger. For more information about appraisal rights, see the section entitled “The Merger—Appraisal Rights and Dissenters’ Rights” in this proxy statement and the provisions of Section 14A:11-1 of the NJBCA, attached as Annex C to this proxy statement.

Risk Factors

(see page 29)

Both Adamis and DMK are subject to various risks associated with their businesses and industries. In addition, the Merger poses a number of risks to each company and its respective stockholders, including, but not limited to, the following:

●	the combined company may not be able to obtain required financing after the closing of the Merger;

●	the market price of Adamis’ common stock may decline as a result of the Merger;

●	Adamis and DMK stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger;

●	during the pendency of the Merger, Adamis and DMK are restricted in their ability to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses, and certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement;

●	The number of shares of Adamis common stock that will be issuable to DMK securityholders may be larger or smaller than the numbers estimated in this proxy statement;

●	The announcement and pendency of the Merger could have an adverse effect on the market price of Adamis common stock and/or the business, financial condition, results of operations, or business prospects for Adamis and/or DMK;

●	The Merger may be completed even though material adverse changes may result solely from the announcement of the Merger, changes in the industry in which Adamis and DMK operate that apply to all companies generally, or other causes;

●	Some Adamis officers and directors have interests that are different from, or in addition to, those of other Adamis stockholders and that may influence them to support or approve the transactions contemplated by the Merger Agreement;

●	Adamis’ common stock could be delisted from The NASDAQ Capital Market if we do not comply with NASDAQ’s listing standards;

●	Adamis’ stockholders will experience immediate and substantial dilution upon the completion of the Merger;

●	Because the lack of a public market for DMK shares makes it difficult to evaluate the fairness of the exchange ratio, Adamis may pay more than the fair market value of the DMK shares;

●	The issuance of the shares pursuant to the Merger, and the reverse stock split required in order to effect the Merger, are subject to approval by Adamis stockholders, and there can be no assurance that Adamis’ stockholders will approve such matters;

●	If the conditions to the Merger are not met or waived, the Merger will not occur;

●	Failure to complete the Merger may result in Adamis seeking liquidation and dissolution, or bankruptcy protection;

●	The announcement and pendency of the Merger could cause disruptions in the business of DMK, which could have an adverse effect on DMK; and

●	The success of the proposed business combination of Adamis and DMK will depend in part on relationships with third parties, which relationships may be affected by third-party preferences or public attitudes about the Merger, and any adverse changes in these relationships could adversely affect Adamis’ or DMK’s business, financial condition, or results of operations.

These risks and other risks are discussed in greater detail under the section entitled “Risk Factors” in this proxy statement. Adamis encourages you to read and consider all of these risks carefully.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following tables present summary historical financial data for each of Adamis and DMK, unaudited pro forma combined financial data for Adamis and DMK and comparative historical and unaudited pro forma per share data for Adamis and DMK.

Selected Historical Financial Data of Adamis

The following table summarizes consolidated financial data of Adamis as of the dates and for each of the periods indicated. The tables below present selected financial data of Adamis prepared in accordance with U.S. generally accepted accounting principles. The historical financial data for each of the two years ended December 31, 2022 and 2021, is derived from Adamis’ audited financial statements. Adamis’ historical results are not necessarily indicative of the results that may be expected in the future. The following selected financial data are only a summary and should be read in conjunction with “Adamis Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto appearing elsewhere in this Proxy Statement.

	Year Ended December 31,
Statement of Operations Data:	2022	2021
Revenue, net	$4,756,078	$2,208,680
Cost of Goods Sold	6,187,486	6,872,131
Selling, General and Administrative Expenses	13,247,594	16,143,585
Research and Development	10,379,964	11,262,373
Loss from Operations	(25,058,966)	(32,069,409)
Total Other Income (Expense), net	(1,138,440)	(2,530,148)
Net Loss from Continuing Operations	(26,199,406)	(34,600,353)
Net Loss from Discontinued Operations	(278,867)	(11,227,845)
Net Loss Applicable to Common Stock	$(26,478,273)	$(45,828,198)
Basic & Diluted Loss Per Share	$(0.18)	$(0.32)
Basic & Diluted Weighted Average Shares Outstanding	149,851,278	144,157,229

	As of December 31,
Balance Sheet Data:	2022	2021
Cash and cash equivalents	$1,081,364	$23,220,770
Working capital (deficit)	(2,123,716)	23,980,630
Total Assets	10,930,840	38,297,987
Warrant liabilities	7,492	99,655
Convertible Preferred Stock	157,303	—
Accumulated deficit	(304,564,086)	(278,085,813)
Total Stockholders’ (deficit) equity	(808,068)	25,882,778

Selected Historical Financial Data of DMK Pharmaceuticals Corporation

The following table summarizes DMK’s financial data as of the date and for each of the periods indicated. The tables below present selected financial data of DMK prepared in accordance with U.S. generally accepted accounting principles. The historical financial data for each of the two years ended December 31, 2022 and 2021 is derived from DMK’s audited financial statements. DMK’s historical results are not necessarily indicative of the results that may be expected in the future. The following selected financial data should be read in conjunction with “DMK Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto appearing elsewhere in this proxy statement.

	Year Ended December 31,
Statement of Operations Data:	2022	2021
Grant Revenue	$100,350	$168,593
Research and Development	336,554	430,260
Selling, General and Administrative Expenses	727,527	1,734,971
Loss from Operations	(963,731)	(1,996,638)
Interest Expense	219,110	110,523
Net Loss Applicable to Common Stock	$(1,182,841)	$(2,107,161)
Basic & Diluted Loss Per Share	$(66.20)	$(137.83)
Basic & Diluted Weighted Average Shares Outstanding	17,869	15,288

	As of December 31,
Balance Sheet Data:	2022	2021
Cash and cash equivalents	$131,310	$2,804
Working capital (deficit)	(365,031)	(167,947)
Total Assets	131,310	2,804
Convertible debt - related party	3,093,224	2,228,373
Accumulated deficit	(4,037,749)	(2,854,908)
Total Stockholders’ (deficit) Equity	(3,458,255)	(2,396,320)

Selected Unaudited Pro Forma Combined Financial Data of Adamis and DMK

The following selected unaudited pro forma combined financial data is intended to show how the Merger might have affected historical financial statements if the Merger had been completed on January 1, 2022, for the purpose of the statement of operations and comprehensive loss and as of December 31, 2022 for the purpose of the balance sheet and was prepared based on the historical financial results reported by Adamis and DMK. The following should be read in conjunction with the section entitled “Unaudited Pro Forma Combined Consolidated Financial Information” beginning on page 187, Adamis’ audited historical financial statements and notes thereto beginning on page F-1, DMK’s audited historical financial statements and the notes thereto beginning on page DF-1, the sections entitled “Adamis Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 161 and “DMK Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 175, and the other information contained in this proxy statement. The following information does not give effect to the proposed reverse stock split of Adamis common stock described in Proposal 2.

Adamis intends to account for the Merger as a business combination in accordance with FASB ASC Topic 805, Business Combinations, with Adamis considered as the accounting acquirer and DMK as the accounting acquiree. Accordingly, Adamis will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the Closing Date of the Merger, with any excess purchase price over those fair values being recorded as goodwill. See the “Unaudited Pro Forma Combined Consolidated Financial Information” elsewhere in this proxy statement for additional information.

Management of Adamis has determined a preliminary estimate of the purchase price calculated as described in Note 2 to the unaudited pro forma combined consolidated financial information included elsewhere in this proxy statement. The net tangible assets acquired and liabilities assumed of DMK in connection with the Merger are recorded at their estimated acquisition date fair values. The acquisition method of accounting is dependent upon certain valuations and any other studies and calculations deemed necessary that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. A final determination of these estimated fair values, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible assets of DMK that exist as of the date of completion of the Merger. Any excess purchase price over those fair values will be recorded as goodwill. See the “Unaudited Pro Forma Combined Consolidated Financial Information” elsewhere in this proxy statement for additional information.

The unaudited pro forma combined financial information was prepared in accordance with the regulations of the Securities and Exchange Commission. The pro forma adjustments reflecting the completion of the merger are based upon the acquisition method of accounting in accordance with Generally Accepted Accounting Principles (GAAP) and upon the assumptions set forth in the unaudited pro forma combined financial statements.

The unaudited pro forma combined statements of operations and comprehensive loss for the year ended December 31, 2022 combines the historical statements of operations of Adamis and DMK and gives pro forma effect to the Merger as if it had been completed on January 1, 2022.

The historical financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments.

The unaudited pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the periods presented. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma combined financial statements (see the section entitled “Unaudited Pro Forma Combined Consolidated Financial Information” beginning on page 187), the preliminary acquisition date fair value of the identifiable assets acquired and liabilities assumed reflected in the unaudited pro forma combined financial statements is subject to adjustment and may vary from the actual amounts that will be recorded upon completion of the Merger.

Year Ended
Unaudited Pro Forma Combined Statement of Operations Data:	December 31, 2022
Revenue, net	$4,856,428
Cost of Goods Sold	6,187,486
Selling, General and Administrative Expenses	15,370,068
Research and Development	10,716,518
Loss from Operations	(27,417,644)
Total Other Income (Expense)	(1,138,440)
Net Loss from Continuing Operations	(28,558,084)
Net Loss from Discontinued Operations	(278,867)
Net Loss Applicable to Common Stock	$(28,836,951)
Basic & Diluted Loss Per Share	$(0.17)
Basic & Diluted Weighted Average Shares Outstanding	169,667,794

Year Ended
Unaudited Pro Forma Combined Balance Sheet Data:	December 31, 2022
Cash and cash equivalents	$1,212,674
Working capital deficit	(3,520,429)
Total assets	40,473,294
Total liabilities	13,109,628
Accumulated deficit	(303,280,849)
Total Stockholders’ equity	27,206,363

Comparative Historical and Unaudited Pro Forma Per Share Data

The following table sets forth certain historical, unaudited pro forma combined and pro forma combined equivalent financial information and reflects:

●	Adamis and DMK Historical Data: the historical Adamis net loss and net loss per share of Adamis common stock and the historical DMK net loss and net loss per share of DMK common stock; and

●	Combined Company Pro Forma Data: the unaudited pro forma combined company net loss after giving effect to the merger on a purchase basis as if the merger had been completed on January 1, 2022.

The following information does not give effect to the proposed reverse stock split of Adamis common stock described in Proposal 2. You should read the table below in conjunction with the Adamis financial statements and notes thereto beginning on page F-1 of this proxy statement, and the financial statements and related notes thereto of DMK beginning on page DF-1 of this proxy statement. You are urged to also read the section entitled “Unaudited Pro Forma Combined Consolidated Financial Information” beginning on page 187 of this proxy statement.

Year Ended
December 31, 2022
Adamis Historical Data
Basic and diluted net loss per common share:	$(0.18)
DMK Historical Data
Basic and diluted net loss per common share:	$(66.20)
Combined Company Pro Forma Date
Basic and diluted net loss per common share (unaudited):	$(0.17)

MARKET PRICE AND DIVIDEND INFORMATION

Adamis’ common stock currently trades on the Nasdaq Capital Market under the symbol “ADMP.”

On February 27, 2023, the last full trading day immediately preceding the public announcement of the signing of the Merger Agreement, the closing price as reported on the Nasdaq Capital Market of the Adamis common stock was $0.26 per share. Because the market price of the Adamis common stock is subject to fluctuation, the market value of the shares of the Adamis common stock that the DMK stockholders will be entitled to receive in the Merger may increase or decrease after the Effective Time.

As of __________, 2023, the record date for the Adamis Special Meeting, there were approximately [____] registered holders of record of the Adamis common stock, and one holder of shares of Adamis Series C Preferred. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of our common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The actual number of common stockholders is greater than the number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities. For detailed information regarding the beneficial ownership of certain Adamis and DMK stockholders, see the sections of this proxy statement titled “Principal Stockholders of Adamis” and “Principal Stockholders of DMK.”

Assuming approval of Proposals 1 and 2, and following the effectiveness of a reverse stock split and the consummation of the merger, the Adamis common stock is expected to trade on The Nasdaq Capital Market.

Dividend Policy

Adamis has never declared or paid any cash dividends on the Adamis common stock and does not anticipate paying cash dividends on the Adamis common stock for the foreseeable future. Any future determination to pay cash dividends will be at the discretion of Adamis’ board of directors and will depend upon its financial condition, operating results, capital requirements, any applicable contractual restrictions and such other factors as Adamis’ board of directors deems relevant. Any determination to pay cash dividends after the merger will be at the discretion of the combined company’s board of directors and will depend upon a number of factors, including the combined company’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the board of directors deems relevant.

Equity Compensation Plan Information

For information concerning the number of securities to be issued upon exercise of outstanding Adams options, warrants and rights, the weighted average exercise price of outstanding Adamis options, warrants and rights, and the number of securities remaining available for future issuance under Adamis equity compensation plans, see Note 19 to the Adamis financial statements included elsewhere in this proxy statement. For information concerning outstanding DMK stock options and the DMK Stock Plan to be assumed by Adamis pursuant to the Merger and the Merger Agreement, see the section titled “The Merger—Overview of the Merger Agreement—Treatment of DMK Stock Options” elsewhere in this Proxy Statement.

RISK FACTORS

The combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement, you should carefully consider the material risks described below before deciding how to vote your shares of Adamis capital stock. In determining whether you should approve the issuance of shares of Adamis common stock and other matters related to the Merger, as the case may be, you should carefully read the risk factors below.

The risks disclosed under the headings “Risk Factors—Risks Related to Adamis” and “Risk Factors—Risks Related to DMK” will also apply to the combined company after the closing of the Merger.

Risks Related to the Merger

The exchange ratio will depend in part on the market price of Adamis common stock shortly before the Merger, and as a result the number of Adamis shares constituting the Merger Consideration may be higher or lower than the number estimated at the time the Merger Agreement was signed.

Based on the closing price of the Adamis common stock of approximately $0.12 per share on March 28, 2023, and the provisions in the Merger Agreement concerning determining the exchange ratio as defined in the Merger Agreement and the number of shares to be issued to DMK stockholders pursuant to the Merger, we estimate that holders of Adamis common stock and DMK common stock immediately before the Effective Time of the Merger would own, immediately after the Effective Time of the Merger, approximately 89% and 11%, respectively, of the outstanding shares of common stock of the Company immediately after the Effective Time, and certain stockholders of DMK would also receive shares of Series E Preferred convertible into additional shares of Adamis common stock, subject to beneficial ownership limitations on the ability to convert such shares and the voting power of such shares of Series E Preferred, and excluding shares of Adamis common stock issuable upon exercise of DMK options assumed pursuant to the Merger Agreement and excluding other outstanding Adamis options, warrants and other convertible securities. These percentages are estimates, are subject to certain assumptions and are subject to potential adjustment prior to closing of the Merger, including as a result of changes in the market price of the Adamis common stock between the date set forth above and the trading days preceding the Effective Time of the Merger as well as changes in the number of outstanding shares of Adamis common stock. As a result, Adamis stockholders and DMK stockholders could own a greater, or a lesser, percentage of the outstanding shares of the combined company immediately after the Effective Time of the Merger than the estimates set forth above. The Merger Agreement provides that in all events, if the calculation of the exchange ratio as provided in the Merger Agreement would result in the holders of Adamis common stock immediately before the Effective Time owning fewer shares than the Adamis Percentage Threshold, then the number of shares constituting the Merger Consideration (determined on an as-converted basis including with respect to Series E Preferred issued pursuant to the Merger) will be a number such that the stockholders of Adamis holding shares of Adamis common stock immediately before the Effective Time hold a number of shares of Adamis common stock immediately after the Effective Time equal to the Adamis Percentage Threshold. Subject to the foregoing limitation, changes in the market price of the Adamis common stock before the completion of the Merger may affect the number of shares that DMK stockholders will be entitled to receive pursuant to the Merger Agreement.

Failure to complete the Merger could harm the common stock price of Adamis and future business and operations of each company.

If the Merger is not completed, the market price of Adamis common stock may decline significantly, and significant costs related to the Merger will have been incurred, including financial advisor, legal and accounting fees, which must be paid even if the Merger is not completed. In addition, failure to complete the Merger could adversely affect the future business and operations of each company.

Adamis’ cash resources are limited and dwindling. If the Merger with DMK is not completed, Adamis will need to explore other alternatives, may be required to reduce or suspend operations, and may seek dissolution proceedings or bankruptcy protection. In such event, there may be limited or no proceeds available for distribution to the Adamis stockholders.

Adamis has limited cash resources, which are dwindling. If the Merger with DMK is not completed, Adamis’ board of directors will be required to explore alternatives for Adamis’ business and assets. These alternatives might include seeking the dissolution and liquidation of Adamis, seeking to merge or combine with another company, or be acquired by another company, or initiating bankruptcy proceedings. There can be no assurance that any third party will be interested in merging with Adamis or acquiring Adamis. Although Adamis may try to pursue an alternative transaction, it will likely have very limited cash resources, and may be forced to reduce or suspend operations, seek dissolution proceedings, or seek federal bankruptcy protection. If Adamis files for bankruptcy protection, Adamis may not be able to raise any type of funding from any source. In that event, the creditors of Adamis would have first claim on the value of the assets of Adamis which, other than remaining cash, would most likely be liquidated in a bankruptcy sale. Adamis can give no assurance as to the magnitude of the net proceeds of any such sale and whether such proceeds would be sufficient to satisfy Adamis’ obligations to its creditors and other obligations, let alone to permit any distribution to its equity holders.

In addition, if Adamis’ board of directors were to approve and recommend, and Adamis’ stockholders were to approve, a dissolution and liquidation of the company, Adamis would be required under Delaware corporate law to pay Adamis’ outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to stockholders. Adamis’ commitments and contingent liabilities may include obligations under Adamis’ employment and related agreements with certain employees that provide for severance and other payments following certain kinds of termination of employment, and other unexpected and/or contingent liabilities. As a result of this requirement, Adamis believes that a portion of Adamis’ assets would need to be reserved pending the resolution of such obligations. In addition, Adamis may be subject to litigation or other claims related to a dissolution and liquidation of Adamis. If a dissolution and liquidation were to be pursued, Adamis’ board of directors, in consultation with Adamis’ advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of Adamis’ common stock could lose all or a significant portion of their investment in the event of a liquidation, dissolution or winding up of the company. A liquidation would be a lengthy and uncertain process with no assurance of any value ever being returned to Adamis’ stockholders. Similarly, if the Merger is not approved or completed and Adamis initiated or became subject to a bankruptcy proceeding, Adamis believes it is unlikely that any significant amounts would be available to be distributed or made available to the stockholders of Adamis.

If the conditions to the Merger are not satisfied or waived, the merger may not occur.

Even if the Merger is approved by the stockholders of DMK and Proposals 1 and 2 as described in this proxy statement are approved by the Adamis stockholders, specified conditions must be satisfied or waived to complete the merger. These conditions are set forth in the Merger Agreement and described in the section titled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 119 of this proxy statement. Adamis cannot assure you that all of the conditions to the consummation of the Merger will be satisfied or waived. If the conditions are not satisfied or waived, the Merger may not occur or the closing may be delayed. If the Merger Agreement is terminated, there can be no assurance that Adamis would be able to find another third party to transact a business combination or acquisition of Adamis. Moreover, Adamis would likely have very limited funds to continue operations for more than a short period of time.

The merger may be completed even though certain adverse effects may result from the announcement of the merger, industry-wide changes or other causes.

In general, neither Adamis nor DMK is obligated to complete the Merger if there is a material adverse effect affecting the other party between the date of the Merger Agreement and the closing of the Merger. However, certain types of causes are excluded from the concept of a “material adverse effect.” Such exclusions include, but are not limited to: changes resulting from the announcement of the Merger; economic factors affecting the national, regional or world economy; acts of terrorism, war or armed hostilities; factors generally affecting the industry or market in which a party operates; changes in law applicable to a party; required changes in generally accepted accounting policies or the interpretation thereof; the proposed Adamis reverse stock split; any change in the stock price or trading volume of Adamis common stock; or any failure of DMK to obtain additional financing or commitments for additional financing before the closing date. Therefore, if any of these events were to occur and materially adversely affect Adamis or DMK, the other party would still be obliged to consummate the closing of the Merger notwithstanding such material adverse effect. If any such adverse effects occur and Adamis and DMK consummate the closing of the Merger, the stock price of the combined company may suffer. This, in turn, may reduce the value of the Merger to the stockholders of Adamis and the combined company.

If Adamis and DMK complete the Merger, the combined company will need to raise additional capital by issuing equity or debt securities or through licensing arrangements or sales of assets, which may cause significant dilution to the combined company’s stockholders or restrict the combined company’s operations.

Until the combined company can generate a sufficient amount of revenue to finance its cash requirements, which the combined company may never do, the combined company expects to finance future cash needs primarily through public or private equity offerings, debt financings, licensing revenues or revenues from strategic collaborations, as well as from non-dilutive governmental and non-governmental organization funding, as available. Sales of additional equity securities will dilute current stockholders’ ownership percentage in the combined company. There are no assurances that additional financing will be available to the combined company on acceptable terms, or at all.

The terms of any new equity securities may also have preferences over the combined company’s common stock. Any debt or equity financing the combined company enters into may involve covenants that restrict its operations. These restrictive covenants may, without limitation, include limitations on additional borrowing and specific restrictions on the use of the combined company’s assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments. In addition, if the combined company raises additional funds through sales of assets or licensing arrangements, it may be necessary to sell assets or grant licenses on terms that are not favorable to the combined company. This could lower the economic value of these collaborations to the combined company. In addition, the combined company may have to delay, reduce the scope of, or eliminate one or more of its research and development programs, or ultimately, cease operations.

Some Adamis directors and executive officers have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests.

Certain directors and executive officers of Adamis may have interests in the Merger that are different from, or in addition to, the interests of other Adamis stockholders generally. For example, certain executive officers and directors of Adamis will continue as executive officers and directors of the combined company immediately following the Merger, and, following the closing of the Merger, such directors will be eligible to be compensated as non-employee directors of the combined company. In addition, one Adamis director holds a convertible promissory note of DMK and will receive shares of Adamis common stock pursuant to the Merger. The Adamis Board was aware of and considered those interests, among other matters, in reaching its decision to approve and adopt the Adamis Proposals. These interests, among other factors, may have influenced the directors and executive officers of Adamis to support or approve the Merger. For more information regarding the interests of Adamis directors and executive officers in the Merger, please see the section titled “The Merger—Interests of Adamis Directors and Executive Officers in the Merger” beginning on page 90 of this proxy statement.

Adamis stockholders and DMK stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

If the combined company is unable to realize the full strategic and financial benefits currently anticipated from the Merger, Adamis stockholders will have experienced substantial dilution of their ownership interests without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the Merger.

Adamis and DMK may not achieve the benefits they expect from the Merger, which may have a material adverse effect on the combined company’s business, financial condition and operating results.

Adamis and DMK entered into the Merger Agreement with the expectation that the Merger will result in benefits to the combined company. Post-merger challenges include, among others, the following:

●	maintaining a stock exchange listing to promote liquidity for stockholders of the combined company and potentially greater access to capital;

●	retaining the management and employees of the combined company;

●	obtaining additional financing required to fund anticipated operations and research and development activities and satisfy the combined company’s liabilities and obligations;

●	developing new product candidates that utilize the assets and resources of the combined company; and

●	retaining existing strategic partners and suppliers for the combined company.

If the combined company is not successful in addressing these and other challenges, then the benefits of the Merger may not be realized and, as a result, the combined company’s operating results and the market price of the combined company’s common stock may be adversely affected.

If the Merger is not completed, Adamis’ stock price may decline significantly.

The market price of Adamis common stock is subject to significant fluctuations. If the Merger not completed, the market price of the Adamis common stock may decline significantly. Market prices for securities of pharmaceutical, biotechnology and other life science companies have historically been particularly volatile. In addition, the market price of Adamis common stock will likely be volatile based on, among other factors, whether stockholders and other investors believe that Adamis can complete the Merger or otherwise raise additional capital to support the operations of Adamis if the Merger is not consummated or another strategic transaction can be entered into, which Adamis believes is unlikely. The volatility of the market price of Adamis common stock is exacerbated by low trading volume.

The market price of the combined company’s common stock may decline as a result of the Merger.

The market price of the combined company’s common stock may decline as a result of the Merger for a number of reasons, including the following:

●	the combined company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by Adamis, DMK or analysts or stockholders;

●	the combined company is unable to obtain required financing;

●	the effect of the Merger on the combined company’s business and prospects is not consistent with the expectations of Adamis, DMK or analysts or stockholders;

●	revenues and net income from sales of Adamis’ products are less than investors’ expectations; or

●	DMK’s product research and development efforts do not meet investors’ expectations.

The market price of the combined company’s common stock after the Merger may be volatile and subject to significant fluctuations, including for reasons described below under the risk factor, “The price of our, and the combined company’s, common stock may be volatile.”

Certain provisions of the Merger Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the transactions contemplated by the Merger Agreement. During the pendency of the Merger, Adamis may not be able to pursue alternatives to the Merger or enter into a business combination or acquisition transaction with another party on more favorable terms because of restrictions in the Merger Agreement, which could adversely affect their respective business prospects.

The terms of the Merger Agreement prohibit each of Adamis and DMK from soliciting competing proposals or cooperating with persons making unsolicited acquisition or takeover proposals, except in limited circumstances. Covenants in the Merger Agreement impede the ability of Adamis and DMK to engage in certain transactions involving acquisition of each company’s business during the pendency of the Merger, subject to specified exceptions. As a result, if the Merger is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, seeking, initiating or knowingly encouraging, inducing or facilitating the communication, making, submission or announcement of any acquisition proposal or acquisition inquiry or taking any action that could reasonably be expected to lead to certain transactions involving a third party, including a Merger, sale of assets or other business combination, subject to specified exceptions. Any such transactions could be favorable to such party’s stockholders, but the parties may be unable to pursue them. For more information, see the section titled “The Merger Agreement—No Solicitation” beginning on page 117 of this proxy statement.

Failure to complete, or delays in completing, the proposed Merger transaction with DMK could materially and adversely affect Adamis’ results of operations, business, financial condition and/or stock price.

The closing of the Merger is subject to approval by the stockholders of Adamis and DMK as well as other customary closing conditions. Any failure to satisfy a required condition to closing may prevent, delay or otherwise materially and adversely affect the completion of the transaction, which could materially and adversely affect Adamis’ results of operations, business, financial condition and/or stock price. Adamis cannot predict with certainty whether or when any of the required closing conditions will be satisfied or if another uncertainty may arise, and cannot assure you that the proposed Merger will be successfully consummated or that Adamis will be able to successfully consummate the proposed Merger as currently contemplated under the Merger Agreement or at all. Adamis’ efforts to complete the Merger could cause substantial disruptions in, and create uncertainty surrounding, Adamis’ business, which may materially adversely affect Adamis’ results of operations and Adamis’ business. Uncertainty as to whether the Merger will be completed may affect Adamis’ ability to retain and motivate existing employees. Employees may experience uncertainty about their roles following the transaction. A substantial amount of Adamis management’s and employees’ attention is being directed toward the completion of the transaction and thus is being diverted from Adamis’ day-to-day operations. Uncertainty as to Adamis’ future could adversely affect Adamis’ business and Adamis’ relationship with suppliers, vendors, regulators and other business partners. For example, vendors, collaborators and other counterparties may defer decisions about working with Adamis or seek to change existing business relationships with Adamis. Changes to, or termination of, existing business relationships could adversely affect Adamis’ results of operations and financial condition, as well as the market price of Adamis’ common stock. The adverse effects of the pendency of the transaction could be exacerbated by any delays in completion of the transaction or termination of the Merger Agreement.

Risks related to the failure to consummate, or delay in consummating, the proposed Merger transaction with DMK include, but are not limited to, the following:

●	Adamis would not realize the potential benefits of the Merger, which could have a negative effect on Adamis’ results of operations, financial condition, business and stock price;

●	Adamis would remain liable for significant transaction costs, including legal, accounting, financial advisory and other costs relating to the Merger regardless of whether the Merger is consummated;

●	Adamis would likely be unable to raise additional equity or debt financing in the near term to continue to fund its operations, could be required to reduce or suspend its business activities or pursue alternatives such as dissolution or liquidation or bankruptcy proceedings;

●	the trading price of Adamis’ common stock may decline to the extent that the current market price for Adamis’ stock reflects a market assumption that the Merger will be completed;

●	the attention of Adamis’ management and employees will have been diverted to the Merger rather than to Adamis’ operations and the pursuit of other opportunities that could have been beneficial to Adamis;

●	Adamis could be subject to litigation related to the Merger Agreement, Merger transaction or any failure to complete the Merger; and

●	Adamis could potentially lose key personnel during the pendency of the Merger as employees and other service providers may experience uncertainty about their future roles with Adamis following completion of the merger.

If Adamis is unable to satisfy certain closing conditions or if other mutual closing conditions are not satisfied, DMK will not be obligated to complete the Merger. The occurrence of any of these events individually or in combination could materially and adversely affect Adamis’ results of operations, financial condition, business, prospects and Adamis’ stock price.

If the conditions to the Merger are not met, the Merger may not occur.

Even if the Merger and related proposals are approved by the stockholders of Adamis and DMK, specified conditions must be satisfied or waived in order to complete the Merger, including, among others:

●	the representations and warranties of the other party set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and the closing date, except for breaches or inaccuracies which would not have a material adverse effect on the combined company;

●	there shall not have been any material adverse effect on the other party that would have a material adverse effect on the combined company;

●	stockholders of Adamis must have approved the issuance of shares pursuant to the Merger Agreement and the reverse stock split of Adamis common stock, as described elsewhere in this proxy statement;

●	stockholders of DMK must have approved the Merger Agreement and the Merger;

●	the reverse stock split of the issued and outstanding shares of Adamis common stock shall have occurred; and

●	the directors and officers of Adamis contemplated by the Merger Agreement shall have resigned their positions with Adamis on or before the closing date of the Merger.

Each of the conditions listed above may be waived by the party or parties whose obligations to complete the Merger are so conditioned. These and other conditions are described in detail in the Merger Agreement, a copy of which is attached as Annex A to this proxy statement. Adamis cannot assure you that all of the conditions to the Merger will be satisfied. If the conditions to the Merger are not satisfied or waived, the Merger may not occur or may be delayed, resulting in a material adverse effect on Adamis’ financial condition and business, and Adamis and DMK each may lose some or all of the intended benefits of the Merger.

Lawsuits may be filed against Adamis and the members of Adamis’ board of directors arising out of the proposed Merger, which may delay or prevent the proposed Merger.

Putative stockholder complaints, including stockholder class action complaints, and other complaints may be filed against Adamis, Adamis’ board of directors, DMK, DMK’s board of directors and others in connection with the transactions contemplated by the Merger Agreement. The outcome of litigation is uncertain, and Adamis may not be successful in defending against any such future claims. Lawsuits that may be filed against Adamis, Adamis’ board of directors, DMK, or DMK’s board of directors could delay or prevent the Merger, divert the attention of Adamis’ management and employees from Adamis’ day-to-day business and otherwise adversely affect Adamis’ financial condition.

Adamis’ equity holders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, Adamis following the closing of the Merger as compared to their current ownership and voting interest in Adamis.

After the completion of the Merger, the securityholders of Adamis before the Effective Time of the Merger will own a smaller percentage of the combined company than their ownership in Adamis prior to the Merger. Consequently, securityholders of Adamis will not be able to exercise the same degree of influence over the management and policies of the combined company following the closing of the Merger.

Adamis is substantially dependent on its remaining employees to facilitate the consummation of the Merger.

As of December 31, 2022, Adamis had 11 full-time employees and 1 part-time employee. Adamis’ ability to successfully complete the Merger depends in large part on Adamis’ ability to retain certain remaining personnel. Despite Adamis’ efforts to retain these employees, one or more may terminate their employment with Adamis on short notice. The loss of the services of certain employees could potentially harm Adamis’ ability to consummate the Merger, to run Adamis’ day-to-day business operations, as well as to fulfill Adamis’ reporting obligations as a public company.

Following the Merger, the combined company may be unable to integrate successfully the businesses of Adamis and DMK and realize the anticipated benefits of the Merger.

The Merger involves the combination of two companies which currently operate as independent companies. Following the Merger, the combined company will be required to devote significant management attention and resources to integrating its business practices and operations. The combined company may fail to realize some or all of the anticipated benefits of the Merger if the integration process takes longer than expected or is more costly than expected. Some of the potential difficulties the combined company may encounter in the integration process include the following:

●	the inability to successfully combine the businesses of Adamis and DMK in a manner that permits the combined company to achieve the anticipated benefits from the Merger, which would result in those benefits of the Merger not being realized partly or wholly in the time frame currently anticipated or at all;

●	creation of uniform standards, controls, procedures, policies and information systems; and

●	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Merger.

In addition, Adamis and DMK have operated and, until the completion of the Merger will continue to operate, independently. It is possible that the integration process also could result in the diversion of each company’s management’s attention, the disruption or interruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect the combined company’s ability to maintain its business relationships or the ability to achieve the anticipated benefits of the Merger, or could otherwise adversely affect the business and financial results of the combined company.

The financial projections for Adamis and DMK included in this proxy statement under “The Merger—Opinion of Adamis’ Financial Advisor”, which were considered by the Adamis Board in evaluating the Merger and used by Adamis’ financial advisor in rendering its fairness opinion and performing its related financial analyses, reflect numerous variables, estimates and assumptions and are inherently uncertain. If any of these variables, estimates and assumptions prove to be wrong, such as the assumptions relating to the approval of DMK’s product candidates, the actual results for the combined company’s business may be materially different than the results reflected in the financial projections.

As further described below in the section entitled “The Merger—Certain DMK and Adamis Unaudited Prospective Financial Information,” in connection with the Adamis Board’s evaluation of the Merger, certain preliminary internal financial projections for DMK were prepared by the management of DMK and provided to the management of Adamis, and then adjusted by the management of Adamis, solely for use by Adamis’ financial advisor, Raymond James, in connection with the rendering of its fairness opinion, as described below under “The Merger—Opinion of Adamis’ Financial Advisor.” Although presented with numerical specificity, these financial projections reflect numerous variables, estimates, and assumptions made by DMK’s and Adamis’ respective management at the time the initial financial projections were prepared by DMK and adjusted by Adamis, including without limitation estimates and assumptions concerning matters such as estimated time for research, development and regulatory approvals, the likelihood of successful commercial development and approval of product candidates, and commercial success of approved products. If any of these variables, estimates and assumptions prove to be wrong, the actual results for the combined company’s business may differ materially from the results reflected in the financial projections. These assumptions, including those with respect to regulatory approval and probability of success more broadly, are inherently uncertain and could prove inaccurate. If one or more of the DMK product candidates do not receive marketing authorization when anticipated, for the indications anticipated, or at all, or the other assumptions reflected in the estimates as to probability of success prove untrue, the actual results of the combined company’s business will differ materially from the results reflected in the financial projections. In addition, the financial projections for DMK cover a significant period of time, used in part in light of the anticipated timing for regulatory approval and the initiation of commercial sales of the DMK product candidates. However, the risks and uncertainties regarding the financial projections, including the potential for adverse developments such as delays in obtaining or failure to obtain regulatory approvals or additional competition or changes in the competitive or regulatory landscape, increase with each successive year and the likelihood that the actual results will differ materially from the projected results increase with each successive year. The financial projections also do not reflect general business, economic, market and financial conditions and any changes in any of these conditions over the period of the projections could result in the actual results differing materially from the results reflected in the financial projections.

The combined company will incur additional costs and increased demands upon management as a result of complying with the laws and regulations affecting public companies.

The combined company will incur significant legal, accounting and other expenses as a public company that DMK did not incur as a private company, including costs associated with public company reporting obligations under the Exchange Act. The combined company’s management team will include executive officers of DMK prior to the Merger who have not previously managed and operated a public company. These executive officers and other personnel will need to devote substantial time to gaining expertise related to public company reporting requirements and compliance with applicable laws and regulations to ensure that the combined company complies with all of these requirements. Any changes the combined company makes to comply with these obligations may not be sufficient to allow it to satisfy its obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for the combined company to attract and retain qualified persons to serve on the board of directors or on board committees or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.

In addition, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) as well as rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt rules and regulations in these areas. Stockholder activism, new regulations and disclosure obligations, or other factors may lead to additional compliance costs and impact (in ways the combined company cannot currently anticipate) the manner in which the combined company operates the combined company’s business. The combined company’s management and other personnel will need to devote a substantial amount of time to compliance initiatives.

The combined company’s internal control over financial reporting may not meet the standards required by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, could have a material adverse effect on the combined company’s business and share price.

As a privately held company, DMK was not required to evaluate its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404 of the Sarbanes-Oxley Act (“Section 404”). The rules governing the standards that must be met for the combined company’s management to assess the combined company’s internal control over financial reporting are complex and require significant documentation, testing and possible remediation.

In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, the combined company may identify deficiencies or material weaknesses that the combined company may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, the combined company may encounter problems or delays in completing the implementation of any requested improvements and, if such an attestation is required, receiving a favorable attestation in connection with the attestation provided by the combined company’s independent registered public accounting firm. Failure to achieve and maintain an effective internal control environment could have a material adverse effect on the combined company’s business, financial condition and results of operations and could limit the combined company’s ability to report the combined company’s financial results accurately and in a timely manner.

The unaudited pro forma combined consolidated financial data for Adamis and DMK included in this proxy statement are preliminary, and the combined company’s actual financial position and operations after the Merger may differ materially from the unaudited pro forma financial data included in this proxy statement.

The unaudited pro forma financial data for Adamis and DMK included in this proxy statement are presented for illustrative purposes only and are not necessarily indicative of the combined company’s actual financial condition or results of operations of future periods, or the financial condition or results of operations that would have been realized had the entities been combined during the periods presented. The combined company’s actual results and financial position after the merger may differ materially and adversely from the unaudited pro forma financial data included in this proxy statement. For more information, see the section titled “Unaudited Pro Forma Combined Consolidated Financial Information” beginning on page 184 of this proxy statement.

After completion of the Merger, the combined company’s executive officers, directors and principal stockholders will have the ability to influence matters submitted to the combined company’s stockholders for approval.

Upon the completion of the Merger, Ebrahim “Eboo” Versi, M.D., Ph.D., will become the Chief Executive Officer and Chair of the Board of the Company immediately after the Merger and will be a significant beneficial owner of Adamis shares immediately after the closing of the Merger. As a result, it is anticipated that he will be able to influence matters submitted to the combined company’s stockholders for approval, such as regarding the election of directors and approval of any merger, consolidation or sale of all or substantially all of the combined company’s assets.

The combined company will have broad discretion in the use of the cash and cash equivalents of the combined company and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.

The combined company will have broad discretion over the use of the cash and cash equivalents of the combined company and the proceeds from any post-closing financing or funding that the combined company may complete. You may not agree with the combined company’s decisions, and its use of the proceeds may not yield any return on your investment. The combined company’s failure to apply these resources effectively could compromise its ability to pursue its growth strategy and the combined company might not be able to yield a significant return, if any, on its investment of these net proceeds.

Because the lack of a public market for DMK’s capital stock makes it difficult to evaluate the fair market value of DMK’s capital stock, the value of the Adamis common stock to be issued to DMK stockholders may be more or less than the fair market value of DMK’s capital stock.

The outstanding capital stock of DMK is privately held and is not traded in any public market. The lack of a public market makes it difficult to determine the fair market value of DMK’s capital stock. Because the exchange ratio and the number of Adamis shares to be issued to DMK stockholders was determined based on negotiations between the parties, it is possible that the value of the Adamis Merger Consideration Shares to be issued to DMK stockholders will be more or less than the fair market value of DMK’s capital stock.

Risks Related to the Proposed Reverse Stock Split

The reverse stock split may not increase the combined company’s stock price over the long-term.

A principal purpose of the reverse stock split is to increase the per-share market price of Adamis’ common stock above the minimum bid price requirement under the Nasdaq rules so that the common stock of Adamis and the combined company will continue to be listed on the Nasdaq Capital Market, as well as to provide the authorized shares of common stock of Adamis that are necessary in order to complete the proposed Merger transaction, and which would also be available to be issued in the future for a variety of corporate purposes. While it is expected that the reduction in the number of outstanding shares of common stock will approximately proportionally increase the market price of Adamis’ common stock, it cannot be assured that the reverse stock split will increase the market price of our common stock by a multiple of the reverse stock split ratio determined by Adamis, or result in any permanent or sustained increase in the market price of Adamis’ and the combined company’s common stock. The market price of our common stock after the Merger will be dependent upon many factors, including Adamis’ and the combined company’s business and financial performance, general market conditions and prospects for future success.

The reverse stock split may decrease the liquidity of the combined company’s common stock.

Although the Adamis Board believes that the anticipated increase in the market price of the combined company’s common stock resulting from the proposed reverse stock split could encourage interest in its common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for the combined company’s common stock. In addition, the reverse stock split may not result in the combined company’s sustained stock price over a period of time after the closing of the Merger necessary to satisfy Nasdaq’s ongoing listing requirements for the combined company.

The reverse stock split may lead to a decrease in the combined company’s overall market capitalization.

A reverse stock split is sometimes viewed negatively by the market and, consequently, can lead to a decrease in the combined company’s overall market capitalization. If the per share market price does not increase in proportion to the reverse stock split ratio, then the value of the combined company, as measured by its stock capitalization, will be reduced. Accordingly, it cannot be assured that the total market value of the combined company’s common stock will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on the combined company’s stock price due to the reduced number of shares outstanding after the reverse stock split.

Risks Related to Adamis and, After the Merger, the Combined Company

The risk factors below relating to Adamis will also apply to the combined company after the Merger. Accordingly, references in the risk factors below to “us,” “our,” “we,” “the company,” or similar terms are intended to refer to Adamis and also to the combined company after the Merger.

Risks Related to Our Financial Condition

There is substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain further financing.

Our consolidated financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, as shown in our consolidated financial statements for the year ended December 31, 2022, included elsewhere herein, we have sustained substantial recurring losses from operations. In addition, we have used, rather than provided, cash in our continuing operations. The above conditions raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should we be unable to continue in existence. Uncertainty concerning our ability to continue as a going concern, among other factors, may hinder our ability, and the ability of the combined company, to obtain future financing. Continued operations and our ability to continue as a going concern are dependent, among other factors, on our ability, and the ability of the combined company, to successfully develop and commercialize products, the market acceptance and success of the combined company’s products and ability to obtain additional required funding in the near term and thereafter. If we, or the combined company, cannot continue as a viable entity, then we, or the combined company, might be required to reduce or cease operations or seek dissolution and liquidation or bankruptcy protection, and our stockholders would likely lose most or all of their investment in us.

We will require additional funding to continue as a going concern.

We incurred significant net losses for the years ended December 31, 2022 and December 31, 2021. As of December 31, 2022, we had cash and cash equivalents of approximately $1.1 million. On March 16, 2023, we completed an equity financing transaction involving the sale of shares of our common stock, warrants and pre-funded warrants, in which we raised gross proceeds of approximately $3.0 million, before deducting fees and offering expenses. However, our continued operations and the development of our business will require additional capital. We will require significant additional funds after the closing of the Merger to sustain operations, satisfy our obligations and liabilities, fund our ongoing operations, or for other purposes, and we intend to seek additional funds during 2023. There are no assurances that required funding will be available at all or will be available in sufficient amounts or on reasonable terms. In addition to product revenues, we have historically relied upon sales of our equity or debt securities to fund our operations. Without approval of the reverse stock split contemplated by Proposal 2 and implementation of a reverse stock split, we cannot complete the Merger with DMK and would also have no, or a very limited number of, authorized shares available for issuance in any funding transactions involving the issuance of equity securities, or for issuance upon exercise of certain outstanding warrants. We currently have no committed sources of capital, and a number of factors may limit or prevent the ability of the combined company to access capital markets to obtain any required equity or debt funding. Delays in obtaining, or the inability to obtain, required funding from revenues relating to sales of our commercial products, debt or equity financings, sales of assets, sales or out-licenses of intellectual property assets, products, product candidates or technologies, or other transactions or sources, would materially and adversely affect our ability and the ability of the combined company to satisfy our liabilities and our obligations, and would materially and adversely affect our ability to continue operations.

Our ability to obtain required debt or equity financing or funds from other transactions after the closing of the Merger will be subject to a number of factors, including, without limitation, market conditions, our capitalization, our operating performance and investor sentiment. The terms of any such funding, or the terms of any strategic transaction that we might enter into, could result in significant dilution to the stockholders of the combined company. If we are unable to raise additional funds when required or on acceptable terms, we may have to significantly restrict our operations or obtain funds by entering into agreements on unattractive terms, which would likely have a material adverse effect on our business, stock price and our relationships with third parties with whom we have business relationships, and which could result in additional dilution to our stockholders. If we do not have sufficient funds to continue operations, we or the combined company could be required to reduce or suspend operations, seek dissolution or liquidation, bankruptcy protection or other alternatives that would likely result in our stockholders losing some or all of their investment in us.

We have incurred losses since our inception, and we anticipate that we, and the combined company after the Merger, will continue to incur losses. We may never achieve or sustain profitability.

We incurred significant net losses for the years ended December 31, 2022 and December 31, 2021, as reflected in the financial statements included elsewhere in this proxy statement. If the Merger is concluded, we expect that these losses will continue as we continue research and development activities relating to the combined company’s product candidates, support commercialization of our approved products, and continue to conduct the business of the combined company. These losses will cause, among other things, our stockholders’ equity and working capital to decrease. Any future earnings and cash flow from operations of the combined company business are dependent on our ability to further develop our product candidates and on revenue and profitability from sales of products. There can be no assurance that we will be able to generate sufficient product revenue and amounts payable to us under our commercialization agreement relating to our SYMJEPI and ZIMHI products or other commercialization agreements that we may enter into to become profitable at all or on a sustained basis. We and the combined company expect to have quarter-to-quarter fluctuations in revenue and expenses, some of which could be significant, due in part to variations in expenses and activities relating to research, development, clinical trials, marketing, manufacturing, or other developments or activities. If our product candidates fail in pre-clinical or clinical trials or do not gain regulatory approval, or if our products do not achieve market acceptance, we may never become profitable. We may incur expenses for research, development, testing and regulatory compliance activities that, together with general and administrative expenses, could result in substantial operating losses for the foreseeable future. Even if the combined company does achieve profitability, the combined company may not be able to sustain or increase profitability on a quarterly or annual basis.

Statements in this proxy statement concerning our future plans and operations are dependent on our ability to secure adequate funding and the absence of unexpected delays or adverse developments. We may not be able to secure required funding.

The statements contained in this proxy statement concerning future events or developments or our future activities or future activities of the combined company, such as concerning anticipated research and development activities, current or planned pre-clinical or clinical trials, expectations regarding our approved commercial products, anticipated outcome of any legal proceedings in which we are involved, and other statements concerning future operations and activities, are forward-looking statements that in each instance assume that we or the combined company have or are able to obtain sufficient funding to support such activities, continue our operations and satisfy our liabilities and obligations. There can be no assurance that this will be the case. Also, such statements assume that there are no significant unexpected developments or events that delay or prevent such activities from occurring. Failure to timely obtain any required additional funding, or unexpected developments or events, could delay the occurrence of such events or prevent the events described in any such statements from occurring which could adversely affect our business, financial condition and results of operations.

DMK’s potential products and technologies are in early stages of development.

The development of new pharmaceutical products is a highly risky undertaking. DMK’s technologies and product candidates will require additional research, development and clinical trials. There can be no assurance that any future research, development, pre-clinical or clinical trial efforts will result in viable products or meet efficacy standards. Future clinical or preclinical results may be negative or insufficient to allow the combined company to pursue further development or to successfully market its product candidates, if approved for marketing. Obtaining needed data and results may take longer than planned or may not be obtained at all. Any such delays or setbacks could have an adverse effect on the ability of the combined company to achieve its financial goals.

We have received grand jury subpoenas issued in connection with a criminal investigation and are subject to other investigations.

As we have previously disclosed, on May 11, 2021, each of the company and its U.S. Compounding Inc. (“USC”) subsidiary received a grand jury subpoena from the U.S. Attorney’s Office for the Southern District of New York (the “USAO”) issued in connection with a criminal investigation, requesting a broad range of documents and materials relating to, among other matters, certain veterinary products sold by the company’s USC subsidiary, certain practices, agreements and arrangements relating to products sold by USC, including veterinary products, and certain regulatory and other matters relating to the company and USC. The Audit Committee of the Board engaged outside counsel to conduct an independent internal investigation to review these and other matters. The company has also received requests from the Securities and Exchange Commission (“SEC”) for the voluntary production of documents and information relating to the subject matter of the USAO’s subpoenas and certain other matters in connection with the SEC’s investigation arising from the subject matter of the subpoenas. The company has produced documents and will continue to produce and provide documents in response to the subpoenas and requests as needed. Additionally, on March 16, 2022, we were informed that the Civil Division of the USAO (“Civil Division”) is investigating the company’s Second Draw Paycheck Protection Program (“PPP”) loan application disclosed in previous reports. The Audit Committee of the Board engaged outside counsel to conduct an internal inquiry into the matter. In June 2022, following the inquiry the company paid a total of $1,787,417 in repayment of the Second Draw PPP loan principal and such related interest and fees. The company intends to continue cooperating with the USAO, SEC, and Civil Division. We have received additional requests for production of documents from the SEC and the USAO, have responded to those requests, and continue to engage in communications with the SEC and the USAO regarding their investigations. Additional issues or facts could arise or be determined, which may expand the scope, duration, or outcome of the investigation. As of the date of this proxy statement, the company is unable to predict the duration, scope, or final outcome of the investigations by the USAO, SEC, Civil Division, or other agencies; what, if any, proceedings the USAO, SEC, Civil Division, or other federal or state authorities may initiate; what penalties, payments, by the company, remedies or remedial measures the USAO, SEC, Civil Division or other federal or state authorities may seek; what penalties, payments by the company, remedies or remedial measures the USAO, SEC or other federal or state authorities may require in order to resolve the investigations; or what, if any, impact the foregoing matters may have on the company’s business, financial condition, previously reported financial results, financial results included in this proxy statement, or future financial results. We or our USC subsidiary may be found to have violated one or more laws arising from the subject matter of the subpoenas. We could receive additional requests from the USAO, SEC, Civil Division, or other authorities, which may require further investigation. There can be no assurance that any resolution of these matters and investigations with the USAO or SEC will not have a material and unfavorable or adverse outcome of the company. The foregoing matters have diverted and may continue to divert management’s attention, have caused the company to suffer reputational harm, have required and will continue to require the company to devote significant financial resources, could subject the company and its officers and directors to civil or criminal proceedings, and depending on the resolution of the matters or any proceedings, could result in fines, payments, or financial remedies in amounts that may be material to our financial condition, or equitable remedies, and materially and affect the company’s business, previously reported financial results, financial results included in this proxy statement, or future financial results. The occurrence of any of these events could have a material adverse effect on the company’s business, financial condition and results of operations.

Our PPP loans may be audited or reviewed by federal or state regulatory authorities.

We applied for and obtained loan funding under the PPP (the “PPP Loan”), evidenced by a promissory note (the “PPP Note”), pursuant to the PPP Loan, the balance of which has been forgiven, and under the Second Draw PPP loan and related promissory note (the “PPP2 Note”) in the principal amount of $1,765,495, the balance of which was initially forgiven. However, in connection with an investigation by the Civil Division, in June 2022 we paid a total of $1,787,417 in repayment of our Second Draw PPP loan principal and related interest and fees. Our PPP loans and applications for forgiveness of loan amounts remain subject to future review and audit by the U.S. Small Business Administration (“SBA”) for compliance with program requirements set forth in the PPP Interim Final Rules and in the Borrower Application Form, including without limitation the required economic necessity certification by Adamis that was part of the PPP loan application process. Accordingly, we are subject to audit or review by federal or state regulatory authorities as a result of applying for and obtaining the PPP Loan and Second Draw PPP Loan or obtaining forgiveness of those loans. If we or the combined company were to be audited or reviewed and receive an adverse determination or finding in such audit or review, we could be required to return or repay the full amount of the applicable loan and could be subject to additional fines or penalties, which could reduce our liquidity and adversely affect our business, financial condition and results of operations.

Risk Relating to Business and Industry of Adamis and the Combined Company

We may never commercialize additional product candidates that are subject to regulatory approval or earn a profit.

Except for our SYMJEPI and ZIMHI products, we have not received regulatory approval for any drugs or products. Except for revenues from sales of products of our former discontinued compounded pharmaceutical business, and amounts that we have received and may receive in the future pursuant to our commercialization agreements relating to our SYMJEPI and ZIMHI products, for many years we have not generated commercial revenue from marketing or selling any drugs or other products. We, and after the Merger the combined company, may never be able to commercialize any additional product candidates or be able to generate revenue from sales of such products. Because of the risks and uncertainties associated with developing and commercializing our products and product candidates, we are unable to predict when we may commercially introduce such products, the extent of any future losses, or when we will become profitable, if ever.

Our development plans concerning our product candidates are affected by many factors, the outcome of which are difficult to predict.

The development of new pharmaceutical products is a highly risky undertaking. The combined company’s potential products will require significant additional research and development before any commercial introduction. Our and the combined company’s product development plans are affected by many factors, many of which are difficult to predict. Some of the factors that could affect our and the combined company’s development plans for our products and product candidates include: the availability of adequate funding to support product research and development efforts; regulatory pathway for our products; the time required to conduct required pre-clinical and clinical trials and unexpected delays in the anticipated timing of the commencement, conduct or completion of clinical trials; the outcome and results of pre-clinical and clinical trials; the FDA’s review and acceptance of NDAs that we may file concerning our product candidates; general market conditions and developments in the marketplace including the introduction of potentially competing new products by our competitors; any unexpected difficulties in licensing or sublicensing intellectual property rights that may be required for other components of the product; patent infringement lawsuits relating to Paragraph IV certifications as part of any Section 505(b)(2) or ANDA filings that we may make in the future; any unexpected difficulties in the ability of our suppliers to timely supply quantities for trials or commercial launch of the product; and our ability to successfully market and sell our products or enter into commercialization arrangements with third parties to market our products. There can be no assurance that any future research, development or clinical trial efforts will result in viable products or meet efficacy standards. Future preclinical or clinical results may be negative or insufficient to allow us to successfully develop and market our product candidates. Obtaining needed data and results may take longer than planned or may not be obtained at all. Any such delays or setbacks could have a material adverse effect on our ability to achieve our financial goals.

Business or economic disruptions or global health concerns could harm our business.

Business or economic disruptions or global health concerns, such as the COVID-19 pandemic, could adversely affect our business.  The COVID-19 pandemic, which the World Health Organization announced in January 2020 was a global health emergency, spread throughout most of the world including the United States.  The outbreak resulted in extended shutdowns of businesses in the United States and elsewhere and had ripple effects on businesses and activities around the world. The COVID-19 outbreak and continued spread of COVID-19, including the identification of novel strains of COVID-19, has affected and may continue to affect our operations, our customers and third parties on which we rely.   In addition, we, and after the Merger the combined company, could experience delays in obtaining products or services from our third-party manufacturers or suppliers as a result of the impact of the COVID-19 pandemic or other similar outbreaks on such parties.   The extent to which the COVID-19 pandemic will continue to impact our business is difficult to predict and subject to change, and will depend on future developments, which are highly uncertain and cannot be predicted, including without limitation the severity of the disease and duration of the outbreak, travel restrictions and social distancing requirements in the United States and other countries, future mutations and variations of the coronavirus, and the effectiveness of actions taken in the United States and other countries to contain and treat the disease and address its impact.  In addition, a severe or prolonged economic downturn or political disruption could result in a variety of risks to our business, including our ability to raise capital when needed on acceptable terms, if at all.  A weak or declining economy or political disruption could also strain our manufacturers or suppliers, possibly resulting in supply disruption, or cause our customers to delay making purchases or payments for our products.  Any of the foregoing could harm our business and after the Merger the business of the combined company.  In addition, the COVID-19 pandemic has resulted in significant governmental measures being implemented to control the spread of the virus, including, at various times, quarantines, shelter-in-place or work-from-home orders or policies, travel restrictions, social distancing and business shutdowns.  The effects of any such future measures could negatively impact productivity of our employees and disrupt our business activities, the magnitude of which will depend, in part, on the length and severity of the restrictions and our ability to conduct business in the ordinary course.

We rely, and the combined company will rely, on third parties to conduct our pre-clinical and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be unable to obtain, or may experience delays in obtaining, regulatory approval, or may not be successful in commercializing our planned and future products.

Like many companies our size, we do not have, and after the Merger the combined company will not have, the ability to conduct preclinical or clinical studies for our product candidates without the assistance of third parties who conduct the studies on our behalf. These third parties are often toxicology facilities and clinical research organizations, or CROs, that have significant resources and experience in the conduct of pre-clinical and clinical studies. The toxicology facilities conduct the pre-clinical safety studies as well as associated tasks connected with these studies. For clinical trials, the CROs typically perform patient recruitment, study execution at their facility or management of study execution at other clinical sites, project management, data management, statistical analysis, compilation of study reports and other reporting functions. We have relied on third parties to conduct clinical trials of our product candidates and to use third party toxicology facilities and CROs for our pre-clinical and clinical studies, and we intend, and after the Merger the combined company intends, to rely on such third parties in connection with any future pre-clinical or clinical trials that we may conduct. We may also rely on academic institutions or CROs to conduct, supervise or monitor some or all aspects of clinical trials involving our products.

Our reliance on these third parties for development activities will reduce our control over these activities. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or for other reasons, we may be required to replace them, and our clinical trials may be extended, delayed or terminated. Although we believe there are a number of third-party contractors that we could engage to continue these activities, replacing a third-party contractor may result in a delay of the affected trial.

If there are injuries or deaths associated with our clinical trials or use of our products, or if there is a product recall affecting one or more of our products, we, and after the Merger the combined company, may be exposed to significant liabilities.

The testing of human health care product candidates entails an inherent risk of allegations of clinical trial liability, while the marketing and sale of approved products entails an inherent risk of allegations of product liability and associated adverse publicity. The production, manufacturing, labeling of pharmaceutical products is inherently risky. We, and after the Merger the combined company, could be adversely affected if any of our products, prove to be, or are asserted to be, harmful to patients. There are a number of factors that could result in the injury or death of a patient who receives one of our products, including unexpected adverse events, quality issues, manufacturing or labeling flaws, improper packaging or unanticipated or improper uses of the products, any of which could result from human or other error. Any of these situations could lead to a recall of, safety alert, or other proceedings or actions, relating to one or more of such products. For example, on March 21, 2022, we announced a voluntary recall of four lots of SYMJEPI (epinephrine) Injection 0.15 mg (0.15 mg/0.3 mL) and 0.3 mg (0.3 mg/0.3 mL) Pre-Filled Single-Dose Syringes, due to the potential clogging of the needle preventing the dispensing of epinephrine, and the manufacture of SYMJEPI by our third party manufacturer was put on hold. There can be no assurance concerning the timing of resumption of manufacturing or resupplying our distribution partner with product to enable a relaunch of SYMJEPI. The recall may have an adverse effect on the amount or the timing of our revenues, and on our financial results and liquidity, in future financial periods.

In addition, current or future insurance coverage may prove insufficient to cover any liability claims brought against us. We currently maintain liability insurance. However, such insurance policies are expensive, may not provide sufficient coverage, and may not be available in the future on acceptable terms, or at all. As we conduct clinical trials and introduce products into the United States market and into the markets of other countries, the risk of adverse events increases and our requirements for liability insurance coverage are likely to increase. We are subject to the risk that substantial liability claims from the testing or marketing of pharmaceutical products could be asserted against us in the future. If adverse events or deaths or a product recall, either voluntarily or as required by the FDA, state authorities or other non-US regulatory bodies, were associated with our products we could become subject to product and professional liability lawsuits or other proceedings, including enforcement actions by state and federal authorities or other healthcare self-regulatory bodies or product liability claims or lawsuits. In addition, such matters could result in indemnification claims by third parties or claims relating to the product recall or associated expenses, including third parties that have purchased or may purchase one or more of our products. Any of the foregoing matters could result in a material adverse effect on our business, results of operations, financial condition and liquidity. There can be no assurance that we will be able to obtain or maintain insurance on acceptable terms for clinical and commercial activities or that any insurance obtained will provide adequate protection against potential liabilities. An inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could inhibit our business. If losses from liability claims exceed our insurance coverage, we may incur substantial liabilities that exceed our financial resources. A product or clinical trial liability action against us would be expensive and time-consuming to defend, even if we ultimately prevailed. If we are required to pay a claim, we may not have sufficient financial resources and our business and results of operations may be harmed. A product liability claim brought against us in excess of our insurance coverage, if any, could have a material adverse effect upon our business, financial condition and results of operations.

Delays in the commencement or completion of pre-clinical or clinical testing of our product candidates could result in increased costs and delay our ability to generate significant revenues.

The actual timing of commencement and completion of pre-clinical or clinical trials can vary substantially from our anticipated timing due to factors such as funding limitations, scheduling conflicts with participating clinicians and clinical institutions, and the rate of patient enrollment. Pre-clinical or clinical trials involving our, and after the Merger the combined company’s, product candidates may not commence or be completed as forecast. Delays in the commencement or completion of pre-clinical or clinical testing could significantly impact our product development costs. The commencement of pre-clinical or clinical trials can be delayed for a variety of reasons, including delays in:

●	obtaining required funding;

●	obtaining regulatory approval to commence a clinical trial;

●	reaching agreement on acceptable terms with prospective contract research organizations and clinical trial sites;

●	obtaining sufficient quantities of clinical trial materials for product candidates;

●	obtaining institutional review board approval to conduct a clinical trial at a prospective site; and

●	recruiting participants for a clinical trial.

In addition, once a clinical trial has begun, it may be suspended or terminated by us or the FDA or other regulatory authorities due to a number of factors, including:

●	failure to conduct the clinical trial in accordance with regulatory requirements;

●	inspection of the clinical trial operations or clinical trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;

●	failure to achieve certain efficacy and/or safety standards; or

●	lack of adequate funding to continue the clinical trial.

Clinical trials require sufficient participant enrollment, which is a function of many factors, including the size of the target patient population, the nature of the trial protocol, the proximity of participants to clinical trial sites, the availability of effective treatments for the relevant disease, the eligibility criteria for our clinical trials and competing trials. Delays in enrollment can result in increased costs and longer development times. Our failure to enroll participants in our clinical trials could delay the completion of the clinical trials beyond expectations. In addition, our interim data analysis and/or the FDA could require us to conduct clinical trials with a larger number of participants than we may project for any of our product candidates. As a result of these factors, we may not be able to enroll a sufficient number of participants in a timely or cost-effective manner. Furthermore, enrolled participants may drop out of clinical trials, which could impair the validity or statistical significance of the clinical trials. A number of factors can influence the discontinuation rate, including, but not limited to: the inclusion of a placebo arm in a trial; possible lack of effect of the product candidate being tested at one or more of the dose levels being tested; adverse side effects experienced, whether or not related to the product candidate; and the availability of numerous alternative treatment options that may induce participants to withdraw from the trial.

We, and after the Merger the combined company, may be required to suspend, repeat or terminate our clinical trials if the trials are not well designed, do not meet regulatory requirements or the results are negative or inconclusive, which may result in significant negative repercussions on business and financial condition.

Before regulatory approval for a potential product can be obtained, we must undertake clinical testing on humans to demonstrate the safety, tolerability and efficacy of the product. We cannot assure you that we, or after the Merger the combined company, will obtain authorization to permit any product candidates that are in the preclinical or clinical development phase to enter the human clinical testing phase. In addition, we cannot assure you that any authorized preclinical or clinical testing will be completed successfully within any specified time period by us, or without significant additional resources or expertise to those originally expected to be necessary. We cannot assure you that any testing or clinical trials will show potential products to be safe, tolerable and efficacious or that any such product will be approved for a specific indication. Further, the results from preclinical studies and early clinical trials may not be indicative of the results that will be obtained in later-stage clinical trials. In addition, we or regulatory authorities may suspend clinical trials at any time on the basis that the participants are being exposed to unacceptable health risks.

We do not have commercial-scale manufacturing capability, and we lack commercial manufacturing experience. We, and after the Merger the combined company, will likely rely on third parties to manufacture and supply our product candidates for which we will be seeking FDA approval.

We do not own or operate, and the combined company is unlikely to own or operate, manufacturing facilities for clinical or commercial production of pharmaceutical products and product candidates. We do not have, and the combined company does not have, any substantial experience in drug formulation or manufacturing, and we lack the resources and the capability to manufacture any of our product candidates on a clinical or commercial scale. Accordingly, we expect to depend on third-party contract manufacturers for the foreseeable future. Any performance failure on the part of our contract manufacturers could delay clinical development, regulatory approval or commercialization of the combined company’s future product candidates, or result in product recalls or shortages or manufacturing halts or delays, depriving us of potential product revenue and resulting in additional losses. Any manufacturing problem or the loss of a contract manufacturer could be disruptive to our operations and result in lost sales. Additionally, we rely on third parties to supply the raw materials needed to manufacture our existing and potential products. Any business interruptions resulting from geopolitical actions, including war and terrorism, adverse public health developments such as the COVID-19 pandemic, or natural disasters including earthquakes, typhoons, floods and fires, could adversely affect our supply chain. Any reliance on suppliers may involve several risks, including a potential inability to obtain critical materials and reduced control over production costs, delivery schedules, reliability and quality. Any unanticipated disruption to our manufacturers or suppliers could delay shipment of any of our products, increase our cost of goods sold and result in lost sales.

The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, particularly in scaling up initial production.

These problems can include difficulties with production costs and yields, quality control (including stability of the product candidate and quality assurance testing), shortages of qualified personnel, and compliance with strictly enforced federal, state and foreign regulations. If our third-party contract manufacturers were to encounter any of these difficulties or otherwise fail to comply with their obligations or under applicable regulations, our ability to provide product candidates to patients in our clinical trials or to provide products commercially would be jeopardized. If we file an application for marketing approval of the product and the FDA grants marketing approval, any delay or interruption in the supply of product could delay the commercial launch of the product or impair our ability, and the combined company’s ability, to meet demand for the product. Difficulties in supplying products for clinical trials could increase the costs associated with our clinical trial programs and, depending upon the period of delay, require us to commence new trials or qualify new manufacturers at significant additional expense, possibly causing commercial delays or termination of the trials.

Our products can only be manufactured in a facility that has undergone a satisfactory inspection by the FDA and other relevant regulatory authorities. For these reasons, we may not be able to replace manufacturing capacity for our products quickly if we or our contract manufacturer(s) were unable to use manufacturing facilities as a result of a fire, natural disaster (including an earthquake), equipment failure, or other difficulty, or if such facilities were deemed not in compliance with the regulatory requirements and such non-compliance could not be rapidly rectified. An inability or reduced capacity to manufacture our products could have a material adverse effect on our, and the combined company’s business, financial condition, and results of operations.

We are, and after the Merger the combined company will be, subject to substantial government regulation, which could materially adversely affect our business. If we do not receive regulatory approvals, we may not be able to develop and commercialize our technologies.

We need FDA approval to market our products in the United States that are subject to regulatory approval, and similar approvals from foreign regulatory authorities to market products outside the United States. The production and marketing of such products and potential products and our ongoing research and development, pre-clinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities in the United States and will face similar regulation and review for overseas approval and sales from governmental authorities outside of the United States. The regulatory review and approval process, which may include evaluation of preclinical studies and clinical trials of our products that are subject to regulatory review, as well as the evaluation of manufacturing processes and contract manufacturers’ facilities, is lengthy, expensive and uncertain. We have limited experience in filing and pursuing applications necessary to gain regulatory approvals. Product candidates usually must undergo rigorous pre-clinical and clinical testing and an extensive regulatory approval process before they can be marketed. This process makes it longer, more difficult and more costly to bring our potential products to market, and we cannot guarantee that any potential products will be approved. Many products for which FDA approval has been sought by other companies have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record-keeping procedures. If we or our collaboration partners do not comply with applicable regulatory requirements, such violations could result in non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Regulatory authorities generally have substantial discretion in the approval process and may either refuse to accept an application, or may decide after review of an application that the data submitted is insufficient to allow approval of the proposed product, as we have experienced with previous complete response letters, or CRLs, that we have received from the FDA. If regulatory authorities do not accept or approve our applications, they may require that we conduct additional clinical, preclinical or manufacturing studies and submit that data before regulatory authorities will reconsider such application. We may need to expend substantial resources to conduct further studies to obtain data that regulatory authorities believe is sufficient. Depending on the extent of these studies, acceptance or approval of applications may be delayed by several years, or may require us to expend more resources than we may have available. It is also possible that additional studies may not suffice to make applications approvable. If any of these outcomes occur, we may be forced to abandon our applications for approval. Failure to obtain FDA or other required regulatory approvals, or withdrawal of previous approvals, would adversely affect our business. Even if regulatory approval of a product is granted, this approval may be conditional or provisional requiring additional testing and may entail limitations on uses for which the product may be labeled and promoted, or could result in product withdrawal, or may prevent us from broadening the uses of products for different applications.

Following regulatory approval of any of our drug candidates, we will be subject to ongoing regulatory obligations and restrictions, which may result in significant expense and limit our ability to commercialize our potential products.

With regard to our drug candidates that are approved by the FDA or by another regulatory authority, we are held to extensive regulatory requirements over product manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion and record keeping. Regulatory approvals may also be subject to significant limitations on the indicated uses or marketing of the drug candidates. Potentially costly follow-up or post-marketing clinical studies may be required as a condition of approval to further substantiate safety or efficacy, or to investigate specific issues of interest to the regulatory authority. Previously unknown problems with the drug candidate, including adverse events of unanticipated severity or frequency, may result in restrictions on the marketing of the drug, and could include withdrawal of the drug from the market. In addition, the law or regulatory policies governing pharmaceuticals may change. New statutory requirements may be enacted or additional regulations may be enacted that could prevent or delay regulatory approval of our drug candidates. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or elsewhere. If we are not able to maintain regulatory compliance, we, or after the Merger the combined company, might not be permitted to market our drugs and our business could suffer.

If we, or after the Merger the combined company, fail to obtain acceptable prices or appropriate reimbursement for our products, our ability to successfully commercialize our products will be impaired.

Government and insurance reimbursements for healthcare expenditures play an important role for many pharmaceutical companies such as Adamis, and after the Merger the combined company, that plan to offer various products in the United States and other countries in the future. Physicians and patients may decide not to order our products unless third-party payors, such as managed care organizations as well as government payors such as Medicare and Medicaid, pay a substantial portion of the price of the products. Market acceptance and sales of our products and potential products will depend in part on the extent to which reimbursement for the costs of such products will be available from government health administration authorities, private health coverage insurers, managed care organizations, and other organizations. In the United States, our ability to have our products eligible for Medicare, Medicaid or private insurance reimbursement will be an important factor in determining the ultimate success of our products. If, for any reason, Medicare, Medicaid or the insurance companies decline to provide reimbursement for our products, our ability to commercialize our products would be adversely affected.

Third-party payors may challenge the price of medical and pharmaceutical products. Reimbursement by a third-party payor may depend on a number of factors, including a payor’s determination that our product candidates are not experimental or investigational, effective, medically necessary, appropriate for the specific patient, cost-effective, supported by peer-reviewed publications, or included in clinical practice guidelines.

If purchasers or users of our products and related treatments are not able to obtain appropriate reimbursement for the cost of using such products, they may forego or reduce such use. Significant uncertainty exists as to the reimbursement status of newly approved drug or pharmaceutical products, and there can be no assurance that adequate third-party coverage will be available for any of our products. Even if our products are approved for reimbursement by Medicare, Medicaid and private insurers, of which there can be no assurance, the amount of reimbursement may be reduced at times or even eliminated, which could have a material adverse effect on our business, financial condition and results of operations.

Legislative or regulatory reform of the healthcare system may affect our ability to sell our products profitably.

In both the United States and certain foreign jurisdictions, there have been and are expected to be a number of legislative and regulatory changes to the healthcare system in ways that could impact our ability to sell our products profitably, including the Patient Protection and Affordable Care Act, or ACA. Given the enactment of these laws and other federal and state legislation and regulations relating to the healthcare system, their impact on the biotechnology and pharmaceutical industries and our business is uncertain. On August 16, 2022, President Biden signed the Inflation Reduction Act of 2022, or IRA, into law, which sets forth meaningful changes to drug product reimbursement by Medicare. Among other actions, the IRA permits HHS to engage in price-capped negotiation to set the price of certain drugs and biologics reimbursed under Medicare Part D. The IRA also establishes a rebate obligation for drug manufacturers that increase prices of Medicare Part D covered drugs at a rate greater than the rate of inflation. The inflation rebates may require us to pay rebates if we increase the cost of a covered Medicare Part D approved product faster than the rate of inflation. In addition, the law eliminates the “donut hole” under Medicare Part D beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost and requiring manufacturers to subsidize, through a newly established manufacturer discount program, 10% of Part D enrollees’ prescription costs for brand drugs below the out-of-pocket maximum and 20% once the out-of-pocket maximum has been reached. Our cost-sharing responsibility for any approved product covered by Medicare Part D could be significantly greater under the newly designed Part D benefit structure compared to the pre-IRA benefit design. Additionally, manufacturers that fail to comply with certain provisions of the IRA may be subject to penalties, including civil monetary penalties. The IRA is anticipated to have significant effects on the pharmaceutical industry and may reduce the prices we can charge and reimbursement we can receive for our products, among other effects. The U.S. Congress continues to consider issues relating to the healthcare system, and future legislation or regulations may affect our ability, and after the Merger the combined company’s ability, to market and sell products on favorable terms, which would affect our results of operations, as well as our ability to raise capital, obtain additional collaborators or profitably market our products. Such legislation or regulation may reduce our revenues, increase our expenses or limit the markets for our products. In particular, we may experience pricing pressures in connection with the sale of future products that we may develop due to the influence of health maintenance and managed health care organizations and additional legislative proposals.

We are subject to a variety of federal, state and local laws and regulations relating to the general healthcare industry, which are subject to frequent change.

Participants in the healthcare industry, including Adamis and, after the Merger, the combined company, are subject to a variety of federal, state, and local laws and regulations. Laws and regulations in the healthcare industry are extremely complex and, in many instances, industry participants do not have the benefit of significant regulatory or judicial interpretation. Such laws and regulations are subject to change and often are uncertain in their application. There can be no assurance that we, or after the Merger the combined company, will not be subject to scrutiny or challenge under one or more of these laws or regulations or that any such challenge would not be successful. Any such challenge, whether or not successful, could adversely affect our business, financial condition or results of operations.

Laws that may affect our ability to operate include, but are not limited to, the federal Anti-Kickback Statute, federal civil and criminal false claims laws, state anti-kickback and false claims laws, the Health Insurance Portability and Accountability Act, or HIPAA, as amended by HITECH, and the federal Physician Payments Sunshine Act, created under the ACA and its implementing regulations. Violations of these laws can result in imprisonment, civil or criminal fines, fines and disciplinary actions relating to our state licensure, disgorgement, exclusion of products from reimbursement under U.S. federal or state healthcare programs, additional reporting requirements and/or oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations. Moreover, any violation or alleged violation of such federal or state laws could harm our reputation, customer relationships or otherwise have a material adverse effect on our business, financial condition and results of operations.

We, and after the Merger the combined company, have limited sales, marketing and distribution experience.

We have limited experience in the sales, marketing, and distribution of pharmaceutical products. There can be no assurance that we, or after the Merger the combined company, will be able to establish sales, marketing, and distribution capabilities or make arrangements with collaborators or others to perform such activities or that such efforts will be successful. If we decide to market any products directly ourselves, we would be required to either acquire or internally develop a marketing and sales force with technical expertise and with supporting distribution capabilities. The acquisition or development of a sales, marketing and distribution infrastructure would require substantial resources, which may not be available to us or, even if available, could divert the attention of our management and key personnel and have a negative impact on further product development efforts.

We may seek to enter into arrangements to develop and commercialize our products. These collaborations, even if secured, may not be successful.

We have entered and sought to enter into arrangements with third parties regarding development or commercialization of some of our products or product candidates and may in the future seek to enter into collaborative arrangements to develop and commercialize our products or potential products both in North America and international markets. There can be no assurance that we, or after the Merger the combined company, will be able to negotiate commercialization or collaborative arrangements on favorable terms or at all or that our current or future collaborative arrangements will be successful. The amount and timing of resources such third parties will devote to these activities may not be within our control. There can be no assurance that such parties will perform their obligations as expected. There can be no assurance that our collaborators will devote adequate resources to our products.

Even if they are approved and commercialized, if our products, or after the Merger the combined company’s products, are unable to compete effectively with current and future products targeting similar markets as our potential products, our commercial opportunities will be reduced or eliminated.

The markets for our SYMJEPI products and ZIMHI product, and for other product candidates that we, or after the Merger the combined company, may develop, are intensely competitive and characterized by rapid technological progress. We face, and the combined company will face, competition from numerous sources, including major biotechnology and pharmaceutical companies worldwide. Many of our competitors have substantially greater financial and technical resources, and development, production and marketing capabilities, than we do. Our SYMJEPI products compete with a number of other currently marketed epinephrine products for use in the emergency treatment of acute allergic reactions, including anaphylaxis. Our ZIMHI product competes with a number of other currently marketed products utilizing naloxone, for the treatment of acute opioid overdose. DMK’s product candidates, if successfully developed and commercialized, are likely to compete with a number of competing products and technologies intended for similar indications or conditions. Other companies have established technologies that may be competitive with our, or after the Merger the combined company’s, product candidates and any future products that we or the combined company may develop or acquire. Some of these products may use different approaches or means to obtain results, which could be more effective or less expensive than our products for similar indications. In addition, many of these companies have more experience than we do in pre-clinical testing, performance of clinical trials, manufacturing, and obtaining FDA and foreign regulatory approvals. They may also have more brand name exposure and expertise in sales and marketing. We also compete with academic institutions, governmental agencies and private organizations that are conducting research in the same fields.

Competition among these entities to recruit and retain highly qualified scientific, technical and professional personnel and consultants is also intense. As a result, there is a risk that one or more of our competitors will develop a more effective product for the same indications for which we are developing a product or, alternatively, bring a similar product to market before we can do so. Failure to successfully compete will adversely impact the ability to raise additional capital and ultimately achieve profitable operations.

Our products, and after the Merger the combined company’s products, may not gain acceptance among physicians, patients, or the medical community, thereby limiting our potential to generate revenue, which will undermine our future growth prospects.

Even if our product candidates are approved for commercial sale by the FDA or other regulatory authorities, the degree of market acceptance of any approved products by physicians, health care professionals and third-party payors, and our profitability and growth, will depend on a number of factors, including:

●	the ability to provide acceptable evidence of safety and efficacy;

●	pricing and cost effectiveness, which may be subject to regulatory control;

●	our ability to obtain sufficient third-party insurance coverage or reimbursement;

●	effectiveness of our or our collaborators’ sales and marketing strategy;

●	relative convenience and ease of administration;

●	the prevalence and severity of any adverse side effects; and

●	availability of alternative treatments.

If any product candidate that we develop does not provide a treatment regimen that is at least as beneficial as the current standard of care or otherwise does not provide some additional patient benefit over the current standard of care, that product will likely not achieve market acceptance and we will not generate sufficient revenues to achieve profitability.

If we suffer negative publicity concerning the safety of our products in development, our sales may be harmed and we may be forced to withdraw such products.

If concerns should arise about the safety of any of our products that are marketed, regardless of whether or not such concerns have a basis in generally accepted science or peer-reviewed scientific research, such concerns could adversely affect the market for these products. Similarly, negative publicity could result in an increased number of product liability claims, whether or not these claims are supported by applicable law.

Our failure to adequately protect or to enforce our intellectual property rights or secure rights to third party patents could materially harm our proprietary position in the marketplace or prevent the commercialization of our products.

Our success, and after the Merger the success of the combined company, depends in part on our ability to obtain and maintain protection in the United States and other countries for the intellectual property covering or incorporated into our technologies and products. The patents and patent applications in our existing patent portfolio are either owned by us or licensed to us. Our, and after the Merger the combined company’s, ability to protect our product candidates from unauthorized use or infringement by third parties depends substantially on our ability to obtain and maintain, or license, valid and enforceable patents. Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering pharmaceutical inventions and the scope of claims made under these patents, our ability to obtain and enforce patents is uncertain and involves complex legal and factual questions for which important legal principles are unresolved.

There is a substantial backlog of patent applications at the United States Patent and Trademark Office, or USPTO. There can be no assurance that any patent applications relating to our, or after the Merger the combined company’s, products or methods will be issued as patents, or, if issued, that the patents will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide a competitive advantage. We may not be able to obtain patent rights on products, treatment methods or manufacturing processes that we may develop or to which we may obtain license or other rights. Even if we or the combined company do obtain patents, rights under any issued patents may not provide us with sufficient protection for our product candidates or provide sufficient protection to afford us a commercial advantage against our competitors or their competitive products or processes. Patents and intellectual property that we own or license may not afford us the rights that we anticipate. It is possible that no patents will be issued from any pending or future patent applications owned by or licensed to us or, after the Merger, the combined company. Others may challenge, seek to invalidate, infringe or circumvent any patents we own or license. Alternatively, in the future we, or after the Merger the combined company, may be required to initiate litigation against third parties to enforce our intellectual property rights. The defense and prosecution of patent and intellectual property claims are both costly and time consuming, even if the outcome is favorable to us. Any adverse outcome could subject us, or after the Merger the combined company, to significant liabilities, require us to license disputed rights from others, or require us to cease selling our future products.

In addition, many other organizations are engaged in research and product development efforts that may overlap with our products. Such organizations may currently have, or may obtain in the future, legally blocking proprietary rights, including patent rights, in one or more products or methods under development or consideration by us or, after the Merger, the combined company. These rights may prevent us from commercializing technology, or may require us to obtain a license from the organizations to use the technology. We may not be able to obtain any such licenses that may be required on reasonable financial terms, if at all, and we cannot be sure that the patents underlying any such licenses will be valid or enforceable. As with other companies in the pharmaceutical or biotechnology industry, we are subject to the risk that persons located in other countries will engage in development, marketing or sales activities of products that would infringe our patent rights if such activities were conducted in the United States.

Our, and after the Merger the combined company’s, patents also may not afford protection against competitors with similar technology. We may not have identified all patents, published applications or published literature that affect our business either by blocking our ability to commercialize our product candidates, by preventing the patentability of our products or by covering the same or similar technologies that may affect our ability to market or license our product candidates. In addition, many companies have encountered difficulties in protecting and defending their intellectual property rights in foreign jurisdictions. If we encounter such difficulties or are otherwise precluded from effectively protecting our intellectual property rights in either the United States or foreign jurisdictions, our business prospects could be substantially harmed. In addition, we, and after the Merger the combined company, may not have adequate cash funding to devote the resources that might be necessary to prepare or pursue patent applications, either at all or in all jurisdictions in which we might desire to obtain patents, or to maintain already-issued patents.

We, and after the Merger the combined company, may become involved in patent litigation or other intellectual property proceedings relating to our future product approvals, which could result in liability for damages or delay or stop our development and commercialization efforts.

The pharmaceutical industry has been characterized by significant litigation and other proceedings regarding patents, patent applications, trademarks, and other intellectual property rights. The situations in which we, or after the Merger the combined company, may become parties to such litigation or proceedings may, without limitation, include any third parties initiating litigation claiming that our products infringe their patent or other intellectual property rights, or that one of our trademarks or trade names infringes the third party’s trademark rights; in such case, we will need to defend against such proceedings. For example, the field of generic pharmaceuticals is characterized by frequent litigation that occurs in connection with the regulatory filings under Section 505(b)(2) of the FDCA and attempts to invalidate the patent of the reference drug.

The costs of resolving any patent litigation or other intellectual property proceeding, even if resolved in our favor, could be substantial. Many of our potential competitors will be able to sustain the cost of such litigation and proceedings more effectively than we can because of their substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other intellectual property proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other intellectual property proceedings may also consume significant management time.

In the event that a competitor infringes upon our patent or other intellectual property rights, enforcing those rights may be costly, difficult, and time-consuming. Even if successful, litigation to enforce our intellectual property rights or to defend our patents against challenge could be expensive and time-consuming and could divert our management’s attention. We may not have sufficient resources to enforce our intellectual property rights or to defend our patent or other intellectual property rights against a challenge. If we are unsuccessful in enforcing and protecting our intellectual property rights and protecting our products, it could materially harm our business.

We are, and after the Merger the combined company will be, subject to certain data privacy and security requirements, which are complex and difficult to comply with at times. Any failure to ensure adherence to these requirements could subject us to fines and penalties, and damage our reputation.

We are, and after the Merger the combined company will be, required to comply, as applicable, with numerous federal and state laws, including state security breach notification laws, state health information privacy laws and federal and state consumer protection laws, which govern the collection, use and disclosure of personal information. Other countries also have, or are developing, laws governing the collection, use and transmission of personal information. In addition, most healthcare providers who may prescribe products we may sell in the future and from whom we may obtain patient health information are subject to privacy and security requirements under HIPAA and comparable state laws. These laws could create liability for us or increase our cost of doing business, and any failure to comply could result in harm to our reputation, and potentially fines and penalties.

There are significant limitations on our ability in the future to utilize any net operating loss carryforwards for federal and state income tax purposes.

At December 31, 2022, we had federal and state net operating loss carryforwards, or NOLs, and credit carryforwards which, subject to certain limitations, we may use to reduce future taxable income or offset income taxes due. Insufficient future taxable income will adversely affect our ability to utilize these NOLs and credit carryforwards. In addition, pursuant to Internal Revenue Code Section 382, the annual use of the NOLs and research and development tax credits could be limited by any greater than 50% ownership change during any three-year testing period. As noted in the notes to the audited consolidated financial statements of Adamis appearing elsewhere in this proxy statement, our existing NOLs are subject to limitations arising from previous ownership changes, and if we undergo additional ownership changes, including changes resulting from the proposed Merger transaction, our ability to use our NOLs could be further limited by Section 382 of the Code. As a result of these limitations, we may be materially limited in our ability to utilize our NOLs and credit carryforward.

We have very limited staffing, and we depend, and after the Merger the combined company will depend, on our officers. If we are unable to retain our key employees or to attract additional qualified personnel, our operations and research and development efforts may be seriously jeopardized.

Our success depends, and the success of the combined company after the Merger will depend, to a significant degree upon the efforts of our management team and staff which, after the Merger, is expected to include, without limitation, Ebrahim “Eboo” Versi, M.D., Ph.D., as our chief executive officer, and David J. Marguglio, as our President and Chief Operating Officer. We currently do not have key person life insurance policies covering any of our executive officers or key employees. If key individuals leave us, we could be adversely affected if suitable replacement personnel are not quickly recruited. There is competition for qualified personnel in all functional areas, which makes it difficult to attract and retain the qualified personnel necessary for the operation of our business. Our success also depends in part on our ability to attract and retain highly qualified scientific, commercial and administrative personnel. If we are unable to attract new employees and retain existing key employees, the development and commercialization of our product candidates could be delayed or negatively impacted. In addition, any staffing interruptions resulting from geopolitical actions, including war and terrorism, adverse public health developments, or natural disasters including earthquakes, typhoons, floods and fires, could have an adverse effect on our business.

We are engaged in the process of selling or otherwise disposing of the remaining assets of our former discontinued USC business. There is no assurance regarding the proceeds that we may receive from the sale or disposition of any assets of USC.

As previously disclosed in our reports with the SEC and as disclosed elsewhere in this proxy statement, we previously sold and transferred certain assets relating to our former discontinued human compounding pharmaceutical business of US Compounding Inc., or USC. The remaining operations and business activities of USC have been wound down and terminated, and remaining assets relating to USC’s business have been sold or will be sold or otherwise transferred or disposed of. Effective October 31, 2021, USC surrendered its Arkansas retail pharmacy permit and wholesaler/outsourcer permit and is no longer engaged in the human or veterinary compounding pharmaceutical business. Other matters may arise relating to the former USC business, USC assets, or former USC employees, or arising out of the restructuring, winding down and winding up activities, that could require us to pay amounts in the future. The process of winding down and winding up the remaining business of USC could require us to incur significant additional expenses or pay significant amounts in connection with or relating to the disposition of remaining USC assets, the termination of agreements relating to the USC business, or the resolution of outstanding obligations, liabilities, or current or future claims or proceedings. In addition, we could be required to pay significant fines, penalties or other amounts as a result of proceedings by federal or state regulatory authorities relating to the former business and operations of USC. The compounding pharmaceuticals business formerly conducted by USC is subject to federal, state and local laws, regulations, and administrative practices. There can be no assurance that we or USC have been or are compliant with applicable federal and state regulatory requirements. Failure to comply with FDA requirements and other federal or state governmental laws and regulations can result in fines, disgorgement, unanticipated compliance expenditures, exposure to product liability claims, total or partial suspension of production or distribution, enforcement actions, injunctions and civil or criminal prosecution, any of which could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to Adamis Common Stock

The risk factors below relating to Adamis common stock will also apply to the common stock of the combined company after the Merger. Accordingly, references in the risk factors below to “us,” “our,” “we,” “the company,” “Adamis common stock,” “common stock” or similar terms are intended to also refer to the common stock of the combined company after the Merger.

Provisions of our charter documents and under Delaware law could make an acquisition of the combined company more difficult and may discourage any takeover attempts the company stockholders may consider favorable, and may lead to entrenchment of management.

Provisions of our restated certificate of incorporation and bylaws and, after the Merger, the restated certificate of incorporation and bylaws of the combined company, could delay or prevent changes in control or changes in management without the consent of the board of directors. For example, shares of our preferred stock may be issued in the future without further stockholder approval, and upon such terms and conditions, and having such rights, privileges and preferences, as our board of directors may determine, including, for example, rights to convert into our common stock. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any of our preferred stock that may be issued in the future. The issuance of our preferred stock could have the effect of making it more difficult for a third party to acquire control of us. This could limit the price that certain investors might be willing to pay in the future for shares of our common stock and discourage those investors from acquiring a majority of our common stock. Similarly, our bylaws include a prohibition on stockholder action by written consent, which means that all stockholder action must be taken at an annual or Special Meeting of the stockholders. Moreover, our charter documents do not provide for cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates. Our bylaws require that any stockholder proposals or nominations for election to our board of directors must meet specific advance notice requirements and procedures, which make it more difficult for our stockholders to make proposals or director nominations. The existence of these charter provisions could have the effect of entrenching management and making it more difficult to change our management. Furthermore, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit or restrict large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us, unless one or more exemptions from such provisions apply. These provisions under Delaware law could discourage potential takeover attempts and could reduce the price that investors might be willing to pay for shares of our common stock in the future.

The price of our, and the combined company’s, common stock may be volatile.

The market price of our, and after the Merger the combined company’s, common stock may fluctuate substantially. For example, from January 2020 to December 31, 2022, the market price of our common stock has fluctuated between approximately $0.12 and $2.34. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of our common stock to fluctuate include:

●	relatively low trading volume, which can result in significant volatility in the market price of our common stock based on a relatively smaller number of trades and dollar amount of transactions;

●	the timing and results of our current and any future preclinical or clinical trials of our product candidates;

●	the entry into or termination of key agreements, including, among others, key collaboration and license agreements;

●	actions taken by regulatory agencies with respect to the combined company’s product candidates, clinical studies, manufacturing process or sales and marketing terms;

●	the timing of, or delay in the timing of, commercial introduction of any of our products;

●	the initiation of, material developments in, or conclusion of, litigation to enforce or defend any of our intellectual property rights;

●	failure of any of our product candidates, if approved, to achieve commercial success;

●	general and industry-specific economic conditions that may affect our research and development expenditures;

●	results of clinical trials and preclinical studies of the combined company’s product candidates, or those of the combined company’s competitors or the combined company’s existing or future collaborators;

●	issues in manufacturing our product candidates or any approved products;

●	the introduction of technological innovations or new commercial products by our competitors;

●	changes in estimates or recommendations by securities analysts, if any, who cover our common stock;

●	failure to meet or exceed financial and development projections the combined company may provide to the public;

●	failure to meet or exceed the financial and development projections of the investment community;

●	if the combined company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts;

●	announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by the combined company or its competitors;

●	future sales of our common stock;

●	publicity or announcements regarding regulatory developments relating to our products;

●	period-to-period fluctuations in our financial results;

●	common stock sales in the public market by one or more of our larger stockholders, officers or directors;

●	our filing for protection under federal bankruptcy laws;

●	disputes or other developments relating to proprietary rights, including patents, litigation matters, and the combined company’s ability to obtain patent protection for its technologies;

●	additions or departures of key personnel;

●	significant lawsuits, including patent or stockholder litigation;

●	an unfavorable outcome in any pending or future legal or regulatory proceeding;

●	changes in the market valuations of similar companies;

●	general market or macroeconomic conditions or market conditions in the pharmaceutical and biotechnology sectors;

●	if the combined company fails to raise an adequate amount of capital to fund its operations and continued development of its product candidates;

●	announcements by competitors of new commercial products, clinical progress or lack thereof, significant contracts, commercial relationships or capital commitments;

●	the introduction of technological innovations or new therapies that compete with the products and product candidates of the combined company;

●	effects of public health crises, pandemics and epidemics, such as the COVID-19 outbreak; or

●	other potentially negative financial announcements, such as a restatement of previously reported financial results or delays in our filings with the SEC.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined company’s common stock. In addition, a recession, depression or other sustained adverse market event could materially and adversely affect the combined company’s business and the value of its common stock. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against such companies. Furthermore, market volatility may lead to increased shareholder activism if the combined company experiences a market valuation that activists believe is not reflective of its intrinsic value. Activist campaigns that contest or conflict with the combined company’s strategic direction or seek changes in the composition of its board of directors could have an adverse effect on its operating results and financial condition.

Trading of our common stock is limited.

There have been and may continue to be periods when our common stock could be considered “thinly-traded,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. Trading of our common stock is limited, and trading restrictions imposed on us by applicable regulations may further reduce our trading, making it difficult for our stockholders to sell their shares.

The foregoing factors may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock. In addition, without a large public float, our common stock is less liquid than the stock of companies with broader public ownership, and as a result, the trading price of our common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate his or her investment in our common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price of our stock than would be the case if our public float were larger. We cannot predict the price at which our common stock will trade at any given time. An active trading market for the combined company’s shares of common stock may never develop or be sustained.

Future sales of substantial amounts of our common stock, or the possibility that such sales could occur, could adversely affect the market price of our common stock.

If in the future we sell additional equity securities to help satisfy funding requirements, those securities may be subject to registration rights or may include warrants with anti-dilutive protective provisions. Future sales in the public market of our common stock, or shares issued upon exercise of our outstanding stock options, warrants or convertible securities, or the perception by the market that these issuances or sales could occur, could lower the market price of our common stock or make it difficult for us to raise additional capital. Our stockholders may experience substantial dilution and a reduction in the price that they are able to obtain upon the sale of their shares. Also, new equity securities issued may have greater rights, preferences or privileges than our existing common stock.

As of December 31, 2022, we had 149,983,265 shares of common stock outstanding, substantially all of which we believe may be sold publicly, subject in some cases to volume and other limitations, provisions or limitations in registration rights agreements, or prospectus-delivery or other requirements relating to the effectiveness and use of registration statements registering the resale of such shares.

As of December 31, 2022, we had reserved for issuance 4,431,429 shares of our common stock issuable upon the exercise of outstanding stock options under our equity incentive plans at a weighted-average exercise price of $4.10 per share, we had outstanding restricted stock units covering 650,000 shares of common stock, and we had outstanding warrants to purchase 14,952,824 shares of common stock at a weighted-average exercise price of $1.13 per share. In addition, in March 2023, in connection with a financing transaction we issued prefunded warrants to purchase 7,500,000 shares of Common Stock, and warrants to purchase up to 48,000,000 shares of Common Stock with an exercise price of $0.138 per share. Subject to applicable vesting requirements and compliance with applicable securities laws, upon exercise of these options or warrants or issuance of shares following vesting of the restricted stock units, the underlying shares may be resold into the public market, subject in some cases to volume and other limitations or prospectus delivery requirements pursuant to registration statements registering the resale of such shares. In the case of outstanding options or warrants that have exercise prices that are below the market price of our common stock from time to time, or upon issuance of shares following vesting of restricted stock units, our stockholders would experience dilution upon the exercise of these options.

In addition, the lack of a robust resale market may require a stockholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock. If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, substantial amounts of our common stock in the public market, the market price of our common stock could decline. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

We have agreed that after the closing of the Merger, we will file a registration statement with the SEC covering the resale from time to time of shares of Adamis common stock that we issue to DMK stockholders pursuant to the merger transaction. As a result, following the Merger, stockholders of DMK may seek to sell shares of Adamis common stock they will receive in the Merger, subject to other restrictions on their ability to sell such shares. Significant sales could adversely affect the market price for the combined company’s common stock for a period of time after completion of the Merger.

Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our common stock, which could negatively impact the market price and liquidity of our common shares and our ability to access the capital markets.

Our common stock is listed on the Nasdaq Capital Market. If we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, or applicable market capitalization or shareholder equity requirements, Nasdaq may take steps to delist our common stock. Such a delisting would have a negative effect on the price of our common stock, impair the ability to sell or purchase our common stock when persons wish to do so, and any delisting materially adversely affect our ability to raise capital or pursue strategic restructuring, refinancing or other transactions on acceptable terms, or at all. Delisting from the Nasdaq Capital Market could also have other negative results, including the potential loss of institutional investor interest and fewer business development opportunities. In the event of a delisting, we would attempt to take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

On December 28, 2022, we were notified by the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) that, based upon our non-compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Rule”) as of December 27, 2022, our common stock was subject to delisting unless we timely requested a hearing before the Nasdaq Hearings Panel (the “Panel”). We timely requested a hearing before the Panel, and a hearing was held on February 16, 2023. On February 21, 2023, the Staff notified us that the Panel has granted our request for continued listing of our common stock on the Nasdaq Stock Market and an extension until June 26, 2023 (the “Compliance Period”) to regain compliance with the continued listing requirements for The Nasdaq Capital Market, including the minimum $1.00 bid price requirement of Nasdaq Listing Rule 5500(a)(2) (the “Rule”). The extension granted by the Panel is subject to our timely undertaking certain corporate actions during the Compliance Period, including without limitation holding a Special Meeting of stockholders to obtain approval for a reverse stock split of our common stock, and effecting a reverse stock split, if required, in order to achieve a closing minimum bid price of $1.00 or more per share for a minimum of ten consecutive trading sessions during the Compliance Period. The notice indicated that June 26, 2023, represents the full extent of the Panel’s discretion to grant continued listing while it is non-compliant, and that the Panel reserved the right to reconsider the terms of the exception.

We intend to diligently work to take the actions required to satisfy the terms of the Panel’s extension and regain compliance with the Rule, including seeking approval of Proposal 2 described in this proxy statement. However, if the reverse stock split Proposal 2 is not approved, our common stock likely will be delisted from the Nasdaq Capital Market.

Our common stock could become subject to additional trading restrictions as a “penny stock,” which could adversely affect the liquidity and price of such stock. If our common stock became subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If our common stock was delisted from the NASDAQ Capital Market and began to trade on the over-the-counter OTC Markets platform, such trading platforms are viewed by most investors as a less desirable, and less liquid, marketplace. As a result, an investor could find it more difficult to purchase, dispose of or obtain accurate quotations as to the value of our common stock.

Unless our common stock is listed on a national securities exchange, such as the NASDAQ Capital Market, our common stock may also be subject to the regulations regarding trading in “penny stocks,” which are those securities trading for less than $5.00 per share, and that are not otherwise exempted from the definition of a penny stock under other exemptions provided for in the applicable regulations. The following is a list of the general restrictions on the sale of penny stocks:

●	Before the sale of penny stock by a broker-dealer to a new purchaser, the broker-dealer must determine whether the purchaser is suitable to invest in penny stocks. To make that determination, a broker-dealer must obtain, from a prospective investor, information regarding the purchaser’s financial condition and investment experience and objectives. Subsequently, the broker-dealer must deliver to the purchaser a written statement setting forth the basis of the suitability finding and obtain the purchaser’s signature on such statement.

●	A broker-dealer must obtain from the purchaser an agreement to purchase the securities. This agreement must be obtained for every purchase until the purchaser becomes an “established customer.”

●	The Exchange Act requires that before effecting any transaction in any penny stock, a broker-dealer must provide the purchaser with a “risk disclosure document” that contains, among other things, a description of the penny stock market and how it functions and the risks associated with such investment. These disclosure rules are applicable to both purchases and sales by investors.

●	A dealer that sells penny stock must send to the purchaser, within 10 days after the end of each calendar month, a written account statement including prescribed information relating to the security.

These requirements can severely limit the liquidity of securities in the secondary market because fewer brokers or dealers are likely to be willing to undertake these compliance activities. If our common stock is not listed on a national securities exchange, the rules and restrictions regarding penny stock transactions may limit an investor’s ability to sell to a third party and our ability to raise additional capital. We make no guarantee that market-makers will make a market in our common stock, or that any market for our common stock will continue.

Our stockholders may experience significant dilution as a result of any additional financing using our securities, or as the result of the exercise or conversion of our outstanding securities.

In the future, to the extent that we raise additional funds by issuing equity securities or securities convertible into or exercisable for equity securities, our stockholders may experience significant dilution. In addition, conversion or exercise of other outstanding options, warrants or convertible securities could result in there being a significant number of additional shares outstanding and dilution to our stockholders. If additional funds are raised through the issuance of preferred stock, holders of preferred stock could have rights that are senior to the rights of holders of our common stock, and the agreements relating to any such issuance could contain covenants that would restrict our operations.

We have not paid cash dividends on our common stock in the past and do not expect that the combined company will pay cash dividends on its common stock for the foreseeable future. Any return on investment may be limited to the value of the common stock.

No cash dividends have been paid on our common stock, and we do not expect to pay, and do not expect that the combined company will pay, cash dividends on our common stock in the foreseeable future. The current expectation is that the combined company will retain its future earnings, if any, to fund the growth of the combined company’s business as opposed to paying dividends. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on a stockholder’s investment will only occur if our stock price appreciates.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

Our restated certificate of incorporation gives our board of directors the right to create new series of preferred stock. As a result, the board of directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock.

Exercise of our outstanding warrants may result in dilution to our stockholders.

As of December 31, 2022, we had outstanding warrants, other than the warrants described in the next sentence, to purchase 58,824 shares of common stock, at a weighted average exercise price of $8.50 per share. As of December 31, 2022, 13,794,000 shares of our common stock were issuable (subject to certain beneficial ownership limitations) upon exercise of warrants, at an exercise price of $1.15 per share, that we issued in connection with our underwritten public offering of common stock and warrants in August 2019; 350,000 shares of our common stock were issuable (subject to certain beneficial ownership limitations) upon exercise of warrants, at an exercise price of $0.70 per share, that we issued in connection with our private placement of warrants in February 2020; and 750,000 shares of our common stock were issuable (subject to certain beneficial ownership limitations) upon exercise of warrants, at an exercise price of $0.47 per share, that we issued in connection with the issuance of Series C Preferred Stock in July 2022. In addition, in March 2023, in connection with a financing transaction we issued prefunded warrants to purchase 7,500,000 shares of Common Stock, and warrants to purchase up to 48,000,000 shares of Common Stock with an exercise price of $0.138 per share.

Our Bylaws provide that the Court of Chancery of the State of Delaware is the sole and exclusive forum for a wide variety of disputes between us and our stockholders, and that the federal district courts of the United States of the America are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Exclusive forum provisions in our Bylaws could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Bylaws, as amended, provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for most legal actions involving actions brought against us by stockholders, including (i) any derivative action or proceeding brought on behalf of the company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the company to the company or the company’s stockholders; (iii) any action asserting a claim against the company or any director or officer or other employee of the company arising pursuant to any provision of the Delaware General Corporation Law, the certificate of incorporation or the Bylaws of the company, or as to which the Delaware General Corporation Law confers jurisdiction on the Courts of Chancery of the State of Delaware; or (iv) any action asserting a claim against the company or any director or officer or other employee of the company governed by the internal affairs doctrine, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants (including without limitation as a result of the consent of such indispensable party to the personal jurisdiction of such court). The Bylaws provide that the foregoing provisions do not apply to actions or suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our Bylaws do not relieve us of our duties to comply with federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations. In addition, our Bylaws, as amended, provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and to have consented to these provisions.

Under the Securities Act, federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act. There is uncertainty as to whether a court (other than state courts in the State of Delaware, where the Supreme Court of the State of Delaware decided in March 2020 that exclusive forum provisions for causes of action arising under the Securities Act are facially valid under Delaware law) would enforce forum selection provisions and whether investors can waive compliance with the federal securities laws and the rules and regulations thereunder. We believe the forum selection provisions in Bylaws, as amended, may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, these provisions may have the effect of discouraging lawsuits against us and/or our directors, officers and employees as it may limit any stockholder’s ability to bring a claim in a judicial forum that such stockholder finds favorable for disputes with us or our directors, officers or employees. In addition, stockholders who do bring a claim in the Court of Chancery in the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. The enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a future court could find the choice of forum provisions contained in our Bylaws to be inapplicable or unenforceable in such action. If a court were to find the choice of forum provision contained in our Bylaws to be inapplicable or unenforceable in an action, we or the combined company may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, identify or discover material weaknesses in our internal control over financial reporting or fail to effectively remediate any identified material weaknesses, our business and financial condition could be materially and adversely affected and our stock price could decline.

Our management is responsible for establishing and maintaining an adequate system of internal control over financial reporting, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with U.S. GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any material changes and weaknesses identified through such evaluation. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly, and our business and financial condition could be adversely affected. If material weaknesses or significant deficiencies are discovered or if we otherwise fail to achieve and maintain the adequacy of our internal control, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock could decline significantly.

As disclosed in our Quarterly Reports on Form 10-Q for the first three quarters of 2021, we identified material weaknesses in our internal control over financial reporting and concluded that our internal control over financial reporting was not effective as of March 31, 2021, June 30, 2021 and September 30, 2021. We believe that the identified weakness was remediated as of December 31, 2021. Nevertheless, any failure to effectively remediate an identified material weakness or otherwise maintain adequate internal controls over financial reporting could adversely impact our ability to report our financial results on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC or other regulatory authorities, and legal proceedings by stockholders or regulatory authorities, which could result in a material adverse effect on our business. We could face monetary judgments, penalties or other sanctions that could have a material adverse effect on our business, financial condition and results of operations and could cause our stock price to decline. Failure to timely file required reports with the SEC, as occurred with respect to our Quarterly Reports on Form 10-Q for the first three quarters of 2021, results in loss of eligibility to utilize short form registration statements on Form S-3 and prospectuses outstanding under previous registration statements not being current or available, which may impair our ability to obtain required capital in a timely manner or issue shares for other purposes, and may subject us to legal claims from stockholders or warrant holders. Inadequate internal control could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

We take responsive actions to address identified material weaknesses in our internal control over financial reporting. However, we can give no assurance that such measures will remediate any material weakness that are identified or that any additional material weaknesses or restatements of financial results will not arise in the future. In the future, our management may determine that our disclosure controls and procedures are ineffective or that there are one or more material weaknesses in our internal controls over financial reporting, resulting in a reasonable possibility that a material misstatement to the annual or interim financial statements would not have been prevented or detected. Accordingly, a material weakness increases the risk that the financial information we report contains material errors. Any system of internal controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Efforts to correct any material weaknesses or deficiencies that may be identified could require significant financial resources to address. Moreover, if remedial measures are insufficient to address the deficiencies that are determined to exist, we may fail to meet our future reporting obligations on a timely basis, our consolidated financial statements could contain material misstatements, we could be required to restate our prior period financial results, our operating results may be harmed, and we could become subject to class action litigation or investigations or proceedings from regulatory authorities. Any of these matters could adversely affect our business, reputation, revenues, results of operations, financial condition and stock price.

At such time, if any, as the combined company is no longer a smaller reporting company or otherwise no longer qualifies for applicable exemptions, the combined company will be subject to additional laws and regulations affecting public companies that will increase the combined company’s costs and the demands on management and could harm the combined company’s operating results.

The combined company will continue to be subject to the reporting requirements of the Exchange Act, which requires, among other things, that the combined company file with the SEC, annual, quarterly and current reports with respect to the combined company’s business and financial condition as well as other disclosure and corporate governance requirements. However, as a smaller reporting company, as such term is defined in Rule 12b-2 under the Exchange Act, the combined company may take advantage of exemptions from various requirements such as an exemption from the requirement to have the combined company’s independent auditors attest to the combined company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, and reduced disclosure obligations regarding executive compensation in the combined company’s periodic reports and proxy statements. At such time, if any, as the combined company is no longer a smaller reporting company or otherwise does not qualify for such exemption, the combined company will be required to comply with these additional legal and regulatory requirements applicable to public companies and will incur significant legal, accounting and other expenses to do so. If the combined company is not able to comply with the requirements in a timely manner or at all, the combined company’s financial condition or the market price of the combined company’s common stock may be harmed. For example, if the combined company or its independent auditor identifies deficiencies in the combined company’s internal control over financial reporting that are deemed to be material weaknesses, the combined company could face additional costs to remedy those deficiencies, the market price of the combined company’s stock could decline or the combined company could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

We may experience difficulties in managing growth.

We are a small company. Any significant growth that we may experience in the future could impose significant added responsibilities on members of management, including the need to identify, attract, retain, motivate and integrate highly skilled personnel. Our future financial performance and our ability to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to:

●	manage our clinical studies effectively;

●	integrate additional management, administrative, manufacturing and regulatory personnel;

●	maintain sufficient administrative, accounting and management information systems and controls; and

●	hire and train additional qualified personnel.

We may not be able to accomplish these tasks, and our failure to accomplish any of them could harm our financial results.

Our business and operations would suffer in the event of cybersecurity or other system failures. Our business depends on complex information systems, and any failure to successfully maintain these systems or implement new systems to handle our changing needs could materially harm our operations.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our suppliers, as well as personally identifiable information of employees. Similarly, our third-party providers possess certain of our sensitive data. The secure maintenance of this information is material to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. The legislative and regulatory landscape for privacy and data protection continues to evolve, and there has been an increasing amount of focus on privacy and data protection issues with the potential to affect our business, including recently enacted laws in a majority of states requiring security breach notification. Thus, any access, disclosure or other loss of information, including our data being breached at our partners or third-party providers, could result in legal claims or proceedings and liability under laws that protect the privacy of personal information, disrupt our operations, and damage our reputation which could adversely affect our business.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We may never obtain substantial research coverage by industry or financial analysts. If no or few analysts commence or continue coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, the combined company will not have any control over the analysts or the content and opinions included in their reports, and if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Risks Related to DMK

The business of DMK is subject to many of the risks described above under the heading “Risks Related to Adamis and, After the Merger, the Combined Company,” including without limitation risks relating to uncertainties relating to the research and development of existing and new product candidates, the costs of conducting research and development activities, uncertainties concerning the regulatory approval process for approval of drug product candidates, and the need for significant funding in order to support and sustain such activities. The following risk factors are intended to describe certain additional risk factors relating to the business of DMK and, after the Merger, the combined company.

DMK has historically been supported by government grant awards, which may not be available to DMK in the future, and such grant awards are subject to guidelines regulating DMK’s research. To the extent that after the Merger, the combined company will rely in part on grant awards to fund its research, the combined company will be subject to the same risks and guidelines associated with government grant awards.

DMK, has received and the combined company intends to continue to seek funding under grant award programs, including a program funded by the National Institutes of Health (“NIH”) and with the New Jersey Commission on Science, Innovation and Technology (“CSIT”). To continue to fund a portion of the combined company’s future research and development programs, the combined company may also require grant funding from similar governmental agencies in the future. However, funding by the NIH or other governmental agencies may be significantly reduced or eliminated in the future for a number of reasons. For example, some programs are subject to a yearly appropriations process overseen by the U.S. Congress. In addition, the combined company may not receive full funding under current or future grants because of budgeting constraints of the agency administering the program or unsatisfactory progress on the study being funded. Therefore, DMK or the combined company cannot provide any assurance that it will receive any future grant funding from any government agencies, or, that if received, it will receive the full amount of the particular grant award. Any such reductions could delay the development of product candidates and the introduction of new products.

Any research conducted under such federal grants will subject the combined company to federal regulation regarding how it conducts its research and it will be obligated to abide by the agreement terms relating to those grants. There are also ethical guidelines promulgated by various governments and research institutions that DMK is presently, and the combined company will be, required to follow in respect of the companies’ research. These guidelines are orientated towards research and experimentation involving humans and animals. Failure to follow the regulations, agreement terms and accepted scientific practices would jeopardize DMK’s or the combined company’s grants and results and the use of the results in further research and approval circumstances, which could have a material adverse effect on results of operations and financial condition. In addition, any failure to comply with applicable laws or regulations affecting such grant awards could harm business and divert management’s attention.

DMK, and after the Merger, the combined company’s ability to obtain reimbursement or funding for its programs from the federal government may be impacted by possible reductions in federal spending.

U.S. federal government agencies currently face potentially significant spending reductions. The U.S. federal budget remains in flux, however, which could, among other things, result in a cut to Medicare payments to providers and otherwise affect federal spending on clinical and pre-clinical research and development. The Medicare program is frequently mentioned as a target for spending cuts. The full impact on our business of any future cuts in Medicare or other programs is uncertain. In addition, DMK, and after the Merger the combined company, cannot predict any impact which the actions of President Biden’s administration and the U.S. Congress may have on the federal budget. If federal spending is reduced, anticipated budgetary shortfalls may also impact the ability of relevant agencies, such as the FDA or the NIH, to continue to function at current levels. Amounts allocated to federal grants and contracts may be reduced or eliminated. These reductions may also impact the ability of relevant agencies to timely review and approve drug research and development, manufacturing, and marketing activities, which may delay our ability to develop, market and sell any products we may develop.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the United States Securities Act of 1933, as amended (the “Securities Act”)), relating to Adamis, DMK, the Merger and the other proposed transactions contemplated thereby. These forward-looking statements include express or implied statements relating to Adamis’ or DMK’s expectations, hopes, beliefs, intentions or strategies regarding the future, including the future business and results of operations of the combined company. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Adamis or DMK, as well as assumptions made by, and information currently available to, management. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting Adamis, DMK, the combined company after the Merger, or the proposed transaction will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Adamis’ or DMK’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Factors that might cause these differences include, but are not limited to, those described in this proxy statement under the heading “Risk Factors,” and the following factors:

●	the risk that the conditions to the closing of the transaction are not satisfied, including the failure to obtain stockholder approval of the Adamis Proposals described in this proxy statement related to the proposed Merger transaction;

●	uncertainties as to the timing of the consummation of the transaction and the ability of each of Adamis and DMK to consummate the transaction;

●	risks related to Adamis’ continued listing on the Nasdaq Capital Market;

●	the combined company may not be able to obtain the equity or debt financing necessary to support its anticipated level of operations;

●	uncertainties regarding the impact that any delay in the closing, or other future liabilities or expenses, would have on the anticipated cash resources of Adamis or the combined company’s cash resources;

●	the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement;

●	the effect of the announcement or pendency of the Merger on Adamis’ or DMK’s business relationships, operating results and business generally;

●	the initiation or outcome of any legal proceedings that may be instituted against Adamis, DMK or any of their respective directors or officers related to the Merger Agreement or the transactions contemplated thereby;

●	the ability of the combined company to protect its respective intellectual property rights; competitive responses to the transaction; and unexpected costs, charges or expenses resulting from the transaction;

●	information concerning future results of the combined company;

●	the period during which Adamis expects cash will be available to fund its current operating plans, both before and after giving effect to the Merger;

●	developments regarding the combined company’s products and drug candidates under development;

●	legislative, regulatory, political and economic developments;

●	uncertainties related to Adamis’ and DMK’s current and future product research and development activities and commercial success of products;

●	risks relating to revenues and revenue assumptions, clinical studies, development and commercialization timelines, liquidity and capital resources and trends;

●	our ability to continue as a going concern and ability to raise required additional capital;

●	the commercial success of our SYMJEPI (epinephrine) Injection 0.3 mg and 0.15 mg products and our ZIMHI (naloxone HCL Injection, USP) 5 mg/0.5 mL product;

●	future actions by the FDA and other regulatory agencies regarding the combined company’s product candidates and regulatory filings relating to product candidates;

●	our future development plans concerning the combined company’s product candidates, and ongoing and planned preclinical or clinical trials for the combined company’s product candidates, including the timing of initiation of these trials, the timing of progress of those trials, anticipated completion dates of trials, and the results of any such trials;

●	the risk that DMK’s product candidates that appear promising in early research and clinical trials may not demonstrate safety and efficacy in subsequent clinical trials;

●	our ability to enter into collaborations and agreements for the development and commercialization of products and product candidates, and the potential benefits of any future commercialization or collaboration agreements with third parties;

●	the failure of any of the product candidates in development, if approved, to achieve commercial success;

●	regulatory and health reform legislation and regulations;

●	the introduction of technological innovations or new commercial products by our competitors, and competitive developments in the relevant markets;

●	the outcome of any legal proceedings in which we are involved or in which we may in the future become involved; and

●	other risks and uncertainties detailed from time to time in our SEC filings.

The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere in this proxy statement. Many of the important factors that will determine these results are beyond Adamis’ and DMK’s ability to control or predict. Should one or more of these risks or uncertainties materialize, or should any of Adamis’ assumptions prove incorrect, actual results of Adamis, DMK or the combined company could differ materially from the forward-looking statements. There may be additional risks that Adamis considers immaterial or which are unknown. It is not possible to predict or identify all such risks. Forward-looking statements only speak as of the date they are made, and neither Adamis nor DMK undertake any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable laws.

For a discussion of the factors that may cause Adamis’, DMK’s, or the combined company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risks associated with the ability of Adamis and DMK to complete the Merger and the effect of the Merger on the business of Adamis, DMK and the combined company, please see the section titled “Risk Factors” beginning on page 29 of this proxy statement. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are also discussed in reports filed with the SEC by Adamis.

THE SPECIAL MEETING OF ADAMIS STOCKHOLDERS

General

This Proxy Statement is furnished in connection with the solicitation by the Adamis Board of proxies to be voted at the Special Meeting of stockholders, or the Special Meeting, and at any adjournments or postponements thereof. The Special Meeting will be held virtually on ___________, __________, 2023, at 10:00 a.m., Pacific Time. The virtual Special Meeting can be accessed via the internet at www.virtualshareholdermeeting.com/ADMP2023, where you will be able to listen to the meeting live, submit questions, and vote online.

The approximate date on which we expect this Proxy Statement, the proxy card and accompanying materials to first be sent or given to stockholders is __________ [ ], 2023.

Record Date and Shares Outstanding

Stockholders of record at the close of business on ________ [_], 2023 (the “Record Date”) are entitled to notice of the Special Meeting. At the Record Date, [●] shares of Common Stock and 3,000 shares of Series C Preferred were outstanding and entitled to vote at the Special Meeting.

Voting Rights

Only holders of Common Stock and Series C Preferred at the close of business on the Record Date are entitled to notice of and vote at the Special Meeting. Each share of Common Stock is entitled to one vote on all matters to be voted on at the Special Meeting and stockholders cannot cumulate votes. Each share of Series C Preferred is entitled to 1,000,000 votes with respect to Proposal 2 and 4; however, the Series C Preferred shall not be entitled to vote on any other proposal or matter brought before the Special Meeting. The presence, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of Common Stock and Series C Preferred, in the aggregate, and the holders of at least one-third of all issued and outstanding shares of Common Stock entitled to vote, as of the Record Date will be required to constitute a quorum for the transaction of business at the Special Meeting and at any postponement or adjournment thereof.

Broker Non-Votes

If you do not give instructions to your bank or broker, it may vote on matters that are considered to be “routine” under applicable stock exchange rules, but will not be permitted to vote your shares with respect to “non-routine” items. Rulings on proposals are made pursuant to rules and interpretations governing the conduct of brokerage firms rather than rules that apply directly to the Company. However, we believe that under the applicable rules, the reverse stock split proposal (Proposal 2), and the proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt Proposals 1 and 2 (Proposal 4), are considered routine matters, while the proposal to approve the issuance of shares to the DMK stockholders pursuant to the Merger Agreement (Proposal 1), and the advisory merger-related compensation proposal (Proposal 3), are non-routine matters. A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner properly executes and returns a proxy without voting on a particular proposal because such holder of record does not have discretionary voting power for that particular item or has not received instructions from the beneficial owner and elects not to vote the shares with respect to routine items. Broker non-votes will not be counted as votes “FOR” or “AGAINST” any proposal, but will be counted in determining whether there is a quorum for the Special Meeting. We strongly encourage you to submit your voting instructions and exercise your right to vote as a stockholder.

Purposes of the Adamis Special Meeting

The purposes of the Adamis Special Meeting are:

1.	To consider and vote upon a proposal to approve the issuance of Adamis common stock and Series E Preferred pursuant to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement, pursuant to which DMK will merge with and into Merger Sub, with Merger Sub surviving the Merger as a wholly-owned subsidiary of Adamis, which shares represent more than 20% of the shares of Adamis common stock outstanding immediately before the Effective Time of the Merger, pursuant to Nasdaq Rule 5635(a) and 5635(d).

2.	To consider and act upon a proposal to approve an amendment to our restated certificate of incorporation to effect a reverse stock split of the issued and outstanding shares of Adamis common stock, anticipated to occur before the closing of the proposed Merger transaction with DMK, at a ratio between 1-for-2 and 1-for-100 with the final ratio to be determined before August 31, 2023, as described in this proxy statement.

3.	To approve, on a non-binding basis, the compensation that may become payable to our named executive officers that is based on or otherwise relates to the proposed Merger transaction (such proposal sometimes referred to as the “merger-related compensation proposal”).

4.	To consider and act upon a proposal to approve, if necessary, an adjournment of the Adamis Special Meeting if there are not sufficient votes to approve proposals 1 and 2 at the time of the Special Meeting, to solicit additional proxies in favor of Proposals 1 and 2.

5.	To consider and act upon such other business and matters or proposals as may properly come before the Special Meeting or any adjournments or postponements thereof.

Recommendations of Adamis’ Board of Directors

THE ADAMIS BOARD OF DIRECTORS HAS DETERMINED THAT THE ISSUANCE OF ADAMIS SHARES TO DMK STOCKHOLDERS, AS DESCRIBED IN THIS PROXY STATEMENT, IS ADVISABLE AND IN THE BEST INTERESTS OF ADAMIS AND ITS STOCKHOLDERS AND HAS APPROVED SUCH PROPOSAL. THE ADAMIS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ADAMIS STOCKHOLDERS VOTE “FOR” ADAMIS PROPOSAL 1 TO APPROVE THE ISSUANCE OF SHARES OF ADAMIS TO DMK STOCKHOLDERS PURSUANT TO THE MERGER.

THE ADAMIS BOARD OF DIRECTORS HAS DETERMINED THAT IT IS ADVISABLE AND IN THE BEST INTERESTS OF ADAMIS AND ITS STOCKHOLDERS TO AMEND ITS RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT, AS DESCRIBED IN THIS PROXY STATEMENT, AND HAS APPROVED SUCH PROPOSAL. THE ADAMIS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ADAMIS STOCKHOLDERS VOTE “FOR” ADAMIS PROPOSAL 2 TO AMEND ITS RESTATED CERTIFICATE OF INCORPORATION.

THE ADAMIS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE, ON A NON-BINDING BASIS, THE MERGER-RELATED COMPENSATION PROPOSAL.

THE ADAMIS BOARD OF DIRECTORS HAS DETERMINED THAT ADJOURNING THE ADAMIS SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL 1 AND PROPOSAL 2 OUTLINED ABOVE IS ADVISABLE AND IN THE BEST INTERESTS OF ADAMIS AND ITS STOCKHOLDERS AND HAS APPROVED SUCH PROPOSAL. THE ADAMIS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ADAMIS STOCKHOLDERS VOTE “FOR” ADAMIS PROPOSAL 4 TO ADJOURN THE ADAMIS SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE ADAMIS PROPOSALS 1 AND 2 OUTLINED ABOVE.

Voting and Revocation of Proxies

The Adamis proxy accompanying this proxy statement is solicited on behalf of the board of directors of Adamis for use at the Adamis Special Meeting.

If you are a stockholder of record of Adamis as of the applicable record date referred to above, you may vote in person at the Adamis Special Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Adamis Special Meeting, Adamis urges you to vote by proxy to ensure that your vote is counted. You may still attend the Adamis Special Meeting and vote in person if you have already voted by proxy.

Stockholders of record (that is, if you hold your stock in your own name) may sign and date the proxy card you receive and return it in the enclosed stamped, self-addressed envelope. If you are a holder of record of shares, you can choose to submit a proxy by telephone or by Internet. You can submit a proxy by telephone by calling the toll-free telephone number on your proxy card. The website for submitting your proxy by Internet is http://www.proxyvote.com and it is also listed on the proxy card. Please have your proxy card handy when you call or go online. If you submit a proxy to vote by telephone or on the Internet, you do not have to mail in your proxy card. Submitting a proxy by Internet and telephone is available 24 hours a day. Telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m., Eastern Standard Time, on _________ __, 2023. If you hold your shares beneficially in street name, the availability of telephonic or Internet voting will depend on the voting process of your broker, trustee or other nominee. Please check with your broker, trustee or other nominee and follow the voting procedures your broker, trustee or other nominee provides to vote your shares. To vote during the virtual Special Meeting, follow the instructions posted at www.virtualshareholdermeeting.com/ADMP2023.

If your shares are held in the name of a bank, broker, trustee or other nominee holder of record (i.e., in “street name”), you should receive instructions from the holder of record that you must follow in order for your shares to be voted. Submitting a proxy by telephone and Internet generally will be offered to stockholders owning shares through most banks and brokers by following the instruction form provided to you by your broker, bank, trustee, or other nominee.

All properly executed Adamis proxies that are not revoked will be voted at the Adamis Special Meeting and at any adjournments or postponements of the Adamis Special Meeting in accordance with the instructions contained in the proxy. If a holder of Adamis common stock or Series C Preferred executes and returns a proxy or otherwise votes without marking voting selections, the shares represented by that proxy will be voted “FOR” the Adamis Proposals.

An Adamis stockholder of record as of the applicable record date described above who has submitted a proxy may change or revoke the proxy. You may change your vote or revoke your proxy at any time prior to the taking of the vote at the virtual Special Meeting. If you submitted your proxy by mail, you must (a) file with the Corporate Secretary of the Company a properly executed written notice of revocation, or (b) timely deliver a valid later-dated proxy, or attend and vote at the Special Meeting. If you submitted your proxy by telephone or Internet, you may change your vote or revoke your proxy with a later submitted telephone or Internet proxy. Attendance at the virtual Special Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Corporate Secretary of the Company or vote at the virtual Special Meeting. The method by which you vote by proxy will in no way limit your right to vote at the Special Meeting if you decide to attend the virtual Special Meeting. If your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the Special Meeting.

Required Vote

The presence at the Special Meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of Adamis common stock and Adamis Series C Preferred, in the aggregate, and the holders of at least one-third of all issued and outstanding shares of Adamis common stock entitled to vote, on the Record Date will constitute a quorum. On the Record Date, there were [●] outstanding shares of Adamis common stock, and 3,000 shares of Adamis Series C Preferred outstanding with such shares of Adamis Series Preferred having a total of 3,000,000,000 votes. Thus, the presence of (i) the holders of Adamis common stock and Adamis Series C Preferred holding at least [●]votes and (ii) holders of at least [●]shares of Adamis common stock will be required to establish a quorum. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Special Meeting. If a quorum is not present, the Special Meeting may be adjourned, including by the Chair of the Special Meeting without action of the stockholders at the Special Meeting, to another place, if any, date or time.

For Proposal 1 to approve the issuance of Adamis shares pursuant to the Merger, assuming that a quorum is present, the affirmative vote of holders of a majority of the votes cast by shares of Adamis common stock, cast either in person or represented by proxy at the Special Meeting will be required.

For Proposal 2 to adopt and approve the reverse stock split proposal, the affirmative vote of holders of a majority of the combined voting power of the outstanding shares of Adamis common stock and Series C Preferred entitled to vote on the proposal, voting together and counted as a single class, on the Record Date will be required. Abstentions and broker non-votes are not counted in determining the number of shares of Adamis common stock voted for or against Proposal 2. The votes of the Adamis Series C Preferred on Proposal 2 will mirror votes cast by holders of Adamis common stock, without regard to abstentions or broker non-votes by holders of Adamis common stock. Because the voting standard for Proposal 2 is a majority of the combined voting power of the outstanding shares of Adamis common stock and Adamis Series C Preferred entitled to vote on the proposal, voting together and counted as a single class, abstentions and broker non-votes will, in one sense, have the effect of a vote “AGAINST” the proposal. However, as further discussed above “Will choosing not to vote my shares have the same effect as casting a vote against the Reverse Stock Split Proposal 2,” because the Series C Preferred has 1,000,000 votes per share on the reverse stock split proposal (Proposal 2) and such votes must be counted by the Company in the same proportion as the aggregate shares of Adamis common stock voted on Proposal 2 at the Special Meeting, the failure of a share of Adamis common stock to be voted on Proposal 2 will not have such an impact on the outcome of the vote.

For Proposal 3, to approve, on a non-binding basis, the compensation that may become payable to our named executive officers that is based on or otherwise relates to the proposed Merger transaction, the affirmative vote of holders of a majority of the votes cast by shares of Adamis common stock cast either in person or represented by proxy at the Special Meeting will be required.

For Proposal 4 to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt Proposals 1 and 2, the affirmative vote of holders of a majority of the votes cast either in person or represented by proxy at the Special Meeting by holders of Adamis common stock and Series C Preferred entitled to vote on the proposal, voting together and counted as a single class, will be required.

For these proposals, broker non-votes, if any, and a properly marked “ABSTAIN” with respect to any such matter will not be voted for or against a proposal, and will not be counted as a vote cast for or against a proposal for purposes of determining the number of votes cast with respect to such proposals.

Holders of record of shares of Common Stock purchased in our March 16, 2023, registered direct offering of common stock, warrants and pre-funded warrants have agreed, in the securities purchase agreement pursuant to which they purchased the common stock and other securities, to vote shares of Common Stock that they hold as of the Record Date in favor of Proposals 1 and 2. As of the Record Date, we believe that such purchasers beneficially owned [●] shares of our Common Stock.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Adamis may solicit proxies from Adamis’ stockholders by personal interview, telephone, telegram or otherwise.

THE MERGER

This section and the section entitled “The Merger Agreement” beginning on page 111 of this proxy statement describe the material aspects of the Merger and the Merger Agreement. While Adamis believes that this description covers the material terms of the Merger and the Merger Agreement, you should read carefully this entire proxy statement for a more complete understanding of the Merger and the Merger Agreement, including the Merger Agreement attached as Annex A to this proxy statement.

Background of the Merger

The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of Adamis and DMK. The following is a brief discussion of the background of these negotiations. The following chronology does not purport to catalogue every conversation among Adamis, DMK and their respective representatives.

In the ordinary course of its business and in an effort to enhance stockholder value, the Adamis board of directors and Adamis executive management regularly review and discuss Adamis’ near and long-term operating and strategic priorities. Among other things, these reviews and discussions focus on the opportunities and risks associated with Adamis’ development programs, financial condition and its strategic relationships and potential long-term strategic options.

Shortly after being named chief executive officer of Adamis in May 2022, David J. Marguglio, as part of an effort to consider alternatives for possible expansion of Adamis’ product development pipeline, contacted Dr. Versi, the chief executive officer of DMK, to discuss DMK’s technologies and possible interest in exploring a possible license transaction relating to one or more of DMK’s product candidates. Dr. Desai, whose principal business is providing consulting and advisory services to pharmaceutical and biotech companies, disclosed to the Board, between May and July 2021, before the time that Dr. Desai joined the Adamis Board, Dr. Desai had provided general business advisory services to DMK. Following several discussions between Dr. Versi and Mr. Marguglio regarding a possible license transaction, a videoconference was held on May 24, 2022, during which Dr. Versi introduced DMK’s platform of proprietary small molecules and product candidates to the Adamis Board. Despite a high level of interest, the Board and management determined not to pursue further licensing discussions at that time, primarily due to the considerable amount of the Company’s human and financial resources then being directed to the development of the Company’s Tempol product candidate, including the ongoing Phase 2/3 clinical trial.

After the Phase 2/3 clinical trial examining the effects of Tempol in subjects with early COVID-19 infection failed to achieve its primary endpoint, the trial and further development work relating to Tempol was halted.

On September 22, 2022, the Board met to review, among other things, the halting of the Phase 2/3 trial relating to Tempol, the Company’s current and anticipated future financial position, cash resources, expenses, liabilities, and possible financing alternatives. The Board also considered general strategic alternatives for Adamis, including attempting to continue as an independent company, selling the entire company, selling certain assets of the Company, merging with another company, or pursuing bankruptcy or dissolution and liquidation proceedings. A representative from Weintraub Tobin LLP (“Weintraub Tobin”), corporate counsel to the Company, was present at the meeting and provided advice concerning the fiduciary duties of directors and officers.

The Board determined that a sale of the Company, merger or similar strategic transaction were the alternatives likely to maximize stockholder value, compared to pursuing dissolution or bankruptcy proceedings. Mr. Marguglio summarized discussions with the investment banking firm Raymond James & Associates, Inc. (“Raymond James”) regarding Raymond James acting as advisor to the Company to explore certain possible strategic alternatives and transactions. Management and the Board concluded that exploring such alternatives through a process with an investment banking firm was in the best interests of the Company’s stockholders. Management and the Board also discussed management’s plan to significantly reduce operating costs, including personnel reductions, intended to preserve the Company’s limited cash resources.

Based on, among other factors, Raymond James’ qualifications, professional reputation, industry knowledge and familiarity with the Company, the Adamis Board authorized management to engage Raymond James to provide financial advisory services to the Company. This engagement was memorialized in an engagement letter, dated September 28, 2022, between Adamis and Raymond James, pursuant to which Raymond James was engaged as the Company’s exclusive external investment banking advisor to help the Company evaluate the possible sale of all or substantially all of the assets or securities of the Company to, or merger or a reverse merger of the Company with, various third parties. Among other things, Raymond James agreed to provide the following services to the extent requested by the Company: (i) assist in the evaluation of the Company on a stand-alone and consolidated basis; (ii) assist in the identification and evaluation of transaction alternatives, strategies and structures, including a list of prospects; (iii) assist in preparing descriptive information and other relevant analyses regarding the Company for dissemination to prospects; (iv) assist in negotiating with prospects and in evaluating and qualifying competing offers, including the estimated valuation of any securities or other assets offered as part of a Transaction; and (v) assist the Company and its counsel in negotiating certain agreements ancillary to a Transaction to the extent requested by the Company.

On October 3, 2022, representatives of Raymond James, led by Stuart Barich, Managing Director, Healthcare Investment Banking (the “Raymond James Team”), met by videoconference with management and the Board to discuss, among other things, (i) the financial position of the Company, including cash on hand, cash burn, liabilities and ways to reduce operating costs; (ii) initial thoughts on the profile of potential targets; (iii) the plan for identifying, screening and contacting target companies; (iv) the anticipated timeline to reach certain process milestones; and (v) the frequency of future updates to management and the Board. During the discussion on the profile of potential targets, the Company suggested that DMK and US WorldMeds be considered for inclusion in the process.

Later on October 3, 2022, we publicly announced that the Company had retained Raymond James as financial advisor and had initiated a process to explore a range of strategic and financing alternatives focused on maximizing stockholder value, and that we were implementing expense reduction measures including, without limitation, reductions or discontinuation of certain product development programs and employee headcount reductions.

On October 6, 2022, management met by videoconference with members of the Raymond James Team to discuss the preparation of certain materials, including materials to be included in a virtual data room.

From October 6 through the remainder of October 2022, management responded to diligence requests from the Raymond James Team, including any requests made by companies engaged in diligence. Additionally, management participated, as requested by the Raymond James Team, in at least nine meetings by videoconference with management of six target companies.

On October 14, 2022, the previously scheduled Adamis fourth quarter Board meeting was held by videoconference with members of management, members of the Raymond James Team and a representative from Weintraub Tobin. Mr. Barich provided an update of the activity since the October 3, 2022 meeting concerning the process of exploring strategic alternatives. He indicated that the Raymond James Team had developed a list of approximately 80 potential targets, which included both public and private companies of various sizes, and had initially prioritized and contacted 18 companies to determine if they were interested in exploring further discussions about a possible transaction. Mr. Barich then summarized initial meetings and communications which included six parties that had responded that they were not interested in pursuing further discussions, 10 parties that had indicated interest and received non-disclosure agreements (“NDAs”), four of which had already executed NDAs and were moving to the next step in the process, and the remaining parties that had not yet responded to the Raymond James Team’s initial outreach. He also indicated that as parties dropped out of the process, the Raymond James Team would continue outreach to additional targets. After updating the Board, the Raymond James Team departed the meeting. At that time, management apprised the Board on undertaken and planned expense reduction measures, as well as current and estimated future cash resources, cash inflows, expenses and obligations, and risks and uncertainties that might affect future cash inflows, obligations and the Company’s financial position. The Board also discussed other potential strategic alternatives, including a liquidation or dissolution of Adamis.

On October 28, 2022, the Board held a meeting by videoconference at which members of management and Mr. Barich of Raymond James were present, as well as a representative from Weintraub Tobin. Mr. Barich provided an update concerning the Company’s process, including information regarding the parties contacted, the discussions, and where each contacted company was in the process. He indicated that at that point, Raymond James had engaged in substantive discussions with the initially targeted companies and were now actively contacting companies in the next tier of priority. Of those with whom Raymond James had engaged in substantive discussions, 12 companies had declined to pursue further discussions and the rest were in various stages of the process. Of the parties that had dropped out of the process, the most commonly cited reason was the Company’s lack of cash resources. Among the companies evaluating a possible strategic transaction, most had indicated that if they had an interest in pursuing a transaction, that it would be in a merger or acquisition, and at least two parties indicated interest in considering a transaction involving only one or both of the Company’s commercial products. At that time, Mr. Barich indicated that DMK was one of the companies actively engaged in due diligence to consider a possible merger. Following the Raymond James update, additional discussion ensued, and Weintraub Tobin provided advice concerning the Board’s fiduciary duties. Other discussion included the possibility of seeking bankruptcy protection if the Company was not in active negotiations with one or more companies in the near future. Prior to the conclusion of the meeting, the Board directed the Raymond James Team to, where appropriate, encourage the interested parties to present written proposals for possible strategic transactions.

On November 3, 2022, the Board held a meeting by videoconference at which members of management and representatives of the Raymond James Team were present, as well as representatives from Weintraub Tobin. Mr. Barich provided an update on the process and developments since the date of the previous Board meeting. He indicated that two more parties that had dropped out of the process and that no additional parties had been added to the process in the prior week. Seven companies remaining in the process were in varying stages of diligence. Among those, one had recently submitted a written expression of interest regarding a proposed merger and two others had verbally indicated that their primary interest was in considering a transaction involving acquisition of one or both of the Company’s commercial products, rather than an acquisition or merger with the company. The Raymond James Team then presented the Board with a nonbinding expression of interest letter received from DMK on November 2, 2022. Mr. Barich indicated that the expression of interest proposed, among other terms of a possible merger transaction, pursuant to which Adamis would issue shares of Adamis common stock to the stockholders of DMK based on a pre-merger valuation for DMK of $50 million. The Board discussed the DMK letter including the proposed valuation, as well as other terms in the expression of interest that required further consideration and negotiation. Following discussion, the Board determined that, while DMK’s technology, management and business, represented a promising candidate for a strategic transaction, it was not prepared to terminate discussions with other companies regarding their potential in transactions. Mr. Barich indicated there were several other companies that had completed their diligence and that it was the Raymond James Team’s intent to further discussions with the companies remaining in the process and encourage each to submit a written proposal. The Board directed the Raymond James Team to simultaneously conduct further discussions with DMK regarding the terms in its initial expression of interest, including regarding relative valuation and ownership, and the composition of the board of directors of the combined company.

On November 9, 2022, management held a meeting by videoconference with Adamis’ intellectual property counsel at K&L Gates LLP, members of the DMK management team and DMK’s intellectual property counsel. The purpose of the meeting was for the Company and its counsel to gain a better understanding of DMK’s current patents, the status of pending patent applications and its future intellectual property strategies.

On November 11, 2022, the Board held a meeting by videoconference at which members of Adamis management and representatives of the Raymond James Team were present, as well as representatives from Weintraub Tobin. Mr. Barich provided an update on the process since the prior week’s meeting, including the receipt of a revised expression of interest from DMK received on November 10, 2022. Prior to discussing DMK’s revised proposal, Mr. Barich summarized the status of discussions with other companies that were considering delivering an expression of interest regarding a strategic transaction, and the anticipated timing for receiving them. Mr. Barich then presented DMK’s revised expression of interest which, among other clarifications and modifications requested by the Raymond James Team, now proposed a DMK pre-merger valuation of $25 million. The Board discussed DMK’s expression of interest, including the revised terms, areas that required clarification, and issues to be further reviewed and negotiated with DMK, including, without limitation, transaction structure, treatment of DMK stock options, composition of the board of directors of the combined company, and exclusivity provisions. During the discussion, Adamis’ outside counsel provided advice concerning the Board’s fiduciary duties. Afterward, the Board authorized the Raymond James team to continue their process.

On November 18, 2022, the Board held a meeting by videoconference at which members of Adamis management and representatives of the Raymond James Team were present, as well as representatives from Weintraub Tobin. Mr. Barich provided an update concerning the process and developments since the date of the previous meeting, including discussions between the Raymond James Team and the parties that were continuing in the process, including DMK. He indicated that one of the remaining companies had decided not to submit a written proposal and that another company, which Raymond James believed was primarily interested in a transaction involving one or both of the Company’s current commercial products, had indicated that it intended to submit a written expression of interest within the week. The Board directed Raymond James to continue discussions with all of the remaining parties.

On November 21, 2022, management held a meeting by videoconference with members of the Raymond James Team and members of DMK management to discuss certain DMK financial information and projections that it had prepared and delivered to Adamis through Raymond James. Dr. Versi led a discussion about the current stage of DMK’s product candidates, the development and regulatory strategy for each, anticipated cost and timeline to reach major milestones, size of the target markets and certain assumptions underlying their sales forecasts. On November 22, 2022, management held a meeting by videoconference with members of the Raymond James Team to continue the prior day’s discussion concerning the DMK financial projections and discuss Adamis’ proposed adjustments to certain of the underlying assumptions including, but not limited to peak sales, time to peak, price to net and cost of goods for each of the product candidates, and probability and discount factors.

On November 28, 2022, the Board held a meeting by videoconference at which members of Adamis management and representatives of the Raymond James Team were present, as well as representatives from Weintraub Tobin. Mr. Barich provided an update concerning the process and developments since the date of the previous Board meeting. He indicated that they had received no additional written proposals and, although his team had pressed the companies remaining in the process to submit their indications, none had indicated that another proposal was forthcoming. The Raymond James Team noted that none of the companies, or any other party, other than DMK had indicated interest in an acquisition or merger with the Company and, although a sale, license or other transaction involving one or more of the commercial products might be possible with another party, none of the companies remaining in the process were preparing a written offer. Management noted that advancing merger discussions with DMK beyond its expression of interest would not necessarily preclude future transactions with the other companies involving one or more of the Company’s commercial products and technologies. During the meeting, the Raymond James Team then provided an updated on the status of negotiations with DMK, as well as the proposed next steps.

After the Raymond James Team left the meeting, the Board discussed and determined that over the period from October 3 through November 28, 2022, the Raymond James Team had conducted a thorough process of exploring potential strategic transactions. Beginning with a list of approximately 80 targets, the Raymond James Team had engaged in substantive discussions with more than 20 companies and advanced more than 10 through various stages of diligence. However, when pressed to submit a proposal for a potential strategic transaction, none of those parties, or any other party, other than DMK had submitted a written indication of interest with respect to any potential transaction with Adamis. Prior to further discussion, Dr. Desai reminded the Board that she had engaged in a limited amount of business, product and marketing consulting services for DMK, prior to joining the Board, and indicated that in order to avoid any appearance of a conflict, she would not participate in recommendations or voting concerning a transaction with DMK. Representatives of Weintraub Tobin then discussed the fiduciary duties of the Adamis Board in connection with a potential strategic transaction involving Adamis, and the Board and management discussed the process conducted to date and the terms of the most recent DMK expression of interest, as well as the results of due diligence and the relative attractiveness and strategic value, activities required, and the possible timelines for completion of a merger with DMK. Following discussion, and with Dr. Desai not participating or voting, the Board authorized the company to enter into the non-binding letter of intent with DMK. The Adamis Board and management also discussed the risk that, without a period of exclusivity, DMK could determine to pursue an alternative transaction. Following discussion and after taking into account the advantages and disadvantages of entering into exclusive negotiations with DMK, the Board, with Dr. Desai not participating in the voting regarding the matter, authorized Adamis management, on behalf of Adamis, to negotiate and enter into a customary exclusivity agreement with DMK, which would provide both parties with time to conduct further due diligence and attempt to negotiate and finalize definitive documents for a potential transaction.

Following the Board meeting, Adamis distributed further proposed immaterial revisions to the expression of interest, and on November 29, 2022, Adamis executed the DMK non-binding express of interest letter. Also following the Board meeting, Adamis provided a draft exclusivity letter to DMK, and the parties executed an exclusivity agreement on November 29, 2022. As required under the exclusivity letter, Adamis terminated discussions with any other parties concerning an acquisition transaction.

On December 7, 2022, management of Adamis and DMK met by videoconference to discuss, among other matters, a process for conducting and completing due diligence by both companies.

On December 8, 2022, the Company distributed a first draft of a Merger Agreement to DMK.

On December 12, 2022, management of both Adamis and DMK and representatives of the Raymond James Team met by videoconference to discuss DMK financial projections.

On December 14, 2022, DMK provided initial comments to Adamis on the first draft of the Merger Agreement. The next day, Mr. Marguglio and Dr. Versi held a videoconference to discuss some of the comments and questions raised in its revised draft of the Merger Agreement, and on December 19, 2022, Adamis distributed a revised draft of the Merger Agreement to DMK.

On December 22, 2022, counsel for Adamis and counsel for DMK, Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), held an initial conference call to discuss certain matters and issues relating to the Merger Agreement and proposed transaction, including concerning overall transaction structure, due diligence, preparation of ancillary agreements and disclosure schedules, and other matters. Discussions between Adamis and DMK management and between their respective legal counsel continued throughout December 2022 and January 2023.

On January 10 and 11, 2023, management of DMK and Adamis met in-person at the Adamis offices to discuss matters relating to integration of the two companies assuming that a merger agreement was executed and a merger completed.

On January 12, 2023, counsel to DMK sent to Weintraub Tobin a revised draft of the Merger Agreement. On January 16, 2023, Weintraub Tobin delivered a draft of the Support Agreement to Nelson Mullins. On January 20, 2023, representatives of Adamis and DMK, and counsel for Adamis and DMK, held a conference call to discuss certain matters relating to the Merger Agreement draft and the transaction, including (i) a proposal by Adamis to provide for the issuance of shares of preferred stock in the merger transaction to certain stockholders of DMK in lieu of shares of common stock, with such shares of preferred stock having beneficial ownership limitations on conversion into shares of common stock and limitations on voting power, (ii) the method for determining the number of shares to be issued to DMK stockholders in the merger and a minimum percentage ownership of the combined company for Adamis stockholders, (iii) intellectual property matters including the assignment to DMK of certain patent and intellectual property rights that were currently licensed by DMK, (iv) the composition of the board of directors of the combined company immediately after the merger, and (v) various other matters relating to the Merger Agreement draft and due diligence.

On January 13, 2023, Mr. Marguglio updated the Board informally concerning the status of due diligence and merger discussions with DMK.

From January 20, 2023 through February 22, 2023, Adamis and its counsel, and DMK and its counsel, discussed a number of issues relating to the Merger Agreement draft and the proposed transaction, including overall transaction structure and consideration, including merger consideration consisting of Adamis preferred stock as well as common stock, treatment of DMK stock options in the transaction, matters relating to due diligence and DMK agreements, intellectual property, ancillary agreements, and representation and warranties, and exchanged drafts of the Merger Agreement.

On January 26, 2023, Adamis management and representatives of the Raymond James Team met by videoconference to discuss the status of the merger and the analysis related to the Raymond James fairness opinion. On January 27, 2023, counsel for Adamis sent counsel for DMK a revised draft of the Merger Agreement. The revised draft included changes in the corporate structure of the merger transaction, proposed that the merger consideration shares to be issued to certain DMK stockholders include a new series of preferred stock in lieu of certain shares of common stock with beneficial ownership limitations on conversion and voting rights, limitations on the minimum percentage ownership of shares of Adamis common stock that the Adamis stockholders immediately before the merger would hold in the combined company immediately after the merger, and various other proposed changes. On February 3, 2023, counsel for DMK delivered a revised draft of the Merger Agreement and certain of the ancillary documents to counsel for Adamis. Counsel for Adamis and counsel for DMK continued to exchange drafts of ancillary documents. On February 5, 2023, counsel for Adamis distributed to counsel for DMK a revised draft of certain ancillary documents and a revised draft of the Merger Agreement, including a revised closing condition providing for the assignment to DMK of certain patent and intellectual property rights of which it was the licensee and for the termination at the closing of the merger of the underlying license agreements. On February 8, 2023, counsel for DMK delivered to counsel for Adamis revised drafts of the Merger Agreement and certain ancillary documents. The revised draft of the Merger Agreement provided that the dollar amount used to determine the Exchange Ratio in the merger would be either the previously discussed $25 million or $27 million if certain intellectual property licensed by DMK was transferred and assigned to DMK so that DMK was the owner of such intellectual property at the time of the Merger. On February 15, 2023, management and representatives of Reed Smith LLP, counsel for Adamis, and DMK management and representatives of Nelson Mullins met by videoconference to discuss due diligence items. On February 16, 2023, Adamis management provided the Board with the then-current draft of the Merger Agreement and accompanying schedules. On February 17, 2023, the Board held a meeting by videoconference with management and representatives from Weintraub Tobin to discuss and respond to any questions regarding the draft Merger Agreement and accompanying schedules. Among other matters, the Board discussed and determined to authorize the additional $2 million consideration (totaling $27 million) for the assignment of the patents for which DMK currently licenses, such that the combined company would gain full ownership at the close of the merger. Later the same day, counsel for Adamis delivered a revised draft of the Merger Agreement to counsel for DMK, proposing changes, among other provisions, the manner in which the intellectual property would be assigned to DMK, and to the manner in which outstanding DMK options would be treated in the merger transaction. On February 20, 2023, counsel for Adamis and DMK held a conference call to discuss the draft of the Merger Agreement and related matters, including concerning the board of directors of the combined company, provisions in the Merger Agreement concerning the intellectual property to be assigned to DMK before the Merger, and treatment of the DMK stock options to be assumed by Adamis pursuant to the Merger transaction.

On February 22, 2023, Adamis management and representatives from Weintraub Tobin, and DMK management and representatives of Nelson Mullins, met by videoconference to discuss remaining issues relating to the Merger Agreement. Later the same day, counsel for DMK delivered a revised draft of the Merger Agreement and certain ancillary documents to counsel for Adamis. Matters addressed in the revised draft of the Merger Agreement included the treatment of DMK stock options in the merger transaction.

On February 24, 2023, the Board held a joint meeting at which members of Adamis management, representatives of Raymond James and representatives of Weintraub Tobin were present. Prior to that meeting, drafts of the Merger Agreement and principal ancillary agreements, including the support agreement, were circulated to the directors. Mr. Marguglio and representatives of Weintraub Tobin summarized the proposed terms of the transaction with DMK, including the manner of determining the exchange ratio in the Merger and the potential percentage ownership of the combined company that Adamis stockholders would own, the proposed reverse stock split of the Adamis common stock before the merger and the determination of the reverse stock split ratio, the representations, warranties, covenants, closing conditions and termination provisions of the Merger Agreement and other material terms. Representatives of Raymond James made a financial presentation to the Adamis board of directors. Following discussion with the directors, Raymond James then rendered to the Adamis board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated February 24, 2023, that, as of such date and based upon and subject to the assumptions made, and the qualifications and limitations upon the review undertaken by Raymond James in preparing its opinion, the exchange ratio as described in the Raymond James opinion and provided for in the Merger Agreement was fair, from a financial point of view, to Adamis. The Adamis Board then discussed various considerations with respect to the proposed transaction. Thereafter, the Adamis Board, with Dr. Desai not participating in the recommendation or voting, unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement and authorized Adamis management to execute the Merger Agreement on behalf of Adamis.

Following the Board meeting, the Merger Agreement and ancillary documents were finalized. The changes made to the Merger Agreement and other ancillary agreements during this time were not substantive and did not alter the consideration to be received by Adamis stockholders or any other material term from the version of the Merger Agreement and support agreement circulated to the Adamis directors in connection with the February 24, 2023, meeting of the board of directors. Subsequently on February 24, 2023, DMK and Adamis entered into the Merger Agreement.

On February 27, 2023, following the close of trading on the Nasdaq Capital Market, DMK and Adamis issued a joint press release announcing the execution of the Merger Agreement, and Adamis filed a current report on Form 8-K with the SEC announcing the execution of the Merger Agreement.

Background of DMK

DMK has been focused on research and development of its technology and product candidates in the fields of opioid addiction disorder, acute and chronic pain, bladder control, and Parkinson’s disease. To date, DMK has been funded primarily through grant funding from government and non-governmental organizations and, to a lesser extent, from funding from a small number of investors. DMK has considered a number of funding alternatives, including seeking venture capital or other private investment capital. As part of this process, following initial contacts from Adamis, DMK considered alternatives for furthering its research and development programs and seeking investment capital, including merging with a public company.

Reasons for the Merger

The following discussion of Adamis’ reasons for the merger contains a number of forward-looking statements that reflect the current views of Adamis with respect to future events that may have an effect on the future performance and results of Adamis and the combined company. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement.

During the course of its evaluation of the Merger Agreement and the transactions contemplated by the Merger Agreement, the Adamis Board of Directors held many meetings, consulted with Adamis’ senior management, legal counsel and Adamis’ financial advisor, and reviewed and assessed a significant amount of information.

Adamis believes that the combined company will have the following potential advantages:

●	Existing Sales and Product Line. The combined company will have an existing line of prescription products that are promoted and sold to physicians who specialized in allergy, respiratory disease and opioid overdose medicine.

●	Intellectual Property Rights; Product Candidates. The combined company will have intellectual property rights relating to a number of additional product candidates in the fields, among others, of opioid use disorder, pain management, bladder control and Parkinson’s disease, which if successfully developed will address significant markets.

●	Management Team. The combined company will be led by experienced senior management from Adamis and DMK and a board of directors with representation from each of Adamis and DMK.

In addition to considering the factors outlined above, the Adamis board of directors considered a number of factors that it viewed as supporting its decision to approve the merger and to recommend that the Adamis stockholders approve the issuance of Adamis shares in the merger and the proposals relating to the merger, all of which it viewed as supporting its decision to approve the business combination with DMK, including:

●	the financial condition and prospects of Adamis and the risks associated with continuing to operate Adamis on a standalone basis, particularly in light of the results of the Phase 2/3 clinical trial relating to the Tempol product candidate and the halting of all development work relating to Tempol;

●	the action undertaken by the Adamis Board and Raymond James to conduct a thorough process of soliciting indications of interest from third parties regarding their interest in pursuing a potential business combination, acquisition of Adamis or other strategic transaction, and the Adamis Board’s view that no alternatives to the merger transaction with DMK were reasonably likely to create greater value to Adamis’ stockholders;

●	the fact that no third party expressed an indication of interest in an acquisition of Adamis or all or substantially all of its business, products or assets;

●	the Adamis Board’s belief, after a review of strategic alternatives and discussions with Adamis’ senior management, financial advisors and legal counsel, that the merger was more favorable to Adamis and its stockholders than the potential value that might have resulted from other strategic alternatives available to Adamis;

●	the results of the due diligence review of DMK’s business and operations by Adamis’ management;

●	the fact that principal components of the transaction would be submitted to the Adamis stockholders for approval;

●	the judgment that Adamis required additional funding in order to continue operations and was unlikely to obtain significant additional funding on a standalone basis, particularly in light of the results of the Phase 2/3 clinical trial relating to the Tempol product candidate and Adamis’ financial condition;

●	the current and recent market prices for the Adamis common stock;

●	the terms and conditions of the Merger Agreement, including the following related factors:

■	the percentage of the outstanding shares of the combined company immediately after the closing of the Merger that the Adamis stockholders will hold;

■	the limited number and nature of the conditions to DMK’s obligation to consummate the merger;

■	Adamis’ rights under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Adamis receive a superior proposal; and

■	the belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances;

●	the Adamis Board’s belief that the terms of the Merger Agreement were favorable to Adamis in the aggregate;

●	Adamis’ understanding of DMK’s business, product candidates and management team;

●	the likelihood that the merger would be consummated;

●	the Board’s conclusion that the merger would provide the existing Adamis stockholders with an opportunity to participate in potential future growth of the combined company following the merger;

●	the possibility that the combined entity would be able to take advantage of the potential benefits resulting from the combination of Adamis’ public company infrastructure and DMK’s product pipeline and management team; and

●	the opinion of Raymond James, rendered orally to the Adamis Board on February 24, 2023, that, as of such date and based upon and subject to the various assumptions made, and the qualifications and limitations upon the review undertaken by Raymond James in preparing its opinion, the exchange ratio was fair, from a financial point of view, to Adamis, as more fully described below under the caption “The Merger—Opinion of Adamis’ Financial Advisor,” beginning on page 78 in this proxy statement.

The Adamis Board also reviewed the terms of the Merger Agreement and related transaction documents, including those described below, and concluded that the terms of the Merger Agreement and related transaction documents, in the aggregate, were reasonable under the circumstances:

●	the calculation of the exchange ratio and the estimated number of shares of Adamis common stock (and shares issuable upon conversion of Series E Preferred) to be issued in the Merger, and the impact of changes in the anticipated trading prices of the Adamis common stock between the date of the Merger Agreement and the closing;

●	the number and nature of the conditions to DMK’s and Adamis’ respective obligations to complete the Merger and the likelihood that the Merger will be completed on a timely basis, as more fully described below under the caption “The Merger Agreement—Conditions to the Completion of the Merger,” beginning on page 119 in this proxy statement;

●	the respective rights of, and limitations on, Adamis and DMK under the Merger Agreement to consider and engage in discussions regarding unsolicited acquisition proposals under certain circumstances, and the limitations on the board of directors of each party to change its recommendation in favor of the merger, as more fully described below under the caption “The Merger Agreement—No Solicitation,” beginning on page 119 in this proxy statement;

●	the support agreement, pursuant to which the principal stockholder of DMK agreed, solely in its capacity as a stockholder, to vote all of its shares of DMK common stock in favor of the proposals submitted to the DMK stockholders in connection with the merger and against any alternative acquisition proposals, as more fully described below under the caption “Agreements Related to the Merger—Support Agreement,” beginning on page 125 in this proxy statement; and

●	the parties’ intention that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and will constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

In the course of its deliberations and in addition to the analyses and recommendation of the Adamis Board, the Adamis Board also considered a variety of risks and other countervailing factors related to entering into the merger, including:

●	the prohibition on Adamis to solicit alternative acquisition proposals during the pendency of the merger, subject to certain exceptions;

●	the substantial expenses to be incurred by Adamis in connection with the merger;

●	the possible volatility of the trading price of the Adamis common stock resulting from the announcement, pendency or completion of the merger;

●	the risk that the merger might not be consummated in a timely manner or at all;

●	the fact that Adamis’ stockholders would experience dilution by virtue of the exchange ratio in the merger transaction;

●	the risk to Adamis’ business, operations and financial results in the event that the merger is not consummated;

●	the technical, regulatory and other risks and uncertainties associated with development and commercialization of DMK’s product candidates;

●	the risk that the combined company will not be successful in developing additional commercial products, the risk that the combined company will not be able to secure funding for such development on commercially reasonable terms or at all, and the risk that revenues from DMK’s future products will be less than expected;

●	the risks, challenges and costs inherent in combining the operations of the two companies and the expenses to be incurred in connection with the merger; and

●	the various other risks associated with the combined company and the transaction, including those described in the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in this proxy statement/information statement.

The Board also considered potential alternatives to the transaction, including attempting to remain as an independent company and secure additional funding, attempting to secure a strategic partner, sell the entire company or all or substantially all of its assets, pursuing a voluntary bankruptcy filing, pursuing a voluntary dissolution proceeding, and continuing to seek an alternative business combination transaction with a third party other than DMK. The Adamis Board considered that no third party had expressed a willingness to provide material funding to the company as an independent company, and that no third party entity other than DMK delivered an expression of interest or made a proposal regarding a merger, the acquisition or purchase of Adamis, the purchase of all or substantially all of Adamis’ products or other assets, or other similar strategic transaction.

The Board considered the issues likely to be involved with pursuing a voluntary dissolution or bankruptcy and concluded that those alternatives would not be in the best interests of the stockholders and were not likely to provide superior value. The Board concluded that a voluntary bankruptcy filing would likely result in less value to Adamis’ stockholders, and potentially to creditors, than the proposed transaction with DMK in light of, among other factors, the significant legal and other costs involved in preparing and pursuing a bankruptcy filing, the uncertainty concerning the ability to fund Adamis’ operations during a bankruptcy proceeding, the ongoing operating and legal expenses during the pendency of a bankruptcy proceeding, the adverse effect that a bankruptcy filing would likely have on Adamis’ stock price, the assertion of claims by creditors in the proceeding and the possible delay in resolving those claims, the uncertain outcome of resolution of issues with creditors and stockholders in those proceedings, the range of amounts likely to be available to stockholders upon completion of such proceedings, the fact that one or more current employees might terminate their employment, making it more difficult to operate during the bankruptcy proceeding, and other factors. The Board concluded that, taking into account the outcome of the process pursued by Adamis and Raymond James, it was unlikely to attract a superior merger, purchase or acquisition offer than the proposed transaction with DMK, and that attempting to continue looking for other transactions would involve additional time and expense with no reasonable prospect of a superior result for the stockholders. The Board considered that Raymond James and Adamis had conducted a thorough process of contacting many parties concerning their potential interest in engaging in a strategic transaction with Adamis and engaged in discussions with third parties that had expressed an interest in such discussions, that a business combination with DMK presented an opportunity for the Adamis stockholders to benefit from the anticipated appreciation in the value of the combined company’s business, that third parties with whom Adamis or Raymond James had discussions as part of the strategic review process had elected not to pursue further discussions concerning a merger, acquisition or other strategic transaction, and that Adamis’ declining cash balances made further pursuit of a different business combination transaction an unattractive alternative compared to the opportunity with DMK.

After evaluating the proposed transaction with DMK and taking into account all of the factors previously discussed and considered by the Board, the Board unanimously (with the exception of Dr. Desai, who did not participate in the voting) approved the merger transaction with DMK and authorized management to negotiate and enter into definitive agreements on terms consistent in material respects with the terms presented to the Board. In making its determination, the Board considered the range of percentages of the combined company that would be held by Adamis stockholders, the existing business and future business prospects of DMK, the overall structure of the transaction, the terms of the Merger Agreement and the factors and considerations described above.

The foregoing information and factors considered by Adamis’ board of directors are not intended to be exhaustive but are believed to include the material factors considered by Adamis’ board of directors. The Adamis board of directors viewed its recommendation to approve the merger transaction as being based upon its business judgment in light of Adamis’ financial position and the totality of the information presented and considered, and the overall effect of the transaction on the stockholders of Adamis compared to other alternatives. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, Adamis’ board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of Adamis’ board of directors may have given different weight to different factors. Adamis’ board of directors conducted an overall consideration of the factors described above, including discussions with, and questioning of, Adamis’ management and Adamis’ legal advisors, and considered the factors overall to be favorable to, and to support, its determination.

Interests of Adamis’ Board of Directors and Executive Officers in the Proposed Transaction. The Adamis Board was aware that certain of Adamis’ directors and executive officers may have interests in the proposed transaction that are different from, or in addition to, the interests of Adamis’ stockholders generally, and that these interests may present them with actual or potential conflicts of interest, as described in this proxy statement under the heading “The Merger--Interests of Adamis Directors and Executive Officers in the Merger.”

Opinion of Adamis’ Financial Advisor

Introduction

Pursuant to an engagement letter dated September 28, 2022, Adamis retained Raymond James & Associates, Inc. (“Raymond James”) as its financial advisor. Pursuant to that engagement, the Adamis Board requested that Raymond James evaluate the fairness, from a financial point of view, to Adamis of the Exchange Ratio (as defined in the Raymond James opinion) provided for in the Merger Agreement.

At the meeting of the Adamis Board on February 24, 2023, representatives of Raymond James rendered Raymond James’ oral opinion, which was subsequently confirmed in its written opinion to the Adamis Board dated as of February 24, 2023, as to the fairness, as of such date, from a financial point of view, to Adamis of the Exchange Ratio, based upon and subject to the procedures followed, assumptions made, matters considered, qualifications and limitations of the review undertaken in connection with the preparation of the Raymond James opinion.

The full text of the written opinion of Raymond James, dated as of February 24, 2023, which, among other things, describes the assumptions made and the qualifications and limitations upon the review undertaken by Raymond James in preparing its opinion, is attached as Annex D to this proxy statement and is incorporated herein by reference, with the consent of Raymond James. The summary of the written opinion of Raymond James set forth below is qualified in its entirety by the full text of the written opinion attached hereto as Annex D. Holders of Adamis common stock are urged to read this opinion in its entirety. Raymond James provided the Raymond James opinion for the information of the Adamis board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the Merger. The Raymond James opinion only addresses whether the Exchange Ratio is fair, from a financial point of view, to Adamis. The Raymond James opinion does not address any other term or aspect of the Merger Agreement or the Merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Adamis board of directors or to any holder of Adamis common stock or preferred stock as to how the Adamis Board, such stockholder or any other person or entity should vote or otherwise act with respect to the Merger or any other matter. Raymond James does not express any opinion as to the likely trading range of Adamis common stock following the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Adamis at that time.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

●	reviewed the financial terms and conditions of the Merger as stated in the draft of the Merger Agreement, dated as of February 22, 2023, which we refer to in this section as the “Draft Agreement,” such draft being the last draft of the Merger Agreement provided to Raymond James;

●	reviewed certain information related to the historical, current and future operations, financial condition and prospects of Adamis made available to Raymond James by Adamis, including, but not limited to, financial projections prepared by the management of Adamis for the periods ending 2023 through 2033, as approved for Raymond James’ use by Adamis as of February 22, 2023, which we refer to in this section as the “Adamis Financial Projections” or the “Company Projections”;

●	reviewed certain information related to the historical, current and future operations of DMK made available to Raymond James by Adamis, including, but not limited to, financial projections prepared by the management of Adamis for the periods ending 2023 through 2040, as approved for Raymond James’ use by Adamis as of February 22, 2023, which we refer to in this section as the “DMK Financial Projections” or the “DMK Projections” and, together with the Adamis Financial Projections, the “Financial Projections” or the “Projections”;

●	reviewed Adamis’ recent public filings and certain other publicly available information regarding Adamis and DMK;

●	reviewed certain other non-public financial, operating and other information regarding Adams and DMK provided to Raymond James by Adamis;

●	reviewed the financial and operating performance of selected public and private companies that Raymond James deemed to be relevant;

●	considered the publicly available financial terms of certain transactions that Raymond James deemed to be relevant;

●	performed a discounted cash flow analysis with respect to Adamis based upon the Company Projections;

●	performed a discounted cash flow analysis with respect to DMK based upon the DMK Projections;

●	reviewed the current and historical market prices for the Adamis common stock and the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

●	considered certain discussions and negotiations between representatives of Adamis and DMK in which Raymond James participated;

●	received a certificate addressed to Raymond James from the Chief Financial Officer of Adamis regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of Adamis;

●	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate; and

●	discussed with members of the senior management of Adamis certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry including, but not limited to, the past and current business operations of DMK and Adamis and the financial condition and future prospects and operations of DMK and Adamis.

With the consent of the Adamis Board, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Adamis, or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of Adamis or DMK. With respect to the Financial Projections and any other forward-looking information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with the consent of the Adamis Board, assumed that the Financial Projections and such other information and data were reasonably prepared in good faith on bases reflecting the best then-currently available estimates and judgments of management of Adamis, and Raymond James relied upon Adamis to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James was authorized by Adamis to rely on the Projections, and Raymond James expressed no opinion with respect to the Projections or the assumptions on which they were based. Based upon the terms specified in the Merger Agreement, Raymond James assumed that the merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code. Raymond James assumed that the final form of the Merger Agreement would be substantially similar to the draft that it reviewed, and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver or amendment of any conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement without being waived. Raymond James relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger, Adamis or DMK that would be material to its analyses or its opinion.

Raymond James’ opinion was based upon market, economic, financial and other circumstances and conditions existing as in effect on, and the information available to Raymond James as of, February 23, 2023, and any material change in such circumstances and conditions would require a reevaluation of its opinion, which Raymond James indicated it was under no obligation to undertake. Raymond James relied upon and assumed, without independent verification, that there was no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or DMK since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by it incomplete or misleading in any material respect. Raymond James expressed no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger or the availability or advisability of any alternatives to the Merger.

The opinion of Raymond James was limited to the fairness, from a financial point of view, to the Company, of the Exchange Ratio to Adamis. Raymond James expressed no opinion with respect to any other reasons (legal, business or otherwise) that may support the decision of the Board to approve or consummate the Merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Raymond James relied, with the consent of the Adamis Board, on the fact that the Company has been assisted by legal, accounting and tax advisors, and with the consent of the Adamis Board, it relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Merger.

In formulating its opinion, Raymond James considered only what it understood to be the Exchange Ratio as described in the opinion and in the Merger Agreement, and did not consider, and expressed no opinion on, the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s or DMK’s officers, directors or employees, or class of such persons, whether relative to the compensation received by any such party or otherwise. Raymond James was not requested to opine as to, and its opinion does not express an opinion as to or otherwise address, among other things: (i) the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, or (ii) the fairness of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-a-vis any other class or group of the Company’s or such other party’s security holders or other constituencies (including, without limitation, the allocation of any consideration to be received in the Merger amongst or within such classes or groups of security holders or other constituencies or parties). Raymond James did not express any opinion as to the impact of the Merger on the solvency or viability of the Company or DMK or the ability of the Company or DMK to pay their respective obligations when they come due.

Material Financial Analyses

The following is a summary of the material financial analyses prepared by Raymond James and reviewed with the Adamis Board in connection its opinion, which was delivered orally to the Adamis Board on February 24, 2023, and subsequently confirmed in its written opinion, dated as of February 24, 2023. Unless the context indicates otherwise, the analyses relied upon the closing price of the common stock of the selected companies listed below as of February 23, 2023. Unless otherwise indicated, for each of the following analyses performed by Raymond James, financial and market data and earnings estimates for the selected companies were based on the companies’ filings with the SEC and certain publicly available research analyst estimates for those companies. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Raymond James, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Raymond James. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Raymond James. For purposes of the analyses described below, Raymond James was directed to rely upon the Financial Projections. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Raymond James, nor does the order of the analyses described below represent the relative importance or weight given to those analyses by Raymond James. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Raymond James did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of such analyses and factors without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying Raymond James’ financial analyses and its opinion.

Raymond James may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be the view of Raymond James as to the actual value of Adamis or DMK. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. No company or transaction used in the analyses described below is identical or directly comparable to Adamis, DMK or the contemplated Merger. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 24, 2023 and is not necessarily indicative of current market conditions.

Selected Companies Analysis of DMK. Raymond James analyzed the equity values and enterprise values of the following nine publicly-traded biotechnology companies. Such selected companies (the “DMK Selected Companies”) included preclinical and early clinical stage biotechnology companies listed on NYSE or NASDAQ with a lead product candidate targeting central nervous system indications and no marketed product:

●	Wave Life Sciences Ltd.
●	Stoke Therapeutics, Inc.
●	ProMIS Neurosciences, Inc.
●	Acumen Pharmaceuticals, Inc.
●	Virpax Pharmaceuticals, Inc.
●	Vyant Bio, Inc.
●	Eliem Therapeutics, Inc.
●	Voyager Therapeutics, Inc.
●	Passage Bio, Inc.

Raymond James reviewed the mean, median, 25th percentile and 75th percentile of equity values and enterprise values of the DMK Selected Companies to derive a range of potential values for DMK. Enterprise value was calculated as equity value plus net debt. The results of the DMK Selected Companies analysis are summarized below:

	DMK Selected Companies Equity Value and Enterprise Value as of 02/23/23 ($ in millions)
	25th Percentile	Median	Mean	75th Percentile
Equity Value	$41.7	$95.6	$163.2	$267.2
Enterprise Value	$($33.9)	$(8.6)	$1.8	$31.4

Selected Companies Analysis of Adamis. Raymond James analyzed the equity values and enterprise values of the following 11 publicly-traded biotechnology companies. Such selected companies (the “Adamis Selected Companies”) included commercial stage specialty pharmaceutical companies listed on NYSE or NASDAQ with equity values less than $900 million, one or two marketed products and less than $100 million in revenue for the preceding 12 months:

●	OptiNose, Inc.
●	RVL Pharmaceuticals plc
●	Zevra Therapeutics, Inc.
●	Sol-Gel Technologies Ltd.
●	MediWound Ltd.
●	Agile Therapeutics, Inc.
●	Impel Pharmaceuticals Inc.
●	Evoke Pharma, Inc.
●	EyePoint Pharmaceuticals, Inc.
●	AcelRx Pharmaceuticals, Inc.
●	PLx Pharma Inc.

Raymond James reviewed the mean, median, 25th percentile and 75th percentile of equity values and enterprise values of the Adamis Selected Companies to derive a range of potential values for Adamis. Enterprise value was calculated as equity value plus net debt. The results of the Adamis Selected Companies analysis are summarized below:

	Adamis Selected Companies Equity Value and Enterprise Value as of 02/23/23 ($ in millions)
	25th Percentile	Median	Mean	75th Percentile	Adamis Pharmaceuticals Corporation
Equity Value	$11.7	$95.5	$83.3	$122.2	$43.5
Enterprise Value	$2.4	$6.8	$46.4	$78.7	$42.4

Selected Transaction Analysis - DMK. Raymond James analyzed publicly available information relating to selected acquisition transactions that were announced and consummated during the period from January 1, 2020 to February 23, 2023, for which the buyer acquired an ownership stake of greater than 50% for an implied equity value of greater than $1.0 million, total transaction value of greater than $5.0 million and in which the target was a clinical stage biotechnology company targeting a central nervous system indication, had no marketed product and was not headquartered in Asia (the “DMK Selected Transactions”). No target of a transaction used in this analysis is identical to DMK. For each transaction, Raymond James reviewed the total transaction value. Implied equity value was estimated excluding the value of any contingent value rights. The DMK Selected Transactions used in the analysis included:

Announce Date	Target	Buyer
09/16/2022	Soin Therapeutics LLC	JanOne Inc.
07/18/2022	GeneTx Biotherapeutics LLC	Ultragenyx Pharmaceutical Inc.
03/01/2022	Syndesi Therapeutics SA	AbbVie Inc.
08/25/2021	Lucid Psycheceuticals Inc.	FSD Pharma Inc.
06/22/2021	Corlieve Therapeutics SAS	uniQure N.V.
03/22/2021	Satellos Bioscience Inc.	iCo Therapeutics Inc.
01/04/2021	Arvelle Therapeutics GmbH	Angelini Acraf S.p.A.
12/17/2020	Cadent Therapeutics, Inc.	Novartis AG
12/15/2020	Prevail Therapeutics Inc.	Eli Lilly and Company
12/10/2020	Purnovate, LLC	Adial Pharmaceuticals, Inc.

Raymond James reviewed the mean, median, 25th percentile and the 75th percentile of the transaction values to derive a range of potential values for DMK. The results of the DMK Selected Transactions analysis are summarized below:

	DMK Selected Transactions as of 02/23/23 ($ in millions)
	25th Percentile	Median	Mean	75th Percentile
Implied Equity Value (excluding CVR)	$14.2	$73.1	$201.8	190.0
Estimated Contingent Value Rights (CVR)	$18.3	$175.0	$241.1	322.9

Selected Transaction Analysis - Adamis. Raymond James analyzed publicly available information relating to selected acquisition transactions that were announced and consummated during the period from January 1, 2020 to February 23, 2023, for which the buyer acquired an ownership stake of greater than 50% for an implied equity value between $5.0 million and $750.0 million and in which the target was a commercial stage specialty pharmaceuticals company with at least one marketed product but less than five marketed products and were not headquartered in Asia (the “Adamis Selected Transactions”). No target of a transaction used in this analysis is identical to Adamis. For each transaction, Raymond James reviewed the total transaction value. Implied equity value was calculated excluding estimated contingent value rights. Enterprise value was calculated as the aggregate value of the transaction implied equity value, estimated contingent value rights and net debt at the time of the transaction, while equity value excluded the estimated value of any contingent value rights. The Adamis Selected Transactions used in the analysis included:

Announce Date	Target	Buyer
11/07/2022	Oyster Point Pharma, Inc.	Viatris Inc.
08/30/2022	Diurnal Group plc	Neurocrine Biosciences, Inc.
07/11/2022	La Jolla Pharmaceutical Company	Innoviva, Inc.
06/23/2022	Radius Health, Inc.	Gurnet Point Capital; Patient Square Capital
02/28/2022	Serenity Pharmaceuticals, LLC	Acerus Pharmaceuticals Corporation
02/14/2022	BioDelivery Sciences International, Inc.	Collegium Pharmaceutical, Inc.
10/11/2021	Flexion Therapeutics, Inc.	Pacira BioSciences, Inc.
10/11/2021	Adamas Pharmaceuticals, Inc.	Supernus Pharmaceuticals, Inc.
05/24/2021	Strongbridge Biopharma plc	Xeris Biopharma Holdings, Inc.
05/05/2021	Chiasma, Inc.	Amryt Pharma plc
12/10/2020	Neos Therapeutics, Inc.	Aytu BioPharma, Inc.

Raymond James reviewed the mean, median, 25th percentile and the 75th percentile of the transaction values to derive a range of potential values for Adamis. The results of the Adamis Selected Transactions analysis are summarized below:

	Adamis Selected Transactions as of 02/23/23 ($ in millions)
	25th Percentile	Median	Mean	75th Percentile	Adamis Pharmaceuticals Corporation
Transaction Equity Value (excluding CVR)	$103.3	$260.3	$269.0	$419.9		$43.5
Estimated Contingent Value Rights (CVR)	$0.0	$10.0	$57.9	$54.3	$	N/A

Discounted Cash Flow Analysis. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors, and then adding the present value equivalent of the terminal value of the business at the end of the applicable projection period. A discounted cash flow analysis is a widely accepted valuation methodology for development stage biotechnology companies, including valuations of companies whose primary product candidate is a pre-clinical product. For purposes of the DMK and Adamis discounted cash flow analyses, (i) unlevered after tax free cash flows were defined as estimated net income (loss), plus depreciation and amortization, less estimated capital expenditures, less estimated increases in working capital, plus deferred taxes and other non-cash expense items, and (ii) Raymond James assumed that DMK and Adamis had no depreciation, amortization, capital expenditures, increase in working capital, deferred taxes or other non-cash items during the forecasted periods.

Discounted Cash Flow Analysis of DMK. Raymond James estimated a range of equity values for DMK based upon the present value of DMK’s estimated unlevered after tax free cash flows for fiscal years ended December 31, 2023 through December 31, 2040, in each case with risk adjustments as provided by Adamis and approved for Raymond James’ use by Adamis as of February 23, 2023. In performing this discounted cash flow analysis of DMK, Raymond James (i) utilized discount rates ranging from 19.0% to 21.0%, which were selected based on the capital asset pricing model and the estimated weighted average cost of capital of the DMK Selected Companies, and (ii) assumed that DMK has no terminal value at the end of 2040. This discounted cash flow analysis was based upon certain assumptions regarding the Financial Projections described in this section of the proxy statement, and discussions held with the management of Adamis.

Raymond James reviewed the range of implied equity values resulting from the discounted cash flow analysis to derive a range of illustrative equity values for DMK. The results of the discounted cash flow analysis are summarized below:

	DMK Implied Equity Value as of 02/23/23 ($ in millions)
	Minimum	Maximum
Risk Adjusted Implied Equity Value	$60.6	$118.5

Discounted Cash Flow Analysis of Adamis. Raymond James estimated a range of equity values for Adamis based upon the present value of Adamis’ estimated unlevered after tax free cash flows, as defined above, for fiscal years ended December 31, 2023, through December 31, 2033, in each case with risk adjustments as provided by Adamis’ management and approved for Raymond James’ use by Adamis as of February 23, 2023. In performing this discounted cash flow analysis of Adamis, Raymond James (i) utilized discount rates ranging from 15.7% to 17.7%, which were selected based on an estimated weighted average cost of capital of the Adamis Selected Companies, and (ii) assumed that Adamis has no terminal value at the end of 2033. This discounted cash flow analysis was based upon certain assumptions regarding the Financial Projections described below in this section of the proxy statement, and discussions held with the management of Adamis.

Raymond James reviewed the range of implied equity values resulting from the discounted cash flow analysis to derive a range of illustrative equity values for Adamis. The results of the discounted cash flow analysis are summarized below:

	Adamis Implied Equity Value as of 02/23/23 ($ in millions)
	Low	High
Implied Equity Value	$55.5	$62.1

DMK Summary. Raymond James compared the low and high range of implied values for DMK to the $27 million of Merger Consideration proposed to be issued to the DMK stockholders in the Merger transaction and determined that such amount was less than the range of most of the range of implied values for DMK.

DMK Summary ($ in millions)
	Low	High
Selected Companies Analysis Equity Value (1)	$41.7	$267.2
Selected Transactions Analysis Implied Equity Value (excl. CVR) (2)	$14.2	$201.8
Discounted cash flow – risk adjusted Implied equity value (3)	$60.6	$118.5

(1)	Selected companies analysis represents range of the 25th percentile to 75th percentile of the equity values.
(2)	Selected transactions analysis represents range of the 25th percentile to the mean of the implied equity value excluding any value associated with contingent value rights (CVRs).
(3)	Discounted cash flow analysis based on risk adjusted equity value.

Adamis Summary. Raymond James compared the Adamis 5-day average market capitalization of $42.6 million, based on 149,983,265 Adamis shares outstanding and the five trading days preceding February 23, 2023, to the low and high range of implied values for Adamis and determined that such amount was less than the range of most of the implied values for Adamis.

Adamis Summary ($ in millions)
Adamis 5-day average market cap: $42.6 (1)
Financial Summary
	Low	High
Selected Companies Analysis Equity Value (2)	$11.7	$122.2
Selected Transactions Analysis Implied Equity Value (excl. CVR)	$103.3	$419.9
Discounted Cash Flow – Implied equity value (3)	$55.5	$62.1

(1)	Average market cap is based on 149,983,265 shares outstanding.
(2)	Selected companies analysis represents range of the 25th percentile to 75th percentile of the equity values.
(3)	Selected transactions analysis represents range of the 25th percentile to 75th percentile of the implied equity value excluding any value associated with contingent value rights (CVRs).

Additional Considerations. The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of Adamis or DMK.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Adamis and DMK. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Adamis board of directors (solely in its members’ capacities as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to Adamis of the Exchange Ratio. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was only one of many factors taken into account by the Adamis Board in its evaluation of the Merger. Consequently, the analyses described below should not be viewed as determinative of the views of the Adamis Board or management of Adamis with respect to Adamis, DMK, the Exchange Ratio or as to whether the Adamis Board would have been willing to determine that a different Exchange Ratio was fair. The Exchange Ratio, as well as the type of consideration payable in the Merger, was determined through arm’s-length negotiations between Adamis and DMK and was approved by the Adamis Board. Raymond James provided advice to Adamis with respect to the proposed Merger. However, Raymond James did not recommend any specific amount of consideration to Adamis or the Adamis Board or that any specific consideration constituted the only appropriate consideration for the Merger.

The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Adamis Board (solely in its members’ capacities as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to Adamis of the Exchange Ratio. The Adamis Board placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

General

During the two years preceding the date of Raymond James’ written opinion, Raymond James has not been engaged by, performed services for or received any compensation from Adamis (other than amounts payable to Raymond James under the engagement letter described in this proxy statement). However, Raymond James has in the past acted as underwriter or placement agent with respect to offerings by Adamis of its securities, and may in the future seek to provide investment banking, financial advisory and other financial services to the Company and its affiliates in the future, for which Raymond James may receive compensation. Raymond James has never been engaged by, performed services for or received any compensation from, DMK.

Raymond James was engaged to render financial advisory services to the Company in connection with the proposed Merger, and pursuant to its engagement letter with the Company, is entitled to receive a fee for its services of $500,000, which is contingent upon consummation of the Merger, and a fee of $500,000 following the delivery of its opinion, which is not contingent upon the successful completion of the Merger or on the conclusion reached in the opinion. In addition, the Company has agreed to reimburse Raymond James for certain of its expenses in an aggregate amount not to exceed $50,000. Adamis also agreed to indemnify Raymond James against certain liabilities arising out of its engagement. The terms of the fee arrangement between Raymond James and Adamis, which Adamis believes are customary in transactions of this nature, were negotiated at arm’s length between Raymond James and Adamis, and the Adamis Board was aware of the arrangement, including the fact that the transaction fee payable to Raymond James is contingent upon the consummation of the Merger.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Adamis for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to Adamis, DMK or other participants in the Merger in the future, for which Raymond James may receive compensation. In the ordinary course of their trading and brokerage activities, Raymond James or its affiliates have in the past and may in the future hold positions, for their own account or the accounts of their customers, in equity, debt or other securities of Adamis or its affiliates.

The Raymond James opinion indicated that it was solely for the information of the Board (solely in each director’s capacity as such) in evaluating the proposed Merger and does not constitute a recommendation to the Board or any stockholder of the Company regarding how the Board or any such stockholder should act or vote on the proposed Merger. The opinion provided that it may not be reproduced or used for any other purpose without the prior written consent of Raymond James, except that Raymond James consented to the disclosure of the opinion in any proxy statement or prospectus filed with any registration statement that is required to be filed in connection with the Merger with the Securities and Exchange Commission, provided that the opinion is quoted in full in such proxy statement or prospectus.

Consistent with applicable legal and regulatory requirements, Raymond James has adopted policies and procedures to establish and maintain the independence of its research department and personnel. As a result, Raymond James’ research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Adamis and the Merger and other participants in the Merger that differ from the views of Raymond James’ investment banking personnel.

The Adamis Board selected Raymond James to act as Adamis’ financial advisor in connection with the Merger based on Raymond James’ qualifications, reputation, and experience in the biopharmaceutical industry, its knowledge of and involvement in transactions in the biopharmaceutical industry and its relationship and familiarity with Adamis and its business. Raymond James is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger and the other transactions contemplated by the Merger Agreement.

Certain DMK and Adamis Unaudited Prospective Financial Information

As a matter of course, Adamis does not publicly disclose forecasts or internal projections of future financial results due to, among other reasons, the uncertainties of the new drug development, approval and commercialization processes, and the inherent unpredictability and subjectivity of underlying assumptions and estimates concerning future revenues, expenses and liabilities. However, in connection with the Adamis Board’s evaluation of the Merger, certain internal financial projections for DMK were prepared by the management of DMK and provided to the management of Adamis, and then adjusted by the management of Adamis, and Adamis provided certain internal financial projections concerning Adamis to Raymond James, solely for use by Raymond James in connection with the rendering of its fairness opinion and performing its related financial analyses, as described below. A summary of the Financial Projections is set forth below.

The inclusion of the Financial Projections should not be deemed an admission or representation by Adamis, Raymond James, DMK or any of their respective officers, directors, affiliates, advisors, or other representatives with respect to such Financial Projections. The Financial Projections are not included to influence your views on the Merger and are summarized in this proxy statement solely to provide stockholders access to certain non-public information considered by the Adamis Board in connection with its evaluation of the Merger and provided to Adamis’ financial advisor, Raymond James, to assist with its financial analyses as described in the section titled “The Merger—Opinion of Adamis’ Financial Advisor.” The information from the Financial Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Adamis and DMK in this proxy statement.

The inclusion of the Financial Projections or a description of their use in connection with Raymond James’ evaluation of the fairness of the Exchange Ratio from a financial point of view to Adamis in this proxy statement should not be regarded as an indication that DMK, Adamis, the Adamis Board, or any other recipient of this information considered, or now considers, the Financial Projections to be predictive of actual future results. You should not place undue reliance on the Financial Projections contained in this proxy statement.

The Financial Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or generally accepted accounting principles (“GAAP”). Neither Adamis’ nor DMK’s independent registered public accounting firm, nor any other independent accountant, has audited, reviewed, compiled, examined or performed any procedures with respect to the unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, neither the independent registered public accounting firm of Adamis or DMK nor any other independent accountant expresses an opinion or provides any other form of assurance with respect thereto for the purpose of this proxy statement. The reports of the independent accountant of Adamis and DMK included in this proxy statement relate to the previously issued financial statements of Adamis and DMK. The reports do not extend to the Financial Projections and should not be read to do so.

The Financial Projections are being included in this proxy statement in accordance with subsection (a)(6) of Item 1015 of Regulation M-A because they constitute part of the bases of the analysis conducted by Raymond James as described herein, in connection with delivering its opinion described under the section entitled “—Opinion of Adamis’ Financial Advisor.” The Financial Projections include estimates concerning unlevered after tax free cash flow, which is a “non-GAAP financial measure” and which is a financial performance measure that is not calculated in accordance with GAAP. Non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. The SEC rules, which otherwise would require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction such as the merger if the disclosure is included in a document such as this proxy statement to comply with requirements under state laws, including case law. The Financial Projections were provided to Raymond James in order for it to render its opinion and to the Adamis Board in connection with its consideration of the Merger, and Adamis believes it has an obligation to disclose such projections under Delaware law, including applicable case law, in order to provide a fair summary of certain of the financial analyses and substantive work of Raymond James. In addition, reconciliations of non-GAAP financial measures to a GAAP financial measure were not provided to or relied upon by the Raymond James in connection with rendering its opinion with respect to the Merger. Accordingly, Adamis has not provided a reconciliation of the financial measures included in the Financial Projections to the relevant GAAP financial measures.

The Financial Projections are subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the Financial Projections reflect numerous estimates and assumptions that are inherently uncertain with respect to general business, economic, market and financial conditions and matters specific to Adamis or DMK that are inherently uncertain and beyond DMK or Adamis’ control and which may prove not to have been, or to no longer be, accurate, including matters relating to the development of DMK’s product candidates, the likelihood of receiving FDA approval for DMK’s product candidates, the future commercial success of Adamis’ products and DMK’s products, if developed, approved and commercialized, and the other factors described or referenced under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” and under the section entitled “Risk Factors,” all of which are difficult to predict and many of which are beyond Adamis’ or DMK’s control.  If any of these variables, estimates and assumptions prove to be wrong, the actual results for the combined company’s business may differ materially from the results reflected in the Financial Projections. In addition, the Financial Projections cover an extended period of time, and this information by its nature becomes subject to greater uncertainty with each successive year. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the Financial Projections will prove accurate or that any of the Financial Projections will be realized. Important factors that may affect actual results and cause these Financial Projections to not be achieved include, but are not limited to, risks and uncertainties relating to Adamis’ and DMK’s business (including the ability to achieve strategic goals, objectives and targets over the applicable periods, and obtain regulatory approval of Adamis’ and DMK’s product candidates), the future commercial success of Adamis’ and DMK’s current and future products, the successful development of DMK’s product candidates, industry performance, the regulatory environment, general business and economic conditions and other factors.

Neither Adamis nor DMK can provide any assurance that the assumptions underlying the Financial Projections are or were reasonable. The Financial Projections assume sufficient capital availability for both Adamis and DMK. Many of the assumptions reflected in the Financial Projections are subject to change, and none of the Financial Projections reflect revised prospects for Adamis or DMK business, changes in general business or economic conditions or any other transactions or event that has occurred or that may occur and that was not anticipated at the time such financial information was prepared. The Financial Projections cover multiple years, and such information by its nature becomes less predictive with each succeeding year. Except required by law, neither Adamis nor DMK assume any obligation, nor does any of them intend, to update or otherwise revise the Financial Projections. There can be no assurance that the results reflected in any of the Financial Projections will be realized or that actual results will not materially vary from the Financial Projections. Therefore, the inclusion of the Financial Projections in this proxy statement should not be relied on as predictive of actual future events nor construed as financial guidance.

For the reasons described above, readers of this proxy statement are cautioned not to rely on the Financial Projections as predictive of actual future events. Neither Adamis nor DMK has made, in the Merger Agreement or otherwise, any representation to the other party, or to any other person, concerning any of the Financial Projections. The inclusion of the Financial Projections herein should not be regarded as an indication that Adamis, Raymond James, DMK or any of their respective affiliates or representatives considered or consider the Financial Projections to be necessarily indicative of actual future events, and the Financial Projections should not be relied upon as such. The Financial Projections do not take into account any circumstances or events occurring after the date they were prepared. Except as required by law, Adamis and the combined company do not intend to, and disclaim any obligation to, update, correct, or otherwise revise the Financial Projections to reflect circumstances existing or arising after the date the Financial Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions or other information underlying the Financial Projections are shown to be in error. Furthermore, the Financial Projections do not take into account the effect of any failure of the Merger to be consummated and should not be viewed as accurate or continuing in that context. The summaries of the Financial Projections are not included in this proxy statement in order to induce any Adamis stockholder to vote in favor of the Merger or any of the other proposals to be voted on at the Adamis Special Meeting.

In light of the foregoing factors and the uncertainties inherent in financial projections, stockholders are cautioned not to place undue reliance, if any, on the Financial Projections.

The following table presents a summary of the estimated DMK risk adjusted unlevered after tax free cash flows from the DMK Financial Projections used by Raymond James, and is included below to provide Adamis stockholders access to specific non-public information that was considered by Raymond James and the Adamis Board for purposes of evaluating the Merger.

DMK ($ in millions)
	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033
Unlevered Risk Adjusted Free Cash Flows	(36.3)	(37.6)	(64.7)	(86.5)	(91.6)	(84.4)	(87.6)	(54.8)	20.9	183.3	325.6

	2034	2035	2036	2037	2038	2039	2040
Unlevered Risk Adjusted Free Cash Flows	381.7	443.0	502.7	556.5	604.7	647.9	690.8

The DMK Financial Projections were prepared by DMK and included certain assumptions relating to, among other things, DMK’s expectations, which may not prove to be accurate, relating to the business, earnings, cash flow, development and launch of new products, commercial success of future products, and prospects of DMK, industry metrics and the regulatory and commercial probability of success, and expenses.

The DMK Financial Projections assumed, among other things: (i) the approval of each of DMK’s current leading product candidates under development and commercial launch of each of DMK’s current leading product candidates, for treatment of opioid use disorder, acute pain, bladder control problems and severe end stage Parkinson’s disease, in years ranging from 2028 to 2030; (ii) the launched products reaching a peak market share, ranging from approximately 0.8% to 25% of the relevant target market, in years ranging from 2034 to 2039; (iii) reduction of estimated net revenues of 25% to reflect discounts, rebates and chargebacks; (iv) assumed cost of goods of 18% of net sales for the products; and (v) downward risk adjustments of net revenue estimates ranging from approximately 9% of estimated net revenue to approximately 36% of estimated net revenue, including adjustments based on estimates concerning likelihood of ongoing development, successful trial results and commercialization. The DMK Financial Projections assumed that DMK would develop the products through to approval and would commercialize itself.

The DMK Financial Projections are subject to many risks and uncertainties, and you are urged to review the section titled “Risk Factors” for a description of risk factors relating to the merger and DMK’s business. You should also read the section titled “Forward-Looking Statements” for additional information regarding the risks inherent in forward-looking information such as the Financial Projections.

The following table presents a summary of the estimated Adamis unlevered after tax free cash flows from the Adamis Financial Projections used by Raymond James, and is included below to provide Adamis stockholders access to specific non-public information that was considered by Raymond James and the Adamis Board for purposes of evaluating the Merger.

Adamis ($ in millions)
	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033
Unlevered after tax free cash flows	—	—	$7.9	$15.4	$16.9	$19.4	$21.2	$25.7	$22.0	$22.0	$22.0

In making a determination of value based future cash flows, Raymond James assumed the entirety of Adamis’ valuation was attributable to the sale of its commercial products through US WorldMeds. Under the terms of its existing distribution agreement with Adamis, US WorldMeds reimburses Adamis for all direct costs of manufacturing and is responsible for all direct and indirect costs of the marketing, sale, and distribution of the products. Therefore, no allocation of Adamis’ research and development or overhead expenses were included in this method of valuation.

The Adamis Financial Projections were prepared by Adamis and included certain assumptions relating to, among other things, Adamis’ expectations, which may not prove to be accurate, relating to the business, earnings, cash flow, and the commercial success of the products.

The Adamis Financial Projections assumed, among other things: (i) SYMJEPI peak market share ranging from approximately 5-6% by 2030; (ii) ZIMHI peak market share of ranging from approximately 5-8% by 2027; (iii) reduction of estimated net revenues for SYMJEPI of 30-50% and ZIMHI of 40-50% to reflect discounts, rebates and chargebacks; (iv) assumed cost of goods for ZIMHI of approximately 40% and for SYMJEPI of approximately 20%; and (v) all costs of manufacture, marketing, sales and distribution would be borne by US WorldMeds.

The Adamis Financial Projections are subject to many risks and uncertainties, and you are urged to review the section titled “Risk Factors” for a description of risk factors relating to the merger and Adamis’ business. You should also read the section titled “Forward-Looking Statements” for additional information regarding the risks inherent in forward-looking information such as the Financial Projections.

Interests of the Adamis Directors and Executive Officers in the Merger

In considering the recommendation of the Adamis board of directors with respect to issuing Merger Consideration shares of Adamis as contemplated by the Merger Agreement and the other matters to be acted upon by the Adamis stockholders at the Special Meeting, the Adamis stockholders should be aware that certain members of the Board, and certain executive officers of Adamis, have interests in the merger that may be different from, or in addition to, the interests of the Adamis stockholders. These interests relate to or arise from, among other things:

●	Mr. Marguglio and Mr. Benedicto, who are current executive officers of Adamis, are expected to continue as executive officers of the combined company after the consummation of the merger and will continue to be eligible to receive cash and equity compensation as officers of the combined company;

●	Certain of the Adamis non-employee directors, including Howard C. Birndorf, Meera J. Desai, Ph.D., and Vickie S. Reed, are expected to remain directors of the combined company immediately following the merger and will continue to be eligible to receive cash and equity compensation as non-employee directors;

●	Dr. Desai holds a convertible promissory note from DMK with principal and accrued interest of approximately $36,850 as of December 31, 2022, which was originally issued in consideration of consulting services previously provided by Dr. Desai to DMK during May and June 2001, before Dr. Desai became a director of Adamis. The note will convert into shares of DMK common stock before the closing of the merger, and as a result Dr. Desai will be a DMK stockholder and will receive a number of shares of Adamis common stock as a result of the merger based on the exchange ratio; and

●	Richard C. Williams, a director of Adamis, is not expected to continue as a director after the closing of the merger. Under the terms of a restricted stock unit (“RSU”) granted to Mr. Williams in 2016, the RSU will vest in accordance with its terms on May 25, 2023. If the Merger closes before that date, Mr. Williams will resign effective at the closing of the Merger, and his RSU will vest upon his resignation.

The board of directors of Adamis was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the merger, and to recommend, as applicable, that the Adamis stockholders approve the Adamis Proposals to be presented to the Adamis stockholders for consideration at the Special Meeting.

Ownership Interests

As of March 16, 2023, Adamis’ current directors and executive officers held, in the aggregate, approximately 0.2% of the outstanding shares of Adamis common stock (which for this purpose excludes any Adamis shares issuable upon exercise or settlement of Adamis stock options or Adamis RSUs held by such individuals).

Adamis Stock Options

Under the Merger Agreement, all outstanding options to purchase shares of Adamis’ common stock will continue, on and after the closing of the merger, in accordance with their terms as of immediately prior to the Effective Time of the merger, without any adjustment to the exercise prices of such options or the number of shares subject to such options or RSUs, except as may result from the reverse stock split, if effected. Adamis’ executive officers and directors hold stock options to purchase shares of Adamis common stock, the exercise prices of which are substantially higher than the current market price of the Adamis common stock as of the date of this proxy statement.

Adamis RSUs and SARs

Under the Merger Agreement, all outstanding Adamis RSUs and cash stock appreciation rights (“SARs”) will continue, on and after the closing of the merger, in accordance with their terms as of immediately prior to the Effective Time of the merger, including those Adamis RSUs held by Adamis’ executive officers and directors. Mr. Marguglio and Mr. Benedicto hold RSUs covering a total of 200,000 and 0 shares, respectively, of Adamis common stock. Outstanding Adamis RSUs and SARs will be adjusted proportionately to reflect the proposed reverse stock split, if effected.

Indemnification and Insurance

For a discussion of the indemnification and insurance provisions related to the Adamis directors and officers under the Merger Agreement, please see the section titled “The Merger Agreement—Indemnification and Insurance for Directors and Officers” beginning on page 119 below.

Director Compensation

Adamis compensates its non-employee directors for their service on the Adamis board of directors pursuant to its non-employee director compensation policy but does not provide compensation to Mr. Marguglio other than for his service as an employee of Adamis. Under Adamis’ current practices for compensation of non-employee directors, non-employee members of the Adamis board of directors receive cash compensation, payable in quarterly installments, in arrears following the end of each quarter in which service occurred, pro-rated for any months of partial service. Pursuant to the non-employee director compensation policy, non-employee directors are also eligible to receive initial and annual grants of stock options, to the extent that such options may be granted under the terms of the applicable Adamis stock plan. Each initial and annual stock option granted to Adamis’ non-employee directors vests and becomes exercisable in full upon the occurrence of a “Change of Control” as defined in the Company’s 2009 Equity Incentive Plan, as amended from time to time (the “Adamis 2009 Plan”). In addition, if a non-employee director ceases to serve as a non-employee director for any reason other than his death, the option will be exercisable, to the extent vested, for a period of 12 months following the date of such cessation of services, provided, however, that no option shall remain exercisable following the expiration of its term.

In general, under the Company’s policies concerning fees for non-employee directors, non-employee directors of the Company were entitled during 2022 to receive the following amounts of cash compensation for service as a director: each non-employee director was entitled to receive an annual fee of $64,000 per year, paid quarterly in arrears; and the Chairman of the Board was entitled to receive an annual fee of $128,000 per year, paid quarterly in arrears. It is anticipated that after the closing of the Merger, Dr. Versi will serve as Chairman of the Board, and if he serves in that capacity, he will not receive additional compensation for his service as a director and Chairman. Each director is also entitled to reimbursement of reasonable expenses incurred in connection with board-related activities. In addition, to the extent that awards may be granted pursuant to the terms of the Adamis 2020 Equity Incentive Plan (the “2020 Plan”), upon joining the Board a non-employee director is entitled to receive an initial director option under the 2020 Plan to purchase 50,000 shares of Common Stock, vesting monthly over a period of 36 months from the grant date, and each non-employee director is also entitled to receive under the 2020 Plan a succeeding annual grant, on the first business day after the date of the annual meeting of stockholders, to purchase 30,000 shares of Common Stock, with the annual grant vesting and becoming exercisable as to 1/12 of the shares subject to the option on each monthly anniversary of the grant date. The initial director options and any annual options have a term of 10 years and will have an exercise price equal to the fair market value of the Common Stock on the grant date. Because the 2020 Plan provides that no Awards may be made under the plan until the fair market value of the Common Stock has reached certain minimum per share price thresholds, no options or other awards were made pursuant to the 2020 Plan during 2022.

In light of the inability to grant a stock option to non-employee directors under the Adamis stock plans because of certain limitations contained in the plan concerning the ability to make awards under the plan, each of Mr. Birndorf, Dr. Desai and Ms. Reed hold a stock appreciation right (“SAR”), which may be settled only in cash, to purchase 50,000 shares of common stock, granted in connection with their appointment as a director of Adamis. The SAR provides for a reference price equal to the fair market value of the Adamis common stock on the date of grant of the SAR, and a reference number of shares equal to 50,000 shares. The SAR vests with respect to 1/6 of the reference number of shares on the six-month anniversary of the grant date and vests monthly thereafter in equal installments over a period of three years from the grant date, subject to the recipient providing continuous service to Adamis. The SAR has a term of seven years. The vested portion of the SAR may be settled only in cash and may be exercised for a period of 12 months after the date of termination of the recipient’s service to Adamis. Upon settlement, Adamis will pay to the recipient an amount of cash equal to the difference between the fair market value of the common stock on the date of termination of service or, if lower, on the date of exercise, and the initial reference price, multiplied by the number of shares as to which the SAR is being exercised. In the event of a change of control of Adamis before the SAR is fully vested, vesting and exercisability is accelerated.

Adamis anticipates that following the closing of the Merger, Mr. Birndorf, Dr. Desai and Ms. Reed will continue to be eligible to be compensated as a non-employee director of the combined company pursuant to the Company’s policies regarding director compensation, as they may be reviewed and revised after the closing of the Merger.

Executive Employment Arrangements

Each of Adamis’ executive officers has entered into an employment agreement with Adamis, pursuant to which the executive officer is entitled to severance benefits upon a qualifying termination of employment, including after a change in control.

Effective May 18, 2022, Adamis entered into an employment agreement with appointed David J. Marguglio, who was the Company’s Senior Vice President and Chief Business Officer and a director, to serve as the Company’s President and Chief Executive Officer. The agreement superseded and replaced his existing employment agreement with the Company dated December 31, 2015. The agreement provides for an initial base salary at a rate of $500,000 per annum, effective upon the effectiveness of his appointment. Mr. Marguglio is eligible to participate in benefit programs that are routinely made available to officers, including any stock ownership plans or equity incentive plans, profit sharing plans, incentive compensation or bonus plans, retirement plans, Company-provided life insurance, or similar benefit plans maintained or sponsored by the Company, including without limitation eligibility to receive an annual cash bonus under the Company’s Bonus Plan at the target percentage of annual base salary applicable to the chief executive officer (and appropriately and proportionately pro rated for the 2022 year based on the number of days that Mr. Marguglio serves as chief executive officer during such year). Mr. Marguglio is eligible to receive such discretionary bonuses as the Board or the Compensation Committee may approve, and the Board may in its discretion make discretionary cash or equity payments, awards, changes in base salary, bonuses or other payments to its officers and employees including Mr. Marguglio. Mr. Marguglio is also eligible to participate in the Company’s employee health benefit plans, including medical, dental and vision. The employment agreement is terminable at any time by either party.

On June 22, 2022, Adamis entered into an employment agreement with David C. Benedicto, the Company’s Chief Financial Officer. Under the agreement, the Company has agreed to employ Mr. Benedicto as Chief Financial Officer. The agreement provides for an initial base salary at a rate of $330,000 per annum. Mr. Benedicto is eligible to participate in benefit programs that are routinely made available to officers, including any stock ownership plans or equity incentive plans, profit sharing plans, incentive compensation or bonus plans, retirement plans, Company-provided life insurance, or similar benefit plans maintained or sponsored by the Company, including without limitation eligibility to receive an annual cash bonus under the Company’s Bonus Plan at the target percentage of annual base salary applicable to his position. Mr. Benedicto is eligible to receive such discretionary bonuses as the Board or the Compensation Committee of the Board may approve, and the Board may in its discretion make discretionary cash or equity payments, awards, changes in base salary, bonuses or other payments to its officers. Mr. Benedicto is also eligible to participate in the Company’s employee health benefit plans, including medical, dental and vision. The agreement is terminable at any time by either party.

Under the terms of the employment agreements, if Adamis terminates the officer’s employment without “cause” or if the executive officer resigns for “good reason,” then subject to the timely execution and non-revocation of a release of claims, such officer will be entitled to receive: (1) continued payment of the named executive officer’s monthly base salary in effect as of the effective date of the involuntary termination or resignation for the applicable severance period following the date of termination (18 months for Mr. Marguglio and nine months for Mr. Benedicto); (2) assuming eligibility and timely elections pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), for the applicable severance period (18 months for Mr. Marguglio and nine months for Mr. Benedicto) (or, if earlier, the date on which the applicable continuation period under COBRA ends or the date that the executive officer becomes eligible for group medical care coverage through other employment), payment of the costs associated with continuation coverage pursuant to COBRA for the executive officer and his or her eligible dependents covered under Adamis’ health plans as of the date of termination, such that the executive officer’s premiums are the same as similarly situated employees prior to the termination for the same level of group medical coverage, and (3) accelerated vesting of such portion of the executive officer’s outstanding stock option awards as would have vested during the applicable severance period had the executive remained employed by Adamis (18 months for Mr. Marguglio and 9 months for Mr. Benedicto), with remaining exercisable for a period of 12 months after the date of termination of employment. Under the agreement, upon termination of employment by reason of death or disability, any options that are vested and exercisable on the termination date will remain exercisable for 12 months after the date of cessation of service. Upon a change in control, all of the executive officer’s outstanding stock option awards will become fully vested and RSUs will become vested pursuant to the terms contained in the award agreement relating to such RSUs. The Merger will not constitute a change in control of Adamis for purposes of the employment agreements with Mr. Marguglio and Mr. Benedicto.

For purposes of the employment agreements, “cause” means the executive officer (1) has attempted commission of, or participation in, a material fraud or a material act of dishonesty against Adamis; (2) has been convicted of, or entered a plea of “guilty” or “no contest” to any felony crime involving moral turpitude, fraud, or dishonesty; (3) has made any unauthorized use or disclosure of confidential information or trade secrets of Adamis; (4) has intentionally and materially breached any contract or agreement between the executive officer and Adamis or any statutory duty owed to Adamis; or (5) has failed to remedy the executive officer’s gross misconduct, if such conduct is capable of being cured, within 30 days following receipt of written notice from Adamis’ Board of Directors of its intent to terminate for gross misconduct.

For purposes of the employment agreements, “good reason” means (1) a material adverse change in the executive officer’s authority, duties, direct reports or responsibilities, (2) a material adverse change in the executive officer’s reporting level requiring that the executive officer report to a corporate officer or executive instead of reporting directly to the Board of Directors, (3) a material diminution in the executive officer’s base salary unless such a reduction is imposed across-the-board to senior management of Adamis and does not exceed 15 percent of the executive officer’s base salary, or (4) the relocation of Adamis’ executive offices or principal business location to a new location more than 60 miles therefrom. In connection with the closing of the merger, the agreement will be modified to provide for Mr. Marguglio’s employment as President of Adamis. Before the closing of the Merger, Adamis and David J. Marguglio, the Chief Executive Officer of Adamis, expect to enter into an amendment of Mr. Marguglio’s current employment agreement with Adamis to provide that effective upon the Closing and the Effective Time of the Merger, (i) Mr. Marguglio will no longer be Chief Executive Officer of Adamis and will resign as a director of Adamis, and will be President, Chief Operating Officer and corporate Secretary of Adamis, and (ii) that such changes do not constitute “good reason” as defined in the employment agreement.

For an estimate of the amounts that would be payable to each of Adamis’ named executive officers upon a qualifying termination at the Effective Time of the Merger under their employment agreements, see “The Merger – Merger-Related Compensation of Named Executive Officers” beginning on page 94 of this proxy statement.

Dr. Versi currently is a party to an employment agreement with DMK, providing for his employment as chief executive officer of DMK. That agreement will be terminated in connection with the closing of the transactions contemplated by the Merger Agreement. At the Effective Time of the Merger and the closing of the transactions contemplated by the Merger Agreement, Dr. Versi will become chief executive officer of Adamis. After the Effective Time of the Merger, Adamis may enter into an employment agreement with Dr. Versi providing for his employment as chief executive officer of the Company, on such terms as Dr. Versi and the Board (or the Compensation Committee of the Board) may negotiate and agree upon.

Limitations of Liability and Indemnification

In addition to the indemnification obligations required by the restated certificate of incorporation and the amended and restated bylaws of Adamis, Adamis has entered into indemnification agreements with each of its directors and officers. These agreements provide for the indemnification of Adamis’ directors and executive officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of Adamis. After the closing of the merger, Dr. Versi and Jannine Versi will each enter into a similar indemnification agreement with the company.

Merger-Related Compensation of Named Executive Officers

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger and assuming the Merger is consummated on the latest practicable date prior to the filing of this proxy statement, [●], 2023.

Although we are required to include this proposal pursuant to the statutes and rules described above, stockholders should note that our named executive officers will not receive any cash or equity payments, or any acceleration of vesting of options or RSUs, pursuant to the Merger or the transactions contemplated thereby. The amounts described below relate either to options or RSUs previously awarded to our named executive officer, with such options already being fully vested, and to provisions of the employment agreement with such officer providing for severance compensation in the event of a termination without “cause” or a termination for “good reason” as such terms are defined in the employment agreement.

Please note that the amounts indicated below are estimates based on the material assumptions described in the assumptions and notes to the table below, which may or may not actually occur. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, that may become payable to a named executive officer may differ in material respects from the amounts set forth below. For purposes of this disclosure, “single trigger” refers to payments and benefits that arise solely as a result of the completion of the Merger and “double trigger” refers to payments and benefits that require two conditions, which are the completion of the Merger and a qualifying termination of employment.

Furthermore, for purposes of calculating such amounts, we have assumed:

●	a date of March 16, 2023 (which is the latest practicable date prior to the filing of this proxy statement) (the “Table Date”);

●	the employment of each named executive officer is terminated by Adamis without “cause” or by the named executive officer for “good reason,” in either case, immediately following the consummation of the Merger;

●	the named executive officer’s base salary and target bonus will remain unchanged from those applicable as of the Table Date;

●	each named executive officer’s outstanding Adamis equity awards are those that are outstanding and unvested as of the Table Date;

●	each named executive officer will receive reimbursement or payment of COBRA premiums, as applicable, for the maximum eligible period; and

●	a price per share of Adamis common stock equal to the average closing price per share of Adamis common stock for the first five business days following the first public announcement of the Merger (which announcement occurred on February 27, 2023) of $0.19 (rounded to two decimal places).

Quantification of Potential Payments and Benefits to Adamis’ Named Executive Officers

Name (1)	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Other ($)(5)	Total ($)
David J. Marguglio	$750,000	$38,000	$52,551	$83,167	$923,718
David C. Benedicto	$247,500	$—	$19,886	$43,183	$310,569

(1)	Dennis J. Carlo, Ph.D. and Ronald B. Moss were named executive officers in Adamis’ definitive proxy statement for its 2022 annual meeting of stockholders filed with the SEC on July 7, 2022, which filing required disclosure pursuant to Item 402(m) of Regulation S-K; however, they are not included in these tables or the accompanying explanatory paragraphs as named executive officers because as of May 18, 2022, and October 14, 2022, respectively, they were no longer employed by Adamis, and they are not receiving and will not receive any cash or equity compensatory payments that are based on or otherwise related to the Merger.

(2)	Amounts in this column reflect cash severance that each named executive officer would be eligible to receive under their respective employment agreement and are “double-trigger” benefits. Under the employment agreements with Mr. Marguglio and Mr. Benedicto, if Adamis terminates the executive’s employment without cause or if he resigns for good reason, subject to the execution and non-revocation of a release of claims, he will be entitled to receive continued payment of his monthly base salary in effect as of the effective date of the involuntary termination or resignation for the applicable severance period following the date of termination (18 months for Mr. Marguglio and 9 months for Mr. Benedicto).

(3)	Mr. Marguglio and Mr. Benedicto hold unvested RSUs covering a total of 200,000 and 0 shares of Adamis common stock, respectively. No portion of such RSUs will vest as a result of the consummation of the proposed Merger transaction with DMK. However, amounts in this column reflect the value of RSUs held by Mr. Marguglio, assuming that the aforementioned RSUs were vested and shares of Adamis common stock were issued on the Table Date, based on the average price per share of Adamis common stock described above. In addition, amounts in this column reflect a value for Mr. Marguglio and Mr. Benedicto of $0.00 and $0.00, respectively, relating to the accelerated vesting of outstanding in-the-money stock option awards (of which there are none) that each named executive officer would be eligible to receive under his respective employment agreement in the event of a termination of his employment without cause or his resignation for good reason and are “double-trigger” benefits. All stock options held by Mr. Marguglio and Mr. Benedicto, respectively, were fully vested and exercisable as of the date of the Merger Agreement. No acceleration of vesting of such stock options will occur by virtue of the proposed Merger with DMK. In addition, none of the stock options held by any of our named executive officers are in-the-money, as the exercise price per share of such options is substantially higher than the average closing price per share of Adamis common stock during the five business days following the first public announcement of the Merger. Before the closing of the Merger, Adamis and David J. Marguglio, the Chief Executive Officer of Adamis, expect to enter into an amendment of Mr. Marguglio’s current employment agreement with Adamis to provide that effective upon the Closing and the Effective Time of the Merger, (i) Mr. Marguglio will no longer be Chief Executive Officer of Adamis and will resign as a director of Adamis, and will be President, Chief Operating Officer and corporate Secretary of Adamis, and (ii) that such changes do not constitute “good reason” as defined in the employment agreement.

Under the employment agreements with each of Mr. Marguglio and Mr. Benedicto, if Adamis terminates the executive officer’s employment without cause or if he resigns for good reason, subject to the execution and non-revocation of a release of claims, he will be entitled to accelerated vesting of such portion of his outstanding stock option awards as would vest during the applicable severance period (18 months for Mr. Marguglio and 9 months for Mr. Benedicto). In connection with the Merger, Mr. Marguglio will enter into an agreement confirming that his resignation as chief executive officer does not constitute “good reason” under the provisions of his employment agreement.

Under the employment agreements with each of Mr. Marguglio and Mr. Benedicto, in the event of a change in control of Adamis, all of their outstanding equity awards would vest upon such change in control. The Merger will not constitute a change in control of Adamis for purposes of the employment agreements with Mr. Marguglio and Mr. Benedicto.

(4)	Amounts in this column reflect the estimated value of the continued health benefits at company expense that each named executive officer would be eligible to receive under his respective employment agreement in the event of a termination of his employment without cause or his resignation for good reason and are “double-trigger” benefits. Under the employment agreements with Mr. Marguglio and Mr. Benedicto, if Adamis terminates the executive’s employment without cause or if he resigns for good reason, subject to the execution and non-revocation of a release of claims, assuming that the officer is eligible to continue medical benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), upon timely election by the officer and to the extent it does not result in a penalty to the Company, the Company will pay the same portion of premiums for such coverage that it had paid for similarly situated employees prior to the termination for the same level of group medical coverage, as in effect as of the day before the effective date of termination, for the period from the effective date of termination through the earliest of: (A) the applicable severance period; (B) the date that the officer becomes eligible for group medical care coverage through other employment; or (C) the end of the officer’s eligibility under COBRA for continuation coverage for medical care.

(5)	Reflects the estimated value of cash payments in consideration of unused vacation/PTO days as of March 16, 2023, required to be paid to the officer upon termination of employment.

Overview of the Merger Agreement

Capitalized terms used in this section, but not otherwise defined will have the meaning ascribed to such term in the Merger Agreement.

Form of the Merger

Subject to the terms and conditions of the Merger Agreement, and in accordance with applicable New Jersey and Delaware law, at the completion of the merger, DMK will merge with and into Merger Sub, a wholly owned subsidiary of Adamis formed by Adamis in connection with the merger, with Merger Sub surviving as a wholly owned subsidiary of Adamis.

Merger Consideration and Adjustment

At the Effective Time of the merger, upon the terms and subject to the conditions set forth in the Merger Agreement, each outstanding share of DMK common stock (excluding shares to be canceled pursuant to the Merger Agreement and excluding dissenting shares) will be automatically converted solely into the right to receive a number of shares of Adamis common stock equal to the exchange ratio, provided, however, that if the number of shares of Adamis Common stock that a particular DMK stockholder would be entitled to receive exceeds the “Adamis Common Stock Consideration Cap” as described in the Merger Agreement, then such stockholder will, in lieu of receiving the number of shares of Adamis common stock that would exceed such Adamis Common Stock Consideration Cap, instead receive a number of shares of Adamis Series E Preferred which is convertible into such excess number of shares of Adamis common stock, subject to the beneficial ownership limitations set forth in the Series E Preferred Certificate of Designation, as described in more detail in the section entitled “The Merger Agreement—Merger Consideration” beginning on page 111 of this proxy statement.

No fractional shares of Adamis common stock will be issued in connection with the merger, and no certificates or scrip for any such fractional shares will be issued. In lieu of fractional shares, Adamis will pay cash to each DMK stockholder for any remaining fraction (after aggregating all fractional shares of Adamis common stock issuable to such holder) equal to the product of (i) such fraction multiplied by (ii) the applicable price per share which shall equal to the Adamis Average Closing Price (as defined in the Merger Agreement).

Procedures for Exchanging DMK Stock Certificates

Prior to the closing date, Adamis will select an exchange agent, or Adamis may elect to perform some actions not undertaken by the exchange agent. After the Effective Time of the merger, Adamis will deposit with the exchange agent instructions regarding issuance of certificates or evidence of book-entry shares representing the shares of Adamis common stock or Series E Preferred issuable pursuant to the terms of the Merger Agreement in exchange for shares of DMK common stock.

After the Effective Time of the merger, Adamis or the exchange agent will send to each record holder of DMK common stock (i) a letter of transmittal, and (ii) instructions for surrendering the record holder’s stock certificates in exchange for the merger consideration. Upon delivery to the exchange agent of a duly executed letter of transmittal in accordance with the exchange agent’s instructions, including such tax withholding declarations as the exchange agent may require, the surrender of the record holder’s stock certificates, if applicable, and delivery to the exchange agent of such other documents as may be reasonably required by the exchange agent or Adamis, the record holder of such stock certificates or book-entry shares, as applicable, will be entitled to receive in exchange therefore certificate or book-entry shares representing the number of whole shares of Adamis Merger Consideration issuable to such holder pursuant to the Merger Agreement. The surrendered certificates representing shares of DMK common stock will be canceled. After the Effective Time of the merger, each certificate representing DMK common stock that has not been surrendered will represent only the right to receive shares of Adamis Merger Consideration issuable pursuant to the Merger Agreement to which the holder of any such certificate is entitled.

HOLDERS OF DMK COMMON STOCK SHOULD NOT SEND IN THEIR DMK STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT WITH INSTRUCTIONS FOR THE SURRENDER OF DMK STOCK CERTIFICATES.

Effective Time of the Merger

The Merger Agreement requires the parties to consummate the merger as promptly as practicable (and in any event within five business days) after all of the conditions to the consummation of the merger contained in the Merger Agreement are satisfied or waived, including the adoption of the Merger Agreement by the DMK stockholders and the approval by the Adamis stockholders of the issuance of Adamis common stock and the reverse stock split of the Adamis common stock. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the States of New Jersey and Delaware or at such later time as is agreed by Adamis and DMK and specified in the certificate of merger. Neither Adamis nor DMK can predict the exact timing of the consummation of the merger.

Treatment of DMK Stock Options

At the Merger Effective Time, each outstanding and unexercised option, whether or not vested, to purchase shares of DMK common stock will be assumed by Adamis and will become an option to purchase shares of Adamis common stock. All rights with respect to each DMK option will be assumed by Adamis in accordance with its terms, and Adamis will assume the DMK Stock Plan. Accordingly, from and after the Merger Effective Time each option assumed by Adamis may be exercised solely for shares of Adamis common stock. Under the DMK Stock Plan, which was approved by the DMK stockholders, a total of 4,500 shares of DMK common stock are issuable upon exercise of outstanding options granted under the DMK Stock Plan, at an exercise price of $149 per share, and 350 shares of DMK common stock remain available for future issuance upon grants that may be made in the future under the DMK Stock Plan, including grants made by the combined company after the closing of the Merger (subject to applicable Nasdaq listing rules and requirements).

The number of shares of Adamis common stock subject to each outstanding DMK option assumed by Adamis will be determined by multiplying the number of shares of DMK common stock that were subject to such option by the Exchange Ratio and rounding the resulting number up to the nearest whole number of shares of Adamis common stock. The per share exercise price for the shares of Adamis common stock issuable upon exercise of each DMK option assumed by Adamis will be determined by dividing the per share exercise price of DMK common stock subject to such option by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent. Any restriction on the exercise of any option will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such option will, subject to certain exceptions set forth in the Merger Agreement, otherwise remain unchanged.

Treatment of Adamis Stock Options and Warrants

Each option to purchase Adamis common stock that is outstanding and unexercised immediately prior to the Effective Time of the Merger will continue according to its terms following the consummation of the Merger, subject to adjustments to account for the effect of the proposed reverse stock split prior to the closing of the Merger. In addition, in connection with the Merger, each outstanding Adamis RSU will remain outstanding and will continue in according with its terms, subject to the effect of provisions in the Adamis RSUs providing for the issuance of shares of Adamis common stock following vesting and settlement of the RSU.

Warrants. Under the terms of certain warrants to purchase Adamis common stock issued by Adamis in August 2019 (the “2019 Warrants”) and in February 2020 (the “2020 Warrants”), upon the occurrence of a “Fundamental Transaction” as defined in the 2019 Warrants and 2020 Warrants, each holder of such warrant has the right, by means of an election effective concurrently with or within 30 days after the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), to require the Company purchase the warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of the warrant on the date of the consummation of the Fundamental Transaction. The Merger may constitute a Fundamental Transaction as defined in the 2019 Warrants and 2020 Warrants. If the Merger does constitute such a Fundamental Transaction, Adamis believes that, based on the range of trading prices for the Adamis common stock on the Nasdaq Capital Market for periods before after the date of public announcement of entering the Merger Agreement and the date of this proxy statement, the Black Scholes value of, and the dollar amount required to repurchase, any such warrants is not, as of the date of this proxy statement, anticipated to be material.

Conditions to Completion of the Merger

To complete the merger, Adamis stockholders must approve the issuance of shares of Adamis Merger Consideration to DMK stockholders pursuant to the Merger Agreement and the merger, and the amendment to the Adamis restated certificate of incorporation of Adamis effecting the proposed reverse stock split. Additionally, the DMK stockholders must approve the merger and adopt the Merger Agreement. In addition to such stockholder approvals and appropriate regulatory approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

No Solicitation

The Merger Agreement contains provisions prohibiting Adamis and DMK from seeking a competing transaction, subject to specified exceptions described in the Merger Agreement. Under these “no solicitation” provisions, each of Adamis and DMK has agreed that it will not, and will not authorize and will use its reasonable best efforts to cause its representatives not to, directly or indirectly:

●	solicit, initiate, knowingly encourage, induce or facilitate the communication, making, submission or announcement of any “Acquisition Proposal” or “Acquisition Inquiry,” as defined in the Merger Agreement, or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry;

●	furnish any information regarding such party to any person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

●	engage in discussions or negotiations with any person other than the other party to the Merger Agreement and its representatives regarding any Acquisition Proposal or Acquisition Inquiry;

●	approve, endorse or recommend any Acquisition Proposal or, with respect to Adamis effect any change in the recommendation of the board of directors of the party in favor of the merger and the transactions contemplated by the Merger Agreement; or

●	enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Proposal (other than a confidentiality agreement containing certain terms) or enter into any agreement in principle requiring such party to abandon, terminate or fail to consummate the Merger or breach its obligations under the Merger Agreement or propose or agree to do any of the foregoing.

Termination of the Merger Agreement

Either Adamis or DMK can terminate the Merger Agreement under certain circumstances, which would prevent the merger from being completed.

Support Agreement

In connection with the execution of the Merger Agreement, Versi Group, LLC, which is the largest stockholder of DMK (the “Principal DMK Stockholder”), and of which Dr. Versi, the chief executive officer of DMK, is a member, and of which Jannine Versi, a director of DMK who is anticipated to become a director of Adamis following the Effective Time of the Merger, is the trustee of a member, has entered into a support agreement with Adamis, Merger Sub and DMK under which such stockholder has agreed to vote in favor of the merger and against any alternative acquisition proposal, agreement or transaction. As of the date of this proxy statement, the Principal DMK Stockholder beneficially owns or controls in excess of approximately 95% of the outstanding shares of common stock of DMK. The Principal DMK Stockholder also agreed to give to Adamis, if requested, an irrevocable proxy to vote or give consent with respect to any shares of DMK stock over which such stockholder has voting power in favor of each of the DMK proposals relating to the Merger, the Merger Agreement and related transactions, and against any alternative acquisition proposal, agreement or transaction. In the Support Agreement, the Principal DMK Stockholder made representations and warranties to Adamis and DMK regarding ownership and unencumbered title to the shares thereto, such stockholder’s power and authority to execute the support agreement, and due execution and enforceability of the support agreement. Unless otherwise waived, the Support Agreement prohibits the sale, assignment, transfer or other disposition by the stockholder of their respective shares of DMK stock, or the entrance into an agreement or commitment to do any of the foregoing, except for certain transfers to family trusts, in which case the support agreement will bind the transferee. In the Support Agreement, the Principal DMK Stockholder also waived the stockholder’s statutory appraisal rights in connection with the merger.

The Support Agreement will terminate at the earlier of the Merger Effective Time, termination of the Merger Agreement in accordance with its terms or upon mutual written consent of such stockholder, Adamis and DMK.

Management Following the Merger

Effective as of the closing of the merger, the executive officers of the combined company are expected to be:

Name	Title
Ebrahim “Eboo” Versi, M.D., Ph.D.	Chief Executive Officer
David J. Marguglio	President, Chief Operating Officer and Secretary
David C. Benedicto	Chief Financial Officer

Indemnification of the Adamis Officers and Directors

Pursuant to the Merger Agreement, upon the completion of the merger, Adamis and DMK agreed that all rights to indemnification now existing in favor of directors and officers of Adamis or DMK as provided for in their respective organizational documents in effect as of the date of the Merger Agreement, will continue to be honored and in full force and effect for a period of three (3) years after the closing of the merger.

The certificate of incorporation and bylaws of the combined company contains provisions with respect to indemnification and elimination of liability for money damages, and during such six year period following the Merger Effective Time, Adamis will not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights of such parties. The Merger Agreement also provides that Adamis may purchase a six-year “tail” policy on DMK’s existing directors’ and officers’ liability insurance policy, and that Adamis will maintain either a directors and officers liability insurance policy or a “tail” policy on Adamis’ directors and officers.

Regulatory Approvals

In the United States, Adamis must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of Adamis shares to DMK’s stockholders in connection with the transactions contemplated by the Merger Agreement and the filing of this proxy statement with the SEC. Adamis does not intend to seek any regulatory approval from antitrust authorities to consummate the transactions.

Certain Material U.S. Federal Income Tax Consequences of the Merger

Regardless of whether the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, Adamis believes that the Merger should not result in any taxable gain or loss for U.S. federal income tax purposes to Adamis, any Adamis stockholder in his or her capacity as an Adamis stockholder, or DMK. Adamis stockholders who are also stockholders of DMK, if any, should consult their own tax advisor as to the tax consequences to them of participating in the Merger with respect to their DMK stock. DMK stockholders should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as and tax consequences of the Merger arising under the U.S. federal estate or gift tax laws or under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable income tax treaty.

The foregoing discussion is for general information purposes only and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the Merger. Accordingly, you are strongly encouraged to consult with your own tax advisor as to the tax consequences of the Merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Nasdaq Stock Market Listing

Shares of Adamis common stock are currently listed on Nasdaq under the symbol “ADMP.” On December 28, 2022, we were notified by the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) that, based upon our non-compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Rule”) as of December 27, 2022, our common stock was subject to delisting unless we timely requested a hearing before the Nasdaq Hearings Panel (the “Panel”). We timely requested a hearing before the Panel, and a hearing was held on February 16, 2023. On February 21, 2023, the Staff notified us that the Panel has granted our request for continued listing of our common stock on the Nasdaq Stock Market and an extension until June 26, 2023 (the “Compliance Period”) to regain compliance with the continued listing requirements for The Nasdaq Capital Market, including the minimum $1.00 bid price requirement of Nasdaq Listing Rule 5500(a)(2) (the “Rule”). The extension granted by the Panel is subject to our timely undertaking certain corporate actions during the Compliance Period, including without limitation holding a Special Meeting of stockholders to obtain approval for a reverse stock split of our common stock, and effecting a reverse stock split, if required, in order to achieve a closing minimum bid price of $1.00 or more per share for a minimum of ten consecutive trading sessions during the Compliance Period. The notice indicated that June 26, 2023, represents the full extent of the Panel’s discretion to grant continued listing while it is non-compliant, and that the Panel reserved the right to reconsider the terms of the exception. We intend to diligently work to take the actions required to satisfy the terms of the Panel’s extension and regain compliance with the Rule, and the reverse stock split Proposal 2 is critical to our ability to regain compliance with the Rule and for continued listing of the Common Stock on the Nasdaq Capital Market; however, there can be no assurance that we will be able to take the actions required to comply with the terms of the Panel’s extension and regain compliance with the Rule within the extension period granted by the Panel. In addition, the continued listing of the Adamis common stock on the Nasdaq Capital Market is one of the closing conditions under the Merger Agreement. As disclosed in our Current Reports on Form 8-K filed on January 4, 2022 and June 30, 2022, we were previously notified by the Staff that we failed to satisfy the Rule and, in accordance with the Nasdaq Listing Rules, we were granted two consecutive 180-calendar grace periods, ultimately through December 27, 2022, to evidence compliance with the Rule. We did not evidence compliance with the Rule by December 27, 2022, which resulted in the Staff’s issuance of the delisting determination.

In the Merger Agreement, Adamis has agreed to prepare and submit to Nasdaq a notification form for the listing of the shares of Adamis common stock issued or issuable in the Merger and use reasonable efforts to cause such shares to be approved for listing (subject to notice of issuance).

In addition, under the Merger Agreement, each of Adamis’ and DMK’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the merger, of various conditions, including that the Adamis common stock is traded on the Nasdaq Capital Market as of the closing of the merger.

Anticipated Accounting Treatment

Adamis will account for the Merger as a business combination in accordance with FASB ASC Topic 805, Business Combinations, with Adamis considered as the accounting acquirer and DMK as the accounting acquiree. Accordingly, Adamis will measure the assets acquired and liabilities assumed at their estimated acquisition date, fair values, including net tangible and identifiable intangible assets acquired and liabilities assumed as of the Closing Date of the Merger, with any excess purchase price over those fair values being recorded as goodwill. The acquisition method of accounting is dependent upon certain valuations and any other studies and calculations deemed necessary that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. A final determination of these estimated fair values, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible assets of DMK that exist as of the date of completion of the Merger. See the “Unaudited Pro Forma Combined Consolidated Financial Information” elsewhere in this proxy statement for additional information.

Appraisal Rights and Dissenters’ Rights

Under the DGCL, Adamis stockholders are not entitled to appraisal rights in connection with the merger.

DMK shareholders may be entitled to a right to dissent in connection with the merger under Section 14A:11-1 of the NJBCA. The discussion below is not a complete summary regarding DMK shareholders’ dissenters’ rights under New Jersey law and is qualified in its entirety by reference to the text of the relevant provisions of New Jersey law, which are attached as Annex C to this proxy statement. DMK shareholders intending to exercise dissenters’ rights should carefully review Annex C. Failure to precisely follow any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that DMK shareholders exercise dissenters’ rights under New Jersey law. If a DMK shareholder holds shares of DMK capital stock in a brokerage account or in other custodian form and the shareholder wishes to exercise appraisal rights, the shareholder should consult with his or her bank, broker or other custodian to determine the appropriate procedures for the making of a demand for appraisal by the custodian.

Under Sections 14A:11-2(1) and 14A:5-6(2)(b) of the NJBCA, where a merger is proposed to the shareholders by written consent in lieu of a meeting of shareholders, upon receipt and tabulation of the requisite number of written consents, DMK will promptly, and at least 20 days in advance of the effective date of the merger, notify all non-consenting shareholders of the merger, the proposed effective date, and any conditions precedent to such action. Such notice shall inform such non-consenting shareholder of their right to dissent and to be paid the fair value of their shares, provided they file a written notice of dissent as required by Section 14A:11-2(1) of the NJBCA within 20 days from the date of giving of such notice, or such greater period of time as may be granted by DMK, and which notice will outline briefly the procedures set forth in Sections 14A:11-1 et seq. of the NJBCA within which the non-consenting shareholder must comply in order to assert and enforce such right.

Under Section 14A:11-2(2) of the NJBCA, where a merger is adopted by shareholders by written consent in lieu of a meeting of shareholders, the surviving corporation, within ten days after the effective date of such merger, must notify each shareholder of the corporation who properly filed a written notice of dissent of the approval of such merger and the effective date of such merger. If the merger is completed, within ten days after the effective date of the merger, DMK will notify its shareholders that the merger has been approved, the effective date of the merger and that appraisal rights are available to any shareholder who has not approved the merger.

Non-consenting holders of shares of DMK capital stock who desire to exercise their dissenters’ rights must, pursuant to Section 14A:11-2(3) of the NJBCA, deliver a written demand for payment of the fair value of their shares to DMK and, pursuant to Section 14A:11-2(6) of the NJBCA, submit the certificate(s) representing their shares to DMK for notation thereon that such demand has been made (which certificate shall thereafter be returned to such shareholder), each within 20 days after the date of mailing of that notice. All demands and notices required to be sent to DMK should be addressed to DMK Pharmaceuticals Corporation, c/o Chief Executive Officer, 50 Division Street, Suite 501, Somerville, NJ 08876, and should be executed by, or on behalf of, the record holder of shares of DMK capital stock.

If a DMK shareholder fails to deliver a written demand for appraisal within the time period specified above, the shareholder will be entitled to receive the merger consideration for the shareholder’s shares of DMK capital stock as provided for in the Merger Agreement, but the shareholder will have no appraisal rights with respect to the shareholder’s shares of DMK capital stock.

Pursuant to Section 14A:11-5 of the NJBCA, a dissenting shareholder may not withdraw their demand for payment of the fair value of their shares without the written consent of the corporation, and a dissenting shareholders’ ability to enforce their right to receive payment for their shares generally excludes other shareholder rights. Such dissenting shareholder ceases to have any other rights of a shareholder except the right to be paid the fair value of their shares and any other dissenting shareholder rights explicitly granted.

Under Section 14A:11-5 of the NJBCA, fair value shall be determined as of the day prior to the day specified by the corporation for the tabulation of consents for an action by written consent of the shareholders, and excludes appreciation or depreciation resulting from the merger. Within 10 days after the expiration of the non-consenting shareholders’ right to make written demand for the payment of fair value of their shares, DMK shall mail to each dissenting shareholder the most recent balance sheet and surplus statement of the corporation. In accordance with Section 14A:11-6(1) of the NJBCA, DMK may include an offer to pay such dissenting shareholder a price DMK deems to be the fair value for such shares, so long as such offer is made at the same price per share to all dissenting shareholders of the same class or series. If DMK and dissenting shareholder(s) agree on the fair value of the shares within 30 days after the expiration of the 10-day period within which DMK was required to send the non-consenting shareholders the balance sheet and surplus statement, DMK shall make payment for such shares once the certificate(s) representing such shares are delivered to DMK.

If the fair value of the shares is not agreed upon within such 30-day period, the dissenting shareholder may serve a written demand on DMK within 30 days of the expiration of such 30-day period, that it commence an action in the Superior Court for the determination of the fair value of the shares. Such action shall be commenced by DMK not later than 30 days after its receipt of such demand. If DMK fails to commence such action, the dissenting shareholder may do so within 60 days of the expiration of the 30-day period within which DMK was supposed to do so. In any such action, the Superior Court shall have jurisdiction and may proceed in a summary manner or otherwise, may appoint an appraiser, and shall render judgment as to the amount of the fair value of the dissenting shareholders’ shares. Such judgment shall be payable upon the surrender of the applicable certificates to DMK and shall include interest at such rate as the court finds is equitable.

DMK shareholders should be aware that the fair value of their shares as determined under Section 14A:11-5 of the NJBCA or pursuant to judicial determination could be more than, the same as, or less than the value that the shareholders are entitled to receive under the terms of the Merger Agreement.

A dissenting shareholder’s right to be paid fair value for their shares ceases if: (a) they have failed to present their certificates for notation as having been included in those making a demand for payment, unless excused by a court; (b) their demand is withdrawn with DMK’s written consent; (c) the fair value of the shares is not agreed upon as provided the NJBCA and no action for the determination of fair value by the Superior Court is commenced by a dissenting shareholder within 60 days of the expiration of the 30-day period within which DMK was supposed to commence such action; (d) the Superior Court determines that the shareholder is not entitled to payment for their shares; (e) the proposed corporate action is abandoned or rescinded; or (f) a court having jurisdiction permanently enjoins or sets aside the corporate action. If such dissenter’s rights cease, Section 14A:11-4(2) of the NJBCA provides that such dissenting shareholder will be reinstated as a shareholder as of the date of their demand for payment.

Failure to follow the steps required by the NJBCA for perfecting dissenters’ rights may result in the loss of such rights. In view of the complexity of the applicable NJBCA sections, DMK shareholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Comparison of Stockholder Rights

Adamis is incorporated under the laws of the State of Delaware and DMK is incorporated under the laws of the State of New Jersey. Accordingly, the rights of Adamis stockholders and DMK stockholders are governed by the corporate laws of the State of Delaware and the laws of State of New Jersey, respectively. If the merger is completed, DMK stockholders will become stockholders of Adamis, and their rights will be governed by the Delaware General Corporation Law, or the DGCL, and the certificate of incorporation and bylaws (sometimes referred to as the “charter documents” of Adamis). If Proposal 1 and 2 are approved, then prior to the closing of the merger, Adamis’ restated certificate of incorporation will be amended to effect the reverse stock split, as described in this proxy statement.

The table below summarizes certain material differences between the rights of DMK stockholders under the DMK certificate of incorporation and bylaws (sometimes referred to as the “charter documents” of DMK) and the rights of Adamis stockholders, after the merger, under the Adamis charter documents. It does not purport to be a complete description of those differences, or a complete description of the specific provisions referred to in this summary, and is qualified in its entirety by reference to, the DGCL and the governing corporate instruments that are subject to amendment in accordance with their terms.

While Adamis and DMK believe that the summary tables cover the material differences between the rights of DMK stockholders and the rights of Adamis stockholders under their respective charter documents, these summary tables may not contain all of the information that is important to you. Adamis has filed its charter documents with the SEC and will send copies to you without charge, upon your request. See the section titled “Where You Can Find More Information” in this proxy statement.

	DMK	Adamis
Authorized Capital	The authorized capital stock of DMK consists of 60,000 shares of common stock, no par value. As of February 24, 2023, approximately 38,837 shares of common stock were outstanding.	The authorized capital stock of Adamis consists of 200,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, including 3,000 authorized shares of Series C Preferred. The board has the authority to designate the preferences, special rights, limitations or restrictions of the remaining shares of any class of stock or any series of any class without further stockholder approval. As of the Record Date, [___________] shares of common stock and 3,000 shares of Series C Preferred were outstanding.

Dividends	Under the New Jersey Business Corporation Act (the “NJBCA”), subject to any restrictions in the corporation’s certificate of incorporation, a New Jersey corporation may, by resolution of its board, pay dividends on its shares in cash, in its own shares, in its bonds or in other property, including the shares or bonds of other corporations. DMK has never paid a dividend on its common stock.	Under Delaware law, subject to any restrictions in the corporation’s certificate of incorporation, a Delaware corporation may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Adamis has never paid a dividend on its common stock.

Cumulative Voting	Under the NJBCA, cumulative voting is permitted only when authorized in the certificate of incorporation. DMK’s certificate of incorporation does not provide for cumulative voting rights in the election of its directors.	Under Delaware law, stockholders of a Delaware corporation do not have the right to cumulate their votes in the election of directors, unless such right is granted in the certificate of incorporation of the corporation. Adamis’ certificate of incorporation does not provide for cumulative voting by Adamis stockholders.

Number of Directors	New Jersey law provides that the board of directors of a New Jersey corporation shall consist of one or more directors as fixed by the corporation’s certificate of incorporation or bylaws. DMK’s bylaws provide that each director’s term expires at the next annual shareholders’ meeting following a director’s election or upon such director’s death, resignation or removal. Under the NJBCA, each director shall hold office for the term for which he or she is elected and until his or her successor shall have been elected and qualified.	Delaware law provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the corporation’s certificate of incorporation or bylaws. Adamis’ bylaws provide that the number of directors shall be fixed by a resolution of the directors. Adamis’ board currently consists of five directors.

Classified Board of Directors	New Jersey law permits, but does not require, a New Jersey corporation to provide in its certificate of incorporation for the classification of its directors in respect to the time for which they shall severally hold office, but no class of directors shall hold office for a term shorter than one year or longer than five years, and the term of office of at least one class shall expire in each year. DMK’s certificate of incorporation does not provide for a classified board of directors. Directors serve until their successors are elected or until their earlier resignation or removal. DMK’s bylaws provide that each director’s term expires at the next annual shareholders’ meeting following a director’s election or upon such director’s death, resignation or removal.	Delaware law permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, dividing the board into up to three classes of directors with staggered terms of office, with only one class of directors to be elected each year for a maximum term of three years. Adamis’ certificate of incorporation does not provide for a classified board of directors. Each director serves until his or her successor is elected or until his or her earlier resignation or removal.

	DMK	Adamis
Removal of Directors	Unless otherwise restricted by statute or DMK’s charter documents, any director or the entire board of directors may be removed, with or without cause, by the shareholders by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of director.	Delaware law provides that directors may be removed from office, with or without cause, by the holders of a majority of the voting power of all outstanding voting stock, unless the corporation has a classified board and its certificate of incorporation otherwise provides. Adamis’ bylaws provide that any director or the entire board may be removed, with or without cause, by the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

Vacancies	New Jersey law provides that, unless otherwise provided in the certificate of incorporation or the bylaws, any directorship not filled at the annual meeting, any vacancy, however caused, occurring in the board, and newly created directorships resulting from an increase in the authorized number of directors may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum of the board, or by a sole remaining director. DMK’s bylaws provide that if the office of any director becomes vacant by reason of death, resignation, disqualification, removal, failure to elect, or otherwise, vacancies may be filled by the shareholders or the board of directors, whomever acts first.	Delaware law provides that, unless the corporation’s certificate of incorporation or bylaws provide otherwise, vacancies and newly created directorships resulting from an increase in the authorized number of directors elected by the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office. Under the certificate of incorporation and bylaws of Adamis, if the office of any director becomes vacant by reason of death, resignation, disqualification, removal, failure to elect, or otherwise, the remaining directors, even if less than a quorum and unless the board determines otherwise, by a majority vote of such remaining directors, have the sole right to elect a successor or successors who shall hold the office for the unexpired term.

Board Quorum and Vote Requirements	At meetings of the board of directors, a majority of the number of directors in office immediately before the meeting begins shall constitute a quorum for the transaction of business. The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board. Only when a quorum is present may the board of directors continue to do business at any such meeting.	At meetings of the board of directors, with certain exceptions, a quorum of the board of directors shall consist of a majority of the number of directors fixed from time to time by the board of directors. The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board. Only when a quorum is present may the board of directors continue to do business at any such meeting.

	DMK	Adamis
Special Meetings of Stockholders	New Jersey law permits special meetings of stockholders to be called by the president or the board, or by such other officers, directors or shareholders as may be provided in the bylaws. DMK’s bylaws provide that special meetings of stockholders may be called at any time by the board of directors, chairman of the board or president of the corporation, or by any shareholder pursuant to the written request of the holders of not less than one-tenth (1/10th) of all shares entitled to vote at the meeting.	Delaware law permits special meetings of stockholders to be called by the board of directors and any other persons specified by the certificate of incorporation or bylaws. Delaware law permits but does not require that stockholders be given the right to call special meetings. Adamis’ bylaws provide that special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the chairman of the board of directors, (ii) the president or chief executive officer, (iii) the board of directors, or (iv) the holders of shares representing at least 25% of all votes entitled to be cast of any issue proposed to be considered at the meeting, and shall be held at such place, on such date, and such time as the board of directors shall fix. Except as otherwise provided by law or (if then-applicable to the corporation) by applicable stock exchange or Nasdaq Stock Market rules, or by the charter documents, in all matters other than the election of directors, the affirmative vote of a majority of the votes properly cast on the matter affirmatively or negatively (excluding any abstentions or broker non-votes) shall be the act of the stockholders.

Quorum for Stockholder Meetings	Unless otherwise provided in the certificate of incorporation of the NJBCA, at all meetings of the stockholders, the holders of shares entitled to cast a majority of the votes at a meeting shall constitute a quorum at the meeting.	Under Adamis’ bylaws, the presence at a meeting, the presence, in person, by remote communication, if applicable, or by proxy, of both (i) the holders of a majority in voting power of the capital stock issued and outstanding and entitled to vote on one or more matters to be voted on at the meeting, and (ii) the holders of at least one-third of all issued and outstanding shares of Common Stock entitled to vote, shall constitute a quorum at all meetings of the stockholders for the transaction of business.

Advance Notice Procedures for a Stockholder Proposal	For nominations or other business to be properly brought before a meeting by a stockholder, written or printed notice stating the time and place of any meeting of the shareholders shall be delivered not less than ten (10) nor more than sixty (60) days before the date of any shareholders’ meeting; provided, that the notice of meeting shall specifically state the purpose or purposes for which the meeting is called; but, in the case of an annual or substitute annual meeting, the notice of meeting need not specifically state the business to be transacted thereat unless such a statement is required by the provisions of the NJCBA.	Under Adamis’ bylaws for nominations or other business to be properly brought before an annual meeting by a stockholder, a stockholder’s notice must be delivered to Adamis between 90 and 120 days before the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days before or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, the notice must be delivered not earlier than the close of business on the 120th day before such annual meeting and not later than the later of the 90th day before such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The stockholder’s notice must include certain information about the stockholder meeting and the proposal.

	DMK	Adamis
Action by Stockholders Without a Meeting	Under New Jersey law, any action required or permitted to be taken at a meeting of shareholders by this act or the certificate of incorporation or bylaws of a corporation, may be taken without a meeting if all the shareholders entitled to vote thereon consent thereto in writing, except that certain merger and business combination transactions may be taken without a meeting only if all shareholders consent thereto in writing or if all shareholders entitled to vote thereon consent thereto in writing and the corporation provides to all other shareholders the required advance notification required.	Under Delaware law, unless a corporation’s certificate of incorporation provides otherwise, any action which may be taken at a meeting of the stockholders of a corporation may be taken by written consent without a meeting. Adamis’ restated certificate of incorporation provides that stockholders may not act by means of written consent.

Amendment of Charter Documents

Procedures for Amendment of Certificate of Incorporation: DMK’s certificate of incorporation may be amended, altered, changed or repealed in accordance with the NJBCA.

Procedures for Amendment of Bylaws: DMK’s bylaws provide that, the bylaws may be amended or repealed and new bylaws may be adopted by the affirmative vote of a majority of the directors then holding office at any regular or special meeting of the board of directors. No bylaw adopted or amended or repealed by the shareholders shall be readopted, amended or repealed by the board of directors, unless the Certificate of Incorporation or a bylaw adopted by the shareholders authorizes the board of directors to adopt, amend or repeal that particular bylaw or the Bylaws generally.

Procedures for Amendment of Certificate of Incorporation: Subject to certain exceptions, under Delaware law, the board of directors shall adopt a resolution setting forth the proposed amendment and declaring its advisability, and either call a special meeting of the stockholders entitled to vote thereon or direct that the proposed amendment shall be considered at the next annual meeting of the stockholders. The amendment shall be approved by a majority of the outstanding stock entitled to vote thereon. If the proposed amendment would adversely affect the rights, powers, par value, or preferences of the holders of either a class of stock or a series of a class of stock, then the holders of either the class of stock or series of stock, as appropriate, shall be entitled to vote as a class.

Procedures for Amendment of Bylaws: Adamis’ bylaws provide that the bylaws may be adopted, amended or repealed by the approval of a majority of the authorized number of Directors. The stockholders shall also have power to adopt, amend or repeal the bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the certificate of incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Adamis bylaws.

	DMK	Adamis
Indemnification of Directors, Officers and Employees	DMK’s bylaws provide that any person who at any time serves or has served as a director or officer of the corporation or in such capacity at the request of the corporation for any other corporation, partnership, joint venture, trust or other enterprise, shall have a right to be indemnified by the corporation to the fullest extent permitted by law against (i) reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (and any appeal therein), and whether or not brought by or on behalf of the corporation, seeking to hold him or her liable by reason of the fact that he or she is or was acting in such capacity, and (ii) payments made by him or her in satisfaction of any judgment, money decree, fine, penalty or settlement for which he or she may have become liable in any such action, suit or proceeding.	Adamis’ bylaws provide that it will indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made by a court of competent jurisdiction. This indemnification right continues after the individual ceases to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Adamis also has the power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law.

Anti-Takeover Provisions	DMK is subject to the anti-takeover provisions of the New Jersey Shareholders Protection Act (the “NJSPA”). In general, the statute restricts “business combinations” between a resident domestic corporation (such as DMK) and its interested stockholders. An “interested stockholder” generally is (i) a person that beneficially owns 10% or more of the voting power of the corporation, or (ii) an affiliate or associate of the corporation that held a 10% or greater beneficial ownership interest in the corporation at any time within the prior five years. A “business combination” includes, among other things, the issuance or transfer to the interested stockholder of stock with a market value greater than 5% of the corporation’s outstanding stock.	Adamis is subject to the anti-takeover provisions of Section 203 of the DGCL unless it falls within an applicable exemption under Section 203 of the DGCL. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior thereto, did own) 15% or more of the corporation’s voting stock.

	DMK	Adamis
Consideration of Other Constituencies	DMK’s certificate of incorporation does not contain any provision specifically authorizing or requiring the DMK board of directors to consider the interests of any constituencies of DMK other than its stockholders in considering whether to approve or oppose any corporate action.	Adamis’ certificate of incorporation does not contain any provision specifically authorizing or requiring the Adamis board of directors to consider the interests of any constituencies of Adamis other than its stockholders in considering whether to approve or oppose any corporate action.

	However, the NJBCA allows the DMK board of directors, in the performance of their duties to the corporation, to consider (i) the effects of any action on the shareholders, the corporation’s employees, suppliers, creditors, and customers, and the community where the corporation operates; and (ii) the long- and short-term interests of the corporation and its shareholders, including that these interests may best be served by the corporation’s continued independence.	However, Delaware law provides that, in the performance of their duties to the corporation, directors are protected in relying on good faith upon the records of the corporation and information, opinions, reports, or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

Conversion Rights and Redemption Right	The holders of DMK common stock do not have preemptive, conversion or other protective rights. There are no shares of preferred stock of DMK issued or outstanding.

The holders of Adamis common stock do not have preemptive, conversion or other protective rights pursuant to the Adamis charter documents.

The holders of outstanding shares of Adamis Series C Preferred Stock do have rights to convert such shares into shares of Adamis common stock, and do have certain redemption rights, subject to the limitations and provisions set forth in the applicable Certificate of Determination of Preferences, Rights and Limitations establishing such series of preferred stock.

Stock Transfer Restrictions Applicable to Stockholders	Shares of DMK are transferable in the manner prescribed by the NJBCA.	Shares of Adamis are transferable in the manner prescribed by the DGCL.

	DMK	Adamis
Forum Selection	DMK’s charter documents do not include a forum selection provision.	The Adamis Bylaws provide that unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders; (iii) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the DGCL, the certificate of incorporation or the Bylaws of the corporation, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants (including without limitation as a result of the consent of such indispensable parties to the personal jurisdiction of such court).

Corporate Opportunity	The DMK charter documents do not renounce the corporate opportunity doctrine.	The Adamis charter documents do not renounce the corporate opportunity doctrine.

THE MERGER AGREEMENT

The following is a summary of selected provisions of the Merger Agreement. While Adamis, Merger Sub and DMK believe that this description covers the material terms of the Merger Agreement, it may not contain all of the information that is important to you. The Merger Agreement has been attached as Annex A to this proxy statement to provide you with information regarding its terms. It is not intended to provide any other factual information about Adamis, DMK or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the merger and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that Adamis and Merger Sub, on the one hand, and DMK, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating certain risks to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Adamis and Merger Sub do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Adamis or DMK, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Adamis and Merger Sub and DMK and are modified by the disclosure schedules.

The Merger and Effective Time of the Merger

The Merger Agreement provides that DMK will merge with and into Adamis’ wholly-owned subsidiary, Merger Sub. Merger Sub will survive the merger as Adamis’ wholly-owned subsidiary. The closing of the merger will occur at a time as Adamis and DMK agree, but no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the closing conditions set forth in the Merger Agreement, or at such other time, date and place as Adamis and DMK mutually agree in writing. As soon as practicable after the closing, Adamis and DMK will file a certificate of merger with the Secretary of State of New Jersey and the Secretary of State of Delaware. The merger will become effective upon the filing of such certificates or at such later time as may be specified in such certificate and as agreed by Adamis and DMK. Adamis currently expects that the closing of the merger will take place before the end of the second quarter of 2023. However, because the merger is subject to stockholder approvals and other conditions to closing, Adamis cannot predict if or exactly when the closing will occur.

Merger Consideration

Conversion of Securities, Exchange Ratio

If the merger is completed, each share of DMK common stock outstanding immediately before the merger (after giving effect to the conversion of any outstanding DMK convertible notes into shares of DMK common stock), other than DMK common stock held as treasury stock or held or owned by Adamis or any direct or indirect wholly-owned subsidiary of DMK or Adamis, and any dissenting shares, automatically will be converted into the right to receive a number of shares of Adamis common stock equal to the Exchange Ratio. However, notwithstanding the preceding sentence, in the event that the aggregate number of shares of Adamis common stock that would be issuable to a particular DMK Stockholder (a “Specified DMK Stockholder”) pursuant to the preceding sentence would result in such Specified DMK Stockholder beneficially owning shares of Adamis common stock in excess (or having voting power in excess) of 9.99% of the outstanding shares of Adamis common stock as of immediately before the Effective Time of the Merger (the “Effective Time”) (the “Adamis Common Stock Consideration Cap”), then in lieu of the issuance to the Specified DMK Stockholder of shares of Adamis common stock in excess of the Adamis Common Stock Consideration Cap (such number of shares of Adamis common stock in excess of the Adamis Common Stock Consideration Cap referred to as the “Excess Cap Shares”), such Specified DMK Stockholder will instead receive a number of shares of a new series of Adamis preferred stock, Series E Convertible Preferred Stock (“Series E Preferred”) (the “Merger Consideration Preferred Shares”), which Merger Consideration Preferred Shares will be convertible, subject to the beneficial ownership limitations and other provisions set forth in the Adamis Certificate of Designation of Rights, Preferences and Limitations of Series E Convertible Preferred Stock (the “Series E Certificate of Designation”), into a number of shares of Adamis common stock equal to the Excess Cap Shares, and shall be entitled to such voting rights, including voting together with the Adamis common stock on an as-converted basis with the number of votes to which such Merger Consideration Preferred Shares are entitled calculated as set forth in the Series E Preferred Certificate of Designation. For purposes of the foregoing determination, unless otherwise provided in the Series E Preferred Certificate of Designation, beneficial ownership will be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder.

The aggregate number of shares of Adamis common stock and Adamis Series E Preferred that are issuable to the stockholders of DMK as a result of the Merger will be referred to as the “Merger Consideration” or the “Merger Consideration Shares.”

Under the Merger Agreement, the “Exchange Ratio” is a number of shares of post-reverse stock split Adamis common stock issuable in exchange for one share of DMK Common Stock outstanding immediately before the Effective Time, with such number of shares of Adamis common stock determined as follows: (1) the DMK Valuation, divided by (2) the Adamis Average Closing Price, and then (3) divided by the number of DMK Outstanding Shares (and rounded to seven decimal places, or such other number of places as Adamis and DMK may agree), in which:

●	“DMK Valuation” means $27,000,000.00;

●	“Adamis Average Closing Price” means the average, for the five trading days ending one trading day before the effective date of the Merger, of (i) for trading days commencing on the first trading day after the effective date of the Reverse Stock Split, the Closing Price of the Adamis common stock, and (ii) for trading days on or before the effective date of the Reverse Stock Split, the Closing Price multiplied by the Reverse Stock Split Ratio;

●	“Closing Price” means, with respect to any particular trading day, the last reported sale price of the Adamis common stock at the 4:00 p.m., Eastern Time, end of regular trading hours on the Nasdaq Capital Market (or other principal exchange, market or quotation system on which the Adamis common stock is then-listed or traded) (and if closing sale prices are not reported on such other market or quotation system, then the average of the high bid and low asked prices for such trading days); and

●	“DMK Outstanding Shares” means the total number of shares of DMK Capital Stock outstanding immediately prior to the Effective Time, assuming, without limitation or duplication, the conversion of any DMK Convertible Notes into DMK Common Stock;

provided, however, that notwithstanding the foregoing, if the calculation of the Exchange Ratio as provided above would result in the stockholders of Adamis immediately before the Effective Time owning less than 50.1% of the aggregate of (i) the number of shares of Adamis common stock held by such stockholders immediately after the Effective Time, plus (ii) the number of shares of Adamis common stock issuable to the DMK Stockholders pursuant to the Exchange Ratio as calculated above (including shares issuable upon conversion of the Merger Consideration Preferred Shares without regarding to beneficial ownership limitations), plus (iii) the number of shares of Adamis common stock that are issuable upon exercise of DMK Options assumed by Adamis pursuant to the Merger Agreement (the “Adamis Percentage Threshold”), then the number of shares constituting the Merger Consideration (determined on an as-converted basis including shares issuable upon conversion of the Merger Consideration Preferred Shares) shall be a number such that the stockholders of Adamis holding shares of Adamis common stock immediately before the Effective Time hold a number of shares of Adamis common stock immediately after the Effective Time equal to the Adamis Percentage Threshold.

If any shares of DMK common stock outstanding immediately before the merger are unvested or subject to any repurchase option or risk of forfeiture under an agreement with DMK, then the shares of Adamis’ common stock issued in exchange for such shares of restricted DMK common stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture. In addition, if the merger is completed, each option, warrant, right or convertible security to purchase DMK common stock that is outstanding and unexercised immediately before the merger will be converted into an option, warrant, right or convertible security exercisable for or convertible into shares of Adamis common stock, with appropriate adjustments to the number of shares and exercise price or conversion price applicable to such option, warrant, right or convertible security.

Fractional Shares

No fractional shares of Adamis common stock will be issued in exchange for shares of DMK capital stock at the closing of the merger. In lieu of fractional shares, Adamis will pay cash to each DMK stockholder for any remaining fraction equal to the product of (i) such fraction multiplied by (ii) the applicable price per share which shall equal to the average closing price of Adamis common stock as reported on the Nasdaq Capital Market or principal market or trading platform on which the Common Stock is listed, for the five trading days immediately before the Effective Time of the merger.

Reverse Stock Split

The Merger Agreement provides that it is a closing condition to the parties’ obligation to consummate the merger that the Adamis stockholders have approved an amendment to the Adamis restated certificate of incorporation to effect the reverse stock split of Adamis common stock as described in this proxy statement. Upon the effectiveness of the amendment to Adamis’ restated certificate of incorporation effecting the reverse stock split, referred to herein as the reverse split effective time, a number of outstanding shares of Adamis common stock, determined based on the reverse stock split ratio determined by the Adamis Board of Directors, will each be combined into one post-reverse stock split share of Adamis common stock. The reverse stock split ratio will be between 1-for-2 and 1-for-100, determined by the Adamis Board before the reverse split effective time.

No fractional shares will be issued pursuant to the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares, after aggregating all fractional shares held by the stockholder, will be entitled to an amount in cash (without interest or deduction) equal to the closing sale price per share of the Adamis common stock as reported on The Nasdaq Capital Market (or other principal market or trading platform on which the Common Stock is then traded) on the last trading day preceding the effective date of the Reverse Stock Split multiplied by the number of shares of pre-reverse stock split shares of Adamis common stock held by the stockholder that would otherwise have been exchanged for such fractional share.

Exchange Procedures

Promptly after the Effective Time of the merger, American Stock Transfer, or such other exchange agent as Adamis appoints, will provide appropriate transmittal materials to holders of record of DMK common stock (other than with respect to any such shares held directly or indirectly by Adamis, DMK or dissenting stockholders of DMK), advising such holders of the procedure for surrendering their stock to the exchange agent. In the alternative, Adamis may perform some actions not undertaken by the exchange agent.

Upon the surrender of the holder’s shares of DMK common stock, along with a duly executed letter of transmittal and any other required documents, the holder will be entitled to receive in exchange therefor:

●	a certificate, or uncertificated shares in book entry form, representing the Merger Consideration Shares that such holder is entitled to receive pursuant to the merger, as described in the section entitled “Conversion of DMK Securities; Exchange Ratio” in this proxy statement; and

●	a check in the amount, after giving effect to any required tax withholdings, of any cash payable in lieu of fractional shares and any other dividends or other distributions that such holder has the right to receive as described in the next paragraph.

Whenever a dividend or other distribution is declared by Adamis in respect of Adamis common stock, the record date for which is after the Effective Time of the merger, no dividends or other distributions in respect of Adamis common stock shall be paid to any holder of any unsurrendered shares of DMK common stock until the unsurrendered shares of DMK common stock are surrendered for exchange.

Treatment of DMK Stock Options

In connection with the merger and pursuant to the Merger Agreement, each DMK stock option that is outstanding and unexercised immediately before the Effective Time, whether or not vested, will be converted into and become an option to purchase Adamis common stock, and Adamis will assume the DMK Stock Plan. All rights with respect to DMK Common Stock under DMK options assumed by Adamis will be converted into rights with respect to Adamis common stock, with the number of shares and exercise prices proportionately adjusted based on the exchange ratio in the merger. Pursuant to the Merger Agreement and the Merger, Adamis will also assume the DMK Stock Plan. The number of shares of Adamis common stock subject to each DMK option assumed by Adamis will be determined by multiplying (x) the number of shares of DMK common stock that were subject to such DMK option, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Adamis common stock. The per share exercise price for the Adamis common stock issuable upon exercise of each DMK option assumed by Adamis will be determined by dividing (x) the per share exercise price of DMK common stock subject to such DMK option, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any DMK option assumed by Adamis will continue in full force and effect and the term, exercisability, vesting schedule, and other provisions of such DMK option will otherwise remain unchanged. The Adamis board of directors or a committee thereof will succeed to the authority and responsibility of DMK’s board of directors or any committee thereof with respect to each DMK option assumed by Adamis.

Board of Directors and Officers of the Combined Company

The Merger Agreement provides that, immediately after the merger, Adamis’ board of directors will consist of five directors, two of which will be designated by DMK, which are anticipated to be the current DMK directors, Ebrahim “Eboo” Versi, M.D., Ph.D., and Jannine Versi, and three of which will be independent directors designated by Adamis. The Merger Agreement provides that before the closing of the transactions contemplated by the Merger Agreement, Adamis will deliver resignations, effective as of the Effective Time of the Merger, for the Adamis directors who will not continue to be directors of the combined company immediately after the Effective Time.

The Merger Agreement provides that immediately after the Effective Time, Dr. Versi, the Chief Executive Officer and President of DMK, will become the Chief Executive Officer of the combined company and Chair of the Board; David J. Marguglio, the current Chief Executive Officer of Adamis, will be the President and Chief Operating Officer of the combined company; and David C. Benedicto, the current Chief Financial Officer of Adamis, will be the chief financial officer of the combined company.

Representations and Warranties

The Merger Agreement contains generally similar representations and warranties of Adamis, Merger Sub and DMK as to, among other things:

●	corporate organization and existence;

●	corporate power and authority;

●	capitalization and related matters;

●	except with respect to Merger Sub, availability, accuracy and compliance with generally accepted accounting principles of financial statements and financial records;

●	no conflict, required filings and governmental approvals required to complete the merger, except as contemplated by the Merger Agreement;

●	no broker, finder, agent or other intermediary retained, except as disclosed;

●	compliance with laws, contracts, certificate of incorporation and bylaws;

●	absence of subsidiaries and interests in other entities or ventures except as disclosed;

●	compliance with legal requirements of government entities;

●	no pending legal proceedings;

●	absence of certain changes;

●	tax matters;

●	environmental matters;

●	labor matters;

●	validity of, and the absence of defaults under, certain contracts;

●	intellectual property;

●	insurance coverage;

●	transactions with affiliates;

●	employee benefit matters;

●	no unlawful payment to governmental officers; and

●	completeness of representations.

In addition, the Merger Agreement contains further representations and warranties of Adamis as to, among other things:

●	filings and material accuracy of SEC filings;

●	formation and operation of Merger Sub; and

●	absence of any material omission or untrue statement of material fact in Adamis’ SEC reports.

The representations and warranties have been made solely for the benefit of the parties in connection with the Merger Agreement and are not intended to be relied upon by any other person, including the stockholders of Adamis or DMK. In addition, the representations and warranties are qualified by specific disclosures made to the other parties in connection with the Merger Agreement, will not survive the closing, and may not form the basis for any claims under the Merger Agreement after the merger is completed, but their accuracy in material respects forms the basis of one of the conditions to the obligations of Adamis and DMK to complete the merger. Moreover, many of the representations and warranties are subject to materiality and knowledge qualifications contained in the Merger Agreement, and are made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement.

Covenants; Conduct of Business Pending the Merger

In the Merger Agreement, DMK agreed that it will preserve its organization and conduct its business in the usual and ordinary course, except as otherwise permitted by the Merger Agreement, in compliance with all applicable laws and regulations, and to take other agreed-upon actions. DMK also agreed that during the period before the Effective Time of the merger it will:

●	use commercially reasonable efforts to conduct its business and operations in compliance with all applicable legal requirements and the requirements of all material DMK contracts; and

●	use its commercially reasonable efforts to preserve intact its current business organization, use commercially reasonable efforts to keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with DMK.

DMK also agreed to promptly notify Adamis of (A) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the merger or any of the other contemplated transactions; and (B) any event that would reasonably be expected to have a material adverse effect on DMK.

In the Merger Agreement, Adamis agreed that except as otherwise contemplated or permitted by the Merger Agreement or as disclosed or reflected in Adamis’ SEC reports, it will use commercially reasonable efforts to preserve its organization and conduct its business in the usual and ordinary course, in compliance with all applicable laws and regulations, and to take other agreed-upon actions. Adamis also agreed that during the period before the Effective Time of the merger it would:

●	use commercially reasonable efforts to conduct its business and operations in compliance with all applicable legal requirements and the requirements of all material Adamis contracts; and

●	use its commercially reasonable efforts to preserve intact its current business organization, use commercially reasonable efforts to keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with Adamis.

Adamis also agreed that, subject to certain limited exceptions, without the consent of DMK in writing, it would not, during the period before the Effective Time of the merger:

●	acquire, lease or license any material right or other material asset from any other Person;

●	change any of its methods of accounting or accounting practices in any material respect, except as may be required by GAAP;

●	make any tax election that would be material to Adamis; or

●	agree or commit to take any of the foregoing actions.

Adamis and DMK also agreed to promptly notify the other party of (A) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the merger or any of the other contemplated transactions; (B) the commencement of any legal proceeding relating to the transactions contemplated by the Merger Agreement; any material inaccuracy of such party’s representations and warranties in the Merger Agreement or failure to comply with a covenant of such party of which such party becomes aware and that could reasonably be expected to make the timely satisfaction of the closing conditions in the Merger Agreement not possible; (C) any material notice or communication from a governmental entity that the party receives in connection with the transactions contemplated by the Merger Agreement; (D) any event of which a party becomes aware that would be considered reasonably like to have a material adverse effect on such party.

Additional Agreements

Each of Adamis and DMK has agreed to use its commercially reasonable efforts to:

●	take all actions necessary to complete the merger and the transactions contemplated by the Merger Agreement;

●	make the filings and give the notices reasonably required to be made or given by such party in connection with the transactions contemplated by the Merger Agreement;

●	obtain the consents (if any) that are reasonably required to be obtained pursuant to applicable laws or material contracts of such party in connection with the transactions contemplated by the Merger Agreement or for the contract to remain in effect; and

●	satisfy the conditions precedent to the consummation of the transactions contemplated by the Merger Agreement.

Adamis and DMK further agreed that:

●	each party will, subject to limited exceptions, promptly take all steps necessary to duly call, give notice of, convene and hold a meeting of its respective stockholders (or, in the case of DMK, take action by means of written consent of stockholders), with respect to Adamis for the purposes of approving the issuance of Merger Consideration Shares pursuant to the merger and the reverse stock split proposal described in this proxy statement, and with respect to DMK for the purpose of approve the Merger, the Merger Agreement and the transactions contemplated thereby, and will recommend such approvals and use its best efforts to obtain such approvals; and

●	if required under the Nasdaq rules, prior to consummation of the Merger, Adamis will file an initial listing application for the combined company with The NASDAQ Capital Market.

Employee Benefit Matters

In general, under the terms of the Merger Agreement, DMK employees are expected to continue in their existing benefit plans until such time as the combined company transitions such employees to employee benefit plans and programs maintained by Adamis for its employees. The Merger Agreement provides that Adamis will take such reasonable actions, to the extent permitted by Adamis’ benefits programs, as are necessary to allow eligible employees of DMK to participate in the health, welfare and other benefit programs of Adamis or alternative benefits programs in the aggregate that are substantially similar to those applicable to employees of Adamis in similar functions and positions on similar terms.

No Solicitation

In the Merger Agreement, Adamis and DMK have agreed that each party and their respective subsidiaries will not, and will not authorize and will use its reasonable best efforts to cause its directors, officers, investment bankers, attorneys, accountants or other advisors or representatives not to, directly or indirectly:

●	solicit, initiate, knowingly encourage, induce or facilitate the communication, making, submission or announcement of any acquisition proposal or acquisition inquiry or take any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry;

●	furnish any information regarding such party to any person in connection with or in response to an acquisition proposal or acquisition inquiry;

●	engage in discussions or negotiations with any person (other than the parties to the Merger Agreement) with respect to any acquisition proposal or acquisition inquiry;

●	approve, endorse or recommend any acquisition proposal or, with respect to Adamis, effect any change in the recommendation of the Adamis board of directors; or

●	execute or enter into any letter of intent or similar document or any contract relating to any acquisition proposal (other than a confidentiality agreement containing certain terms) or enter into any agreement in principle requiring such party to abandon, terminate or fail to consummate the merger or breach its obligations under the Merger Agreement.

In the event that either party receives an offer, proposal or request of the type discussed above, it has agreed to immediately notify the other party and provide information as to the identity of the offeror and the specific terms of such offer or proposal, and such other information related thereto as the other party may reasonably request.

Notwithstanding these restrictions, before obtaining stockholder approval, Adamis may furnish information and enter into discussions or negotiations in response to an unsolicited, bona fide written acquisition proposal when Adamis’ board of directors determines in good faith that it constitutes, or is reasonably likely to result in, a superior proposal (as defined in the Merger Agreement) and the failure to take such action would result in a breach of the fiduciary duties of the board of directors. To the extent Adamis determines that such offer constitutes a superior proposal (as defined in the Merger Agreement), Adamis has agreed to give DMK a period of five business days to negotiate regarding modifications to the Merger Agreement.

However, the no-solicitation provisions do not restrict Adamis from taking any of the following activities:

●	taking and disclosing to its stockholders a position with respect to a tender or exchange offer by a third party;

●	making any disclosure to its stockholders or furnishing information to a third party which has made a bona fide acquisition proposal if, in the good faith judgment of such party’s board of directors, after consultation with outside counsel, failure to make such disclosures would be contrary to its fiduciary obligations under applicable law; or

●	furnishing information to a third party which has made a bona fide acquisition proposal that is reasonably likely to be a superior proposal, as defined below.

●	engaging in certain other sales of or other transactions involving certain of its assets.

For purposes of the Merger Agreement, an “acquisition proposal” means any offer or proposal (other than an offer or proposal made or submitted by DMK, on the one hand or Adamis, on the other hand to the other party) contemplating or otherwise relating to any acquisition transaction with such party. For purposes of the Merger Agreement, an “acquisition inquiry” means, with respect to a party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by DMK or its representatives, on the one hand or Adamis or its representatives, on the other hand, to the other party) that would reasonably be expected to lead to an acquisition proposal from such party. For purposes of the Merger Agreement, an “acquisition transaction” means any transaction or series of transactions, except for the transactions contemplated by the Merger Agreement, involving:

(a)       any direct or indirect acquisition of assets of a party (including any voting equity interests of a party’s subsidiaries) equal to 50% or more of the fair market value of such party’s consolidated assets or to which 50% or more of a party’s net revenues or net income on a consolidated basis are attributable;

(b)       direct or indirect acquisition of 50% or more of the shares of Adamis common stock other than in a transaction primarily for purposes of financing;

(c)       tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the shares of a party’s common stock; or

(d)       merger, consolidation, other business combination or similar transaction involving a party or any of its subsidiaries, pursuant to which the other party to the transaction or its affiliates or shareholders would own 51% or more of the consolidated assets, net revenues or net income of the party and its subsidiaries, taken as a whole; in all such cases where such transaction is to be entered into with any person or group of persons other than a party or its affiliates.

Notwithstanding the foregoing, with respect to Adamis, “acquisition transaction” does not include discussions or agreements regarding or with respect to, or consummation of, one or more transactions regarding or with respect to: (i) sales or other dispositions of assets of Adamis relating to the compounding pharmaceuticals business formerly conducted by Adamis or its subsidiaries, (ii) commercial, license or other agreements relating to the sale, license or distribution of one or more of Adamis’ FDA approved commercial drug products; (iii) modifications to existing outstanding securities, (iv) issuance of equity or debt securities or agreements in transactions primarily for purposes of financing; or (iv) bankruptcy, dissolution or liquidation proceedings.

A “superior proposal” means an acquisition proposal that the board of directors of a Party determines, in its reasonable judgment, to be more favorable to such Party’s stockholders than the terms of the transactions contemplated by the Merger Agreement.

Meetings of Stockholders and Proxy Statement

Adamis is obligated under the Merger Agreement to take all actions necessary under applicable law to hold and convene a meeting of its stockholders for purposes of voting on the issuance of the Merger Consideration Shares in connection with the merger and the amendments to its restated certificate of incorporation to effect a reverse stock split, and to take actions that are reasonably necessary or advisable to secure the vote or consent of the Adamis stockholders to obtain such approvals. DMK is obligated under the Merger Agreement to hold and convene a meeting of stockholders for purposes of considering the approval of the merger and the adoption of the Merger Agreement.

Indemnification and Insurance of Directors and Officers

The Merger Agreement provides that, for a period of three years following the Effective Time of the merger, the combined company shall and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Adamis and DMK pursuant to any indemnification provisions under their respective certificates of incorporation and bylaws regarding indemnification of directors and officers that are in effect on the date of the Merger Agreement (the persons entitled to be indemnified pursuant to such provisions, referred to collectively as the “D&O Indemnified Parties”); provided, however, that after the Effective Time of the Merger, the DMK directors and officers who become directors and officers of Adamis will enter into the Adamis standard indemnification agreement which will supersede any other contractual rights to indemnification by the Surviving Corporation. The Merger Agreement provides that the certificate of incorporation and bylaws of Adamis and the Surviving Corporation, as the case may be, shall contain provisions no less favorable with respect to indemnification and elimination of liability for monetary damages of present and former directors and officers than are presently set forth in the certificate of incorporation and bylaws of DMK, which provisions shall not be amended, modified or repealed for a period of six years from the Effective Time of the Merger in a manner that would adversely affect the rights thereunder of the D&O Indemnified Parties. The Merger Agreement further provides that Adamis, at its election, may purchase a “tail” policy on DMK’s existing directors and officers liability insurance policy (if any) for a period of six years after the Effective Time of the Merger, and that Adamis will maintain either a directors and officers liability insurance policy or a “tail” policy on Adamis’ existing directors and officers.

Conditions to Completion of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or before the merger, of various conditions, which include the following:

●	there must not have been issued any restraining order, injunction or other order by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the merger or other transactions contemplated by the Merger Agreement, and there must not have been any applicable legal requirement that has the effect of making the consummation of the merger illegal;

●	the Merger Agreement and the merger must have been approved by the DMK, and the Adamis stockholders shall have approved the proposals described in this proxy statement relating to the Merger, which are Proposals 1 and 2;

●	the DMK and Adamis stockholders must have approved the amendments to Adamis’ restated certificate of incorporation to effect the reverse stock split;

●	any governmental authorization or consent required to be obtained under any applicable antitrust or competitive law or regulation (of which the parties believe there are none), or under any other applicable legal requirement, shall have been obtained and remain in full force and effect;

●	there must not be any legal proceeding pending or threatened by any governmental entity in which the entity indicates that it intends to conduct any legal proceeding or take any other action: (a) challenging or seeking to restrain the consummation of the merger or any of the other contemplated transactions; (b) relating to the merger and seeking to obtain from Adamis or DMK any damages or other relief that would have a material adverse effect on the combined company; (c) seeking to prohibit or limit in any material and adverse respect a party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Adamis; (d) that could have a material adverse effect on the ability of the combined company to own the assets or operate the business of the combined company; or (e) seeking to compel DMK or Adamis (or any subsidiary of either) to dispose of or hold separate any assets that are material to the combined company as a result of or following the merger or any of the contemplated transactions;

●	the Series E Preferred Certificate of Designation shall have been filed with the Secretary of State of Delaware.

In addition, the obligation of Adamis and Merger Sub to complete the merger is further subject to the satisfaction or waiver of the following conditions:

●	the representations and warranties of DMK contained in the Merger Agreement shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on and as of the closing date of the merger with the same force and effect as if made on the closing date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a material adverse effect on the combined company, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date);

●	each of the covenants and obligations in the Merger Agreement that DMK is required to comply with or to perform at or before the closing shall have been complied with and performed by DMK in all material respects, except where the failure to perform such covenants or obligations would not have a material adverse effect on the combined company;

●	from the date of the Merger Agreement through the Effective Time of the merger, there shall not have occurred any material adverse effect on DMK that shall be continuing as of the Effective Time of the merger and that would have a material adverse effect on the combined company;

●	Adamis shall have received the following agreements and other documents, each of which shall be in full force and effect:

○	a certificate of DMK executed on its behalf by the chief executive officer and chief financial officer of DMK confirming that the conditions set forth above have been duly satisfied; and

○	certificates of good standing (or equivalent documentation) of DMK in its jurisdiction of incorporation and the various foreign jurisdictions in which it is qualified (except where the failure to have obtained such certificates would not result in a material adverse effect on the combined company), certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the board of directors of DMK authorizing the execution of the Merger Agreement and the consummation of the contemplated transactions to be performed by DMK hereunder;

●	All DMK convertible promissory notes that are outstanding before the Closing and that are not cancelled shall have converted into shares of DMK common stock, and no DMK convertible promissory notes or other convertible securities shall be outstanding as of the Closing;

●	DMK shall have obtained and delivered to Adamis certain third party consents and approvals;

●	the issuance of the Merger Consideration Shares shall be exempt from the registration requirements of the Securities Act;

●	holders of no more than 3.0% of the outstanding shares of DMK common stock will have demanded and not lost or withdrawn, or will be eligible to demand, appraisal rights; and

●	certain exclusive license agreements to which DMK is a party or is bound will have been amended in a manner mutually agreed upon by Adamis and DMK.

In addition, the obligation of DMK to complete the merger is further subject to the satisfaction or waiver of the following conditions:

●	the representations and warranties of Adamis and Merger Sub contained in the Merger Agreement shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on and as of the closing date with the same force and effect as if made on the closing date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a material adverse effect on the combined company, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date);

●	all of the covenants and obligations in the Merger Agreement that Adamis or Merger Sub is required to comply with or to perform at or before the Closing shall have been complied with and performed in all material respects, except where the failure to perform such covenants or obligations would not have a material adverse effect on the combined company;

●	from the date of the Merger Agreement through the Effective Time of the merger, there shall not have occurred any material adverse effect on Adamis that continues as of the Effective Time of the merger and that would have a material adverse effect on the combined company;

●	DMK shall have received the following documents:

a certificate of Adamis executed on its behalf by the chief executive officer and chief financial officer of Adamis confirming that the conditions set forth above have been duly satisfied;

○	certificates of good standing (or equivalent documentation) of each of Adamis and Merger Sub in Delaware, and the various foreign jurisdictions in which it is qualified (except where the failure to have obtained such certificates would not result in a material adverse effect on the combined company), certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the boards of directors of Adamis and Merger Sub authorizing the execution of the Merger Agreement and the consummation of the contemplated transactions to be performed by Adamis and Merger Sub hereunder; and

○	written resignations in forms reasonably satisfactory to DMK, dated as of the closing date and effective as of the closing, executed by the directors and officers of Adamis who are not to continue as directors or officers of Adamis as the combined company after the Effective Time of the merger;

●	neither the principal executive officer nor the principal financial officer of Adamis shall have failed to provide, with respect to any Adamis SEC document filed (or required to be filed) with the SEC on or after the date of the Merger Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350, which are certifications required under the Sarbanes Oxley Act;

●	Adamis shall have caused the board of directors of Adamis to be constituted as set forth in the Merger Agreement;

●	each of the individuals identified by DMK before the Effective Time of the merger shall have been appointed officers of Adamis as of the Effective Time of the merger;

●	the amendments to the Adamis restated certificate of incorporation, including the reverse stock split, as contemplated by the Merger Agreement, shall have become effective under the DGCL;

●	Adamis shall have timely filed with the SEC all reports and other documents required to be filed under the Securities Act or Exchange Act; and

●	Adamis shall have (a) conducted a hearing before the Hearings Panel of the Listing Qualifications Department of Nasdaq (the “Nasdaq Panel”), including the submission of a plan of compliance (the “Plan of Compliance”) setting forth Adamis’ plan to regain compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Rule”), (b) the Nasdaq Panel shall have issued a ruling approving the Plan of Compliance, and (c) the Adamis common stock shall have maintained its listing on Nasdaq as of the Closing Date.

Termination

The Merger Agreement may be terminated at any time before the completion of the merger, whether before or after the required stockholder approvals to complete the merger have been obtained, as set forth below:

●	by mutual written consent duly authorized by the board of directors of each of Adamis and DMK;

●	by Adamis or DMK if the merger has not been consummated by June 30, 2023 (the “Outside Date”), but this right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any material obligation of the Merger Agreement or other material breach of the Merger Agreement has been the cause of, or resulted in, the failure of the merger to be completed by such date;

●	by Adamis or DMK if a court of competent jurisdiction or any governmental entity having authority with respect thereto has issued a final and nonappealable order, decree or ruling or taken any other action that permanently restricts, restrains, enjoins or otherwise prohibits the merger, and the parties shall have used commercially reasonable efforts to resist, resolve or lift, as applicable, such judgment, injunction, order or decree;

●	by Adamis or DMK if (i) the Adamis stockholders meeting shall have been held and completed and Adamis’ stockholders shall have taken a final vote on Proposals 1 and 2, and (ii) any of Proposal 1 or Proposal 2 described in this proxy statement shall not have been approved or adopted at Adamis stockholders meeting by the required vote of the Adamis stockholders; provided, however, that the right to terminate the Merger Agreement under this provision shall not be available to Adamis where the failure to obtain the required Adamis stockholder vote shall have been caused by the action or failure to act of Adamis and such action or failure to act constitutes a breach by Adamis of the Merger Agreement;

●	by DMK if (i) there shall have occurred a change in the Adamis board recommendation regarding the merger transaction, (ii) Adamis shall have failed to hold the Adamis stockholder meeting within 60 days after the definitive proxy statement is filed with the SEC (subject to certain exceptions), (iii) Adamis or any of its subsidiaries or representatives shall have failed to comply with the no-solicitation covenants in the Merger Agreement in any material respect, or (iv) Adamis shall have delivered a notice of superior proposal to DMK;

●	by Adamis if (i) DMK or any of its subsidiaries or representatives shall have failed to comply with the no-solicitation covenants in the Merger Agreement in any material respect, or (ii) DMK or any of its representatives changes the DMK board recommendation regarding the merger transaction or does not convene the DMK stockholders meeting;

●	by DMK or Adamis, as applicable, upon a upon a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement, or if any representation or warranty of the other party shall have become inaccurate, in either case such that the closing conditions concerning accuracy of such other party’s representations and warranties and compliance with covenants would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in the other party’s representations and warranties or breach by the other party is curable by the other party, then the Merger Agreement will not terminate as a result of such particular breach or inaccuracy until the earliest of (i) the Outside Date; (ii) the expiration of a 30 day period commencing upon delivery of written notice from DMK or Adamis, as applicable, to the other party of such breach or inaccuracy; and (iii) the other party ceasing to exercise commercially reasonable efforts to cure such breach (and the Merger Agreement will not terminate pursuant to the above provisions as a result of such particular breach or inaccuracy if such breach by the other party is cured before such termination becoming effective); and

●	by Adamis if Adamis intends to substantially concurrently enter into an agreement with respect to a superior proposal in compliance with its no solicitation covenants described in the section above entitled “The Merger Agreement—No Solicitation” and has paid the expenses as described below.

Fees and Expenses

Generally, each party will pay its own fees and expenses incurred in connection with the Merger Agreement, whether or not the merger is completed. However, the Merger Agreement provides that Adamis will pay or reimburse DMK for the amount of DMK’s actual out-of-pocket legal and accounting expenses incurred by DMK in connection with the negotiation and entering into of the Merger Agreement and the transactions contemplated by the Merger Agreement (and the DMK financial statements required to be included in this Proxy Statement) and the consummation of the transactions contemplated by the Merger Agreement.

AGREEMENTS RELATED TO THE MERGER

Support Agreement

Versi Group, LLC (“Versi Group”), of which Ebrahim “Eboo” Versi, M.D., Ph.D., the Chief Executive Officer of DMK, is the manager and a member and Jannine Versi is the trustee of a member, and which will sometimes be referred to in this proxy statement as the “Principal DMK Stockholder”, has entered into a support agreement with DMK and Adamis pursuant to which, among other things, such Principal DMK Stockholder agreed, solely in the capacity as a DMK stockholder, to vote all of such stockholder’s shares of DMK common stock held by the stockholder in favor of the Merger, the Merger Agreement and related matters, and against any matter that would result in a breach of the Merger Agreement by DMK and any proposal made in opposition to, or in competition with, the consummation of the merger and the other transactions contemplated by the Merger Agreement. As of February 24, 2023, the Principal DMK Stockholder beneficially owned shares of DMK common stock exceeding approximately 95% of the outstanding shares of DMK common stock.

In addition, before the closing of the Merger, Adamis and David J. Marguglio, the Chief Executive Officer of Adamis, expect to enter into an amendment of Mr. Marguglio’s current employment agreement with Adamis to provide that effective upon the Closing and the Effective Time of the Merger, (i) Mr. Marguglio will no longer be Chief Executive Officer of Adamis and will resign as a director of Adamis, and will be President, Chief Operating Officer and corporate Secretary of Adamis, and (ii) that such changes do not constitute “good reason” as defined in the employment agreement.

MATTERS BEING SUBMITTED TO A VOTE OF ADAMIS STOCKHOLDERS

ADAMIS PROPOSAL 1

APPROVAL OF THE ISSUANCE OF ADAMIS COMMON STOCK AND SERIES E PREFERRED STOCK TO DMK STOCKHOLDERS IN THE MERGER

At the Adamis Special Meeting, Adamis stockholders will be asked to approve the issuance of the Merger Consideration Shares to DMK stockholders pursuant to the Merger Agreement. Based on the closing price of the Adamis common stock of approximately $0.12 per share on March 28, 2023, and the provisions in the Merger Agreement concerning determining the exchange ratio as defined in the Merger Agreement and the number of shares to be issued to DMK stockholders pursuant to the Merger, we estimate that holders of Adamis common stock and DMK common stock immediately before the Effective Time of the Merger would own, immediately after the Effective Time of the Merger, approximately 89% and 11%, respectively, of the outstanding shares of common stock of the Company immediately after the Effective Time, and certain stockholders of DMK would also receive shares of Series E Preferred convertible into additional shares of Adamis common stock, subject to beneficial ownership limitations on the ability to convert such shares and the voting power of such shares of Series E Preferred, and excluding shares issuable upon exercise or conversion of outstanding Adamis options (including DMK options assumed by Adamis pursuant to the Merger Agreement), warrants and other convertible securities. These percentages are estimates, are subject to certain assumptions and are subject to potential adjustment prior to the closing of the Merger, including as a result of future changes in the market price of the Adamis common stock near the Effective Time of the Merger, see “The Merger—Merger Consideration.” As a result, the stockholders of Adamis and the stockholders of DMK immediately before the Effective Time of the Merger could own a greater, or lesser, percentage amount of the outstanding shares of the combined company immediately after the Effective Time of the Merger. The Merger Agreement provides that if the calculation of the Exchange Ratio as provided in the Merger Agreement would result in the stockholders of Adamis immediately before the Effective Time owning less than the Adamis Percentage Threshold (as defined in the Merger Agreement and described elsewhere in this proxy statement), then the number of shares constituting the Merger Consideration (determined on an as-converted basis including shares issuable upon conversion of the Merger Consideration Preferred Shares) shall be a number such that the stockholders of Adamis holding shares of Adamis common stock immediately before the Effective Time hold a number of shares of Adamis common stock immediately after the Effective Time equal to the Adamis Percentage Threshold.

The terms of, reasons for and other aspects of the Merger Agreement, the Merger, and the issuance of the Merger Consideration Shares to DMK Stockholders pursuant to the Merger Agreement, are described in detail in other sections of this proxy statement.

Vote Required; Recommendation of Board of Directors

The affirmative vote of a majority of votes properly cast on the proposal by holders of Adamis common stock on the Record Date (not counting “abstentions” or “broker non-votes” as votes cast) is required to approve the issuance of the Adamis Merger Consideration Shares pursuant to the Merger Agreement and the Merger and this Proposal 1. Pursuant to a voting agreement dated March 14, 2023, between the Company and an institutional investor entered into in connection with a financing transaction in March 2023 in which the Company issued to the investor 16,500,000 shares of Common Stock, as well as prefunded warrants to purchase shares of Common Stock and common stock purchase warrants, the investor agreed to vote all shares of Common Stock held by the investor in favor of proposals relating to the proposed Merger transaction with DMK and a reverse stock split of the Company’s common stock. As of the Record Date, to our knowledge such investor held [●] shares of Adamis common stock.

THE ADAMIS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ADAMIS’ STOCKHOLDERS VOTE “FOR” ADAMIS PROPOSAL 1 TO APPROVE THE ISSUANCE OF ADAMIS COMMON STOCK AND SERIES E PREFERRED TO DMK STOCKHOLDERS PURSUANT TO THE MERGER AGREEMENT.

ADAMIS PROPOSAL 2

APPROVAL OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT

Introduction

The Board has unanimously approved an amendment to our Restated Certificate of Incorporation (the “Restated Certificate”), which would effect a reverse stock split (“Reverse Stock Split”) of all issued and outstanding shares of our Common Stock, at a ratio ranging from 1-for-2 to 1-for-100, inclusive. Effecting a Reverse Stock Split would reduce the number of outstanding shares of our Common Stock. The decision whether or not to effect a Reverse Stock Split and the ratio of any Reverse Stock Split will be determined by the Board following the Special Meeting and prior to August 31, 2023. The Board has recommended that the proposed amendment be presented to our stockholders for adoption and approval (the “reverse stock split proposal”).

Our stockholders are being asked to adopt and approve this reverse stock split proposal and to grant authorization to the Board to determine, at its option, whether to implement a Reverse Stock Split, including its specific timing and ratio. Should we receive the required stockholder approvals for Proposal 2, the Board will have the sole authority to elect, at any time on or prior to August 31, 2023, and without the need for any further action on the part of our stockholders, whether to effect a Reverse Stock Split and the number of whole shares of our Common Stock, between and including two and 100, that will be combined into one share of our Common Stock.

The Merger Agreement provides that Adamis’ stockholders must approve an amendment to Adamis’ restated certificate of incorporation to effect a reverse stock split of Adamis common stock. If Proposal 1 and this Proposal 2 are approved by the Adamis stockholders, the Adamis board of directors intends to effect the reverse stock split before the closing of the Merger pursuant to the Merger Agreement. Approval of this Proposal 2 is necessary in order for Adamis to have sufficient shares of Adamis common stock available to issue to the DMK Stockholders pursuant to the Merger Agreement. Effecting a Reverse Stock Split would reduce the number of outstanding shares of our Common Stock and would provide the authorized shares of our Common Stock that are required in order to issue the Merger Consideration Shares to the DMK securityholders pursuant to the Merger Agreement and proposed Merger transaction.

Even if Proposal 1 is not approved or there was another impediment to closing the merger, the Board may still determine that it is in the best interest of the Company and its stockholders to effect a reverse stock split in order to attempt to regain price compliance and seek to remain listed on the Nasdaq Capital Market.

By approving Proposal 2, our stockholders will: (a) approve an amendment to our Restated Certificate pursuant to which any whole number of outstanding shares of common stock between and including two and 100 could be combined into one share of Common Stock; and (b) authorize the Board to file such amendment with the Secretary of State of the State of Delaware, as determined by the Board at its sole option. If Proposal 1 is not approved or the Board determines that the proposed Merger transaction will not be consummated, the Board may also elect not to undertake any Reverse Stock Split and therefore abandon the amendment. No further action on the part of stockholders will be required to either implement or abandon the Reverse Stock Split. If a Certificate of Amendment effecting the Reverse Stock Split has not been filed with the Secretary of State of the State of Delaware by the close of business on August 31, 2023, our Board will abandon the Reverse Stock Split, and stockholder approval would again be required prior to implementing any Reverse Stock Split.

The form of the proposed amendment to the Restated Certificate to effect the Reverse Stock Split is as set forth on Annex B (subject to the Board’s selection of the applicable reverse stock split ratio). The Reverse Stock Split, if effected, would affect all of our holders of Common Stock uniformly. The following description of the proposed amendment is a summary and is subject to the full text of the proposed Certificate of Amendment to our Restated Certificate, which is attached to this Proxy Statement as Annex B (the “Reverse Stock Split Certificate of Amendment”).

Background of and Reasons for the Reverse Stock Split

For the reasons described below, among others, we believe that approving this reverse stock split proposal and giving authorization to the Board to determine, at its option, whether to effect a Reverse Stock Split, as described in this Proposal, is critical to the Company’s future operations and is in the Company’s and our stockholders’ best interests.

Provide Sufficient Authorized Shares to Issue to DMK Securityholders in the Proposed Merger. As described further below, this reverse stock split proposal is necessary in order for Adamis to have a sufficient number of authorized shares of common stock to issue the Merger Consideration Shares to the DMK stockholders in the proposed Merger transaction and to issue in the future upon the exercise of DMK options, warrants or other convertible securities that Adamis will assume in connection with the Merger transaction and pursuant to the terms of the Merger Agreement. Without approval of this Proposal 2, it will not be possible for Adamis to complete the proposed Merger with DMK, and it likely would be required to consider other alternatives such as dissolution and liquidation, or bankruptcy. The additional authorized shares of Common Stock that would result from the Reverse Stock Split would also be available to be issued in the future for a variety of corporate purposes as the Board considers advisable, including without limitation upon exercise of outstanding warrants; for capital raising transactions involving equity or convertible debt securities; providing shares available for issuance as equity incentives to employees, directors, consultants or advisors under the 2020 Plan or otherwise; or for other corporate purposes.

Meet Continued Nasdaq Listing Requirements. Our Board approved the reverse stock split proposal with the additional primary intent of increasing the per share trading price of our Common Stock in order to meet The Nasdaq Capital Market’s price criteria for continued listing on that exchange. If the Company does not meet the minimum bid requirement by the end of the grace period provided by the Nasdaq Panel, which expires on June 26, 2023, its shares will be subject to delisting and will be delisted from the Nasdaq Capital Market. If an issuer’s equity security is delisted from Nasdaq, Adamis would seek to have its equity security traded or quoted on the OTC Bulletin Board or in the “pink sheets.” Such alternatives are generally considered to be less efficient markets and not as broad as Nasdaq, and therefore less desirable. Accordingly, the delisting, or even the potential delisting, of an equity security would have a negative impact on the liquidity and market price of the equity security and could make it materially more difficult to complete any required future fundraising transaction involving issuance of equity securities.

As such, our Board believes that it is in the best interest of the Company and its stockholders that the Board has the ability to effect the Reverse Stock Split in order to permit the proposed Merger transaction with DMK and to improve the price level of our Common Stock so that we are able to maintain continued compliance with the Bid Price Rule and reduce the risk of delisting from Nasdaq.

As disclosed elsewhere in this proxy statement, on February 21, 2023, we received formal notice from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Nasdaq Hearings Panel (the “Panel”) had granted the Company’s request for continued listing on The Nasdaq Capital Market, subject to the Company evidencing compliance with all applicable criteria for continued listing, including the $1.00 bid price requirement set forth in Nasdaq Listing Rule 5500(a)(2) (the “Rule”), by no later than June 26, 2023 (the “Compliance Period”). Our continued listing is subject to our satisfaction of certain interim milestones, including the timely undertaking of certain corporate actions during the Compliance Period, including seeking stockholder approval for a reverse stock split of the Company’s common stock and effecting the reverse stock split if required to achieve a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days prior to the expiration of the Compliance Period. As disclosed by the Company in Current Reports on Form 8-K filed on January 4, 2022, and June 30, 2022, the Company was previously notified by Nasdaq’s Listing Qualifications Department that the Company failed to satisfy the Rule and, in accordance with the Nasdaq Listing Rules, was granted two consecutive 180-calendar day grace periods, ultimately through December 27, 2022, to regain compliance with the Rule. The Company did not evidence compliance with the Rule by December 27, 2022, and thereafter requested a hearing before the Panel to address the deficiency. The Panel’s February 21, 2023 decision follows such hearing.

Any delisting from The Nasdaq Capital Market would likely result in further reductions in the market prices of our Common Stock, substantially limit the liquidity of our Common Stock, and materially adversely affect our ability to raise capital or pursue strategic restructuring, refinancing or other transactions on acceptable terms, or at all. Delisting from Nasdaq could also have other negative results, including the potential loss of institutional investor interest, fewer business development opportunities, and the inability to raise additional required capital. In addition, the SEC has adopted rules governing “penny stocks” that impose additional burdens on broker-dealers trading in stock priced at below $5.00 per share, unless listed on certain securities exchanges. In the event of a delisting, we would attempt to take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our Common Stock to become listed again, stabilize the market price or improve the Adamis common stock is quoted on The NASDAQ Capital Market under the symbol “ADMP”.

Appeal to a Broader Range of Investors to Generate Greater Investor Interest in the Company. In addition to permitting the proposed Merger with DMK and regaining compliance with the Nasdaq minimum bid listing requirements, we also believe that the Reverse Stock Split and an increase in our stock price may make our Common Stock more attractive to a broader range of institutional and other investors (including funds that are prohibited from buying stocks whose price is below a certain threshold) and facilitate higher levels of institutional stock ownership, where investment policies generally prohibit investments in lower-priced securities, as well as better enable us to raise funds to help finance operations. We understand that many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers, which reduces the number of potential purchasers of our Common Stock. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically less attractive to brokers. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, we believe the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. Further, lower-priced stocks have a perception in the investment community as being more risky and speculative, which may negatively impact not only the price of our Common Stock, but also our market liquidity.

Criteria to be Used for Determining Reverse Stock Split Ratio

In determining which reverse stock split ratio to implement, if any, following receipt of stockholder approval of the amendment to our Restated Certificate to effect the Reverse Stock Split, the Board may consider, among other things, various factors, such as:

●	the historical and expected trading prices and trading volumes of our Common Stock;

●	The Nasdaq Capital Market Continued Listing Standards requirements;

●	the number of shares of our Common Stock outstanding and warrants and options outstanding;

●	the then-prevailing trading prices and trading volumes of our Common Stock and the expected impact of the Reverse Stock Split on the trading market for our Common Stock in the short- and long-term;

●	overall trends in the stock market;

●	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs;

●	business developments and our actual and projected financial performance; and

●	prevailing general market and economic conditions.

We reserve the right to abandon a Reverse Stock Split without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of the State of Delaware of the Reverse Stock Split Certificate of Amendment, even if the authority to effect a Reverse Stock Split has been approved by our stockholders at the Special Meeting. If the reverse stock split proposal is adopted and approved, we could effect the Reverse Stock Split at any time after the Special Meeting until August 31, 2023. By voting in favor of a Reverse Stock Split, you are expressly also authorizing the Board to delay, not to proceed with, and abandon, a Reverse Stock Split if it should so decide, in its sole discretion, that such action is in the best interests of the stockholders.

If our Board determines that it is in the best interests of the Company and its stockholders to effect a reverse stock split, when selecting the split ratio, the Board currently anticipates that in addition to the other factors above it would consider, among other things, (i) the then-current market prices of the Company’s common stock (the “Share Price”), (ii) near-term milestones or events that could reasonably be expected to impact the future Share Price, (iii) the resulting number of shares that would remain in the public float post-reverse split; and (iv) the Company’s ability to regain and maintain compliance with Nasdaq’s minimum $1.00 bid price requirement and other listing requirements. In the absence of other relevant factors, as of the date of this proxy statement, we would expect to target an estimated post-reverse split Share Price between approximately $3.00 and $6.00. For example, if at the time of determination of the reverse split ratio the then-current Share Price was $0.12, then in the absence of other relevant factors the Board would likely select a ratio of between 1-for-25 to 1-for-50.

Certain Risks Associated with a Reverse Stock Split

There are certain risks associated with a reverse stock split, and we cannot accurately predict or assure that the Reverse Stock Split will produce or maintain the desired results. However, our Board believes that the benefits to the Company and our stockholders outweigh the risks and recommends that you vote in favor of the reverse stock split proposal.

We cannot assure you that the proposed Reverse Stock Split, if effected, will increase our stock price proportionately. There can be no assurance that the total market capitalization of our Common Stock (the aggregate value of all of our outstanding Common Stock at the then market price after the Reverse Stock Split) will be equal to or greater than the total market capitalization before the Reverse Stock Split, or that the per share market price of our Common Stock following the Reverse Stock Split will either equal or exceed the current per share market price. At March 28, 2023, the closing sale price of our Common Stock on The Nasdaq Capital Market was approximately $0.12 per share. Reducing the number of outstanding shares of our Common Stock through the Reverse Stock Split, if we decide to proceed with the Reverse Stock Split, is intended to increase the per share trading price of our Common Stock to exceed the minimum bid price requirement for continued listing on The Nasdaq Capital Market for at least the required period of time. However, we cannot assure you that the market price per share of our Common Stock after the Reverse Stock Split will rise or remain constant in proportion to the reduction in the number of shares of Common Stock outstanding before the Reverse Stock Split. Even if we implement the Reverse Stock Split, the per share trading price of our Common Stock may decrease due to factors unrelated to the Reverse Stock Split. The effect of the Reverse Stock Split on the per share trading price of our Common Stock cannot be predicted with any certainty, and the history of reverse stock splits for other companies is varied, particularly since some investors may view a reverse stock split negatively. In many cases, the market price of a company’s shares declines after a reverse stock split, or the market price of a company’s shares immediately after a reverse stock split does not reflect a proportionate or mathematical adjustment to the market price based on the ratio of the reverse stock split. Other factors, such as our financial results, market conditions and the market perception of our business, may adversely affect the per share trading price of our Common Stock. Accordingly, the total market capitalization of our Common Stock and the Company after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split, and it is possible that the Reverse Stock Split may not result in a per share trading price that would attract investors who do not trade in lower priced stocks. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the benefits that we anticipate or that the per share trading price of our Common Stock will not decrease in the future.

The proposed Reverse Stock Split may decrease the liquidity of our Common Stock and result in higher transaction costs. The liquidity of our Common Stock may be negatively impacted by the Reverse Stock Split, given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the per share trading price does not increase proportionately as a result of the Reverse Stock Split. In addition, if the Reverse Stock Split is implemented, it will increase the number of our stockholders who own “odd lots” of fewer than 100 shares of Common Stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock. In addition, although we believe the Reverse Stock Split may enhance the marketability of our Common Stock to certain potential investors, we cannot assure you that, if implemented, our Common Stock will be more attractive to investors. While our Board believes that a higher stock price may help generate the interest of new investors, the Reverse Stock Split may not result in a per-share price that will attract certain types of investors, such as institutional investors or investment funds, and such share price may not satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our Common Stock may not improve as a result of the Reverse Stock Split and could be adversely affect by a higher per share price. Accordingly, the Reverse Stock Split may not achieve the desired results of increasing marketability of our Common Stock as described above.

The proposed Reverse Stock Split may result in future dilution to our stockholders. The Reverse Stock Split will reduce the number of outstanding shares of our Common Stock without a proportionate reduction in the number of shares of authorized but unissued Common Stock in our Restated Certificate, which will give the Company a larger number of authorized shares available to be issued in the future without further stockholder action, except as may be required by applicable laws or the rules of any stock exchange on which our Common Stock is listed. The issuance of additional shares of our Common Stock may have a dilutive effect on the ownership of existing stockholders and could also reduce stockholders’ equity on a per share basis. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock. In addition, the issuance or potential issuance of additional shares of common stock may have a depressive effect on the market price of our Common Stock. If this Proposal 2 is adopted and approved and a Reverse Stock Split is effected, then depending on a number of factors, including without limitation the ratio of the Reverse Stock Split that is effected, the Board could, in its discretion, in the future consider submitting a proposal for consideration at a future meeting of stockholders to reduce the number of authorized shares of Common Stock in the Company’s Restated Certificate.

Even if the Reverse Stock Split is effected, we may not be able to satisfy all of the other requirements for continued listing of our Common Stock on The Nasdaq Capital Market or other stock exchange. As discussed above, in addition to providing sufficient shares to carry out the proposed merger with DMK, the Board is submitting the Reverse Stock Split proposed to our stockholders for approval with the primary intent of increasing the market price and minimum bid prices of our Common Stock to regain and maintain compliance with the listing requirements of The Nasdaq Capital Market and to make our Common Stock more attractive to a broader range of institutional and other investors. However, continued listing on such exchange requires compliance with a variety of other qualitative and quantitative listing standards. Even if we effect the Reverse Stock Split, we may not be able to satisfy or maintain listing requirements on The Nasdaq Capital Market or any other stock exchange. We cannot provide any assurances that we will be able to maintain a listing of the Common Stock on The Nasdaq Capital Market or any other stock exchange.

Potential Anti-Takeover Effect

A Reverse Stock Split would result in an increased proportion of unissued authorized shares to issued shares, which could have possible anti-takeover effects and could be used by us to oppose a hostile takeover attempt or to delay or prevent changes in our control or management (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of us with another company). These authorized but unissued shares could (within the limits imposed by applicable law) be issued in one or more transactions that could make a change of control of the Company more difficult, and therefore more unlikely, or used to resist or frustrate a third-party transaction that is favored by a majority of the independent stockholders (for example, by permitting issuances that would dilute the stock ownership of a person seeking to affect a change in the composition of the Board or management of the Company or contemplating a tender offer or other transaction for the combination of the Company with another company). For example, without further stockholder approval, the Board could (within the limits imposed by applicable law) strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor our then current Board, or the shares could be available for potential issuance pursuant to a shareholder rights plan. The additional authorized shares could be used to discourage persons from attempting to gain control of the Company by diluting the voting power of shares then outstanding or increasing the voting power of persons that would support the Board in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the Board although perceived to be desirable by some stockholders. The issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. Despite these possible anti-takeover effects, this reverse stock split proposal has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt or any effort of which we are aware to accumulate our stock or to obtain control of our company by means of a merger, tender offer, solicitation in opposition to management or otherwise (nor is the Board currently aware of any such attempts directed at us). Nevertheless, stockholders should be aware that approval of this proposal could facilitate future efforts by us to deter or prevent changes in our control, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

Procedure for Implementing the Reverse Stock Split

The effective time of the Reverse Stock Split (the “Effective Time”), if approved by stockholders and implemented by the Company, will be the date and time the Reverse Stock Split Certificate of Amendment is filed with the Delaware Secretary of State (unless a different date and time is set forth in the Reverse Stock Split Certificate of Amendment, in which case the Effective Time of the Reverse Stock Split Certificate of Amendment will be the date and time set forth in such certificate). If the reverse stock split proposal is adopted and approved and the Board determines to proceed with the Reverse Stock Split, the exact timing of the filing of the Reverse Stock Split Certificate of Amendment will be determined by our Board.

If, at any time prior to the filing of the Reverse Stock Split Certificate of Amendment with the Delaware Secretary of State, notwithstanding stockholder approval and without further action by the stockholders, the Board, in its sole discretion, determines that it is in the Company’s best interests and the best interests of the Company’s stockholders to delay the filing of the Reverse Stock Split Certificate of Amendment or abandon the Reverse Stock Split, the Reverse Stock Split may be delayed or abandoned. The Company reserves the right to abandon a reverse stock split without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of the State of Delaware of the Reverse Stock Split Certificate of Amendment, even if the Reverse Stock Split has been approved by our stockholders at the Special Meeting.

If a Reverse Stock Split is effected, then after the Effective Time, our Common Stock will have new Committee on Uniform Securities Identification Procedures (CUSIP) numbers, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below. If we regain compliance with the Nasdaq listing standards, we anticipate that our Common Stock will continue to be listed on The Nasdaq Capital Market under the symbol “ADMP” subject to any future change of listing of our securities.

Principal Effects of the Reverse Stock Split

General

The Reverse Stock Split, if implemented by the Board, will reduce the total number of outstanding shares of Common Stock based on the exchange ratio determined by the Board in its discretion, and it will apply automatically to all shares of our Common Stock, including shares issuable upon the exercise or conversion of outstanding stock options, RSUs, warrants and convertible securities. The Reverse Stock Split would be effected simultaneously for all shares of our Common Stock, and the exchange ratio would be the same for all shares of Common Stock. The Reverse Stock Split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests in the Company, except with respect to the treatment of fractional shares. The principal effect of the Reverse Stock Split will be to proportionately decrease the number of outstanding shares of our Common Stock based on the reverse stock split ratio selected by our Board.

Voting rights and other rights of the holders of our Common Stock will not be affected by the Reverse Stock Split, other than as a result of the treatment of fractional shares. The number of stockholders of record will not be affected by the Reverse Stock Split (except to the extent any are cashed out as a result of holding fractional shares). If approved and implemented, the Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of our Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. Our Board believes, however, that these potential effects are outweighed by the benefits of the Reverse Stock Split.

Our Common Stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. After the Reverse Stock Split, we will continue to be subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split would not affect our securities law reporting and disclosure obligations, and we would continue to be subject to the periodic reporting requirements of the Exchange Act.

Authorized Shares; Number of Shares of Common Stock Available for Future Issuance

The proposed Reverse Stock Split Certificate of Amendment, which would amend our Restated Certificate and effect a Reverse Stock Split, does not reduce the number of authorized shares of Common Stock set forth in our Restated Certificate, which is currently 200,000,000. The Reverse Stock Split will result in a reduction of the total outstanding shares of Common Stock and shares reserved for issuance under outstanding options, restricted stock units, warrants and convertible securities, without a proportionate reduction in the number of shares of Common Stock that the Company is authorized to issue under the Restated Certificate. Accordingly, if this Proposal 2 is approved and a Reverse Stock Split is effected, after the Reverse Stock Split we will have a larger number of authorized unissued shares relative to the number of outstanding shares of Common Stock, and we will have the ability under our Restated Certificate to issue new shares of Common Stock up to the number of authorized shares set forth therein, without further vote of the stockholders of the Company, except as required under Delaware corporate law or under the rules of Nasdaq or other securities exchange on which shares of Common Stock of the Company are then listed. If this Proposal 2 is approved, then the additional authorized shares may be issued in the future for a variety of corporate purposes as the Board considers advisable, including, but not limited to, the following: issuance of shares upon exercise of outstanding options or warrants; issuance of shares to DMK securityholders in connection with the proposed Merger and the transactions contemplated by the Merger Agreement; capital raising transactions involving equity or convertible debt securities; providing equity incentives to employees, directors, consultants or advisors under equity incentive plans or otherwise; establishing strategic relationships with other companies; expanding our business through the acquisition of other businesses, technologies or products; stockholder right plans; stock splits or stock dividends; or other corporate purposes. Such shares could be issued directly, or could be reserved for issuance and then issued pursuant to the exercise of warrants, options, restricted stock units (“RSUs”), or on conversion of convertible securities that we may issue in the future. In the event that our Board determines to issue additional shares of Common Stock, it intends, in accordance with its fiduciary duties, to issue any such shares on terms that it considers to be in the best interests of the Company and our stockholders. The Board believes that these additional authorized shares will provide the Company with the needed ability to issue shares in the future to take advantage of market conditions or favorable opportunities. With the exception of shares that are issuable to the DMK securityholders in connection with proposed Merger and the transactions contemplated by the Merger Agreement, and shares that are issuable upon the exercise of outstanding options, warrants and RSUs, as of the date of this Proxy Statement we do not have any commitments, arrangements, agreements or understandings to issue any of the authorized but unissued shares that would become available as a result of approval of this Proposal and carrying out a Reverse Stock Split. However, we may issue additional shares of Common Stock in the future, which would include the additional shares authorized by this Proposal, in connection with raising additional capital for Adamis or, after the closing of the Merger, the combined company. As we have previously disclosed in our filings with the SEC and as disclosed elsewhere in this proxy statement, the development of our business will require significant additional funding, and continued operations depend on our ability to raise additional funding, which could occur through fundraising transactions that involve issuance of shares of Common Stock or securities convertible into or exercisable for Common Stock, and approval of this Proposal would provide the shares that could be used in such transactions. If this Proposal 2 is approved, we may issue additional shares of Common Stock or securities convertible into or exercisable for shares of Common Stock from time to time in the future, including pursuant to our registration statements previously filed with the SEC or new registration statements that we may file in the future, and to the extent that we do so, the shareholdings of our existing stockholders will be diluted by such issuances. We currently cannot estimate the number of shares of Common Stock that may be issued in the future in any such fundraising transaction, as the number of shares would depend on a number of factors including the trading price of the Common Stock at the time of any such financing, the amount of capital the Company is able to raise, the Company’s need for capital, the terms of any such transaction, and general market conditions. Except for a stock split or stock dividend, future issuances of common shares will dilute the voting power and ownership of our existing stockholders and, depending on the amount of consideration received in connection with the issuance, could also reduce stockholders’ equity on a per share basis. If the Board authorizes the issuance of additional shares after the Reverse Stock Split, the dilution to the ownership interest of our existing stockholders may be greater than would occur had the Reverse Stock Split not been effected.

For illustrative purposes only, the following table contains approximate information, based on 166,483,265 shares of Common Stock outstanding as of March 16, 2023 (referred to below as the “table date”), that would result from the listed hypothetical reverse stock split ratios, without giving effect to the treatment of fractional shares. As noted in the notes to the table, the table does not include or give effect to the issuance of shares of Common Stock to stockholders of DMK pursuant to the Merger, shares of Common Stock that are issuable upon exercise of shares of Series E Preferred to be issued to certain DMK stockholders pursuant to the Merger, or shares of Common Stock that are issuable upon exercise of DMK stock options that will be assumed by Adamis pursuant to the Merger.

Reverse Split Ratio(1)	Total Authorized(2)	Issued and Outstanding(3)(5)	Reserved for Future Issuance(4)	Authorized Shares Available Post-Reverse Split

As of March 16, 2023	200,000,000	166,483,265	28,236,860(6)	5,279,875(6)
1-for-2	200,000,000	83,241,632	45,204,338	71,554,030
1-for-3	200,000,000	55,494,421	30,136,225	114,369,354
1-for-4	200,000,000	41,620,816	22,602,169	135,777,015
1-for-5	200,000,000	33,296,653	18,081,735	148,621,612
1-for-6	200,000,000	27,747,210	15,068,112	157,184,678
1-for-7	200,000,000	23,783,323	12,915,525	163,301,152
1-for-8	200,000,000	20,810,408	11,301,084	167,888,508
1-for-9	200,000,000	18,498,140	10,045,408	171,456,452
1-for-10	200,000,000	16,648,326	9,040,867	174,310,807
1-for-15	200,000,000	11,098,884	6,027,245	182,873,871
1-for-20	200,000,000	8,324,163	4,520,433	187,155,404
1-for-25	200,000,000	6,659,330	3,616,347	189,724,323
1-for-30	200,000,000	5,549,442	3,013,622	191,436,936
1-for-40	200,000,000	4,162,081	2,260,216	193,577,703
1-for-50	200,000,000	3,329,665	1,808,173	194,862,162
1-for-60	200,000,000	2,774,721	1,506,811	195,718,468
1-for-70	200,000,000	2,378,332	1,291,552	196,330,116
1-for-80	200,000,000	2,081,040	1,130,108	196,788,852
1-for-90	200,000,000	1,849,814	1,004,540	197,145,646
1-for-100	200,000,000	1,664,832	904,086	197,431,082

(1)	Proposed ratios ranging from 1-for-2 to 1-for-100, inclusive.

(2)	Total authorized shares of Common Stock as of the table date.

(3)	Does not include shares reserved for future issuance pursuant to outstanding convertible preferred stock, other convertible securities, options, warrants, restricted stock units and future awards under the Company’s 2020 Equity Incentive Plan (the “2020 Plan”). Please note that between the date of this Proxy Statement and the date of the Special Meeting, we could engage in transactions involving the issuance of securities that would increase the number of issued or issuable shares from the numbers reflected in the above tables. Does not reflect the impact of fractional shares.

(4)	Includes and based on, as of the table date: (i) 4,306,362 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Prior Plan; (ii) 130,000 shares of common stock issuable upon exercise of other outstanding stock options; (ii) 14,952,824 shares issuable upon the exercise of outstanding warrants; (iii) 650,000 shares issuable upon the exercise of outstanding restricted stock units; (iv) 697,674 shares of common stock issuable upon conversion of 3,000 shares of Series C Preferred; and (v) 7,500,000 shares issuable upon exercise of prefunded warrants issued in March 2023. Except with respect to the number shown in the table as of the date table, also includes (i) 14,171,816 shares that are not currently authorized to be issued under the 2020 Plan but which may become available in the future to be issued pursuant to awards granted under the 2020 Plan, and (ii) 48,000,000 shares issuable upon exercise of common stock purchase warrants issued in March 2023, assuming that this Proposal 2 is approved and a Reverse Stock Split is effected. Does not include future annual increases in the number of shares available to be issued pursuant to the 2020 Plan.

(5)	Excludes shares issuable to DMK Stockholders in the proposed Merger transaction.

(6)	With respect to the number shown in the table as of table date, excludes (i) common stock purchase warrants issued in March 2023 to purchase up to 48,000,000 shares of Common Stock that are not exercisable as of such date, and (ii) 14,171,816 shares that are not currently authorized to be issued under the 2020 Plan but which may become available in the future to be issued pursuant to awards granted under the 2020 Plan, as well as future annual increases in the number of shares available to be issued pursuant to the 2020 Plan.

The actual number of shares outstanding after giving effect to the Reverse Stock Split, if implemented, will depend on the reverse stock split ratio that is ultimately determined by the Board. No shares of our preferred stock are outstanding and the total number of authorized shares of preferred stock will not be affected by the Reverse Stock Split. If Proposal 2 is approved and the Reverse Stock Split is effected, depending on the reverse stock split ratio that is ultimately determined by the Board, the Board may in the future consider submitting a proposal to the stockholders at a future meeting of the stockholders to amend the Restated Certificate to reduce the total number of authorized shares of Common Stock.

Effect on Par Value

The proposed amendments to our Restated Certificate will not affect the par value of our Common Stock or Preferred Stock, which will remain at $0.0001 per share.

Effect of the Reverse Stock Split on Employee Plans, Options, Restricted Stock Awards and Units, Warrants, and Convertible or Exchangeable Securities

Based upon the reverse stock split ratio determined by the Board, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, restricted stock units, and convertible or exchangeable securities entitling the holders to acquire, purchase, exchange for, or convert into, shares of Common Stock, including, without limitation, any awards previously granted under our 2009 Equity Incentive Plan or the 2020 Plan. Additionally, the exercise prices of outstanding options and warrants, and the conversion prices of our outstanding convertible securities, would increase, likewise in proportion to the reverse stock split ratio. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon such exercise, conversion or exchange, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares deliverable upon settlement or vesting of restricted stock or restricted stock unit awards will be similarly adjusted, subject in all cases to our treatment of fractional shares. In addition, the number of shares available for issuance upon options and other awards granted under our equity incentive plans would be proportionately decreased.

Effect on Preferred Stock

As of the date of this Proxy Statement, except for 3,000 shares of Series C Preferred, there were no issued or outstanding shares of our Preferred Stock and no outstanding options or warrants to purchase shares of our Preferred Stock. The Reverse Stock Split would not impact the number of authorized or outstanding shares of our Preferred Stock, although the conversion prices and conversion rates of such outstanding shares of Preferred Stock would be proportionately adjusted based on the ratio of the reverse stock split.

Background of the Series C Convertible Preferred Stock

As previously disclosed in a Current Report on Form 8-K that we filed with the SEC, on July 5, 2022, we closed a transaction pursuant to which we issued an aggregate of 3,000 shares of Series C Preferred to one institutional investor and issued a warrant to purchase 750,000 shares of Common Stock (the “Warrant”) to the investor. The shares of Series C Preferred have a stated value of $100 per share and are convertible, following the effective date of a reverse stock split, into an aggregate of approximately 697,674 shares of Common Stock, subject to customary adjustments. The terms of the Series C Preferred are set forth in a Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (the “Certificate of Designation”), filed with the State of Delaware.

The Certificate of Designation provides, among other things, that except as otherwise provided in the Certificate of Designation or as otherwise required by law, the Series C Preferred will have no voting rights (other than the right to vote as a class on certain matters as provided in the Certificate of Designation). However, pursuant to the provisions of the Certificate of Designation, each share of Series C Preferred has the right to cast 1,000,000 votes per share of Series C Preferred on this reverse stock split Proposal 2 on and Proposal 6 (adjournment), with the Series C Preferred and Common Stock voting together as a single class; provided, that the votes cast by the holders of the Series C Preferred must be counted by the Company and voted in the same proportion as the shares of Common Stock (excluding any shares of Common Stock that are not voted) that are voted on Proposal 2 or Proposal 6, as applicable. As an example, if the holders of 50.5% of the shares of Common Stock voted at the Special Meeting are voted in favor of the reverse stock split Proposal 2, the Company can count 50.5% of the votes cast by the holders of the Series C Preferred as votes in favor of Proposal 2.

The Company believes that a significant number of its outstanding shares of Common Stock are held by a large number of retail stockholders, and that a number of large brokers have previously announced that they were eliminating the practice of discretionary voting of uninstructed shares on some or all matters identified as “routine” under the rules and guidance of applicable stock exchanges, such as the reverse stock split Proposal 2, which proposal must be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares. We believe that approving this reverse stock split proposal and giving authorization to the Board to determine, at its option, whether to effect a Reverse Stock Split, as described in this Proposal 2, is important to the Company and in the Company’s and our stockholders’ best interests. We determined to provide the investor who purchased the Series C Preferred with the negotiated terms concerning the rights of the Series C Preferred, to secure sufficient investors who are committed to voting for the reverse stock split Proposal 2 presented at the Special Meeting and for Proposal 4.

Record and Beneficial Holders

If this Proposal 2 is adopted and approved by our stockholders and our Board elects to implement a Reverse Stock Split, stockholders of record holding all of their shares of Common Stock electronically in book-entry form under the direct registration system for securities will be exchanged by the exchange agent and will receive a transaction statement at their address of record indicating the number of new post-split shares of Common Stock they hold after the Reverse Stock Split along with payment of fair value for, and in lieu of, any fractional shares. Non-registered stockholders holding Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Reverse Stock Split and making payment for fractional shares than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If this Proposal 2 is approved by our stockholders and our Board elects to implement a Reverse Stock Split, stockholders of record holding some or all of their shares in certificate form will receive a letter of transmittal from the Company or its exchange agent, as soon as reasonably practicable after the effective date of the Reverse Stock Split. Our transfer agent is expected to act as “exchange agent” for the purpose of implementing the exchange of stock certificates. Holders of pre-Reverse Stock Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Stock Split shares in exchange for post-Reverse Stock Split shares and payment in lieu of fractional shares (if any) in accordance with the procedures to be set forth in the letter of transmittal. No new post-Reverse Stock Split share certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares, after aggregating all fractional shares held by the stockholder, will be entitled to an amount in cash (without interest or deduction) equal to the closing sale price per share of the Company’s Common Stock as reported on The Nasdaq Capital Market (or other principal market or trading platform on which the Common Stock is then traded) on the last trading day preceding the effective date of the Reverse Stock Split multiplied by the number of shares of Pre-Reverse Stock Split shares of Common Stock held by the stockholder that would otherwise have been exchanged for such fractional share. No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for their fractional shares. Except for the right to receive the cash payment in lieu of fractional shares, stockholders will not have any voting, dividend or other rights with respect to the fractional shares they would otherwise be entitled to receive.

Stockholders of record who are entitled to receive fractional share payments will not be entitled to receive interest for the period of time between the Effective Time and the date payment is made for their fractional share interest. You should also be aware that, under the escheat laws of certain jurisdictions, sums due for fractional interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to obtain the funds directly from the state to which they were paid.

YOU SHOULD NOT SEND YOUR OLD CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM OUR TRANSFER AGENT.

Accounting Matters

The proposed amendment to the Company’s Restated Certificate will not affect the par value of our Common Stock per share, which will remain $0.0001 par value per share. As a result of the Reverse Stock Split, upon the Effective Time, the stated capital on our balance sheet attributable to our Common Stock, which consists of the par value per share of our Common Stock multiplied by the aggregate number of shares of our Common Stock issued and outstanding, will be reduced in proportion to the size of the Reverse Stock Split and the reduction in the shares of Common Stock outstanding, subject to a minor adjustment in respect of the treatment of fractional shares, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged.

Additionally, net income or loss per share for all periods would increase proportionately as a result of a reverse stock split since there would be a lower number of shares outstanding. We do not anticipate that any other material accounting consequences would arise as a result of a reverse stock split. If we effect the Reverse Stock Split, in future financial statements we will restate net income or loss per share and other per share amounts for periods ending before the Reverse Stock Split to give retroactive effect to the Reverse Stock Split.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of certain U.S. federal income tax consequences of the Reverse Stock Split to the Company and to stockholders that are “U.S. Holders” as defined below and hold shares of Common Stock as capital assets for U.S. federal income tax purposes. This discussion is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated under the Code, and U.S. administrative rulings and court decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, and differing interpretations. Changes in these authorities may cause the U.S. federal income tax consequences of the Reverse Stock Split to vary substantially from the consequences summarized below. The effects of U.S. federal tax laws other than U.S. federal income tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws, are not discussed.

This discussion is limited to U.S. Holders that hold Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to a U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax, the rules related to “qualified small business stock” within the meaning of Section 1202 of the Code or the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to U.S. Holders subject to special rules, including, without limitation: persons that are not U.S. Holders (as defined below); persons subject to the alternative minimum tax; U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment; banks, insurance companies, and other financial institutions; small business investment companies, real estate investment trusts or regulated investment companies; brokers, dealers or traders in securities; corporations that accumulate earnings to avoid U.S. federal income tax; S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein); tax-exempt organizations or governmental organizations; retirement plans; persons who hold their shares of Common Stock pursuant to the exercise of compensatory stock options, the vesting of previously restricted shares of stock or otherwise as compensation; persons deemed to sell our common stock under the constructive sale provisions of the Code; persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and tax-qualified retirement plans.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds shares of Common Stock, the tax treatment of a partner thereof will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the federal income tax consequences of the Reverse Stock Split. There can be no assurance the IRS or a court will not take a position contrary to that discussed below regarding the tax consequences of the Reverse Stock Split. The state and local tax consequences of the Reverse Stock Split may vary as to each stockholder, depending on the jurisdiction in which such stockholder resides. This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Stock Split may not be the same for all stockholders.

EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of our Common Stock that for U.S. federal income tax purposes is or is treated as: (1) an individual citizen or resident of the United States; (2) a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust that (a) is subject to the primary supervision of a U.S. court and the control of one of more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (b) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of our Common Stock, as discussed below. A U.S. Holder’s aggregate tax basis in the shares of our Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of our Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our Common Stock), and such U.S. Holder’s holding period in the shares of our Common Stock received should include the holding period in the shares of our Common Stock surrendered. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of our Common Stock surrendered to the shares of our Common Stock received pursuant to the Reverse Stock Split. Holders of shares of our Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder that receives cash in lieu of a fractional share of our Common Stock pursuant to the Reverse Stock Split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of our Common Stock surrendered that is allocated to such fractional share of our Common Stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. Holder’s holding period for our Common Stock surrendered exceeded one year at the Effective Time of the Reverse Stock Split. Long-term capital gains of non-corporate U.S. Holders are generally subject to preferential tax rates. There are limitations on the deductibility of capital losses under the Code.

A U.S. Holder (other than corporations and certain other exempt recipients) may be subject to information reporting and backup withholding when such holder receives cash in lieu of a fractional share of our Common Stock pursuant to the Reverse Stock Split. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

The foregoing discussion is for informational purposes only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular stockholder. Nor does this discussion bind the Internal Revenue Service or any court. Moreover, this summary is not a complete analysis of all potential U.S. federal income tax consequences and does not address any non-income, foreign, state or local tax consequences. Accordingly, you are urged to consult your own tax advisors about the application of the U.S. federal tax laws (including estate and gift tax laws) to your particular situation and applicable non-income, state, local and foreign tax consequences.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights or appraisal rights with respect to the Reverse Stock Split described in this proposal, if it is implemented, and we will not independently provide our stockholders with any such rights.

No Going Private Transaction

Notwithstanding the change in the number of authorized shares and outstanding shares following the Reverse Stock Split, the Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Interest of Certain Persons in Matters to be Acted Upon

Certain of our officers and director have an interest in Proposal 2 as a result of their ownership of shares of Common Stock as set forth in the section entitled “Adamis Security Ownership of Certain Beneficial Owners and Management” below. However, we do not believe that our officers or directors have interests in Proposal 2 that are different from or greater than those of our other stockholders.

Vote Required

The affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Common Stock and Series C Preferred, voting together and counted as a single class, on the Record Date is required to adopt and approve the amendment to our Restated Certificate to effect the Reverse Stock Split. The holders of Common Stock have the right to cast one vote per share of Common Stock on this proposal. Pursuant to a voting agreement dated March 14, 2023, between the Company and an institutional investor entered into in connection with a financing transaction in March 2023 in which the Company issued to the investor 16,500,000 shares of Common Stock, as well as prefunded warrants to purchase shares of Common Stock and common stock purchase warrants, the investor agreed to vote all shares of Common Stock held by the investor in favor of proposals relating to the proposed Merger transaction with DMK and a reverse stock split of the Company’s common stock. As of the Record Date, to our knowledge such investor held [•] shares of Adamis common stock. The holders of Series C Preferred Stock have the right to cast 1,000,000 votes per share of Series C Preferred Stock, or an aggregate of 3,000,000,000 votes, on this proposal, provided, that such votes must be counted by the Company in the same proportion as the aggregate shares of Common Stock that are voted on this proposal, without regard to abstentions by holders of Common Stock or broker non-votes. As an example, if 50.5% of the votes cast by holders of Common Stock present, in person or by proxy, and entitled to vote are voted at the Special Meeting in favor of this proposal, the Company can count 50.5% of the votes cast by the holders of the Series C Preferred as votes in favor of this proposal. Because the voting standard for Proposal 2 is a majority of the combined voting power of the outstanding shares of Common Stock and Series C Preferred entitled to vote on the proposal, voting together and counted as a single class, abstentions and broker non-votes will, in one sense, have the effect of a vote “AGAINST” the proposal. However, if you prefer that the reverse stock split Proposal 2 not be approved, you should cast your vote against the proposal. Since the Series C Preferred has 1,000,000 votes per share on the reverse stock split Proposal 2 and such votes must be counted by the Company in the same proportion as the aggregate shares of Common Stock that are voted on the reverse stock split Proposal 2 at the Special Meeting, the failure of a share of Common Stock to be voted will effectively have no impact on the outcome of the vote of the Series C Preferred. However, shares of Common Stock voted against Proposal 2 will have the effect of causing the proportion of Series C Preferred voted against the proposal to increase accordingly and vice versa.

Recommendation of the Board of Directors

FOR PROPOSAL 2, THE BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO GRANT THE BOARD THE DISCRETIONARY AUTHORITY TO EFFECT A REVERSE STOCK SPLIT.

ADAMIS PROPOSAL 3

ADVISORY VOTE ON THE MERGER COMPENSATION PROPOSAL

The Merger Compensation Proposal

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Adamis is required to submit a proposal to Adamis stockholders for a non-binding, advisory vote to approve certain compensation that may be paid or become payable to the named executive officers of Adamis identified below that is based on or otherwise relates to the Merger, as determined in accordance with Item 402(t) of Regulation S-K. For further information, see the section titled “The Merger—Merger-Related Compensation of Named Executive Officers” beginning on page 94 of this proxy statement. This proposal is commonly known as a “say-on-golden parachute proposal,” and we refer to it as the “Merger Compensation Proposal.” Although we are required to include this information and proposal pursuant to the statutes and rules described above, stockholders should note that our named executive officers will not receive any cash or equity payments, or any acceleration of vesting of options or RSUs, pursuant to the Merger or the transactions contemplated thereby.

As required by these provisions, Adamis is asking its stockholders to vote on the following resolutions. The Board unanimously recommends that the stockholders of Adamis approve the following resolution:

“BE IT RESOLVED THAT:

the compensation that may be paid or become payable to Adamis’ named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the section entitled “The Merger—Merger-Related Compensation of Named Executive Officers” beginning on page 94 of this proxy statement, including the table, associated footnotes and narrative discussion, is hereby approved, ratified and confirmed on a non-binding, advisory basis.”

Vote Required

Assuming that a quorum is present, approval of the Merger Compensation Proposal requires the affirmative vote of holders of a majority of the votes represented by shares of Adamis common stock cast affirmatively or negatively either in person or represented by proxy at the Special Meeting. For this proposal, broker non-votes, if any, and a properly marked “ABSTAIN” with respect to such matter, will not be voted “for” or “against,” and will not be counted as a vote cast for purposes of determining the number of votes cast with respect to such proposal. Accordingly, broker non-votes and duly effected abstentions will not be considered as voting with respect to this proposal and will have no effect on the Merger Consideration Proposal. Each share of Adamis common stock issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting. If a stockholder signs and returns a proxy and does not indicate how he, she or it wishes to vote on the Merger Compensation Proposal, such stockholder’s shares of Adamis common stock will be voted in favor of the Merger Compensation Proposal.

The vote on the Merger Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal 1. Accordingly, you may vote to approve the Merger Proposal 1 and vote against or abstain with respect to the Merger Compensation Proposal and vice versa. Because the vote on the Merger Compensation Proposal is advisory only, it will not be binding on us. Accordingly, if the Merger Proposal 1 is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Adamis stockholders on the Merger Compensation Proposal.

Recommendation of the Board of Directors

FOR PROPOSAL 3, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE MERGER-RELATED COMPENSATION PROPOSAL.

ADAMIS PROPOSAL 4

APPROVAL OF POSSIBLE ADJOURNMENT OF THE ADAMIS SPECIAL MEETING,
IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES

General

The Board believes that if there are insufficient votes to constitute a quorum, or if Adamis fails to receive a sufficient number of votes to approve Adamis Proposals 1 and 2, it is in the bests interests of the stockholders to enable the Board to continue to seek to obtain a sufficient number of additional affirmative votes to approve Proposals 1 and 2, and as a result our proxy holders may move to adjourn the Special Meeting, for a period of not more than 60 days, for the purpose of soliciting additional proxies to approve Adamis Proposals 1 and 2. Adamis currently does not intend to propose adjournment at the Special Meeting if there are sufficient votes to approve Adamis Proposals 1 and 2. If a quorum is present, the affirmative vote of the majority of votes properly cast on the proposal (not counting “abstentions” or “broker non-votes” as votes cast) is required to approve the adjournment of the Special Meeting for the purpose of soliciting additional proxies to approve Adamis Proposals 1 and 2.

In this proposal, we are asking our stockholders to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the Special Meeting to another time and place, if necessary, to solicit additional proxies in the event there are not sufficient votes to approve Proposals 1 and 2. If our stockholders approve this proposal, we could adjourn the Special Meeting and any adjourned or postponed session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders that have previously voted. Among other things, approval of this proposal could mean that, even if we had received proxies representing a sufficient number of votes to defeat Proposal 1 or 2, we could adjourn the Special Meeting without a vote on such proposal to solicit additional proxies and votes in favor of such proposal.

If it is necessary to adjourn the Special Meeting, except as may be required by applicable law or SEC regulations, no notice of the adjourned meeting is required to be given to our stockholders, other than an announcement at the Special Meeting of the date, time and place to which the Special Meeting is adjourned, and the means of remote communication, if any, by which stockholders may participate in the meeting, so long as the meeting is adjourned for 30 days or less and no new record date is fixed for the adjourned meeting. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

Required Vote

The approval of this proposal requires the affirmative vote of the majority of the votes cast by the holders of our Common Stock and Series C Preferred present in person (via live webcast) or represented by proxy at the Special Meeting and entitled to vote on the proposal, voting together as a single class. The holders of Common Stock have the right to cast one vote per share of Common Stock on this proposal. The holders of Series C Preferred have the right to cast 1,000,000 votes per share of Series C Preferred on this proposal, provided, that such votes must be counted by the Company in the same proportion as the aggregate shares of Common Stock that are voted on this proposal, without regard to abstentions by holders of Common Stock or broker non-votes. Abstentions and broker non-votes will not be treated as votes cast in favor of or against the proposal.

Recommendation of the Board of Directors

THE ADAMIS BOARD OF DIRECTORS RECOMMENDS THAT THE ADAMIS STOCKHOLDERS VOTE “FOR” ADAMIS PROPOSAL 4 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSALS 1 AND 2.

FOR PROPOSAL 4, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AUTHORIZATION TO ADJOURN THE MEETING AS SET FORTH IN THE PROPOSAL.

ADAMIS BUSINESS

Company Overview

Adamis Pharmaceuticals Corporation (“we,” “us,” “our,” “Adamis” or the “company”) is a specialty biopharmaceutical company focused on developing and commercializing products in various therapeutic areas, including allergy, opioid overdose, respiratory and inflammatory disease. Our products in the allergy, respiratory, and opioid overdose markets include: SYMJEPI (epinephrine) Injection 0.3mg, which was approved by the U.S. Food and Drug Administration, or FDA, in 2017 for use in the emergency treatment of acute allergic reactions, including anaphylaxis, for patients weighing 66 pounds or more; SYMJEPI (epinephrine) Injection 0.15mg, which was approved by the FDA in September 2018, for use in the treatment of anaphylaxis for patients weighing 33-65 pounds; and ZIMHI (naloxone HCL Injection, USP) 5 mg/0.5 mL, which was approved by the FDA in October 2021 for the treatment of opioid overdose. In June 2020, we entered into a license agreement with a third party entity to license rights under patents, patent applications and related know-how of licensor relating to Tempol, an investigational drug. As previously disclosed in our filings with the SEC, in September 2021 we commenced patient dosing in a Phase 2/3 clinical trial to examine the safety and efficacy of Tempol in COVID-19 patients. The Data Safety Monitoring Board, or DSMB, overseeing the Phase 2/3 clinical trial met in March and June 2022 to evaluate interim clinical and safety data and, following its evaluation, recommended that the study continue as planned. On September 21, 2022, we announced that the DSMB’s third interim analysis of the Phase 2/3 clinical trial, which was the first interim review where the DSMB evaluated the primary efficacy endpoint, determined that the trial did not achieve its primary endpoint and recommended that the study be halted early due to lack of efficacy. Based on the recommendation from the DSMB, we halted the trial and have stopped further development of Tempol.

On October 3, 2022, we announced that we initiated a process to explore a range of strategic and financing alternatives focused on maximizing stockholder value, and that we intended to pursue expense reduction measures. Such measures included, without limitation, employee headcount reductions and reduction or discontinuation of certain product development programs. We engaged the investment bank Raymond James & Associates, Inc. to act as strategic advisor to assist us in evaluating certain alternatives.

Anaphylaxis; SYMJEPI; Epinephrine Injection Pre-Filled Single Dose Syringe

The American Academy of Allergy Asthma and Immunology, or AAAAI, defines anaphylaxis as a serious life-threatening allergic reaction. The most common anaphylactic reactions are to foods, insect stings, medications and latex. According to information published by AAAAI reporting on findings from a 2009-2010 study, up to 8% of U.S. children under the age of 18 had a food allergy, and approximately 38% of those with a food allergy had a history of severe reactions. Anaphylaxis requires immediate medical treatment, with epinephrine as the first course of treatment to open airways and maintain blood pressure.

We estimate that sales of prescription epinephrine products in 2022 were more than approximately $1.75 billion in 2022, based on assumptions and estimates using industry data. While we cannot provide any assurances concerning any possible future rates of annual growth or whether annual prescription sales will decline or grow, we believe that the epinephrine market has the potential to grow in the future, based in part on the prevalence of medical conditions, such as anaphylaxis, cardiovascular diseases, respiratory diseases (asthma), and the increased awareness about the treatment options for the management of these diseases. The market for prescription epinephrine products is competitive, and a number of factors have resulted in, and could continue to result in, downward pressure on the pricing of, and revenues from sales of, our SYMJEPI (epinephrine) Injection 0.3mg and 0.15mg prescription epinephrine products. Our SYMJEPI (epinephrine) Injection 0.15mg and 0.3mg products allow users to administer a pre-measured epinephrine dose quickly with a device that we believe, based on human factors studies, to be intuitive to use.

On June 15, 2017, the FDA approved our SYMJEPI (epinephrine) Injection 0.3mg product for the emergency treatment of allergic reactions (Type I) including anaphylaxis. SYMJEPI (epinephrine) Injection 0.3mg is intended to deliver a dose of epinephrine, which is used for emergency, immediate administration in acute anaphylactic reactions to insect stings or bites, allergic reaction to certain foods, drugs and other allergens, as well as idiopathic or exercise-induced anaphylaxis for patients weighing 66 pounds or more. On September 27, 2018, the FDA approved our lower dose SYMJEPI (epinephrine) Injection 0.15mg product, for the emergency treatment of allergic reactions (Type I) including anaphylaxis in patients weighing 33 to 66 pounds. Our SYMJEPI injection products were fully launched in July 2019 by our then-commercialization partner Sandoz Inc. Our SYMJEPI products are currently marketed and sold by USWM, LLC, or USWM or US WorldMeds, with which we entered into an exclusive distribution and commercialization agreement, or the USWM Agreement, in May 2020 for the United States commercial rights for the SYMJEPI products, as well as for our ZIMHI product.

On March 21, 2022, we announced a voluntary recall of four lots of SYMJEPI (epinephrine) Injection 0.15 mg (0.15 mg/0.3 mL) and 0.3 mg (0.3 mg/0.3 mL) Pre-Filled Single-Dose Syringes to the consumer level. The four lots were recalled due to the potential clogging of the needle preventing the dispensing of epinephrine. The recall was conducted with the knowledge of the FDA and USWM handled the entire recall process for the company, with company oversight. As of the date of this proxy statement, neither USWM nor we have received, or are aware of, any adverse events related to this recall.

SYMJEPI is manufactured and tested for us by Catalent Belgium S.A. For the manufacture of SYMJEPI, the company utilizes “Ready-to-Fill,” or RTF, syringes that consist of a pre-assembled glass syringe barrel with a staked-in stainless steel needle. On March 21, 2022, we announced a voluntary recall of four lots of SYMJEPI (epinephrine) Injection 0.15 mg (0.15 mg/0.3 mL) and 0.3 mg (0.3 mg/0.3 mL) Pre-Filled Single-Dose Syringes to the consumer level. The four lots were recalled due to the potential clogging of the needle preventing the dispensing of epinephrine. The recall was conducted with the knowledge of the FDA and USWM handled the entire recall process for the company, with company oversight. As of the date of this proxy statement, neither USWM nor we have received, or are aware of, any adverse events related to this recall. SYMJEPI is manufactured and tested for us by Catalent Belgium S.A. For the manufacture of SYMJEPI, the company utilizes “Ready-to-Fill,” or RTF, syringes that consist of a pre-assembled glass syringe barrel with a staked-in stainless steel needle. During routine inspection of epinephrine pre-filled syringe batches, a small number of syringes with clogged needles were identified. An initial investigation suggested a syringe component issue as the likely cause of the observed needle clogging. Catalent’s investigation determined the steel used in a specific stainless steel needle batch as the root cause for the clogged syringes observed. Adamis and the manufacturer have developed corrective and preventive actions. New RTF syringes, which used a different batch of steel for their needles, were sourced and Catalent has resumed manufacturing of SYMJEPI at its Belgium facility. However, we have not reviewed data that would permit us to release this latest batch. While we are committed to returning SYMJEPI to the market, as of the date of this proxy statement we believe it is unlikely that SYMJEPI will be relaunched and commercially available during the first half of 2023. The company may be able to be reimbursed by certain third parties for some of the costs of the recall under the terms of its manufacturing agreements, but there are no assurances regarding the amount or the timing of any such recovery. On February 8, 2023, we received notice from the FDA that the FDA considers the voluntary recall of our SYMJEPI products to be terminated.

Opioid Overdose

ZIMHI (naloxone Injection)

Naloxone is an opioid antagonist used to treat narcotic overdoses. Naloxone, which is generally considered the drug of choice for immediate administration for opioid overdose, blocks or reverses the effects of the opioid, including extreme drowsiness, slowed breathing, or loss of consciousness. Common opioids include morphine, heroin, tramadol, oxycodone, hydrocodone and fentanyl.

The Centers for Disease Control and Prevention (CDC) stated in that in 2020 more than 932,000 people have died since 1999. Additional statistics published by the CDC, report that drug overdoses resulted in approximately 107,764 deaths in the United States during the 12-month period ending March 2022, which was an 11% increase over the prior 12-month period. Overdose deaths involving opioids (including both prescription and synthetic) are now the leading cause of death for Americans under age 50, with more powerful synthetic opioids, like fentanyl and its analogues, responsible for the largest number of those deaths. In June 2021, the National Institute on Drug Abuse; National Institutes of Health; U.S. Department of Health and Human Services, published the policy brief, “Naloxone for Opioid Overdose: Life-Saving Science”, which reported that statistical modeling suggests that high rates of naloxone distribution among laypersons and emergency personnel could avert 21 percent of opioid deaths. The brief also stated that overdoses involving highly potent synthetic opioids such as fentanyl or large quantities of opioids may require multiple doses of naloxone. And, if respiratory function does not improve, naloxone doses may be repeated every two to three hours.

On December 31, 2018, we filed an NDA with the FDA relating to our higher dose naloxone injection product, ZIMHI, for the treatment of opioid overdose. Following the receipt of two Complete Response Letters, or CRLs, from the FDA regarding our NDA for ZIMHI and our resubmissions of the NDA, on October 18, 2021, we announced that the FDA had approved ZIMHI for the treatment of opioid overdose. On March 31, 2022, our commercial partner USWM and the company issued a press release announcing the commercial launch of ZIMHI.

Tempol

On June 12, 2020, we entered into a license agreement with a third party, or the Licensor, to license rights under certain patents, patent applications and related know-how of Licensor relating to Tempol, an investigational drug. The exclusive license included the worldwide use under the licensed patent rights and related rights for the fields of COVID-19 infection, as well as certain other indications. Tempol is a redox cycling nitroxide that promotes the metabolism of many reactive oxygen species and improves nitric oxide bioavailability. It has been studied extensively in animal models of oxidative stress and inflammation. Overall, Tempol acts as both a super-oxide dismutase mimetic and also has demonstrated anti-inflammatory, anticoagulant activity and antiviral activity. Inflammation and oxidative stress occur in various disease states including COVID-19. Tempol has been shown to have antiviral activity against the virus that causes COVID-19 in-vitro.

In January 2021, we submitted an IND to the FDA for the investigational use and proposed Phase 2/3 clinical trial of Tempol for the treatment of COVID-19, with the goal of the study to examine the safety and activity of Tempol in COVID-19 patients early in the infection. In addition to safety, the study examined markers of inflammation and the rate of hospitalization for patients taking Tempol versus placebo early in COVID-19 infection. We commenced Phase 2/3 clinical trial start-up activities to examine the safety and efficacy of Tempol in COVID-19 patients early in the infection and on September 2, 2021, we announced the initiation of patient dosing in the trial. The Data Safety Monitoring Board, or DSMB, overseeing the Phase 2/3 clinical trial, which is composed of infectious disease experts that oversee and review the safety and efficacy of the trial, met in March and June 2022 to evaluate interim clinical and safety data and, following its evaluation, recommended that the study continue as planned. During the trial and interim review process, the company did not have access to unblinded trial data and did not have access to unblinded data until the final study data was compiled and reviewed. On September 21, 2022, we announced that the DSMB’s third interim analysis of the Phase 2/3 clinical trial, which was the first interim review where the DSMB evaluated the primary efficacy endpoint, determined that the trial did not achieve its primary endpoint, as measured by comparing the rate of sustained clinical resolution of symptoms of COVID-19 at day 14 of Tempol versus placebo, and recommended that the study be halted early due to lack of efficacy. Based on the recommendation from the DSMB, we have halted the trial and have stopped further development of Tempol.

On October 27, 2022, we received a communication from the Licensor asserting that the license agreement between the Licensor and us relating to Tempol has terminated by virtue of alleged noncompliance by us with certain financial covenants contained in the agreement. We dispute, and do not agree, that the agreement has terminated. We are also evaluating potential claims against the Licensor including possible breach of its obligations under the agreement, and we intend to vigorously defend our rights relating to the agreement. In any event, we do not believe that the agreement or any termination of the agreement is material to the Company’s current or presently anticipated future business, financial conditions or results of operations.

US Compounding, Inc.

Our US Compounding Inc. subsidiary, or USC, which we acquired in April 2016 and which was registered as a human drug compounding outsourcing facility under Section 503B of the FDCA and the U.S. Drug Quality and Security Act, or DQSA, provided prescription compounded medications, including compounded sterile preparations and nonsterile compounds, to patients, physician clinics, hospitals, surgery centers and other clients throughout most of the United States.

On July 30, 2021, the company and our USC subsidiary entered into an Asset Purchase Agreement, or the USC Agreement, effective as of July 30, 2021, or the Effective Date, with Fagron Compounding Services, LLC d/b/a Fagron Sterile Services (the “Purchaser”), providing for the sale and transfer by USC and the purchase by the Purchaser, effective as of the Effective Date, of certain assets of USC related to its human compounding pharmaceutical business, or the Business, including certain customer information and information on products sold to such customers by USC, together, the “Book of Business,” including related formulations, know-how, and expertise regarding the compounding of pharmaceutical preparations, clinical support knowledge and other data and certain other information relating to the customers and products, collectively referred to as the “Assets.” Purchaser could use the Book of Business, including to secure customers for its products and services. The Purchaser did not assume any liabilities of USC, and the transaction did not include the sale or transfer of any USC equipment, buildings or real property, or other USC assets. The Purchaser made monthly payments to us based on formulas related to the amounts actually collected by the Purchaser or its affiliates for sales of products or services made to certain customers included in the Book of Business during the 12-month period following the Effective Date, or the “Payment Term.” As of December 31, 2022, the total amount received in connection with this purchase agreement was approximately $5.5 million. At December 31, 2022, the remaining receivable from Fagron was approximately $31,000. In connection with the transaction, the company accrued a $700,000 liability for a transaction fee payable to a financial advisor as of December 31, 2021, which was paid in 2022.

In light of a number of factors including the sale of assets to the Purchaser pursuant to the USC Agreement, in August 2021 the Board approved a restructuring process of winding down the remaining operations and business of USC and selling, transferring or disposing of the remaining assets of USC. Effective October 31, 2021, USC surrendered its Arkansas retail pharmacy permit and wholesaler/outsourcer permit and is no longer selling products or engaged in active business activities. As of December 31, 2022, the remaining USC assets to be sold include additional equipment, real property, and a building. The winding down included, without limitation, the termination of USC’s veterinary business and USC sales to veterinary customers; the termination of employment of all employees engaged in the USC business (except as determined to be necessary or appropriate in connection with resolving matters relating to the winding down of USC’s business), and providing such notices and making such payments as the officers of the company determine are necessary or appropriate; the sale or other disposition from time to time of the remaining equipment, real property, buildings and tangible and intangible assets relating to USC’s business that are unrelated to the USC Agreement; the termination, assignment or other resolution of agreements with third parties relating to the USC business; making regulatory filings and taking appropriate actions with federal and state regulatory authorities in connection with the winding down and winding up of USC’s business; and taking such other actions as the officers of the company or USC (as appropriate) determine are necessary or appropriate in connection with the winding down and winding up of the remaining business, operations and assets of USC.

In connection with the winding down of the USC business, we incurred significant expenses and made a number of payments. The substantial majority of cash payments related to personnel-related restructuring charges, including without limitation costs associated with providing termination payments to USC employees, employee salaries and incentive payments during a transition period after the effective date of the sale of the Assets pursuant to the USC Agreement, severance or other termination benefits or payments in connection with workforce reduction and termination of employment, and payments pursuant to retention agreements or incentive agreements with certain employees, were made during the third and fourth quarters of 2021 and were approximately $1.6 million. In addition, as part of the winding down of USC’s business, we have incurred other costs. We also expect to incur commissions and other costs associated with the sale or other disposition of certain USC tangible assets such as building, property and certain equipment. As of December 31, 2022, the company has received approximately $318,000 in cash related to the disposition of USC assets held for sale.

As a result of the transactions contemplated by the USC Agreement and the restructuring activities described above, the company’s financial results for the third and fourth quarters of 2021 include approximately $8.6 million for the impairment charges of inventory, fixed assets, intangibles, goodwill and right of use assets. In the fourth quarter of 2022, the Company further impaired USC assets for sale by approximately $0.2 million to reduce the net book value of remaining unsold equipment to $0 as the sale of the remaining equipment is not certain. No further impairment has been taken on the USC building as its recent appraisal supports its recorded net book value and the property is actively being marketed at the appraised value. While interest has been expressed for the property, as of the date of this proxy statement, the company has not received a definitive offer to purchase the property. The impairment charges that the company incurred and expects to incur in connection with the matters described above are subject to a number of assumptions, and the actual amount of impairment charges may differ materially from those estimated by the company. In addition, the company may determine in the future that additional impairments of assets are appropriate in connection with the matters described above.

Clinical Supplies and Manufacturing

We have no in-house manufacturing or distribution capabilities and have no current plans to establish manufacturing facilities for significant clinical or commercial production. We rely on third-party contract manufacturers to manufacture our products and make the material used to support the development of product candidates that we may determine to develop. Our third-party manufacturers are subject to extensive governmental regulations. The FDA mandates that drugs be manufactured, packaged and labeled in conformity with current good manufacturing practices, or cGMP, regulations. In complying with cGMP regulations, manufacturers must continue to expend time, money and effort in production, record keeping and quality control to ensure that their services and products meet applicable specifications and other requirements. We intend to continue to outsource the manufacture and distribution of our products for the foreseeable future, and we believe this manufacturing strategy will enable us to direct our financial resources to development of products without devoting the resources and capital required to build cGMP compliant manufacturing facilities. Our SYMJEPI (epinephrine) Injection 0.3mg and 0.15mg products are manufactured by a third-party manufacturer, Catalent Belgium SA/NV, utilizing materials to complete the manufacturing process obtained from various companies and suppliers. Our ZIMHI (naloxone) Injection 5 mg product is also manufactured by a third-party manufacturer, Siegfried, Irvine, USA, utilizing materials to complete the manufacturing process obtained from various companies and suppliers. The assembly and final packaging of all our products are implemented by a third-party entity, Phillips-Medisize, LLC. There are potential sources of supply other than our existing suppliers, although new suppliers would be required to qualify under applicable regulatory requirements.

Sales and Marketing

Our SYMJEPI (epinephrine) products were initially marketed and sold in the U.S. markets by Sandoz pursuant to our commercialization agreement with Sandoz. Following termination of the Sandoz Agreement in 2020, our SYMJEPI products and our ZIMHI product are marketed and sold in the U.S. markets by USWM pursuant to our USWM Agreement.

Customers and Distribution

Our SYMJEPI (epinephrine) 0.15 mg and 0.3 mg Injection products and our ZIMHI product are distributed in the U.S. markets by our commercialization partner USWM pursuant to the USWM Agreement. The FDA approved ZIMHI for marketing in October 2021, and on March 31, 2022, our commercialization partner USWM and we issued a press release announcing the commercial launch of ZIMHI. Under the terms of the USWM Agreement, USWM is the exclusive distributor of SYMJEPI in the United States and related territories, or Territory, and USWM has an exclusive license under our patent and other intellectual property rights and know-how to market, sell, and otherwise commercialize and distribute the products in the Territory, in partial consideration of an initial payment of $1,000,000 by USWM and potential additional regulatory and commercial based milestone payments. There can be no assurances that any of these milestones will be met or that any milestone payments will be paid to us. We retain rights to the intellectual property subject to the USWM Agreement and to commercialize both products outside of the Territory. In addition, we may continue to use the licensed intellectual property (excluding certain of the licensed trademarks) to develop and commercialize other products (with certain exceptions), including products that utilize our Symject syringe product platform.

Pursuant to our agreement with USWM, we are responsible for supplying the SYMJEPI and ZIMHI products to USWM at a supply price for quantities of products ordered. The USWM Agreement provides that, after deducting the supply price and subject to certain other deductions and adjustments, including an allocation for USWM sales and distribution expenses from net sales of the products, USWM will pay to us 50% of the net profit from net sales, as each such term is defined in the USWM Agreement, of the product in the Territory to third parties, determined on a quarterly basis. We will be the supplier of the products to USWM, and USWM will order and pay us a supply price for quantities of products ordered. The agreement does not include minimum payments to us by USWM, minimum requirements for sales of product by USWM or, with certain exceptions, minimum purchase commitments by USWM.

Competition

The biotechnology and pharmaceutical industries are extremely competitive. Our potential competitors in the field are many in number and include major pharmaceutical and specialized biotechnology companies. Many of our potential competitors have significantly more financial, technical and other resources than we do, which may give them a competitive advantage. In addition, they may have substantially more experience in effecting strategic combinations, in-licensing technology, developing drugs, obtaining regulatory approvals and manufacturing and marketing products. We cannot give any assurances that we can compete effectively with these other biotechnology and pharmaceutical companies. Our potential competitors in these markets may succeed in developing products that could render our products and those of our collaborators obsolete or non-competitive. In addition, many of our competitors have significantly greater experience than we do in the fields in which we compete.

Our products and product candidates, if developed, approved and launched, will compete with numerous prescription and non-prescription over-the-counter products targeting similar conditions, as well as prescription generic products. In addition, a number of large pharmaceuticals companies produce similar pharmaceutical products for similar indications. Moreover, certain products that previously have been available by prescription only have been or could in the future be approved by the FDA for sale over-the-counter without a prescription at a lower price than competing prescription products, which could adversely affect our ability to successfully develop and market a competing prescription product.

The SYMJEPI (epinephrine) Injection 0.3mg and 0.15mg products compete against other self-administered epinephrine products, including EpiPen, EpiPen Jr., Auvi-Q and Adrenaclick. There has been market and regulatory focus in recent years on the prices to consumers of self-administered epinephrine products, which have exerted downward pressure on the pricing of such products. The company that markets EpiPen, introduced an authorized generic version of the auto-injector product at a lower price than the EpiPen. Additionally, in late 2018 a generic, or A/B rated, competitor to EpiPen was approved and launched. Other competing products have been introduced or prices on existing competing products have been reduced, and if additional competing products are introduced in the future, including additional generic versions of one or more existing spring-loaded auto-injector devices, at lower prices than the current market leading products, the competitive success of our SYMJEPI products could be adversely affected. The competitive success of our products could also be adversely affected by changes in the willingness of insurance companies and other third-party payors to cover or reimburse some or all of the costs to consumers of our products. Our ZIMHI high dose naloxone injection product, for opioid overdose, competes with other products in the markets for opioid overdose.

Intellectual Property

Our success will depend in part on our ability to:

●	obtain and maintain international and domestic patents and other legal protections for the proprietary technology, inventions and improvements we consider important to our business;
●	prosecute and defend our patents;
●	preserve our trade secrets; and
●	operate without infringing on the patents and proprietary rights of other parties.

We intend to continue to seek appropriate patent protection for product candidates in our research and development programs where applicable and their uses by filing patent applications in the United States and other selected countries. We intend for these patent applications to cover, where possible, claims for composition of matter, medical uses, processes for preparation and formulations. As of December 31, 2022, the company had: (i) 28 issued patents in the United States and 7 pending United States patent applications; (ii) 121 issued and 30 pending foreign patent applications, three of which have been allowed, relating to our Symject injection device, as well as certain other product candidates and technologies that we are not pursuing, among other things. The issued patents and allowed patents applications are expected to expire between 2023 and 2041, not taking into account any potential patent-term extensions that may be available in the future.

In addition, we licensed certain rights under certain patents, patent applications and related know-how of the Licensor relating to Tempol pursuant to our license agreement with the Licensor. As disclosed elsewhere in this proxy statement, we have halted all development work relating to Tempol.

Although we believe that our rights under patents and patent applications provide a competitive advantage, the patent positions of pharmaceutical and biotechnology companies are highly uncertain and involve complex legal and factual questions. We may not be able to develop patentable products or processes, and may not be able to obtain patents from pending applications. Even if patent claims are allowed, the claims may not issue, or in the event of issuance, may not be sufficient to protect the technology owned by or licensed to us. It is possible that any patents or patent rights that we obtain or license may be circumvented, challenged or invalidated by our competitors.

We also rely on trade secrets, proprietary know-how and continuing innovation to develop and maintain our competitive position, especially when we do not believe that patent protection is appropriate or can be obtained. We seek protection of these trade secrets, proprietary know-how and any continuing innovation, in part, through confidentiality and proprietary information agreements. However, these agreements may not provide meaningful protection for, or adequate remedies to protect, our technology in the event of unauthorized use or disclosure of information. Furthermore, our trade secrets may otherwise become known to, or be independently developed by, our competitors.

Government Regulation

The marketing of pharmaceutical products in the United States is subject to extensive government regulation. Likewise, if we seek to market and distribute any such products abroad, they would also be subject to extensive foreign government regulation.

In the United States, the FDA regulates pharmaceutical products. FDA regulations govern the testing, manufacturing, marketing, advertising, promotion, labeling, sale and distribution of pharmaceutical products, and generally require a rigorous process for the approval of new drugs. We also may be subject to foreign regulatory requirements governing clinical trials and drug product sales if products are tested or marketed abroad. The approval process outside the United States varies from jurisdiction to jurisdiction and the time required may be longer or shorter than that required for FDA approval.

Regulation in the United States

Seeking and obtaining FDA approval to market a drug requires substantial time, effort and money. Our product candidates that require marketing approval by the FDA will be regulated as drugs. In the United States, drugs are subject to regulation under the FDCA. The statute and related regulations govern, among other things, testing, manufacturing, safety, efficacy, labeling, storage, record keeping, advertising, and other promotional practices. The FDA approval process for new drugs generally includes, without limitation:

●	preclinical studies;

●	submission of an Investigational New Drug application, or IND, for clinical trials;

●	adequate and well-controlled human clinical trials to establish safety and efficacy of the product;

●	review of a New Drug Application, or NDA; and

●	inspection of the facilities used in the manufacturing of the drug to assess compliance with the FDA’s current Good Manufacturing Practices, or cGMP, regulations.

Failure to comply with FDA and other governmental regulations at any time during the product development process, approval process, or after approval can result in fines, unanticipated compliance expenditures, recall or seizure of products, total or partial suspension of production and/or distribution, suspension of the FDA’s review of NDAs injunctions and criminal prosecution. Any of these actions could have a material adverse effect on us.

Preclinical Trials

Preclinical studies include laboratory evaluation of the product, as well as animal studies to assess the potential safety and effectiveness of the product. Most of these studies must be performed according to FDA’s Good Laboratory Practice, or GLP, requirements, a system of management controls for laboratories and research organizations to ensure the consistency and reliability of results. The results of the preclinical studies and existing clinical and/or human use data (if applicable), together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which we are required to file before we can commence any clinical trials for our product candidates in the United States. Clinical trials may begin 30 days after an IND is received, unless the FDA raises concerns or questions about the conduct of the clinical trials. If concerns or questions are raised, an IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can proceed. We cannot assure you that submission of any additional IND for any of our preclinical product candidates will result in authorization to commence clinical trials.

Human Clinical Trials under an IND

Clinical trials involve the administration of the product candidate that is the subject of the trial to volunteers or patients under the supervision of a qualified principal investigator. Each clinical trial must be reviewed and approved by an independent institutional review board, or IRB, at each institution at which the study will be conducted. The IRB will consider, among other things, ethical factors, safety of human subjects and the possible liability of the institution arising from the conduct of the proposed clinical trial. Also, clinical trials must be performed according to standards, commonly referred to as Good Clinical Practice, or GCP, requirements, which are enumerated in FDA regulations and guidance documents.

Clinical trials typically are conducted in sequential phases: Phases 1, 2 and 3. The phases may overlap. The FDA may require that we suspend clinical trials at any time on various grounds, including if the FDA makes a finding that the subjects participating in the trial are being exposed to an unacceptable health risk. In Phase 1 clinical trials, a drug is usually tested on a limited number of healthy subjects to determine safety, existence of adverse effects, proper dosage, absorption, metabolism, distribution, excretion and other drug effects. In Phase 2 clinical trials, a drug is usually tested on a limited patient population to preliminarily evaluate the efficacy of the drug for specific, targeted indications, determine dosage tolerance and optimal dosage, and identify possible adverse effects and safety risks. In Phase 3 clinical trials, a drug is usually tested on a larger patient population to determine efficacy and to further determine safety, usually at multiple clinical sites. We cannot assure you that any of our current or future clinical trials will result in approval to market additional products.

U.S. Review and Approval Processes

An NDA must include comprehensive and complete descriptions of the preclinical testing, clinical trials and the chemical, manufacturing and control requirements of a drug that enable the FDA to determine the drug’s or biologic’s safety and efficacy. An NDA must be accompanied by payment of a user fee unless a waiver or exemption applies, and must be submitted, filed and approved by the FDA before any drug product that we may successfully develop and that requires marketing approval by the FDA can be marketed commercially in the United States.

Once the FDA receives an NDA, it has 60 days to review the application to determine if it is substantially complete and the data is readable, before it accepts the NDA for filing. The FDA can refuse to file any NDA that it deems incomplete or not properly reviewable. Once the submission is accepted for filing, the FDA begins an in-depth review of the submission to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity.

Under the goals and policies agreed to by the FDA under the Prescription Drug User Fee Act, or PDUFA, the FDA agrees to specific goals for NDA review time through a two-tiered classification system, Priority Review and Standard Review. A Priority Review designation is given to drugs that are intended to treat serious conditions, and would provide a significant improvement in safety and effectiveness if approved. For a Priority Review application, the FDA aims to complete the initial review cycle for New Molecular Entities, or NMEs, within six months of the 60 day filing date, and for non-NMEs within six months of the date of receipt. Standard Review applies to all applications that are not eligible for Priority Review. The FDA aims to complete Standard Review NDAs for NMEs within ten months of the 60 day filing date, and for non-NMEs within ten months of the date of receipt. Such dates are often referred to as the PDUFA dates. The FDA does not always meet its PDUFA dates for either Standard Reviews or Priority Reviews of NDAs. The review process and the PDUFA date may be extended by three months if the FDA requests or the sponsor otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the PDUFA date. In addition, the FDA’s review processes can extend beyond, and in some cases significantly beyond, anticipated completion dates due to FDA requests for additional information or clarification, issuance of a complete response letter, difficulties scheduling an advisory committee meeting, negotiations regarding any required risk evaluation and mitigation strategies, FDA workload issues or other reasons.

The FDA also has established programs to expedite the development and review of drugs intended to treat serious conditions. For example, the fast track designation is designed to facilitate the development, and expedite the review, of drugs that are intended to treat serious or life-threatening conditions and address an unmet medical need. The FDA generally attempts to facilitate early and frequent meetings with sponsors of fast track drugs. The breakthrough therapy designation is granted to drugs intended to treat a serious or life-threatening condition where preliminary clinical evidence indicates the drug may demonstrate substantial improvement on one or more clinically significant endpoints over available therapies. In addition to early and frequent meetings between the sponsor and FDA, benefits of breakthrough designation include intensive guidance on efficient drug development from FDA, as well as organizational commitment from FDA. Finally, accelerated approval may be granted for a drug that treats a serious or life-threatening condition and provides a meaningful therapeutic advantage over available treatments, and the drug demonstrates an effect on a surrogate endpoint reasonably likely to predict a clinical benefit or a clinical endpoint other than irreversible morbidity or mortality.

The amount of time taken for the approval process is a function of a number of variables, including whether the product has received priority review or has received another expedited program designation, the quality of the submission and studies presented, the potential contribution that the compound will make in improving the treatment of the disease in question, and the workload at the FDA. The FDA may, during its review of an NDA, ask for additional test data or the conducting of additional clinical trials.

Prior to regulatory approval, the FDA may elect to obtain advice from outside experts regarding scientific issues and/or marketing applications under FDA review. These outside experts are convened through the FDA’s Advisory Committee process. An Advisory Committee will report to the FDA and make recommendations. Views of the Advisory Committee may differ from those of the FDA, and the FDA is not bound by the recommendations of an Advisory Committee.

Before approving an NDA, the FDA generally will inspect the facilities at which the product is manufactured. The FDA will not approve the NDA unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and are adequate to assure consistent production of the product within required specifications. The facilities, procedures and operations for any of our contract manufacturers must be determined to be adequate by the FDA before product approval. Foreign manufacturing facilities are also subject to periodic FDA inspections or inspections by foreign regulatory authorities. Vendors that may supply us with finished products or components used to manufacture, package and label products are also subject to similar regulations and periodic inspections. Among other things, the FDA may withhold approval of NDAs or other product applications if deficiencies are found at any of these facilities.

Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure that the clinical studies were conducted in compliance with GCP requirements. If the FDA determines that the processes and procedures used are not acceptable, it will outline the deficiencies in the submission and often will request additional clinical testing or information before an NDA can be approved. The FDA may also inspect one or more of the preclinical toxicology research sites to assure that the preclinical studies were conducted in compliance with GLP requirements. If the FDA determines that the studies were not performed in compliance with applicable GLP rules and regulations, the FDA may request additional preclinical testing or information before an NDA can be approved.

The FDA will issue a complete response letter if the agency decides not to approve the NDA. The complete response letter describes the specific deficiencies in the submission identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or more significant, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. The FDA also may impose restrictions on the use of the product, which may be difficult and expensive to administer. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. Moreover, the FDA may require prior approval of promotional materials. As a condition of approval, the FDA may require an applicant to develop a risk evaluation and mitigation strategy, or REMS. A REMS uses risk minimization strategies beyond the professional labeling to ensure that the benefits of the product outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professional, and elements to assure safe use.

In addition, the FDA may require post marketing studies, sometimes referred to as Phase 4 testing, which involves clinical trials designed to further assess drug safety and effectiveness and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized. After approval, certain changes to the approved drug or biologic, such as adding new indications, manufacturing changes or additional labeling claims, are subject to further FDA review and approval. Depending on the nature of the change proposed, an NDA supplement must be filed and approved before the change may be implemented. For many proposed post-approval changes to an NDA, the FDA review period can be lengthy and is often significantly extended by FDA requests for additional information or clarification.

Post-approval requirements

Following receipt of regulatory approval, any products that we market continue to be subject to extensive regulation including, among other things, record-keeping requirements; reporting of adverse experiences with the product; providing the FDA with updated safety and efficacy information; product storage, sampling and distribution requirements; complying with certain electronic records and signature requirements; and complying with FDA promotion and advertising requirements, which include, among others, restrictions on direct-to-consumer advertising, promoting drugs for uses or in patient populations that are not described in the product’s approved labeling, known as “off-label” use, and requirements relating to industry-sponsored scientific and educational activities and promotional activities involving the internet. These regulations impact many aspects of our operations, including the manufacture, labeling, packaging, adverse event reporting, storage, distribution, advertising, promotion and record keeping related to the products. The FDA also frequently requires post-marketing testing and surveillance to monitor the effects of approved products or places conditions on any approvals that could restrict the commercial applications of these products. If we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, disgorgement of money, civil injunctions, operating restrictions and criminal prosecution.

In addition, as part of the sales and marketing process, pharmaceutical companies frequently provide samples of approved drugs to physicians. This practice is regulated by the FDA and other governmental authorities, including, in particular, requirements concerning record keeping and control procedures. Any failure to comply with the regulations may result in significant criminal and civil penalties as well as damage to our credibility in the marketplace.

The FDA closely regulates the post-approval marketing and promotion of drugs, including through standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities, and promotional activities involving the Internet. While physicians may choose to prescribe drugs for uses that are not described in the product’s labeling and for uses that differ from those tested in clinical studies and approved by the regulatory authorities, our ability to promote the products is limited to those indications that are specifically approved by the FDA. These “off-label” uses are not unusual across certain medical specialties and may constitute an appropriate treatment for many patients in varied circumstances. Federal regulatory authorities in the U.S. generally do not regulate the behavior of physicians in their choice of treatments. Federal regulatory authorities do, however, restrict communications by pharmaceutical companies on the subject of off-label use. If our promotional activities fail to comply with these regulations or guidelines, we may be subject to warnings from, or enforcement action by, these authorities. In addition, our failure to follow FDA rules and guidelines relating to promotion and advertising may cause the FDA to delay its approval, and could result in other consequences such as recalls, fines, disgorgement of money, operating restrictions, injunctions, civil or criminal prosecution or penalties, or other possible legal or regulatory actions, such as warning letters, seizure of product, mandated corrective advertising or communications with healthcare professionals, or criminal penalties or other negative consequences, including adverse publicity. Any of these consequences could harm our business.

We will rely, and expect to continue to rely, on third-parties for the production of clinical and commercial quantities of our products. Our collaborators may also utilize third-parties for some or all of a product we are developing with such collaborator. Manufacturers are required to comply with applicable FDA manufacturing requirements contained in the FDA’s cGMP regulations. cGMP regulations require among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies and are subject to periodic inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance.

Regulation Outside the United States

If we market our products in foreign countries, we also will be subject to foreign regulatory requirements governing human clinical trials, marketing approval, and commercial sales and distribution for pharmaceutical products. The requirements governing the conduct of clinical trials, product approval, pricing and reimbursement vary widely from country to country. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must be obtained before manufacturing or marketing the product in those countries. The approval process varies from country to country and the time required for such approvals may differ substantially from that required for FDA approval. There is no assurance that any future FDA approval of any of our clinical trials or drugs will result in similar foreign approvals or vice versa.

Additional Regulation

Third-Party Reimbursement

In the United States, physicians, hospitals and other healthcare providers that purchase pharmaceutical products generally rely on third- party payors, principally private health insurance plans, Medicare, or Medicaid, to reimburse the cost of the product and related procedure, with varying degrees of patient cost sharing. Even if a product is approved for marketing by the FDA, there is no assurance that third- party payors will cover the cost of the product and related medical procedures. If they do not, end-users of the product generally would not be eligible for any reimbursement of the cost, and our ability to successfully market any such product would be materially and adversely impacted. The level of reimbursement also varies significantly by payor and setting of care, and inadequate reimbursement also could materially and adversely impact our ability to successfully market our products.

Reimbursement systems vary significantly by country and, within some countries, by region, and coverage and reimbursement for our products must be obtained on a country-by-country basis. In many foreign markets, the pricing of prescription pharmaceuticals is subject to government pricing control or other mechanisms, including health technology assessments, mandatory rebates, and reference pricing. In these markets, once marketing approval is received, establishing coverage and reimbursement could take significant additional time. The lack of satisfactory reimbursement or inadequate government pricing of any of our products would limit their widespread use and lower potential product revenues.

Fraud and Abuse Laws and Reporting Laws

In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal laws may restrict certain research and marketing practices in the pharmaceutical industry. These laws include federal and state anti-kickback and false claims laws. The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service reimbursable under a federal healthcare program, or purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under a federal healthcare program. The Anti-Kickback Statute has been interpreted to apply to various arrangements between pharmaceutical manufacturers and prescribers, purchasers, formulary managers and other entities, including arrangements where any one purpose of the remuneration was a prohibited inducement under the Statute even if the primary purpose was compensation of legitimate services. Violations of the Anti-Kickback Statute are punishable by imprisonment, criminal fines, civil monetary penalties and exclusion from participation in federal healthcare programs. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution or other regulatory sanctions, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Regulations finalized by the Department of Health and Human Services have amended existing safe harbors or added new safe harbors, and certain of these regulations are subject to ongoing review. Additionally, if a drug product is reimbursed by Medicare or Medicaid, pricing and rebate programs must comply with, as applicable, the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990, as amended, and the Medicare Prescription Drug Improvement and Modernization Act of 2003, as amended, and other federal laws. Compliance with these fraud and abuse and reporting requirements requires significant resources. We could be required to devote significant additional financial resources and management attention if we ever become the focus of an investigation for failure to comply with these requirements.

The federal civil False Claims Act prohibits any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, including any claim submitted in violation of fraud and abuse and reporting requirements, or knowingly making, or causing to be made, a false statement to have a false claim paid. Claims that include items or services resulting from a violation of the Anti-Kickback Statute can constitute false or fraudulent claims under the False Claims Act. In addition, certain marketing practices, including off-label promotion, may violate the False Claims Act. Actions under the civil False Claims Act may be brought by the Attorney General or by a private individual acting as an informer or whistleblower in the name of the government, and violations can result in significant monetary penalties. The federal government has used the civil False Claims Act, and the threat of significant liability, in its investigations of healthcare providers, suppliers and drug and device manufacturers throughout the country for a wide variety of drug and device marketing and research practices, and has obtained large settlements. Numerous pharmaceutical and other healthcare companies have been pursued under this law, including for allegedly inflating drug prices used by the government to set Medicare and Medicaid reimbursement rates, and for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. There is also a criminal False Claims Act, which prohibits making or presenting any false, fictitious or fraudulent claims to the government and authorizes penalties including imprisonment and fines for individuals and organizations. Many states also have statutes or regulations similar to the federal Anti-Kickback Statute and False Claims Act, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, criminal fines and imprisonment. Federal and state authorities may continue to devote substantial resources toward investigating healthcare providers’, suppliers’ and drug and device manufacturers’ compliance with these and other fraud and abuse and reporting requirements.

HIPAA

We may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, addresses the privacy, security, and transmission of individually identifiable health information and, among other things, requires the use of standard transactions, imposes privacy and security standards and requires breach notification, by covered entities, which include many healthcare providers, health plans and healthcare clearinghouses. HITECH makes HIPAA’s privacy and security standards directly applicable to business associates, such as independent contractors or agents of covered entities, that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. Material monetary penalties and other remedies can result from violation of these laws and regulations. In addition, many state laws also address the privacy and security of health information, and many of these laws differ from each other in significant ways, thus complicating compliance efforts. In addition, the European Union, or EU, has a separate data security and privacy legal framework, including the European General Data Protection Regulation, or GDPR, which was adopted in 2018, which contains new provisions specifically directed at the processing of health information. To the extent that we conduct clinical trials in the EU or otherwise expand our business operations to include operations in the EU, we would be subject to increased governmental regulation in the EU countries in which we might operate, including the GDPR.

Healthcare Reform

The Patient Protection and Affordable Care Act, or ACA, enacted in 2010, was intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add transparency requirements for the healthcare and health insurance industries, impose taxes and fees on the health industry and impose additional health policy reforms. The law thus included changes that significantly impact the pharmaceutical industry. The Physician Payments Sunshine Act, which is part of the ACA, and its implementing regulations impose federal reporting and disclosure requirements for pharmaceutical and device manufacturers with regard to payments or other transfers of value made to covered recipients, including physicians, teaching hospitals, advanced-practice nurses and physician assistants. In addition, pharmaceutical and device manufacturers also are required to report certain investment interests held by physicians and their immediate family members during the preceding calendar year. Failure to submit required information may result in civil monetary penalties.

The ACA also established: an annual nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents; a new Medicare Part D coverage gap discount program; and a new formula that increased the rebates that a manufacturer must pay under the Medicaid Drug Rebate Program. In December 2017, portions of the ACA dealing with the individual mandate insurance requirement were effectively repealed by the Tax Cuts and Jobs Act of 2017, and other aspects of the ACA may be altered or repealed by future legislation. A court challenge to the validity of the ACA failed in June 2021, when the U.S. Supreme Court decided that the plaintiffs in the lawsuit did not have standing to challenge the constitutionality of the individual mandate provisions of the ACA. As of the date of this proxy statement the ACA remains in effect.

In addition, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their commercial products, including several U.S. Congressional inquiries and proposed and enacted federal and state legislation and regulation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and patient assistance programs, reduce the cost of drugs under federal and state healthcare programs, and reform government program reimbursement methodologies for drugs. In August 2022, Congress enacted the Inflation Reduction Act, or IRA, which includes significant changes to potential Medicare drug product reimbursement, as well as manufacturer rebate and discount obligations. It is unclear how the IRA will be implemented but will likely have a significant impact on the pharmaceutical industry. The IRA and any changes at the federal or state level to drug pricing or reimbursement policies could affect our ability to successfully commercialize approved products.

Additionally, several states require pharmaceutical companies to report information to state agencies, including information relating to drug pricing, marketing and promotion expenses, and gifts and payments to individual health care providers in the states. Other states limit or prohibit certain marketing related activities. In addition, certain states require pharmaceutical companies to implement compliance programs or marketing codes. Additional states may consider similar proposals. Compliance with these laws is difficult and time consuming, and companies that do not comply with these state laws face civil penalties. If in the future some of our business activities were subject to challenge under one or more of such laws, an adverse outcome could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Other Laws

We are also subject to other federal, state and local laws of general applicability, such as laws regulating working conditions, and various federal, state and local environmental protection laws and regulations, including laws such as the Occupational Safety and Health Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other federal and state laws regarding, among other things, occupational safety, the use and handling of radioisotopes, environmental protection and hazardous substance control. There can be no assurance that we will not be required to incur significant costs to comply with environmental and health and safety regulations in the future. Our research and development activities may involve the controlled use of hazardous materials, including chemicals that cause cancer, volatile solvents, radioactive materials and biological materials that have the potential to transmit disease, and our operations may produce hazardous waste. If we fail to comply with these laws and regulations, we could be subjected to criminal sanctions and substantial financial liability or be required to suspend or modify our operations. We cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of contamination or injury, we could be held liable for damages or penalized with fines in an amount exceeding our resources.

In addition, as an owner and operator of real property, we may also be subject to liability for environmental investigations and cleanups, including at properties currently or previously owned or operated by us, even if such contamination was not caused by us, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. Liability in many situations may be imposed not only without regard to fault, but may also be joint and several, so that we may be held responsible for more than our share of the contamination or other damages, or even for the entire share. We may also be subject to similar liabilities and claims in connection with locations at which hazardous substances or wastes that we have generated have been stored, treated, otherwise managed or disposed. The costs of complying with, or other impact of, current or future environmental, health and safety requirements could adversely affect our business, financial condition and results of operations.

Outsourcing Facility Regulation

Our compounding business formerly conducted by USC was subject to federal, state and local laws, regulations, and administrative practices, including, among others: requirements relating to federal registration as an outsourcing facility; state and local licensure and registration requirements concerning the operation of outsourcing facilities; HIPAA; ACA and the Health Care and Education Reconciliation Act of 2010; statutes and regulations of the FDA and the U.S. Drug Enforcement Administration, or DEA; and state laws and regulations promulgated by comparable state agencies concerning the preparation, sale, advertisement and promotion of drugs that were sold by USC. As described elsewhere in this proxy statement, we have ceased the sale of compounding pharmaceutical formulations and are winding down the business of USC, but it is possible that issues could arise in the future relating to our previous activities or the activities of USC under such laws, which could have an adverse impact on our business. In addition, see “Legal Proceedings” elsewhere in this proxy statement for additional matters relating to our former compounding pharmaceutical formulation business.

Employees and Human Capital Resources

As of December 31, 2022, we had 11 full-time employees and 1 part-time employee, all located in the United States. None of our employees is subject to a collective bargaining agreement or represented by a labor or trade union, and we believe that our relations with our employees are good.

Our human capital management goals include, as applicable, identifying, attracting, retaining, and incentivizing our employees, directors and consultants. We seek to create a safe, supportive, and rewarding work environment and to align employees’ goals with our overall strategic direction. Our equity and cash compensation and incentive plans are primarily intended to attract, retain and motivate personnel through compensation and equity-based and cash-based compensation awards, with a goal of increasing the success of our company.

COVID-19. As a result of the COVID-19 pandemic, we have implemented safety protocols to mitigate the risks of infection to our employees. Our COVID-19 pandemic preparedness and response was and is a focus. Our pandemic response measures incorporate guidance issued by external health authorities and are designed with the goal of keeping workers at our facilities safe and healthy.

Corporate Background; Investor Information

Adamis Pharmaceuticals Corporation was founded in June 2006 as a Delaware corporation. Effective April 1, 2009, the company formerly named Adamis Pharmaceuticals Corporation, or Old Adamis, completed a business combination transaction with Cellegy Pharmaceuticals, Inc., or Cellegy. Before the merger, Cellegy was a public company and Old Adamis was a private company. In connection with the consummation of the merger and pursuant to the terms of the definitive merger agreement relating to the transaction, Cellegy was the surviving corporation in the merger and changed its name from Cellegy Pharmaceuticals, Inc. to Adamis Pharmaceuticals Corporation, and Old Adamis survived as a wholly-owned subsidiary and changed its corporate name to Adamis Corporation. We have three wholly-owned subsidiaries: Adamis Corporation, USC and Biosyn, Inc.

Our corporate headquarters are located at 11682 El Camino Real, Suite 300, San Diego, CA 92130, and our telephone number is (858) 997-2400. Financial and other information about us is available on our website at www.adamispharmaceuticals.com. We have included our website address as a factual reference and do not intend it to be an active link to our website. We make available on our website, free of charge, copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the U.S. Securities and Exchange Commission, or SEC. In addition, we have previously filed registration statements and other documents with the SEC. Any document we file may be inspected, without charge, at the SEC’s website at www.sec.gov. (These website addresses are not intended to function as hyperlinks, and the information contained in our website and in the SEC’s website is not intended to be a part of this filing.)

Available Information

We are subject to the reporting requirements under the Securities Exchange Act of 1934. Consequently, we are required to file reports and information with the SEC, including reports on the following forms:

(i)	annual report on Form 10-K,

(ii)	quarterly reports on Form 10-Q,

(iii)	current reports on Form 8-K,

(iv)	and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

These reports and other information concerning us may be obtained at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, or accessed through the SEC’s website at http://www.sec.gov or by calling 1-800-SEC-0330. Upon written request to Adamis at Adamis Pharmaceuticals Corporation, 11682 El Camino Real, Suite 300, San Diego, CA 92130, Attention: Chief Financial Officer, Adamis will provide a copy of the annual report on Form 10-K to any stockholder.

Legal Proceedings

We may from time to time become party to actions, claims, suits, investigations or proceedings arising from the ordinary course of our business, including actions with respect to intellectual property claims, breach of contract claims, labor and employment claims and other matters. We may also become party to litigation in federal and state courts relating to opioid drugs. Any litigation could divert management time and attention from Adamis, could involve significant amounts of legal fees and other fees and expenses, or could result in an adverse outcome having a material adverse effect on our financial condition, cash flows or results of operations. Actions, claims, suits, investigations and proceedings are inherently uncertain and their results cannot be predicted with certainty. Except as described below, we are not currently involved in any legal proceedings that we believe are, individually or in the aggregate, material to our business, results of operations or financial condition. However, regardless of the outcome, litigation can have an adverse impact on us because of associated cost and diversion of management time. For additional information regarding legal proceedings involving the company and the proceedings discussed below, please see the discussion of legal proceedings in Note 9--Legal Matters, of the notes to our consolidated financial statements included elsewhere in this proxy statement, which discussion is incorporated herein by reference.

On May 11, 2021, each of the company and its USC subsidiary received a grand jury subpoena from the U.S. Attorney’s Office for the Southern District of New York (the “USAO”) issued in connection with a criminal investigation, requesting a broad range of documents and materials relating to, among other matters, certain veterinary products sold by the company’s USC subsidiary, certain practices, agreements and arrangements relating to products sold by USC, including veterinary products, and certain regulatory and other matters relating to the company and USC. The Audit Committee of the Board engaged outside counsel to conduct an independent internal investigation to review these and other matters. The company has also received requests from the Securities and Exchange Commission (“SEC”) for the voluntary production of documents and information relating to the subject matter of the USAO’s subpoenas and certain other matters arising therefrom in connection with the SEC’s investigation. The company has produced documents and will continue to produce and provide documents in response to the subpoenas and requests as needed. Additionally, on March 16, 2022, we were informed that the Civil Division of the USAO (“Civil Division”) is investigating the company’s Second Draw PPP Loan application disclosed in previous reports. The Audit Committee of the Board engaged outside counsel to conduct an internal inquiry into the matter. In June 2022, following the inquiry the company paid a total of $1,787,417 in repayment of the Second Draw PPP Loan principal and such related interest and fees. The company intends to continue cooperating with the USAO, SEC, and Civil Division. We have received additional requests for production of documents from the SEC and the USAO, have responded to those requests, and continue to engage in communications with the SEC and the USAO regarding their investigations. Additional issues or facts could arise or be determined, which may expand the scope, duration, or outcome of the investigation. As of the date of this proxy statement, the company is unable to predict the duration, scope, or final outcome of the investigations by the USAO, SEC, Civil Division, or other agencies; what, if any, proceedings the USAO, SEC, Civil Division, or other federal or state authorities may initiate; what penalties, payments, by the company, remedies or remedial measures the USAO, SEC, Civil Division or other federal or state authorities may seek; what penalties, payments by the company, remedies or remedial measures the USAO, SEC or other federal or state authorities may require in order to resolve the investigations; or what, if any, impact the foregoing matters may have on the company’s business, financial condition, previously reported financial results, financial results included in this proxy statement, or future financial results. We or our USC subsidiary may be found to have violated one or more laws arising from the subject matter of the subpoenas. We could receive additional requests from the USAO, SEC, Civil Division, or other authorities, which may require further investigation. There can be no assurance that any resolution of these matters and investigations with the USAO or SEC will not have a material and unfavorable or adverse outcome of the company. The foregoing matters have diverted and may continue to divert management’s attention, have caused the company to suffer reputational harm, have required and will continue to require the company to devote significant financial resources, could subject the company and its officers and directors to civil or criminal proceedings, and depending on the resolution of the matters or any proceedings, could result in fines, payments, or financial remedies in amounts that may be material to our financial condition, or equitable remedies, and materially affect the company’s business, previously reported financial results, financial results included in this proxy statement, or future financial results. The occurrence of any of these events could have a material adverse effect on the company’s business, financial condition and results of operations.

Regulatory

In October 2021, following the sale in July 2021 of certain assets of the company’s USC subsidiary relating to USC’s human compounding pharmaceutical business and the company’s approval of a restructuring process of winding down the remaining operations and business of USC and selling or disposing of the remaining assets of USC, the company entered into a Consent Order with the Arkansas State Board of Pharmacy to resolve an ongoing administrative proceeding before the pharmacy board, pursuant to which USC surrendered its Arkansas retail pharmacy permit and wholesaler/outsourcer permit effective October 31, 2021, paid a civil penalty of $75,000 relating to violations of various Arkansas pharmacy laws and the pharmacy board’s regulations, and paid $75,000 in investigative costs of the pharmacy board.

Nasdaq Compliance

December 28, 2022, we were notified by the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) that, based upon our non-compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Rule”) as of December 27, 2022, our common stock was subject to delisting unless we timely requested a hearing before the Nasdaq Hearings Panel (the “Panel”). We timely requested a hearing before the Panel, and a hearing was held on February 16, 2023. On February 21, 2023, the Staff notified us that the Panel has granted our request for continued listing of our common stock on the Nasdaq Stock Market and an extension until June 26, 2023 (the “Compliance Period”) to regain compliance with the continued listing requirements for The Nasdaq Capital Market, including the minimum $1.00 bid price requirement of Nasdaq Listing Rule 5500(a)(2) (the “Rule”). The extension granted by the Panel is subject to our timely undertaking certain corporate actions during the Compliance Period, including without limitation holding a Special Meeting of stockholders to obtain approval for a reverse stock split of our common stock, and effecting a reverse stock split, if required, in order to achieve a closing minimum bid price of $1.00 or more per share for a minimum of ten consecutive trading sessions during the Compliance Period. The notice indicated that June 26, 2023, represents the full extent of the Panel’s discretion to grant continued listing while it is non-compliant, and that the Panel reserved the right to reconsider the terms of the exception. We intend to diligently work to take the actions required to satisfy the terms of the Panel’s extension and regain compliance with the Rule; however, there can be no assurance that we will be able to take the actions required to comply with the terms of the Panel’s extension and regain compliance with the Rule within the extension period granted by the Panel.

Jerald Hammann

On June 8, 2021, Jerald Hammann filed a complaint against the Company and each of its directors in the Court of Chancery of the State of Delaware, captioned Jerald Hammann v. Adamis Pharmaceuticals Corporation et al., C.A. No. 2021-0506-PAF (the “Complaint”), seeking injunctive and declaratory relief. The Complaint alleges, among other things, that the defendants (i) violated Rule 14a-5(f) and 14a-9(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the Company’s 2021 annual meeting of stockholders—which was subsequently held on July 16, 2021 (the “2021 annual meeting”)—and disseminated false and misleading information in the Company’s proxy materials relating to the 2021 annual meeting, (ii) violated certain provisions of the Company’s bylaws relating to the 2021 annual meeting, (iii) violated section 220 of the Delaware General Corporation Law (“DGCL”) in connection with a request for inspection of books and records submitted by the plaintiff, and (iv) breached their fiduciary duties of disclosure and loyalty, including relating to establishing and disclosing the date of the Company’s 2021 annual meeting and to the Company’s determination that a solicitation notice delivered to the Company by plaintiff was not timely and was otherwise deficient. On April 4, 2022, the plaintiff filed a motion to amend the Complaint. The proposed amended Complaint added additional allegations relating to the manner in which the defendants established and disclosed the date of the Company’s 2021 annual meeting of stockholders and to statements the defendants made about the plaintiff to the Company’s stockholders. On April 28, 2022, the Court granted the motion. The plaintiff has also filed various motions with the Court, which have been resolved. The Company has filed a motion for summary judgment with respect to one of the counts in the Complaint and a motion to dismiss certain other counts of the plaintiff’s amended Complaint. Those motions are pending before the Court, and the case continues to proceed. Trial on the merits of the plaintiff’s claims is scheduled for March 16, 2023. The Company believes the claims in the plaintiff’s complaint are without merit and intends to vigorously dispute them.

ADAMIS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with the consolidated financial statements and accompanying notes of Adamis appearing elsewhere in this proxy statement. This discussion of Adamis’ financial condition and results of operations contains certain statements that are not strictly historical and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. Actual results may differ materially from those projected in the forward-looking statements due to other risks and uncertainties that exist in our operations, development efforts and business environment, including those set forth in the section entitled “Risk Factors—Risks Related to Adamis” in this proxy statement, the other risks and uncertainties described in the section entitled “Risk Factors” in this proxy statement and the other risks and uncertainties described elsewhere in this proxy statement. All forward-looking statements included in this proxy statement are based on information available to Adamis as of the date hereof, and Adamis assumes no obligation to update any such forward-looking statement.

General

Company Overview

Adamis Pharmaceuticals Corporation (“we,” “us,” “our,” “Adamis” or the “company”) is a specialty biopharmaceutical company focused on developing and commercializing products in various therapeutic areas, including allergy, opioid overdose, respiratory and inflammatory disease. Our products in the allergy, respiratory, and opioid overdose markets include: SYMJEPI (epinephrine) Injection 0.3mg, which was approved by the U.S. Food and Drug Administration, or FDA, in 2017 for use in the emergency treatment of acute allergic reactions, including anaphylaxis, for patients weighing 66 pounds or more; SYMJEPI (epinephrine) Injection 0.15mg, which was approved by the FDA in September 2018, for use in the treatment of anaphylaxis for patients weighing 33-65 pounds; and ZIMHI (naloxone HCL Injection, USP) 5 mg/0.5 mL, which was approved by the FDA in October 2021 for the treatment of opioid overdose. In June 2020, we entered into a license agreement with a third- party entity to license rights under patents, patent applications and related know-how of licensor relating to Tempol, an investigational drug. In September 2021 we commenced patient dosing in a Phase 2/3 clinical trial to examine the safety and efficacy of Tempol in COVID-19 patients. The Data Safety Monitoring Board, or DSMB, overseeing the Phase 2/3 clinical trial met in March and June 2022 to evaluate interim clinical and safety data and, following its evaluation, recommended that the study continue as planned. On September 21, 2022, we announced that the DSMB’s third interim analysis of the Phase 2/3 clinical trial, which was the first interim review where the DSMB evaluated the primary efficacy endpoint, determined that the trial did not achieve its primary endpoint and recommended that the study be halted early due to lack of efficacy. Based on the recommendation from the DSMB, we halted the trial and have stopped further development of Tempol.

On October 3, 2022, we announced that we initiated a process to explore a range of strategic and financing alternatives focused on maximizing stockholder value, and that we intended to pursue expense reduction measures. Such measures included, without limitation, employee headcount reductions and reduction or discontinuation of certain product development programs. We engaged the investment bank Raymond James & Associates, Inc. (“Raymond James”) to act as strategic advisor to assist us in evaluating certain alternatives.

After exploring a range of strategies and alternatives, on February 27, 2023, we announced that we had entered into an Agreement and Plan of Merger and Reorganization with DMK Pharmaceuticals Corporation. DMK Pharmaceuticals is a privately-held, clinical stage neuro-biotechnology company focused on the development and commercialization of potential products for the treatment of a variety of neuro-based disorders, including without limitation opioid use disorder, acute and chronic pain, bladder problems, and Parkinson’s disease. The current DMK product candidates have been selected and developed from a proprietary portfolio of small molecule neuropeptide analogues. Completion of the transaction is subject to a number of conditions, including without limitation approval by the Adamis stockholders of certain matters relating to the transaction. There can be no assurances that the proposed merger transaction with DMK will be completed. For additional information, see the discussion elsewhere in this Form 10-K under the heading, “Business – Recent Developments.”

SYMJEPI (epinephrine) Injection Product

On June 15, 2017, the FDA approved our SYMJEPI (epinephrine) Injection 0.3mg product for the emergency treatment of allergic reactions (Type I) including anaphylaxis. SYMJEPI (epinephrine) Injection 0.3mg is intended to deliver a dose of epinephrine, which is used for emergency, immediate administration in acute anaphylactic reactions to insect stings or bites, allergic reaction to certain foods, drugs and other allergens, as well as idiopathic or exercise-induced anaphylaxis for patients weighing 66 pounds or more. On September 27, 2018, the FDA approved our lower dose SYMJEPI (epinephrine) Injection 0.15mg product, for the emergency treatment of allergic reactions (Type I) including anaphylaxis in patients weighing 33 to 66 pounds. Our SYMJEPI products are distributed by our distribution partner USWM pursuant to the USWM Agreement.

SYMJEPI is manufactured and tested for us by Catalent Belgium S.A. For the manufacture of SYMJEPI, the company utilizes “Ready-to-Fill,” or RTF, syringes that consist of a pre-assembled glass syringe barrel with a staked-in stainless steel needle. On March 21, 2022, we announced a voluntary recall of four lots of SYMJEPI (epinephrine) Injection 0.15 mg (0.15 mg/0.3 mL) and 0.3 mg (0.3 mg/0.3 mL) Pre-Filled Single-Dose Syringes to the consumer level. The four lots were recalled due to the potential clogging of the needle preventing the dispensing of epinephrine. The recall was conducted with the knowledge of the FDA and USWM handled the entire recall process for the company, with company oversight. As of the date of this prospectus supplement, neither USWM nor we have received, or are aware of, any adverse events related to this recall. SYMJEPI is manufactured and tested for us by Catalent Belgium S.A. For the manufacture of SYMJEPI, the company utilizes “Ready-to-Fill,” or RTF, syringes that consist of a pre-assembled glass syringe barrel with a staked-in stainless steel needle. During routine inspection of epinephrine pre-filled syringe batches, a small number of syringes with clogged needles were identified. An initial investigation suggested a syringe component issue as the likely cause of the observed needle clogging. Catalent’s investigation determined the steel used in a specific stainless steel needle batch as the root cause for the clogged syringes observed. Adamis and the manufacturer have developed corrective and preventive actions. New RTF syringes, which used a different batch of steel for their needles, were sourced and Catalent has resumed manufacturing of SYMJEPI at its Belgium facility. However, we have not reviewed data that would permit us to release this latest batch. While we are committed to returning SYMJEPI to the market, as of the date of this proxy statement we believe it is unlikely that SYMJEPI will be relaunched and commercially available during the first half of 2023. Total product recall costs from inception of the recall through December 31, 2022, were approximately $2.5 million. The company may be able to be reimbursed by certain third parties for some of the costs of the recall under the terms of its manufacturing agreements, but there are no assurances regarding the amount or the timing of any such recovery.

ZIMHI (naloxone Injection)

Naloxone is an opioid antagonist used to treat narcotic overdoses. Naloxone, which is generally considered the drug of choice for immediate administration for opioid overdose, blocks or reverses the effects of the opioid, including extreme drowsiness, slowed breathing, or loss of consciousness. Common opioids include morphine, heroin, tramadol, oxycodone, hydrocodone and fentanyl.

On December 31, 2018, we filed an NDA with the FDA relating to our higher dose naloxone injection product, ZIMHI, for the treatment of opioid overdose. Following receipt of Complete Response Letters, or CRLs, from the FDA regarding our NDA for ZIMHI, and resubmission of our NDA, on October 18, 2021, we announced that the FDA had approved ZIMHI for the treatment of opioid overdose. On March 31, 2022, our commercial partner USWM and we issued a press release announcing the commercial launch of ZIMHI. A website enables institutional customers to order and receive product directly.

Tempol

In June 2020, we entered into a license agreement with a third-party entity to license rights under patents, patent applications and related know-how of licensor relating to Tempol, an investigational drug. As previously disclosed in our filings with the SEC, in September 2021 we commenced patient dosing in a Phase 2/3 clinical trial to examine the safety and efficacy of Tempol in COVID-19 patients. The Data Safety Monitoring Board, or DSMB, overseeing the Phase 2/3 clinical trial met in March and June 2022 to evaluate interim clinical and safety data and, following its evaluation, recommended that the study continue as planned. On September 21, 2022, we announced that the DSMB’s third interim analysis of the Phase 2/3 clinical trial, which was the first interim review where the DSMB evaluated the primary efficacy endpoint, determined that the trial did not achieve its primary endpoint and recommended that the study be halted early due to lack of efficacy. Based on the recommendation from the DSMB, we halted the trial and have stopped further development of Tempol.

US Compounding, Inc.

Our US Compounding Inc. subsidiary, or USC, which we acquired in April 2016 and which was registered as a human drug compounding outsourcing facility under Section 503B of the FDCA and the U.S. Drug Quality and Security Act, or DQSA, provided prescription compounded medications, including compounded sterile preparations and nonsterile compounds, to patients, physician clinics, hospitals, surgery centers and other clients throughout most of the United States.

On July 30, 2021, the company and its USC subsidiary entered into the USC Agreement with the Purchaser, providing for the sale to the Purchase of certain assets of USC related to its human compounding pharmaceutical business, including certain customer information and information on products sold to such customers by USC, and certain related formulations and know-how. The Purchaser made monthly payments to us based on formulas related to the amounts actually collected by the Purchaser or its affiliates for sales of products or services made to certain customers included in the acquired assets during the 12-month period following the effective date of the USC Agreement. As of December 31, 2022, the total amount received in connection with this agreement was approximately $5.5 million. In connection with the transaction, the company accrued a $700,000 liability for a transaction fee payable to a financial advisor as of December 31, 2021 which was paid in 2022.

In light of a number of factors including the sale of assets to the Purchaser pursuant to the USC Agreement, in August 2021 the Board approved a restructuring process of winding down the remaining operations and business of USC and selling, transferring or disposing of the remaining assets of USC. Effective October 31, 2021, USC surrendered its Arkansas retail pharmacy permit and wholesaler/outsourcer permit and is no longer selling compounded pharmaceutical or veterinary products. The employment of all USC employees (except as determined to be necessary or appropriate in connection with resolving matters relating to the winding down of USC’s business) has been terminated, remaining activities include the sale or other disposition from time to time of the remaining equipment, real property, buildings and tangible and intangible assets relating to USC’s business; making regulatory filings and taking appropriate actions with federal and state regulatory authorities in connection with the winding down and winding up of USC’s business; and taking such other actions as the officers of the company or USC (as appropriate) determine are necessary or appropriate in connection with the restructuring and the winding down and winding up of the remaining business, operations and assets of USC. As of December 31, 2022, the company has received approximately $318,000 in cash related to the disposition of USC assets held for sale. The primary asset that remains held for sale is the USC land and building with a net book value of approximately $2.9 million.

Going Concern and Management Plan

The financial statements included elsewhere herein for the year ended December 31, 2022, were prepared under the assumption that we would continue our operations as a going concern, which contemplates the realization of assets and the satisfaction of liabilities during the normal course of business. However, as of December 31, 2022, we had cash and cash equivalents of approximately $1.1 million, an accumulated deficit of approximately $304.6 million, and liabilities of approximately $11.6 million. We have incurred substantial recurring losses from continuing operations, have used, rather than provided, cash in our continuing operations, and are dependent on additional financing to fund operations. These conditions raise substantial doubt about our ability to continue as a going concern within one year after the date the financial statements are issued. The financial statements included elsewhere herein do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Our management intends to attempt to secure additional required funding through equity or debt financing if available, seeking to enter into a partnership or other strategic agreement regarding, or sales or out-licensing of, our commercial products, product candidates or intellectual property assets or other assets including assets held for sale related to our former USC business, revenues relating to supply and sale of SYMJEPI and ZIMHI products and share of net profits received relating to sales in the U.S. of our SYMJEPI and ZIMHI products, seeking partnerships or commercialization agreements with other pharmaceutical companies or third parties to co-develop and fund research and development or commercialization efforts of our products, from a merger or other business combination, or similar transactions. As part of this process, we have engaged the investment bank Raymond James & Associates, Inc. to act as strategic advisor to assist us in evaluating certain alternatives. As of the date of this proxy statement, we are presently engaged in communications with third parties regarding this process concerning one or more possible transactions. However, there can be no assurance regarding the timing of the strategic review process or that we will be able to obtain any sources of funding. As of the date of this proxy statement, we have a limited number of authorized shares available for issuance in funding transactions involving issuances of equity securities. Such additional funding may not be available, may not be available on reasonable terms, and, in the case of equity financing transactions, could result in significant additional dilution to our stockholders. There is no assurance that we will be successful in obtaining the necessary funding to sustain our operations or meet our business objectives. In addition, obtaining funding, or the terms of a strategic transaction, could result in significant dilution to our existing stockholders. If we do not obtain required funding, our cash resources will be depleted in the near term and we would be required to materially reduce or suspend operations, which would likely have a material adverse effect on our business, stock price and our relationships with third parties with whom we have business relationships. If we do not have sufficient funds to continue operations, we could be required to seek bankruptcy protection, dissolution or liquidation, or other alternatives that could result in our stockholders losing some or all of their investment in us. We have implemented expense reduction measures including, without limitation, employee headcount reductions and the reduction or discontinuation of certain product development programs. Any funding that we may receive during fiscal 2023 is expected to be used to satisfy existing and future obligations and liabilities and working capital needs, and for general working capital purposes.

Results of Operations

Our consolidated results of operations are presented for the year ending December 31, 2022 and December 31, 2021. The financial results (revenues and expenses) relating to the USC business are reflected in Note 4, Discontinued Operations and Assets Held for Sale, of the notes to the consolidated financial statements appearing elsewhere in this proxy statement. The discussion below, and the revenues and expenses discussed below, are based on and relate to the continuing operations of the company, which we sometimes refer to as our drug development and commercialization business, unless otherwise noted.

Years Ended December 31, 2022 and 2021

Revenues. Revenues were approximately $4,756,000 and $2,209,000 for the year ended December 31, 2022 and 2021, respectively. The $2,547,000 increase in revenue was primarily attributable to an increase of approximately $4,421,000 of sales of ZIMHI to USWM recognized in that period (which was not yet FDA approved during most of 2021) and an increase of approximately $543,000 in recognition of deferred revenue due to the Company’s reassessment of performance obligations met under the USWM Agreement. A decrease in product recall costs of approximately $1,689,000 also contributed to the increase in revenue as $2,000,000 was recognized in 2021 upon establishing the initial product recall reserve and recorded as contra-revenue compared to approximately $310,000 of reserves recorded in 2022. These increases to revenue were offset by a decrease in SYMJEPI sales of approximately $4,109,000. No revenues relating to SYMJEPI were reported during the twelve months ended December 31, 2022, due to the manufacturing hold and the voluntary product recall announced in March 2022 which is currently ongoing. While there can be no assurances regarding the timing of the relaunch of SYMJEPI into the marketplace, the Company anticipates having SYMJEPI relaunched and commercially available in the first half of 2023.

Cost of Goods Sold. Our cost of goods sold includes direct and indirect costs to manufacture formulations and sell products, including active pharmaceutical ingredients, personnel costs, packaging, storage, shipping and handling costs, the write-off of obsolete inventory and other related expenses. Cost of goods sold was approximately $6,187,000 and $6,872,000 for the year ended December 31, 2022 and 2021, respectively. The gross loss percentage for the year ended December 31, 2022 was approximately 30% compared to approximately 211% for the year ended December 31, 2021. Cost of goods sold for the year ended December 31, 2022 compared to December 31, 2021 decreased by approximately $685,000 primarily due to a decrease in direct material costs, obsolescence and wastage of approximately $4,533,000 due to the lack of SYMJEPI production stemming from the manufacturing hold and voluntary product recall. Additionally in 2021, a loss on derecognition of inventory of approximately $300,000 was recorded due to a return of inventory to our supplier, no such loss was recorded in 2022. These decreases in cost of goods sold were offset by an increase in direct materials costs of approximately $4,266,000 related to the production of ZIMHI (which commercially launched in 2022.)

Selling, General and Administrative Expenses. Selling, general and administrative, or SG&A, expenses consist primarily of consulting and employee compensation, professional fees which include legal, accounting and audit fees, and depreciation and amortization expenses. Selling expenses also include product recall costs incurred greater than the associated revenue earned on the four impacted recall batches. SG&A expenses for the year ended December 31, 2022 and 2021 were approximately $13,248,000 and $16,144,000, respectively. The $2,896,000 decrease in SG&A expenses was primarily due to a decrease in legal expenses of approximately $2,508,000 related principally to the ongoing investigations (as discussed in Legal Proceedings in this proxy statement), a decrease of approximately $1,460,000 related to compensation expenses principally due to the elimination of the bonus accrual and lower stock-based compensation expense resulting primarily from the modification of certain equity awards in connection with accelerated vesting pursuant to a separation agreement and a decrease of approximately $409,000 related to outside services principally due to an advisor fee recognized as expense in 2021 related to the USC Agreement. These decreases in SG&A expenses were offset primarily by the following increases: approximately $693,000 in severance payments, approximately $235,000 in product recall costs, approximately $233,000 in consulting expenses, approximately $224,000 in accounting and finance expenses and approximately $174,000 in insurance costs.

Research and Development Expenses. Our research and development, or R&D, costs are expensed as incurred and include costs to conduct clinical trials, contract research costs, R&D consulting and R&D employee compensation and R&D supplies. Non-refundable advance payments for goods and services to be used in future research and development activities are recorded as an asset and are expensed when the research and development activities are performed. R&D expenses were approximately $10,380,000 and $11,262,000 for the year ended December 31, 2022 and 2021, respectively. The $882,000 decrease was primarily attributable to a decrease of approximately $1,393,000 in R&D compensation expenses principally related to the elimination of the bonus accrual and lower stock-based compensation expense due to the modification of certain equity awards, a decrease of approximately $971,000 in development spending for ZIMHI and a decrease of approximately $415,000 in development spending for SYMJEPI and other R&D projects, offset by approximately $1,898,000 increased development spending costs for Tempol, in which the related Tempol trial was discontinued in the third quarter of 2022.

Other Income/Expense. Other Income/Expenses consists primarily of interest income, interest expense, changes to the fair value of warrant liabilities, and other transactions such as Employee Retention Credit (“ERC”) and insurance proceeds. Other income/expense for the year ended December 31, 2022 and 2021 was net expense of approximately $1,138,000 and $2,530,000 respectively. The $1,392,000 decrease in other expense during the year ended 2022, compared to 2021, was primarily attributable to a decrease in expense associated with the change in fair value of warrants of approximately $7,632,000, a gain of approximately $875,000 recognized in 2022 related to ERC and an increase in other income of approximately $600,000 from insurance proceeds primarily related to legal matters. These decreases to other expense were offset by the expense related to the contingent loss associated with the Second Draw PPP Loan of approximately $1,787,000 and additional expense of approximately $962,000 due to the true-up of the variable consideration related to the sale of certain assets to Fagron, pursuant to the USC Agreement. The decrease in variable consideration was due to lower level of sales by Fagron to customers covered in the USC Agreement, in part due to certain supply and materials difficulties and increased competitive conditions. Additionally, in 2022, there was no forgiveness of debt recognized, whereas in the comparable period of 2021, a gain of approximately $5,010,000 was recorded related to the forgiveness of the PPP loan debts.

Loss from Discontinued Operations. The company recorded net loss from discontinued operations, after taxes, of approximately $279,000 and $11,228,000 related to the former US Compounding business for the year ended December 31, 2022 and 2021, respectively. The $10,949,000 decrease in net loss from discontinued operations was primarily due to approximately $8,433,000 decrease in impairment charges in 2022 as almost all of USC’s assets were significantly impaired in 2021 and a decrease of approximately $7,430,000 in SG&A and R&D expenses associated with the former USC business, as only SG&A expenses continue to be incurred by the discontinued operation as management continues the wind-down of USC. Additionally, in 2021, a gain of approximately $4,637,000 was recorded related to the initial sale of certain non-financial assets to Fagron; no such gain was recorded in 2022. The $279,000 net loss from discontinued operations in 2022, primarily related to SG&A expenses of approximately $462,000 and approximately $200,000 of additional impairment charges to write-down the remaining equipment on USC’s books to $0. These losses were offset by the derecognition of a contingent liability of approximately $360,000 as the third- party vendor accepted the Company’s offer to settle a contingent liability which the Company paid in January 2023. The main components of the loss for the year ended 2021 were asset impairments totaling approximately $8,634,000 primarily related to adjustments associated with the winding down of the business of USC and approximately $7,892,000 of SG&A and R&D operating expenses, partially offset by approximately $4,637,000 of gain from the sale of non-financial assets to Fagron. For additional information on discontinued operations, see Note 4, Discontinued Operations and Assets Held for Sale, to our consolidated financial statements included elsewhere in this proxy statement.

Liquidity and Capital Resources

We have incurred net losses of approximately $26.5 million and $45.8 million for the years ended December 31, 2022 and 2021, respectively. Since our inception, June 6, 2006, and through December 31, 2022, we have an accumulated deficit of approximately $304.6 million. Since inception and through December 31, 2022, we have financed our operations principally through debt financing and through public and private issuances of common stock and preferred stock. Since inception, we have raised a total of approximately $270.0 million in debt and equity financing transactions, consisting of approximately $28.5 million in debt financing and approximately $241.5 million in equity financing transactions.

On March 14, 2023, we entered into a securities purchase agreement with a single, healthcare-focused institutional investor for the purchase and sale of 16,500,000 shares of its common stock and pre-funded warrants to purchase up to 7,500,000 shares of common stock, together with warrants to purchase up to 48,000,000 shares of common stock. The closing of the offering occurred on March 16, 2023. Gross proceeds from the offering were approximately $3.0 million, before deducting fees and other estimated offering expenses. The offering was made pursuant to a previously filed and effective shelf registration statement on Form S-3. However, we will need additional funding in the near future to satisfy our existing and future obligations and liabilities and working capital needs, to support commercialization of our products, and for other purposes. We intend to seek to satisfy future cash needs primarily through proceeds from equity or debt financings if available, loans, a partnership or other agreement regarding our commercial products, revenues relating to sales of our SYMJEPI and ZIMHI products, sales or out-licensing of intellectual property assets or other assets, products, product candidates or technologies, a merger or sale of the Company, or other strategic transaction. However, there is no assurance that the Company will be successful in obtaining the necessary funding to sustain its operations or meet its business objectives.

As of December 31, 2022, we had cash and cash equivalents of approximately $1.1 million. Total assets were approximately $10.9 million and $38.3 million as of December 31, 2022 and December 31, 2021, respectively. Current liabilities exceeded current assets by approximately $2.1 million as December 31, 2022.

Net cash used in operating activities for the years ended December 31, 2022, and 2021, was approximately $25.9 million and $37.8 million, respectively. Net cash used in operating activities decreased approximately $12.0 million primarily due to working capital changes of approximately $9.6 million.

Net cash provided by investing activities was approximately $3.5 million and $0.3 million for the years ended December 31, 2022, and 2021, respectively. The net cash provided by investing activities increased primarily due to the increase in payment received from Fagron related to the USC Agreement.

Net cash provided by financing activities was approximately $0.3 million and $53.9 million for the years ended December 31, 2022, and 2021, respectively. Net cash provided by financing activities for the year ended December 31, 2022, was due to proceeds from the issuance of Series C Preferred Stock, as compared to proceeds from the issuance of common stock in an underwritten public offering, the exercise of investor warrants and proceeds from the Second Draw PPP Loan during the year ended December 31, 2021.

At December 31, 2022, we did not have any off balance sheet arrangements.

PPP Loans. As discussed in Note 12 to the financial statements included elsewhere herein, we applied for and obtained loan funding under the PPP pursuant to the PPP Loan and PPP Note in the principal amount of $3,191,700, the balance of which has been forgiven, and under the Second Draw PPP Loan and PPP2 Note in the principal amount of $1,765,495, the balance of which was also initially forgiven. However, as a result of the investigation by the Civil Division described elsewhere under the heading “Legal Proceedings” and in Note 12 to the consolidated financial statements included elsewhere herein, in June 2022, the company paid a total of $1,787,417 in repayment of the Second Draw PPP Loan principal and related interest and fees. Our PPP loans and applications for forgiveness of loan amounts remain subject to future review and audit by SBA or other federal or state regulatory authorities for compliance with program requirements set forth in the PPP Interim Final Rules and in the Borrower Application Form. If we were to be audited or reviewed and receive an adverse determination or finding in such audit or review, we could be required to return or repay the full amount of the applicable loan and could be subject to additional fines or penalties, which could reduce our liquidity and adversely affect our business, financial condition and results of operations.

For additional information concerning our debt and equity financing transactions, and our loan agreements, see Notes 10, 17 and 18 accompanying our consolidated financial statements included elsewhere herein.

As noted above under the heading “Going Concern and Management Plan,” through December 31, 2022, we have incurred substantial losses. We will be required to obtain additional cash resources in the near term in order to support our operations and activities. The availability of required additional funding cannot be assured. As of the date of this proxy statement, we have a limited number of authorized shares available for issuance in funding transactions involving the issuance of equity securities. In addition, an adverse outcome in legal or regulatory proceedings in which we are or in the future could be involved could adversely affect our liquidity and financial position. See Note 14, Legal Matters, of the notes to our consolidated financial statements included elsewhere herein. If we are not able to obtain additional required equity or debt funding or funding from other sources, our cash resources could be depleted and we could be required to materially reduce or suspend operations, or seek dissolution and liquidation, or bankruptcy protection. No assurance can be given as to the timing or ultimate success of obtaining future funds. Even if we are successful in obtaining required additional funding to permit us to continue operations at the levels that we desire, substantial time may pass before we realize additional significant revenues from our commercial products or obtain regulatory marketing approval for any additional pharmaceutical products and begin to realize revenues from sales of such additional products. No assurance can be given as to the timing or ultimate success of obtaining any required future funding. In addition, as a result of the COVID-19 pandemic and actions taken to slow its spread, national or global developments, inflation or other economic considerations or other factors, there can be no assurance that deterioration in credit and financial markets will not occur, which would make it more difficult, or more costly or dilutive, to obtain any necessary debt or equity financing. In addition, as disclosed elsewhere in this proxy statement, including in Part I, Item 3, “Legal Proceedings,” on May 11, 2021, both the USAO and the SEC have initiated investigations of the company relating to, among other matters, certain veterinary products sold by the company’s USC subsidiary, certain practices, agreements and arrangements relating to products sold by USC, including veterinary products, and certain regulatory and other matters relating to the company and USC. We or our USC subsidiary may be found to have violated one or more laws arising from the subject matter of the subpoenas. There can be no assurance that any resolution of these matters and investigations with the USAO or SEC will not have a material and unfavorable or adverse outcome of the company. The foregoing matters could subject the company and its officers and directors to civil or criminal proceedings, and depending on the resolution of the matters or any proceedings, could result in fines, payments, or financial remedies in amounts that may be material to our financial condition, or equitable remedies, and materially and affect the company’s business, previously reported financial results, financial results included in this proxy statement, or future financial results. The occurrence of any of these events could have a material adverse effect on the company’s business, financial condition and results of operations.

Material Cash Requirements

Based on our current and anticipated level of operations, we do not believe that our cash, cash equivalents and short-term investments, together with anticipated revenues from operations and cash inflows from other sources, and amounts that we expect to receive as a result of our sales of assets relating to our former USC business, will be sufficient to meet our anticipated operating expenses, capital expenditures and obligations for at least 12 months from the date of this proxy statement. In addition to the approximately $3.0 million of gross proceeds that we received in March 2023 from the sale of common stock, warrants and prefunded warrants, we require additional funding to sustain operations, satisfy our obligations and liabilities, fund our ongoing operations, or for other purposes. We will seek to raise additional funds or seek funding from a variety of sources including proceeds from equity or debt financings if available, loans, revenues relating to sales of our SYMJEPI and ZIMHI products, sales or out-licensing of intellectual property assets or other assets, products, product candidates or technologies. As of the date of this proxy statement, we have a limited number of authorized shares available for issuance in funding transactions involving the issuance of equity securities. Additional required capital may not be available on a timely basis, on favorable terms, or at all, and such funding, if raised, may not be sufficient to meet our obligations or enable us to continue to implement our long-term business strategy. In addition, obtaining additional funding or entering into other strategic transactions could result in significant dilution to our stockholders. If we do not receive required funding and are not able to engage in a merger, sale or other strategic transaction, we would likely be required to reduce or cease operations or seek dissolution and liquidation or bankruptcy protection. As of December 31, 2022, we had an operating lease for office space for our offices in San Diego, California, with a remaining term expiring in November 2023. Monthly rent through the remaining term of the lease is approximately $32,000 per month. We also have a lease agreement for space located in Conway, Arkansas, relating to the compounding pharmaceutical products business formerly conducted by our USC subsidiary, with a current term expiring December 31, 2023. As a result of the sale of assets pursuant to the USC Agreement and the winding down of USC’s remaining business, the company will not need the leased property. Monthly rent for the remaining term of this lease is approximately $10,800 per month. The company is exploring alternatives with respect to termination of the lease or sub-lease of the property. See Note 10 of the notes to the consolidated financial statements included elsewhere herein for additional information about our lease obligations.

We have entered into arrangements with clinical sites and clinical research organizations, or CROs, for the conduct of our clinical trials. We make payments to these clinical sites and CROs based in part on the number of eligible patients enrolled, the length of their participation in the clinical trials and activities undertaken by the clinical sites and CROs. At this time, due to the variability associated with clinical site agreements, CRO agreements and manufacturing agreements, we are unable to estimate with certainty the future costs we will incur, including in connection with the close-out of the Phase 2/3 clinical trial relating to Tempol which was substantially completed in December 2022, but such expenses may be material. In addition, we have entered into agreements and arrangements with third parties for the manufacture and supply of clinical and commercial materials and drug products, including for our SYMJEPI and ZIMHI products and our halted clinical trial for our Tempol product candidate. In some of our agreements with manufacturers, we have a production threshold commitment where we would be required to pay for maintenance fees if we do not meet certain periodic purchase order minimums. Maintenance fees for the twelve months ended December 31, 2022 and December 31, 2021 were $0 and $0, respectively. Under certain of these agreements, we may be subject to penalties in the event that we prematurely terminate these agreements. We intend to use our current financial resources to fund our obligations under these commitments. As disclosed elsewhere in this proxy statement, on March 21, 2022, we announced a voluntary recall of four lots of SYMJEPI (epinephrine) Injection 0.15 mg (0.15 mg/0.3 mL) and 0.3 mg (0.3 mg/0.3 mL) Pre-Filled Single-Dose Syringes to the consumer level, due to the potential clogging of the needle preventing the dispensing of epinephrine. USWM is handling the recall process for the company, with company oversight. SYMJEPI is manufactured and tested for us by Catalent Belgium S.A. The ultimate costs of the recall and the allocation of costs of the recall, including the costs to us resulting from the recall, are unknown as of the date of this proxy statement; however, the recall could cause the company to suffer reputational harm, depending on the resolution of matters relating to the recall could result in the company incurring additional financial costs and expenses which could be material, has adversely affected and could continue to adversely affect the supply of SYMJEPI products until manufacturing is resumed, and depending on the resolution of matters relating to the recall could have a material adverse effect on our business, financial condition, and results of operations.

Critical Accounting Estimates

The discussion and analysis of our financial condition and results of operations are based on our audited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates on an ongoing basis. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following accounting policies and estimates are most critical to aid you in understanding and evaluating our reported financial results. For further discussion of our accounting policies, see Note 3 in the accompanying notes to our consolidated financial statements appearing elsewhere in this Annual Report on Form 10-K.

Estimated Fair Value of Assets Held for Sale. As described in Note 4 - Discontinued Operations, in the notes to the consolidated financial statements appearing elsewhere in this proxy statement, the company has $6.7 million of fixed assets held for sale and a $2.8 million valuation allowance for a total net fixed assets held for sale of $3.9 million as of December 31, 2022. On a quarterly basis, management assesses whether there are any indicators that the value of the company’s fixed assets held for sale may be impaired. When assets are identified by management as held for sale, management discontinues depreciating the assets and estimates the sales price, net of expected selling costs, of such assets. If the estimated sales price, net of expected selling costs, of the fixed assets, which have been identified as held for sale is less than the carrying value of the assets, a valuation allowance is established. In the absence of an executed sales agreement with a defined sales price, management’s estimate of the net sales price is based on assumptions, including but not limited to management’s estimates of comparable properties’ price per square foot, market rents, and market capitalization rates.

Of the fixed assets held for sale, the primary asset is USC’s land and building which continues to be actively marketed at a reasonable price-- at its fair value-- which is supported by a recent third-party valuation appraisal, which took into consideration comparable property’s price per square foot, market rents and market capitalization rates. As there has not been a definitive offer received as of the date of this proxy statement, at December 31, 2022, we determined that USC’s land and building were not impaired as there is interest in the property and because the carrying value of the asset at $2.9 million is less than its appraised fair value at $3.2 million.

The remaining fixed assets held for sale are primarily comprised of Construction In Progress - Equipment (“CIP”) assets that were primarily for the expansion of USC’s operations and were to be placed into service contingent upon the completion of equipment validation and when the economy had recovered from the COVID-19 pandemic. During the year ended December 31, 2021, with the decision to wind down and cease USC’s operations, we recorded approximately $2.2 million in losses relating to the fair value of CIP included in the net loss from discontinued operations. Prefabricated cleanroom pods (“pods”) were the main components of CIP and had a carrying value of approximately $1.0 million at December 31, 2022. We received $0.2 million in 2022 and $0.8 million in 2023 for the purchase of the pods from a third-party. At December 31, 2022, the remaining assets were impaired and an impairment charge of approximately $0.2 million was recorded in the net loss from discontinued operations.

Warrant Liabilities. Warrants are accounted for in accordance with the applicable authoritative accounting guidance as either liabilities or as equity instruments depending on the specific terms of the agreements. Liability-classified instruments are recorded at fair value at each reporting period with any change in fair value recognized as a component of change in fair value of warrant liabilities in the consolidated statements of operations and comprehensive loss. The fair value measurement of the warrants issued by the company are based on significant inputs that are unobservable and thus represents a Level 3 measurement. The company’s estimated fair value of the Warrant liability is calculated using the Black Scholes Option Pricing Model. Key assumptions include the expected volatility of the company’s stock, the company’s stock price at valuation date, expected time to maturity, expected dividend yield and average risk-free interest rate. The company has not changed the manner in which it values liabilities that are measured at fair value using Level 3 inputs.

Product Recall. The company establishes reserves for product recalls on a product-specific basis when circumstances giving rise to the recall become known. The company, when establishing reserves for a product recall, considers cost estimates for any fees and incentives to customers for their effort to return the product, freight and destruction charges for returned products, warehouse and inspection fees, repackaging materials, point-of-sale materials and other costs including costs incurred by contract manufacturers. Additionally, the company estimates product returns from consumers and customers across distribution channels, utilizing third- party data and other assumptions. These factors are updated and reevaluated each period and the related reserves are adjusted when these factors indicate that the recall reserves are either insufficient to cover or exceed the estimated product recall expenses.

Significant changes in the assumptions used to develop estimates for product recall reserves could affect key financial information, including accounts receivable, inventory, accrued liabilities, net sales, gross profit, operating expenses and net income. In addition, estimating product recall reserves requires a degree of judgment in areas such as estimating consumer returns, shelf and in-stock inventory at retailers across distribution channels, fees and incentives to be earned by customers for their effort to return the products, future freight rates and consumers’ claims. The recall of certain lots of SYMJEPI from the marketplace was initiated in March 2022. As of the date of this proxy statement, the Company believes that the product recall is substantially complete as customer returns to USWM were minimal in January 2023 and USWM has requested from the FDA that the voluntary product recall be lifted, although no assurance can be made. Total product recall costs incurred from inception through December 31, 2022, were approximately $2.5 million.

Recent Accounting Pronouncements

We periodically monitor and review all current accounting pronouncements and standards from the Financial Accounting Standards Board for applicability to our operations. We do not expect the adoption of accounting pronouncements recently issued during 2022 to have a significant impact on our results of operations, financial position or cash flow.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Adamis is a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and is not required to provide the information otherwise required under this section.

DMK Quantitative and Qualitative Disclosures About Market Risk

DMK’s cash and cash equivalents as of December 31, 2022, consisted of readily available checking and money market funds. DMK’s primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates. However, because of the short-term nature of the instruments in DMK’s portfolio, a sudden change in market interest rates would not be expected to have a material impact on DMK’s financial condition and/or results of operations. DMK does not believe that its cash or cash equivalents have significant risk of default or illiquidity. While DMK believes its cash and cash equivalents do not contain excessive risk, DMK cannot provide assurances that in the future its investments will not be subject to adverse changes in market value. In addition, DMK may maintain cash and cash equivalents at one or more financial institutions that are in excess of federally insured limits.

Effects of Inflation

Inflation generally affects DMK by increasing its cost of labor and clinical trial costs. DMK does not believe that inflation and changing prices had a significant impact on its results of operations for any periods presented herein.

DMK BUSINESS

Overview

DMK Pharmaceuticals, Corp. is a privately held, clinical stage neuro-biotechnology company focused on developing novel therapies for central nervous system disorders. In addition to the lead clinical stage compound which is being developed as a treatment for opioid use disorder (“OUD”), DMK is developing new assets with novel mechanisms of action to treat other important neuro-based conditions where patients are currently underserved. DMK is developing mono, bi- and tri-functional small molecules that simultaneously modulate critical networks in the nervous system with the goal of creating treatments that are efficacious, safe, and tolerable. DMK has a library of what it believes are first-in-class compounds and a differentiated pipeline that could address several unmet medical needs by taking the novel approach to integrate with the body’s own efforts to regain balance of disrupted physiology. By designing small molecule analogs of neuropeptides, one or multiple receptors can be targeted by a single molecule to support a transition back to a balanced neurophysiological state.

DMK’s lead clinical stage product candidate, DPI-125, is being studied as a potential novel treatment for OUD. The company also plans to develop the compound for the treatment of moderate to severe pain, where it could potentially offer a product with potential competitive advantages compared to currently marketed opioids (pain killers) and hence help prevent opioid addiction. DMK’s other product candidates include DPI-221 being developed for treating bladder control problems and DPI-289 being developed for treating severe end stage Parkinson’s disease. In addition to its development candidates, DMK has a library of approximately 750 small molecules that can be screened to identify additional compounds for other neuro-based indications. However, DMK intends to focus on the programs described above and would seek to out-license product candidates targeting indications outside these areas. To date, DMK’s development programs have been largely financed by funding from government and NGO grants.

DPI-125

DPI-125 is a small molecule that is currently being developed for two potential uses. The first is for the rapid stabilization of OUD patients actively using prescription or street opioids, including deadly fentanyl and its analogues, and second as a potent, acute analgesia, with a potentially reduced risk of respiratory depression and addiction than currently marketed opioids.

Most marketed opioids are pure mu agonists, which means they bind and have their effect only through the mu receptor (Fig.1). While they do provide the desired pain relief, they also carry the risk of respiratory depression, which can lead to death, and euphoria, which can cause addiction. In contrast, DPI-125 binds with all three receptors, mu, kappa and delta (Fig. 2), which is intended to result in a more balanced approach that tries to mimic the body’s own endorphins.

DPI-125 has completed a Phase 1 dose escalation study. The pharmacokinetic data from the trial showed that the drug was well tolerated in the trial, with no serious adverse events, deaths or dropouts. The next anticipated development step will be human proof of concept studies, which will attempt to confirm what has been demonstrated in preclinical studies in terms of reduced or absent respiratory depression and impact on addition. Following these proof-of-concept studies, DMK believes that the next development step will be to proceed into Phase 2 trials for the treatment of OUD and acute pain, where the focus of the trials will not only be on efficacy, but also safety and tolerability.

Fig. 1: Schema showing a cell surface with the transmembrane mu, kappa and delta receptors. Opiates bind to just the mu receptors conferring analgesia, but there is the risk of death and addiction.

DPI-125
DPI-125
DPI-125
μ-opioid receptor
K-opioid receptor
δ-opioid receptor
Target goals:
Counteracts addiction
Counteracts respiratory depression
Pain relief

Fig. 2: DPI-125 is a ‘triple agonist’; meaning that it readily binds and interacts positively with all three opioid receptors (Mu, Kappa & Delta). This balanced approach more closely mimics the body’s natural endorphins and is intended to counteract respiratory depression while not providing the euphoria that can cause addiction.

DPI-221

DPI-221 is a small molecule currently in development as what DMK believes is a unique alternative to surgery for benign prostatic hyperplasia, or BPH, by reestablishing bladder control. BPH is a common, chronic disease caused by an enlarged prostate. DPI-221 may offer a novel approach to the treatment of BPH by acting on the central nervous system to suppress abnormal activity without interfering with normal bladder function. In preclinical studies, DPI-221 was effective at reestablishing neural control of the bladder which returns the bladder to more normal function, allowing coordinated bladder contractions and efficient voiding.

The first in-human Phase 1 oral dose escalation study showed acceptable safety and tolerability results for the drug. There were no serious adverse events, deaths or study dropouts. The pharmacokinetic, or PK, characteristics have allowed planning of the proof-of-concept study, which is anticipated to be a human urodynamic study to determine the efficacious dose that will inform dosing in the subsequent Phase 2 study. DMK believes that if successfully developed, this medication could prevent the need for BPH surgery.

DPI-289

DPI-289, also a small molecule, is currently being developed to treat patients suffering from severe Parkinson’s disease (“PD”). Many of these patients will have treated with a current leading treatment product called levodopa (“L-DOPA”). Unfortunately, after a few years of treatment, the duration of effect is markedly curtailed (reduced “on-time”) and patients can exhibit severe abnormal movements called levodopa induced dyskinesia (“LID”) which make it difficult or impossible to lead a normal life. Preclinical studies have demonstrated DPI-289’s ability to treat parkinsonian disability in rodent and non-human primate models to dramatically increase on-time without causing dyskinesia. DMK’s initial goal is to target patients late in their disease who require deep brain stimulation (DBS-brain surgery) to prevent such surgeries and also treat those patients who are not eligible for DBS. Given this target population, DMK plans to seek orphan drug status from the FDA and international regulatory agencies.

Initially, the compound will be developed as monotherapy, but DMK anticipates that future studies will examine its utility in PD patients as combination therapy with L-DOPA.

The next step for this program is to carry out IND-enabling toxicology studies to allow filing of an IND for the first in-person studies. If orphan drug status is conferred by the FDA or other international regulatory bodies, the cost and duration of the clinical development program may be significantly reduced, allowing for approval in an accelerated time frame.

Previously, the Michael J. Fox Foundation has provided approximately $1.5 million in grant funding to support much of the preclinical work for DPI-289. Moving forward, DMK plans to continue to seek non-dilutive government funding from the NIH and NGOs as well as funding from other sources.

Management

Please see the information for Dr. Versi and Jannine Versi, each of whom is a director of DMK, under the heading “Management of the Combined Company” below.

Dividend Policy

DMK has never declared or paid any cash dividends on the DMK common stock and does not anticipate paying cash dividends on the DMK common stock for the foreseeable future. Any future determination to pay cash dividends will be at the discretion of DMK’s board of directors and will depend upon its financial condition, operating results, capital requirements, any applicable contractual restrictions and such other factors as DMK’s board of directors deems relevant. Any determination to pay cash dividends after the merger will be at the discretion of DMK’s board of directors and will depend upon a number of factors, including the combined company’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the board of directors deems relevant.

Corporate Information

DMK is privately held with principal offices located at 50 Division Street, Suite 501, Somerville, New Jersey 08876. Its telephone number is (908) 470-2914.

DMK MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
DMK PHARMACEUTICALS CORPORATION

The following discussion and analysis of financial condition and results of operations should be read together with the consolidated financial statements and accompanying notes of DMK Pharmaceuticals Corporation appearing elsewhere in this proxy statement. This discussion of DMK Pharmaceuticals Corporation’s financial condition and results of operations contains certain statements that are not strictly historical and are “forward-looking” statements and involve a high degree of risk and uncertainty. Actual results may differ materially from those projected in the forward-looking statements due to other risks and uncertainties that exist in DMK’s operations, development efforts and business environment, including those set forth in the section entitled “Risk Factors – Risks Related to DMK” in this proxy statement, the other risks and uncertainties described in the section entitled “Risk Factors” in this proxy statement and the other risks and uncertainties described elsewhere in this proxy statement. All forward-looking statements included in this proxy statement are based on information available to DMK as of the date hereof and DMK assumes no obligation to update any such forward-looking statement.

General

Company Overview

DMK Pharmaceuticals Corporation (“DMK”) is a neuroscience-focused biotechnology company developing its proprietary portfolio of approximately 750 small molecule neuropeptide analogues for a variety of disorders with significant unmet medical need. DMK’s lead clinical stage product candidate is for the treatment of opioid use disorder (OUD). The same molecule may also be developed for an analgesic indication for the treatment of moderate to severe pain, as it could potentially provide a safer and less addictive alternative to currently approved opioids. DMK’s other product candidates include a molecule being developed for treating bladder problems, which has also been in human clinical trials, and a third small molecule being developed for treating severe end stage Parkinson’s disease (PD), which may be eligible for orphan drug status and could begin human trials after IND-enabling toxicology is completed. DMK is a privately held New Jersey corporation headquartered in Somerville, New Jersey.

DMK licenses its material intellectual property from Versi Group LLC, DMK’s primary shareholder, pursuant to two license agreements, one of which was acquired in connection with the Dina Merger described below. These license agreements provide DMK with an exclusive license to develop and commercialize (i) the compounds and corresponding international patents used in the treatment of pain as an analgesic and (ii) the rest of the delta opioid receptor ligand library of compounds owned by Versi Group and all data related to these compounds. It is contemplated that Versi Group will contribute the foregoing intellectual property in connection with the Transaction and the license agreements will be terminated prior to closing of the Transaction.

Merger with Dina Pharma. On November 1, 2022, DMK entered into an Agreement and Plan of Merger with Dina Pharma Inc. (“Dina”), a New Jersey corporation, pursuant to which Dina merged with and into DMK, with DMK as the surviving company (the “Dina Merger”). In exchange for the issuance of 23,949 shares of DMK common stock to Versi Group, the sole shareholder of Dina, DMK assumed all of the assets and liabilities of Dina, including two convertible promissory notes dated December 31, 2021 and October 1, 2022 issued by Dina to Ebrahim Versi, the Chief Executive Officer of DMK. As part of the Dina Merger, all of the rights and obligations under Dina’s license agreement with Versi Group for the exclusive rights to the entire delta opioid receptor ligand library of compounds owned by Versi Group was assumed by DMK.

Going Concern

The financial statements included elsewhere herein for the year ended December 31, 2022 were prepared under the assumption that DMK would continue its operations as a going concern, which contemplates the realization of assets and the satisfaction of liabilities during the normal course of business.  However, as of December 31, 2022, DMK had cash and cash equivalents of approximately $131,000, an accumulated deficit of approximately $4.0 million, and liabilities of approximately $3.6 million.  DMK has no products approved for commercial sale, has not generated any revenue from product sales to date and has incurred recurring losses from operations since its inception. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities should DMK be unable to continue as a going concern. DMK will require substantial additional capital to fund its research and development expenses related to its potential products. Based on DMK’s expected cash requirements, DMK believes that without additional fundraising, there is doubt that its existing cash and cash equivalents will be sufficient to fund its operations through one year from the financial statements issuance date.

Results of Operations

DMK’s consolidated results of operations are presented for the year ending December 31, 2022 and December 31, 2021.  The discussion below, and the revenues and expenses discussed below, are based on and relate to the continuing operations of DMK, unless otherwise noted.

Years Ended December 31, 2022 and 2021

Revenues.  No revenues resulting from the sale of products or services were reported by DMK during the twelve months ended December 31, 2022 or December 31, 2021 because DMK has not received approval for the commercial sale of its potential products. DMK’s sole source of revenue has been from research and developmental grants received from federal government and New Jersey state entities. For the years ended December 31, 2022 and 2021, DMK recognized approximately $100,000 and $169,000 in grant revenue, respectively. DMK recognizes grant revenue when qualifying costs are incurred and there is reasonable assurance that conditions of the grant have been met. Cash received from grants in advance of incurring qualifying costs is recorded as deferred revenue and recognized as revenue when qualifying costs are incurred.

On April 21, 2021, the United States National Institute of Health (“NIH”) awarded a supplemental grant in the amount of $55,000 to DMK. These funds are restricted for the NIH I-Corps program and may not be used for any other purposes without approval.

On March 9, 2022, DMK received a grant of $25,000 from the New Jersey Small Business Innovation Research and Small Business Technology Transfer Support Program. DMK recognized approximately $22,000 of the grant as grant revenue as of December 31, 2022.

On July 28, 2022, DMK entered into a Round 1 Catalyst Seed Research and Development Grant Program Agreement with the New Jersey Commission on Science, Innovation and Technology (“CSIT”). CSIT will provide DMK up to $150,000 to accelerate the development of technologies to transform new discoveries from research state into commercially viable products and services. DMK received $120,000 from CSIT on August 18, 2022 and recorded deferred grant revenue of approximately $97,000 for the year ended December 31, 2022.

Research and Development Expenses. DMK’s research and development expenses consisted of expenses incurred in performing research and development activities, including pre-clinical studies and clinical trial design as well as salaries and personnel-related costs, consulting fees, fees paid for contract research services, the costs of laboratory equipment and facilities, license fees and other external costs. Research and development expenses were approximately $336,000 for the year ended December 31, 2022 and $430,000 for the year ended December 31, 2021. The decrease in research and development expenses were primarily a result of a decrease in employment compensation of approximately $86,000 related principally to the foregoing of compensation by DMK’s chief operating officer for the fourth quarter of 2022.

General and Administrative Expenses. General and administrative expenses consist primarily of consulting and employee compensation and professional fees which include legal and accounting fees. General and administrative expenses for the year ended December 31, 2022 and 2021 were approximately $727,000 and $1.7 million, respectively. The decrease in general and administrative expenses was primarily a result of a decrease in employment compensation of approximately $205,000 related principally to the foregoing of compensation by DMK’s chief executive officer for the fourth quarter of 2022 and the issuance by DMK in 2021 of convertible notes in lieu of compensation earned in both 2021 and 2020.

Other Income/Expense. Other Income/Expenses consists primarily of interest expense. Other income/expense for the year ended December 31, 2022 and 2021 was net expense of approximately $219,000 and $111,000 respectively. The increase in other expense during the year ended December 31, 2022 compared to 2021 was primarily attributable to the interest resulting from the issuance of additional convertible notes in lieu of the payment of salary, offset partially by the repayment of a convertible note to one of DMK’s note holders. DMK’s convertible notes balance as of December 31, 2022 was approximately $3.1 million.

Convertible Notes. During the years ended December 31, 2022 and December 31, 2021, DMK issued convertible notes to related parties with an aggregate principal amount of $873,033 and $1,864,864, respectively. The notes issued in 2022 bear simple interest at a rate of 20% per annum and the notes issued in 2021 bear simple interest at a rate of 8% per annum, and the notes are convertible to capital stock of DMK that are issued in a qualified financing event at 50% of the price per share or other unit of equity securities issued in such qualified financing. All of the notes issued in 2022 were in lieu of compensation for services and notes issued in 2021 with a principal amount of $1,863,600 were issued in lieu of compensation for services and $1,264 were issued for cash.

In addition, DMK assumed in the Dina Merger the obligations for two convertible promissory notes dated December 31, 2021 and October 1, 2022 issued by Dina to Ebrahim Versi in the principal amounts of $12,279.40 and $9,317.76, respectively. These notes bear simple interest at a rate of 8% and 20% per annum, respectively and the notes are convertible to capital stock of DMK that are issued in a qualified financing event at 50% of the price per share or other unit of equity securities issued in such qualified financing.

Liquidity and Capital Resources

DMK has incurred net losses of approximately $1.2 million and $2.1 million for the years ended December 31, 2022 and 2021, respectively.  Since inception and through December 31, 2022, DMK has an accumulated deficit of approximately $4.0 million.  Since inception and through December 31, 2022, DMK has financed operations principally through the issuance of convertible notes and grant revenue. Since inception, DMK has raised a total of approximately $3.1 million in convertible note financing transactions, including the issuance of convertible notes with a principal amount of approximately $2.9 million to DMK’s Chief Executive Officer and Chief Operating Officer in lieu of payment of salary. It is anticipated that the convertible notes will be converted or cancelled in connection with the Transaction.

As of December 31, 2022, DMK had cash and cash equivalents of approximately $131,000.  Total assets were approximately $131,000 and $3,000 as of December 31, 2022 and December 31, 2021, respectively. Current liabilities exceeded current assets by approximately $365,000 as December 31, 2022.

Net cash provided by operating activities for the year ended December 31, 2022 was approximately $146,000 and net cash used in operating activities for the year ended December 31, 2021 was approximately $4,000, an increase which was primarily due to the receipt of grant revenue in 2022 which had not been spent by December 31, 2022.

Net cash used in financing activities was approximately $18,000 and $0 for the years ended December 31, 2022, and 2021, respectively. Net cash used in financing activities for the year ended December 31, 2022, was primarily due to the repayment of a convertible note.

At December 31, 2022, DMK did not have any off balance sheet arrangements.

Material Cash Requirements. Based on DMK’s current and anticipated level of operations, DMK believes that there is doubt that its cash and cash equivalents, together with anticipated revenues from operations and cash inflows from other sources will be sufficient to meet its anticipated operating expenses, capital expenditures and obligations for at least 12 months from the issuance date of DMK’s financial statements.  DMK will require additional funding to sustain operations, satisfy its obligations and liabilities, fund its ongoing operations, including additional clinical and preclinical development of its assets, or for other purposes.  Additional required capital may not be available on a timely basis, on favorable terms, or at all, and such funding, if raised, may not be sufficient to meet DMK’s obligations or enable DMK to continue to implement its long-term business strategy.  If DMK does not receive required funding and is not able to engage in a merger, sale or other strategic transaction, DMK would likely be required to reduce or cease operations or seek dissolution and liquidation or bankruptcy protection.

Critical Accounting Estimates

The discussion and analysis of DMK’s financial condition and results of operations are based on DMK’s audited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires DMK to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosure of contingent assets and liabilities. DMK evaluates its estimates on an ongoing basis. DMK bases its estimates on historical experience and on other assumptions that DMK believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

DMK believes the following accounting policies and estimates are most critical to aid you in understanding and evaluating its reported financial results. For further discussion of DMK’s accounting policies, see Note 2 in the accompanying notes to DMK’s consolidated financial statements appearing elsewhere in this proxy statement.

Convertible Debt Instruments

DMK follows ASC 480-10, Distinguishing Liabilities from Equity in its evaluation of the accounting for a hybrid instrument. A financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares shall be classified as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on any one of the following: (i) a fixed monetary amount known at inception; (ii) variations in something other than the fair value of the issuer’s equity shares; or (iii) variations inversely related to changes in the fair value of the issuer’s equity shares. Hybrid instruments meeting these criteria are not further evaluated for any embedded derivatives and are carried as a liability at fair value at each balance sheet date with remeasurements reported in change on fair value expense in the accompanying statements of operations.

Equity Based Compensation. DMK measures equity-based compensation based on the grant date fair value of the awards and recognizes the associated expense in the financial statements over the requisite service period of the award, which is generally the vesting period. DMK uses the Black-Scholes option valuation model to estimate the fair value of the stock-based compensation and incentive units. Assumptions utilized in these models include expected volatility calculated based on implied volatility from traded stocks of peer companies, dividend yield and risk-free interest rate. Additionally, forfeitures are accounted for in compensation cost as they occur.

Recent Accounting Pronouncements

DMK periodically monitors and reviews all current accounting pronouncements and standards from the Financial Accounting Standards Board for applicability to DMK operations. DMK does not expect the adoption of accounting pronouncements recently issued during 2022 to have a significant impact on DMK’s results of operations, financial position or cash flow.

MANAGEMENT OF THE COMBINED COMPANY

Executive Officers and Directors of the Combined Company Following the Merger

Following the merger, the combined company’s board of directors will be comprised of five directors, including Dr. Versi and Jannine Versi, who are currently directors of DMK, and Howard C. Birndorf, Meera J. Desai, Ph.D., and Vickie S. Reed, who are currently non-employee independent directors of Adamis.

Pursuant to the Merger Agreement, effective upon the Closing and the Effective Time of the Merger: (i) David J. Marguglio, currently the Chief Executive Officer, President and Secretary of Adamis, will resign as the chief executive officer of Adamis and will remain President and corporate Secretary immediately following the completion of the merger; (ii) Ebrahim “Eboo” Versi, M.D., Ph.D., currently the chief executive officer of DMK, will become Chief Executive Officer of Adamis and the combined company immediately following the completion of the merger; and (iii) David C. Benedicto will continue as the Chief Financial Officer of Adamis and the combined company. The following table lists the names and ages as of December 31, 2022, and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon completion of the merger.

Name	Age	Position
Ebrahim “Eboo” Versi, M.D., Ph.D.	70	Chief Executive Officer, and Director

Jannine C. A. Versi	37	Director

David J. Marguglio	52	President, Chief Operating Officer and Corporate Secretary

David C. Benedicto	62	Chief Financial Officer

Howard C. Birndorf	72	Director

Meera J. Desai, Ph.D.	44	Director

Vickie S. Reed	60	Director

Directors

Ebrahim Versi, M.D., Ph.D. Dr. Ebrahim “Eboo” Versi has over 30 combined years of experience as a physician, practicing surgeon, academic, teacher, entrepreneur, investor, and senior executive. Dr. Versi has spent more than 20 years in the pharmaceutical and medical device industry, holding positions with both large and small pharmaceutical companies. During his career in the industry, Dr. Versi has been the inventor of several patents and the recipient of several NIH grants and has helped develop drugs and devices for a variety of indications including, but not limited to, the following currently marketed products: Cymbalta®, Ditropan®, Detrol®, FemAssist®, Myrbetig®, Sanctura®, Testim®, Vesicare® and Xiaflex®. Dr. Versi founded DMK Pharmaceuticals in June 2016, serving as a member of the board of directors and became its chief executive officer in 2017. Dr. Versi founded Versi Group LLC in July 2005 and has served as its president since its inception. Versi Group LLC owns a portfolio of patents related to drug development and methods of delivery for various disease states including neuroscience, urology, and cardiology. From January 2021 to November 2022, Dr. Versi served as chairman of Dina Pharma Inc, a clinical-stage biopharmaceutical company. From April 2016 to December 2022, Dr. Versi served as chairman of Opus Therapeutics Inc., a company focused on developing drugs for urological disorders. Dr. Versi served as Consultant Chief Medical Officer from 2013 to 2014 for Taris Biomedical, Inc., a company developing a device for delivery of lidocaine to the bladder. From 2007 to 2009 Dr. Versi served as the Chief Medical Officer of Mt. Cook Pharma Inc., a company developing drugs for urology, analgesia, Parkinson’s Disease, and depression. From 2009 to 2011 Dr. Versi served as Vice President, Head of Drug Safety and Medical Affairs at Auxilium Pharmaceuticals Inc., a public biopharmaceutical company. From 2006 to 2007, Dr. Versi served as Senior Vice President of development of Plethora Solutions Holdings PLC (AIM:PLC), a urology company with development drug products and devices. From 2004 to 2005, Dr. Versi served as senior vice president of Odyssey Pharmaceuticals, a subsidiary of Pliva d.d., now a Teva company, where he was developing and marketing prescription drugs for a variety of medical conditions. From 2003 to 2004, Dr. Versi served as vice president of medical affairs of Yamanouchi Pharma America (now Astellas Pharma US, Inc.), a major Japanese pharmaceutical company with a focus on urological products. From 1999 to 2003, Dr. Versi served as Director of Urology and Women’s Health for Pharmacia (which merged with Pfizer), where he worked on raising awareness of bladder problems by changing the focus from urinary incontinence to overactive bladder (OAB). From 1997 to 1999, Dr. Versi served as consulting medical director for Eli Lilly and Company. Following medical school, Dr. Versi completed a residency and fellowship at Kings College Hospital and served as a Senior Registrar at the Royal London Hospital. He was then a Senior Lecturer and Consultant (Attending) at St. Thomas’ & Guys Hospitals before moving to the U.S. to accept an academic position as Associate Professor at Harvard Medical School which he held from 1993 to 1999. Dr. Versi received a BA, MA and DPhil (Ph.D.) in 1978 from Oxford University in the United Kingdom before obtaining his MB BChir (MD) degree from Cambridge University in 1980.

Jannine C. A. Versi. Jannine Versi has served as a director of DMK since October 2017. In 2019, Ms. Versi co-founded Elektra Health, a privately-held healthcare technology company focused on women’s health, and menopause in particular. She currently serves as the chief operating officer of Elektra Health. Prior to Elektra Health, Ms. Versi was on the founding team and served as vice president of clinical programs and partnerships at Cityblock Heath, a healthcare technology company, from 2017 to 2019. From 2014 to 2016, Ms. Versi served as Chief of Staff to the Under Secretary of Commerce for International Trade in the U.S. Department of Commerce as part of the Obama administration. Ms. Versi worked at Google from 2009 to 2012, reporting to Google’s global marketing leadership in California and in the United Kingdom. Ms. Versi graduated magna cum laude from the University of Pennsylvania in 2007 and received an M.B.A. from Harvard Business School in 2014. From 2007 to 2008, Ms. Versi was a Fulbright Scholar conducting economic research in India. In 2021, Ms. Versi was a recipient of Harvard Business School’s Blavatnik Fellowship in Life Science Entrepreneurship.

David J. Marguglio. Mr. Marguglio is the Company’s Chief Executive Officer and director. He joined the Company as Vice President, Business Development and Investor Relations, and a director in April 2009 and was appointed as President and Chief Executive Officer of the Company in May 2022. He has held positions with the Company of Senior Vice President of Corporate Development and, since March 2017, Senior Vice President and Chief Business Officer. Prior to Adamis, Mr. Marguglio held various positions with Citigroup Global Markets, Salomon Smith Barney and Merrill Lynch. Before entering the financial industry, he worked as a financial analyst and founded and ran two different startup companies, the latter of which was eventually acquired by a Fortune 100 company. He received a degree in finance and business management from the Hankamer School of Business at Baylor University.

Howard C. Birndorf. Mr. Birndorf became a director in August 2019. Since at least 2016 he has been an investor, and since 2018 he has served as a business development consultant with Vision Clinical Research, a contract research organization service provider in the in vitro diagnostic, medical device and pharmaceutical industries. Mr. Birndorf co-founded the monoclonal antibody company Hybritech in 1978, which was subsequently acquired by Eli Lilly & Co. in 1986. He has founded or co-founded a number of other companies including Gen Probe Incorporated, IDEC Pharmaceuticals (which merged with Biogen to form Biogen-Idec), and Ligand Pharmaceuticals Incorporated. Mr. Birndorf was also involved in the formation of Gensia (Sicor), and was a director of Neurocrine Biosciences from 1992 to 1997. He was the founder and co-chair of the Coalition for 21st Century Medicine and was a co-founder, Chairman and Chief Executive Officer of Nanogen, Inc. Mr. Birndorf received his B.A. in Biology from Oakland University, an M.S. in Biochemistry from Wayne State University, and received honorary Doctor of Science degrees from Oakland University and Wayne State University.

Meera J. Desai, Ph.D., NACD.DC. Dr. Desai became a director in October 2021. Dr. Desai is the founder and managing partner since August 2018 of Silicon Valley based Karana Biotech, a boutique advisory firm focused on guiding pharmaceutical and biotech clients through complex international licensing, commercialization, and other strategic transactions. She currently also serves on the Board of Directors for Nielson BioSciences, Inc., a privately-held San Diego-based biopharmaceutical company. She has over 15 years of pharmaceutical industry in drug development and commercialization of products in multiple therapeutic areas, as well as corporate development experience regarding a variety of transactions and relationships. From May 2014 to August 2018, she held positions of increasing responsibility at AcelRx Pharmaceuticals, a public specialty pharmaceutical company, including Senior Director, Corporate Development. Prior to that time, she held positions of increasing responsibility at Novartis Pharmaceuticals Corporation, an affiliate of Novartis AG, including Associate Director, Pharmaceutical Development, and has also held responsible program manager positions at Nektar Therapeutics, and ALZA Corporation, a Johnson & Johnson company. Dr. Desai holds a Bachelor of Arts degree in chemistry from Drew University, a Doctorate in Analytical Chemistry from Iowa State University, and has completed her Directorship Certification through the National Association of Corporate Directors (NACD.DC). We believe that Dr. Desai is qualified to serve on our board of directors because of her extensive experience as an employee and consultant in the pharmaceutical, medical device and healthcare industries including extensive business and corporate development experience negotiating and executing licensing transactions, managing complex alliances and supporting the fundraising, financing, and investor relations efforts for biotechnology companies.

Vickie S. Reed. Ms. Reed was appointed to serve as a member of our board of directors in May 2022. Ms. Reed is a healthcare executive with over 25 years of experience in operating and governance roles. Ms. Reed has served as Senior Vice President, Finance and Chief Accounting Officer at Mirati Therapeutics since November 2021, and as Chief Accounting Officer since January 2020, Vice President of Finance from December 2016 to January 2020, and Senior Director and Corporate Controller from October 2013 to December 2016, of Mirati Therapeutics. She is also a member of the board of directors of Evoke Pharma, a public pharmaceuticals company. Previously, she served as Senior Director, Finance and Controller at Zogenix, Inc., a public biotechnology company in San Diego and Emeryville, California, and held corporate accounting positions at Amylin Pharmaceuticals, Inc., a public biotechnology company acquired by Bristol Myers Squibb in 2012. Prior to joining Amylin, Ms. Reed held financial leadership roles at several biotechnology and telecommunications companies. Ms. Reed began her career with Price Waterhouse, now PricewaterhouseCoopers, in Denver, Colorado. She is a Certified Public Accountant (inactive) in the State of Colorado and received a B.S. in Accounting from University of Colorado, Denver.

Ms. Versi is the daughter of Dr. Versi. With that exception, there are no family relationships among any of the new persons expected to become directors or officers upon the closing of the Merger. Dr. Versi is a stockholder and option holder of DMK and will receive Merger Consideration Shares pursuant to the Merger, and DMK stock options held by Dr. Versi will be assumed by the Company pursuant to the Merger and the transactions contemplated by the Merger Agreement. Ms. Versi holds options to purchase shares of DMK common stock, which options will be assumed by the Company pursuant to the Merger and the transactions contemplated by the Merger Agreement.

Independence of Directors

The Board has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based on information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board anticipates that none of the directors of the combined company immediately after the Merger, other than Dr. Versi who will be an executive officer of the Company and Ms. Versi who has a family relationship with Dr. Versi, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of such directors is “independent” as that term is defined under the rules of Nasdaq. Our board of directors has also determined that Dr. Desai, Mr. Birndorf, and Ms. Reed satisfy the independence standards for committee members established by the applicable SEC rules and the listing standards of Nasdaq. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Committees of the Board

The Board has the following three committees: (1) Audit Committee; (2) Compensation Committee; and (3) Nominating and Governance Committee. Mr. Williams is Chair of the Audit Committee; Mr. Birndorf is Chair of the Compensation Committee; and Dr. Desai is Chair of the Nominating and Governance Committee. Copies of the charter of each committee are available on our website at www.adamispharma.com.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee is responsible to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee assists the full Board in its general oversight of our compliance with legal and regulatory requirements, and is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. Subject to the charter, the responsibilities of the Audit Committee also include reviewing and monitoring the integrity of our accounting practices, internal control systems, financial reporting processes and our financial statements and related disclosures in our filings with the SEC, monitoring the independence and performance of our independent auditor, providing an avenue of communication among the independent auditor, our management and our Board, and reviewing policies with respect to risk assessment and risk management. The Audit Committee meets with management periodically to consider the adequacy of our internal controls and our financial reporting. The Audit Committee discusses these matters with our independent registered public accounting firm and with appropriate financial personnel from the Company. Meetings are held with participation from the independent registered public accounting firm. The independent registered public accounting firm is given unrestricted access to the Audit Committee. The Audit Committee also has the ability to retain, at our expense and without further approval of the Board, special legal, accounting or other consultants or experts that it deems necessary in the performance of its duties. The Audit Committee also reviews and approves related party transactions. We anticipate that after the closing of the Merger, the members of the Audit Committee will be Howard C. Birndorf, Meera J. Desai and Vickie S. Reed, that each member of the Audit Committee is “independent” as defined by the applicable NASDAQ rules and by the Sarbanes-Oxley Act of 2002 and regulations of the SEC, and that Ms. Reed qualifies as an “audit committee financial expert” as defined in such regulations.

Compensation Committee

Principal functions of the Compensation Committee include: (i) reviewing and approving or recommending approval of compensation arrangements and levels of our chief executive officer and our other executive officers; (ii) to the extent the Board delegates such authority to the committee, administering our equity incentive plans and agreements; (iii) reviewing and making recommendations to the Board with respect to incentive compensation and equity plans; (iv) reviewing and approving or making recommendations to the Board regarding the corporate goals and objectives relevant to executive compensation and evaluating our executive officers’ performance in light of such goals and objectives; and (v) performing other duties regarding compensation for employees and consultants as the Board may from time to time delegate to the committee. Subject to provisions of any applicable employment agreements, the Compensation Committee typically reviews base salary levels and total compensation for executive officers at least annually. The committee, or the independent directors serving on the Board, makes the final decisions regarding the chief executive officer’s and the other named executive officers’ total direct compensation; to the extent that the chief executive officer or other officer is also a director, such person does not participate in Board determinations concerning his or her compensation. With respect to equity compensation, the Compensation Committee or the Board grants stock options or other equity awards. Management plays a role in the compensation-setting process. The most significant aspects of management’s role are to evaluate employee performance and recommend salary levels and compensation awards. Our Chief Executive Officer may make recommendations to the Compensation Committee and the Board concerning compensation for other executive officers. Our Chief Executive Officer is a member of the Board but does not participate in Board or committee decisions regarding any aspect of his own compensation. Pursuant to its charter, the Compensation Committee may engage the services of outside advisors, experts, and others to assist the committee. The committee may engage compensation consultants to provide information to the committee to assist in making decisions regarding compensation of our officers and directors. We anticipate that after the closing of the Merger, the members of the Compensation Committee will be Howard C. Birndorf, Meera J. Desai and Vickie S. Reed.

Nominating and Governance Committee

Subject to its charter, the general functions of the Nominating and Governance Committee are (i) to recruit, evaluate and nominate candidates to be presented for appointment or election to serve as members of the Board; (ii) to recommend nominees for Board committees; (iii) to recommend corporate governance guidelines applicable to the Company; and (iv) to oversee the evaluation and effectiveness of the Board and its committees. We anticipate that after the closing of the merger, the members of the Nominating and Governance Committee will be Howard C. Birndorf, Meera J. Desai and Vickie S. Reed.

Executive Officers

Ebrahim “Eboo” Versi, M.D., Ph.D. See biographical information above under “Directors.”

David J. Marguglio. See biographical information above under “Directors.”

David C. Benedicto. Mr. Benedicto became the Chief Financial Officer of the Company in August 2021. He has more than two decades of experience operating in finance roles at public and private companies. Since joining Adamis in late 2014, he has served as Controller and then as Chief Accounting Officer. He previously held a senior accounting manager role at Trius Therapeutics, Inc. prior to the business being acquired. He has also held controller positions and led finance functions at HERC Products, Inc. and BAE Systems Inc. Mr. Benedicto is a CPA and a CMA (Certified Management Accountant) and holds a bachelor’s degree in Accounting from the University of Saint La Salle and a Master of Business Administration from the University of Redlands.

RELATED PARTY TRANSACTIONS OF DIRECTORS
AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY

Adamis Related Party Transactions

Described below are transactions or series of similar transactions since January 1, 2021, to which Adamis or DMK was a party and in which (i) the amount involved exceeds the lesser of (a) $120,000 or (b) one percent of the average of our total assets at the end of the last two completed fiscal years of Adamis or DMK, as applicable, and in which any director or executive officer, or any security holder who is known by Adamis or DMK, respectively, to own of record or beneficially more than 5% of any class of such company’s voting securities, or any member of the immediate family of any of the foregoing persons, has a direct or indirect material interest, other than (i) compensation for services as executive officers and directors, or (ii) employment relationships or transactions involving an executive officer and related compensation solely resulting from that employment relationship or transaction, including, with respect to Adamis, the employment agreements, stock option or other equity awards, and other transactions described in Adamis’ definitive proxy statement dated July 7, 2022, relating to the Adamis 2022 annual meeting of stockholders under the heading “Executive Compensation” or not required to be reported (a “related party transaction”). The information below is in addition to the information described in the sections of this proxy statement entitled “The Merger—Interests of the Adamis Directors and Executive Officers in the Merger, and “The Merger – Merger-Related Compensation of Named Executive Officers.”

We have entered into indemnification agreements with our directors and executive officers. Each agreement provides, among other things, that we will indemnify the officer to the fullest extent permissible under Delaware law against liabilities and certain expenses (including attorneys’ fees, judgments, fines and settlement amounts reasonably incurred by the officer in any action or proceeding), that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. As described above under the heading “Executive Compensation,” we have entered into various employment-related agreements and compensatory arrangements with our executive officers and directors that, among other things, provide for compensatory and certain severance and change of control benefits.

Before the Effective Time of the Merger, the Company expects to enter into an amendment of Mr. Marguglio’s current employment agreement with Adamis to provide that effective upon the Closing and the Effective Time of the Merger, (i) Mr. Marguglio will no longer be Chief Executive Officer of Adamis and will resign as a director of Adamis, and will be President, Chief Operating Officer and corporate Secretary of Adamis, and (ii) that such changes do not constitute “good reason” as defined in the employment agreement.

In February 2020, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited institutional investors including CVI Investments, Inc. (“CVI Investments”) (the “Purchasers”) pursuant to which the Company sold to the Purchasers, in a registered direct offering and concurrent private placement, shares (the “Shares”) of Common Stock and warrants to purchase shares of Common Stock (the “Warrants”) with an exercise price of $0.70 per share. The negotiated combined purchase price for one Share and 0.75 Warrant was $0.58. CVI Investments purchased 5,800,000 Shares and 4,350,000 Warrants. The Warrants are exercisable commencing six months from the date of issuance or earlier in certain circumstances, and will expire five years after they become exercisable.

On July 5, 2022, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (the “Investor” or the “Purchaser”), pursuant to which the Company issued on July 5, 2022, in a private placement transaction, an aggregate of 3,000 shares of Series C Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred”), together with warrants to purchase up to an aggregate of 750,000 shares of common stock of the Company at an exercise price of $0.47 per share, subject to adjustment as provided in the warrants, for an aggregate subscription amount equal to $300,000. The warrant becomes exercisable commencing January 3, 2023, and has a term ending on January 5, 2028.

On March 14, 2023, the Company entered into a securities purchase agreement with Armistice Capital Master Fund Ltd. for the purchase and sale of 16,500,000 shares of its common stock and pre-funded warrants to purchase up to 7,500,000 shares of common stock, together with warrants to purchase up to 48,000,000 shares of common stock, at a combined purchase price of $0.125 per share (and $0.1249 per pre-funded warrant) and accompanying warrants, pursuant to a registered direct offering. The warrants have an exercise price of $0.138 per share, are initially exercisable beginning  six months following the date of issuance and will expire five years and six months from the date of issuance. The closing of the offering occurred on March 16, 2023. Gross proceeds from the offering were approximately $3.0 million, before transaction fees and expenses. In connection with the transaction, Armistice entered into a voting agreement pursuant to which they agreed to vote shares of Common Stock that they hold as of the Record Date in favor of proposals providing for a reverse stock split of the Company’s Common Stock and the proposed Merger transaction.

Review, Approval and Ratification of Transactions with Related Persons

The Audit Committee is responsible under its charter for reviewing and, approving or ratifying all related party transactions, defined as those transactions required to be disclosed under Item 404 of Regulation S-K. In evaluating related person transactions, the members of the Audit Committee apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as members of a committee of the Board and as individual directors, and will review and consider, among other factors, whether the terms of the transaction are no less favorable to us than those that we could obtain from unaffiliated third parties. The Audit Committee will approve a related person transaction when, in its good faith judgment, it determines that the transaction is in, or is not inconsistent with, the best interests of the Company.

DMK Related Party Transactions

Transactions in Connection with the Merger Agreement

Support Agreement

Concurrently with the execution of the Merger Agreement between DMK and Adamis, the principal stockholder of DMK (solely in its capacity as a DMK stockholder), Versi Group LLC, holding in excess of approximately 95% of the currently outstanding shares of DMK capital stock, entered into a support agreement with Adamis, DMK, and Merger Sub to vote all of the shares of DMK capital stock held by Versi Group LLC in favor of adoption of the Merger Agreement and against any alternative acquisition proposals (the “Support Agreement”).

Note Conversion Agreements

In connection with the Merger Agreement and contingent upon the closing of the Merger transaction between DMK and Adamis (the “Transaction”), it is contemplated that all of the convertible promissory notes (the “DMK Notes”) issued by DMK outstanding immediately prior to Closing (the “Effective Time”) will be converted pursuant to note conversion agreements (the “Note Conversion Agreements”) to be entered into between DMK and the holders of the DMK Notes, other than certain convertible promissory notes held by Ebrahim Versi, M.D., Ph.D. which will be terminated prior to the closing. Pursuant to the Note Conversion Agreements, the entire amount of the unpaid principal and accrued interest under the DMK Notes will be converted into shares of DMK common stock.

It is expected that, in connection with the closing of the Transaction, (i) Dr. Versi, DMK’s Chief Executive Officer, will convert seven DMK Notes with outstanding principal and interest totaling approximately $103,480 in the aggregate as of March 15, 2023, (ii) Bina Julian, DMK’s Chief Operating Officer will convert five DMK Notes with outstanding principal and interest totaling approximately $690,370 in the aggregate as of March 15, 2023, and (iii) Meera Desai, a member of the Adamis board of directors, will convert one DMK Note with outstanding principal and interest totaling approximately $37,381 as of March 15, 2023.

Intellectual Property Contribution Agreement

In connection with the Merger Agreement and contingent upon the closing of the Transaction between DMK and Adamis, it is contemplated that immediately prior to the closing of the Transaction, Versi Group will transfer and assign to DMK certain intellectual property currently licensed by Versi Group to DMK in exchange for the issuance by DMK to Versi Group of a number of shares of DMK common stock equal to approximately eight percent of the outstanding shares of DMK common stock after giving effect to the conversion of the DMK Notes. In connection with the transfer, the license agreements between DMK and Versi Group will be terminated.

Historical Transactions

DMK Merger with Dina Pharma Inc.

On November 1, 2022, DMK entered into an Agreement and Plan of Merger with Dina Pharma Inc. (“Dina”), a New Jersey Corporation, pursuant to which Dina merged with and into DMK, with DMK as the surviving company (the “Dina Merger”). In exchange for the issuance of 23,949 shares of DMK common stock to Versi Group, the sole shareholder of Dina, DMK assumed all of the assets and liabilities of Dina, including two convertible promissory notes dated December 31, 2021 and October 1, 2022 issued by Dina to Ebrahim Versi in the principal amounts of $12,279.40 and $9,317.76, respectively. As part of the Dina Merger, DMK assumed Dina’s rights and obligations under a license agreement Dina had entered into with Versi Group on February 1, 2021, which will be terminated in connection with the intellectual property contribution to occur in connection with the closing of the Transaction.

Convertible Note Issued To Founder

On January 1, 2021, DMK issued to Dr. Versi, DMK’s Chief Executive Officer, a convertible note with a principal balance of $1,264.12 and an annual interest rate of 8%. Unless converted earlier, the principal and accrued but unpaid interest of this note is due and payable on the earlier of (i) the third anniversary of the issuance and the date of the closing of a Qualified Financing (the “Maturity Date”). A “Qualified Financing” is defined in the note as the next issuance and sale of capital stock of DMK, in a single transaction or series of related transactions, to investors resulting in gross proceeds to DMK of at least five hundred thousand ($500,000.00 USD) dollars (excluding indebtedness converted in such financing). If not repaid or converted before the Maturity Date, all outstanding principal and accrued but unpaid interest will automatically be converted into that number of shares of capital stock of DMK as are issued in such Qualified Financing equal to the number of shares calculated by dividing (X) the Note Balance by (Y) an amount equal to thirty-six percent (36%) of the price per share or other unit of equity securities issued in such Qualified Financing and otherwise on the same terms of such Qualified Financing. In connection with the closing of the Transaction, it is contemplated that this note will be converted into DMK common stock pursuant to a Note Conversion Agreement to be entered into prior to the closing.

Convertible Notes Issued In Lieu of Salary –

Since January 1, 2020, in lieu of payment of a salary, DMK has issued a number of convertible promissory notes to Dr. Versi, DMK’s Chief Executive Officer, and Dr. Bina Julian, DMK’s Chief Operating Officer, as described in the following tables.

Convertible Notes Issued to Bina Julian In Lieu of Salary
Issue Date	Principal Amount	Interest Rate
January 1, 2020	$66,600.00	8.0%
January 1, 2021	$96,000.00	8.0%
July 1, 2021	$94,500.00	8.0%
December 31, 2021	$96,000.00	8.0%
October 1, 2022	$258,033.00	20.0%

Convertible Notes Issued to Ebrahim Versi In Lieu of Salary
Issue Date	Principal Amount	Interest Rate
January 1, 2020	$132,000.00	8.0%
January 1, 2021	$680,000.00	8.0%
July 1, 2021	$384,000.00	8.0%
December 31, 2021	$480,000.00	8.0%
October 1, 2022	$615,000.00	20.0%

Unless converted earlier, the principal and accrued but unpaid interest of each of these notes is due and payable one month after the date of the closing of a Qualified Financing (the “Maturity Date”). A “Qualified Financing” is defined in the Notes as the next issuance and sale of capital stock of DMK, in a single transaction or series of related transactions, to investors resulting in gross proceeds to DMK of at least five million ($5,000,000.00 USD) dollars (excluding indebtedness converted in such financing). If not repaid or converted before the Maturity Date, all outstanding principal and accrued but unpaid interest will automatically be converted into that number of shares of capital stock of DMK as are issued in such Qualified Financing equal to the number of shares calculated by dividing (X) the Note Balance by (Y) an amount equal to fifty percent (50%) of the price per share or other unit of equity securities issued in such Qualified Financing and otherwise on the same terms of such Qualified Financing. In connection with the closing of the Transaction, it is contemplated that each of the notes issued to Dr. Versi in lieu of salary will be cancelled and the entire amount of the unpaid principal and accrued interest under the notes issued to Bina Julian in lieu of salary will be converted into DMK common stock pursuant to a Note Conversion Agreement to be entered into prior to the closing.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

Introduction

The unaudited pro forma combined consolidated balance sheet assumes that the proposed merger was completed as of December 31, 2022. The unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2022 assume that the proposed merger was completed as of January 1, 2022.

The unaudited pro forma combined consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred at the dates stated above, nor is it necessarily indicative of future financial position or results of operations. The unaudited pro forma combined consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Adamis and DMK which are included in this proxy statement.

The following unaudited pro forma combined financial data is intended to show how the merger might have affected historical financial statements if the merger had been completed on January 1, 2022, for the purpose of the statement of operations and comprehensive loss and as of December 31, 2022 for the purpose of the balance sheet and was prepared based on the historical financial results reported by Adamis and DMK. The following should be read in conjunction with the Adamis’ historical financial statements and notes thereto beginning on page F-1, DMK’s historical financial statements and the notes thereto beginning on page FD-1, the sections entitled “Adamis Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 161 and “DMK Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 175 and the other information contained in this proxy statement. The following information does not give effect to the proposed reverse stock split of Adamis common stock described in Proposal 2.

Adamis intends to account for the Merger as a business combination in accordance with FASB ASC Topic 805, Business Combinations, with Adamis considered as the accounting acquirer and DMK as the accounting acquiree. Accordingly, Adamis will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the Closing Date of the Merger, with any excess purchase price over those fair values being recorded as goodwill. See the “Unaudited Pro Forma Combined Consolidated Financial Information” elsewhere in this proxy statement for additional information.

Management of Adamis has determined a preliminary estimate of the purchase price calculated as described on page 192. The net tangible assets acquired and liabilities assumed of DMK in connection with the Merger are recorded at their estimated acquisition date fair values. The acquisition method of accounting is dependent upon certain valuations and any other studies and calculations deemed necessary that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. A final determination of these estimated fair values, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible assets of DMK that exist as of the date of completion of the Merger. Any excess purchase price over those fair values will be recorded as goodwill. As explained in more detail in the accompanying notes to the unaudited pro forma combined financial statements (see the section entitled “Unaudited Pro Forma Combined Consolidated Financial Information” beginning on page 184), the preliminary acquisition-date fair value of the identifiable assets acquired and liabilities assumed reflected in the unaudited pro forma combined financial statements is subject to adjustment and may vary from the actual amounts that will be recorded upon completion of the Merger.

The unaudited pro forma combined financial statements were prepared in accordance with the regulations of the Securities and Exchange Commission. The pro forma adjustments reflecting the completion of the merger are based upon the acquisition method of accounting in accordance with Generally Accepted Accounting Principles (GAAP) and upon the assumptions set forth in the unaudited pro forma combined financial statements.

The unaudited pro forma combined statements of operations and comprehensive loss for the year ended December 31, 2022 combines the historical statements of operations of Adamis and DMK and gives pro forma effect to the Merger as if it had been completed on January 1, 2022.

The historical financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments.

Comparative Historical and Unaudited Pro Forma Per Share Data

The following table sets forth certain historical, unaudited pro forma combined and pro forma combined equivalent financial information and reflects:

●	Adamis and DMK Historical Data: the historical Adamis net loss and net loss per share of Adamis common stock and the historical DMK net loss and net loss per share of DMK common stock; and

●	Combined Company Pro Forma Data: the unaudited pro forma combined company net loss after giving effect to the merger on a purchase basis as if the merger had been completed on January 1, 2022.

The following information does not give effect to the proposed reverse stock split of Adamis common stock described in Proposal 2.

Year Ended
December 31, 2022
Adamis Historical Data
Basic and diluted net loss per common share:	$(0.18)
DMK Historical Data
Basic and diluted net loss per common share:	$(66.20)
Combined Company Pro Forma Date
Basic and diluted net loss per common share (unaudited):	$(0.17)

(1)	Amounts derived from the consolidated financial statements of Adamis beginning on page F-1 of this proxy statement and from the audited combined financial statements of DMK beginning on page DF-1 of this proxy statement.

Unaudited Pro Forma Combined Consolidated Financial Information

The following combined consolidated pro forma financial statements are presented to comply with Article 11 of Regulation S-X. The historical financial statements have been adjusted in the pro forma financial statements to give effect to events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined company.

The unaudited pro forma combined financial statements are intended to show how the Merger might have affected the historical financial statements if the Merger had been contemplated on January 1, 2022 for the purposes of the statement of operations, and as of January 1, 2023 for the purposes of the balance sheet. Based on the terms of the Merger, Adamis is deemed the acquiring company and the Company has preliminarily concluded that the transaction will be accounted for as a business combination in accordance with accounting principles generally accepted in the United States.

The pro forma financial statements do not purport to present Adamis’ financial position or the results of operations had the merger transactions actually been completed as of the dates indicated. Further, these pro forma financial statements do not reflect the effects of any potential cost savings that may be achieved as a result of the merger or any related restructuring or integration costs, are based on assumptions that Adamis believes are reasonable under the circumstances, and are intended for informational purposes only. Moreover, the statements do not project Adamis’ financial position or results of operations for any future date or period.

The unaudited pro forma combined consolidated financial statements do not include any adjustments for income taxes because the combined company is anticipated to incur taxable losses for the foreseeable future.

The unaudited pro forma combined consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred at the dates stated above, nor is it necessarily indicative of future financial position or results of operations. The pro forma combined consolidated financial information does not purport to present the Company’s financial position or the results of operations had the transaction actually been completed as of the dates indicated, and do not project the Company’s financial position or results of operations for any future date or period. The unaudited pro forma combined consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Adamis and DMK for the year ended December 31, 2022 which are included in this report.

Unaudited Pro Forma Combined Consolidated Balance Sheet

ASSETS	Adamis Pharmaceuticals Corporation	DMK Pharmaceuticals Corporation	Pro Forma Adjustments		Pro Forma Combined
CURRENT ASSETS
Cash	$1,081,364	$131,310	$—		$1,212,674
Restricted Cash	30,068	—	—		30,068
Accounts Receivable - trade, net	1,054,058	—	—		1,054,058
Receivable from Fagron	30,951	—	—		30,951
Inventories	1,238,778	—	—		1,238,778
Prepaid Expenses and Other Current Assets	1,884,015	—	—		1,884,015
Current Assets of Discontinued Operations	3,952,916	—	—		3,952,916
Total Current Assets	9,272,150	131,310	—		9,403,460

LONG TERM ASSETS
Property, Plant & Equipment, net	1,288,894	—	—		1,288,894
Right-of-Use Assets	317,622	—	—		317,622
Other Non-Current Assets	52,174	—	—		52,174
Acquired IPR&D	—	—	22,800,000	D	22,800,000
Goodwill	—	—	6,611,144	E, I	6,611,144
Total Assets	$10,930,840	$131,310	$29,411,144		$40,473,294

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES
Accounts Payable	$7,937,493	$5,560	$—		$7,943,053
Due to Related Party	—	4,621	—		4,621
Accrued Other Expenses	1,510,053	364,042	1,031,682	B, F	2,905,777
Product Recall Liability	305,806	—	—		305,806
Lease Liabilities, current portion	342,562	—	—		342,562
Deferred Revenue, current portion	27,779	122,118	—		149,897
Current Liabilities of Discontinued Operations	1,272,173	—	—		1,272,173
Total Current Liabilities	11,395,866	496,341	1,031,682		12,923,889

LONG-TERM LIABILITIES
Deferred Revenue, net of current portion	178,247	—	—		178,247
Convertible Debt - Related Party	—	3,093,224	(3,093,224)	B	—
Warrant Liabilities, at fair value	7,492	—	—		7,492

Total Liabilities	11,581,605	3,589,565	(2,061,542)		13,109,628

COMMITMENTS AND CONTINGENCIES

Convertible Preferred Stock	157,303	—	—		157,303

STOCKHOLDERS’ EQUITY
Preferred Stock – Par Value $.0001; 10,000,000 Shares; Series E Convertible Preferred Stock, par value $.0001	—	—	13	B, C	13
Common Stock – Par Value $.0001; 200,000,000 Shares Authorized;	15,051	39	1,982	B, C	17,072
Additional Paid-in Capital	303,746,217	579,455	26,144,455	B, C, E, J	330,470,127
Accumulated Deficit	(304,564,086)	(4,037,749)	5,320,986	A, F	(303,280,849)
Treasury Stock - 522,957 Shares, at cost	(5,250)	—	5,250	J	—
Total Stockholders’ (Deficit) Equity	(808,068)	(3,458,255)	31,472,686		27,206,363
Total Liabilities, Mezzanine Equity and Stockholders’ (Deficit) Equity	$10,930,840	$131,310	$29,411,144		$40,473,294

See accompanying notes.

Unaudited Pro Forma Combined Consolidated Statement of Operations

	Adamis Pharmaceuticals Corporation	DMK Pharmaceuticals Corporation	Pro Forma Adjustments		Pro Forma Combined
REVENUE, net	$4,756,078	$100,350	$—		$4,856,428
COST OF GOODS SOLD	6,187,486	—	—		6,187,486
Gross Profit	(1,431,408)	100,350	—		(1,331,058)

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	13,247,594	727,527	1,394,947	F	15,370,068
RESEARCH AND DEVELOPMENT	10,379,964	336,554	—		10,716,518
Total Operating Expenses	(23,627,558)	(1,064,081)	(1,394,947)		(26,086,586)

Loss from Operations	(25,058,966)	(963,731)	(1,394,947)		(27,417,644)

OTHER EXPENSE
Interest Income	44,126	—	—		44,126
Other (Expense) Income	—	(219,110)	219,110	G	—
PPP2 Loan Contingent loss	(1,787,417)	—	—		(1,787,417)
Loss on Fagron Variable Consideration, net	(962,619)	—	—		(962,619)
Insurance Proceeds	600,000	—	—		600,000
Gain on ERC	875,307	—	—		875,307
Change in Fair Value of Warrant liability	92,163	—	—		92,163
Total Other (Expense) Income	(1,138,440)	(219,110)	219,110		(1,138,440)

Net (Loss) from Continuing Operations before income taxes	$(26,197,406)	$(1,182,841)	$(1,175,837)		$(28,556,084)
Income Tax Expense	(2,000)	—	—		(2,000)
	$(26,199,406)	$(1,182,841)	$(1,175,837)		$(28,558,084)
DISCONTINUED OPERATIONS
Net Loss from Discontinued Operations before income Taxes	(278,867)	—	—		(278,867)
Income Taxes - Discontinued Operations	—	—	—		—
Net Loss from Discontinued Operations	(278,867)	—	—		(278,867)
Net Loss Applicable to Common Stock	$(26,478,273)	$(1,182,841)	$(1,175,837)		$(28,836,951)

Basic and Diluted (Loss) Per Share:

Continuing Operations	$(0.17)	$(66.20)	$—		$(0.17)
Discontinued Operations	$(0.00)	$0.00	$—		$(0.00)
Basic and Diluted Net Loss Per Share	$(0.18)	$(66.20)	$—		$(0.17)

Basic and Diluted Weighted Average Shares Outstanding	149,851,278	17,869	19,798,647	H	169,667,794

See accompanying notes.

Notes to the Unaudited Pro Forma Combined Consolidated Financial Statements

1.	Basis of Presentation

On February 24, 2023, Adamis Pharmaceuticals Corporation entered into an Agreement and Plan of Merger and Reorganization with DMK Pharmaceuticals Corporation and Aardvark Merger Sub, Inc., a Delaware corporation and newly formed wholly-owned subsidiary of Adamis, or Merger Sub, pursuant to which DMK will merge with and into Merger Sub, with Merger Sub surviving after the merger as a wholly-owned subsidiary of Adamis.

If the merger is consummated, each DMK stockholder, will receive, in exchange for each share of DMK common stock held or deemed to be held by such stockholder immediately before the closing of the merger (excluding in all cases DMK dissenting shares), a number of shares of Adamis common stock equal to the exchange ratio or, in some instances, shares of Series E Convertible Preferred Stock of Adamis.

The pro forma adjustments are preliminary and these estimates are based on the most recently available information and are subject to change as a result of the changes in the market price of the Adamis common stock five days preceding the closing of the proposed Merger, as well as changes in the number of outstanding shares of Adamis common stock. Accordingly, the pro forma purchase price adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following completion of the proposed Merger. Additionally, the Company hired a third-party to perform the ASC 805 fair valuation and will record the fair value of acquired in-process research and development (“IPR&D”). Accordingly, the assets and liabilities of DMK will be accounted for at fair value, with any excess consideration transferred recognized as goodwill. Alternatively, if the accounting analysis indicates that the proposed Merger is an asset acquisition, any amounts determined to be IPR&D would be recorded to the Statement of Operations. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

The unaudited pro forma combined statement of operations for the year ended December 31, 2022 combine the audited historical statements of operations of Adamis and DMK for their respective year ended December 31, 2022, and give pro forma effect to the Merger as if it had been completed on January 1, 2022.

The unaudited pro forma combined financial statements assume an exchange ratio calculated pursuant to the formulas set forth in the Merger Agreement. The exchange ratio may be adjusted upward or downward as a result of changes in the market price of the Adamis common stock prior to the completion of the proposed Merger and any changes in the number of outstanding shares of Adamis common stock and DMK common stock. The Merger Agreement provides that in all events, if the calculation of the exchange ratio as provided in the Merger Agreement would result in the holders of Adamis common stock immediately before the closing of the proposed Merger owning less than 50.1% of the aggregate of (i) the number of shares of Adamis common stock held by such stockholders immediately after the closing of the proposed Merger, plus (ii) the number of shares of Adamis common stock issuable to the DMK stockholders pursuant to the exchange ratio as calculated pursuant to the Merger Agreement (determined on an as-converted basis including shares issuable upon conversion of the Series E Preferred without regarding to beneficial ownership limitations), plus (iii) the number of shares of Adamis common stock that are issuable upon exercise of DMK stock options assumed by Adamis pursuant to the Merger Agreement (the “Adamis Percentage Threshold”), then the number of shares constituting the Merger Consideration (determined on an as-converted basis including with respect to Series E Preferred issued pursuant to the Merger) will be a number such that the stockholders of Adamis holding shares of Adamis common stock immediately before the Effective Time hold a number of shares of Adamis common stock immediately after the Effective Time equal to the Adamis Percentage Threshold.

On March 14, 2023, the Company entered into a securities purchase agreement with an investor for the purchase and sale of 16,500,000 shares of its common stock and pre-funded warrants to purchase up to 7,500,000 shares of common stock, together with warrants to purchase up to 48,000,000 shares of common stock, at a combined purchase price of $0.125 per share (and $0.1249 per pre-funded warrant) and accompanying warrants, pursuant to a registered direct offering. The warrants have an exercise price of $0.138 per share, will be initially exercisable beginning six months following the date of issuance and will expire five years and six months from the date of issuance. The closing of the offering occurred on March 16, 2023. Gross proceeds from the offering were approximately $3.0 million, with net proceeds estimated at approximately $2.7 million. The Company intends to use the net proceeds from the offering for general working capital purposes. The unaudited pro forma combined consolidated financial statements do not include any adjustments for these transactions.

2.	Purchase Price

The preliminary estimated total purchase price of the proposed Merger is as follows:

Estimated Fair Value of DMK common and preferred stock outstanding	$24,073,795
Estimated Fair Value of DMK convertible notes	2,926,205
Consideration - pre-assumption of DMK vested options	27,000,000
Estimated charges to DMK related to the proposed merger that were paid by Adamis	131,474
Estimated Fair Value of DMK options	2,279,670
Total Consideration - after assumption of DMK vested options	$29,411,144

For pro forma purposes, the fair value of the DMK common stock used in determining the purchase price for the DMK common stock outstanding was based on 38,837 shares outstanding and the fair value of the DMK convertible notes used in determining the purchase price for the DMK convertible notes was based on 1,416 of additional DMK shares from convertible notes and 3,231 of additional DMK shares estimated to be issuable to Versi Group related to IP contributions. For pro forma purposes, the fair value of the DMK options assumed were based on the Black Scholes option pricing model, taking into consideration the implied fair value per share value of the DMK common stock and DMK volatility based on DMK peer group stock price analysis.

The final purchase price will be determined based on the average closing prices of the Adamis common stock for the five trading days ending one trading day before the effective time of the proposed Merger, as well as changes in the number of outstanding shares of Adamis common stock. The final allocation of the purchase price is anticipated to be based on the fair values of assets, including identifiable intangible assets acquired, and the fair values of liabilities assumed as of the proposed Merger closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined consolidated financial statements.

The allocation of the total preliminary estimated purchase price to the acquired IPR&D and Goodwill based on estimated approximate fair values as of December 31, 2022 is as follows:

Identifiable Intangible Assets - IPR&D	$22,800,000
Implied Goodwill	6,611,144
Total Fair Value of Assets	$29,411,144

3.	Pro forma adjustments

(A) To reflect the elimination of DMK’s historical accumulated deficit.

(B) To reflect the conversion and forgiveness of DMK’s convertible notes payable and the related accrued interest to Adamis common stock in connection with the proposed Merger, wherein shares of Series E Preferred Stock will be issued to the Versi Group pursuant to the provisions of the Merger Agreement. Management is still evaluating the balance sheet classification of Series E Preferred Stock which may be subject to revision.

(C) To reflect the conversion of DMK common stock to Adamis common stock and Adamis Series E Preferred Stock in connection with the proposed Merger, and with respect to the Series E Preferred Stock, up to the beneficial ownership limitations on conversion of such shares. The actual number of shares of Series E Preferred Stock to be issued in the Merger will depend on a number of factors, including the reverse stock split ratio selected by the Adamis Board in connection with the Reverse Stock Split and the number of shares to be issued to the DMK stockholders pursuant to the proposed Merger. Management is still evaluating the balance sheet classification of Series E Preferred Stock which may be subject to revision.

(D) Represents the preliminary assessment of the fair value of DMK’s IPR&D acquired in the proposed Merger.

(E) Represents the preliminary assessment of the difference between the purchase price and the preliminary assessment of the fair value of DMK’s IPR&D acquired in the proposed Merger.

(F) To reflect estimated transaction costs which include legal, accounting, financial advisor fees and other consulting fees related to the proposed Merger.

(G) To reflect the elimination of the interest expense - related to the convertible notes – related party that was converted into common stock in connection with the proposed Merger.

(H) To reflect the elimination of DMK’s outstanding common shares and the increase in Adamis basic and diluted weighted average shares outstanding due to the issuance of common stock to DMK stockholders in connection with the proposed Merger.

(I)       To reflect the estimated fair value of DMK options assumed by Adamis and charges to DMK related to the proposed Merger which were paid by Adamis as part of the purchase consideration of the proposed Merger.

(J)       To reflect the retirement of Adamis treasury shares pursuant to the proposed Merger.

DESCRIPTION OF ADAMIS CAPITAL STOCK

The following is a summary of the rights of our common stock and preferred stock. This summary is not complete. For more detailed information, please see our restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.0001 per share; and 10,000,000 shares of preferred stock, par value $0.0001 per share.

The following description of our common stock and preferred stock, together with the additional information included in any applicable prospectus supplements or related free writing prospectuses, summarizes the material terms and provisions of these types of securities, but it is not complete. For the complete terms of our common stock and preferred stock, please refer to our restated certificate of incorporation and our amended and restated bylaws that are incorporated by reference into the Registration Statement which includes this prospectus and, with respect to preferred stock, any certificate of designation that we may file with the SEC for a series of preferred stock we may designate.

Common Stock

As of March 16, 2023, there were 166,483,265 shares of common stock outstanding. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders; provided, however, that, except as otherwise required by law, holders of our common stock, as such, shall not be entitled to vote on any amendment to our restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our restated certificate of incorporation. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone.

Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of us, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any then outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are, and all shares of common stock to be issued under this prospectus will be, fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any of our outstanding preferred stock.

Listing

Our common stock is currently listed under the symbol “ADMP” on the Nasdaq Capital Market.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is First American Stock Transfer.

Dividends

We have not declared any cash dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Preferred Stock

We are authorized to issue a total of 10,000,000 shares of preferred stock. As of March 16, 2023, there were 3,000 shares of Series C Convertible Preferred Stock (the “Series C Preferred”) issued and outstanding.

Preferred stock may be issued from time to time, in one or more series, as authorized by the board of directors, without stockholder approval. The prospectus supplement relating to the preferred shares offered thereby will include specific terms of any preferred shares offered, including, if applicable:

●	the title of the shares of preferred stock;

●	the number of shares of preferred stock offered, the liquidation preference per share and the offering price of the shares of preferred stock;

●	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the shares of preferred stock;

●	whether the shares of preferred stock are cumulative or not and, if cumulative, the date from which dividends on the shares of preferred stock shall accumulate;

●	the procedures for any auction and remarketing, if any, for the shares of preferred stock;

●	the provision for a sinking fund, if any, for the shares of preferred stock;

●	the provision for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights of the shares of preferred stock;

●	any listing of the shares of preferred stock on any securities exchange;

●	the terms and conditions, if applicable, upon which the shares of preferred stock will be convertible into shares of common stock, including the conversion price (or manner of calculation thereof);

●	discussion of federal income tax considerations applicable to the shares of preferred stock;

●	the relative ranking and preferences of the shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

●	any limitations on issuance of any series or class of shares of preferred stock ranking senior to or on a parity with such series or class of shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

●	any other specific terms, preferences, rights, limitations or restrictions of the shares of preferred stock; and

●	any voting rights of such preferred stock.

Series C Convertible Preferred Stock

The preferences and rights of the Series C Preferred are as set forth in a Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (the “Series C Certificate of Designation”) filed as Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on July 6, 2022. The following is a summary of the material terms of our Series C Preferred and is qualified in its entirety by the Series C Certificate of Designation. Please refer to the Series C Certificate of Designation for more information on the preferences, rights and limitations of Series C Preferred.

Dividends. Except for stock dividends or distributions for which adjustments are made pursuant to the Series C Certificate of Designation, the holders of Series C Preferred will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of Common Stock, when, as and if actually paid on shares of Common Stock.

Voting Rights. Except as otherwise provided in the Series C Certificate of Designation or as otherwise required by law, the Series C Preferred will have no voting rights (other than the right to vote as a class on certain matters as provided in the Series C Certificate of Designation). However, each share of Series C Preferred entitles the holder thereof (i) to vote exclusively on a proposal (the “Proposal”) submitted by the board of directors of the Company to the stockholders to adopt and approve an amendment to the Company’s restated certificate of incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of the outstanding shares of Common Stock at the ratio set forth in the Proposal that is to be effected by the filing and effectiveness of a certificate of amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Reverse Stock Split”), and any proposal to adjourn any meeting of stockholders called for the purpose of voting on the Proposal, and (ii) to 1,000,000 votes per each share of Series C Preferred with respect only to the foregoing matters. The Series C Preferred shall, except as required by law, vote together with the Common Stock and any other issued and outstanding shares of preferred stock of the Company entitled to vote, as a single class; provided, however, that such shares of Series C Preferred shall, to the extent cast, be automatically and without further action of the holders thereof voted in the same proportion as shares of Common Stock (excluding any shares of Common Stock that are not voted) and any other issued and outstanding shares of preferred stock of the Company entitled to vote (other than the Series C Preferred or shares of such preferred stock not voted) are voted on the Proposal and any proposal to adjourn any meeting of stockholders called for the purpose of voting on the Proposal.

Liquidation, Dissolution or Winding Up. The Series C Preferred has a “Stated Value” of $100 per share of Series C Preferred: (i) Upon any liquidation, dissolution or winding up of the Company (a “Liquidation”), the holders of Series C Preferred are entitled to be paid in cash an amount per share of Series C Preferred equal to 110% of the Stated Value (the “Liquidation Amount”), or (ii) in the event of a “Deemed Liquidation Event” as defined in the Series C Certificate of Designation, which generally includes certain merger transactions or a sale, lease or other disposition of all or substantially all of the assets of the Company, the holders of Series C Preferred are entitled to paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the “Available Proceeds” (as defined in the Series C Certificate of Designation), in each case before any payment may be made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series C Preferred equal to the Liquidation Amount. Upon certain of the Deemed Liquidation Events, if the Company does not effect a dissolution within 90 days after such event, then the holders of Series C Preferred may require the Company to redeem the Series C Preferred for an amount equal to the Liquidation Amount.

Conversion. Each share of Series C Preferred is convertible at the option of the holder, at any time and from time to time after the effective date of a Reverse Stock Split, into that number of shares (the “Conversion Shares”) of Common Stock (subject to the Beneficial Ownership Limitation and the Exchange Cap described below) determined by dividing the Stated Value of such share of Series C Preferred by the Conversion Price then in effect, rounded down to the nearest whole share (with cash paid in lieu of any fractional shares). The “Conversion Price” for the Series C Preferred equals 90% of the lesser of (i) the closing sale price of the Common Stock on the trading day immediately prior to the Closing Date and (ii) the average of the closing sale prices for the Common Stock on the five trading days immediately prior to the Closing Date, subject to adjustment as provided in the Series C Certificate of Designation; provided, that the Conversion Price may not fall below the par value per share of the Common Stock and may not exceed $0.60 per share. Based on the initial Conversion Price of $0.43 per share, the 3,000 Shares of Series C Preferred are initially convertible into approximately 697,674 shares of Common Stock. The Conversion Price is subject to adjustment as set forth in the Series C Certificate of Designation for stock dividends, stock splits, reverse stock splits, and similar events. Upon conversion, the shares of Series C Preferred shall resume the status of authorized but unissued shares of preferred stock of the Company.

Beneficial Ownership Limitation. The Series C Preferred cannot be converted to Common Stock if the holder and its affiliates would beneficially own more than 4.99% of the outstanding Common Stock (the “Beneficial Ownership Limitation”). However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Nasdaq Issuance Limitation. The Company will not be obligated to issue any shares of Common Stock, and the holders of Series C Preferred do not have the right to receive, upon conversion, exercise or redemption of the Series C Preferred and the warrants initially issued to the holder (the “Purchaser”) of the Series C Preferred (the “Warrants”), taken as a whole, any shares of Common Stock to the extent such issuance of shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue in the aggregate pursuant to the transactions contemplated under the Securities Purchase Agreement entered into between the Company and the Purchaser (including pursuant to the Series C Certificate of Designation and the Warrants) without breaching the Company’s obligations under the rules and regulations of the Nasdaq Capital Markets (the “Exchange Cap”). In addition, no holder of Series C Preferred shall be issued, in the aggregate pursuant to the terms of the Series C Certificate of Designation and the Warrants, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the original Stated Value of such holder’s Series C Preferred and the denominator of which is the aggregate Stated Value of all Series C Preferred issued on the Closing Date to all holders (with respect to each holder, the “Exchange Cap Allocation”). In the event that the holder sells or otherwise transfers any of the holder’s Series C Preferred, the transferee shall be allocated a pro rata portion of the holder’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. If any holder of Series C Preferred converts all of such holder’s Series C Preferred into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder will be allocated to the respective Exchange Cap Allocations of the remaining holders of Series C Preferred on a pro rata basis in proportion to the shares of Series C Preferred then held by each such holder.

Redemption. Subject to the Purchaser’s right to elect to convert all or a portion of the Series C Preferred at any time following the effective date of the Reverse Stock Split, the Company may, with the prior notice to the holders of the Series C Preferred specified in the Series C Certificate of Designation, redeem all or a portion of the Series C Preferred held by such holders at any time at 105% of the Stated Value, provided, however, that a Company redemption request shall not be effective if received by a holder of Series C Preferred before the date of the Reverse Stock Split. Each holder of Series C Preferred will have the right, with the prior notice to the Company as specified in the Series C Certificate of Designation, to require the Company to redeem all or a portion of the Series C Preferred held by such holder at any time at 110% of the Stated Value, provided, however, that a holder’s request will not be effective if received by the Company less than five days after the date of a Reverse Stock Split.

Preemptive Rights. No holders of Series C Preferred will, as holders of Series C Preferred, have any preemptive rights to purchase or subscribe for the Common Stock or any of our other securities.

Consent Rights. In addition to the voting rights of the Series C Preferred described above, as long as any shares of Series C Preferred are outstanding, the Company shall not, without the affirmative vote of the holders of at least a majority on voting power of the outstanding shares of Series C Preferred: (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred or alter or amend the Series C Certificate of Designation, (b) increase the number of authorized shares of Series C Preferred, or (c) enter into any agreement with respect to any of the foregoing.

Failure to Deliver Conversion Shares. If the Company fails to timely deliver shares of Common Stock upon conversion of shares of Series C Preferred within the time period specified in the Series C Certificate of Designation, then the holder is entitled to elect, by notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind such conversion, and the holder shall return to the Company any Conversion Shares issued to the holder pursuant to the rescinded notice and the Company shall, at its own expense, deliver (or cause its transfer agent to deliver) to the converting holder a new book-entry statement, registered in the name of the holder or its designee, evidencing the number of shares of Series C Preferred owned by the holder immediately prior to the conversion.

Compensation for Buy-In on Failure to Timely Deliver Shares. If the Company fails to timely deliver the Conversion Shares to the holder, and if after the required delivery date the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder or its brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the holder of the Conversion Shares which the holder was entitled to receive upon such conversion, then the Company is obligated to (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased, exceeds (y) the amount obtained by multiplying (1) the number of Conversion Shares that the Company was required to deliver multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reissue (if surrendered) the shares of Series C Preferred equal to the number of shares submitted for conversion (in which case such conversion shall be deemed rescinded) or deliver to the holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations.

Series E Convertible Preferred Stock

If the transactions contemplated by the Merger Agreement are completed, then pursuant to the Merger, the Company will issue shares of Series E Preferred to certain stockholders of DMK. The preferences and rights of the Series E Preferred will be as set forth in a Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock (the “Series E Certificate of Designation”), substantially in the form attached as Exhibit C to the Merger Agreement, which is attached as Annex A to this proxy statement. The following is a summary of the material terms of our Series E Preferred and is qualified in its entirety by the Series E Certificate of Designation. Please refer to the Series E Certificate of Designation for more information on the preferences, rights and limitations of Series E Preferred.

Dividends. Except for stock dividends or distributions for which adjustments are made pursuant to the Series E Certificate of Designation, the holders of Series E Preferred will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of Common Stock, when, as and if actually paid on shares of Common Stock.

Voting Rights. Except as otherwise provided in the Series E Certificate of Designation or as otherwise required by law, holders of Series E Preferred are entitled to vote with the holders of outstanding shares of Common Stock, voting together as a single class, with respect to all matters presented to the stockholders of the Company. Each such holder is entitled to a number of votes equal to the number of shares of Common Stock into which the Series E Preferred Stock held by such holder is convertible pursuant to the Series E Certificate of Designation (and after giving effect to and taking into account the Beneficial Ownership Limitation described below and set forth in the Series E Certificate of Designation) as of the record date for such vote.

Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), subject to the rights of the holders of any other outstanding series of preferred stock, the holders of Series E Preferred are entitled to receive, pari passu with the holders of Common Stock, out of the assets of the Company an amount equal to such amount per share as would have been payable had all shares of Series E Preferred been converted into Common Stock pursuant to the Series E Certificate of Designation (without giving effect to any limitation on conversion as a result of the Beneficial Ownership Limitation) immediately prior to such Liquidation.

Conversion. Each share of Series E Preferred (or fraction thereof) is convertible, at any time and from time to time at the option of the holder thereof, into the number of shares of Common Stock (subject to the Beneficial Ownership Limitation) at a conversion ratio (the “Conversion Ratio”) of 1,000 shares of Common Stock per one whole share of Series E Preferred (and giving effect proportionately to any conversion of a fraction of a share of Series E Preferred) (subject to adjustment). If the Company fails to timely deliver shares of Common Stock upon conversion of shares of Series E Preferred within the time period specified in the Series E Certificate of Designation, then the holder is entitled to elect, by notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind such conversion, and the holder shall return to the Company any Conversion Shares issued to the holder pursuant to the rescinded notice. The Conversion Rate and the number of shares of Common Stock into which a share of Series E Preferred is convertible is subject to proportionate adjustments in the event of stock dividends or distributions payable in shares of Common Stock, stock splits or reverse stock splits, or reclassifications.

Beneficial Ownership Limitation. Under the Series E Certificate of Designation, Adamis shall not effect any conversion of the Series E Preferred, a holder of Series E Preferred does not have the right to convert any portion of the Series E Preferred, to the extent that, after giving effect to a requested conversion, such holder would beneficially own in excess of the Holder Beneficial Ownership Limitation, or such Holder together with such Holder’s affiliates and any persons acting as a group together with such holder or affiliates (such persons, “Attribution Parties”) would beneficially own in excess of the Affiliates Beneficial Ownership Limitation (as defined below). For purposes of such determination, the number of shares of Common Stock beneficially owned by such holder and its affiliates includes the number of shares of Common Stock issuable upon conversion of the Series E Preferred with respect to which such determination is being made, but excludes the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series E Preferred beneficially owned by such holder or any of its affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of Adamis subject to a limitation on conversion or exercise analogous to the limitation contained in the Series E Certificate of Designation beneficially owned by such holder or any of its affiliates or Attribution Parties. Except as set forth in the preceding sentence, beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The “Holder Beneficial Ownership Limitation” is 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series E Preferred held by the applicable holder. The “Affiliates Beneficial Ownership Limitation” is 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series E Preferred held by the applicable holder and its affiliates. The Holder Beneficial Ownership Limitation together with the Affiliates Beneficial Ownership Limitation are sometimes referred to collectively as the “Beneficial Ownership Limitation.”

Nasdaq Issuance Limitation. The Company will not be obligated to issue any shares of Common Stock, and the holders of Series E Preferred do not have the right to receive, upon conversion of the Series E Preferred, any shares of Common Stock to the extent such issuance of shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue in the aggregate pursuant to the transactions contemplated under the Merger Agreement (including pursuant to the Series E Certificate of Designation) without breaching the Company’s obligations under the rules and regulations of the Nasdaq Capital Markets (the “Exchange Cap”). In addition, no holder of Series E Preferred shall be issued, in the aggregate pursuant to the terms of the Series E Certificate of Designation, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the number of shares of Series E Preferred held by the holder and the denominator of which is the aggregate number of shares of Series E Preferred originally issued to all holders in connection with the closing of the Merger (with respect to each holder, the “Exchange Cap Allocation”). In the event that the holder sells or otherwise transfers any of the holder’s Series E Preferred, the transferee shall be allocated a pro rata portion of the holder’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. If any holder of Series E Preferred converts all of such holder’s Series E Preferred into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder will be allocated to the respective Exchange Cap Allocations of the remaining holders of Series E Preferred on a pro rata basis in proportion to the shares of Series E Preferred then held by each such holder.

Preemptive Rights. No holders of Series E Preferred will, as holders of Series E Preferred, have any preemptive rights to purchase or subscribe for the Common Stock or any of our other securities.

Consent Rights. In addition to the voting rights of the Series E Preferred described above, as long as any shares of Series E Preferred are outstanding, the Company shall not, without the affirmative vote of holders of a majority of the outstanding shares of Series E Preferred, directly or indirectly, by merger, consolidation, recapitalization or otherwise, (a) alter or change adversely the powers, preferences or rights given to the Series E Preferred or alter or amend the Series E Certificate of Designation or (b) increase the number of authorized shares of Series E Preferred, or (c) enter into any agreement with respect to any of the foregoing.

Subsequent Rights Offerings; Pro Rata Distributions. If the Company grants, issues or sells any Common Stock equivalents pro rata to all the record holders of any class of shares of Common Stock (the “Purchase Rights”), then a holder of Series E Preferred will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of Common Stock acquirable upon conversion of the Series E Preferred (without regard to any limitations on conversion, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the holder’s right to participate in any such Purchase Right would result in the holder exceeding the Beneficial Ownership Limitation, then the holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the holder until such time, if ever, as its right thereto would not result in the holder exceeding the Beneficial Ownership Limitation). In addition, as long as the Series E Preferred Stock is outstanding, if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to all holders of shares of Common Stock (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the Series E Preferred, then, in each such case, the holder of Series E Preferred shall be entitled to participate in such Distribution to the same extent that the holder would have participated therein if the holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series E Preferred (without regard to any limitations on conversion including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the holder’s right to participate in any such Distribution would result in the holder exceeding the Beneficial Ownership Limitation, then the holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the holder until such time, if ever, as its right thereto would not result in the holder exceeding the Beneficial Ownership Limitation).

Merger; Sale of Assets. If at any time while the Series E Preferred Stock is outstanding: (i) the Company effects any merger or consolidation of the Company with or into another person pursuant to which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation are converted into or exchanged for shares of another corporation or entity, or are converted into or exchanged for equity securities that represent, less than a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent of such surviving or resulting party, immediately following such merger or consolidation; or (ii) the Company sells all or substantially all of its assets in a single transaction or a series of related transactions (each, a “Merger or Sale”), then each holder of the Series E Preferred Stock shall be entitled to receive such number of shares of common stock of the successor or acquiring corporation and/or such other or additional consideration as are receivable by virtue of such Merger or Sale by a holder of the number of shares of Common Stock for which the Series E Preferred Stock held by the holder is convertible immediately prior to such Merger or Sale (without regard to the Beneficial Ownership Limitation).

Possible Anti-Takeover Effects of Delaware Law and our Charter Documents

Provisions of the Delaware General Corporation Law, or DGCL, our restated certificate of incorporation, and our amended and restated bylaws, could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

●	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or Special Meeting of stockholders and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the direct or indirect benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or directly or indirectly controlling or controlled by such entity or person, who presently holds the power to direct management or is in a director or officer of the corporation.

These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of our company, and accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Restated Certificate of Incorporation and Bylaw Provisions

Our restated certificate of incorporation, as amended, and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the restated certificate of incorporation and bylaws, as applicable, among other things:

●	permit the Board to issue up to 10,000,000 shares of preferred stock, without further action by the stockholders, with any rights, preferences and privileges as they may designate;

●	provide that all vacancies on the Board, including newly created directorships, may, except as otherwise required by law, or as determined otherwise by resolution of the Board, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●	do not provide for cumulative voting rights with respect to election of directors;

●	provide that no action shall be taken by the stockholders, except at an annual or special meeting of stockholders, and no action shall be taken by the stockholders by written consent or by electronic transmission;

●	set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the Board, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders. Although the bylaws do not give the Board the power to approve or disapprove of stockholder nominations of candidates or proposals regarding other proper business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company; and

●	provide the Board with the ability to alter its bylaws without stockholder approval.

Such provisions may make it more difficult for holders of our common stock to replace our board of directors and may have the effect of discouraging a third-party from making tender offers for our shares or acquiring us, even if doing so would be beneficial to our stockholders. These provisions also may have the effect of preventing changes in our management.

Choice of Forum. Our bylaws provide that unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws of the Company, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants (including without limitation as a result of the consent of such indispensable parties to the personal jurisdiction of such court). The bylaws further provide that if any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence; and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. The bylaws provide that the above provisions do not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our bylaws do not relieve us of our duties to comply with federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations. The bylaws also provide that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and that any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions described above.

Under the Securities Act, federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act. There is uncertainty as to whether a court (other than state courts in the State of Delaware, where the Supreme Court of the State of Delaware decided in March 2020 that exclusive forum provisions for causes of action arising under the Securities Act are facially valid under Delaware law) would enforce forum selection provisions and whether investors can waive compliance with the federal securities laws and the rules and regulations thereunder. The forum selection provisions in the bylaws may have the effect of discouraging lawsuits against us and/or our directors, officers and employees as it may limit any stockholder’s ability to bring a claim in a judicial forum that such stockholder finds favorable for disputes with us or our directors, officers or employees. In addition, stockholders who do bring a claim in the Court of Chancery in the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. The enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a future court could find the choice of forum provisions contained in our bylaws to be inapplicable or unenforceable in such action. If a court were to find the choice of forum provision contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

PRINCIPAL STOCKHOLDERS OF ADAMIS

The following table sets forth information, as of March 16, 2023 (the “Table Date”), regarding beneficial ownership of all classes of our voting securities, to the extent known to us, by (i) each person who is a director of Adamis; (ii) each of the Adamis named executive officers as identified in the table under “The Merger—Merger-Related Compensation of Named Executive Officers—Quantification of Potential Payments and Benefits to Adamis’ Named Executive Officers”; (iii) all of the current directors and executive officers as a group; and (iv) each person who is known by us to be the beneficial owner of 5% or more of any class of our voting securities. Except as otherwise noted, each person has sole voting and investment power as to his or her shares. As of the Table Date, the applicable share numbers and percentages are based on 166,483,265 shares of Common Stock issued and outstanding as of the Table Date. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we also included and deemed outstanding shares of Common Stock that are issuable upon conversion of the Series C Preferred, upon exercise of outstanding options and warrants, or upon vesting of restricted stock units, held by that person that are currently convertible, exercisable or issuable within 60 days after the Table Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned (1) Title or Class of Securities:
	Common Stock			Series C Preferred Stock
	Shares		Percent	Shares	Percent
Directors:
David J. Marguglio	835,540	(2)	*
Richard C. Williams	299,918	(3)	*
Howard C. Birndorf	58,824	(4)	*
Meera J. Desai, Ph.D., NACD.DC	—		*
Vickie S. Reed	—		*
Other Named Executive Officers (5)
David C. Benedicto	244,019	(6)	*
Other Beneficial Ownership
All current Adamis directors and executive officers as a group (six persons)	1,438,301	(7)	0.9%
5% or greater stockholders			*
Lincoln Park Capital Fund, LLC	1,850,000	(8)	1.1	3,000(8)	100.0%
Armistice Capital Master Fund Ltd.	16,646,000	(9)	9.9%

*	Less than 1%.

(1)	Based solely upon information made available to Adamis and the Company’s knowledge. Beneficial ownership is determined in accordance with rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named in this table have sole voting and sole investing power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to an option or similar right that is currently exercisable or exercisable within 60 days of the date of the table are deemed to be outstanding and to be beneficially owned by the person holding such option or right for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Adamis Pharmaceuticals Corporation, 11682 El Camino Real, Suite 300, San Diego, California 92130.

(2)	Includes 233,906 shares of Common Stock owned of record, 5,884 shares of Common Stock held of record by a family member and beneficially owned by Mr. Marguglio; 595,750 shares of Common Stock underlying options which were exercisable as of the Table Date, with exercise prices underwater and not in-the-money as of the Table Date. Excludes 200,000 RSUs which vest after such period.

(3)	Includes 89,918 shares of Common Stock owned of record and 210,000 shares of Common Stock underlying options which were exercisable as of the Table Date, with exercise prices underwater and not in-the-money as of the Table Date. Excludes 150,000 RSUs which vest after such period.

(4)	Includes 58,824 shares that are issuable upon the exercise of a warrant that is exercisable as of and within 60 days after the Table Date.

(5)	Does not include Dennis J. Carlo or Ronald B. Moss, M.D., who were not executive officers of the Company as of December 31, 2022. To the knowledge of the Company, Dr. Moss beneficially owns less than one percent of the outstanding Common Stock, and Dr. Carlo beneficially owns 686,576 shares of Common Stock, 5,883 shares of Common Stock held by a family member, and 1,453,904 shares of Common Stock underlying options which were exercisable as of the Table Date, with exercise prices underwater and not in-the-money as of the Table Date.

(6)	Includes 39,875 shares of Common Stock beneficially owned, and 204,144 shares of Common Stock underlying options that are exercisable as of the Table Date, with exercise prices underwater and not in-the-money as of the Table Date.

(7)	Includes 369,583 shares of Common Stock beneficially owned, 1,009,894 shares of Common Stock underlying options were exercisable as of the Table Date, with exercise prices underwater and not in-the-money as of the Table Date, and 58,824 shares that are issuable upon the exercise of a warrant that is exercisable as of the Table Date. Excludes 350,000 shares issuable upon the vesting of RSUs more than 60 dates after the Table Date.

(8)	Based on information known to the Company. The Series C Preferred is not entitled to vote on the matters submitted to the stockholders at the Special Meeting, except with respect to the reverse stock split Proposal 2 and Proposal 4. Lincoln Park Capital, LLC (“LPC”) is the Managing Member of Lincoln Park Capital Fund LLC (“Lincoln Park”). Rockledge Capital Corporation (“RCC”) and Alex Noah Investors, LLC (“Alex Noah”) are the managing Members of LPC. Josh Scheinfeld is the president and sole shareholder of RCC as well as a principal of LPC. Mr. Cope is the president and sole shareholder of Alex Noah, as well as a principal of LPC. As a result of the foregoing, Mr. Scheinfeld and Mr. Cope have shared voting and shared investment power over shares of Common Stock of the Company held directly by Lincoln Park. The address of Lincoln Park Capital Fund LLC (“Lincoln Park”) is 440 N. Wells Street, Suite 410, Chicago, Illinois 60654. The Series C Preferred is subject to a 4.99% (or, upon prior notice by the holder, 9.99%) beneficial ownership limitation that prohibits the fund from converting any portion of the Series C Preferred if, following such conversion, the holder’s ownership of our Common Stock would exceed that ownership percentage. Includes 1,100,000 shares of Common Stock issuable upon exercise of warrants held by Lincoln Park. Also includes 750,000 shares of Common Stock underlying other warrants held by Lincoln Park exercisable as of the Table Date. Such warrants include a beneficial ownership limitation which prohibits the issuance of any shares of Common Stock upon exercise of such warrants if such issuance would cause Lincoln Park’s beneficial ownership of our common stock to exceed 4.99% (or, upon prior notice by the holder, 9.99%) of the outstanding Common Stock. Excludes 697,674 shares of Common Stock issuable upon conversion of the outstanding shares of Series C Preferred because the Series C Preferred is not convertible until such time as the Company effects a Reverse Stock Split which becomes effective.

(9)	Based upon information known to the Company. Includes 16,500,000 shares of Common Stock, and prefunded warrants (the “Prefunded Warrants”) to purchase 146,000 shares of Common Stock which are exercisable as of the Table Date. Excludes 7,354,000 shares of Common Stock issuable upon the exercise of Prefunded Warrants. Excludes other warrants (the “Armistice Warrants”) to purchase 48,000,000 shares of Common Stock held by the Master Fund that are not exercisable within 60 days of the Table Date. Under the terms of the Armistice Warrants and the Pre-Funded Warrants, a holder may not exercise the Armistice Warrants and the Prefunded Warrants to the extent such exercise would cause such holder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% (which percentage may be increased to up to 9.99% by a holder upon 61 days prior notice) and 9.99%, respectively, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon the exercise of such Armistice Warrants and the Pre-Funded Warrants which have not been exercised. Such securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The business address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Ave, 7th Floor, New York, NY 10022.

PRINCIPAL STOCKHOLDERS OF DMK

The following table sets forth certain information regarding the beneficial ownership known to DMK of DMK’s common stock as of March 16, 2023 by: (i) each director of DMK; (ii) each of DMK’s named executive officers; (iii) all executive officers and directors of DMK as a group; and (iv) all those known by DMK to be beneficial owners of more than five percent of its common stock. Unless indicated otherwise below, the address of each officer or director listed below is c/o DMK Pharmaceuticals Corporation, 50 Division Street, Suite 501, Somerville, New Jersey 08876.

	Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Directors, Named Executive Officers and 5% Shareholders
Versi Group, LLC (2)	37,949	97.7
Ebrahim Versi, M.D., Ph.D. (3)	39,949	97.8
Bina Julian, Ph.D. (4)	2,000	4.9
Jannine C. A. Versi (5)	28,984	73.7
All executive officers and directors as a group (3 persons) (5)	42,449	97.9

(1)	This table is based upon information supplied to DMK by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, DMK believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 38,837 shares outstanding as of the date of the table. Shares of common stock subject to an option or similar right that is currently exercisable or exercisable within 60 days of the date of the table are deemed to be outstanding and to be beneficially owned by the person holding such option or right for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the address of each of the persons in this table is as follows: DMK Pharmaceuticals Corporation, 50 Division Street, Suite 501, Somerville, New Jersey 08876.

The table does not reflect or give effect to the conversion of certain outstanding convertible promissory notes of DMK, which are not convertible into shares of DMK common stock as of the date of the table or within 60 days thereafter. Before the closing of the transactions contemplated by the Merger Agreement, DMK expects to enter into agreements with the holders of such notes providing for the conversion of such notes into shares of DMK common stock immediately before the Effective Time of the Merger and the closing of the transactions contemplated by the Merger Agreement.

(2)	Dr. Versi is the manager and a member of Versi Group, LLC, and who may be deemed to beneficially own the shares held by the named shareholder. The shares listed exclude stock options to purchase 2,000 shares held by Dr. Versi that are exercisable as of the date of the table.

(3)	Includes (i) 37,949 shares of DMK common stock held by Versi Group, LLC, of which Dr. Versi is the manager and a member and who may be deemed to be the beneficial owner, and (ii) options to purchase 2,000 shares of DMK common stock held by Dr. Versi that are exercisable as of the date of the table.

(4)	Includes options to purchase 2,000 shares of DMK common stock that are exercisable as of the table.

(5)	Includes (i) options to purchase 500 shares of DMK common stock that are exercisable as of the date of the table and (ii) 28,484 shares of DMK common stock held by Versi Group, LLC because Jannine Versi is the trustee of a member of Versi Group, LLC who holds 75% of the outstanding membership interests of Versi Group, LLC. Jannine Versi disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.

(6)	Includes (i) 37,949 shares of DMK common stock held by Versi Group, LLC, of which Dr. Versi may be deemed to be the beneficial owner, (ii) options to purchase 2,000 shares of DMK common stock held by Dr. Versi that are exercisable as of the date of the table, and (iii) options to purchase 2,000 shares of DMK common stock held by Bina Julian that are exercisable as of the date of the table, and (iv) options to purchase 500 shares of DMK common stock held by Jannine Versi that are exercisable as of the date of the table.

PRINCIPAL STOCKHOLDERS OF THE COMBINED COMPANY

The following table and the related notes present certain information with respect to the estimated beneficial ownership of our Common Stock following consummation of the Merger, by (1) each person expected to be a director or executive officer of the combined company, (2) each person or group who is known to the management of Adamis to be or become the beneficial owner of more than 5% of the common stock of the combined company immediately following the consummation of the Merger, and (3) all persons expected to be directors and executive officers of the combined company as a group immediately following the consummation of the Merger. Unless otherwise indicated in the footnotes to this table, Adamis believes that each of the persons named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The applicable share numbers and percentages are based on 166,483,265 shares of Adamis common stock outstanding as of March 16, 2023 (the “Table Date”) and the estimated number of shares of Adamis common stock to be issued to the former DMK stockholders pursuant to the Merger Agreement, assuming that the number of Adamis shares constituting the Merger Consideration will be a number of shares equal to the Adamis Percentage Threshold, and excluding shares of Common Stock issuable upon conversion of the shares of Series E Preferred to be issued in the Merger, which shares of Series E Preferred are subject to beneficial ownership limitations on voting and conversion. The number of shares constituting the Merger Consideration is subject to potential adjustment including as a result of changes in the market price of the Adamis common stock between the Table Date and the closing of the Merger. As a result, the number of shares constituting the Merger Consideration could be less than the numbers reflected in the table below, and the former DMK stockholders identified in the table below could own a different number and percentage of the outstanding shares of common stock of the Company immediately after the Effective Time of the Merger than the estimated numbers and percentages reflected in the table below.

In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we also included and deemed outstanding shares of Common Stock that are issuable upon exercise of outstanding options and warrants, or upon vesting of restricted stock units, held by that person that are currently convertible, exercisable or issuable within 60 days after the Table Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Share information in the table does not give effect to the proposed Reverse Stock Split that is the subject of Proposal 2 discussed elsewhere in this proxy statement, if the Reverse Stock split is approved and implemented before the Effective Time of the Merger, then the number of shares of Common Stock reflected in the table below would be proportionately reduced by the reverse stock split ratio that the Adamis Board approves and selects.

	Shares Beneficially Owned (1) Title or Class of Securities:
	Common Stock			Series C Preferred Stock		Series E Preferred Stock
Directors:	Shares		Percent	Shares	Percent	Shares	Percent
Ebrahim Versi, M.D., Ph.D.	19,336,384	(2)	9.9%			(13)	100.0%
Jannine Versi	10,622,403	(3)	5.7%
Howard C. Birndorf	58,824	(4)	*
Meera J. Desai, Ph.D., NACD.DC	206,892	(5)	*
Vickie S. Reed	—		*
Other Named Executive Officers (6)
David J. Marguglio	835,540	(7)	*
David C. Benedicto	244,019	(8)	*
Other Beneficial Ownership
All Adamis directors and executive officers as a group (seven persons)	22,405,658	(9)	11.4%

	Shares Beneficially Owned (1) Title or Class of Securities:
	Common Stock			Series C Preferred Stock		Series E Preferred Stock
	Shares		Percent	Shares	Percent	Shares	Percent
5% or greater stockholders
Versi Group, LLC	11,864,538	(2)(10)	6.1%			(13)	100.0%
Lincoln Park Capital Fund, LLC(11)	750,000		*	3,000	100.0%
Armistice Capital Master Fund Ltd.	18,885,0000	(12)	9.9%

*	Less than 1%.

**	To be determined at the Closing of the Merger.

(1)	Based solely upon information made available to Adamis and the Company’s knowledge. Beneficial ownership is determined in accordance with rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named in this table have sole voting and sole investing power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to an option or similar right that is currently exercisable or exercisable within 60 days of the date of the table are deemed to be outstanding and to be beneficially owned by the person holding such option or right for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Adamis Pharmaceuticals Corporation, 11682 El Camino Real, Suite 300, San Diego, California 92130. The estimated share numbers and percentages in the table give effect to the anticipated conversion of certain outstanding convertible promissory notes of DMK which are expected to convert into shares of DMK common stock immediately before the Merger and the closing of the transactions contemplated by the Merger Agreement.

(2)	Includes an estimated 575,849 shares of Adamis common stock expected to be issued to Dr. Versi from the conversion of convertible notes, an estimated 11,864,538 shares of Adamis common stock expected to be issued to Versi Group, LLC, of which Dr. Versi is the manager and a member and who may be deemed to be the beneficial owner, pursuant to the Merger and the Merger Agreement, and an estimated 6,895,997 shares of Common Stock issuable upon the exercise of options held by Dr. Versi, as the result of the assumption by Adamis of outstanding DMK stock options pursuant to the Merger and the Merger Agreement. Excludes shares of Series E Preferred to be issued to Versi Group, LLC, convertible into approximately 130,124,531 shares of Adamis common stock, subject to 9.99% beneficial ownership limitations on conversion and voting of shares of Series E Preferred. Pursuant to the Merger Agreement and the Series E Preferred Certificate of Designation, if the aggregate number of shares of Adamis common stock that would be issuable to a particular DMK stockholder pursuant to the Merger Agreement and the Merger would result in such stockholder beneficially owning shares of Adamis common stock in excess (or having voting power in excess) of 9.99% of the outstanding shares of Adamis common stock as of immediately before the Effective Time of the Merger (the “Adamis Common Stock Consideration Cap”), then in lieu of the issuance to such stockholder of shares of Adamis common stock in excess of the Adamis Common Stock Consideration Cap (such number of shares of Adamis common stock in excess of the Adamis Common Stock Consideration Cap referred to as the “Excess Cap Shares”), such stockholder will instead receive a number of shares of Series E Preferred (the “Merger Consideration Preferred Shares”), which Merger Consideration Preferred Shares will be convertible, subject to the beneficial ownership limitations and other provisions set forth in the Series E Certificate of Designation, into a number of shares of Adamis common stock equal to the Excess Cap Shares. Shares of Series E Preferred generally are entitled to vote with the holders of outstanding shares of Common Stock as a single class, with each holder entitled to a number of votes equal to the number of shares of Common Stock into which the Series E Preferred Stock held by such holder is convertible pursuant to the Series E Certificate of Designation, subject to, limited by, and after giving effect to and taking into account the Beneficial Ownership Limitation as defined in the Series Certificate of Designation. Pursuant to the Series E Certificate of Designation, the Series E Preferred is subject to a 9.99% beneficial ownership limitation that prohibits a holder from converting any portion of the Series E Preferred if, following such conversion, the holder’s beneficial ownership of our Common Stock would exceed that ownership percentage. The address of the shareholder is c/o DMK Pharmaceuticals Corporation, 50 Division Street, Suite 501, Somerville, New Jersey 08876.

(3)	Includes options, consisting of former DMK stock options assumed by Adamis pursuant to the Merger and the Merger Agreement, to purchase an estimated 1,723,999 shares of Adamis common stock that are exercisable within 60 days of the date of the table. Includes an estimated 8,898,404 shares of Adamis common stock expected to be issued to Versi Group, LLC, of which Jannine Versi is the trustee of a member of Versi Group, LLC who holds 75% of the outstanding membership interests of Versi Group, LLC. Excludes shares of Series E Preferred to be issued to Versi Group, LLC, convertible into an estimated approximately 97,593,398 shares of Adamis common stock, subject to 9.99% beneficial ownership limitations on conversion and voting of shares of Series E Preferred, representing the interest of the member of Versi Group, LLC of which Ms. Versi is the trustee in the shares estimated to be issued to Versi Group, LLC. Jannine Versi disclaims beneficial ownership of the shares of Adamis held by Versi Group, LLC except to the extent of her pecuniary interest therein. The address of the shareholder is c/o DMK Pharmaceuticals Corporation, 50 Division Street, Suite 501, Somerville, New Jersey 08876.

(4)	Includes 58,824 shares that are issuable upon the exercise of a warrant that is exercisable as of the Table Date.

(5)	Includes estimated shares of Common Stock to be issued to Dr. Desai from the conversion of a DMK convertible note.

(6)	Does not include Dennis J. Carlo or Ronald B. Moss, M.D., who were executive officers of Adamis during a portion of the 2022 year but were not executive officers of the Company as of December 31, 2022. To the knowledge of the Company, Dr. Moss beneficially owns less than one percent of the outstanding Common Stock, and Dr. Carlo beneficially owns 686,576 shares of Common Stock, 5,883 shares of Common Stock held by a family member, and 1,453,904 shares of Common Stock underlying options which were exercisable as of the Table Date and which are not in-the-money and are underwater.

(7)	Includes 233,906 shares of Common Stock owned of record, 5,884 shares of Common Stock held of record by a family member and beneficially owned by Mr. Marguglio; 595,750 shares of Common Stock underlying options which were exercisable as of the Table Date. Excludes 200,000 RSUs which vest after such period.

(8)	Includes 39,875 shares of Common Stock beneficially owned, and 204,144 shares of Common Stock underlying options that are exercisable as of the Table Date.

(9)	Includes 12,926,944 shares of Common Stock beneficially owned, 8,619,996 shares of Common Stock underlying options that are exercisable as of the Table Date, and 58,824 shares issuable upon the exercise of warrant that is exercisable as of Table Date. Excludes 200,000 shares issuable upon the vesting of RSUs more than 60 days after the Table Date.

(10)	Dr. Versi is the manager and a member of Versi Group LLC, and may be deemed to be the beneficial owner of the shares held by the named shareholder. Jannine Versi is the trustee of a member of Versi Group, LLC who holds 75% of the outstanding membership interests of Versi Group, LLC. With respect to Dr. Versi, includes stock options to purchase an estimated 6,895,997 shares of Adamis common stock that are exercisable within 60 days of the date of the table, assuming the closing of the Merger within that period; and with respect to Ms. Versi, included stock options to purchase an estimated 1,723,999 shares of Adamis common stock that are exercisable within 60 days of the date of the table, assuming the closing of the Merger within that period. Excludes shares of Series E Preferred to be issued to Versi Group, LLC, convertible into an estimated approximately 130,124,531 shares of Adamis common stock, subject to 9.99% beneficial ownership limitations on conversion and voting of shares of Series E Preferred. Pursuant to the Merger Agreement and the Series E Preferred Certificate of Designation, if the aggregate number of shares of Adamis common stock that would be issuable to a particular DMK stockholder pursuant to the Merger Agreement and the Merger would result in such stockholder beneficially owning shares of Adamis common stock in excess (or having voting power in excess) of 9.99% of the outstanding shares of Adamis common stock as of immediately before the Effective Time of the Merger (the “Adamis Common Stock Consideration Cap”), then in lieu of the issuance to such stockholder of shares of Adamis common stock in excess of the Adamis Common Stock Consideration Cap (such number of shares of Adamis common stock in excess of the Adamis Common Stock Consideration Cap referred to as the “Excess Cap Shares”), such stockholder will instead receive a number of shares of Series E Preferred (the “Merger Consideration Preferred Shares”), which Merger Consideration Preferred Shares will be convertible, subject to the beneficial ownership limitations and other provisions set forth in the Series E Certificate of Designation, into a number of shares of Adamis common stock equal to the Excess Cap Shares. Shares of Series E Preferred generally are entitled to vote with the holders of outstanding shares of Common Stock as a single class, with each holder entitled to a number of votes equal to the number of shares of Common Stock into which the Series E Preferred Stock held by such holder is convertible pursuant to the Series E Certificate of Designation, subject to, limited by, and after giving effect to and taking into account the Beneficial Ownership Limitation as defined in the Series Certificate of Designation. Pursuant to the Series E Certificate of Designation, the Series E Preferred is subject to a 9.99% beneficial ownership limitation that prohibits a holder from converting any portion of the Series E Preferred if, following such conversion, the holder’s beneficial ownership of our Common Stock would exceed that ownership percentage. Jannine Versi disclaims beneficial ownership of the shares of Adamis held by Versi Group, LLC except to the extent of her pecuniary interest therein. The address of the shareholder is c/o DMK Pharmaceuticals Corporation, 50 Division Street, Suite 501, Somerville, New Jersey 08876.

(11)	Based on information known to the Company. The Series C Preferred is not entitled to vote on the matters submitted to the stockholders at the Special Meeting, except with respect to the reverse stock split Proposal 2 and Proposal 4. Lincoln Park Capital, LLC (“LPC”) is the Managing Member of Lincoln Park Capital Fund LLC (“Lincoln Park”). Rockledge Capital Corporation (“RCC”) and Alex Noah Investors, LLC (“Alex Noah”) are the managing Members of LPC. Josh Scheinfeld is the president and sole shareholder of RCC as well as a principal of LPC. Mr. Cope is the president and sole shareholder of Alex Noah, as well as a principal of LPC. As a result of the foregoing, Mr. Scheinfeld and Mr. Cope have shared voting and shared investment power over shares of Common Stock of the Company held directly by Lincoln Park. The address of Lincoln Park Capital Fund LLC (“Lincoln Park”) is 440 N. Wells Street, Suite 410, Chicago, Illinois 60654. The Series C Preferred is subject to a 4.99% (or, upon prior notice by the holder, 9.99%) beneficial ownership limitation that prohibits the fund from converting any portion of the Series C Preferred if, following such conversion, the holder’s ownership of our Common Stock would exceed that ownership percentage. As of the Record Date, Lincoln Park beneficially owned 1,100,000 shares of Common Stock issuable upon exercise of warrants held by Lincoln Park, other than the Warrants. Includes 750,000 shares of Common Stock underlying warrants issued to Lincoln Park (the “Warrants”) that are exercisable within 60 days of the Table Date. Excludes 697,674 shares of Common Stock issuable upon conversion of the outstanding shares of Series C Preferred because the Series C Preferred is not convertible until such time as the Company effects a Reverse Stock Split which becomes effective. Such warrants also include a beneficial ownership cap which prohibits the issuance of any shares of Common Stock upon exercise of such warrants if such issuance would cause Lincoln Park’s beneficial ownership of our common stock to exceed 4.99% (or, upon prior notice by the holder, 9.99%) of the outstanding Common Stock.

(12)	Based upon information known to the Company. Includes 16,500,000 shares of Common Stock, and prefunded warrants (the “Prefunded Warrants”) to purchase 2,385,000 shares of Common Stock which are exercisable as of the Table Date. Excludes Preferred Warrants to purchase 5,115,000 shares of Common Stock which are not exercisable within 60 days of the Table Date because of beneficial ownership limitations on the exercisability of the Preferred Warrants. Excludes other warrants (the “Armistice Warrants”) to purchase 48,000,000 shares of Common Stock that are not exercisable within 60 days of the Table Date. Such securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The business address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Ave, 7th Floor, New York, NY 10022. Under the terms of the Armistice Warrants and the Pre-Funded Warrants, a holder may not exercise the Armistice Warrants and the Prefunded Warrants to the extent such exercise would cause such holder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% (which percentage may be increased to up to 9.99% by a holder upon 61 days prior notice) and 9.99%, respectively, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon the exercise of such Armistice Warrants and the Pre-Funded Warrants which have not been exercised. The address of Armistice Capital Master Fund Ltd. Is 510 Madison Ave., 7th Floor, New York, NY 10022.

(13)	The number of shares of Series E Preferred anticipated to be issued to the stockholder named in the table cannot be estimated at this time and will depend on a number of factors, including the reverse stock split ratio approved by the Adamis Board in connection with the Reverse Stock Split and the number of shares to be issued to the DMK stockholders pursuant to the Merger. The stockholder named in the table is anticipated to be the sole holder of shares of Series E Preferred.

WHERE YOU CAN FIND MORE INFORMATION

Adamis files annual, quarterly, current and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Adamis files at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. In addition, the SEC maintains an Internet site that contains annual, quarterly, current and special reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Adamis, at http://www.sec.gov.

Adamis has supplied all information contained in this proxy statement relating to Adamis, and DMK has supplied all information contained in this proxy statement relating to DMK, 50 Division Street, Suite 501, Somerville, New Jersey 08876.

If you would like to request documents from Adamis or DMK, please send a request in writing or by telephone to either Adamis or DMK at the following address:

Adamis Pharmaceuticals Corporation 11682 El Camino Real, Suite 300 San Diego, CA 92130 Attn: Chief Financial Officer (858) 997-2400	DMK Pharmaceuticals Corporation c/o Chief Executive Officer 50 Division Street, Suite 501 Somerville, NJ 08876 (908) 470-2914

You should rely only on the information contained in this proxy statement to vote your shares at the Adamis Special Meeting. Neither Adamis nor DMK has authorized anyone to provide you with information that differs from that contained in this proxy statement. This proxy statement is dated __________, 2023. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and neither the mailing of this proxy statement to stockholders nor the issuance of shares of Adamis common stock in the merger shall create any implication to the contrary.

Information on Websites

Information on any DMK or Adamis website is not part of this proxy statement and you should not rely on that information in deciding whether to approve any of the proposals described in this proxy statement, unless that information is also in this proxy statement.

OTHER MATTERS

Householding

The SEC has adopted rules that permit companies and intermediaries (for example, brokers, banks and nominees) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies and intermediaries. This year, some banks, brokers or other nominee record holders may be “householding” our proxy materials. This means that only one copy of our Proxy Statement and annual report to stockholders may have been sent to multiple stockholders in your household unless contrary instructions have been received by the broker, bank or nominee from you. If you would like to receive a separate Proxy Statement and annual report, we will promptly send you additional copies if you call or write our Corporate Secretary at our offices located at 11682 El Camino Real, Suite 300, San Diego, California 92130; telephone (858) 997-2400. If you are a beneficial owner, you can request additional copies of this Proxy Statement and annual report, or you can request a change in your householding status, by notifying your broker, bank or nominee.

Other Matters at the Special Meeting

Except as described in this Proxy Statement, we know of no other matters to be submitted at the Special Meeting. If any other matter properly comes before the Special Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board may recommend or, if no recommendation is given, in their own discretion according to their best judgment in accordance with Rule 14a-4(c). By submitting your proxy, you grant discretionary authority with respect to such other matters. Representatives of BDO USA, LLP (“BDO”), the Company’s independent registered public accounting firm, are expected to be present at the Special Meeting. A formal statement by representatives of BDO is not planned for the Special Meeting; however, such representatives are expected to have the opportunity to make a statement if they so desire and to be available to respond to appropriate questions by stockholders.

Stockholder Proposals for the next Annual Meeting of Stockholders

To be considered for inclusion in next year’s proxy materials pursuant to Rule 14a-8 of the SEC, your proposal must have been submitted in writing by March 9, 2023, to our Corporate Secretary at 11682 El Camino Real, Suite 300, San Diego, California 92130. In addition, if we are not notified by such date of a proposal to be brought before the 2023 Annual Meeting of Stockholders by a stockholder, then proxies held by management may provide the discretion to vote against such proposal even through it is not discussed in the proxy statement for such meeting. In addition, pursuant to advance notice provisions in our Bylaws, if you wish to submit a proposal or nominate a director to be presented at next year’s annual meeting (that will not be included in next year’s proxy materials), your proposal or nomination generally must be submitted in writing to the same address and received by our Corporate Secretary no later than May 14, 2023, but no earlier than April 14, 2023. However, if the date of next year’s annual meeting is changed by more than 30 days before or after the first anniversary date of the meeting, then notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day prior to the date of next year’s annual meeting and not later than the later of the close of business on the later of the 90th day prior to the date of next year’s annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review the Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than June 13, 2023.

All such notices should be directed to our Corporate Secretary at our corporate headquarters located at Adamis Pharmaceuticals Corporation, 11682 El Camino Real, Suite 300, San Diego, CA 92130.

In connection with our solicitation of proxies for our 2023 Annual Meeting of Stockholders, we intend to file a proxy statement and WHITE proxy card with the SEC. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

ADAMIS PHARMACEUTICALS CORPORATION FINANCIAL STATEMENTS

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

DECEMBER 31, 2022 AND 2021

PAGE
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PCAOB ID: 243)	F-2 - F-3

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated Balance Sheets	F-4

Consolidated Statements of Operations	F-5

Consolidated Statements of Mezzanine Equity and Stockholders’ (Deficit) Equity	F-6

Consolidated Statements of Cash Flows	F-7 - F-8

Notes to the Consolidated Financial Statements	F-9 - F-30

F-1

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Adamis Pharmaceuticals Corporation

San Diego, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Adamis Pharmaceuticals Corporation (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, mezzanine equity and stockholders’ (deficit) equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

F-2

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Estimated Fair Value of Assets Held for Sale

As described in Note 4 to the consolidated financial statements, the Company has $2.9 million of fixed assets held for sale related to the land and building as of December 31, 2022. On a quarterly basis, management reassesses the fair value less costs to sell of the land and buildings held for sale and recognizes a loss when the carrying value exceeds the fair value less cost to sell, or a gain when the fair value less costs to sell increases, limited to the cumulative loss previously recognized. In the absence of an executed sales agreement with a defined sales price, management’s estimate of the fair value is based on assumptions, including but not limited to management’s estimates of comparable properties’ price per square foot, market rents, and market capitalization rates.

We identified the estimated fair value of land and buildings held for sale as a critical audit matter. Auditing the fair value of the land and building involved especially subjective and complex auditor judgment due to the significant judgment used by management to develop these estimates; the significant audit effort in evaluating the significant assumptions related to estimates of comparable properties’ price per square foot, market rents, and market capitalization rates; and the extent of specialized skills or knowledge needed in evaluating the reasonableness of estimates of comparable properties’ price per square foot, market rents, and market capitalization rates.

The primary procedures we performed to address this critical audit matter included:

●	Compared the condition of the land and building held for sale to the properties in management’s fair value analysis.

●	Utilizing personnel with specialized knowledge and skill in real estate and personal property appraisals we evaluated the appropriateness of the methods to estimate fair value and net sales price and the reasonableness of significant assumptions related to estimates of comparable properties’ price per square foot, market rents, and market capitalization rates.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2020.

San Diego, California

March 16, 2023

F-3

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$1,081,364	$23,220,770
Restricted Cash	30,068	30,023
Accounts Receivable	1,054,058	815,565
Receivable from Fagron	30,951	5,084,452
Inventories	1,238,778	418,607
Prepaid Expenses and Other Current Assets	1,884,015	1,313,546
Current Assets of Discontinued Operations, Note 4	3,952,916	4,320,659
Total Current Assets	9,272,150	35,203,622
LONG TERM ASSETS
Fixed Assets, net	1,288,894	2,334,768
Right-of-Use Assets	317,622	650,460
Other Non-Current Assets	52,174	109,137
Total Assets	$10,930,840	$38,297,987
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$7,937,493	$3,754,010
Deferred Revenue, current portion	27,779	100,000
Accrued Other Expenses	1,510,053	2,800,241
Accrued Bonuses	—	535,624
Product Recall Liability	305,806	2,000,000
Lease Liabilities, current portion	342,562	349,871
Current Liabilities of Discontinued Operations, Note 4	1,272,173	1,683,246
Total Current Liabilities	11,395,866	11,222,992
LONG TERM LIABILITIES
Deferred Revenue, net of current portion	178,247	750,000
Lease Liabilities, net of current portion	—	342,562
Warrant Liabilities, at fair value	7,492	99,655
Total Liabilities	11,581,605	12,415,209
COMMITMENTS AND CONTINGENCIES, see Note 16

Convertible Preferred Stock - Par Value $ .0001; 10,000,000 Shares Authorized: Series C Preferred Stock 3,000 Shares Authorized, liquidation preference $110 per share; 3,000 and 0 Issued and Outstanding at December 31, 2022 and 2021, respectively, Note 18	157,303	—

STOCKHOLDERS’ (DEFICIT) EQUITY
Common Stock - Par Value $0.0001; 200,000,000 Shares Authorized; 150,506,222 and 150,117,219 Issued, 149,983,265 and 149,594,262 Outstanding at December 31, 2022 and 2021, respectively.	15,051	15,012
Additional Paid-in Capital	303,746,217	303,958,829
Accumulated Deficit	(304,564,086)	(278,085,813)
Treasury Stock, at cost - 522,957 Shares at December 31, 2022 and 2021.	(5,250)	(5,250)
Total Stockholders’ (Deficit) Equity	(808,068)	25,882,778
Total Liabilities, Mezzanine Equity and Stockholders’ (Deficit) Equity	$10,930,840	$38,297,987

The accompanying notes are an integral part of these Consolidated Financial Statements

F-4

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2022	Year Ended December 31, 2021
REVENUE, net	$4,756,078	$2,208,680
COST OF GOODS SOLD	6,187,486	6,872,131
Gross Loss	(1,431,408)	(4,663,451)

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	13,247,594	16,143,585
RESEARCH AND DEVELOPMENT	10,379,964	11,262,373
Loss from Operations	(25,058,966)	(32,069,409)

OTHER INCOME (EXPENSE)
Interest Income (Expense)	44,126	(6,649)
Other Income	—	7,216
Loss on Fagron Variable Consideration, net	(962,619)	—
Gain on Insurance Proceeds	600,000	—
Gain on Forgiveness of PPP Loans	—	5,009,590
Gain on Employee Retention Credit	875,307	—
PPP2 Loan Contingent Loss	(1,787,417)	—
Change in Fair Value of Warrant Liabilities	92,163	(7,540,305)
Total Other Income (Expense), net	(1,138,440)	(2,530,148)
Net Loss from Continuing Operations before Income Taxes	(26,197,406)	(34,599,557)
Income Tax Expense	(2,000)	(796)
Net Loss from Continuing Operations	$(26,199,406)	$(34,600,353)
DISCONTINUED OPERATIONS
Net Loss from Discontinued Operations before Income Taxes	(278,867)	(11,294,433)
Income Taxes - Discontinued Operations	—	66,588
Net Loss from Discontinued Operations	(278,867)	(11,227,845)
Net Loss Applicable to Common Stock	$(26,478,273)	$(45,828,198)

Basic & Diluted Loss Per Share:
Continuing Operations	$(0.17)	$(0.24)
Discontinued Operations	$—	$(0.08)
Basic & Diluted Loss Per Share	$(0.18)	$(0.32)

Basic & Diluted Weighted Average Shares Outstanding	149,851,278	144,157,229

The accompanying notes are an integral part of these Consolidated Financial Statements

F-5

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND STOCKHOLDERS’ (DEFICIT) EQUITY

	Convertible Preferred Stock (Mezzanine Equity)		Common Stock			Treasury Stock
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Shares	Amount	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
Balance December 31, 2020	—	$—	94,365,015	$9,437	$238,234,968	522,957	$(5,250)	$(232,257,615)	$5,981,540
Common Stock Issued, net of issuance cost of $3,330,752	—	—	46,621,621	4,661	48,414,585	—	—	—	48,419,246
Exercise of Warrants	—	—	8,356,000	836	5,851,064	—	—	—	5,851,900
Close-out of Warrant Liabilities Due to Warrant Exercise	—	—	—	—	9,441,650	—	—	—	9,441,650
Issuance of Common Stock upon Vesting of Restricted Stock Units (RSU)	—	—	774,583	78	(78)	—	—	—	—
Share Based Compensation	—	—	—	—	2,016,640	—	—	—	2,016,640

Net Loss	—	—	—	—	—	—	—	(45,828,198)	(45,828,198)
Balance December 31, 2021	—	—	150,117,219	$15,012	$303,958,829	522,957	$(5,250)	$(278,085,813)	$25,882,778
Issuance of Series C Preferred Stock, net of issuance costs of $8,300	3,000	157,303	—	—	—	—	—	—	—
Issuance of 750,000 Warrants, pursuant to the Series C Preferred Stock issuance, net of issuance costs of $6,700	—	—	—	—	127,697	—	—	—	127,697
Issuance of Common Stock upon Vesting of Restricted Stock Units (RSUs)	—	—	389,003	39	(39)	—	—	—	—
Share Based Compensation	—	—	—	—	(340,270)	—	—	—	(340,270)
Net Loss	—	—	—	—	—	—	—	(26,478,273)	(26,478,273)
Balance December 31, 2022	3,000	$157,303	150,506,222	$15,051	$303,746,217	522,957	$(5,250)	$(304,564,086)	$(808,068)

The accompanying notes are an integral part of these Consolidated Financial Statements

F-6

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2022	Year Ended December 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(26,478,273)	$(45,828,198)
Less: Loss from Discontinued Operations	278,867	11,227,845
Adjustments to Reconcile Net Loss to Net
Cash Provided by (Used in) Operating Activities:
Stock Based Compensation	(340,270)	1,982,905
Gain on Forgiveness of PPP Loans	—	(5,009,590)
Provision for Excess and Obsolete Inventory	—	1,044,607
Loss on True-up of Fagron Variable Consideration	993,571	—
Change in Fair Value of Warrant Liability	(92,163)	7,540,305
Cash Payments in Excess of Lease Expense	(17,033)	(6,227)
Depreciation and Amortization Expense	1,483,500	1,435,744
Change in Operating Assets and Liabilities:
Accounts Receivable	(238,493)	(573,344)
Receivable from Fagron	(30,951)	(6,492,321)
Inventories	(820,171)	(236,153)
Prepaid Expenses and Other Current & Non-current Assets	(513,506)	(80,842)
Accounts Payable	3,934,091	1,908,597
Contingent Loss Liability	—	(7,900,000)
Product Recall Liability	(1,694,194)	2,000,000
Deferred Revenue	(643,974)	(100,000)
Accrued Other Expenses and Bonuses	(1,333,629)	675,329
Net Cash Used in Operating Activities of Continuing Operations	(25,512,628)	(38,411,343)
Net Cash (Used in) Provided by Operating Activities in Discontinued Operations	(387,878)	626,046
Net Cash Used in Operating Activities	(25,900,506)	(37,785,297)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Equipment	(680,417)	(1,223,449)
Proceeds from Sale of Assets to Fagron	4,090,881	1,407,869
Net Cash Provided by - Investing Activities of Continuing Operations	3,410,464	184,420
Net Cash Provided by Investing Activities of Discontinued Operations	73,445	98,317
Net Cash Provided by Investing Activities	3,483,909	282,737

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Common Stock	—	51,749,998
Costs of Issuance of Common Stock	—	(3,330,752)
Proceeds from Issuance of Series C Preferred Stock warrants	300,000	—
Costs of Issuance of Series C Preferred Stock and warrants	(15,000)	—
Proceeds from Exercise of Warrants	—	5,851,900
Proceeds of PPP Loans	—	1,765,495
Net Cash Provided by Financing Activities of Continuing Operations	285,000	56,036,641
Net Cash Used in Financing Activities of Discontinued Operations	—	(2,100,796)
Net Cash Provided by Financing Activities	285,000	53,935,845
(Decrease) Increase in Cash and Cash Equivalents and Restricted Cash	(22,131,597)	16,433,285
Cash and Cash Equivalents and Restricted Cash:
Beginning, December 31, 2021	23,250,793	6,748,945
Change in Cash and Cash Equivalents of Discontinued Operations	(7,764)	68,563
Ending, December 31, 2022	$1,111,432	$23,250,793

The accompanying notes are an integral part of these Consolidated Financial Statements

F-7

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2022	Year Ended December 31, 2021
RECONCILIATION OF CASH & CASH EQUIVALENTS AND RESTRICTED CASH
Cash & Cash Equivalents	$1,081,364	$23,220,770
Restricted Cash	30,068	30,023
Total Cash & Cash Equivalents and Restricted Cash	$1,111,432	$23,250,793

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid for Income Taxes	$3,651	$4,125
Cash Paid for Interest	$—	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Fixed Asset Additions included in Accrued Expenses	$242,790	$49,185
Forgiveness of PPP Loans	$—	$5,009,590

The accompanying notes are an integral part of these Consolidated Financial Statements

F-8

Notes to the Consolidated Financial Statements

NOTE 1:	NATURE OF BUSINESS

Adamis Pharmaceuticals Corporation (the “Company,” “Adamis Pharmaceuticals” or “Adamis”) has three wholly-owned subsidiaries: Adamis Corporation; U.S. Compounding, Inc. (“USC”); and Biosyn, Inc.

Adamis is a specialty biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including allergy, opioid overdose, respiratory and inflammatory disease.

The Company’s SYMJEPI (epinephrine) Injection is approved by the FDA for use in the emergency treatment of acute allergic reactions, including anaphylaxis. The Company’s ZIMHI (naloxone) Injection is approved for the treatment of opioid overdose. Adamis operates under one operating segment.

USC, which was registered as a drug compounding outsourcing facility under Section 503B of the U.S. Food, Drug & Cosmetic Act and the U.S. Drug Quality and Security Act, provided prescription compounded medications, including compounded sterile preparations and non-sterile compounds, to patients, physician clinics, hospitals, surgery centers and other clients in many states throughout the United States. USC also provided certain veterinary pharmaceutical products for animals. In July 2021, we sold certain assets relating to USC’s human compounding pharmaceutical business and approved a restructuring process to wind down the remaining USC business and sell, liquidate or otherwise dispose of the remaining USC assets.  Effective October 31, 2021, USC surrendered its Arkansas retail pharmacy permit and wholesaler/outsourcer permit and is no longer selling compounded pharmaceutical or veterinary products.

NOTE 2:	GOING CONCERN

The Company’s consolidated financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has incurred substantial recurring losses from continuing operations, negative cash flows from operations, and is dependent on additional financing to fund operations. We incurred a net loss of approximately $26.5 million and $45.8 million for the years ended December 31, 2022 and 2021. As of December 31, 2022, the Company had cash and cash equivalents of approximately $1.1 million and an accumulated deficit of approximately $304.6 million. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence. The Company will need additional funding to sustain operations, satisfy existing and future obligations and liabilities, and otherwise support the Company’s operations and business activities and working capital needs. Management’s plans include attempting to secure additional required funding through equity or debt financings if available, seeking to enter into one or more strategic agreements regarding, or sales or out-licensing of, intellectual property or other assets, products, product candidates or technologies, seeking to enter into agreements with third parties to co-develop and fund research and development efforts, revenues from existing agreements, a merger, sale or reverse merger of the Company, or other strategic transaction. There is no assurance that the Company will be successful in obtaining the necessary funding to sustain its operations or meet its business objectives. The process of obtaining funding, or the terms of a strategic transaction, could result in significant dilution to our existing stockholders. In addition, a severe or prolonged economic downturn, political disruption or pandemic, such as the COVID-19 pandemic, could result in a variety of risks to our business, including our ability to raise capital when needed on acceptable terms, if at all.

NOTE 3:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include Adamis Pharmaceuticals and its wholly-owned operating subsidiaries. All significant intra-entity balances and transactions have been eliminated in consolidation.

Accounting Estimates

In preparing financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of expenses during the reporting period. Due to inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in these estimates. On an ongoing basis, the Company evaluates its estimates and assumptions. These estimates and assumptions include warrant liabilities, valuing equity securities in share-based payments, estimating the useful lives of depreciable and amortizable assets, estimates related to the calculation of the variable consideration from the Company’s transaction with Fagron in the connection with the sale of certain assets of US Compounding and estimates associated with the assessment of impairment for long-lived assets.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities at the date of purchase of three months or less to be cash equivalents. There were no cash equivalents at December 31, 2022. At December 31, 2021, cash equivalents were comprised of money market funds.

Restricted cash are certificates of deposit that are the underlying for the Company’s credit card.

F-9

Accounts Receivable

Accounts receivable are reported at the amount management expects to collect on outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and credit to allowance for doubtful accounts. Uncollectible amounts are based on the Company’s history of past write-offs and collections and current credit conditions. Allowance for doubtful accounts as of December 31, 2022 and 2021 was $0.

Inventories

Inventories are stated at the lower of standard cost, which approximates actual cost determined on the weighted average basis, or net realizable value. Inventories are recorded using the first-in, first-out method. The Company routinely evaluates quantities and values of inventories in light of current market conditions and market trends, and records a write-down for quantities in excess of demand and product obsolescence. The evaluation may take into consideration historic usage, expected demand, anticipated sales price, new product development schedules, the effect new products might have on the sale of existing products, product obsolescence, customer concentrations, product merchantability and other factors. Market conditions are subject to change and actual consumption of inventory could differ from forecasted demand. The Company also regularly reviews the cost of inventories against their estimated market value and records a lower of cost or market write-down for inventories that have a cost in excess of estimated market value, resulting in a new cost basis for the related inventories which is not reversed.

Fixed Assets

Property, plant and equipment are stated at cost, net of accumulated depreciation and amortization. Repairs and maintenance costs are expensed as incurred. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives ranging from 3 - 5 years.

Leases

The Company determines if an arrangement is a lease at inception. Lease right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. For operating leases with an initial term greater than 12 months, the Company recognizes operating lease right-of-use assets and operating lease liabilities based on the present value of lease payments over the lease term at the commencement date. Operating lease right-of-use assets are comprised of the lease liability plus any lease payments made and excludes lease incentives. Lease terms include options to renew or terminate the lease when we are reasonably certain that the renewal option will be exercised or when it is reasonably certain that the termination option will not be exercised. For our operating leases, if the interest rate used to determine the present value of future lease payments is not readily determinable, the Company estimates its incremental borrowing rate as the discount rate for the lease. Our incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in similar economic environments. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company has elected the practical expedient to not separate lease and non-lease components.

Other Long-Lived Assets

The Company evaluates its long-lived assets with definite lives, such as fixed assets and right-of-use assets for impairment. The carrying value of fixed assets and right-of use assets is reviewed on a regular basis for the existence of facts or circumstances, both internally and externally, that may suggest impairment. Some factors which the Company considers to be triggering events for impairment review include a significant decrease in the market value of an asset, a significant change in the extent or manner in which an asset is used, a significant adverse change in the business climate that could affect the value of an asset, an accumulation of costs for an asset in excess of the amount originally expected, a current period operating loss or cash flow decline combined with a history of operating loss or cash flow uses or a projection that demonstrates continuing losses and a current expectation that, it is more likely than not, a long-lived asset will be disposed of at a loss before the end of its estimated useful life. The factors that drive the estimate of the life are often uncertain and are reviewed on a periodic basis or when events occur that warrant review. Recoverability is measured by comparison of the assets’ book value to future net undiscounted cash flows that the assets are expected to generate. If the assets are not recoverable, the impairment charge is measured as the amount by which the carrying value of the asset group exceeds the fair value.

Warrant Liabilities

Warrants are accounted for in accordance with the applicable authoritative accounting guidance as either liabilities or as equity instruments depending on the specific terms of the agreements. Liability-classified instruments are recorded at fair value at each reporting period with any change in fair value recognized as a component of change in fair value of warrant liabilities in the consolidated statements of operations and comprehensive loss.

Revenue Recognition

The Company recognizes revenues pursuant to ASC Topic 606, “Revenue from Contracts with Customers” (ASC 606). See Note 5.

Revenue is recognized at an amount that reflects the consideration to which the Company expects to be entitled in exchange for transferring goods or services to a customer. This principle is applied using the following 5-step process:

1.	Identify the contract with the customer.
2.	Identify the performance obligations in the contract.
3.	Determine the transaction price.
4.	Allocate the transaction price to the performance obligations in the contract.
5.	Recognize revenue when (or as) each performance obligation is satisfied.

Practical Expedients

As part of the adoption of the ASC Topic 606, the Company elected to use the following practical expedients: (i) incremental costs of obtaining a contract in the form of sales commissions are expensed when incurred because the amortization period would have been one year or less. These costs are recorded within Selling, General and Administrative expenses; (ii) taxes collected from customers and remitted to government authorities and that are related to the sales of the Company’s products, are excluded from revenues; and (iii) shipping and handling activities are accounted for as fulfillment costs and recorded in cost of sales.

F-10

Product Recall

The Company establishes reserves for product recalls on a product-specific basis when circumstances giving rise to the recall become known. The Company, when establishing reserves for a product recall, considers cost estimates for any fees and incentives to customers for their effort to return the product, freight and destruction charges for returned products, warehouse and inspection fees, repackaging materials, point-of-sale materials and other costs including costs incurred by contract manufacturers. Additionally, the Company estimates product returns from consumers and customers across distribution channels, utilizing third- party data and other assumptions. These factors are updated and reevaluated each period and the related reserves are adjusted when these factors indicate that the recall reserves are either insufficient to cover or exceed the estimated product recall expenses. Significant changes in the assumptions used to develop estimates for product recall reserves could affect key financial information, including accounts receivable, inventory, accrued liabilities, net sales, gross profit, operating expenses and net income. In addition, estimating product recall reserves requires a high degree of judgment in areas such as estimating consumer returns, shelf and in-stock inventory at retailers across distribution channels, fees and incentives to be earned by customers for their effort to return the products, future freight rates and consumers’ claims. During the year ended December 31, 2021, the company recorded products recall reserves, specifically for the recall of certain lots of SYMJEPI from the marketplace that was initiated in March 2022. Aside from the approximately $0.3 million product recall reserve related to SYMJEPI remaining at December 31, 2022, there were no new product-specific recall reserves recorded during the year ended December 31, 2022. The Company reviews the product recall reserve for adequacy and adjusts the product recall accrual, if necessary, based on actual experience and estimated costs to be incurred. Product recall costs are recorded as contra-revenue to the extent of sales recorded related to the recalled product. Product recall costs in excess of the revenue amount originally recorded on the recalled product are recorded as additional selling expense.

Cost of Goods Sold

The Company’s cost of goods sold includes direct and indirect costs to manufacture formulations and sell products, including active pharmaceutical ingredients, personnel costs, packaging, storage, shipping and handling costs, the write-off of obsolete inventory and other related expenses.

Stock-Based Compensation

The Company accounts for transactions in which the Company receives employee services in exchange for restricted stock units (“RSUs”) or options to purchase common stock as stock-based compensation cost based on estimated fair value. The Company recognizes stock-based compensation cost as expense ratably on a straight-line basis over the requisite service period. Stock-based compensation cost for RSUs is measured based on the closing fair market value of the Company’s common stock on the date of grant. Stock-based compensation cost for stock options is estimated at the grant date based on each option’s fair-value as calculated by the Black-Scholes option-pricing model. The Black-Scholes option-pricing model, however, relies on unobservable inputs, in which any significant change in the unobservable inputs reasonably could result in a significantly higher or lower fair value measurement at the reporting date, resulting in higher or lower stock-based compensation that could be material to the Company’s financial statements.

Research and Development

Research and development costs are expensed as incurred. Non-refundable advance payments for goods and services to be used in future research and development activities are recorded as an asset and are expensed when the research and development activities are performed.

Legal Expense

Legal fees are expensed as incurred and are included in selling, general and administrative expenses on the consolidated statements of operations.

Income Taxes

The Company accounts for income taxes under the deferred income tax method. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.

Deferred income tax provisions and benefits are based on changes to the assets and liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which they operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more-likely-than-not” criteria.

The Company accounts for uncertain tax positions in accordance with accounting guidance which requires the Company to recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would, more likely than not, sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

The Company is subject to income taxes in the United States and various states. Tax years since the Company’s inception remain open to examination by the major taxing jurisdictions to which the Company is subject. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in its income tax expense, if any. No interest or penalties have been accrued for any presented periods.

The Company sold USC related customer relationship intangibles in the calendar year 2021 and the remaining USC assets and liabilities are classified as held for sale in discontinued operations, and the related tax benefit of approximately $67,000 was allocated to discontinued operations.

F-11

Basic and Diluted Net Loss Per Share

    Under ASC 260, the Company is required to apply the two-class method to compute earnings per share (or, EPS). Under the two-class method both basic and diluted EPS are calculated for each class of common stock and participating security considering both dividends declared (or accumulated) and participation rights in undistributed earnings. The two-class method results in an allocation of all undistributed earnings as if all those earnings were distributed. Considering the Company has generated losses in each reporting period since its inception through December 31, 2022, the Company also considered the guidance related to the allocation of the undistributed losses under the two-class method. The contractual rights and obligations of the preferred stock shares were evaluated to determine if they have an obligation to share in the losses of the Company. As there is no obligation for the preferred stock shareholders to fund the losses of the Company nor is the contractual principal or redemption amount of the preferred stock shares reduced as a result of losses incurred by the Company, under the two-class method, the undistributed losses will be allocated entirely to the common stock securities.

The Company computes basic loss per share by dividing the loss attributable to holders of common stock for the period by the weighted average number of shares of common stock outstanding during the period. The diluted loss per share calculation is based on the if-converted method for convertible preferred shares and gives effect to dilutive if-converted shares and the treasury stock method and gives effect to dilutive options, warrants and other potentially dilutive common stock. The preferred stock, however, is not considered potentially dilutive due to the contingency on the conversion feature not being tied to stock price or price of the convertible instrument. The common stock equivalents were anti-dilutive and were excluded from the calculation of weighted average shares outstanding. Potentially dilutive securities, which are not included in diluted weighted average shares outstanding for the years ended December 31, 2022 and December 31, 2021, consist of outstanding warrants covering 14,952,824 shares and 14,202,824 shares, respectively, outstanding options covering 4,436,362 shares and 4,985,415 shares, respectively and outstanding restricted stock units covering 650,000 shares and 1,039,003 shares, respectively.

Segment Information

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 280, Segment Reporting (“ASC 280”), establishes standards for the way that public business enterprises report information about operating segments in their annual consolidated financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. ASC 280 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company’s business segments are based on the organization structure used by the chief operating decision maker for making operating and investment decisions and for assessing performance. Our chief executive officer, who is our chief operating decision maker (“CODM”), manages our operations as operating in two business segments: Drug Development and Commercialization which includes without limitation out-licensing the Company’s FDA approved products; and Compounded Pharmaceuticals which includes the Company’s registered outsourcing facility, based on changes to the way that management monitors performance, aligns strategies, and allocates resources results. We determined that each of these operating segments represented a reportable segment.

Discontinued Operations

In accordance with ASC 205-20 Presentation of Financial Statements: Discontinued Operations, a disposal of a component of an entity or a group of components of an entity is required to be reported as discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the component/s of an entity meets the criteria in paragraph 205-20-45-10. In the period in which the component meets held-for-sale or discontinued operations criteria the major current assets, noncurrent assets, current liabilities, and noncurrent liabilities shall be reported as components of total assets and liabilities separate from those balances of the continuing operations. At the same time, the results of all discontinued operations, less applicable income taxes, shall be reported as components of net loss separate from the net loss of continuing operations.

Assets classified as held for sale that are not sold after the initial one-year period are assessed to determine if they meet the exception to the one-year requirement to continue being classified as held for sale. The primary asset that is held for sale is the USC property with a carrying value of $2.9 million. At December 31, 2022, the Company determined that the exception criteria to continue held for sale classification were met as the Company initiated actions to respond to changes in circumstances and the USC property is being actively marketed at a reasonable price based on its recent market valuation.

The Company disposed of a component of its business in August 2021 and met the definition of a discontinued operation as of December 31, 2021. Accordingly, the major current assets, noncurrent assets, current liabilities, and noncurrent liabilities shall be reported as components of total assets and liabilities separate from those balances of the continuing operations as of December 31, 2022 and 2021, and the operating results of the business disposed are reported as loss from discontinued operations in the accompanying consolidated statement of operations for the years ended December 31, 2022 and 2021. For additional information, see Note 4 - Discontinued Operations.

F-12

NOTE 4:	DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

In August 2021, we announced our agreement with Fagron Compounding Services, LLC (“Fagron”) to sell to Fagron certain assets of our subsidiary, US Compounding, Inc., related to its human compounding pharmaceutical business including certain customer information and information on products sold to such customers by USC, including related formulations, know-how, and expertise regarding the compounding of pharmaceutical preparations, clinical support knowledge and other data and certain other information relating to the customers and products. The agreement included fixed consideration of approximately $107,000 and variable consideration estimated at approximately $6,385,000. As of December 31, 2021 the Company recorded a gain of approximately $4,637,000 within discontinued operations related to this asset sale to Fagron, which was the total estimated consideration net of approximately $1,856,000 of allocated costs related to USC’s customer relationships intangible that was sold to Fagron. The variable consideration is tied to Fagron’s sales to former USC customers over the twelve-month-period commencing on the agreement date. The Company used the expected value method to estimate Fagron’s sales over the twelve-month period following the agreement date. In connection with the transaction, the Company accrued a $700,000 liability for a transaction fee payable to a financial advisor as of December 31, 2021 which was recorded in selling, general and administrative expenses of continuing operations and paid in 2022. As of December 31, 2022, the total amount received in connection with this purchase agreement was approximately $5,500,000, resulting in an earnout true-up of approximately $962,000 in loss recorded as other expense in the Company’s consolidated statement of operations.

In July 2021, the Company approved a restructuring process to wind down and cease the remaining operations at USC, with the remaining USC assets to be sold, liquidated or otherwise disposed of. As of December 31, 2021, the Company had shut down the operations of USC, terminated all of USC’s employees and is engaged in the process of selling or attempting to sell or otherwise dispose of USC’s remaining assets.

Fixed assets held for sale at December 31, 2022 and December 31, 2021 were approximately $6,700,000 and $6,800,000, respectively, with approximately $2,800,000 and $2,600,000 valuation allowance, respectively, for a total net fixed assets held for sale of approximately $3,900,000 and $4,200,000, respectively.

On a quarterly basis, management reassesses the fair value less costs to sell of the land and buildings held for sale and recognizes a loss when the carrying value exceeds the fair value less cost to sell, or a gain when the fair value less costs to sell increases, limited to the cumulative loss previously recognized. In the absence of an executed sales agreement with a defined sales price, management’s estimate of the fair value is based on assumptions, including but not limited to management’s estimates of comparable properties’ price per square foot, market rents, and market capitalization rates.

The primary fixed asset held for sale is USC’s land and building which, although there has not been a definitive offer on it, the land and building continues to be actively marketed. Absent a definitive offer, in the Company’s estimation, marketing the land and building at its recent appraised value of $3,200,000, which is supported by a third-party valuation that took into consideration comparable property’s price per square foot, market rents and market capitalization rates, was a reasonable price. Given that the carrying value of USC’s land and building at approximately $2,900,000 is less approximately $3,008,000 (its appraised fair value of approximately $3,200,000 less its anticipated cost to sell of approximately 6%), the Company determined at December 31, 2022, that USC’s land and building were not impaired.

The remaining fixed assets held for sale are primarily comprised of Construction In Progress - Equipment (“CIP”) assets that were primarily for the expansion of USC’s operations and were to be placed into service contingent upon the completion of equipment validation and when the economy had recovered from the COVID-19 pandemic. During the year ended December 31, 2021, with the decision to wind down and cease USC’s operations, we recorded approximately $2,200,000 in losses relating to the fair value of CIP included in the net loss from discontinued operations. Prefabricated cleanroom pods (“pods”) were the main components of CIP and had a carrying value of approximately $972,000 at December 31, 2022. The Company received approximately $208,000 in 2022 and approximately $832,000 in 2023 for the purchase of the pods from a third-party. At December 31, 2022, the remaining assets were impaired and an impairment charge of approximately $200,000 was recorded in the net loss from discontinued operations.

In August 2021, the Company and its wholly-owned USC subsidiary entered into an Asset Purchase Agreement effective as of August 31, 2021 with a third party buyer, providing for the sale and transfer by USC of certain assets related to USC’s veterinary compounded pharmaceuticals business. The sale covers the transfer of all the veterinary business customers’ information belonging to USC or in USC’s control and possession and USC’s know how, information and expertise regarding the veterinary business. Pursuant to the agreement, the buyer agreed to pay the Company, for any sales of products in USC’s veterinary products list or equivalent products made to the customers included in the agreement during the five-year period after the date of the agreement, an amount equal to twenty percent (20%) of the amount actually collected by the buyer on such sales during the period ending three months after the end of such five year period. As of December 31, 2022, the Company has not recognized an amount under this agreement.

F-13

Discontinued operations comprise those activities that were disposed of during the period, abandoned or which were classified as held for sale at the end of the period and represent a separate major line of business or geographical area that was previously distinguished as Compounded Pharmaceuticals segment.

Assets Held for Sale

The Company considers assets to be held for sale when management approves and commits to a plan to actively market the assets for sale at a reasonable price in relation to its fair value, the assets are available for immediate sale in their present condition, an active program to locate a buyer and other actions required to complete the sale have been initiated, the sale of the assets is expected to be completed within one year and it is unlikely that significant changes will be made to the plan. Upon designation as held for sale, the Company ceases to record depreciation and amortization expenses and measures the assets at the lower of their carrying value or estimated fair value less costs to sell. Assets held for sale are included as other current assets in the Company’s consolidated balance sheets and the gain or loss from sale of assets held for sale is included in the Company’s general and administrative expenses.

The major assets and liabilities associated with discontinued operations included in our consolidated balance sheets are as follows:

	December 31, 2022	December 31 2021
Carrying amounts of major classes of assets included as part of discontinued operations

Cash and Cash Equivalents	$30,085	$37,849
Accounts Receivable, net	—	693
Inventories	—	12,000
Fixed Assets, Held for Sale (i)	6,719,252	6,799,090
Other Assets	5,407	72,469
Less: Loss recognized on classification as held for sale (i)	(2,801,828)	(2,601,442)
Total assets of the disposal group classified as discontinued operations in the statement of financial position	$3,952,916	$4,320,659

Carrying amounts of major classes of liabilities included as part of discontinued operations
Accounts Payable	$649,633	$681,646
Accrued Other Expenses	75,602	133,313
Lease Liabilities	243,008	412,357
Contingent Loss Liability	50,000	410,000
Other Current Liabilities	208,000	—
Deferred Tax Liability, net	45,930	45,930
Total liabilities of the disposal group classified as discontinued operations in the statement of financial position	$1,272,173	$1,683,246

(i)	In January 2023, the Company sold the pods with a carrying value of approximately $1.0 million for approximately $1.0 million.

The revenues and expenses associated with discontinued operations included in our consolidated statements of operations were as follows:

	Year Ended December 31,
	2022	2021
Major line items constituting pretax loss of discontinued operations
REVENUE, net	$—	$6,216,545
COST OF GOODS SOLD	—	(5,620,313)
	—	596,232

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(462,274)	(7,802,066)
RESEARCH AND DEVELOPMENT	—	(89,710)
Impairment Expense – Intangible	—	(3,835,158)
Impairment Expense – Goodwill	—	(868,412)
Impairment Expense – Inventory	—	(871,180)
Impairment Expense – Right of Use Asset	—	(448,141)
Impairment Expense – Fixed Assets	(200,386)	(9,346)
Loss from Held for Sale Classification	—	(2,601,442)
	(662,660)	(15,929,223)
OTHER INCOME (EXPENSE)
Interest Expense	—	(70,903)
Interest Income	45	45
Change in Estimate of Contingent Liability	360,000	—
Gain on Sale of Assets to Fagron	—	4,636,702
Gain on Sale of Fixed Assets	15,138	—
Other Income	8,610	68,946
Net Loss from discontinued operations before income taxes	(278,867)	(11,294,433)
Income Tax Benefit	—	66,588
Net Loss from discontinued operations	$(278,867)	$(11,227,845)

F-14

Discontinued Operations - Revenue

Compounded Pharmaceuticals Facility Revenue Recognition. With respect to sales of prescription compounded medications by the Company’s USC subsidiary, revenue arrangements consisted of a single performance obligation which is satisfied at the point in time when goods are delivered to the customer. The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring goods and services to the customer which is the price reflected in the individual customer’s order. Additionally, the transaction price for medication sales is adjusted for estimated product returns that the Company expects to occur under its return policy. The estimate is based upon historical return rates, which has been immaterial.  The standard payment terms are 2%/10 and Net 30. The Company does not have a history of offering a broad range of price concessions or payment term changes, however, when the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing the expected value method. Any estimates, including the effect of the constraint on variable consideration, are evaluated at each reporting period for any changes.  Variable consideration is not a significant component of the transaction price for sales of medications by USC.

Discontinued Operations - Lease

USC has two operating leases, one for an office space and one for office equipment. As of December 31, 2022, the leases have remaining terms between one year and less than four years. The operating leases do not include an option to extend beyond the life of the current term. There are no short-term leases, and the lease agreements do not require material variable lease payments, residual value guarantees or restrictive covenants. The company leases a building which requires monthly base rent of $10,824 through December 31, 2023.

As part of the restructuring process to wind down and cease the operations at USC, the Company is working to cancel or transfer the leases of the discontinued operations. During the year ended December 31, 2021, the Right-of-Use assets related to the leases of approximately $448,000 were fully impaired because there is no benefit expected from the subject leases. As of December 31, 2022 and 2021, the liabilities of the discontinued operations include approximately $243,000 and $412,000 in lease liabilities, respectively.

Discontinued Operations - Impairments

Impairment of Intangibles—For the year ending December 31, 2021, USC’s intangible assets were fully impaired as a result of the decision to wind down and cease USC’s operations. Prior to that impairment, approximately $1,856,000 of USC’s customer relationships intangible asset was allocated to the asset sale to Fagron. That amount is recorded within the gain from sale of assets of discontinued operations. The remaining intangibles had a carrying balance of approximately $3,835,000, which were fully impaired during the year ended December 31, 2021. USC’s intangible assets had a carrying value of $0 at December 31, 2022 and December 31, 2021.

Impairment of Goodwill—In the third quarter of 2021, USC’s Goodwill was completely impaired, since there are no more expected future cash flows relating to USC’s Goodwill as a result of the decision to wind down and cease operations. USC recognized an impairment expense of approximately $868,000 related to USC’s Goodwill for the year ended December 31, 2021. The carrying value of Goodwill at December 31, 2022 and December 31, 2021 was $0.

Loss from Held for Sale Classification—For the year ended December 31, 2021, USC’s fixed assets were impaired as a result of meeting the criteria to be classified as held for sale. USC determined that the fair value, less costs to sell, of the disposal group was lower than the book values of certain assets, thus USC recorded fixed asset impairments related to the held for sale classification of $2,601,442 for the year ended December 31, 2021. The Company made certain estimates and relied on its appraisals, vendor quotes, and its judgement in order to estimate the fair value of USC’s fixed assets and believes USC’s fixed assets are fairly valued as of December 31, 2021. For the year ended December 31, 2022, the Company continued to rely on appraisals, vendor quotes and its judgement in its impairment analysis, which resulted in the further impairment of fixed assets (other than the USC property) by approximately $200,000 to net the remaining, unsold CIP and equipment to $0 book value, due to uncertainty of the ability to sell these remaining assets. The USC property with a carrying value of approximately $2,946,000 remains actively and reasonably marketed at its fair value of approximately $3,200,000 which is based on its most recent valuation. Due to the nature of estimates, the actual amounts realized upon sale may be more than or less than estimated fair value of the fixed assets. Any difference will be recognized as a gain or loss in discontinued operations of future financial statements.

Impairment of Right of Use (ROU) Assets—For the year ended December 31, 2021, USC’s ROU assets related to leases were impaired as a result of the decision to wind down and cease operations. USC determined that the future expected cash flows to be generated by those ROU assets were $0, thus USC recorded a full impairment totaling approximately $448,000 during the year ended December 31, 2021. The balance of USC’s ROU assets at December 31, 2022 and December 31, 2021 was $0.

Impairment of Inventory—For the year ended December 31, 2021, USC’s Inventory was impaired as a result of the decision to wind down and cease operations. USC determined that certain inventories needed to be destroyed or that the net realizable value (NRV) for certain inventories was lower than cost, resulting in an impairment expense recognition of approximately $871,000 related to its inventory for the year ended December 31, 2021. Approximately $598,000 of the impairment was related to chemicals and non-sellable finished goods that were destroyed, and approximately $273,000 of the impairment was related to devices which were impaired based on a NRV analysis that showed the device costs exceeded recent sales prices. In June 2022, the devices were sold. The balance of USC’s inventory at December 31, 2022 and 2021 was $0 and $12,000.

USC inventories at December 31, 2022 and 2021 consisted of the following:

	December 31, 2022	December 31, 2021
Finished Goods	$—	$—
Devices	—	12,000
Inventories	$—	$12,000

Reserve for obsolescence as of December 31, 2022 and 2021 was $0.

F-15

Restructuring Costs

Due to the facts and circumstances detailed above, the Company has identified three major types of restructuring activities related to the disposal of USC in addition to the approximately $8.6 million of asset impairments detailed above. These three types of activities are employee terminations, contract termination costs, and chemical destruction costs. For those restructuring activities, the Company recorded approximately $920,000 for employee termination costs, approximately $410,000 for contract termination costs, and approximately $422,000 for chemical destruction costs for the year ended December 31, 2021 within selling, general and administrative expenses of discontinued operations. The estimated amount of approximately $410,000 of contract termination cost was related to the termination of a contract between USC and a vendor. The amount for contract termination cost was recorded as a loss contingency as the Company believes a loss is probable and can be reasonably estimated. The Company records accruals for loss contingencies associated with legal matters when the Company determines it is probable that a loss has been or will be incurred and the amount of the loss can be reasonably estimated. Where a material loss contingency is reasonably possible and the reasonably possible loss or range of possible loss can be reasonably estimated, U.S. GAAP requires us to disclose an estimate of the reasonably possible loss or range of loss or make a statement that such an estimate cannot be made. The following summarizes the restructuring activities and their related accruals as of December 31, 2022:

	Contract	Chemical
	Termination Cost	Destruction Costs	Total
Balance at December 31, 2021	$410,000	$3,023	$413,023
Decrease from change in estimate	(360,000)	—	(360,000)
Payments	—	(3,023)	(3,023)
Balance at December 31, 2022	$50,000	$—	$50,000

At December 31, 2021, the liabilities of approximately $410,000 related to the contract termination costs was recorded in contingent loss liability of discontinued operations. In December 2022, the Company received communication from vendor’s attorney that the contract termination could be settled with payment. The Company offered payment of $50,000 as a settlement and the vendor agreed. As such, the Company reversed $360,000 of the loss previously recognized as the criteria for liability derecognition was met. The Company paid the vendor $50,000 in January 2023. The liability of approximately $3,000 related to chemical destruction costs was paid in the second quarter of fiscal year 2022.

Discontinued Operations - Debt

Building Loan

On November 10, 2016, a Loan Amendment and Assumption Agreement was entered with into the lender. Pursuant to the agreement, as subsequently amended, the Company agreed to pay the lender monthly payments of principal and interest which were approximately $19,000 per month, with a final payment due and payable in August 2021.

In July 2021, the Company, in connection with the sale of certain USC assets to Fagron, paid to the lender the outstanding principal balance, accrued unpaid interest and other obligations under the Company’s loan agreement, promissory note and related loan documents relating to the outstanding building loan relating to the building and property on which USC’s offices are located. The land and building were included in the assets of discontinued operations.

As of December 31, 2022 and December 31, 2021, there was no outstanding principal balance owed on the applicable. The loan bore an interest of 6.00% per year and interest expense for the years ended December 31, 2022 and 2021 was approximately $0 and $49,000, respectively. The amount of interest allocated to the discontinued operations was based on the legal obligations of USC.

NOTE 5:	REVENUES

Revenue from Contracts with Customers

Revenue is recognized pursuant to ASC Topic 606, “Revenue from Contracts with Customers” (ASC 606).

Adamis is a specialty biopharmaceutical company focused on developing and commercializing products in various therapeutic areas, including allergy, opioid overdose, respiratory and inflammatory disease. The Company’s subsidiary US Compounding, Inc. or USC, (a discontinued operation – see Note 4) provided compounded sterile prescription medications and certain nonsterile preparations and compounds, for human and veterinary use by patients, physician clinics, hospitals, surgery centers, vet clinics and other clients throughout most of the United States. USC’s product offerings broadly include, among others, corticosteroids, hormone replacement therapies, hospital outsourcing products, and injectables.  In July 2021, we sold certain assets relating to USC’s human compounding pharmaceutical business and approved a restructuring process to wind down the remaining USC business and sell, liquidate or otherwise dispose of the remaining USC assets.  Effective October 31, 2021, USC surrendered its Arkansas retail pharmacy permit and wholesaler/outsourcer permit and is no longer selling compounded pharmaceutical or veterinary products.

Adamis and USC (prior to the sale of certain of its assets) have contracts with customers when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the related payment terms, (ii) the contract has commercial substance, and (iii) the Company determines that collection of substantially all consideration for goods and services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration.

F-16

Exclusive Distribution and Commercialization Agreement for SYMJEPI and ZIMHI with US WorldMeds

On May 11, 2020 (the “Effective Date”) the Company entered into an exclusive distribution and commercialization agreement (the “USWM Agreement”) with USWM for the United States commercial rights for the SYMJEPI products, as well as for the Company’s ZIMHI (naloxone HCI Injection, USP) 5mg/0.5mL product intended for the emergency treatment of opioid overdose.  The Company’s revenues relating to its FDA approved products SYMJEPI and ZIMHI are dependent on the USWM Agreement.

Under the terms of the USWM Agreement, the Company appointed USWM as the exclusive (including as to the Company) distributor of SYMJEPI in the United States and related territories (“Territory”) effective upon the termination of a Distribution and Commercialization Agreement previously entered into with Sandoz Inc., and of the ZIMHI product approved by the U.S. Food and Drug Administration (“FDA”) for marketing, and granted USWM an exclusive license under the Company’s patent and other intellectual property rights and know-how to market, sell, and otherwise commercialize and distribute the products in the Territory, subject to the provisions of the USWM Agreement, in partial consideration of an initial payment by USWM and potential regulatory and commercial based milestone payments totaling up to $26 million, if the milestones are achieved. There can be no assurances that any of these milestones will be met or that any milestone payments will be paid to the Company.  The Company retains rights to the intellectual property subject to the USWM Agreement and to commercialize both products outside of the Territory.  In addition, the Company may continue to use the licensed intellectual property (excluding certain of the licensed trademarks) to develop and commercialize other products (with certain exceptions), including products that utilize the Company’s Symject™ syringe product platform.

The initial term for the USWM Agreement began on the Effective Date and continues for a period of 10 years from the launch by USWM of the first product in the United States pursuant to the agreement, unless terminated earlier in accordance with its terms.

The Company has determined that the individual purchase orders, whose terms and conditions taken with the distribution and commercialization agreement, creates a contract according to ASC 606. The term will automatically renew for five-year terms after the initial 10-year term, unless terminated by either party.

        The Company has determined that there are multiple performance obligations in the contract which are the following: the manufacture and supply of SYMJEPI™ and ZIMHI™ products to USWM, the license to distribute and commercialize SYMJEPI™ and ZIMHI™ products in the United States and the clinical development of ZIMHI™.

        The Company utilized significant judgement to develop estimates of the stand-alone selling price for each distinct performance obligation based upon the relative stand-alone selling price. The transaction price allocated to the clinical development of ZIMHI was immaterial.

Revenues from the manufacture and supply of SYMJEPI™ and ZIMHI™ are recognized at a point in time upon delivery to the carrier. The licenses to distribute and commercialize SYMJEPI™ and ZIMHI™ products in the United States is distinct from the other performance obligations identified in the arrangement and has stand-alone functionality; the Company recognizes revenues from non-refundable, upfront fees allocated to the license when the license is transferred to the licensee and the licensee is able to benefit from the license.

        Payments received under USWM Agreement may include non-refundable fees at the inception of the arrangements, milestone payments for specific achievements and net-profit sharing payments based on certain percentages of net profit generated from the sales of products over a given quarter. At the inception of arrangements that include milestone payments, the Company uses judgement to evaluate whether the milestones are probable of being achieved and estimates the amount to include in the transaction price utilizing the most likely amount method. If it is probable that a significant revenue reversal will not occur, the estimated amount is included in the transaction price. Milestone payments that are not within the Company or the licensee’s control, such as regulatory approvals are not included in the transaction price until those approvals are received. At the end of each reporting period, the Company re-evaluates the probability of achievement of development milestones and any related constraint and adjusts the estimate of the overall transaction price, if necessary. The Company recognizes aggregate sales-based milestones, and net-profit sharing as royalties from product sales at the later of when the related sales occur or when the performance obligation to which the sales-based milestone or royalty has been allocated has been satisfied. The amounts receivable from USWM have a payment term of Net 30.

Revenues do not include any state or local taxes collected from customers on behalf of governmental authorities. The Company made the accounting policy election to continue to exclude these amounts from revenues.

Product Recall

        On March 21, 2022, we announced a voluntary recall of four lots of SYMJEPI (epinephrine) Injection 0.15 mg (0.15 mg/0.3 mL) and 0.3 mg (0.3 mg/0.3 mL) Pre-Filled Single-Dose Syringes to the consumer level, due to the potential clogging of the needle preventing the dispensing of epinephrine. USWM will handle the recall process for the Company, with Company oversight. SYMJEPI is manufactured and tested for us by Catalent Belgium S.A.  The costs of the recall and the allocation of costs of the recall, including the costs to us resulting from the recall, were estimated at approximately $2.0 million; moreover, the recall could cause the Company to suffer reputational harm, depending on the resolution of matters relating to the recall could result in the Company incurring financial costs and expenses which could be material, could adversely affect the supply of SYMJEPI products until manufacturing is resumed, and depending on the resolution of matters relating to the recall could have a material adverse effect on our business, financial condition, and results of operations.

F-17

        For the period ended December 31, 2022 and December 31, 2021, a liability of approximately $0.3 million and $2.0 million, respectively, associated with the recall is reflected in the balance sheet. The estimated costs of the recall were reflected in the consolidated statement of operations for the year ended December 31, 2021 as a reduction of net sales because we expect to offer the customers a cash refund or credit. Approximately, $0.3 million and $0.2 million in product recall costs were recorded in net revenue and selling, general and administrative expense, respectively during the year ended December 31, 2022. Total product recall costs from inception of the recall through December 31, 2022, were approximately $2.5 million. The Company may be able to be reimbursed by certain third parties for some of the costs of the recall under the terms of its manufacturing agreements or insurance policies, but there are no assurances regarding the amount or timing of any such recovery.

Deferred Revenue

Deferred revenue are contract liabilities that the Company records when cash payments are received or due in advance of the Company’s satisfaction of performance obligations.  The Company’s performance obligation is met when control of the promised goods is transferred to the Company’s customers. The following is a rollforward of deferred revenue at December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Opening Balance	$850,000	$950,000
Revenue Recognized	(644,000)	(100,000)
Ending Balance	$206,000	$850,000

The increase of approximately $544,000 in recognition of deferred revenue for the year ended December 31,2022, was due to the Company’s reassessment of performance obligations met under the USWM agreement and $100,000 of amortization.

The Company capitalizes incremental costs of obtaining a contract with a customer if the Company expects to recover those costs and that it would not have been incurred if the contract had not been obtained. The deferred costs, reported in the prepaid expenses and other current assets and other non-current assets on the Company’s Consolidated Balance Sheets, will be amortized over the economic benefit period of the contract.

NOTE 6:	CONCENTRATIONS

Financial instruments that potentially subject the Company to credit risk consist principally of cash, trade receivables, and accounts payable.

Cash and Cash Equivalents

The Company at times may have cash in excess of the Federal Deposit Insurance Corporation (“FDIC”) limit. The Company maintains its cash with larger financial institutions. The Company has not experienced losses on these accounts and management believes that the Company is not exposed to significant risks on such accounts.

Sales and Trade Receivables

Trade receivables are short-term receivables from sales of the Company’s FDA-approved SYMJEPI and ZIMHI products to its exclusive distributor, USWM. All revenues are US-based.

F-18

NOTE 7:	INVENTORIES

Inventories at December 31, 2022 and December 31, 2021 consisted of the following:

	December 31, 2022	December 31, 2021
Finished Goods	$267,554	$—
Work-in-Process	261,720	386,610
Raw Materials	709,504	31,997
Total Inventories	$1,238,778	$418,607

Reserve for obsolescence as of December 31, 2022 and December 31, 2021 was $0.

NOTE 8:	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets at December 31, 2022 and December 31, 2021:

	December 31, 2022	December 31, 2021
Employee Retention Credit	$875,307	$—
Prepaid Insurance	323,143	347,511
Prepaid - Research and Development	588,354	115,119
Other Prepaid	78,590	635,620
Other Current Assets	18,621	215,296
	$1,884,015	$1,313,546

Employee Retention Credit:

The Company applied for the Employee Retention Credit (ERC) which was available under the CARES Act. The ERC is a fully refundable tax credit for employers equal to 50 percent of qualified wages (including allocable qualified health plan expenses) that eligible employers paid their employees. The ERC applied to wages paid after March 12, 2020 and before January 1, 2021. The Company hired a third-party to assess if the Company qualified as an eligible employer and to prepare the application for the ERC credit if the Company was determined to be an eligible employer. Prior to December 31, 2022, the Company was informed by the Internal Revenue Service that it would receive approximately $875,000 from its ERC application. As the likelihood of realization of the gain was probable at December 31, 2022, the Company recorded a gain for the full amount of the ERC to be received. The Company received the full amount from the Department of Treasury in January 2023.

F-19

NOTE 9:	FIXED ASSETS

Fixed assets at December 31, 2022 and December 31, 2021 are summarized in the table below:

Description	Useful Life (Years)	December 31, 2022	December 31, 2021
Machinery and Equipment	3 - 7	$5,209,575	$4,522,583
Less: Accumulated Depreciation		(4,665,067)	(3,181,567)
Construction In Progress – Equipment (CIP)		744,386	993,752
Fixed Assets, net		$1,288,894	$2,334,768

For the years ended December 31, 2022 and 2021, depreciation expense was approximately $1,484,000 and $1,436,000, respectively.

NOTE 10:	LEASES

The Company has one operating lease for an office space. As of December 31, 2022, the lease has a remaining term of approximately 11 months. The operating lease does not include an option to extend beyond the life of the current term. There are no short-term leases, and the lease agreements do not require material variable lease payments, residual value guarantees or restrictive covenants.

The Company previously entered into a lease agreement to occupy leased premises with a term commencing December 1, 2014 (as amended, the “Lease”) and expiring on November 30, 2018. On December 29, 2017, the Company entered into a First Amendment to Lease (the “Amendment”) with the Lessor of the space, amending the Lease. Pursuant to the Amendment, the Company and Lessor agreed to extend the term of the Lease through November 30, 2023. The Amendment provides that the Company will pay its current base rent through November 30, 2018. Commencing on December 1, 2018 base rent was initially approximately $28,000 per month for the first 12 months and will increase annually to approximately $32,000 per month for the 12 months ending November 30, 2023. The Amendment also provides for one option to expand pursuant to which the Company has a right of first refusal for additional office space within the property. Total annual rent expense for the years ended December 31, 2022 and 2021 was approximately $354,000.

The amortizable lives of operating leased asset is limited by the expected lease term.

The Company’s lease generally does not provide an implicit rate, and therefore the Company uses its incremental borrowing rate as the discount rate when measuring operating lease liabilities. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease within a particular currency environment. The Company used incremental borrowing rates as of January 1, 2019 for leases that commenced prior to that date and the prevailing incremental borrowing rate thereafter.

The Company’s weighted average remaining lease term and weighted average discount rate for operating and financing leases as of December 31, 2022 and 2021 are:

December 31, 2022	Operating
Weighted Average Remaining Lease Term	0.92 Years
Weighted Average Discount Rate	3.95%

December 31, 2021	Operating
Weighted Average Remaining Lease Term	1.92 Years
Weighted Average Discount Rate	3.95%

The table below reconciles the undiscounted future minimum lease payments (displayed by year and in the aggregate) under non-cancelable leases with terms of more than one year to the total lease liabilities recognized on the audited consolidated balance sheets as of December 31, 2022:

Operating
2023	$349,365
Undiscounted Future Minimum Lease Payments	349,365
Less: Difference between undiscounted lease payments and discounted lease liabilities	6,803
Total Lease Liabilities	$342,562
Short-Term Lease Liabilities	$342,562
Long-Term Lease Liabilities	$—

Operating lease expense was approximately $354,000 for the years ended December 31, 2022 and 2021. Operating lease costs are included within selling, general and administrative expenses on the consolidated statements of operations.

Cash paid for amounts included in the measurement of operating lease liabilities were approximately $371,000 and $360,000 for the years ended December 31, 2022 and 2021, respectively.

F-20

NOTE 11:	ACCRUED OTHER EXPENSES

Accrued other expenses at December 31, 2022 and December 31, 2021:

	December 31, 2022	December 31, 2021
Accrued Expenses - R&D	$42,400	$741,521
Accrued Expenses - COGS	1,099,571	658,282
Accrued Expenses - Inventory	—	584,731
Accrued Expenses - Other	200,363	500,309
Accrued PTO	167,719	315,398
	$1,510,053	$2,800,241

Accrued other expenses includes firm purchase commitment losses related to batches produced that were determined to be commercially unviable and, therefore, not inventoriable. Accrued Expenses- COGS of approximately $348,000 represent the amount of loss on firm purchase commitments recognized in the Company’s consolidated statement of operations at December 31, 2022.

Additionally, firm purchase commitment losses of approximately $250,000 are included in Accounts Payable.

NOTE 12:	DEBT

First Draw Paycheck Protection Program Loan

On April 13, 2020, the Company received $3,191,700 in loan funding from the Paycheck Protection Program (the “PPP”), established pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and administered by the U.S. Small Business Administration (“SBA”). The unsecured loan (the “PPP Loan”) is evidenced by a promissory note of the Company (the “Note”), in the principal amount of $3,191,700, to Arvest Bank (the “Bank”), the lender.  The application for these funds required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. Subsequent guidance from the SBA and the Department of the Treasury indicated that in assessing the economic need for the loan, a borrower must take into account its current activity and ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. The receipt of these funds pursuant to the PPP Loan, and the forgiveness of the PPP Loan attendant to these funds, is dependent on the Company having initially qualified for the loan and, in the case of forgiveness, qualifying for the forgiveness of such loan based on our future adherence to the forgiveness criteria.

Under the terms of the Note and the PPP Loan, interest accrues on the outstanding principal at the rate of 1.0% per annum. The term of the Note is two years, unless sooner provided in connection with an event of default under the Note. To the extent the loan amount is not forgiven under the PPP, the Company is obligated to make equal monthly payments of principal and interest, beginning seven months from the date of the Note (or later if a timely loan forgiveness application has been submitted), until the maturity date.

The CARES Act and the PPP provide a mechanism for forgiveness of up to the full amount borrowed. Under the PPP, the Company may apply for and be granted forgiveness for all or part of the PPP Loan. The amount of loan proceeds eligible for forgiveness is based on a formula that takes into account a number of factors, including the amount of loan proceeds used by the Company during a specified period after the loan origination for certain purposes including payroll costs, interest on certain mortgage obligations, rent payments on certain leases, and certain qualified utility payments, provided that at least 60% of the loan amount is used for eligible payroll costs; the employer maintaining or rehiring employees and maintaining salaries at certain levels; and other factors. Subject to the other requirements and limitations on loan forgiveness, only loan proceeds spent on payroll and other eligible costs during the covered eight-week or 24-week period will qualify for forgiveness.

In December 2020, the Company submitted an application for the forgiveness of our PPP Loan.  In August 2021, the Company received notification through the Bank that as of August 5, 2021, the PPP Loan, including principal and interest thereon, has been fully forgiven by the SBA and that the remaining PPP Loan balance is zero. The Company recognized, $3,244,095, the amount forgiven as other income.

Second Draw Loan (or, “Second Draw PPP Loan”)

On March 15, 2021, the Company entered into a Note (the “PPP2 Note”) in favor of the Bank, in the principal amount of $1,765,495 relating to funding under a Second Draw loan (the “Second Draw Loan”) pursuant to the terms of the PPP, the CARES Act, and the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act enacted in December 2020. Under the terms of the PPP2 Note and Second Draw Loan, interest accrues on the outstanding principal at the rate of 1.0% per annum. The term of the PPP2 Note was five years, unless sooner provided in connection with an event of default under the PPP2 Note. The Company may prepay the Second Draw Loan at any time prior to maturity with no prepayment penalties. Under the PPP, the proceeds of the Second Draw Loan may be used to pay payroll and make certain covered interest payments, lease payments and utility payments. The Company may apply for forgiveness of some or all of the Second Draw Loan pursuant to the PPP. In order to obtain full or partial forgiveness of the Second Draw Loan, the borrower must timely request forgiveness, must provide satisfactory documentation in accordance with applicable SBA guidelines, and must satisfy the criteria for forgiveness under the PPP and applicable SBA requirements. The Company applied for forgiveness of the PPP2 Loan and received notification through the Bank that as of September 28, 2021, the Second Draw PPP Loan, including principal and interest thereon, was fully forgiven by the SBA. The Company recognized, $1,765,495, the amount forgiven as other income in the third quarter of 2021.  However, as described further in Note 14 below, in March 2022 the Company was informed that the Civil Division of the U.S. Attorney’s Office for the Southern District of New York was investigating the Company’s Second Draw PPP Loan and eligibility for that loan, and the Company’s financial statements for the quarter ended March 31, 2022, included a $1,850,000 contingent loss liability relating to the possible repayment of the full amount of the Second Draw PPP Loan (or, “PPP2 Loan Contingent Loss”) as well as accrued interest and processing fees of the lending bank.  In June 2022, following the inquiry, the Company paid a total of $1,787,417 in repayment of the Second Draw PPP Loan principal and such related interest and fees.

F-21

Even though the PPP Loan has been forgiven and the Second Draw PPP Loan repaid, our PPP loans and applications for forgiveness of loan amounts remain subject to review and audit by SBA for compliance with program requirements set forth in the PPP Interim Final Rules and in the Borrower Application Form, including without limitation the required economic necessity certification by the Company that was part of the PPP loan application process. Accordingly, the Company is subject to audit or review by federal or state regulatory authorities as a result of applying for and obtaining the PPP Loan and Second Draw PPP Loan or obtaining forgiveness of those loans.  If the Company were to be audited or reviewed and receive an adverse determination or finding in such audit or review, including a determination that the Company was ineligible to receive the applicable loan, the Company could be required to return or repay the full amount of the applicable loan and could be subject to additional fines or penalties, which could reduce the Company’s liquidity and adversely affect our business, financial condition and results of operations.

NOTE 13:	FAIR VALUE MEASUREMENTS

Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

The fair value hierarchy defines a three-level valuation hierarchy for disclosure of fair value measurements as follows:

Level 1:	Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2:	Inputs other than quoted prices included within Level 1 that are observable, unadjusted quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3:	Unobservable inputs that are supported by little or no market activity for the related assets or liabilities.

The carrying value of the Company’s cash and cash equivalents, prepaid expenses and other current assets, accounts payable and accrued liabilities, approximate fair value due to the short-term nature of these items based on Level 1 of the fair value hierarchy. Based on the borrowing rates currently available to the Company for debt with similar terms and consideration of default and credit risk, the carrying value of the Ben Franklin Note discussed in Note 16 approximates fair value based on Level 2 of the fair value hierarchy.

The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis by level within the fair value hierarchy:

	Fair Value Measurements at December 31, 2022
	Total	Level 1	Level 2	Level 3
Liabilities
2020 Warrant liability	$7,492	$—	$—	$7,492
Total common stock warrant liabilities	$7,492	$—	$—	$7,492

The fair value measurement of the warrants issued by the Company in February 2020 (the “2020 Warrants”) are based on significant inputs that are unobservable and thus represents a Level 3 measurement. The Company’s estimated fair value of the Warrant liability is calculated using the Black Scholes Option Pricing Model. Key assumptions at December 31, 2022 include the expected volatility of the Company’s stock of approximately 70% (based on calculated volatility and management’s judgement), the Company’s stock price at valuation date of $0.17, expected dividend yield of 0.0%, expected term of 2.68 years and average risk-free interest rate (based on the published treasury par yield curves from the US Department of Treasury) of approximately 4.362%. The Level 3 estimates are based, in part, on subjective assumptions.

	Fair Value Measurements at December 31, 2021
	Total	Level 1	Level 2	Level 3
Liabilities
2020 Warrant liability	$99,655	$—	$—	$99,655
Total common stock warrant liabilities	$99,655	$—	$—	$99,655

The fair value measurement of the warrants issued by the Company in February 2020 (the “2020 Warrants”) are based on significant inputs that are unobservable and thus represents a Level 3 measurement. The Company’s estimated fair value of the Warrant liability is calculated using the Black Scholes Option Pricing Model. Key assumptions at December 31, 2021 include the expected volatility of the Company’s stock of approximately 70% (based on calculated volatility and management’s judgement), the Company’s stock price at valuation date of $0.605, expected dividend yield of 0.0%, expected term of 3.68 years and average risk-free interest rate (based on the published treasury par yield curves from the US Department of Treasury) of approximately 1.038%. The Level 3 estimates are based, in part, on subjective assumptions.

During the periods presented, the Company has not changed the manner in which it values liabilities that are measured at fair value using Level 3 inputs.

F-22

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial instruments, which are treated as liabilities, as follows:

	2019 Warrant		2020 Warrant
	Number of Warrants	Liability	Number of Warrants	Liability
		(in thousands)		(in thousands)
Balance at December 31, 2020	13,800,000	$2,484,000	8,700,000	$2,001,000
Adoption of ASC 2020-06	(13,800,000)	(2,484,000)	—	—
Change in Fair Value of Warrants at Date of Exercise	—	—	—	7,521,150
Exercise of Warrants	—	—	(8,350,000)	(9,441,650)
Change in Fair Value, Year ended December 31, 2021	—	—	—	19,155
Balance at December 31, 2021	—	$—	350,000	$99,655
Change in Fair Value, Year ended December, 31, 2022	—	—	—	(92,163)
Balance at December 31, 2022	—	$—	350,000	$7,492

NOTE 14:	LEGAL MATTERS

The Company may from time to time become party to actions, claims, suits, investigations or proceedings arising from the ordinary course of our business, including actions with respect to intellectual property claims, breach of contract claims, labor and employment claims and other matters. We may also become party to litigation in federal and state courts relating to opioid drugs. Any litigation could divert management time and attention from Adamis, could involve significant amounts of legal fees and other fees and expenses, or could result in an adverse outcome having a material adverse effect on our financial condition, cash flows or results of operations. Actions, claims, suits, investigations and proceedings are inherently uncertain and their results cannot be predicted with certainty. Except as described below, we are not currently involved in any legal proceedings that we believe are, individually or in the aggregate, material to our business, results of operations or financial condition. However, regardless of the outcome, litigation can have an adverse impact on us because of associated cost and diversion of management time.

Investigation

On May 11, 2021, each of the company and its USC subsidiary received a grand jury subpoena from the U.S. Attorney’s Office for the Southern District of New York (the “USAO”) issued in connection with a criminal investigation, requesting a broad range of documents and materials relating to, among other matters, certain veterinary products sold by the company’s USC subsidiary, certain practices, agreements and arrangements relating to products sold by USC, including veterinary products, and certain regulatory and other matters relating to the company and USC. The Audit Committee of the Board engaged outside counsel to conduct an independent internal investigation to review these and other matters. The company has also received requests from the Securities and Exchange Commission (“SEC”) for the voluntary production of documents and information relating to the subject matter of the USAO’s subpoenas and certain other matters arising therefrom in connection with the SEC’s investigation. The company has produced documents and will continue to produce and provide documents in response to the subpoenas and requests as needed. Additionally, on March 16, 2022, we were informed that the Civil Division of the USAO (“Civil Division”) is investigating the company’s Second Draw PPP Loan application disclosed in previous reports. The Audit Committee of the Board engaged outside counsel to conduct an internal inquiry into the matter. In June 2022, following the inquiry the company paid a total of $1,787,417 in repayment of the Second Draw PPP Loan principal and such related interest and fees. The company intends to continue cooperating with the USAO, SEC, and Civil Division. We have received additional requests for production of documents from the SEC and the USAO, have responded to those requests, and continue to engage in communications with the SEC and the USAO regarding their investigations. Additional issues or facts could arise or be determined, which may expand the scope, duration, or outcome of the investigation. As of the date of this Report, the company is unable to predict the duration, scope, or final outcome of the investigations by the USAO, SEC, Civil Division, or other agencies; what, if any, proceedings the USAO, SEC, Civil Division, or other federal or state authorities may initiate; what penalties, payments, by the company, remedies or remedial measures the USAO, SEC, Civil Division or other federal or state authorities may seek; what penalties, payments by the company, remedies or remedial measures the USAO, SEC or other federal or state authorities may require in order to resolve the investigations; or what, if any, impact the foregoing matters may have on the company’s business, financial condition, previously reported financial results, financial results included in this Report, or future financial results. We or our USC subsidiary may be found to have violated one or more laws arising from the subject matter of the subpoenas. We could receive additional requests from the USAO, SEC, Civil Division, or other authorities, which may require further investigation. There can be no assurance that any resolution of these matters and investigations with the USAO or SEC will not have a material and unfavorable or adverse outcome of the company. The foregoing matters have diverted and may continue to divert management’s attention, have caused the company to suffer reputational harm, have required and will continue to require the company to devote significant financial resources, could subject the company and its officers and directors to civil or criminal proceedings, and depending on the resolution of the matters or any proceedings, could result in fines, payments, or financial remedies in amounts that may be material to our financial condition, or equitable remedies, and materially and affect the company’s business, previously reported financial results, financial results included in this Report, or future financial results. The occurrence of any of these events could have a material adverse effect on the company’s business, financial condition and results of operations.

 Regulatory

In October 2021, following the sale in July 2021 of certain assets of the Company’s USC subsidiary relating to USC’s human compounding pharmaceutical business and the Company’s approval of a restructuring process of winding down the remaining operations and business of USC and selling or disposing of the remaining assets of USC, the Company entered into a Consent Order with the Arkansas State Board of Pharmacy to resolve an ongoing administrative proceeding before the pharmacy board, pursuant to which USC agreed to surrender its Arkansas retail pharmacy permit and wholesaler/outsourcer permit effective October 31, 2021, to pay a civil penalty of $75,000 relating to violations of various Arkansas pharmacy laws and the pharmacy board’s regulations, and to pay $75,000 in investigative costs of the pharmacy board.  The total amount of $150,000 levied by the pharmacy board was paid during the year ended December 31, 2021.

F-23

Nasdaq Compliance

December 28, 2022, the Company was notified by the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) that, based upon the Company’s non-compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Rule”) as of December 27, 2022, the Company’s common stock was subject to delisting unless the Company timely requested a hearing before the Nasdaq Hearings Panel (the “Panel”). The Company timely requested a hearing before the Panel, and a hearing was held on February 16, 2023.  On February 21, 2023, the Staff notified the Company that the Panel has granted the Company’s request for continued listing of the Company’s common stock on the Nasdaq Stock Market and an extension until June 26, 2023 (the “Compliance Period”) to regain compliance with the continued listing requirements for The Nasdaq Capital Market, including the minimum $1.00 bid price requirement of Nasdaq Listing Rule 5500(a)(2) (the “Rule”).  The extension granted by the Panel is subject to the Company’s timely undertaking certain corporate actions during the Compliance Period, including without limitation holding a Special Meeting of stockholders to obtain approval for a reverse stock split of our common stock, and effecting a reverse stock split, if required, in order to achieve a closing minimum bid price of $1.00 or more per share for a minimum of ten consecutive trading sessions during the Compliance Period.  The notice indicated that June 26, 2023, represents the full extent of the Panel’s discretion to grant continued listing while it is non-compliant, and that the Panel reserved the right to reconsider the terms of the exception.  The Company intends to diligently work to take the actions required to satisfy the terms of the Panel’s extension and regain compliance with the Rule; however, there can be no assurance that the Company will be able to take the actions required to comply with the terms of the Panel’s extension and regain compliance with the Rule within the extension period granted by the Panel.

Jerald Hammann

On June 8, 2021, Jerald Hammann filed a complaint against the Company and each of its directors in the Court of Chancery of the State of Delaware, captioned Jerald Hammann v. Adamis Pharmaceuticals Corporation et al., C.A. No. 2021-0506-PAF (the “Complaint”), seeking injunctive and declaratory relief. The Complaint alleges, among other things, that the defendants (i) violated Rule 14a-5(f) and 14a-9(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the Company’s 2021 annual meeting of stockholders—which was subsequently held on July 16, 2021 (the “2021 annual meeting”)—and disseminated false and misleading information in the Company’s proxy materials relating to the 2021 annual meeting, (ii) violated certain provisions of the Company’s bylaws relating to the 2021 annual meeting, (iii) violated section 220 of the Delaware General Corporation Law (“DGCL”) in connection with a request for inspection of books and records submitted by the plaintiff, and (iv) breached their fiduciary duties of disclosure and loyalty, including relating to establishing and disclosing the date of the Company’s 2021 annual meeting and to the Company’s determination that a solicitation notice delivered to the Company by plaintiff was not timely and was otherwise deficient. The plaintiff has also filed various motions with the Court, which have been resolved. The Company has filed a motion for summary judgment with respect to one of the counts in the complaint and a motion to dismiss certain other counts of the plaintiff’s amended complaint. Those motions are pending before the Court, and the case continues to proceed. On October 13, 2022, the Court entered an order scheduling oral arguments on the motion for summary judgment and motion to dismiss for December 19, 2022. On March 13, 2023, the Court denied the Company’s motion for summary judgment.  The Court also denied the Company’s motion to dismiss Count Seven, and reserved until trial a decision on the Company’s motion to dismiss Counts Eight and Nine. Trial on the merits of the plaintiff’s claims is scheduled for March 16, 2023. The Company believes the claims in the plaintiff’s complaint are without merit and intends to vigorously dispute them.

The Company records accruals for loss contingencies associated with legal matters when the Company determines it is probable that a loss has been or will be incurred and the amount of the loss can be reasonably estimated. Where a material loss contingency is reasonably possible and the reasonably possible loss or range of possible loss can be reasonably estimated, U.S. GAAP requires us to disclose an estimate of the reasonably possible loss or range of loss or make a statement that such an estimate cannot be made. The company has not accrued any amount in respect of the matters described under the headings “Investigation” or “Jerald Hammann,” as we cannot estimate the probable loss or the range of probable losses that we may incur. We are unable to make such an estimate because (i) with respect to the matters described under the heading “Investigation,” we are unable to predict whether any proceedings will be initiated by the USAO, SEC or other authorities arising from such matters, what, if any, relief, remedies or remedial measures the USAO, SEC, or other authorities may seek if proceedings are commenced, and the duration, scope, or outcome of any such proceedings, if they are commenced, (ii) litigation and other proceedings are inherently uncertain and unpredictable, and (iii) with respect to the matters described under the heading “Jerald Hammann,” the complaint seeks declaratory and injunctive relief. Because legal proceedings and investigations are uncertain and unpredictable and unfavorable results could occur, assessing contingencies is highly subjective and requires significant judgments about future events, including determining both the probability and reasonably estimated amount of a possible loss or range of loss. The amount of any ultimate loss may differ from any accruals or estimates that the Company may make.

NOTE 15:	LICENSING AGREEMENTS

Tempol

On June 12, 2020, we entered into a license agreement with a third party, or the Licensor, to license rights under patents, patent applications and related know-how of Licensor relating to Tempol, an investigational drug. The exclusive license included the worldwide use under the licensed patent rights and related rights of Tempol for the fields of COVID-19 infection, asthma, respiratory syncytial virus infection, and influenza infection.  In addition, the exclusive license includes the use of Tempol as a therapeutic for reducing radiation-induced dermatitis in patients undergoing treatment for cancer.  In consideration for the Licensor providing the rights under its patent rights and related know-how relating to Tempol within the licensed fields, we paid Licensor $250,000 and also issued to the Licensor 1,000,000 shares of our Series B Convertible Preferred Stock, which was converted into an equal number of shares of our common stock during the year ended December 31, 2020.

On October 27, 2022, we received a communication from the Licensor asserting that the license agreement between the Licensor and us relating to Tempol has terminated by virtue of alleged noncompliance by us with certain financial covenants contained in the agreement. We dispute, and do not agree, that the agreement has terminated. We are also evaluating potential claims against the Licensor including possible breach of its obligations under the agreement, and we intend to vigorously defend our rights relating to the agreement.  We do not believe that the agreement or any termination of the agreement is material to the Company’s current or presently anticipated future business, financial conditions or results of operations.

F-24

NOTE 16:	COMMITMENTS AND CONTINGENCIES

Maintenance Fees and Firm Purchase Commitments:

The Company has a production threshold commitment to a manufacturer of our SYMJEPI products where the Company would be required to pay for maintenance fees if it does not meet certain periodic purchase order minimums. Any such maintenance fees would be prorated as a percentage of the required minimum production threshold. Maintenance fees for the years ended December 31, 2022 and 2021 were approximately $0 and $0, respectively.

The Company also has firm purchase commitments to a manufacturer of our SYMJEPI products based on rolling forecasts where a portion of the forecast represents binding orders and the remaining portion non-binding. For the years ended December 31, 2022 and 2021, purchases under firm purchase commitments were approximately $0.6 million and $1.1 million, respectively.

Legal Matters:

For information concerning contingencies relating to legal proceedings, see Note 14 of the notes to the consolidated financial statements.

               Ben Franklin Note:

Biosyn issued a note payable to Ben Franklin Technology Center of Southeastern Pennsylvania (“Ben Franklin Note”) in October 1992, in connection with funding the development of Savvy (C31G), a compound then under development to prevent the transmission of HIV/AIDS. The repayment terms of the non-interest bearing obligation include the remittance of an annual fixed percentage of 3.0% of future revenues of Biosyn, if any, until the principal balance of $777,902 (face amount) is satisfied.

Upon the Company’s acquisition of Biosyn in 2004, the value of the Ben Franklin Note would be impacted by the ability to estimate Biosyn’s expected future revenues, which in turn hinge largely upon future efforts to commercialize the product candidate, C31G, the realization of which was not likely given that the two Savvy clinical trials were halted in 2005 and 2006. Additionally, final results released in 2008 noted that for statistical reasons, a continuation of either study could not have established Savvy’s ability to prevent HIV infections. The Company determined that the Ben Franklin Note will have no future cash flows, as the Company does not believe the product will create a revenue stream in the future due to the futility of the two clinical trials, and as a result, had no fair value at the time of acquisition.

NOTE 17:	COMMON STOCK

In January and February 2021, the Company issued common stock upon exercise of investor warrants. The warrant holders exercised for cash at exercise prices ranging from $0.70 to $1.15 per share. The Company received total proceeds of approximately $5,852,000 and the warrant holders received 8,356,000 shares of common stock.

On February 2, 2021, the Company completed the closing of an underwritten public offering of 46,621,621 shares of common stock at a public offering price of $1.11 per share, which included 6,081,081 shares pursuant to the full exercise of the over-allotment option granted to the underwriters. Net proceeds were approximately $48.4 million, after deducting approximately $3.3 million in underwriting discounts and commissions and estimated offering expenses payable by the Company.

NOTE 18:	CONVERTIBLE PREFERRED STOCK

July 2022 Series C Preferred Stock

On July 5, 2022, the Company entered into a private placement transaction with Lincoln Park Capital Fund, LLC, (or, “Lincoln Park”) pursuant to which the Company issued an aggregate of 3,000 shares of Series C Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred”), together with warrants (the “Warrants”) to purchase up to an aggregate of 750,000 shares of common stock of the Company, at an exercise price of $0.47 per share (subject to adjustment as provided in the Warrants). Gross proceeds were $300,000, excluding transaction costs, fees and expenses of $15,000. The Warrants become exercisable commencing January 3, 2023 and have a term ending on January 5, 2028.

The Series C Preferred is entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of common stock, when, as and if actually paid on shares of common stock (subject to adjustments pursuant to the related Certificate of Designation.) The Series C Preferred will have no voting rights (other than the right to vote as a class on certain matters as provided in the related Certificate of Designation). However, each share of Series C Preferred entitles the holder thereof (i) to vote exclusively on a proposal to effect a reverse stock split of the common stock (the “Proposal”) and any proposal to adjourn any meeting of stockholders called for the purpose of voting on the Proposal, and (ii) to 1,000,000 votes per each share of Series C Preferred.

The Series C Preferred shall, except as required by law, vote together with the common stock and any other issued and outstanding shares of preferred stock of the Company entitled to vote, as a single class; provided, however, that such shares of Series C Preferred shall, to the extent cast on the Proposal, be automatically and without further action of the holders thereof voted in the same proportion as shares of common stock (excluding any shares of common stock that are not voted) and any other issued and outstanding shares of preferred stock of the Company entitled to vote (other than the Series C Preferred or shares of such preferred stock not voted) are voted on the Proposal and any proposal to adjourn any meeting of stockholders called for the purpose of voting on the Proposal.

F-25

The Series C Preferred has a “Stated Value” of $100 per share of Series C Preferred. (i) Upon any liquidation, dissolution or winding up of the Company (a “Liquidation”), the holders of Series C Preferred are entitled to be paid in cash an amount per share of Series C Preferred equal to 110% of the Stated Value (the “Liquidation Amount”), or (ii) in the event of a “Deemed Liquidation Event” as defined in the Certificate of Designation, which generally includes certain merger transactions or a sale, lease or other disposition of all or substantially all of the assets of the Company, the holders of Series C Preferred are entitled to paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the “Available Proceeds” (as defined in the Certificate of Designation), in each case before any payment may be made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series C Preferred equal to the Liquidation Amount. Upon certain of the Deemed Liquidation Events, if the Company does not effect a dissolution within 90 days after such event, then the holders of Series C Preferred may require the Company to redeem the Series C Preferred for an amount equal to the Liquidation Amount.

 The Series C Preferred is convertible into shares of common stock at the option of the holder, any time after the effective date of a reverse stock split of the outstanding shares of the Common Stock at a ratio set forth in a reverse stock split proposal by means of an amendment to the Company’s certificate of incorporation approved by the board of directors and the stockholders of the Company (a “Reverse Stock Split”), into that number of shares of common stock (subject to certain beneficial ownership limitations applicable to each holder, and to compliance with the rules and regulations of the Nasdaq Capital Market) determined by dividing the Stated Value of such share of Series C Preferred by the conversion price then in effect, rounded down to the nearest whole share (with cash paid in lieu of any fractional shares). The conversion price for the Series C Preferred equals 90% of the lesser of (i) the closing sale price of the Common Stock on the trading day immediately prior to the Closing Date and (ii) the average of the closing sale prices for the common stock on the five trading days immediately prior to the closing date, subject to adjustment as provided in the certificate of designation; provided, that the conversion price may not fall below the par value per share of the common stock and may not exceed $0.60 per share. Based on the initial conversion price of $0.43 per share, the 3,000 Shares of Series C Preferred are initially convertible into approximately 697,674 shares of common stock. The conversion price is subject to adjustment as set forth in the certificate of designation for stock dividends, stock splits, reverse stock splits, and similar events. The Series C Preferred also contain redemption features by the holder at 110%, at any time after the effective date of a Reverse Stock Split and by the issuer at 105%, at any time after the effective date of a Reverse Stock Split. Additionally, in accordance with the transaction agreement, the Company filed a registration statement with the SEC, which has been declared effective, to register the resale from time to time of shares of common stock underlying the Series C Preferred and the Warrants.

 The Company determined that the Series C Preferred should be classified as mezzanine equity (temporary equity outside of permanent equity), that the Series C Preferred more closely aligned with debt as the intent is for redemption by either the holder or issuer, mostly likely the issuer (the Company) due to the more favorable redemption terms. The embedded conversion feature was determined to meet the derivative scope exception. The Company did not separately account for the redemption features as the fair value of such feature is not material. The Warrants are freestanding and detachable; and the Company determined that the warrants meet the criteria for equity classification in the Company’s consolidated balance sheet. With the equity classification of both the Series C Preferred and the warrants, the $15,000 in transaction costs were allocated between the Series C Preferred and the Warrants, which netted the proceeds received. Net proceeds were allocated between the Series C Preferred and the Warrants based on their relative fair values.

 Fair value for both the Series C Preferred and the related warrants were based on significant inputs that were unobservable and thus represented Level 3 measurements. Fair value for the Series C Preferred was based on the weighted value of the Reverse Stock Split approval and the value of the Reverse Stock Split rejection times the probability of each scenario as assessed by management at the time of the Series C Preferred stock issuance. Fair value of the Warrants was based on the Black-Scholes pricing model, using the following inputs: $0.53 stock price, $0.47 exercise, 5.5 years remaining expected term, 70% volatility, 0% dividend rate and 2.82% risk free rate. The relative fair value ascribed to the Series C Preferred was approximately $157,300 and the relative fair value ascribed to the Warrants was approximately $127,700.

 Subsequent to the issuance of the Series C Preferred, in connection with the Company’s annual meeting of stockholders, in September 2022 the Company’s stockholders voted on a reverse stock split proposal, and the proposal was not approved. Pursuant to the Series C Preferred transaction agreements, the Company paid $15,000 to Lincoln Park resulting from the failure of the reverse stock split proposal to be approved at the meeting. Based on the failure of the proposed stock split proposal, redemption of the Series C Preferred is not probable at December 31, 2022, and, as such, no accretion was recorded to the redemption value. The warrants are equity-classified, and, as such do not require revaluation and 750,000 warrants remain outstanding as of December 31, 2022.

NOTE 19:	STOCK-BASED COMPENSATION, WARRANTS AND SHARES RESERVED

The Company accounts for transactions in which the Company receives services in exchange for restricted stock units (“RSUs”) or options to purchase common stock as stock-based compensation cost based on estimated fair value. Stock-based compensation cost for RSUs is measured based on the closing fair market value of the Company’s common stock on the date of grant. Stock-based compensation cost for stock options is estimated at the grant date based on each option’s fair-value as calculated by the Black-Scholes option-pricing model. The Company accounts for forfeitures as they occur and will reduce compensation cost at the time of forfeiture.

F-26

At the Company’s 2020 annual meeting of stockholders, the stockholders approved the Company’s 2020 Equity Incentive Plan (the “2020 Plan”). The 2020 Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, and other forms of equity compensation (collectively “stock awards”). In addition, the 2020 Plan provides for the grant of cash awards. The initial aggregate number of shares of common stock that may be issued initially pursuant to stock awards under the 2020 Plan is 2,000,000 shares. The number of shares of common stock reserved for issuance automatically increases on January 1 of each calendar year during the term of the 2020 Plan, commencing January 1, 2021, by 5.0% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares of common stock determined by the Company’s board of directors before the start of a calendar year for which an increase applies. One of the provisions of the 2020 Plan is that no award may be granted, issued or made under the 2020 Plan until such time as the fair market value of the common stock has been equal to or greater than $3.00 per share (subject to proportionate adjustment for stock splits, reverse stock splits, and similar events) for at least ten consecutive trading days, after which time awards may be made under the 2020 Plan. In September 2022, the Company’s Board of Directors (or, “Board”) determined and resolved that it was in the best interests of the Company and its stockholders that the current share reserve and shares covered by 2020 Plan not be available for awards made pursuant to the 2020 Plan but instead be available to be issued for other corporate purposes, that no awards shall be made providing for the issuance or possible issuance of shares included in the current share reserve, that the shares covered by the current share reserve shall not be considered as reserved for issuance pursuant to awards under the 2020 Plan, until such time in the future, if any, as the Board adopts an express resolution providing that the shares in the current share reserve shall be available to be issued pursuant to awards made under the 2020 Plan; and that the shares covered by and included in the current share reserve shall be considered as authorized, unreserved and unallocated shares of common stock that are available to be issued for other corporate purposes. Additionally, in December 2022, the Board determined and resolved, that the 2020 Plan share reserve shall not be increased effective January 1, 2023, and that there shall not be any increase in share reserve for the 2023 year by virtue of the annual share reserve increase. No awards had been made pursuant to the 2020 Plan as of December 31, 2022. As of December 31, 2022, the current share reserve under the 2020 Plan was 14,171,816.

On January 1, 2022, pursuant to the 2020 Equity Incentive Plan the number of shares reserved for the issuance of stock awards increased by 7,479,713 shares.

The Company had a 2009 Equity Incentive Plan (the “2009 Plan”). The 2009 Plan terminated effective February 2019 and no new awards may be made under the 2009 Plan.

In June 2022, the Company issued 250,000 shares of common stock to a former executive officer of the Company pursuant to a separation agreement between the Company and the officer. The separation agreement resulted in the modification of the RSU previously issued to the officer, accelerating the RSU vesting upon his separation. As a result of this modification, the Company determined the cumulative compensation cost that should have been recognized at the date of the modification as if the fair value of the modified award had been recognized from the original grant date over his requisite service period, which resulted in the reversal of approximately $540,000 in expense.

Stock Options

The following summarizes the stock option activity for the year ended December 31, 2022 below:

2009 Equity Incentive Plan (or, 2009 Plan):

	2009 Equity Incentive Plan	Weighted Average Exercise Price	Weighted Average Remaining Contract Life *
Total Outstanding and Vested and Expected to Vest as of December 31, 2021	4,985,415	$4.21	4.05 years
Options Canceled/Expired	(679,053)	4.20	—
Total Outstanding and Vested as of December 31, 2022	4,306,362	$4.21	2.09 years

*	Maximum contractual term for options is 10 years.

As of December 31, 2022, the unamortized compensation expense related to 2009 Plan awards was approximately $0.

The aggregate intrinsic value (the difference between the Company’s closing stock price on the last trading day of the year and the exercise price, multiplied by the number of in-the-money options) of all options outstanding at December 31, 2022 and 2021 was $0.

Non-Plan Awards:

	Non-Plan Awards	Weighted-Average Exercise Price	Weighted-Average Remaining Contract Life
Total Outstanding, as of December 31, 2021	—	$—	—
Granted	130,000	0.62	9.13 years
Total Outstanding as of December 31, 2022	130,000	$0.62	9.13 years
Vested and Expected to Vest at December 31, 2022	57,499	$0.62	9.13 years

F-27

Non-plan awards are granted pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules, as a material inducement to the willingness of such person to join the Company as a non-officer employee, effective upon the effective date of Board of Director-approved resolutions to grant nonqualified stock options to such person, (or, inducement grant.) Inducement grants, although granted outside of the Company’s 2020 Equity Incentive Plan, are subject to the terms and conditions set forth in that plan. The terms of inducement grants are generally the same as terms would be under the 2020 Equity Incentive Plan, wherein the exercise price of the options is equal to the fair value of the Company’s common stock at date of grant, with vesting commencing on date of grant. And, vesting schedule consisting of one-sixth (1/6) of the options becoming exercisable six (6) months after vesting commences, and one thirty-sixth (1/36) of the options on becoming exercisable each subsequent monthly anniversary of the vesting commencement date, such that the option is exercisable in full after three years from the vesting commencement date of the option grant, subject to the option holder providing continuous service.

As of December 31, 2022, the unamortized compensation expense related to non-plan awards was approximately $0.

Restricted Stock Units

The following summarizes the RSU activity for the year ended December 31, 2022 below:

	Number of Shares/Unit	Weighted Average Grant Date Fair Value
Non-vested RSUs as of December 31, 2021	1,039,003	$4.16
RSUs vested during the period	(389,003)	$3.35
Non-vested RSUs as of December 31, 2022	650,000	$4.64

The following summarizes the non-vested RSU’s as of December 31, 2022:

	RSUs		Price Per Share at Grant Date
Non-Employee Board of Directors	150,000	(1)	$8.46
Company Executive and employees	500,000	(1)	$3.50
Total RSUs	650,000

(1)	The RSUs will have cliff vesting after seven years of continuous service or upon change of control from date of grant or upon death or disability.

As of December 31, 2022, the unamortized compensation expense related to RSUs was approximately $189,000 and will be recognized over 0.87 years.

Total Stock-Based Compensation:

The following summaries stock-based compensation recognized as research and development costs (or, R&D) and selling, general and administrative costs (or, SG&A) for the year-ended December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
R&D	$(66,222)	$688,611
SG&A	(274,048)	1,328,029
Total Stock-based Compensation	$(340,270)	$2,016,640

As discussed earlier in this Report, the negative stock-based compensation for the year-ended December 31, 2022, is primarily due to RSU award modifications resulting from accelerated vesting due to a separation agreement and the decline in the Company’s stock price which decreased the fair value of the accelerated awards

Warrants

The following table summarizes warrants outstanding at:

December 31, 2022	Warrant Shares*		Exercise Price Per Share	Date Issued	Expiration Date
Old Adamis Warrants	58,824		$8.50	November 15, 2007	November 15, 2023
2019 Warrants	13,794,000		$1.15	August 5, 2019	August 5, 2024
2020 Warrants	350,000	*	$0.70	February 25, 2020	September 3, 2025
Series C Preferred Warrants	750,000		$0.47	July 5, 2023	January 5, 2028
Total Warrants	14,952,824

*	See Note 13 for the fair value of the warrant liability related to the 2020 Warrants which are liability classified.

F-28

Shares Reserved

At December 31, 2022, the Company has reserved shares of common stock for issuance upon exercise of outstanding options and warrants, and vesting of RSUs, as follows:

Warrants	14,952,824
Convertible Preferred Stock	697,674
RSU	650,000
Non-Plan Awards	130,000
2009 Equity Incentive Plan	4,306,362
Total Shares Reserved	20,736,860

NOTE 20:	INCOME TAXES

Net operating losses and tax credit carryforwards as of December 31, 2022 are as follows:

	Amount	Expiration Years
Net operating losses, federal (Post December 31, 2017)	$135,375,006	N/A
Net operating losses, federal (Pre January 1, 2018)	86,660,717	2027 - 2038
Net operating losses, state	91,134,554	2030 - 2043
Tax credits, federal	3,541,039	2037 - 2043
Tax credits, state	2,145,442	N/A

Under the new tax law, the federal net operating loss arising in tax years ending after December 31, 2017 will be carried forward indefinitely with an 80% taxable income limitation.

Pursuant to Internal Revenue Code Section 382, the annual use of the net operating loss carry forwards and research and development tax credits could be limited by any greater than 50% ownership change during any three year testing period. As a result of any such ownership change, portions of the Company’s net operating loss carry forwards and research and development tax credits are subject to annual limitations. The Company completed a Section 382 analysis in 2017, and the net operating loss deferred tax assets reflect the results of the analysis. The recoverability of these carry forwards could be subject to limitations upon future changes in ownership as defined by Section 382 of the Internal Revenue Code. The Company has not completed an ownership change analysis pursuant to IRC Section 382 since 2017. However, the Company has established a valuation allowance as the realization of such deferred tax assets has not met the more likely than not threshold requirement. If ownership changes within the meaning of IRC Section 382 have occurred, the amount of remaining tax attribute carryforwards available to offset future taxable income and income taxes in future years may be significantly restricted or eliminated. Further, the Company’s deferred tax assets, along with the corresponding valuation allowance, associated with such tax attributes could be significantly reduced upon an ownership change within the meaning of IRC Section 382 and such changes could be material. Due to the existence of the valuation allowance, changes in the Company’s deferred tax assets from any such limitation will not impact the Company’s effective tax rate.

ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carry forwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carry forward period. Because of the Company’s recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a valuation allowance.

At December 31, 2022 and 2021, the Company reassessed its need for valuation allowance and decreased the valuation allowance because it impaired an indefinite lived trademark during the year which previously represented a taxable temporary difference for which no deferred tax asset could be realized. This was determined to be a future source of taxable income. This reassessment resulted in a tax benefit of $44,000 and $65,000, respectively. Of this, $46,000 and $67,000 were allocated to the discontinued operation for the years ended December 31, 2022 and December 31, 2021, respectively.

The expense for income taxes from operations consists of the following for the years ended December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Current	$2,000	$2,000
Deferred	(46,000)	(67,000)
Tax Expense (Benefit)	(44,000)	(65,000)
Tax Benefit Allocated to Discontinued Operations	46,000	67,000
Tax Expense Allocated to Continuing Operations	$2,000	$2,000

F-29

At December 31, 2022 and December 31, 2021 the significant components of the deferred tax assets from operations are summarized below (all of which are domestic):

	December 31, 2022	December 31, 2021
Deferred Tax Assets
Net Operating Losses Carryforwards	$51,482,000	$47,419,000
Tax Credits	5,686,000	4,982,000
Stock Compensation	746,000	1,008,000
Accrued Expenses	47,000	189,000
Warranty Expenses	75,000	449,000
Intangibles	948,000	1,017,000
Fixed Assets	253,000	127,000
Lease Liabilities	143,000	248,000
R&D Capitalization	1,963,000	—
Other	833,000	838,000
Total Deferred Tax Assets	62,176,000	56,277,000
Valuation Allowance	(60,227,000)	(54,261,000)
Deferred Tax Assets, Net of Valuation Allowance, Total	$1,949,000	$2,016,000
Deferred Tax Liabilities
Intangibles - Indefinite Lived	$—	$(187,000)
Right-of-use Assets	(78,000)	(146,000)
State Taxes	(1,871,000)	(1,729,000)
Fixed Assets	—	—
Total Deferred Tax Liabilities	(1,949,000)	(2,062,000)
Net Deferred Tax Liability	$—	$(46,000)

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities.

The Company has determined at December 31, 2022 and December 31, 2021 that a full valuation allowance would be required against of all the Company’s operating loss carry forwards and deferred tax assets that the Company does not expect to be utilized from the reversal of its deferred tax liabilities.

The following table reconciles the Company’s losses from operations before income taxes for the year ended December 31, 2022 and December 31, 2021:

	December 31, 2022		December 31, 2021
Federal Statutory Rate	$(5,555,000)	21.00%	$(9,637,000)	21.00%
State Income Tax, net of Federal Tax	(7,000)	0.03%	(9,000)	0.02%
Indefinite Lived - DTL	(35,000)	0.13%	(52,000)	0.11%
Other Permanent Differences	682,000	(2.58%)	1,032,000	(2.25%)
Research and Development Credits	(506,000)	1.91%	(377,000)	0.82%
Other	80,000	(0.30%)	(539,000)	1.17%
Change in Valuation Allowance	5,297,000	(20.02%)	9,517,000	(20.74%)
Expected Tax Expense	$(44,000)	0.17%	$(65,000)	0.13%

The Company files income tax returns in the United States, California and other state jurisdictions. Due to the Company’s losses incurred, the Company is essentially subject to income tax examination by tax authorities from inception to date. Interest and penalties related to uncertain tax positions are recognized as a component of income tax expense. For the tax year ended December 31, 2022 and 2021, the Company recognized no interest or penalties, and identified no material amount of unrecognized tax benefits.

NOTE 21:	SUBSEQUENT EVENTS

On February 27, 2023, the Company announced that it had entered into an Agreement and Plan of Merger and Reorganization with DMK Pharmaceuticals Corporation. DMK Pharmaceuticals is a privately-held, clinical stage neuro-biotechnology company focused on the development and commercialization of potential products for the treatment of a variety of neuro-based disorders, including without limitation opioid use disorder, acute and chronic pain, bladder problems, and Parkinson’s disease.  Completion of the transaction is subject to a number of conditions, including without limitation approval by the Adamis stockholders of certain matters relating to the transaction.  There can be no assurances that the proposed merger transaction with DMK will be completed.

On February 8, 2023, the Company received notice from the Food and Drug Administration (“FDA”) that the FDA considers the voluntary recall of the Company’s SYMJEPI products to be terminated. With the termination of the voluntary recall, the Company anticipates having SYMJEPI relaunched and commercially available in the first half of 2023.

On March 14, 2023, the Company entered into a securities purchase agreement with an investor for the purchase and sale of 16,500,000 shares of its common stock and pre-funded warrants to purchase up to 7,500,000 shares of common stock, together with warrants to purchase up to 48,000,000 shares of common stock, at a combined purchase price of $0.125 per share (and $0.1249 per pre-funded warrant) and accompanying warrants, pursuant to a registered direct offering. The warrants will have an exercise price of $0.138 per share, will be initially exercisable beginning six months following the date of issuance and will expire five years and six months from the date of issuance. The closing of the offering occurred on March 16, 2023. Gross proceeds from the offering were approximately $3.0 million, with net proceeds estimated at approximately $2.7 million. The Company intends to use the net proceeds from the offering for general working capital purposes.

F-30

DMK Pharmaceuticals Corporation

Financial Statements and Notes to Combined Financial Statements

December 31, 2022 and 2021

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of DMK Pharmaceuticals Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of DMK Pharmaceuticals Corporation as of December 31, 2022 and 2021, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments.

We determined that there are no critical audit matters.

/S/ BF Borgers CPA PC

(PCAOB ID 5041)

We have served as the Company’s auditor since 2022

Lakewood, CO

March 28, 2023

DMK PHARMACEUTICALS CORPORATION

COMBINED BALANCE SHEETS

	December 31,
	2022	2021
Assets
Current assets:
Cash	$131,310	$2,804
Total current assets	131,310	2,804
Total assets	$131,310	$2,804

Liabilities and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$5,560	$—
Due to related party	4,621	285
Accrual Interest and other current liabilities	364,042	145,466
Deferred grant revenue	122,118	25,000
Total current liabilities	496,341	170,751

Long - Term Liabilities
Convertible debt - related party	3,093,224	2,228,373
Total liabilities	$3,589,565	$2,399,124
Commitments and contingencies (Note 5)
Stockholders’ (deficit) equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 38,837 and 15,288 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	39	15
Additional paid-in capital	579,455	458,573
Accumulated deficit	(4,037,749)	(2,854,908)
Total stockholders’ (deficit)	(3,458,255)	(2,396,320)
Total liabilities, and stockholders’ (deficit) equity	$131,310	$2,804

See accompanying notes to combined financial statements.

DMK PHARMACEUTICALS CORPORATION

COMBINED STATEMENTS OF OPERATIONS

	Twelve Months Ended December 31,
	2022	2021
Grant Revenue	$100,350	$168,593
Total revenue	100,350	168,593

Costs and expenses:
Research and development	336,554	430,260
General and administrative	727,527	1,734,971
Total operating expenses	1,064,081	2,165,231
Loss from operations	(963,731)	(1,996,638)
Other Income (Expense)
Interest expense	(219,110)	(110,523)
Net loss	$(1,182,841)	$(2,107,161)

Loss per common share - basic and diluted	$(66.20)	$(137.83)
Weighted-average number of common shares used in net loss per share attributable to common stockholders — basic and diluted	17,869	15,288

See accompanying notes to combined financial statements.

DMK PHARMACEUTICALS CORPORATION

COMBINED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
	2022	2021
Operating activities
Net loss	$(1,182,841)	$(2,107,161)
Adjustments to reconcile net loss to net cash used in operating activities:
Convertible notes issued for services	873,033	1,877,144
Equity-based compensation	120,882	120,640
Changes in operating assets and liabilities:
Accounts payable	5,560	(30,010)
Accrued expenses	218,600	110,813
Due to (from) related party	13,654	—
Deferred Revenue	97,118	25,000
Net cash provided by (used in) operating activities	146,006	(3,574)
Financing activities
Payments on note payable	(17,500)	—
Net cash (used in) financing activities	(17,500)	—
Net increase in cash	128,506	(3,574)
Cash at beginning of period	2,804	6,378
Cash at end of period	$131,310	$2,804

See accompanying notes to combined financial statements.

DMK PHARMACEUTICALS CORPORATION

COMBINED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

					Total
			Additional		Stockholders’
	Common Stock		Paid-In	Accumulated	(Deficit)
	Shares	Amount	Capital	Deficit	Equity
Balance at December 31, 2020	15,288	$15	$337,933	$(747,747)	$(409,799)

Equity-based Compensation Expenses	—	—	120,640	—	120,640
Net loss	—	—	—	(2,107,161)	(2,107,161)
Balance at December 31, 2021	15,288	$15	$458,573	$(2,854,908)	$(2,396,320)

Equity-based Compensation Expenses	—	—	120,882	—	120,882
Shares issued for Merger	23,949	24	—	—	24
Common stock repurchased	400	—	—	—	—
Net loss	—	—	—	(1,182,841)	(1,182,841)
Balance at December 31, 2022	38,837	$39	579,455	(4,037,749)	(3,458,255)

See accompanying notes to combined financial statements.

DMK PHARMACEUTICALS CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND OPERATIONS

Nature of Business

DMK Pharmaceuticals Corporation. (“DMK” or the “Company”) is a pre-clinical stage biotechnology company focused on developing neurotherapies for central nervous system disorders of significant unmet need. The Company is located at 50 Division Street, Suite 501, Somerville, New Jersey.

Merger with Dina Pharma Inc.

On November 1, 2022, the Company entered into an Agreement and Plan of Merger (“Agreement”) with Dina Pharma Inc, a New Jersey corporation (“Dina”). Pursuant to the Agreement, Dina merged with and into DMK, with DMK as the surviving company (the “Dina Merger”). The Dina Merger was completed on November 28, 2022. Prior to the Dina Merger, Versi Group LLC (“Versi Group”) owned 100% of the outstanding shares of Dina and more than 90% of DMK. In exchange for the issuance of 23,949 shares of DMK common stock to Versi Group, the sole shareholder of Dina, DMK assumed all of the assets and liabilities of Dina, including two convertible promissory notes dated December 31, 2021 and October 1, 2022 issued by Dina to Ebrahim Versi, the Chief Executive Officer of DMK.

The transaction is considered a business combination under common control. A business combination involving entities under common control is a business combination in which all of the combining entities are ultimately controlled by the same party both before and after the business combination, and control is not transitory. Assets and liabilities for the combined entity were recorded at their same value as prior to the combination. The transaction combines two commonly controlled entities that historically have not been presented together and the resulting financial statement are effectively considered to be those of a different reporting entity, which requires retrospective combination of the entities for all periods presented as if the combination has been in effect since inception of common control in accordance with ASC 250-10-45-21.

Going Concern

DMK has no products approved for commercial sale, has not generated any revenue from product sales to date and has suffered recurring losses from operations since its inception. The lack of revenue from product sales to date and recurring losses from operations since its inception raise substantial doubt as to the Company's ability to continue as a going concern. The accompanying financial statements are prepared using accounting principles generally accepted in the United States applicable to a going concern, which contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities should the Company be unable to continue as a going concern. DMK will require substantial additional capital to fund its research and development expenses related to its oncology drug. Based on DMK’s expected cash requirements, DMK believes that there is doubt that its existing cash and cash equivalents will be sufficient to fund its operations through one year from the financial statements’ issuance date. The Company intends to obtain additional capital through the sale of equity securities in one or more offerings or through issuances of debt instruments and may also consider new collaborations or selectively partnering its technology. However, the Company cannot provide any assurance that it will be successful in accomplishing any of its plans.

NOTE 2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standard Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America as defined by the FASB ASC requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Reclassification

Certain reclassifications of prior period presentations have been made to conform to the current period presentation.

Cash and Cash Equivalents

DMK considers all highly-liquid investments with original maturities of three months or less to be cash equivalents.

Intangibles

Intangible assets that have finite useful lives are amortized over their useful lives, and are reviewed for impairment when warranted by economic conditions. Intangible assets are included in other assets in the Company’s Combined Balance Sheets.

Financial Instruments and Credit Risks

Financial instruments that potentially subject the Company to credit risk include cash and cash equivalents and restricted cash. Cash is deposited in demand accounts in federally insured domestic institutions to minimize risk. Insurance is provided through the Federal Deposit Insurance Corporation (“FDIC”). Although the balances in these accounts exceed the federally insured limit from time to time, the Company has not incurred losses related to these deposits.

Revenue Recognition

DMK’s source of revenue has been from research and developmental grants received from the United States National Institute of Health (“NIH”) and New Jersey state entities. Grant revenue is recognized when qualifying costs are incurred and there is reasonable assurance that conditions of the grant have been met. Cash received from grants in advance of incurring qualifying costs is recorded as deferred revenue and recognized as revenue when qualifying costs are incurred. The Company records revenue and a corresponding grants receivable when qualifying costs are incurred before the grants are received.

Research and Development Costs

Research and development costs consist of expenses incurred in performing research and development activities, including pre-clinical studies and clinical trials. Research and development costs include salaries and personnel-related costs, consulting fees, fees paid for contract research services, the costs of laboratory equipment and facilities, license fees and other external costs. Research and development costs are expensed when incurred.

Convertible Debt Instruments

The Company follows ASC 480-10, Distinguishing Liabilities from Equity in its evaluation of the accounting for a hybrid instrument. A financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares shall be classified as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on any one of the following: (a) a fixed monetary amount known at inception; (b) variations in something other than the fair value of the issuer’s equity shares; or (c) variations inversely related to changes in the fair value of the issuer’s equity shares. Hybrid instruments meeting these criteria are not further evaluated for any embedded derivatives and are carried as a liability at fair value at each balance sheet date with remeasurements reported in change on fair value expense in the accompanying Statements of Operations. The convertible promissory notes issued by the Company is stock-settled debt in substance without beneficial conversion option since the conversion price was defined as the outstanding notes balance divided by certain percent of the market price of the common stock on the date of the conversion.

Equity-Based Compensation

DMK measures equity-based compensation based on the grant date fair value of the awards and recognizes the associated expense in the financial statements over the requisite service period of the award, which is generally the vesting period.

The Company uses the Black-Scholes option valuation model to estimate the fair value of the stock-based compensation and incentive units. Assumptions utilized in these models include expected volatility calculated based on implied volatility from traded stocks of peer companies, dividend yield and risk-free interest rate. Additionally, forfeitures are accounted for in compensation cost as they occur.

Income Taxes

Income taxes are recorded in accordance with FASB ASC Topic 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax reporting basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized. The Company has evaluated available evidence and concluded that the Company may not realize the benefit of its deferred tax assets; therefore, a valuation allowance has been established for the full amount of the deferred tax assets.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. As of December 31, 2022 and 2021, the Company did not have any significant uncertain tax positions and no interest or penalties have been charged. The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company is subject to routine audits by taxing jurisdictions.

NOTE 3. CONVERTIBLE PROMISSORY NOTES TO RELATED PARTIES

During the year ended December 31, 2020, the Company issued an aggregated of $215,396 convertible promissory notes to related parties, The notes bear simple interest at 8% per annum, convertible to capital stock of the Company that are issued in a qualified financing event at 50% of the price per share or other unit of equity securities issued in such qualified financing. $198,600 of the notes were issued for consulting services in year 2020, $16,796 were issued for cash.

During the year ended December 31, 2021, the Company issued an aggregated of $1,864,864 convertible promissory notes to related parties including its Chief Executive Officer and Chief Operating Officer. The notes bear simple interest at 8% per annum, convertible to capital stock of the Company that are issued in a qualified financing event at 50% of the price per share or other unit of equity securities issued in such qualified financing. $1,863,600 of the notes were issued for consulting services in year 2021, $1,264 were issued for cash.

During the year ended December 31, 2022, the Company repaid $17,500 convertible notes to one of its debt holders, and issued $873,033 convertible notes to related parties including its Chief Executive Officer and Director of Research Operations. The convertible notes balance as of December 31, 2022 is $3,093,224.

NOTE 4. GRANT REVENUE

On April 21, 2021, NIH awarded a supplemental grant in the amount of $55,000 to the Company, these funds are restricted for the NIH I-Corps program and may not be used for any other purposes without approval.

On March 9, 2022, the Company received a grant of $25,000 from the New Jersey Small Business Innovation Research (“SBIR”) and Small Business Technology Transfer (“STTR”) Support Program. The Company recognized approximately $22,000 of the grant as grant revenue as of December 31, 2022.

On July 28, 2022, the Company entered into a Round 1 Catalyst Seed Research and Development Grant Program Agreement (“Grant Agreement”) with New Jersey Commission on Science, Innovation and Technology (“CSIT”). CSIT will provide the Company up to $150,000 to accelerate the development of technologies to transform new discoveries from the research stage into commercially viable products and services. This six year grant award expires on July 28, 2028. The Company may request in writing and without cost, a maximum of one three-month extension of the project term, subject to the written approval of CSIT. Subject to a written projection completion report delivered to CSIT within 30 days from the expiration date of July 28, 2023, 80% of the grant ($120,000) will be delivered within thirty days of the Grant Agreement is executed and all conditions set forth in Section 5 of the Grant Agreement are satisfied. The remaining 20% of the grant shall be issued within thirty days of receipt by CSIT of an approved project completion report. The Company received $120,000 from CSIT on August 18, 2022 and recorded deferred grant revenue as of December 31, 2022.

NOTE 5. COMMITMENTS AND CONTINGENCIES

License Agreement with Versi Group LLC

On August 18, 2016, the Company entered into a license agreement with Versi Group LLC, under which, the Company acquired an exclusive license to certain compounds and corresponding international patents used in the treatment of pain as an analgesic. In exchange for the license, the Company issued to Versi Group LLC 14,000 shares of the Company’s common stock.

On February 1, 2021, Dina entered into a license agreement with Versi Group LLC, under which, Dina acquired an exclusive license to certain compounds and corresponding international patents. The licensed compounds are the entire delta opioid receptor ligand library of compounds owned by Versi Group LLC and all data related to these compounds. In exchange for the license, Dina issued to Versi Group 20,000 shares of Dina’s common stock.

The cost incurred in obtaining the exclusive license to certain compounds and corresponding patents were expensed immediately since the assets have no alternative future use.

Lease Agreement

The Company presently leases office space under operating lease agreements on a month-to-month basis.

NOTE 6. FAIR VALUE OF FINANCIAL INSTRUMENTS

Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. A fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last is considered unobservable, are used to measure fair value:

Level 1-Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2-Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3-Significant unobservable inputs including DMK’ own assumptions in determining fair value.

The Company believes the recorded values of its financial instruments, including cash and cash equivalents, accounts payable and notes payable approximate their fair values due to the short-term nature of these instruments.

Stock based compensation expenses related to options issued under the 2016 Stock Plan (“Stock Plan”) were measured at Level 3 fair value for the years ended December 31, 2022 and 2021, respectively.

NOTE 7. STOCKHOLDERS’ EQUITY

Common Stock

In addition to the common stock issued to Versi Group LLC in exchange for the licenses disclosed in NOTE 5, the Company also has common shares issued to its consultants, employees and directors. As of December 31, 2022 and 2021 total common stock outstanding were 38,837 and 15,288, respectively.

NOTE 8. EQUITY-BASED COMPENSATION

The Company has granted options to employees and directors under the Stock Plan. The Stock Plan provides for the grant of incentive stock options ("ISOs"), nonstatutory stock options, stock bonus and opportunities to make direct purchase of the Company’s common stock to employees and directors. The total number of shares of common stock reserved for the Stock Plan is 4,850.

During the twelve months ended December 31, 2022 and 2021, the Company awarded 900 stock options each year to its employees and directors, pursuant to the Stock Plan, with exercise price of $149. Stock options fully vest on the grant date and have a contractual term of ten years. Stock options are valued using the Black-Scholes option pricing model and compensation cost is recognized based on the resulting value over the vesting period. Expected volatilities utilized in the model are based on implied volatilities from traded stocks of peer companies. Similarly, the dividend yield is based on historical experience and the estimate of future dividend yields. The risk-free interest rate is derived from the U.S. Treasury yield curve in effect at the time of grant. The expected term of the options is based on the average period the stock options are expected to remain outstanding. The fair value of the option grants of $120,640 and $120,883 respectively, has been estimated with the following assumptions for the year ended December 31, 2022 and 2021:

	2022	2021
Risk-free interest rate	1.86%	0.75%
Volatility	132.64	133.26
Expected life (years)	6	6
Expected dividend yield	-	-

The following table summarizes stock option activity for employees and non-employees for the twelve months ended December 31, 2022 and 2021:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)
Outstanding at December 31, 2020	2,700	$149	8.14
Granted	900	$149	10
Exercised	-
Forfeited	-
Expired	-
Outstanding at December 31, 2021	3,600	$149	7.64
Exercisable at December 31, 2021	3,600	$149	7.64

Granted	900	$149	10
Exercised	-
Forfeited	-
Expired	-
Outstanding at December 31, 2022	4,500	$149	7.14
Exercisable at December 31, 2022	4,500	$149	7.14

NOTE 9. INCOME TAX

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognized the amount of taxes payable or refundable for the current year and recognizes deferred tax liabilities and assets for the expected future tax consequences of events and transactions that have been recognized in the Company’s financial statements or tax returns. The Company currently has a substantial net operating loss carryforward and the Company has recorded a 100% valuation allowance against net deferred tax assets due to uncertainty of their ultimate realization.

Significant components of the Company’s net deferred tax assets for federal income taxes at December 31, 2021 and 2022 consist of the following:

	Years Ended December 31
	2022	2021
Net operating loss carryforward	$584,260	$524,507
Stock compensation	14,103	14,075
Deferred tax assets	598,363	538,582
Valuation allowance	-598,363	-538,582

Effective income tax asset	$0	$0
Effective tax rate	0%	0%

NOTE 10. SUBSEQUENT EVENTS

On February 27, 2023, Adamis Pharmaceuticals Corporation (NASDAQ: ADMP), a specialty biopharmaceutical company focused on developing and commercializing products in various therapeutic areas, including opioid overdose, allergy, respiratory and inflammatory disease, and DMK announced that the companies entered into an Agreement and Plan of Merger and Reorganization on February 24, 2023. Pursuant to the Agreement and Plan of Merger and Reorganization, Adamis will acquire DMK, including its library of approximately 750 small molecule neuropeptide analogues and on-going government funding for its development programs.

ADAMIS PHARMACEUTICALS CORPORATION

Special Meeting of Stockholders

_______ __, 2023; 10:00 a.m. Pacific Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David J. Marguglio and David C. Benedicto, or either of them, as proxies, each of them acting individually or in the absence of others, with the full power of substitution and re-substitution and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock, par value $0.0001 of ADAMIS PHARMACEUTICALS CORPORATION that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 10:00 a.m., PDT on ______ __, 2023, virtually at www.virtualshareholdermeeting.com/ADMP2023, and any adjournment or postponement thereof.

In their discretion, the proxy is authorized to vote upon any other matter that may properly come before the meeting or any adjournments or postponements thereof to the extent authorized under Rule 14a-4(c) under the Securities Exchange Act of 1934.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

ADAMIS PHARMACEUTICALS CORPORATION 11682 El Camino Real, Suite 300 San Diego, CA 92130

SUBMIT YOUR PROXY TO VOTE BY INTERNET:

Before the Meeting - Go to www.proxyvote.com

Use the Internet to submit your proxy to vote and for electronic delivery of information up until 11:59 PM, Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/ADMP2022.
You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and following the instructions.

SUBMIT YOUR PROXY TO VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to submit your proxy to vote up until 11:59 PM, Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL: Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADAMIS
PHARMACEUTICALS
CORPORATION
The Board of Directors recommends you vote FOR the following Proposals:

		For	Against	Abstain
The Board of Directors recommends you vote FOR Proposals 1, 2, 3, and 4.
1.

To consider and vote upon a proposal to approve the issuance of Adamis common stock and Series E Convertible Preferred Stock pursuant to the Agreement and Plan of Merger and Reorganization dated as of February 24, 2023, and entered into by and among Adamis, Aardvark Merger Sub, Inc., and DMK.

		☐	☐	☐
2.	To adopt and approve an amendment to the Company’s restated certificate of incorporation to authorize the Board of Directors (the “Board”) of Adamis to effect a reverse stock split of the Company’s common stock by a ratio of not less than 1-for-2 and not more than 1-for-100, with the Board having the discretion as to whether or not the reverse split is to be effected, and with the exact ratio of any reverse split to be set at a whole number within the above range as determined by the Company’s Board in its discretion before August 31, 2023.	☐	☐	☐
3.	To approve, on a non-binding basis, the compensation that may become payable to Adamis’ named executive officers in connection with or following the Merger.	☐	☐	☐
4.	To approve the adjournment of the Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Meeting to adopt Proposals 1 and 2.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Note: In their discretion, the proxies may vote upon any and all other matters as may properly come before the Meeting or any adjournment or postponement thereof, to the extent authorized under Rule 14a-4(c) of the Securities Exchange Act of 1934. In the event one or more of the named nominees for election as a director is unable to serve, the persons designated as proxies may cast votes for other persons as substitute nominees.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [JOINT OWNERS]	Date

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Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

between

ADAMIS PHARMACEUTICALS CORPORATION,

a Delaware corporation,

AARDVARK MERGER SUB, INC.,

a Delaware corporation

and

DMK PHARMACEUTICALS CORPORATION,

a New Jersey corporation

Dated as of February 24, 2023

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) is dated as of February 24, 2023 (the “Agreement Date”), and is entered into by and among Adamis Pharmaceuticals Corporation, a Delaware corporation (“Adamis”), Aardvark Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Adamis (“Merger Sub”), and DMK Pharmaceuticals Corporation, a New Jersey corporation (“DMK”). Certain capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

BACKGROUND

A.           The Board of Directors of Adamis (the “Adamis Board”) and the Board of Directors of DMK (the “DMK Board”) have each determined that it is in the best interests of their respective stockholders for DMK and Adamis to enter into a business combination transaction pursuant to which DMK will merge with and into Merger Sub (the “Merger”), with Merger Sub continuing after the Merger as the surviving corporation and a wholly owned subsidiary of Adamis.

B.           Pursuant to the Merger, each outstanding share of common stock, $0.001 par value per share, of DMK (“DMK Common Stock”) will, in accordance with the provisions of this Agreement, be converted into the Merger Consideration, consisting of shares of Adamis common stock, $0.0001 par value per share (“Adamis Common Stock”) and, in some instances, shares of Adamis Series E (or other series designated by Adamis) Convertible Preferred Stock, $0.0001 par value per share (“Series E Preferred”), established pursuant to the Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock (the “Series E Preferred Certificate of Designation”), substantially in the form of Exhibit C attached hereto, with such changes thereto as Adamis and DMK may mutually agree, all as described in this Agreement.

C.           In connection with, and before the consummation of, the Merger, a reverse stock split of Adamis Common Stock shall be consummated, pursuant to which a certain number of outstanding shares of Adamis Common Stock (determined by the Reverse Stock Split Ratio) will be converted into one (1) share of Adamis Common Stock, as described further in Section 1.5 below.

D.           The Board of Directors of Adamis (i) has approved and declared advisable this Agreement (including the plan of merger, as such term is used in Section 14A:10-1 of the New Jersey Business Corporation Act (the “NJBCA”)) (the “Plan of Merger”), the Merger and the other transactions contemplated by this Agreement, (ii) has determined that the Merger is in the best interests of Adamis and its stockholders and has determined to recommend to the stockholders of Adamis the issuance of Adamis shares to the DMK securityholders in the Merger and related matters contemplated by this Agreement, and (iii) has determined to recommend that Adamis, in its capacity as the sole stockholder of Merger Sub, vote to adopt this Agreement and approve the Merger and such other actions as are contemplated by this Agreement; and the board of directors of Merger Sub has adopted, approved and declared advisable this Agreement (including the Plan of Merger), the Merger, and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement.

E.            The Board of Directors of DMK (i) has approved and declared advisable this Agreement (including the Plan of Merger), the Merger and the other transactions contemplated by this Agreement, and (ii) has determined that the Merger is in the best interests of DMK and its stockholders and has determined to recommend the approval of this Agreement (and the related matters contemplated by this Agreement) and the Merger to the stockholders of DMK.

F.            The Parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

G.            As an inducement to Adamis to enter into this Agreement, concurrently herewith certain securityholders of DMK have entered into an agreement with Adamis, in substantially the form attached hereto as Exhibit B, or such other form as is reasonably satisfactory to Adamis (a “DMK Support Agreement”), pursuant to which each such person has agreed, among other things, to vote all shares of capital stock of DMK owned by such person to approve the Merger, this Agreement and the transactions contemplated hereby.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I
THE MERGER

1.1.         Merger of DMK into Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NJBCA, at the Effective Time DMK shall be merged with and into Merger Sub, and the separate existence of DMK shall cease. Merger Sub will continue as the surviving corporation following the Merger (the “Surviving Corporation”) under the DGCL.

1.2.         Effect of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the NJBCA. As a result of the Merger, Merger Sub will continue as a wholly-owned subsidiary of Adamis. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of DMK and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of DMK and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3.        Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Articles VI, VII and VIII, the consummation of the Merger (the “Closing”) shall take place remotely, on a date to be agreed by Adamis and DMK (the “Closing Date”), which shall be no later than the fifth Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time, date and place as Adamis and DMK may mutually agree in writing. At the Closing, subject to the terms and conditions of this Agreement, the Parties hereto shall (a) cause the Merger to be consummated by executing and filing with the Secretary of State of Delaware and the Secretary of State of New Jersey a certificate of merger, executed and acknowledged in accordance with and containing such information as is required by the Delaware General Corporation Law (the “DGCL”) and the NJBCA to effect the Merger (the “Certificate of Merger”) and (b) on or after the Closing Date duly make all other filings and recordings required by the NJBCA and the DGCL in order to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware and the Secretary of State of New Jersey or at such later time as is agreed to by the Parties hereto in writing and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL and the NJBCA (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4.        Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)          Surviving Corporation Certificate of Incorporation. By virtue of the Merger, the certificate of incorporation of Merger Sub, as in effect immediately before the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation;

(b)          Adamis Certificate of Incorporation. Adamis shall take all actions necessary so that the restated certificate of incorporation of Adamis, as amended (the “Adamis Restated Certificate”), shall remain in effect following the Effective Time, until such time as it may be thereafter amended as permitted by the DGCL; provided, however, that before the Effective Time, Adamis shall file an amendment to its Restated Certificate to effect the Reverse Stock Split;

(c)         Surviving Corporation Bylaws. The Bylaws of the Surviving Corporation shall be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such bylaws;

(d)         Surviving Corporation Directors and Officers. The Parties shall take the actions necessary so that the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be the directors and officers of Adamis as described in Section 5.11, or such other directors and officers as Adamis and DMK may mutually agree; and

(e)          Directors and Officers of Adamis. The Parties shall take the actions necessary so that the directors and officers of Adamis, each to hold office in accordance with the Restated Certificate and Adamis Bylaws, shall be as set forth in Section 5.11.

1.5.         Reverse Split of Adamis Common Stock.

(a)          Adamis Reverse Stock Split Certificate of Amendment. Before the Effective Time, and subject to receipt of the requisite stockholder approval at the Adamis Stockholders Meeting, Adamis shall cause to be filed a certificate of amendment to its Restated Certificate in form and substance satisfactory to Adamis (the “Adamis Reverse Stock Split Amendment”), whereby without any further action on the part of Adamis, DMK or any stockholder of Adamis:

(i)         a number of shares of Adamis Common Stock, based on the Reverse Stock Split Ratio, issued and outstanding immediately before the filing of the Adamis Reverse Stock Split Amendment shall automatically, without any action by the holder thereof, be reclassified and combined into one validly issued, fully paid and non-assessable share of Adamis Common Stock (sometimes referred to as “New Adamis Common Stock”), subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”); and

(ii)        a number of shares of Adamis Common Stock, based on the Reverse Stock Split Ratio, held as treasury stock or held or owned by Adamis immediately before the filing of the Adamis Reverse Stock Split Amendment, shall each be reclassified and combined into and become one share of Adamis Common Stock.

(iii)       As used in this Agreement, references to “Adamis Common Stock” shall, after the Effective Time of the Reverse Stock Split, refer to post-Reverse Stock Split shares of New Adamis Common Stock.

(b)         No Fractional Shares. No fractional shares of Adamis Common Stock shall be issued in connection with the Reverse Stock Split, and no certificates or scrip representing such fractional shares shall be issued. Any holder of Adamis Common Stock who would otherwise be entitled to receive a fraction of a share of Adamis Common Stock (after aggregating all fractional shares of Adamis Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificate representing such fractional shares of Adamis Common Stock, instead receive from Adamis an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (1) the closing sale price per share of the Adamis Common Stock as reported by The Nasdaq Capital Market (or other exchange or market on which the Adamis Common Stock is then traded) on the last trading day preceding the date of the effective date of the Reverse Stock Split by (2) the number of pre-Reverse Stock Split shares of Adamis Common Stock held by such holder that would otherwise have been exchanged for such fractional share interests.

(c)          Reverse Stock Split and the Exchange Ratio. The Exchange Ratio set forth herein assumes the effectiveness of the Reverse Stock Split described above.

1.6.        Shares to be Issued; Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Adamis, Merger Sub, DMK or any DMK Stockholder, the following shall occur:

(a)          Conversion of DMK Common Stock. Subject to the terms of Section 1.8 and Section 1.10(h) regarding Dissenting Shares, and subject to the other provisions of this Section 1.6(a), each share of DMK Common Stock issued and outstanding immediately before the Effective Time (other than any shares of DMK Common Stock to be canceled pursuant to Section 1.6(b), if any, and excluding any Dissenting Shares, to the extent provided in Section 1.8), will be converted automatically into the right to receive: (i) that number of shares of New Adamis Common Stock equal to the Exchange Ratio, and (ii) any cash, without interest, to be paid in lieu of any fractional share of DMK Common Stock in accordance with Section 1.6(e). Notwithstanding the preceding sentence, in the event that the aggregate number of shares of Adamis Common Stock that would be issuable to a particular DMK Stockholder (a “Specified DMK Stockholder”) pursuant to the preceding sentence would result in such Specified DMK Stockholder beneficially owning shares of Adamis Common Stock in excess (or having voting power in excess) of 9.99% of the shares of Adamis Common Stock outstanding immediately after the Effective Time (the “Adamis Common Stock Consideration Cap”), then in lieu of the issuance to the Specified DMK Stockholder of shares of Adamis Common Stock in excess of the Adamis Common Stock Consideration Cap (such number of shares of Adamis Common Stock in excess of the Adamis Common Stock Consideration Cap referred to as the “Excess Cap Shares”), such Specified DMK Stockholder shall instead receive a number of shares of Series E Preferred (the “Merger Consideration Preferred Shares”), which Merger Consideration Preferred Shares shall be convertible, subject to the beneficial ownership limitations and other provisions set forth in the Series E Preferred Certificate of Designation, into a number of shares of Adamis Common Stock (the “Series E Preferred Conversion Shares”) equal to the Excess Cap Shares, with such Merger Consideration Preferred Shares entitled to such voting rights, including voting together with the Adamis Common Stock on an as-converted basis with the number of votes to which such Merger Consideration Preferred Shares are entitled calculated as set forth in the Series E Preferred Certificate of Designation. The aggregate number of shares of Adamis Common Stock and Merger Consideration Preferred Shares (including, upon conversion of shares of Series E Preferred, the shares of Adamis Common Stock issuable upon conversion of the Merger Consideration Preferred Shares) that are issuable to the stockholders of DMK as a result of the Merger will be referred to as the “Merger Consideration” or the “Merger Consideration Shares.” For purposes of the foregoing determination, unless otherwise provided in the Series E Preferred Certificate of Designation, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(b)         Cancellation of Treasury and Adamis-Owned Shares. Any shares of DMK Capital Stock held as treasury stock or held or owned by DMK, Adamis or any direct or indirect wholly-owned Subsidiary of DMK or of Adamis immediately before the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)          DMK Restricted Stock. If any shares of DMK Common Stock issued and outstanding immediately before the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture or under any applicable restricted stock purchase agreement, stock restriction agreement, cancellation agreement or other agreement with DMK (such shares, the “DMK Restricted Stock”), then subject to any acceleration of vesting or lapse of repurchase options or risk of forfeiture resulting from the transactions contemplated by this Agreement, the Merger Consideration Shares issued in exchange for such shares of DMK Restricted Stock pursuant to Section 1.6(a) will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates or, if shares are represented in uncertificated or in book-entry form, then the comparable evidence of such shares, representing such Merger Consideration Shares shall accordingly be marked with appropriate legends to reflect such repurchase option or risk of forfeiture. DMK and Adamis shall take all action that may be necessary to ensure that, from and after the Effective Time, Adamis is entitled to exercise any such repurchase option or right of cancellation or other right set forth in any such restricted stock purchase agreement or other agreement that will continue after the Effective Time.

(d)         Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately before the Effective Time shall remain outstanding and shall represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(e)          No Fractional Shares. No fractional shares of Adamis Common Stock shall be issued in connection with the Merger, and no certificates or scrip representing such fractional shares shall be issued. Each holder of shares of DMK Common Stock who would otherwise be entitled to receive a fraction of a share of Adamis Common Stock (after aggregating all fractional shares of Adamis Common Stock to be received by such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificate representing shares of DMK Capital Stock (the “DMK Stock Certificate”), instead receive from Adamis an amount of cash (rounded to the nearest whole cent), without interest and subject to applicable Tax withholding, equal to (1) the Adamis Average Closing Price, multiplied by (2) such fraction of a share of New Adamis Common Stock that such holder would otherwise be entitled to receive.

(f)           Unregistered Shares. The issuance of the Merger Consideration Shares of Adamis capital stock to be issued to the DMK Stockholders shall not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the private placement exemption under Regulation D and/or Section 4(a)(2) of the Securities Act. As described further below, after the Closing, Adamis will endeavor to file a registration statement (or a prospectus supplement) covering the resale, from time to time, of the shares of Adamis Common Stock issued (or issuable) as Merger Consideration (including without limitation the Series E Preferred Conversion Shares), and in the case of a registration statement use reasonable efforts to cause such registration statement to become effective.

1.7.         Calculation of the Exchange Ratio. For purposes of this Agreement, the “Exchange Ratio” shall be a number of shares of New Adamis Common Stock issuable in exchange for one (1) share of DMK Common Stock outstanding immediately before the Effective Time, with such number of shares of Adamis Common Stock determined as follows: subject to Section 1.6(a), (1) the DMK Valuation, divided by (2) the Adamis Average Closing Price (with the result rounded to two (2) decimal places or such other number of places as Adamis and DMK may agree), and then (3) divided by the number of DMK Outstanding Shares (with the result rounded to six (6) decimal places, or such other number of places as Adamis and DMK may agree), in which:

(a)          “DMK Valuation” means $27,000,000.00;

(b)          “Adamis Average Closing Price” means the average, for the five (5) trading days ending one (1) trading day before the effective date of the Merger, of (i) for trading days commencing on the first trading day after the effective date of the Reverse Stock Split, the Closing Price of the Adamis Common Stock, and (ii) for trading days on or before the effective date of the Reverse Stock Split, the Closing Price multiplied by the Reverse Stock Split Ratio;

(c)          “Closing Price” means, with respect to any particular trading day, the last reported sale price of the Adamis Common Stock at the 4:00 p.m., Eastern Time, end of regular trading hours on the Nasdaq Capital Market (or other principal exchange, market or quotation system on which the Adamis Common Stock is then-listed or traded) (and if closing sale prices are not reported on such other market or quotation system, then the average of the high bid and low asked prices for such trading days); and

(d)          “DMK Outstanding Shares” means the total number of shares of DMK Capital Stock outstanding immediately prior to the Effective Time, assuming, without limitation or duplication, the conversion of any DMK Convertible Notes into DMK Common Stock;

provided, however, that notwithstanding the foregoing, if the calculation of the Exchange Ratio as provided above would result in the holders of Adamis Common Stock immediately before the Effective Time owning less than 50.1% of the aggregate of (i) the number of shares of Adamis Common Stock held by such stockholders immediately after the Effective Time, plus (ii) the number of shares of Adamis Common Stock issuable to the DMK Stockholders pursuant to the Exchange Ratio as calculated above (including shares issuable upon conversion of the Merger Consideration Preferred Shares determined without regard to beneficial ownership limitations), plus (iii) the number of shares of Adamis Common Stock that are issuable upon exercise of DMK Options assumed by Adamis pursuant to this Agreement (the “Adamis Percentage Threshold”), then the number of shares constituting the Merger Consideration (determined on an as-converted basis including shares issuable upon conversion of the Merger Consideration Preferred Shares) shall be a number such that the holders of Adamis Common Stock immediately before the Effective Time hold a number of shares of Adamis Common Stock immediately after the Effective Time equal to the Adamis Percentage Threshold.

1.8.        Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, only to the extent that dissenters’ rights or appraisal rights pursuant to the NJBCA apply to the transactions contemplated by this Agreement and that DMK Stockholders have dissenters rights or appraisal rights under the NJBCA with respect to the Merger and the transactions contemplated by this Agreement, then any shares of DMK Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected applicable dissenters’ rights or appraisal rights for such shares of DMK Capital Stock in accordance with the NJBCA (such shares referred to as “Dissenting Shares”), shall not be converted into or represent a right to receive Adamis Common Stock pursuant to Section 1.6(a), but instead shall be converted in to the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the NJBCA. If a holder of Dissenting Shares (a “Dissenting Stockholder”) withdraws such holder’s demand for such payment and appraisal or becomes ineligible for such payment and appraisal, then, as of the later of the Effective Time or the date of which such Dissenting Stockholder withdraws such demand or otherwise becomes ineligible for such payment and appraisal, such holder’s Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive shares of Adamis Common Stock attributable to such Dissenting Shares as determined in accordance with Section 1.6(a). DMK will give Adamis prompt notice of any demands received by DMK for appraisal of shares of DMK Capital Stock, withdrawals of such demands, and any other instruments that relate to such demands received by DMK. Adamis and DMK shall jointly participate in all negotiations and proceedings with respect to such demands except as limited by applicable Law. Neither Adamis nor DMK will, except with prior written consent of the other, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Law.

1.9.        No Further Transfer of DMK Capital Stock. At the Effective Time, all shares of DMK Capital Stock outstanding immediately before the Effective Time shall automatically be exchanged, and all holders of DMK Capital Stock that were outstanding immediately before the Effective Time shall cease to have any rights as stockholders of DMK, except the right to receive the consideration described in Section 1.6(a) or Section 1.8, as applicable. No further transfer of any such shares of DMK Capital Stock shall be made on such stock transfer books after the Effective Time. Subject to Section 1.10(f), if, after the Effective Time, any shares of DMK Capital Stock are presented to DMK or Adamis (or the Exchange Agent), such shares of DMK Capital Stock shall be canceled and shall be exchanged as provided in Section 1.10.

1.10.      Exchange of Certificates.

(a)          Exchange Agent. The transfer agent for Adamis, or such other bank, trust company or transfer agent as Adamis may select and designate before the Effective Time (the “Exchange Agent”), will act as agent of Adamis for such purposes as Adamis may determine, which may include purposes of mailing and receiving transmittal letters and distributing the Merger Consideration to the holders of DMK Common Stock. In the alternative, Adamis may perform some actions not undertaken by the Exchange Agent.

(b)         Adamis to Provide Common Stock. Promptly after the Effective Time, Adamis shall supply or cause to be supplied or made available to the Exchange Agent for exchange in accordance with this Section 1.10, through such procedures as Adamis may adopt, instructions regarding issuance of certificates (or evidence of issuance in uncertificated or book-entry form) evidencing the shares of Adamis Common Stock (or Merger Consideration Preferred Shares, as the case may be) issuable as the Merger Consideration (sometimes referred to as the “Exchange Shares”).

(c)          Exchange Procedures. As promptly as practicable after the Effective Time, Adamis or the Exchange Agent will mail to each holder of record of DMK Capital Stock whose shares would be converted into the right to receive shares of the Merger Consideration pursuant to Section 1.6(a): (i) a letter of transmittal in customary form mutually agreeable to DMK and Adamis; (ii) such other customary documents as may be required pursuant to such instructions; and (iii) instructions for use in effecting the surrender of DMK Capital Stock in exchange for certificates representing shares of Adamis constituting Merger Consideration (or evidence of shares in uncertificated or book-entry form). Upon surrender of DMK Capital Stock for cancellation to the Exchange Agent, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such DMK Capital Stock shall be entitled to receive in exchange therefor, (x) a certificate (or evidence of shares in uncertificated or book-entry form) representing the number of whole Exchange Shares into which the DMK Common Stock represented thereby shall have been converted into the right to receive as of the Effective Time, (y) any dividends or other distributions to which such holder is entitled pursuant to Section 1.10(d), and (z) cash in respect of any fractional shares as provided in Section 1.6(e), and the DMK Capital Stock so surrendered shall forthwith be canceled. Until so surrendered, each such outstanding share of DMK Capital Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the ownership of the number of full Exchange Shares into which such shares of DMK Capital Stock shall have been so converted and the right to receive cash in lieu of the issuance of any fractional shares. If any DMK Stock Certificate shall have been lost, stolen or destroyed, Adamis may, in its discretion and as a condition precedent to the issuance of any certificate (or evidence of shares in uncertificated or book-entry form) representing Merger Consideration, require the owner of such lost, stolen or destroyed DMK Stock Certificate to provide a reasonable affidavit as indemnity against any claim that may be made against the Exchange Agent, Adamis or the Surviving Corporation with respect to such DMK Stock Certificate.

(d)         Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Adamis Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered DMK Capital Stock with respect to the Merger Consideration consisting of Adamis Common Stock represented thereby until the holder of record of such DMK Capital Stock shall surrender such shares of DMK Capital Stock. Subject to applicable law, following surrender of any such DMK Capital Stock, there shall be delivered to the record holder of DMK Capital Stock a certificate representing whole shares of Adamis Common Stock or shares of Merger Consideration Preferred Shares, as applicable, issued in exchange therefor (or evidence of shares in uncertificated or book-entry form) (including any cash in respect of any fractional shares), without interest at the time of such surrender, and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section) with respect to such shares of Adamis Common Stock.

(e)         Transfers of Ownership. If any certificate for Exchange Shares (or evidence of shares in uncertificated or book-entry form) is to be issued in a name other than that in which DMK Stock Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the DMK Capital Stock so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Adamis or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Exchange Shares in any name other than that of the registered holder of the DMK Capital Stock surrendered, or established to the satisfaction of Adamis or any agent designated by it that such tax has been paid or is not payable, and shall provide such written assurances regarding federal and state securities law compliance as Adamis may reasonably request, including, without limitation, an opinion of counsel to such DMK holder.

(f)          Termination of Exchange Shares. Any Exchange Shares which remain undistributed to the stockholders of DMK twelve (12) months after the Effective Time shall be delivered to Adamis, upon demand, and any stockholders of DMK who have not previously complied with this Section shall thereafter look only to Adamis for payment of their claim for their portion of the Exchange Shares and any dividends or distributions with respect to the Exchange Shares.

(g)         No Liability. Notwithstanding anything to the contrary in this Section, none of the Exchange Agent, Adamis, DMK or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

(h)         Dissenting Shares. The provisions of this Section shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Adamis under this Section shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange such shares to which such holder is entitled pursuant to Section 1.6.

1.11.      Further Action. If, at any time after the Effective Time, any further action that is commercially reasonable and lawful is determined by Adamis and DMK to be necessary or appropriate to carry out the purposes of this Agreement or to vest Adamis with full right, title and possession of all shares of DMK Capital Stock, then the officers and directors of DMK and Adamis shall be fully authorized (in the name of DMK and/or Adamis or otherwise) to take such action.

1.12.      Tax Consequences; Withholding. For U.S. federal (and applicable state and local) income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code (the “U.S. Tax Treatment”). The Parties hereby (a) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), (b) agree to file and retain such information as shall be required under Treasury Regulations Section 1.368-3, and (c) agree to file all Tax Returns on a basis consistent with the U.S. Tax Treatment, unless otherwise required by a “determination” that is final within the meaning of Section 1313(a) of the Code. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that, other than the representations set forth in Sections 2.13(i) and 3.13(i), no Party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the Parties acknowledges and agrees that each such Party (A) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (B) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368(a) of the Code.

1.13.      Plan of Merger. Article I and Article II hereof and, solely to the extent necessary under the NJBCA, the other provisions of this Agreement shall constitute a “plan of merger” for the purposes of the NJBCA, including Section 14A.10-1 thereof. In addition, the Parties agree to prepare, adopt and approve a mutually agreeable plan of merger for purposes of the DGCL and the NJBCA, consistent with the provisions of this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF DMK

DMK represents and warrants to Adamis that the statements contained in this Article II are true and correct as set forth herein and as qualified by the disclosure schedules separately delivered to Adamis concurrently herewith (collectively, the “DMK Disclosure Schedule”). The disclosures set forth in the DMK Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II. The disclosures in any section or subsection of the DMK Disclosure Schedule shall qualify other sections and subsections in this Article II to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

2.1.        Organization and Qualification; Charter Documents.

(a)          DMK is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with requisite corporate power and authority to conduct its business as now being conducted and to own or use its properties and assets. DMK is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on DMK.

(b)          DMK has made available to Adamis accurate and complete copies of: (i) the certificate of incorporation, bylaws and other charter and organizational documents of DMK, including all amendments thereto; (ii) the stock records of DMK; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of DMK and the board of directors or any committee thereof of DMK. The stock records, minute books and other records of DMK are accurate, up-to-date and complete in all material respects.

2.2.        Subsidiaries. DMK does not have any direct or indirect Subsidiaries. Except as set forth in the DMK Disclosure Schedule, DMK does not otherwise own any shares in the capital of or any interest in, or control, directly or indirectly, any corporation, partnership, limited liability company, association, joint venture or other business entity (each an “Entity”). The DMK Disclosure Schedule sets forth the name and share ownership of any parent entity that owns more than 50% of the outstanding shares of DMK and, for such entity, the names of the shareholders, members, managers, or other equity owners of such entity.

2.3.        Authority; Vote Required.

(a)          DMK has all requisite corporate power and authority to enter into this Agreement and the other agreements to which it is a party that this Agreement requires to be entered into in connection with the transactions contemplated hereby (collectively, the “Ancillary Agreements”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of DMK, subject only to the approval of this Agreement by the stockholders of DMK. The DMK Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of DMK, and (ii) the names and titles of the officers of DMK. The Board of Directors of DMK has unanimously approved this Agreement and the Merger. This Agreement has been (and the Ancillary Agreements will be at the Closing) duly executed and delivered by DMK, and this Agreement constitutes (and the Ancillary Agreements will constitute at the Closing) the valid and binding obligation of DMK enforceable against DMK in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

(b)         The affirmative vote (or written consent) of the holders of a majority of the shares of DMK Common Stock outstanding on the record date for the DMK Stockholders Meeting (or, if the DMK Stockholders act by written consent, then the record date for such action by written consent) and entitled to vote thereon (the “Required DMK Stockholder Vote”), is the only vote (or written consent) of the holders of any class or series of DMK Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions.

2.4.        No Conflict. The execution and delivery by DMK of this Agreement and the Ancillary Agreements to which DMK is a party, does not, and the consummation of the transactions contemplated hereby and thereby will not, (a) conflict with, or result in any material violation of, any provision of the DMK Charter (in its current form and as it may be amended immediately before the Effective Time) or the DMK Bylaws, (b) result in any material violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, any material mortgage, indenture, lease, contract, grant, funding arrangement, or other agreement or instrument, permit, concession, franchise or license of DMK, (c) subject to obtaining the approval of DMK’s stockholders and, except as would not reasonably be expected to have a Material Adverse Effect on DMK, conflict with, or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to DMK or any of its properties or assets, or (d) conflict with, or result in a violation of any resolution adopted by DMK’s stockholders, DMK’s board of directors or any committee of DMK’s board of directors.

2.5.        Non-Contravention; Consents.

(a)          Subject to compliance with obtaining the Required DMK Stockholder Vote and the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL and the Secretary of State of New Jersey pursuant to the NJBCA, neither (x) the execution, delivery or performance of this Agreement by DMK, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)         contravene, conflict with or result in a material violation of, or give any Governmental Entity or other Person the right to challenge the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any Order by which DMK, or any of the material assets owned or used by DMK, is subject;

(ii)        contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by and material to DMK;

(iii)       contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any DMK Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any DMK Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any DMK Material Contract, (C) accelerate the maturity or performance of any DMK Material Contract, or (D) cancel, terminate or modify any term of any DMK Material Contract, except in each of the above cases as would not reasonably be expected to have a Material Adverse Effect on DMK; or

(iv)       result in the imposition or creation of any material Encumbrance upon or with respect to any asset owned or used by DMK (except for Permitted Encumbrances) that is material to its business.

(b)         Except for (i) the Required DMK Stockholder Vote, (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL and the Secretary of State of the State of Delaware pursuant to the NJBCA, (iii) such filings as may be required under applicable securities laws, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Material Adverse Effect on DMK, DMK is not and will not be required to make any filing with or give any notice to, or to obtain any waiver or Consent from, any Governmental Entity or Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions.

2.6.        Governmental Authorizations.

(a)          DMK has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which DMK currently operates or holds any interest in any of its properties, or (ii) that is required for the operation of DMK’s business or the holding of any such interest, and all of such authorizations are in full force and effect, except for such consents, licenses, permits, grants or other authorizations, which if not obtained would not have a Material Adverse Effect on DMK.

(b)         To DMK’s Knowledge, neither it nor any of its officers or employees are: (i) a party to any material action, suit, proceeding, investigation or lawsuit (“Action”) involving DMK’s activities in the healthcare industry; (ii) subject to any Actions or sanctions by any payor (including Medicare or Medicaid); and (iii) listed by a federal agency as excluded, disbarred, suspended, or otherwise ineligible to participate in federal programs, including Medicare or Medicaid, or listed on the General Service Administration list of parties excluded from Federal Procurement and Non-Procurement Programs.

2.7.        Capitalization.

(a)         The authorized capital stock of DMK consists of 60,000 shares of DMK Common Stock, $0.001 par value, and no shares of DMK Preferred Stock, of which there were issued and outstanding, as of the date of this Agreement, 38,837 shares of DMK Common Stock. The names and record and beneficial owners of DMK Capital Stock, which constitute all of the outstanding capital stock of the Company, and the number of shares held by each owner, are set forth in Section 2.7 of the DMK Disclosure Schedule. With respect to any such owner that is an entity, the DMK Disclosure Schedule sets forth the shareholders, members or other equity owners of such entity as well as the board of directors, officers, or managers of such entity. Except as set forth in Section 2.7 of the DMK Disclosure Schedule, (i) each owner of DMK Capital Stock, and each holder of a DMK Convertible Note, is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. All of the outstanding shares of DMK Capital Stock (i) have been duly authorized and validly issued, and are fully paid and non-assessable, (ii) except for rights of first refusal, exchange, repurchase, forfeiture and/or cancellation rights in favor of DMK, are not subject to preemptive rights or rights of first refusal created by statute, the DMK Charter, the DMK Bylaws or any agreement to which DMK is a party or by which it is bound, and (iii) to the Knowledge of DMK, have been issued in compliance in all material respects with federal and state securities laws. There are no declared or unpaid dividends with respect to any shares of DMK Capital Stock. Except as set forth in the DMK Disclosure Schedule, there are no issued or outstanding DMK Options, convertible securities (whether debt or equity), or other rights of any kind entitling any person to purchase or acquire shares of DMK Capital Stock, and DMK has not adopted any stock option plan or similar employee benefit plan pursuant to which equity securities of DMK may be issued.

(b)         Except for DMK’s 2016 Stock Plan, as amended (the “DMK Plan”), DMK does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, DMK has reserved 4,850 shares of DMK Common Stock for issuance under DMK Plan, none of which have been issued or are currently outstanding, 4,500 shares have been reserved for issuance upon exercise of DMK Options granted under DMK Plan, and 350 shares of DMK Common Stock remain available for future issuance pursuant to DMK Plan. The DMK Disclosure Schedule sets forth the following information with respect to each DMK Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of DMK Common Stock subject to such DMK Option at the time of grant; (iii) the number of shares of DMK Common Stock subject to such DMK Option as of the date of this Agreement; (iv) the per share exercise price of such DMK Option; (v) the date on which such DMK Option was granted; (vi) the applicable vesting schedule, including any acceleration provisions, and the number of vested and unvested options as of the date of this Agreement; (vii) the expiration date of such DMK Option, and (viii) whether such DMK Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. DMK has not granted or awarded, and as of the date of this Agreement there are not outstanding, any shares of restricted stock, any stock appreciation right or restricted stock unit, or any other derivative security or security exercisable or exchangeable for or convertible into shares of DMK Common Stock (a “DMK Other Award”). DMK has made available to Adamis an accurate and complete copy of DMK Plan, forms of all award agreements evidencing outstanding equity awards thereunder, any equity award agreements that differ in any material respect from such forms of award agreements and evidence of Board and stockholder approval of DMK Plan and any amendments thereto. Except as disclosed in the DMK Disclosure Schedule, no vesting of DMK Options will accelerate in connection with the closing of the Contemplated Transactions.

(c)          The DMK Disclosure Schedule sets forth the following information with respect to each outstanding convertible promissory note or other convertible debt of DMK (collectively, the “DMK Convertible Notes”): (i) the name of each holder of a DMK Convertible Note; (ii) the outstanding balance, accrued interest as of the end of the month preceding the month of the Agreement Date, and interest rate applicable to each DMK Convertible Note; (iii) a brief description of the conversion terms applicable to each DMK Convertible Note; (iv) stated maturity date of each DMK Convertible Note; and (v) any other material terms of such DMK Convertible Note.

(d)         Except for the outstanding DMK Options and DMK Convertible Notes set forth in the DMK Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of DMK, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of DMK, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which DMK is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities, or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of DMK. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to DMK. No consent of the holders of DMK Options is required in connection with the actions contemplated by this Agreement.

(e)          All outstanding shares of DMK Common Stock, DMK Options, DMK Convertible Notes, and other securities of DMK have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

(f)          With respect to DMK Options, (i) each grant was duly authorized no later than the date on which the grant of such DMK Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, (ii) each grant purported to be made under the DMK Plan was made in all material respects in accordance with the terms of DMK Plan, and (iii) the per share exercise price of each DMK Option was not less than the fair market value of a share of DMK Common Stock on the applicable Grant Date determined in a manner consistent with Section 409A of the Code, has not otherwise been subject to “modification” or “extension” within the meaning of Section 409A of the Code, and does not have any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or SAR.

2.8.        Title to Assets.

(a)          DMK owns, and has good, valid and marketable title to, all material assets purported to be owned by it, including all assets reflected on the Current Balance Sheet and all other material assets reflected in DMK’s books and records as being owned by DMK. All of said assets are owned by DMK free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of DMK.

Except as disclosed on the DMK Disclosure Schedule, DMK does not own any real property and DMK is not party to any material lease for real property either as a lessee or lessor.

2.9.        DMK Financial Statements.

(a)          DMK has furnished to Adamis copies of (i) unaudited combined balance sheets of DMK as of December 31, 2021 and 2020, and the related combined statement of operations, statement of changes in stockholders’ equity and statement of cash flows for the 12-months ended December 31, 2021 and 2020 (the “DMK Annual Financial Statements”), and (ii) unaudited combined balance sheets of DMK as of September 30, 2022, and the related combined statement of operations, statement of changes in stockholders’ equity and statement of cash flows for the nine months ended September 30, 2022 (the “DMK Interim Financial Statements”) (the financial statements in clauses (i) through (ii) above, together with the DMK Audited Financial Statements, referred to collectively as the “DMK Financial Statements”). The DMK Annual Financial Statements, DMK Interim Financial Statements and DMK Audited Financial Statements are and will be accurate and complete in all material respects, have been prepared in accordance with GAAP consistently applied and present fairly the financial position of DMK as of the dates thereof, and the results of its operations for the respective periods then ended, subject to normal and recurring year-end adjustments and the absence of notes and, in the case of the DMK Interim Financial Statements, none of which are material individually or in the aggregate. The unaudited balance sheet of DMK as of September 30, 2022 that is included in the DMK Interim Financial Statements is referred to herein as the “Current Balance Sheet.”

(b)         DMK maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of DMK in conformity with GAAP and to maintain accountability of DMK’s assets; (iii) access to DMK’s assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for DMK’s assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. DMK maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c)          The DMK Disclosure Schedule lists, and DMK has delivered to Adamis, accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by DMK since January 1, 2020.

(d)          Neither DMK nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by DMK, (ii) any fraud, whether or not material, that involves DMK, DMK’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by DMK, or (iii) any claim or allegation regarding any of the foregoing, in each case since January 1, 2020.

2.10.      Absence of Certain Changes. Since September 30, 2022 (the “Base Date”), except as set forth in the DMK Disclosure Schedule, DMK has conducted its business only in the Ordinary Course of Business (except for matters relating to the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on DMK.

2.11.      Interested Party Transactions. DMK is not indebted to any director, officer or employee of DMK (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses and as set forth in the DMK disclosure schedule with regards to convertible notes), and no such person is indebted to DMK. DMK is not a party to any transaction involving over $120,000 in which any director, officer or 5% stockholder of DMK (or a member of such person’s immediate family) had a direct or indirect material interest, except where such person’s interest arises solely from his or her ownership of DMK Capital Stock or convertible note. The DMK Disclosure Schedule describes any material transactions or relationships, since January 1, 2019, between, on one hand, DMK and, on the other hand, any (a) executive officer or director of DMK or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding DMK Capital Stock or (c) to the Knowledge of DMK, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than DMK) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

2.12.       Intellectual Property.

(a)          DMK owns or possesses the right to use the Intellectual Property utilized in connection with the conduct of its business and intended business, all of which is owned by or licensed to DMK (the “DMK Patent and Proprietary Rights”), except where the failure to own or possess such rights would not have a Material Adverse Effect on DMK. Such DMK Patent and Proprietary Rights are sufficient in all material respects for the conduct of DMK’s business and proposed business. Concurrently with the execution hereof, DMK has provided to Adamis an accurate, true and complete listing of all DMK Registered IP and other DMK Patent and Proprietary Rights. Each Person who is or was an employee or contractor of DMK and who is or was involved in the creation or development of any material DMK Patent and Proprietary Rights purported to be owned by DMK has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to DMK and confidentiality provisions protecting trade secrets and confidential information of DMK. DMK has taken all reasonable measures to protect and maintain the confidentiality of the trade secrets included in the DMK Patent and Proprietary Rights.

(b)         Since January 1, 2020, except as disclosed in the DMK Disclosure Schedule, DMK has not received any written notice of any asserted rights with respect to any of DMK Patent and Proprietary Rights which, if determined unfavorably with respect to the interests of DMK would have a Material Adverse Effect on DMK. DMK is not bound by, and no DMK Patent and Proprietary Rights are subject to, any Contract containing any covenant or other provision that in any material respect limits or restricts the ability of DMK to use, exploit, assert, defend, or enforce any DMK Patent and Proprietary Rights.

(c)          To DMK’s Knowledge, DMK has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any right to Intellectual Property of any other Person or engaged in unfair competition, which infringement, misappropriation, violation or use (if the subject of any unfavorable decision, ruling or finding), individually or in the aggregate, would result in a Material Adverse Effect on DMK. No material infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to DMK’s Knowledge, threatened against DMK, or any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by DMK with respect to such claim or Legal Proceeding, which claim or Legal Proceeding (if the subject of any unfavorable decision, ruling or finding), individually or in the aggregate, would result in a Material Adverse Effect on DMK.

(d)         To DMK’s Knowledge, DMK has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any DMK Patent and Proprietary Rights, and no trademark or trade name owned, used, or applied for by DMK conflicts or interferes in any material respect with any trademark or trade name owned, used, or applied for by any other Person.

(e)          DMK is in compliance in all material respects with the terms of all representations, warranties, covenants and other obligations contained in any funding grant, funding agreement, funding program or other funding arrangement with or from any Governmental Entity, non-governmental organization, foundation or other similar entity the proceeds of which were used, directly or indirectly, to develop or create, in whole or in part, any DMK Patent and Proprietary Rights, DMK Registered IP or other DMK Intellectual Property rights, and is in compliance in all material respect with the terms of all applicable Laws relating to any such grant, agreement, program or arrangement.

2.13.      Taxes.

(a)          DMK has prepared and timely filed all material Tax Returns relating to any and all Taxes concerning or attributable to DMK, and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable law in all material respects. DMK has delivered or made available to Adamis correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by DMK filed or received since January 1, 2020 or, if more recent, since inception.

(b)         DMK (i) is not delinquent in any material respects in the payment of any Taxes due and owing by DMK, and (ii) has withheld and timely paid all Taxes required to have been withheld and paid with respect to any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)         There is no material Tax deficiency outstanding or assessed or, to DMK’s Knowledge, proposed against DMK that is not reflected as a liability on the Current Balance Sheet, nor has DMK executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax (other than extensions which have expired). No claim (other than claims that have been resolved) has ever been made by an authority in a jurisdiction where DMK does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of DMK.

(d)         To the Knowledge of DMK, DMK has no material liabilities for unpaid Taxes that have not been accrued for or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise.

(e)          DMK has not received from any Governmental Entity any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Entity against DMK, in each case other than such as have been resolved before the date of this Agreement.

(f)          DMK is not a party to any tax-sharing agreement or similar arrangement with any other party, and DMK has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

(g)         DMK has not been a member of an affiliated group of corporations filing a consolidated federal income tax return other than a group of which DMK was the parent.

(h)         DMK has not been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(i)           DMK is not aware of any facts, and has not knowingly taken or agreed to take or refrain from taking any action, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(j)           DMK has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. DMK is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of DMK that, individually or collectively, could give rise to the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law).

(k)          DMK will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (A) change in method of accounting for taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(l)           DMK has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(m)         DMK has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local Law.

2.14.      Employee Benefit Plans.

(a)       DMK Employee Plans. The DMK Disclosure Schedule contains a complete and accurate list of each material plan, program, policy, practice, contract, agreement or other arrangement providing for retirement, deferred compensation, severance, separation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, restricted stock unit, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is sponsored, maintained, contributed to, or required to be contributed to by DMK and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with DMK within the meaning of Section 414(b), (c), (m) or (o) of the Code, (an “ERISA Affiliate”) for the benefit of any person who performs or who has performed services for DMK as an employee or with respect to which DMK or any ERISA Affiliate has or may have any liability (including, without limitation, contingent liability) or obligation (collectively, the “DMK Employee Plans”).

(b)       Compliance. Each DMK Employee Plan has been administered in material compliance with its terms and with the requirements of applicable law; and DMK and each ERISA Affiliate have performed all material obligations required to be performed by them under, and are not in any material respect in default under or violation of, any of DMK Employee Plans. No DMK Employee Plan is intended to be qualified under Section 401(a) of the Code. To DMK’s Knowledge, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any DMK Employee Plan.

(c)        Future Commitments. No DMK Employee Plan provides (except at no cost to DMK), or reflects or represents any liability of DMK to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Law. Other than commitments made that involve no future costs to DMK, DMK has never represented, promised or contracted (whether in oral or written form) to any current or former employee of DMK or any other Person that such employee or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Law.

(d)       Effect of Transaction. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of DMK or any ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute, bonus or benefits under any DMK Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider.

2.15.      Employee Matters. The employment of each of DMK’s employees is terminable by DMK at will, subject to any notice provisions of applicable employment agreements. DMK is in material compliance with all currently applicable laws and regulations respecting terms and conditions of employment. There are no proceedings pending or, to DMK’s Knowledge, threatened, between DMK, on the one hand, and any or all of its current or former employees, on the other hand, which would reasonably be expected to have a Material Adverse Effect on DMK. DMK has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement.

2.16.      Insurance. The DMK Disclosure Schedule sets forth all policies of insurance maintained by, at the expense of or for the benefit of DMK. All premiums due and payable under all such policies have been paid and, to DMK’s Knowledge, DMK is otherwise in compliance with the terms of such policies. To DMK’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies. No officer or director is a party to or is subject to any decree, order, judgment, or agreement that would prevent such person from serving as a director or officer of a public company under any applicable Law.

2.17.      Compliance with Law.

(a)          For all periods of time during which the respective applicable statute of limitations periods have not expired, (i) to its Knowledge, DMK has complied in all material respects with, is not in material violation of, and has not received any written or, to DMK’s Knowledge, other notices of material violation with respect to, any applicable Law or regulation with respect to the conduct of its business, or the ownership or operation of its business; and (ii) DMK has not received any written notices from any Governmental Entity regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable Law, or (B) any actual, alleged, possible, or potential obligation on the part of DMK to undertake, or to bear all or any portion of the cost of, any remedial action related to compliance or non-compliance with any applicable Law, in each of the above cases which if determined adversely to DMK would reasonably be expected to have a Material Adverse Effect on DMK.

(b)          To the knowledge of DMK, DMK and Persons acting in concert with and on behalf of DMK:

(i)          have not used in any capacity the services of any individual or entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and

(ii)         have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.

(c)          All pre-clinical and clinical studies relating to product or product candidates, conducted by or on behalf of DMK have been, or are being, conducted in all material respects in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, including all requirements relating to protection of human subjects participating in any such clinical studies; provided, however, that the foregoing representation and warranty is made only to DMK’s knowledge with respect to clinical and pre-clinical studies conducted by any third party on behalf of DMK. DMK has filed with the FDA, any other Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any of its products or product candidates, as applicable.

(d)         To DMK’s Knowledge, DMK has implemented and maintains reasonable written policies and procedures, satisfying the requirements of applicable Laws, concerning the privacy security, collection and use of information about identified or identifiable individuals.

2.18.      Environmental Matters. To the Knowledge of DMK, DMK is, and at all times has been, in compliance in all material respects with all Environmental Laws and is not subject to any material liability under any Environmental Law. DMK has not received, nor to DMK’s Knowledge has any other Person for whose conduct it is or may be held responsible, received, any order, written notice, or other written communication from (a) any Governmental Entity or private citizen acting in the public interest, or (b) the current or prior owner or operator of any Facilities, asserting or alleging any actual or potential violation of or failure to comply with any Environmental Law, or any obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities.

2.19.      Legal Proceedings. There is no pending Legal Proceeding that has been commenced by or against DMK. There is no judgment, decree or order against DMK, or, to DMK’s Knowledge, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or any Ancillary Agreement, or that would reasonably be expected to have a Material Adverse Effect on DMK. To DMK’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

2.20.      Contracts; No Defaults.

(a)          The DMK Disclosure Schedule sets forth a list of all DMK Material Contracts. Each Material Contract of DMK is enforceable against DMK in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. There are no DMK Material Contracts that are not in written form.

(b)          DMK has not violated or breached, or committed any material default under, any Material Contract to which DMK is a party or by which its assets are bound, in each of the above cases where such violation, beach or default would have a Material Adverse Effect on DMK. Except as disclosed or reflected in the DMK Disclosure Schedule, DMK has not received any written notice or other written or, to DMK’s Knowledge, oral communication regarding any actual or possible material violation or breach of, or default under, any Material Contract of DMK.

(c)          The DMK Disclosure Schedule sets forth a list of all material consents or waivers of, or notifications to, any Governmental Entity or any third party that are required or provided for under any Material Contract of DMK in connection with the execution and delivery of this Agreement and the Ancillary Agreements by DMK and the consummation of the transactions contemplated hereby and thereby.

2.21.      Labor Matters. DMK is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. DMK is not the subject of any Legal Proceeding asserting that DMK has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment. There is no strike, work stoppage or other labor dispute involving DMK pending or, to DMK’s Knowledge, threatened against DMK.

2.22.      Regulatory Compliance.

(a)          Each DMK Product has been and is being manufactured, tested, distributed and/or marketed in compliance in all material respects with all applicable requirements under FDCA and similar Law, including those relating to investigational use, good manufacturing practices, labeling, advertising, record keeping, and filing of report, except where failure to be in such compliance would not have any Material Adverse Effect on DMK.

(b)          No DMK Product has been recalled, withdrawn, suspended or discontinued by DMK in the United States or outside the United States (whether voluntarily or otherwise) (other than as a result of decisions made in the ordinary course of business for business or economic reasons not to pursue research or development of one or more DMK Products). There are no proceedings in the United States or outside the United States (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any DMK Product pending, nor have any such proceedings been pending at any time.

(c)          As to each DMK Product for which a human biological license application, human establishment license application, human product license application, new human drug application, investigational new human drug application, abbreviated or supplemental new human drug application, or abbreviated or supplemental new animal drug application, new animal drug application, or similar state or foreign regulatory application has been approved, DMK and each licensee of any such biological or drug (a “Product Licensee”) have not been determined to be in violation of 21 U.S.C. sec. 355, 360b, 42 U.S.C. sec. 351, and 21 U.S.C. sec. 822, and 21 C.F.R. Parts 312, 314, 511, 514, 601, and 1301 et seq.

(d)          All manufacturing, warehousing, distributing, and testing operations conducted on DMK Products for human use by or for the benefit of DMK or each Product Licensee are not in violation of and have been and are being conducted in material compliance with the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211 and similar applicable Law.

(e)          Neither DMK, nor to the Knowledge of DMK, any officer, employee or agent of DMK, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or any similar applicable Law, or authorized by 21 U.S.C. Section 335a(b) or any similar applicable Law.

(f)          There are no Legal Proceedings pending or, to the Knowledge of DMK, threatened with respect to an alleged material violation by DMK of the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, the U.S. Food and Drug Administration regulations adopted thereunder, the Controlled Substances Act or any other similar Law promulgated by any Governmental Entity responsible for regulation of the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of drug products.

2.23.      Unlawful Payments. To DMK’s Knowledge, none of DMK, or any officer, director, employee, agent or representative of DMK has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of DMK, or unlawful payment from corporate funds, to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

2.24.      Financial Advisor. No broker, finder or investment banker is entitled to any commission or brokerage or finder’s fee in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of DMK.

2.25.      Takeover Statutes; No Rights Plan; Appraisal Rights. DMK is not subject to the prohibition on certain business combinations set forth in Section 14A:10A-4, -5 and -6 of the NJBCA and, to DMK’s Knowledge, any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law (any such Laws, a “Takeover Statute”) applicable to DMK. There is no shareholder rights plan, “poison pill”, antitakeover plan or other similar agreement or plan in effect to which DMK is a party or is otherwise bound.

2.26.      No Other Representations. Except for the representations and warranties contained in this Article II (including the related portions of the DMK Disclosure Schedule), neither DMK nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of DMK. Without limiting the generality of the foregoing, neither DMK nor any other Person has made or makes any representation or warranty with respect to any projections, estimates, or budgets of future revenues, future results of operations, future cash flows, or future financial condition (or any component of any of the foregoing) of DMK, including any information made available in the electronic data room maintained by DMK for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Adamis, Merger Sub, or any of their respective Representatives, or in any other form in connection with the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ADAMIS AND MERGER SUB

Adamis, and Merger Sub (with respect to the representations, warranties and covenants of Merger Sub), represent and warrant to DMK that the statements contained in this Article III are true and correct as set forth herein and as qualified by the disclosure schedules separately delivered to DMK concurrently herewith (collectively, the “Adamis Disclosure Schedule”). The disclosures set forth in Adamis Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III. The disclosures in any section or subsection of the Adamis Disclosure Schedule shall qualify other sections and subsections in this Article III to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

3.1.         Organization and Qualification; Charter Documents.

(a)        Each of Adamis and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with requisite corporate power and authority to conduct its business as now being conducted and to own or use its properties and assets. Adamis is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Adamis.

(b)        The copies of the restated certificate of incorporation and bylaws of Adamis which are incorporated by reference as exhibits to the Adamis Annual Report on Form 10-K for the year ended December 31, 2021, together with any subsequent amendments thereto or certificates of designation of preferences, rights and limitations that have been filed as exhibits to the Adamis SEC Reports, are complete and correct copies of such documents.

3.2.         Subsidiaries. The Adamis SEC Reports set forth all direct and indirect significant Subsidiaries of Adamis. Adamis owns all of the equity of each such Subsidiary. Except as set forth in the Adamis SEC Reports, Adamis does not have any significant Subsidiaries and, other than Merger Sub, does not otherwise own any shares in the capital of or any interest in, or control, directly or indirectly, any Entity. Merger Sub and each significant Subsidiary of Adamis: (a) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, (b) has all requisite corporate power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary, and (c) is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such license and qualification necessary, except, in each of clauses (a), (b) and (c), for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect on Adamis and its Subsidiaries, when considered together.

3.3.         Authority. Each of Adamis and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Adamis and Merger Sub, subject only to the approval of this Agreement by the stockholders of Adamis and Merger Sub. The Board of Directors of Adamis and Merger Sub have unanimously approved this Agreement and the Merger. This Agreement has been (and the Ancillary Agreements will be at the Closing) duly executed and delivered by Adamis and Merger Sub, and this Agreement constitutes (and the Ancillary Agreements will constitute at the Closing) the valid and binding obligations of Adamis and Merger Sub enforceable against each of Adamis and Merger Sub in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and subject to general principles of equity. Merger Sub has been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby. Since the date of its incorporation, Merger Sub has neither engaged in nor transacted any business or activity of any nature whatsoever other than activities related to its corporate organization and the execution and delivery of this Agreement and the related documents and instruments. Merger Sub has no assets or properties or debts, liabilities or obligations of any kind whatsoever, and with the exception of this Agreement and the related documents and instruments, is not a party to any contract, agreement or undertaking of any nature.

3.4.         No Conflict. The execution and delivery by Adamis of this Agreement and the Ancillary Agreements to which Adamis is a party, does not, and the consummation of the transactions contemplated hereby and thereby will not, (a) conflict with, or result in any material violation of, any provision of the Adamis Restated Certificate, as it may be amended immediately before the Effective Time, or the Adamis Bylaws, (b) result in any material violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, any material mortgage, indenture, lease, contract, grant, funding arrangement, or other agreement or instrument, permit, concession, franchise or license of Adamis, (c) subject to obtaining the approval of Adamis’ stockholders and, except as would not reasonably be expected to have a Material Adverse Effect on Adamis, conflict with, or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Adamis or any of its properties or assets, or (d) conflict with, or result in a violation of any resolution adopted by Adamis’ stockholders, Adamis’ board of directors or any committee of Adamis’ board of directors.

3.5.         Non-Contravention; Consents.

(a)          Subject to compliance with obtaining the required approvals of the stockholders of Adamis and the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL and the Secretary of State of the State of New Jersey pursuant to the NJBCA, neither (x) the execution, delivery or performance of this Agreement by Adamis, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)           contravene, conflict with or result in a material violation of, or give any Governmental Entity or other Person the right to challenge the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any Order by which Adamis, or any of the material assets owned or used by Adamis, is subject;

(ii)          contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by and material to Adamis;

(iii)         contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Adamis Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Adamis Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Adamis Material Contract, (C) accelerate the maturity or performance of any Adamis Material Contract, or (D) cancel, terminate or modify any term of any Adamis Material Contract, except in each of the above cases as would not reasonably be expected to have a Material Adverse Effect on Adamis; or

(iv)         result in the imposition or creation of any material Encumbrance upon or with respect to any asset owned or used by Adamis (except for Permitted Encumbrances) that is material to its business.

(b)          Except for (i) the Required Adamis Stockholder Vote, (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL and the Secretary of State of the State of New Jersey pursuant to the NJBCA, (iii) such filings as may be required under applicable securities laws, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Material Adverse Effect on Adamis, Adamis is not and will not be required to make any filing with or give any notice to, or to obtain any waiver or Consent from, any Governmental Entity or Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions.

3.6.         Governmental Authorizations.

(a)          Adamis and its Subsidiaries have obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Adamis or its Subsidiaries currently operates or holds any interest in any of its properties, or (ii) that is required for the operation of Adamis and its Subsidiaries’ business or the holding of any such interest, and all of such authorizations are in full force and effect, except for such consents, licenses, permits, grants or other authorizations, which if not obtained would not have a Material Adverse Effect on Adamis.

(b)          Neither Adamis, its Subsidiaries nor any of its or their officers or employees are: (i) a party to any material Action involving Adamis’ activities in the healthcare industry; (ii) subject to any Actions or sanctions by any payor (including Medicare or Medicaid); and (iii) listed by a federal agency as excluded, disbarred, suspended, or otherwise ineligible to participate in federal programs, including Medicare or Medicaid, or listed on the General Service Administration list of parties excluded from Federal Procurement and Non-Procurement Programs.

3.7.         Capitalization.

(a)            The authorized capital stock of Adamis consists of 200,000,000 shares of Common Stock, $.0001 par value, and 10,000,000 shares of Preferred Stock, $.0001 par value, of which there were issued and outstanding as of September 30, 2022, 149,983,265 shares of Common Stock and 3,000 shares of Series C Convertible Preferred Stock. The shares of Adamis Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable, free of any liens or encumbrances other than any liens or encumbrances created by or imposed by the holders thereof, and shall be issued in material compliance with all applicable federal and state securities laws. All of the outstanding shares of Adamis Common Stock (i) have been duly authorized and validly issued, and are fully paid and non-assessable, (ii) are not subject to preemptive rights or rights of first refusal created by statute, Adamis Restated Certificate, Adamis Bylaws or any agreement to which Adamis is party or by which it is bound, and (iii) have been issued in compliance in all material respects with federal and state securities laws. There are no declared or unpaid dividends with respect to any shares of Adamis Common Stock.

(b)           The information in the Adamis SEC Reports concerning the Adamis Stock Plans, and outstanding options and warrants to purchase shares of Adamis Common Stock, and outstanding restricted stock units or other rights to acquire shares of Adamis Common Stock, is accurate in all material respects as of the dates of such Adamis SEC Reports.

3.8.         Title to Assets.

(a)            Except as disclosed or reflected in the Adamis SEC Reports, Adamis owns, and has good, valid and marketable title to, all material assets purported to be owned by it, including all assets reflected on its balance sheet as of September 30, 2022; and all other material assets reflected in Adamis’ books and records as being owned by Adamis. All of said assets are owned by Adamis free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Adamis.

(b)           Except as disclosed or reflected in the Adamis SEC Reports, Adamis does not own any real property and Adamis is not party to any material lease for real property either as a lessee or lessor.

3.9.         SEC Reports; Financial Statements; Listing and Maintenance Requirements.

(a)            As of their respective filing dates, all annual, quarterly or current reports, filed by Adamis with the SEC since January 1, 2022 (including those that Adamis may file subsequent to the date hereof) (such reports, as amended “Adamis SEC Reports”), (i) were prepared in accordance in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, except as may be reflected in any amendments to such reports that Adamis has filed with the SEC, and (ii) as the same may have been amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)            The consolidated financial statements (including any related notes thereto) contained in the Adamis SEC Reports (in the form, as applicable, in any amendments to such Adamis SEC Reports) (the “Adamis Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present in all material respects the consolidated financial position of Adamis as of the respective dates thereof and the consolidated results of operations and cash flows of Adamis for the periods covered thereby.

(c)            Adamis maintains a system of internal accounting controls and disclosure controls and procedures sufficient, in the judgment of Adamis’ board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.10.       Absence of Certain Changes. Since September 30, 2022, and except as set forth in the Adamis Disclosure Schedule or as disclosed or reflected in the Adamis SEC Reports (and except for matters relating to the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto), there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on Adamis.

3.11.       Interested Party Transactions. Except as disclosed or reflected in the Adamis SEC Reports, Adamis is not indebted to any director, officer or employee of Adamis (except for amounts due as normal compensation and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Adamis, for amounts that would be required to be disclosed in the Adamis SEC Reports. Except as disclosed or reflected in the Adamis SEC Reports, Adamis is not a party to any transaction involving more than $120,000 in which any director, officer or stockholder known to Adamis to be a greater than 5% stockholder of Adamis (or a member of such person’s immediate family) had a direct or indirect material interest, except for transactions not required to be disclosed in response to Item 404(a) of Regulation S-K, or where such person’s interest arises solely from his or her ownership of Adamis Capital Stock.

3.12.       Intellectual Property.

(a)            Except as disclosed or reflected in the Adamis SEC Reports, Adamis owns or possesses the right to use the Intellectual Property utilized in connection with the conduct of its business and intended business, all of which is owned by or licensed to Adamis (the “Adamis Patent and Proprietary Rights”), except where the failure to own or possess such rights would not have a Material Adverse Effect on Adamis. Such Adamis Patent and Proprietary Rights are sufficient in all material respects for the conduct of Adamis’ business and proposed business. Adamis has taken all reasonable measures to protect and maintain the confidentiality of the trade secrets included in the Adamis Patent and Proprietary Rights.

(b)           Since January 1, 2021, except as described or reflected in the Adamis SEC Reports or as set forth in the Adamis Disclosure Schedule, Adamis has not received any notice of any asserted rights with respect to any of Adamis Patent and Proprietary Rights which, if determined unfavorably with respect to the interests of Adamis, would have a Material Adverse Effect on Adamis. Except as described or reflected in the SEC Reports, Adamis is not bound by, and no Adamis Patent and Proprietary Rights are subject to, any Contract containing any covenant or other provision that in any material respect limits or restricts the ability of Adamis to use, exploit, assert, defend, or enforce any Adamis Patent and Proprietary Rights.

(c)           To Adamis’ Knowledge, Adamis has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any right to Intellectual Property of any other Person or engaged in unfair competition, which infringement, misappropriation, violation or use (if the subject of any unfavorable decision, ruling or finding), individually or in the aggregate, would result in a Material Adverse Effect on Adamis. No material infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to Adamis’ Knowledge, threatened against Adamis or any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by Adamis with respect to such claim or Legal Proceeding, which claim or Legal Proceeding (if the subject of any unfavorable decision, ruling or finding), individually or in the aggregate, would result in a Material Adverse Effect on Adamis.

(d)           To Adamis’ Knowledge, Adamis has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Adamis Patent and Proprietary Rights, and no trademark or trade name owned, used, or applied for by Adamis conflicts or interferes in any material respect with any trademark or trade name owned, used, or applied for by any other Person.

3.13.       Taxes.

(a)           Adamis has prepared and timely filed all material Tax Returns relating to any and all material Taxes concerning or attributable to Adamis and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable law in all material respects. Adamis has delivered or made available to DMK correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Adamis filed or received since January 1, 2019.

(b)           Adamis (i) is not delinquent in any material respects in the payment of any Taxes due and owing by Adamis, and (ii) has withheld and timely paid all material Taxes required to have been withheld and paid with respect to any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)           There is no material Tax deficiency outstanding or assessed or, to Adamis’ Knowledge, proposed against Adamis that is not reflected as a liability on the Adamis Financial Statements, nor has Adamis executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax (other than extensions which have expired). No claim (other than claims that have been resolved) has ever been made by an authority in a jurisdiction where Adamis does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Adamis.

(d)           To Adamis’ Knowledge, Adamis has no material liabilities for unpaid Taxes that have not been accrued for or reserved on the Adamis Financial Statements, whether asserted or unasserted, contingent or otherwise.

(e)            Adamis has not received from any Governmental Entity any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Entity against Adamis, in each case other than such as have been resolved before the date of this Agreement.

(f)            Adamis is not a party to any tax-sharing agreement or similar arrangement with any other party, and Adamis has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

(g)           Adamis has not been a member of an affiliated group of corporations filing a consolidated federal income tax return other than a group of which Adamis was the parent.

(h)           Adamis has not been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(i)            Adamis is not aware of any facts, and has not knowingly taken or agreed to take or refrain from taking any action, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(j)            Adamis has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. Except as disclosed or reflected in the Adamis SEC Reports, is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Adamis that, individually or collectively, could give rise to the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law).

(k)           Adamis will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (A) change in method of accounting for taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(l)            Adamis has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(m)          Adamis has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local Law.

3.14.       Employee Benefit Plans.

(a)           Employee Plans. The Adamis SEC Reports describe or reflect, or Adamis has otherwise made available to DMK descriptions or copies of, each Adamis Employee Agreement and each material plan, program, policy, practice, contract, agreement or other arrangement providing for retirement, deferred compensation, severance, separation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is sponsored, maintained, contributed to, or required to be contributed to by Adamis and, with respect to any such plans which are subject to Code Section 401(a), any ERISA Affiliate for the benefit of any person who performs or who has performed services for Adamis as an employee or with respect to which Adamis or any ERISA Affiliate has or may have any liability (including, without limitation, contingent liability) or obligation (collectively, the “Adamis Employee Plans”).

(b)           Compliance. Each Adamis Employee Plan has been administered in material compliance with its terms and with the requirements of applicable law; and Adamis and each ERISA Affiliate have performed all material obligations required to be performed by them under, and are not in any material respect in default under or violation of, any of the Adamis Employee Plans.

(c)           Future Commitments. Except as disclosed or reflected in the Adamis SEC Reports, the Adamis Employee Agreements or in the Adamis Proxy Statement, no Adamis Employee Plan provides (except at no cost to Adamis), or reflects or represents any liability of Adamis to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Law. Except as disclosed or reflected in the Adamis SEC Reports or in the Adamis Proxy Statement, other than commitments made that involve no future costs to Adamis, Adamis has never represented, promised or contracted (whether in oral or written form) to any current or former employee of Adamis or any other Person that such employee or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Law.

(d)           Effect of Transaction. Except as disclosed in the SEC Reports, the Adamis Proxy Statement or in the Adamis Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Adamis or any ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute, bonus or benefits under any Adamis Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider.

3.15.       Employee Matters. The employment of each of Adamis’ employees is terminable by Adamis at will, subject to any notice provisions of applicable employment agreements. Adamis is in material compliance with all currently applicable laws and regulations respecting terms and conditions of employment. There are no material proceedings pending or, to Adamis’ Knowledge, threatened, between Adamis, on the one hand, and any or all of its current or former employees, on the other hand, which would reasonably be expected to have a Material Adverse Effect on Adamis. Adamis has provided all employees with all material wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement.

3.16.       Insurance. The Adamis Disclosure Schedule sets forth all policies of insurance maintained by, at the expense of or for the benefit of Adamis. All premiums due and payable under all such policies have been paid and, to Adamis’ Knowledge, Adamis is otherwise in compliance with the terms of such policies.

3.17.       Compliance with Law.

(a)           For all periods of time during which the respective applicable statute of limitations periods have not expired, and except as disclosed or reflected in the Adamis SEC Reports or the Adamis Disclosure Schedule, (i) to its Knowledge, Adamis has complied in all material respects with, is not in material violation of, and has not received any written or, to Adamis’ Knowledge, other notices of material violation with respect to, any applicable Law or regulation with respect to the conduct of its business, or the ownership or operation of its business, and (ii) Adamis has not received any written notices from any Governmental Entity regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable Law, or (B) any actual, alleged, possible, or potential obligation on the part of Adamis to undertake, or to bear all or any portion of the cost of, any remedial action related to compliance or non-compliance with any applicable Law, in each of the above cases which if determined adversely to Adamis would reasonably be expected to have a Material Adverse Effect on Adamis.

(b)           To the knowledge of Adamis, Adamis and Persons acting in concert with and on behalf of Adamis:

(i)           have not used in any capacity the services of any individual or entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and

(ii)          have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.

(c)          All pre-clinical and clinical studies relating to product or product candidates, conducted by or on behalf of Adamis have been, or are being, conducted in all material respects in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, including all requirements relating to protection of human subjects participating in any such clinical studies; provided, however, that the foregoing representation and warranty is made only to Adamis’ knowledge with respect to clinical and pre-clinical studies conducted by any third party on behalf of Adamis. Adamis has filed with the FDA, any other Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any of its products or product candidates, as applicable.

(d)          To Adamis’ Knowledge, Adamis has implemented and maintains reasonable written policies and procedures, satisfying the requirements of applicable Laws, concerning the privacy security, collection and use of information about identified or identifiable individuals.

3.18.       Environmental Matters. To Adamis’ Knowledge, Adamis is, and at all times has been, in compliance in all material respects with all Environmental Laws and is not subject to any material liability under any Environmental Law. Adamis has not received, nor to Adamis’ Knowledge has any other Person for whose conduct it is or may be held responsible, received, any order, written notice, or other written communication from (i) any Governmental Entity or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, asserting or alleging any actual or potential violation of or failure to comply with any Environmental Law, or any obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities.

3.19.       Legal Proceedings. Except as disclosed in the Adamis SEC Reports, there is no pending Legal Proceeding that has been commenced by or against Adamis that is required to be disclosed in such SEC Reports. There is no judgment, decree or order against Adamis or, to Adamis’ Knowledge, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or any Ancillary Agreement, or that would reasonably be expected to have a Material Adverse Effect on Adamis.

3.20.       Contracts; No Defaults.

(a)           Each Adamis Material Contract is enforceable against Adamis in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)           Adamis has not violated or breached, or committed any material default under, any Adamis Material Contract, in each of the above cases where such violation, beach or default would have a Material Adverse Effect on Adamis. Except as disclosed or reflected in the Adamis SEC Reports, Adamis has not received any notice or other written or, to Adamis’ Knowledge, oral communication regarding any actual or possible material violation or breach of, or default under, any Material Contract of Adamis that was required to be disclosed in the Adamis SEC Reports.

(c)            The Adamis Disclosure Schedule sets forth a list of all material consents or waivers of, or notifications to, any Governmental Entity or any third party that are required under any Adamis Material Contract in connection with the execution and delivery of this Agreement and the Ancillary Agreements by Adamis and the consummation of the transactions contemplated hereby and thereby.

3.21.       Labor Matters. Adamis is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Adamis is not the subject of any material Legal Proceeding asserting that Adamis has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment. There is no strike, work stoppage or other labor dispute involving Adamis pending or, to Adamis’ Knowledge, threatened against Adamis.

3.22.       Regulatory Compliance.

(a)            Except as disclosed or reflected in the Adamis SEC Reports, each current Adamis Product has been and is being manufactured, tested, distributed and/or marketed in compliance in all material respects with all applicable requirements under FDCA and similar Law, including those relating to investigational use, good manufacturing practices, labeling, advertising, record keeping, and filing of report, except where failure to be in such compliance would not have any Material Adverse Effect on Adamis.

(b)           Except as disclosed or reflected in the Adamis SEC Reports, no Adamis Product has been recalled, withdrawn, suspended or discontinued by Adamis in the United States or outside the United States (whether voluntarily or otherwise) (other than as a result of decisions made in the ordinary course of business for business or economic reasons not to pursue research or development of one or more Adamis Products). Except as disclosed or reflected in the Adamis SEC Reports, there are no proceedings in the United States or outside the United States (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Adamis Product pending.

(c)            As to each Adamis Product for which a human biological license application, human establishment license application, human product license application, new human drug application, investigational new human drug application, abbreviated or supplemental new human drug application, or abbreviated or supplemental new animal drug application, new animal drug application, or similar state or foreign regulatory application has been approved, Adamis and each licensee of any such biological or drug (a “Product Licensee”) have not been determined to be in violation of 21 U.S.C. sec. 355, 360b, 42 U.S.C. sec. 351, and 21 U.S.C. sec. 822, and 21 C.F.R. Parts 312, 314, 511, 514, 601, and 1301 et seq.

(d)           Except as disclosed or reflected in the Adamis SEC Reports, all manufacturing, warehousing, distributing, and testing operations conducted on Adamis Products for human use by or for the benefit of Adamis or each Product Licensee are not in violation of and have been and are being conducted in material compliance with the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211 and similar applicable Law.

(e)            Neither Adamis, nor to the Knowledge of Adamis, any officer, employee or agent of Adamis, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or any similar applicable Law, or authorized by 21 U.S.C. Section 335a(b) or any similar applicable Law.

3.23.       Unlawful Payments. To Adamis’ Knowledge, except as disclosed or reflected in the SEC Reports, none of Adamis, or any officer, director, employee, agent or representative of Adamis has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of Adamis, or unlawful payment from corporate funds, to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

3.24.       Representations Complete. This Agreement (as limited and qualified by the Adamis Disclosure Schedule) does not contain any representation, warranty or information that (i) contains an untrue statement of a material fact, or (ii) omits to state any material fact necessary in order to make the statements herein (in the light of the circumstances under which such statements have been made) not misleading.

3.25.       Financial Advisor. Except as disclosed in the Adamis SEC Reports or otherwise disclosed to DMK, no broker, finder or investment banker is entitled to any commission or brokerage or finder’s fee in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Adamis.

3.26.      Disclaimer of Reliance. Notwithstanding anything contained in this Agreement to the contrary, Adamis and Merger Sub acknowledge and agree that neither DMK nor any other Person has made or is making, and Adamis and Merger Sub expressly disclaim reliance upon, any representations, warranties, or statements relating to DMK whatsoever, express or implied, beyond those expressly given by DMK in Article II, including any implied representation or warranty as to the accuracy or completeness of any information regarding DMK furnished or made available to Adamis, Merger Sub, or any of their respective Representatives. Without limiting the generality of the foregoing, Adamis and Merger Sub acknowledge that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets, or prospects information that may have been made available to Adamis, Merger Sub, or any of their respective Representatives (including in certain “data rooms,” “electronic data rooms,” management presentations, or in any other form in expectation of, or in connection with, the Merger or the other transactions contemplated by this Agreement).

ARTICLE IV
CONDUCT BEFORE THE EFFECTIVE TIME

4.1.         Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time, unless this Agreement is earlier terminated pursuant to the terms hereof (the “Pre-Closing Period”), upon reasonable written notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party, and with such additional financial, operating and other data and information regarding such Party as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate. Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Law applicable to such party requires such Party to restrict or prohibit access to any such properties or information or if such restriction is needed to protect attorney-client privilege or other applicable privilege. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

4.2.         Operation of Adamis’ Business.

(a)            Except as contemplated or permitted by this Agreement, or as disclosed or reflected in the Adamis SEC Reports, or with the prior written consent of DMK, during the Pre-Closing Period, Adamis shall: (i) use its commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business in compliance in material respects with all applicable Law and the requirements of all Contracts that constitute Material Contracts of Adamis; (ii) use its commercially reasonable efforts to preserve intact its current business organization, use commercially reasonable efforts to keep available the services of its current employees, officers and consultants and maintain its relations and goodwill with all material suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with Adamis; (iii) not acquire, lease or license any material right or other material asset from any other Person; (iv) not change any of its methods of accounting or accounting practices in any material respect, except as may be required by GAAP; (v) not make any Tax election that would be material to Adamis; or (vi) not agree or commit to take any of the actions described in clauses (iii) through (v) above. Notwithstanding the foregoing, without the prior written consent of DMK, Adamis may (i) continue to have discussions with third parties, and may enter into agreements or arrangements and may consummate one or more transactions regarding, its assets, business or securities as long as such agreement, arrangements or transactions do not constitute an Alternative Transaction. In addition, for purposes of clarification and without limitation, during the Pre-Closing Period Adamis may have discussions regarding, and enter into agreements or consummate transactions regarding or with respect to: (i) sales or other dispositions of assets of Adamis relating to the compounding pharmaceuticals business formerly conducted by Adamis or its Subsidiaries and (ii) commercial, license or other agreements relating to the sale, license or distribution of one or more of Adamis’ FDA approved commercial drug products.

(b)           Adamis shall promptly notify DMK of: (i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any material notice or other communication that Adamis receives from any Governmental Body in connection with the Merger or other transactions contemplated by this Agreement; (iii) any material litigation relating to or involving or otherwise affecting DMK or Adamis that relates to the Merger or other transactions contemplated by this Agreement; and (iv) any event of which it becomes aware that would be considered reasonably likely to have a Material Adverse Effect on Adamis or the Surviving Corporation.

4.3.         Operation of DMK’s Business.

(a)            Except as contemplated by this Agreement, during the Pre-Closing Period, DMK shall: (i) use commercially reasonable efforts to conduct its business and operations in compliance with all applicable Law and the requirements of all Contracts that constitute Material Contracts of DMK; and (ii) use its commercially reasonable efforts to preserve intact its current business organization, use commercially reasonable efforts to keep available the services of its current Key Employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with DMK.

(b)           DMK shall promptly notify Adamis of: (i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any material notice or other communication that it receives from any Governmental Body in connection with the Merger or other transactions contemplated by this Agreement; (iii) any material litigation relating to or involving or otherwise affecting DMK or Adamis that relates to the Merger or other transactions contemplated by this Agreement; and (iv) any event of which it becomes aware that would be considered reasonably likely to have a Material Adverse Effect on DMK or the Surviving Corporation.

4.4.         Notification of Certain Matters. During the Pre-Closing Period, DMK on the one hand, and Adamis on the other, shall promptly notify the other Party (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (b) any Legal Proceeding against or involving or otherwise affecting such Party is commenced or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director or officer of such Party, relating to the Contemplated Transactions; (c) such Party becomes aware of any material inaccuracy in any representation or warranty made by such Party in this Agreement; or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each of the above cases that could reasonably be expected to make the timely satisfaction of any of the closing conditions set forth in Articles VI, VII or VIII, as applicable, not possible. No notification given pursuant to this Section shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the notifying Party contained in this Agreement or its Disclosure Schedule for purposes of Section 7.1 or 7.2 in the case of DMK, or Section 8.1 or 8.2 in the case of Adamis; and provided further, that the failure to give such notice will not be treated as a breach of covenant for the purposes of Articles VI, VII or VIII, unless the failure to give such notice results in material prejudice to the other party.

4.5.         No Solicitation.

(a)            Each Party agrees that during the Pre-Closing Period, it shall not, and shall not authorize and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person other than the other Party hereto and its Representatives regarding any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal or, with respect to Adamis effect any Change in the Adamis Board Recommendation or, with respect to DMK, effect any change in the DMK Board Recommendation; or (v) enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Proposal (other than a confidentiality agreement containing terms similar in material respects to the Confidentiality Agreement) or enter into any agreement in principle requiring such Party to abandon, terminate or fail to consummate the Merger or breach its obligations hereunder or propose or agree to do any of the foregoing. For purposes of clarification, during the Pre-Closing Period, Adamis may continue to have discussions with third parties, and may enter into agreements or arrangements and may consummate one or more transactions regarding, its assets, business or securities as long as such agreements, arrangements or transactions do not constitute an Acquisition Proposal, Acquisition Inquiry or Alternative Transaction. If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one business day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Each Party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement, and shall instruct its Representatives accordingly. Each Party shall not terminate, release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement (whether entered into before or after the date of this Agreement) to which such Party is a party or under which such Party has any rights, and shall enforce or cause to be enforced each such agreement to the fullest extent possible.

(b)          Notwithstanding anything contained in this Section:

(i)           before obtaining the Required Adamis Stockholder Vote, Adamis may furnish nonpublic information regarding Adamis to, and enter into discussions or negotiations with, any Person in response to an unsolicited, bona fide written Acquisition Proposal made or received after the date of this Agreement, which the Adamis Board determines in good faith constitutes, or is reasonably likely to result in, a Superior Proposal (and is not withdrawn) if: (A) neither Adamis nor any Representative of Adamis shall have failed to comply with this Section; (B) the Adamis Board concludes in good faith, after consultation with outside counsel, that there is a reasonable risk that the failure to take such action would result in a breach of the fiduciary duties of the Adamis Board under applicable law; (C) within one business day following the furnishing of any such nonpublic information to, or entering into discussions with, such Person, Adamis gives DMK written notice of the identity of such Person and that Adamis intends to furnish nonpublic information to, or enter into discussions with, such Person or has furnished, or entered into discussions with, such Person; (D) Adamis receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to Adamis as those contained in the Confidentiality Agreement; and (E) within one business day following the furnishing of any such nonpublic information to such Person, Adamis furnishes such nonpublic information to DMK (to the extent such nonpublic information has not been previously furnished by Adamis to DMK). Without limiting the generality of the foregoing, Adamis acknowledges and agrees that in the event any Representative of Adamis takes any action that, if take by Adamis, would constitutes a failure to comply with this Section by Adamis, the taking of such action by such Representative shall be deemed to constitute a failure to comply with this Section by Adamis for purposes of this Agreement; and

(ii)          Notwithstanding anything to the contrary set forth in this Agreement, if at any time before obtaining the Required Adamis Stockholder Vote, Adamis receives an unsolicited bona fide written Acquisition Proposal that did not relate to a breach of this Section and which the Adamis Board determines in good faith constitutes a Superior Proposal, and Adamis and its Representatives have otherwise complied in all material respects with its obligations under this Section 4.5, the Adamis Board may on four (4) Business Days’ prior written Notice of Superior Proposal to DMK (“Notice of Superior Proposal”) (which notice shall include the forms of agreements pursuant to which the Superior Proposal would be implemented or, if no such agreements have been proposed, a written summary of the material terms and conditions of such Superior Proposal) (it being understood that Adamis must deliver a new Notice of Superior Proposal and thereafter negotiate as provided herein in the event of any modification to an Acquisition Proposal if such modification results in the determination that such Acquisition Proposal is a Superior Proposal), take any action otherwise prohibited by Section 4.5(a) and cause Adamis to terminate this Agreement pursuant to Section 9.1(i) if (A) the Adamis Board shall have first determined in good faith, after consultation with outside counsel, that there is a reasonable risk that the failure to take such action would result in a breach of its fiduciary duties under the DGCL, and (B) Adamis shall have notified DMK of such determination and offered to discuss in good faith with DMK (and, if DMK accepts, thereafter negotiates in good faith), for a period of no less than four (4) Business Days, any adjustments in the terms and conditions of this Agreement proposed by DMK, and the Adamis Board shall have resolved, after taking into account the results of such discussions and proposals by DMK, if any, that the Acquisition Proposal remains a Superior Proposal.

(c)           Nothing contained in this Section or in Section 5.3 shall prohibit Adamis from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to Adamis’ stockholders if, in the good faith judgment of the Adamis Board, after consultation with outside counsel, that there is a reasonable risk that the failure to so disclose would result in a breach of its fiduciary duties under the DGCL; provided that disclosure to stockholders pursuant to Rule 14e-2 relating to an Acquisition Proposal or Acquisition Inquiry shall be deemed to be a Change in the Adamis Board Recommendation unless the Adamis Board expressly, and without qualification, concurrently with such disclosure reaffirms the Adamis Board Recommendation.

(d)           For purposes of clarification, during the Pre-Closing Period and thereafter, Adamis may continue to have discussions with third parties, and may enter into agreements or arrangements and may consummate one or more transactions regarding, its assets, business or securities as long as such agreement, arrangements or transactions do not constitute an Acquisition Transaction.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1.         Proxy Statement.

(a)           As promptly as reasonably practicable after the execution of this Agreement, Adamis, in cooperation with DMK, shall prepare and file with the SEC the Proxy Statement. The Proxy Statement shall, among other things, include the Adamis Board Recommendation and (i) solicit the approval of and include the recommendation of the Adamis Board to Adamis’ stockholders that they vote in favor of the Adamis Proposals and the Other Adamis Proposals. DMK shall deliver to Adamis audited financial statements as of and for the years ended December 31, 2020 and 2021 (and, if determined to be required in Adamis’ reports and filings with the SEC under applicable securities laws and SEC rules and regulations, 2022), with a report thereon from DMK’s independent accounting firm (the “DMK Audited Financial Statements”), together with updated and reviewed DMK Interim Financial Statements. DMK shall promptly furnish to Adamis all other information concerning DMK, and shall use its commercially reasonable efforts to cause to be finished all information with respect to its stockholders, that is required to be disclosed in the Proxy Statement, or in subsequent filings that Adamis may make with the SEC.

(b)           Adamis shall use all reasonable efforts to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, and shall respond promptly to any comments of the SEC or its staff and shall use all reasonable efforts to resolve any comments of SEC on the Proxy Statement as promptly as reasonably practicable. Adamis shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to Adamis’ stockholders after review by the SEC has been completed. Adamis shall notify DMK promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply DMK with copies of all substantive correspondence between Adamis or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, DMK or Adamis, as the case may be, shall use commercially reasonable efforts to promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Adamis or DMK, such amendment or supplement. If Adamis becomes aware that any information in the Proxy Statement is or has become false or misleading in any material respect, Adamis shall take all reasonable steps to make such corrections as are required by applicable law or otherwise deemed appropriate by Adamis.

5.2.         DMK Stockholder Approval.

(a)            DMK shall take all action necessary under all applicable Law to call, give notice of and hold a meeting of the holders of DMK Capital Stock to vote on the approval of the Merger, adoption of this Agreement and the related plan of merger, and related matters (in either case, the “DMK Stockholders Meeting”). The DMK Stockholders Meeting shall be held reasonably after the date of this Agreement and after the DMK Information Statement is available. DMK shall use commercially reasonable efforts to ensure that all proxies and consents solicited in connection with the DMK Stockholders Meeting are solicited in compliance with all applicable Law. The Parties agree that the holders of DMK Capital Stock may take all action required under this Agreement by means of action by written consent as permitted by the NJBCA in lieu of an actual meeting of the holders of DMK Capital Stock.

(b)           DMK agrees that: (i) the Board of Directors of DMK shall recommend that the holders of DMK Capital Stock vote to approve the Merger and adopt this Agreement and the related plan of merger, and such other matters as are contemplated by this Agreement, and shall use commercially reasonable efforts to solicit such approval (the recommendation of the board of directors of DMK that the stockholders of DMK vote to approve and adopt the Merger, this Agreement and the related plan of merger, and such other matters contemplated by this Agreement being referred to as the “DMK Board Recommendation”); and (ii) the Board of Directors of DMK shall not make or effect any change, withdrawal, qualification or modification of the DMK Board Recommendation in any manner that would reasonably be expected to prevent, delay or materially impair the consummation of the Merger or any of the other Contemplated Transactions.

5.3.         Adamis Stockholders Meeting; Change in the Adamis Board Recommendation; Adoption of Agreement by Adamis as Sole Stockholder of Merger Sub.

(a)            Adamis shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the stockholders of Adamis to vote on the Adamis Proposals (such meeting, the “Adamis Stockholders Meeting”). Adamis shall use its commercially reasonable efforts to ensure that all proxies solicited in connection with the Adamis Stockholders Meeting are solicited in compliance with all applicable Law.

(b)            Adamis agrees that, subject to Sections 4.5 and 5.6(c): (i) the Adamis Board shall recommend that the stockholders of Adamis vote to approve and adopt (as the case may be), (A) the Adamis Share Issuance Proposal, and (B) the Adamis Reverse Stock Split Amendment (proposals (A) and (B) being referred to as the “Adamis Proposals”), and the Adamis Board may also approve and recommend that the stockholders approve additional proposals, and such other matters as the Adamis Board may determine are reasonably necessary or appropriate to effect the Merger and the other Contemplated Transactions (the “Other Adamis Proposals”), and shall use commercially reasonable efforts to solicit such approval or adoption, as the case may be; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Adamis recommends that the stockholders of Adamis vote to approve and adopt (as the case may be) the Adamis Proposals (such recommendation being referred to herein as the “Adamis Board Recommendation”); and (iii) except as expressly permitted by this Agreement, the Board of Directors of Adamis shall not make or effect any Change in the Adamis Board Recommendation.

(c)           Subject to Sections 4.5 and 5.6(c), Adamis shall take all action that is both reasonable and lawful to solicit the approval of its stockholders of the Adamis Proposals and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of Adamis required by the DGCL to obtain such approvals. If, on the date of Adamis Stockholders Meeting or any subsequent adjournment thereof pursuant to this Section, a quorum for the conduct of business does not exist or Adamis has not received proxies representing a sufficient number of shares of Adamis voting stock to approve the Adamis Proposals, Adamis may adjourn the Adamis Stockholders Meeting to solicit additional proxies for such proposals, and shall continue to use its commercially reasonable efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the Adamis Proposals.

(d)           Adamis, as sole stockholder of Merger Sub, shall adopt this Agreement and the related plan of merger as soon as practicable following the Execution Date, including by means of action by written consent, as permitted by the NJBCA in lieu of an actual meeting of the stockholders of Merger Sub.

5.4.        Registration Statement. Within sixty (60) days following the Closing Date, or as soon thereafter as is reasonably practicable including, without limitation, (a) taking into account any restrictions, limitations or prohibitions on the filing of registration statements by Adamis that may be contained in any agreement entered into by Adamis in connection with any financing transaction completed after the Agreement Date, and (b) applicable financial statement, audit and auditor requirements concerning the auditor reports and financial statements that are required to be included in the Registration Statement, Adamis will prepare and file with the SEC (x) a registration statement on Form S-3 (or if Form S-3 is not available, such other form as may provide for a resale of the Merger Consideration shares, but with such registration obligations otherwise consistent with the requirements of this Section) (such a new registration statement, together with all amendments and supplements thereto, including post-effective amendments, all exhibits thereto and all material incorporated by reference therein, the “Registration Statement”), or (y) a prospectus supplement pursuant to an existing effective registration statement of Adamis, covering the resale of the Merger Consideration shares of Adamis Common Stock (including the Series E Preferred Conversion Shares) issued pursuant to Section 1.6. If Adamis files such a Registration Statement, Adamis will use commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as reasonably possible following the filing of the Registration Statement and be maintained (or, if applicable, the prospectus supplement maintained) until, with respect to an individual former DMK stockholder, the earlier to occur of (i) the date that all such Merger Consideration shares held by such stockholder may be publicly resold without restrictions pursuant to the provisions of Rule 144, or (ii) the date that all of such Merger Consideration shares have actually been resold; provided, however, that Adamis will have no obligation to file the Registration Statement or prospectus supplement, or have the Registration Statement declared effective or maintain such prospectus supplement, unless and until any required Form 8-K Amendment relating to the Contemplated Transactions, if required by applicable law, is filed with the SEC (and Adamis shall use its reasonable efforts to timely file the Form 8-K Amendment, if required). Notwithstanding the registration obligations set forth in this Section, in the event the SEC informs Adamis that all of the shares requested to be included in the registration cannot, as a result of the application of Rule 415, be registered for resale on such registration statement, Adamis agrees to promptly inform the holders of such shares and use its commercially reasonable efforts to file amendments to the Registration Statement as required by the SEC covering the maximum number of Registrable Securities that are permitted to be registered by the SEC, and the limitation on the number of such Merger Consideration shares included in the Registration Statement as a result of the application of Rule 415 shall not be deemed to be a breach of any provision of this Agreement. For not more than sixty (60) consecutive days or for a total of not more than ninety (90) days in any twelve (12) month period, Adamis may suspend the use of any prospectus included in the Registration Statement (or the use of the applicable prospectus supplement) if Adamis determines in good faith that such suspension is necessary to (x) delay the disclosure of material non-public information concerning Adamis, the disclosure of which at the time is not, in the good faith opinion of Adamis, in the best interests of Adamis and its stockholders, or (y) amend or supplement the Registration Statement or the related prospectus or prospectus supplement so that the Registration Statement, prospectus or prospectus supplement will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading.

5.5.         Information Statement; DMK Written Consent.

(a)            As promptly as reasonably practicable after the date of this Agreement, DMK will prepare, with the cooperation of Adamis, and cause to be delivered to its stockholders an information statement for the holders of DMK Capital Stock (the “Information Statement”) to solicit the written consent of its stockholders in lieu of a meeting pursuant to the NJBCA (the “DMK Written Consent”) for purposes of (i) adopting this Agreement and the relating plan of merger and approving the Merger, and all other transactions contemplated by this Agreement, (ii) acknowledging that the approval given thereby is irrevocable, that such DMK Stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 14A:11 of the NJBCA, and that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its DMK Capital Stock under the NJBCA, and (iii) acknowledging the conversion of all outstanding DMK Convertible Notes into DMK Common Stock prior to the Effective Time (collectively, the “DMK Stockholder Matters”). DMK shall use commercially reasonable efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Adamis and DMK agree to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto. DMK shall not include in the Information Statement any information with respect to Adamis or its affiliates, the form and content of which information has not been approved by Adamis prior to such inclusion.

(b)           (i) The board of directors of DMK will recommend that its stockholders vote to approve the DMK Stockholder Matters (such recommendation the “DMK Board Recommendation”); (ii) the Information Statement will include the DMK Board Recommendation; and (iii) the DMK Board Recommendation will not be withdrawn or modified in a manner adverse to Adamis, and no resolution by the board of directors of DMK or any committee thereof to withdraw or modify the DMK Board Recommendation in a manner adverse to Adamis will be adopted or proposed.

5.6.         Adamis Stockholders Meeting.

(a)           Adamis will take all action necessary under applicable Law to call, give notice of and hold the Adamis Stockholders Meeting to vote on (i) the Adamis Proposals, and (ii) the Other Adamis Proposals. The Adamis Stockholders Meeting will be held on a date selected by Adamis, following the date on which the definitive Proxy Statement may be mailed to the Adamis stockholders; provided, however, notwithstanding anything to the contrary contained herein, Adamis will have the absolute discretion to adjourn the Adamis Stockholders Meeting for a period of up to sixty (60) days after the initial date of the Adamis Stockholders Meeting is scheduled or convened if Adamis determines it necessary or appropriate to solicit additional proxies in favor of the Adamis Proposals.

(b)           Subject to Section 5.6(c): (i) the board of directors of Adamis will recommend that its stockholders vote to approve the Adamis Proposals (such recommendation, the “Adamis Board Recommendation”); (ii) the Proxy Statement will include the Adamis Board Recommendation; and (iii) the Adamis Board Recommendation will not be withdrawn or modified in a manner adverse to DMK.

(c)            Notwithstanding anything to the contrary contained in this Agreement, at any time before the approval and adoption of the Adamis Proposals by the Required Adamis Stockholder Vote, the Board of Directors of Adamis may effect a Change in the Adamis Board Recommendation in accordance with the provisions of Section 4.5(b), provided that DMK must receive not less than four (4) Business Days prior written notice from Adamis confirming that Adamis’ Board of Directors has determined to make a Change in the Adamis Board Recommendation. For purposes of this Agreement, “Change in the Adamis Board Recommendation” means any: (i) withholding, withdrawal, qualification or modification of (or any proposal or resolution to withhold, withdraw, qualify or modify) the Adamis Board Recommendation in any manner adverse to DMK; (ii) action or statement by Adamis in connection with Adamis Stockholders Meeting contrary to the Adamis Board Recommendation; (iii) taking any position other than opposition (including making no recommendation), by the Adamis Board with respect to an Acquisition Proposal that has been publicly disclosed or otherwise become publicly known to any Person other than Adamis, DMK and their respective Representatives after a reasonable amount of time has elapsed for the Adamis Board to review and make a recommendation with respect thereto (and in no event more than ten (10) Business Days after being so publicly disclosed or otherwise become public known); (iv) failure of the Adamis Board to (A) if a tender offer, take-over bid or exchange offer that constitutes or would constitute an Acquisition Proposal (other than by DMK) is commenced, recommend that the Adamis stockholders not accept such tender offer, take-over bid or exchange offer after a reasonable amount of time has elapsed for the Adamis Board to review and make a recommendation with respect thereto (and in no event more than ten Business Days following commencement of such tender offer, take-over bid or exchange offer), or (B) reaffirm in writing the Adamis Board Recommendation in connection with a disclosure pursuant to Section 4.5(c) or otherwise within two (2) Business Days of a request by DMK to do so; or (v) approval, adoption or recommendation, or publicly disclosed proposal to approve, adopt or recommend, an Acquisition Proposal.

(d)           Nothing contained in this Agreement will prohibit Adamis or its board of directors from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Adamis or its board of directors pursuant to Rules 14d-9 and 14e-2(a) will be limited to a statement that Adamis is unable to take a position with respect to the bidder’s tender offer unless the board of directors of Adamis determines in good faith, after consultation with its outside legal counsel, that there is a reasonable risk that the failure to make such a statement would result in a breach of its fiduciary duties under applicable Law.

5.7.        Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed or otherwise submitted by such Party with or to any Governmental Entity with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Entity.

5.8.        Indemnification of Officers and Directors.

(a)           From and after the Effective Time through the third anniversary of the date the Effective Time occurs, Adamis shall and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Adamis and DMK pursuant to any indemnification provisions under their respective certificates of incorporation and bylaws regarding indemnification of directors and officers that are in effect on the date of this Agreement (the persons entitled to be indemnified pursuant to such provisions being referred to collectively as the “D&O Indemnified Parties”); provided, however, that after the Closing and the Effective Time of the Merger, the DMK directors and officers who become directors and officers of Adamis will enter into the Adamis standard indemnification agreement which will supersede any other contractual rights to indemnification by the Surviving Corporation.

(b)           The certificate of incorporation and bylaws of Adamis and the Surviving Corporation, as the case may be, shall contain provisions no less favorable with respect to indemnification and elimination of liability for monetary damages of present and former directors and officers than are presently set forth in the certificate of incorporation and bylaws of DMK, which provisions shall not be amended, modified or repealed for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.

(c)            Adamis, at its election, may purchase a “tail” policy on DMK’s existing directors and officers liability insurance policy (if any) for a period of six (6) years after the Closing. Adamis will maintain either a directors and officers liability insurance policy or a “tail” policy on Adamis’ existing directors and officers.

(d)           The provisions of this Section are intended to be in addition to the rights otherwise available to the D&O Indemnified Parties by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(e)            Adamis shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section.

5.9.         Additional Agreements.

(a)            Subject to Sections 4.5, 5.2, 5.3, 5.5 and 5.6, the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to paragraph (b) below, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) reasonably required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Material Contract) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement. Each Party shall provide to the other Party a copy of each proposed filing with or other submission to any Governmental Entity relating to any of the Contemplated Transactions, and shall (if reasonably practicable) give the other Party a reasonable time before making such filing or other submission in which to review and comment on such proposed filing or other submission. Each Party shall promptly deliver to the other Party a copy of each such filing or other submission made, each notice given and each Consent obtained by such Party during the Pre-Closing Period.

(b)            Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer any assets; (ii) to discontinue offering any product or service; (iii) to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate any assets or operations (either before or after the Closing Date); (v) to make any commitment (to any Governmental Entity or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

(c)            Prior to the Closing, Adamis shall have the right to control the defense and settlement of any stockholder litigation against Adamis or any of its directors or officers relating to this Agreement or the Contemplated Transactions, and shall, subject to applicable considerations of privilege and confidentiality, keep DMK reasonably apprised of any material developments in connection with any such litigation.

5.10.      Disclosure; Public Announcements. The Parties shall use their commercially reasonable efforts to agree on a mutually acceptable joint initial press release and Adamis Form 8-K announcing the execution and delivery of this Agreement. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not issue any press release or make any public disclosure regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure (which approval shall not be unreasonably withheld or delayed); or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law. Notwithstanding the foregoing, without consulting with the other Party, Adamis and its officers may make public statements, including in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent in material respects with previous press releases, public disclosures or public statements made by DMK or Adamis in compliance with this Section.

5.11.      Directors; Officers. Prior to the Effective Time, and subject to the receipt of any required stockholder vote, Adamis shall use its best efforts to take all actions necessary (i) to cause the authorized number of members of the Board of Directors of Adamis to remain at five (5) or to be such other number as Adamis and DMK may mutually agree, effective at the Effective Time; (ii) to obtain the resignations, effective at the Effective Time, of the directors of Adamis who will not continue as directors after the Effective Time as contemplated by this Agreement, and (iii) so that the Persons listed in Annex 5.11 are elected or appointed, as applicable, to the positions of officers and directors of Adamis, as set forth therein, to serve in such positions effective as of the Effective Time. If during the Pre-Closing period any Person listed in Annex 5.11 indicates that he or she is unable or unwilling to serve as officer or director of Adamis or the Surviving Corporation, then Adamis and DMK will use their best efforts to agree on a successor. Notwithstanding the foregoing, the Parties acknowledge that so long as Adamis remains a public reporting company, Adamis and DMK will use their best efforts such that the board of directors of Adamis will continue to satisfy applicable securities laws and listing requirements of any exchange or market on which the Adamis Common Stock is then listed or traded, including, without limitation, maintaining an independent audit committee and having an audit committee financial expert serve on such committee, and the actions taken by Adamis and DMK hereunder regarding the composition of the Board of Directors of Adamis immediately after the Effective Time will be taken so as to allow Adamis to comply with such applicable Law.

5.12.      Tax Matters.

(a)            Adamis, Merger Sub and DMK shall use their respective commercially reasonable efforts to cause the Merger to qualify, and shall use their respective commercially reasonable efforts not to, and not to permit or cause any affiliate to, take any actions or cause any action to be taken which would prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b)           This Agreement is intended to constitute, and the Parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Adamis, Merger Sub and DMK shall report the Merger as reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c)            DMK shall (and shall cause its Affiliates to) provide any information reasonably requested to allow Adamis to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws with respect to the transactions contemplated by, or any payment made in connection with, this Agreement.

(d)           All transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees (collectively, “Transfer Taxes”), shall be paid by the Surviving Corporation. After the Closing Date, the Surviving Corporation will prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes that are required to be filed after the Closing Date, and, if required by applicable Law, Adamis will, and will cause its Affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation, as applicable. Each Party shall (and shall cause its Affiliates to) provide certificates or forms, and timely execute any Tax Returns, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

(e)           Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

5.13.       Adamis Amendments. Subject to Section 5.6(c), Adamis agrees to recommend to its stockholders that the Adamis Restated Certificate be amended by means of the Adamis Reverse Stock Split Amendment to effect a reverse stock split of the Adamis Common Stock by a ratio determined by the Adamis Board (the “Adamis Reverse Stock Split Proposal”).

5.14.       DMK’s Auditors. DMK will use its commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (a) the preparation of financial statements (including audited and pro forma financial statements if required) as required by Adamis to comply with Law, (b) the review of DMK’s audit work papers for up to the past two years or such lesser period of which DMK has been in existence, including the examination of selected interim financial statements and data, and (c) such auditor reports and consents relating to the including to the inclusion of the DMK Financial Statements in the Proxy Statement, reports that Adamis files with the SEC, and such other documents and filings as Adamis or DMK may be determine are necessary or appropriate.

5.15.       Legends. Adamis shall be entitled to place such appropriate legends on the certificates evidencing any shares of Adamis Common Stock to be received in the Merger by equity holders of DMK Capital Stock, including, without limitation, persons who may after the Effective Time be considered “affiliates” of Adamis for purposes of Rules 144 and 145 under the Securities Act, as Adamis reasonably determines is required or appropriate under applicable laws, and to issue appropriate stop transfer instructions to the transfer agent for such shares of Adamis Common Stock.

5.16.       Confidentiality. Each of Adamis and DMK hereby agrees that the information obtained in any investigation pursuant to this Agreement, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby shall be governed by the terms of the Confidentiality Agreement dated as of April 29, 2022, previously executed by and between DMK and Adamis (the “Confidentiality Agreement”).

5.17.       Section 16 Matters. Subject to the following sentence, prior to the Effective Time, Adamis and DMK will take all such steps as may be required (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any acquisition of Adamis Common Stock (including derivative securities with respect to Adamis Common Stock) by each officer or director of DMK (in their capacity as officer or director) who is or will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Adamis, to be exempt under Rule 16b-3 under the Exchange Act. Prior to the Closing Date, DMK will furnish the following information to Adamis for each director, officer or securityholder of DMK who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Adamis: (a) the number of shares of DMK Capital Stock held by such individual and expected to be exchanged for shares of Adamis Common Stock pursuant to the Merger; (b) the number of other derivative securities (if any) with respect to DMK Capital Stock held by such individual and expected to be converted into shares of Adamis Common Stock or derivative securities with respect to Adamis Common Stock in connection with the Merger; and (c) such other information as may be reasonably required in connection with compliance with Section 16(a) of the Exchange Act.

5.18.       Listing. If the Adamis Common Stock is then listed on the Nasdaq Capital Market (“Nasdaq”), Adamis will (a) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of Adamis Common Stock to be issued and issuable pursuant to the Merger and use all reasonable efforts to cause such shares to be approved for listing (subject to notice of issuance), and (b) to the extent required by Nasdaq Marketplace Rules, file an initial listing for the Adamis Common Stock (the “Nasdaq Listing Application”) and use its reasonable best efforts to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. DMK will cooperate with Adamis as reasonably requested by Adamis with respect to such Nasdaq Listing Application and will promptly furnish to Adamis all information concerning DMK and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section, or in any appeal by Adamis to Nasdaq or a Nasdaq hearings panel concerning any de-listing determination that Nasdaq may make.

5.19.       Private Placement. In connection with the solicitation of the DMK Stockholder Approval, DMK shall deliver to each holder of DMK Capital Stock and each holder of a DMK Convertible Note a customary form of investor questionnaire reasonably satisfactory to Adamis. In reliance on such investor questionnaires, Adamis and DMK shall take such action as may be necessary or appropriate so that the issuance of shares of Adamis Common Stock and Series E Preferred as Merger Consideration in the Merger shall validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue-sky” laws.

5.20.       Termination of Certain DMK Agreements. Prior to the Closing Date, DMK will obtain the necessary written consent or agreement of its stockholders or other counterparties, as applicable, to, effective upon the Closing Date, terminate the agreements to which DMK is a party or by which DMK is bound, if any, that are set forth on Schedule 5.20.

5.21.       DMK Options.

(a)            (a)         At the Effective Time, each DMK Option that is outstanding and unexercised immediately prior to the Effective Time under the DMK Stock Plan, whether or not vested, will be converted into and become an option to purchase Adamis Common Stock, in a manner consistent with the requirements of Section 409A and, for DMK Options qualified under Section 422 of the Code, Section 424 of the Code, and Adamis shall assume the DMK Stock Plan. All rights with respect to DMK Common Stock under DMK Options assumed by Adamis will thereupon be converted into rights with respect to Adamis Common Stock. Accordingly, from and after the Effective Time: (i) each DMK Option assumed by Adamis may be exercised solely for shares of Adamis Common Stock; (ii) the number of shares of Adamis Common Stock subject to each DMK Option assumed by Adamis will be determined by multiplying (x) the number of shares of DMK Common Stock that were subject to such DMK Option, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Adamis Common Stock; (iii) the per share exercise price for the Adamis Common Stock issuable upon exercise of each DMK Option assumed by Adamis will be determined by dividing (x) the per share exercise price of DMK Common Stock subject to such DMK Option, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any DMK Option assumed by Adamis will continue in full force and effect and the term, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and other provisions of such DMK Option will otherwise remain unchanged; provided, however, that: (1) to the extent provided under the terms of a DMK Option, such DMK Option assumed by Adamis in accordance with this Section will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Adamis Common Stock subsequent to the Effective Time; and (2) Adamis’ board of directors or a committee thereof will succeed to the authority and responsibility of DMK’s board of directors or any committee thereof with respect to each DMK Option assumed by Adamis. Notwithstanding anything to the contrary in this Section, the conversion of each DMK Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Adamis Common Stock will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that to the maximum extent possible, the conversion of a DMK Option will not constitute a “modification” of such DMK Option for purposes of Section 409A or Section 424 of the Code. It is the intention of the Parties that each DMK Option so assumed by Adamis shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such DMK Option qualified as an incentive stock option prior to the Effective Time.

(b)           After the Effective Time, Adamis will file with the SEC a registration statement on Form S-8, or a post-effective amendment to an existing Form S-8 registration statement, relating to the DMK Stock Plan and the shares of Adamis Common Stock issuable with respect to DMK Options assumed by Adamis in accordance with Section, to the extent permitted by federal securities laws, and Adamis shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses delivered with respect to such shares) for so long as such options remain outstanding.

(c)            After the Effective Time, Adamis will use all reasonable efforts to enter into an assumption agreement or other agreement reasonably satisfactory to Adamis with each person who, immediately prior to the Effective Time, was a holder of a DMK Option, evidencing the foregoing assumption of such DMK Options by Adamis.

5.22.      Allocation Certificate. DMK will prepare and deliver to Adamis at least two (2) Business Days (if practicable) prior to the Closing Date a certificate signed by the Chief Financial Officer and Secretary of DMK in a form reasonably acceptable to Adamis which sets forth (a) a true and complete list of the DMK Stockholders immediately prior to the Effective Time (including holders of DMK Convertible Notes that will convert into shares of DMK Common Stock) and the number and type of shares of DMK Capital Stock owned by each such DMK Stockholder, and (b) the allocation of the Merger Consideration among the DMK Stockholders pursuant to the Merger (the “Allocation Certificate”).

5.23.      Employee Benefit Matters. All employees of DMK shall continue in their existing benefit plans until such time as, in Adamis’ discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by or on behalf of Adamis for its employees. Adamis shall take such reasonable actions, to the extent permitted by Adamis’ benefits programs, as are necessary to allow eligible employees of DMK to participate in the health, welfare and other benefit programs of Adamis or alternative benefits programs in the aggregate that are substantially similar to those applicable to employees of Adamis in similar functions and positions on similar terms (it being understood that equity incentive plans are not considered employee benefits). Pending such action, Adamis and DMK shall cooperate to maintain the effectiveness of the DMK’s benefit plans. To the extent permitted by and consistent with Adamis’ benefit plans, employees of DMK shall be given credit for all service with DMK for purposes of eligibility and vesting (but not for purposes of benefit accrual) under all employee benefit plans, programs, policies and arrangements and employment policies maintained by Adamis in which they become participants. In connection with such transition, if DMK maintains any Code Section 401(k) arrangements or plans (each a “DMK 401(k) Plan”), then at Adamis’ request, Adamis and DMK will cooperate with respect to the termination of the DMK 401(k) Plan.

5.24.      Takeover Statutes. If any takeover statute is or may become applicable to the Contemplated Transactions, each of DMK, the DMK Board, Adamis and the Adamis Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

5.25.       Merger Sub. Adamis will take all action that are necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger, subject to the terms and conditions set forth in this Agreement.

5.26.       Supplement to Disclosure Schedules. (i) From time to time prior to the Closing, DMK shall have the right (but not the obligation) to supplement or amend the DMK Disclosure Schedule hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article VII have been satisfied; provided, however, that if as a result of matters disclosed in such Schedule Supplement, Adamis has the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then Adamis shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter. (ii) From time to time prior to the Closing, Adamis shall have the right (but not the obligation) to supplement or amend the Adamis Disclosure Schedule hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article VIII have been satisfied; provided, however, that if as a result of matters disclosed in such Schedule Supplement, DMK has the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then DMK shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.

5.27.       Series E Preferred Certificate of Designation. The Series E Preferred Certificate of Designation shall be substantially in the form attached hereto as Exhibit C, with such changes thereto as Adamis and DMK may mutually agree.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or before the Closing, of each of the following conditions:

6.1.         Stockholder Approval. This Agreement and the Merger shall have been duly adopted by the Required DMK Stockholder Vote; the board of directors and shareholders of Merger Sub shall have approved and adopted this Agreement and the Merger; and the Adamis Proposals shall have been duly approved or adopted, as the case may be, by the Required Adamis Stockholder Vote.

6.2.         No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and there shall not be any Law which has the effect of making the consummation of the Merger illegal.

6.3.         Governmental Authorization. Any Governmental Authorization or other Consent required to be obtained by any of the Parties under any applicable antitrust or competition law or regulation or other Law shall have been obtained and shall remain in full force and effect.

6.4.         No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or overtly threatened in writing by an official of a Governmental Entity in which such Governmental Entity indicates that it intends to conduct any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger and seeking to obtain from Adamis, Merger Sub or DMK any damages or other relief that would have a Material Adverse Effect on the Combined Company; (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Adamis; (d) that could have a Material Adverse Effect on the right or ability of the Combined Company to own the assets or operate the business of the Combined Company; or (e) seeking to compel DMK or Adamis to dispose of or hold separate any assets that are material to the Combined Company as a result of or following the Merger or any of the Contemplated Transactions.

6.5.         Series E Preferred Certificate of Designation. The Series E Preferred Certificate of Designation shall have been filed with the Secretary of State of Delaware, which shall continue to be in full force and effect as of the Closing.

ARTICLE VII
ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS
OF Adamis AND MERGER SUB

The obligations of Adamis and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Adamis, at or before the Closing, of each of the following conditions:

7.1.         Accuracy of Representations. The representations and warranties of DMK contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Combined Company, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date).

7.2.         Performance of Covenants. Each of the covenants and obligations in this Agreement that DMK is required to comply with or to perform at or before the Closing shall have been complied with and performed by DMK in all material respects, except where the failure to perform such covenants or obligations would not have a Material Adverse Effect on the Combined Company.

7.3.         No Material Adverse Effect. From the Execution Date through the Effective Time, there shall not have occurred any Material Adverse Effect on DMK that shall be continuing as of the Effective Time and that would have a Material Adverse Effect on the Combined Company.

7.4.         Agreements and Other Documents. Adamis shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a)           a certificate of DMK executed on its behalf by the Chief Executive Officer and Chief Financial Officer of DMK confirming that the conditions set forth in Sections 7.1, 7.2, and 7.3 have been duly satisfied; and

(b)           certificates of good standing (or equivalent documentation) of DMK in its jurisdiction of incorporation and the various foreign jurisdictions in which it is qualified (except where the failure to have obtained such certificates would not result in a Material Adverse Effect on the Combined Company), certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the Board of Directors of DMK authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by DMK hereunder.

7.5.         Conversion of DMK Convertible Notes. DMK shall have taken all required actions such that all DMK Convertible Notes that are outstanding immediately prior to the Closing that are being converted into shares of DMK Common Stock in connection with the Closing shall convert into shares of DMK Common Stock before the Effective Date and Closing, and no DMK Convertible Notes or other convertible securities shall be outstanding as of the Closing.

7.6.         FIRPTA Certificate. On or no more than thirty (30) days prior to the Closing Date (or such other date as Adamis and DMK may mutually agree), DMK shall deliver to Adamis a properly executed certification, in form and substance reasonably satisfactory to Adamis, that shares of DMK are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Adamis with the IRS following the Closing within the time period specified in Treasury Regulations Section 1.897-2(h)(2)) in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

7.7.         Third Party Consents. DMK shall have obtained and delivered to Adamis all consents and approvals of third parties listed in Schedule 7.7.

7.8.         Securities Law Matters. The issuance of the Merger Consideration Shares to the DMK Stockholders pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act.

7.9.         Dissenting Shares. The holders of no more than three percent (3.0)% of the outstanding shares of DMK Common Stock, including shares into which the DMK Convertible Notes are convertible, will have demanded and not lost or withdrawn, or will be eligible to demand, appraisal rights.

7.10.       DMK License Agreements. All of the patents and related intellectual property rights and other rights held by the licensor party relating to the intellectual property license agreements set forth on Section 2.12(a) of the DMK Disclosure Schedules (the “DMK License Agreements”) shall have been transferred, assigned and conveyed, effective as of the Closing to DMK pursuant to instruments of conveyance reasonably satisfactory to Adamis, and the DMK License Agreements shall have been terminated effective upon such transfer, assignment and conveyance.

ARTICLE VIII
ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF DMK

The obligations of DMK to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by DMK, at or before the Closing, of each of the following conditions:

8.1.         Accuracy of Representations. The representations and warranties of Adamis and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Combined Company, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date).

8.2.         Performance of Covenants. All of the covenants and obligations in this Agreement that Adamis or Merger Sub is required to comply with or to perform at or before the Closing shall have been complied with and performed in all material respects, except where the failure to perform such covenants or obligations would not have a Material Adverse Effect on the Combined Company.

8.3.         No Material Adverse Effect. From the Execution Date through the Effective Time, there shall not have occurred any Material Adverse Effect on Adamis that continues as of the Effective Time and that would have a Material Adverse Effect on the Combined Company.

8.4.         Documents. DMK shall have received the following documents:

(a)            a certificate of Adamis executed on its behalf by the Chief Executive Officer and Chief Financial Officer of Adamis confirming that the conditions set forth in Sections 8.1, 8.2 and 8.3 have been duly satisfied;

(b)           certificates of good standing (or equivalent documentation) of each of Adamis and Merger Sub in Delaware, and the various foreign jurisdictions in which it is qualified (except where the failure to have obtained such certificates would not result in a Material Adverse Effect on the Combined Company), certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the Boards of Directors of Adamis and Merger Sub authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Adamis and Merger Sub hereunder; and

(c)           Written resignations in forms reasonably satisfactory to DMK, dated on or before the Closing Date and effective as of the Closing, executed by the directors and officers of Adamis whose names are set forth on Annex 5.11.

8.5.         Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of Adamis shall have failed to provide, with respect to any Adamis SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

8.6.         Board of Directors. Adamis shall have caused the Board of Directors of Adamis to be constituted as set forth on Annex 5.1 of this Agreement.

8.7.         Officers. Each of the individuals identified on Annex 5.11 shall have been appointed officers of Adamis as of the Effective Time.

8.8.         Adamis Reverse Stock Split Certificate of Amendment. The Reverse Stock Split Amendment shall have become effective under the DGCL.

8.9.         SEC Reports. Adamis shall have filed with the SEC all reports required to be filed under the Securities Act or Exchange Act.

8.10.        Nasdaq Listing. Adamis shall have (a) conducted a hearing before the Hearings Panel of the Listing Qualifications Department of Nasdaq (the “Nasdaq Panel”), including the submission of a plan of compliance (the “Plan of Compliance”) setting forth Adamis’ plan to regain compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Rule”), (b) the Nasdaq Panel shall have issued a ruling approving the Plan of Compliance, (c) the Adamis Common Stock shall have maintained its listing on Nasdaq as of the Closing Date and (d) since the effectiveness of the Reverse Stock Split, the Adamis Common Stock shall have maintained the minimum bid price required under the Rule.

ARTICLE IX
TERMINATION

9.1.         Termination. This Agreement may be terminated before the Effective Time (whether before or after receipt of the Required DMK Stockholder Vote or Required Adamis Stockholder Vote, unless otherwise specified below):

(a)           by mutual written consent duly authorized by the Boards of Directors of Adamis and DMK;

(b)           by either Adamis or DMK if the Merger shall not have been consummated by (i) June 30, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to fulfill or diligently pursue fulfillment of any material obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date;

(c)           by either Adamis or DMK if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that neither Party may terminate this Agreement pursuant to this Section 9.1(c) unless that party first shall have used its reasonable best efforts to procure the removal, reversal, dissolution, setting aside or invalidation of any such order, decree, ruling or action;

(d)           by either Adamis or DMK if (i) the Adamis Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and Adamis’ stockholders shall have taken a final vote on the Adamis Proposals, and (ii) any of the Adamis Share Issuance Proposal or the Adamis Reverse Stock Split Proposal shall not have been approved or adopted at Adamis Stockholders Meeting (and shall not have been approved or adopted at any adjournment or postponement thereof) by the Required Adamis Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Adamis where the failure to obtain the Required Adamis Stockholder Vote shall have been caused by the action or failure to act of Adamis and such action or failure to act constitutes a breach by Adamis of this Agreement;

(e)            by DMK (at any time before the receipt of the Required Adamis Stockholder Vote) if an Adamis Triggering Event shall have occurred;

(f)            by Adamis (at any time before the receipt of the Required Adamis Stockholder Vote) if a DMK Triggering Event shall have occurred;

(g)           by DMK, upon a material breach of any representation, warranty, covenant or agreement on the part of Adamis or Merger Sub set forth in this Agreement, or if any representation or warranty of Adamis or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Adamis’ or Merger Sub’s representations and warranties or breach by Adamis or Merger Sub is curable by Adamis or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earliest of (i) the Outside Date; (ii) the expiration of a thirty (30) day period commencing upon delivery of written notice from DMK to Adamis or Merger Sub of such breach or inaccuracy; and (iii) Adamis or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by Adamis or Merger Sub is cured before such termination becoming effective);

(h)           by Adamis, upon a material breach of any representation, warranty, covenant or agreement on the part of DMK set forth in this Agreement, or if any representation or warranty of DMK shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in DMK’s representations and warranties or breach by DMK is curable by DMK then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the Outside Date; (ii) the expiration of a thirty (30) day period commencing upon delivery of written notice from Adamis to DMK of such breach or inaccuracy; and (iii) DMK ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by DMK is cured before such termination becoming effective); or

(i)             by Adamis in accordance with the terms and subject to the conditions of Section 4.5(b)(ii).

9.2.         Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Section 10 and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3.         Expenses.

(a)            Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b)            Notwithstanding the above, Adamis agrees to pay or reimburse DMK for the amount of the actual out-of-pocket legal and accounting expenses incurred by DMK in connection with the negotiation and entering into of this Agreement and the Contemplated Transactions (and the DMK financial statements required to be included in the Adamis Proxy Statement) and the consummation of the transactions contemplated by this Agreement (the “Expense Payment Amount”). DMK will provide, or arrange for its counsel and independent accounting firm to provide, to Adamis copies of invoices or other customary documentation relating to such expenses. Adamis shall make such payments and reimbursements promptly upon receipt of such invoices or other customary documentation and, in any case, no later than fifteen (15) days after receipt thereof.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1.       Non-Survival of Representations and Warranties. The representations and warranties of DMK, Merger Sub and Adamis contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article X shall survive the Effective Time.

10.2.       Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of DMK and Adamis at any time (whether before or after the receipt of the Required DMK Stockholder Vote or Required Adamis Stockholder Vote); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of such Party without the further approval of such stockholders. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of DMK and Adamis.

10.3.       Waiver.

(a)            No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect, except in the specific instance in which it is given.

10.4.       Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed by means of electronic signatures and electronic transmission, and in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5.       Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, except to the extent that the NJBCA mandatorily applies to matters relating to the Merger, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action or suit is commenced in a state court, then, subject to applicable Law, no Party shall object to the removal of such action or suit to any federal court located in Delaware, and (c) the Parties agree that service of progress may be made in the manner provided for in this Agreement for delivery of notices.

10.6.       Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7.       Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be given by means of hand delivery, registered mail, courier or express delivery service, or facsimile. Notices shall be deemed delivered and received (i) upon delivery by hand, (ii) three (3) Business Days after deposit in the U.S. mails, certified or registered mail, (iii) one (1) Business Day after delivery to a reputable overnight courier service for next business-day delivery (with confirmation of delivery), or (iv) one (1) Business Day after transmission by email, or other electronic transmission, to the number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in written notice given to the other Parties here), with confirmation of successful transmission:

if to Adamis:

Adamis Pharmaceuticals Corporation

11682 El Camino Real, Suite 300

San Diego, CA 92130

Attention: Chief Executive Officer

Telephone No.:            (858) 997-2400

with a copy to:

C. Kevin Kelso, Esq.

Weintraub Tobin

400 Capitol Mall, 11th Floor

Sacramento, CA 95814

Telephone No.:            (916) 558-6000

Facsimile No.               (916) 446-1611

Email:                             kkelso@weintraub.com

if to DMK:

DMK Pharmaceuticals Corporation

50 Division Street, Suite 501

Somerville, NJ 08876

Attention: Chief Executive Officer

Telephone No.:            (908) 470-2914

Email:                             eversi@DMKPharma.com

with a copy to:

Nelson Mullins

Glenlake One, Suite 200

4140 Parklake Avenue

Raleigh, NC 27612

Attention: David Mannheim, Esq

Telephone No.:            (919) 329-3804

Facsimile No.:               (919) 329-3799

Email:                            david.mannheim@nelsonmullins.com

10.8.       Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.9.       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination.

10.10.     Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the material provisions of the Confidentiality Agreement, as modified by Section 5.10 of this Agreement, were not performed in material respects or were otherwise breached in material respects (a “Confidentiality Action”). It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity, without, solely with respect to a Confidentiality Action, the necessity of proving actual damages and without posting bond or other security.

10.11.     Conflict Waiver; Attorney-Client Privilege.

(a)           Each of the Parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, managers, members, shareholders, partners, officers, employees, and Affiliates, that (i) Nelson Mullins Riley & Scarborough LLP has acted as counsel to the DMK Stockholders and DMK, in connection with the negotiation, preparation, execution, and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. Adamis agrees, and shall cause the Surviving Corporation to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by Nelson Mullins Riley & Scarborough LLP (or any successor) (the “DMK Law Firm”) shall not preclude DMK Law Firm from serving as counsel to the DMK Stockholders or any director, manager, member, shareholder, partner, officer, or employee of DMK and the DMK Stockholders, in connection with any litigation, claim, or obligation arising out of or relating to this Agreement or the transactions contemplated hereby and (ii) Adamis shall not, and shall cause the Surviving Corporation not to, seek or have DMK Law Firm disqualified from any such representation based on the prior representation of DMK by DMK Law Firm. Each of the Parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent, and waiver contained in this Section 10.11(a) shall not be deemed exclusive of any other rights to which DMK Law Firm is entitled whether pursuant to law, contract, or otherwise.

(b)           All communications prior to the Closing between or among any of DMK Stockholders and DMK, on the one hand, and DMK Law Firm, on the other hand, relating to the negotiation, preparation, execution, and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall survive Closing, and from and after Closing shall belong solely to the DMK Stockholders and shall not pass to or be claimed by Adamis or the Surviving Corporation. Accordingly, Adamis and the Surviving Corporation shall not have access to any Privileged Communications or to the files of DMK Law Firm relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the DMK Stockholders (and not Adamis or the Surviving Corporation) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Adamis nor the Surviving Corporation shall be a holder thereof, (ii) to the extent that files of DMK Law Firm in respect of such engagement constitute property of the client, only the DMK Stockholders (and not Adamis nor the Surviving Corporation) shall hold such property rights and (iii) DMK Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Adamis or the Surviving Corporation by reason of any attorney-client relationship between DMK Law Firm and the Surviving Corporation or otherwise. Notwithstanding the foregoing, in the event that after Closing a dispute arises between Adamis or its Affiliates (including the Surviving Corporation), on the one hand, and a third party other than any of the DMK Stockholders, on the other hand, Adamis and its Affiliates (including the Surviving Corporation) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Adamis nor any of its Affiliates (including the Surviving Corporation) may waive such privilege without the prior written consent of the DMK Stockholders representing the Required DMK Stockholder Vote. In the event that Adamis or any of its Affiliates (including the Surviving Corporation) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Adamis’ counsel, then Adamis shall immediately (and, in any event, within ten (10) days) notify the DMK Stockholders in writing so that the DMK Stockholders can seek a protective order. In furtherance of the foregoing, each of the Parties agrees that (i) no waiver is intended by failing to remove all Privileged Communications from the Surviving Corporation’s files and computer systems, and (ii) after Closing the Parties hereto will use commercially reasonable efforts to take the steps necessary to ensure the Privileged Communications are held and controlled by the DMK Stockholders. Adamis agrees that after Closing none of Adamis, the Surviving Corporation, nor their Affiliates will (i) access or review the Privileged Communications in connection with any action, litigation, claim, or dispute against or involving any of the DMK Stockholders or any of their Affiliates or (ii) use or assert the Privileged Communications against any member of the DMK Stockholders or any of their Affiliates in any action, litigation, claim, or dispute against or involving any of the DMK Stockholders or any of their Affiliates.

(c)          This Section 10.11 is intended for the benefit of, and shall be enforceable by, DMK Law Firm. This Section 10.11 shall be irrevocable, and no term of this Section 10.11 may be amended, waived, or modified, without the prior written consent of DMK Law Firm.

(d)          By virtue of the approval and adoption of this Agreement by the requisite vote of the DMK Stockholders, each DMK Stockholder (other than a Dissenting Stockholder) agrees to the provisions of this section:

(i)           Each DMK Stockholder (other than a Dissenting Stockholder) hereby appoints Dr. Ebrahim Versi as the Stockholder’s representative (the “Stockholders’ Representative”) to act as the authorized representative of the Stockholders with respect to all matters relating to this Section 10.11 under or in connection with this Section 10.11 requiring any action or decision by any of the Stockholders. The Stockholders’ Representative shall thereupon be authorized to serve as agent and attorney-in-fact for and on behalf of each Stockholder to (i) execute and deliver for and on behalf of any or all Stockholders all agreements, instruments and documents necessary or desirable to carry out the intent of this Section and any other documents, instruments and/or agreements contemplated hereby and thereby, (ii) make any claim following the Closing against Adamis on behalf of the Stockholders (or any of them) relating to this Section, (iii) act as the Stockholders’ exclusive agent for the receipt of any notice of claim by Adamis, pursuant to this Section, (iv) undertake the defense or settlement of any claim relating to this Section, (v) give and receive on behalf of the Stockholders, or any of them, any and all other notices from or to any other Stockholder under this Section, and (vi) and to take all other actions that are necessary or appropriate in the reasonable judgment of the Stockholders’ Representative for the accomplishment of the foregoing. The Stockholders’ Representative may, from time to time, be replaced by the Stockholders upon the written approval of the holders representing a majority in interest of the Stockholders based on their respective ownership of DMK Capital Stock prior to the Closing. The Stockholders’ Representative may resign at any time by providing written notice of intent to resign to the Stockholders, which resignation shall be effective upon the earlier of (A) thirty (30) days following delivery of such written notice, or (B) the appointment of a successor by the holders of a majority in interest of the Stockholders based on their respective ownership of DMK Capital Stock prior the Closing.

(ii)          The Stockholders’ Representative shall not be liable for any act done or omitted hereunder as Stockholders’ Representative except in the case of gross negligence, bad faith or willful misconduct by the Stockholders’ Representative. The Stockholders’ Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by professionals, and any action taken by the Stockholders’ Representative based on such reliance shall be deemed conclusively to have been taken in good faith and in the exercise of reasonable judgment. A decision, act, consent, instruction or agreement of the Stockholders’ Representative, including an amendment, extension or waiver of this Section, act (or election not to act), agreement or deemed agreement of the Stockholders’ Representative shall constitute a decision, act, consent, instruction or agreement of the Stockholders and shall be final, binding and conclusive upon the Stockholders.

(iii)         Each party hereto and each DMK Stockholder shall be entitled to rely exclusively upon any communication or instruction given or other action taken by the Stockholders’ Representative on behalf of the Stockholders pursuant to this Section, and shall not be liable for any action taken or not taken in good faith reliance on a communication or other instruction from the Stockholders’ Representative on behalf of the Stockholders (or any of them). The Stockholders Representative shall promptly notify Adamis of any replacement of the Stockholders’ Representative. Adamis shall be entitled to assume that any such notice received by them is valid and correct, without any duty or obligation to investigate whether such replacement Stockholders’ Representative was properly appointed.

10.12.     Construction.

(a)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)          The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)          As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)          Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e)          The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger and Reorganization to be executed as of the date first above written.

ADAMIS PHARMACEUTICALS CORPORATION

By:	/s/ David J. Marguglio
Name:	David J. Marguglio
Title:	Chief Executive Officer

AARDVARK MERGER SUB, INC.

By:	/s/ David J. Marguglio
Name:	David J. Marguglio
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

DMK PHARMACEUTICALS CORPORATION

By:	/s/ Ebrahim Versi
Name:	Ebrahim Versi, M.D., Ph.D.
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement:

“Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by DMK or its Representatives, on the one hand or Adamis or its Representatives, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal from such Party.

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by DMK, on the one hand or Adamis, on the other hand to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” shall mean any transaction or series of transactions (except for the Contemplated Transactions) involving:

(a)         any direct or indirect acquisition of assets of a Party (including any voting equity interests of a Party’s subsidiaries) equal to 50% or more of the fair market value of such Party’s consolidated assets or to which 50% or more of a Party’s net revenues or net income on a consolidated basis are attributable;

(b)        direct or indirect acquisition of 50% or more of the shares of Adamis common stock other than in a transaction primarily for purposes of financing;

(c)         tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the shares of a Party’s common stock; or

(d)         merger, consolidation, other business combination or similar transaction involving a Party or any of its Subsidiaries, pursuant to which the other party to the transaction or its affiliates or shareholders would own 51% or more of the consolidated assets, net revenues or net income of the Party and its Subsidiaries, taken as a whole; in all such cases where such transaction is to be entered into with any person or group of persons other than a Party or its affiliates.

(e)         Notwithstanding the foregoing, with respect to Adamis, “Acquisition Transaction” shall not include discussions or agreements regarding or with respect to, or consummation of, one or more transactions regarding or with respect to: (i) sales or other dispositions of assets of Adamis relating to the compounding pharmaceuticals business formerly conducted by Adamis or its Subsidiaries, (ii) commercial, license or other agreements relating to the sale, license or distribution of one or more of Adamis’ FDA approved commercial drug products; (iii) modifications to existing outstanding securities, (iv) issuance of equity or debt securities or agreements in transactions primarily for purposes of financing; or (iv) bankruptcy, dissolution or liquidation proceedings, and no such agreement or transaction shall be deemed to be an “Acquisition Transaction.”

“Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Adamis Bylaws” shall mean the bylaws of Adamis as currently in effect.

“Adamis Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other contract between Adamis and any current employee thereof, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other contract with such employee which is terminable “at will” without any obligation on the part of Adamis to make any payments or provide any benefits in connection with such termination.

“Adamis’ Knowledge” shall mean (a) the actual knowledge, after reasonable diligence, of Adamis’ officers and directors, and (b) such facts and circumstances each of the officers and directors of Adamis should have known given his involvement in Adamis and the information available to him.

“Adamis Material Contract” means a Material Contract to which Adamis or any of its Subsidiaries is a party that as of the date of this Agreement is a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act.

“Adamis Options” shall mean options or other rights to purchase or acquire shares of Adamis Common Stock issued by Adamis.

“Adamis Preferred Stock” shall mean shares of preferred stock, par value $0.0001 per share, of Adamis.

“Adamis Product” shall mean those products, compounds, proteins or other biological materials that are under research or development, manufactured, tested, the subject of trials or studies, distributed and/or marketed by or on behalf of Adamis (and for purposes of clarification shall not include any product or compound formerly manufactured, marketed or sold by Adamis’ U.S. Compounding, Inc. subsidiary.

“Adamis Share Issuance Proposal” means the Proposal that Adamis will include in its Proxy Statement relating to the Adamis Stockholders Meeting to approve the issuance of shares of Adamis Common Stock and Series E Preferred to the securityholders of DMK pursuant to the Merger Agreement and the Merger.

“Adamis Stock Plan” shall mean the Adamis 2020 Equity Incentive Plan.

“Adamis Stock Plans” shall mean the Adamis 2009 Equity Incentive Plan and the 2020 Equity Incentive Plan, considered together.

“Adamis Triggering Event” shall be deemed to have occurred if: (i) there shall have occurred a Change in the Adamis Board Recommendation; (ii) Adamis shall have failed to convene the Adamis Stockholders Meeting within sixty (60) days after the definitive Proxy Statement is filed with the SEC (other than to the extent that Adamis determines, in good faith, that the Required Adamis Stockholder Vote will not be obtained at a meeting held within such time, in such case the sixty (60) day period shall be tolled until such time as Adamis determines, in good faith, that the Required Adamis Stockholder Vote can be obtained at a meeting, in each case in accordance with Section 5.3), (iii) Adamis or any of its Representatives shall have failed to comply with the provisions set forth in Section 4.5 of the Agreement in any material respect, or (iv) Adamis shall have delivered a Notice of Superior Proposal under Section 4.5(b).

“Alternative Transaction” means any (a) direct or indirect acquisition of assets of a Party or any of its subsidiaries (including any voting equity interests of a Party’s subsidiaries) equal to 50% or more of the fair market value of such Party’s consolidated assets or to which 50% or more of a Party’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of 50% or more of the shares of Adamis common stock other than in a transaction primarily for purposes of financing, (c) tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the shares of a Party’s common stock, or (d) merger, consolidation, other business combination or similar transaction involving a Party or any of its subsidiaries, pursuant to which the other party to the transaction or its affiliates or shareholders would own 51% or more of the consolidated assets, net revenues or net income of the Party and its Subsidiaries, taken as a whole; in all such cases where such transaction is to be entered into with any person or group of persons other than a Party or its affiliates. Notwithstanding the foregoing, with respect to Adamis, “Alternative Transaction” shall not include discussions or agreements regarding or with respect to, or consummation of one or more transactions regarding or with respect to: (i) sales or other dispositions of assets of Adamis relating to the compounding pharmaceuticals business formerly conducted by Adamis or its Subsidiaries, (ii) commercial, license or other agreements relating to the sale, license or distribution of one or more of Adamis’ FDA approved commercial drug products; (iii) modifications to existing outstanding securities, (iv) issuance of equity or debt securities or agreements in transactions primarily for purposes of financing; or (iv) bankruptcy, dissolution or liquidation proceedings, and no such agreement or transaction shall be deemed to be an “Alternative Transaction.”

“Business” shall mean the business and operations of a party.

“Business Day” shall mean any day other than a day on which banks in the State of California are authorized or obligated to be closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Combined Company” shall mean Adamis and DMK and their respective Subsidiaries (and, after the Closing, the Surviving Corporation), taken together as a whole.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any necessary Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions and actions expressly contemplated by the Agreement.

“Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Convertible Securities” shall mean and include options, warrants and other rights for the purchase of common stock or any stock or security convertible into or exchangeable for common stock.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“DMK” shall have the meaning set forth in the Background section.

“DMK Board” shall have the meaning set forth in the Background section.

“DMK Bylaws” shall mean the bylaws of DMK as currently in effect.

“DMK Capital Stock” shall mean shares of DMK Common Stock and, if any, DMK Preferred Stock.

“DMK Charter” shall mean the certificate of incorporation of DMK, as in effect on the date of this Agreement.

“DMK’s Knowledge” shall mean (a) the actual knowledge, after reasonable diligence, of Ebrahim Versi, and (b) such facts and circumstances Ebrahim Versi should have known given his involvement in DMK and the information available to him.

“DMK Options” shall mean all options, warrants or other rights, if any, that may be outstanding to purchase, acquire or otherwise receive shares of DMK Capital Stock (whether or not vested) held by current or former employees or directors of or consultants to DMK.

“DMK Product” shall mean those products, compounds, proteins or other biological materials that are under research or development, manufactured, tested, the subject of trials or studies, distributed and/or marketed by or on behalf of DMK.

“DMK Preferred Stock” shall mean shares of preferred stock of DMK.

“DMK Registered IP” means all DMK Patent and Proprietary rights or other intellectual property rights that are owned by or exclusively licensed to DMK that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“DMK Stock Plan” means the DMK 2016 Stock Plan.

“DMK Stockholder” shall mean each holder of any DMK Capital Stock immediately before the Effective Time.

“DMK Triggering Event” shall be deemed to have occurred if (a) DMK or any of its Representatives shall have failed to comply with the provisions set forth in Section 4.5 of the Agreement in any material respect, or (b) DMK or any of its Representatives shall change the DMK Board Recommendation or not convene the DMK Stockholders Meeting (or obtain the Required DMK Stockholder Vote by written consent).

“Encumbrances” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” shall mean any cost, damages, expense, liability, obligation, or other responsibility arising out of any Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)         any fines, penalties, judgments, awards, settlements, legal or administrative Legal Proceedings, damages, losses, claims, demands and response, investigative, remedial, compliance, corrective or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); or

(b)         financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Entity or any other Person) and for any natural resource damages. The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”).

“Environmental Law” shall mean all federal, state and local laws, statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or processed waste water or otherwise relating in any manner to the environment, pollutants or hazardous substances or materials, including but not limited to the Federal Solid Waste Disposal Act; the Federal Clean Air Act including, without limitation, the Clean Air Act Amendments of 1990; the Federal Water Pollution Control Act; the Hazardous Materials Transportation Act; the Federal Toxic Substances Control Act; the Federal Resource Conservation and Recovery Act of 1976; the National Environmental Policy Act; CERCLA; all amendments to any of the foregoing statutes, and all regulations promulgated by any federal or state agencies, including the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency previously, now or at any time hereafter in effect.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by a Party and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Party.

“FDA” shall mean the U.S. Food and Drug Administration.

“FDCA” shall mean the Federal Food, Drug and Cosmetic Act and the regulations thereunder.

“Form 8-K Amendment” means the amendment to the Form 8-K that Adamis will be required to file with the SEC after the Closing and the Effective Time pursuant to Items 2.01 and 9.01 of Form 8-K, including in order to file certain financial information.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, grant, funding arrangement, permission, variance, clearance, registration, qualification, approval or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any applicable Law; or (b) right under any Contract with any Governmental Entity.

“Governmental Entity” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority).

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law Requirement, including, without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” shall mean all domestic and foreign intellectual property and proprietary rights, including but not limited to all (a) inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications, (b) trademarks, service marks, trade names, domain names, trade dress, logos, corporate names and brand names, together will all goodwill associated therewith, and all applications and registrations in connection therewith, (c) all works of authorship (whether or not published), copyrights and designs, and all applications and registrations in connection therewith, (d) source code and object code versions of computer software (including data and related documentation) and website content, and (e) trade secrets and confidential business information (including ideas, know-how, formulas, compositions, processes and techniques, research and development information, technical data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, pricing and cost information, business and marketing plans and proposals and customer and supplier lists and information, including all membership lists and databases and related information and profiles).

“IRS” shall mean the United States Internal Revenue Service.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Material Adverse Effect” shall mean any fact, change, event, factor, condition, circumstance, development or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of a Party (including, following the Merger, the Surviving Corporation and its Subsidiaries), taken as a whole, other than to the extent such effects are due to: (i) the announcement of the transactions contemplated by this Agreement; (ii) economic factors affecting the national, regional or world economy; (iii) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (iv) factors generally affecting the industry or market in which a Party operates; (v) changes in law, rules or regulations applicable to a Party; (vi) changes in GAAP or the interpretation thereof, in each case to the extent required by GAAP; (vii) the Reverse Stock Split; (viii) any change in the stock price or trading volume of Adamis Common Stock (it being understood that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise excluded by clauses (i) – (vii) of this definition); or (ix) any failure of DMK to obtain additional financing or commitments for additional financing before the closing date.

“Material Contract” shall mean, with respect to DMK, any agreement, instrument or document now in effect (including any amendment to any of the foregoing) to which DMK is a party or by which such Party’s assets are bound:

(a)         with any director, or executive officer of DMK, including any Contract that would give rise to or otherwise result in proxy statement disclosure pursuant to Item 404 of Regulation S-K (assuming that DMK was subject to the requirements of the Exchange Act);

(b)        evidencing, governing or relating to indebtedness for borrowed money or which provides for the imposition of any material lien on any of DMK’s assets;

(c)         that involves expenditures or receipts in excess of $50,000 per annum;

(d)         that in any material way purports to restrict the business activity of DMK or limit the freedom of DMK to engage in any line of business or to compete with any Person;

(e)         other than customary employee offer letters, relating to the employment of, or the performance of services by, any employee or consultant; or pursuant to which a party is or may become obligated to make any severance, termination or similar payment to any employee or director; or pursuant to which a party is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) to any employee or director;

(f)         (i) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities of a party, (ii) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities of DMK, or (C) providing a Person with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for Contracts pursuant to the DMK Stock Plan and Contracts between DMK and any Person that provide a right of first refusal, right of repurchase or cancellation or similar right in favor of DMK;

(g)        relating to any DMK guaranty or any indemnity or similar obligation;

(h)        (i) imposing any confidentiality obligation on DMK, or (ii) containing “standstill” provisions, in each case other than under agreements entered into in the Ordinary Course of Business that are not material to DMK;

(i)         (i) to which any Governmental Entity is a party or under which any Governmental Entity has any rights or obligations, or (ii) directly or indirectly benefiting any Governmental Entity (including any subcontract or other Contract between DMK and any contractor or subcontractor to any Governmental Entity), or (iii) relating to any funding, grant or similar agreement, proposal or commitment relating to product or product candidate of DMK, or pursuant to which any funding, grant or similar funding is or has been provided to DMK, whether or not from a Governmental Entity or from a different third party;

(j)          relating to any equity or convertible debt funding of DMK;

(k)         relating to the license to DMK of any intellectual property rights other than with respect to “off-the-shelf” or “shrink-wrap” licenses used by DMK; and

(l)          that if terminated or breached would reasonably be expected to have a Material Adverse Effect on DMK or on any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

“Ordinary Course of Business” shall mean, in the case of each of DMK and Adamis, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Party” or “Parties” shall mean DMK, Merger Sub and Adamis.

“Person” shall mean any individual, Entity or Governmental Entity.

“Pre-Reverse Stock Split Adamis Shares” shall mean shares of Adamis Common Stock before the effective time of the Reverse Stock Split.

“Proxy Statement” shall mean the Proxy Statement to be filed with the SEC by Adamis in connection with the Merger, as said statement may be amended, and mailed to the Adamis stockholders in connection with Adamis Stockholders Meeting.

“Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, advisors and representatives.

“Required Adamis Stockholder Vote” shall mean the vote of the Adamis stockholders that is required under the DGCL or other applicable law to approve the Adamis Proposals.

“Required DMK Stockholder Vote” shall mean the vote or written consent of the DMK Stockholders that is required under applicable law to approve the Merger and the transactions contemplated by this Agreement.

“Reverse Stock Split Ratio” shall mean the number of shares of Pre-Reverse Stock Split Adamis Shares that are combined and converted into one share of New Adamis Common Stock in the Reverse Stock Split, as determined by the Adamis Board and specified in the Adamis Reverse Stock Split Amendment.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Proposal” means an Acquisition Proposal that the board of directors of a Party determines, in its reasonable judgment, to be more favorable to such Party’s stockholders than the terms of the transactions contemplated by this Agreement.

“Tax” or “Taxes” shall mean any and all federal, state, local or foreign taxes of any country, assessments and other similar governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor Entity.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Treasury Regulations” shall mean the official interpretations of the Code promulgated by the United States Department of the Treasury.

Additionally, the following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below opposite such term:

Defined Term	Section of Agreement
Action	2.6(b)
Adamis	Preamble
Adamis Average Closing Price	1.7(b)
Adamis Board	Background– Paragraph A
Adamis Board Recommendation	5.3(b)
Adamis Common Stock	Background – Paragraph B
Adamis Common Stock Consideration Cap	1.6(a)
Adamis Disclosure Schedule	First paragraph of Article III
Adamis Employee Plans	3.14(a)
Adamis Financial Statements	3.9(b)
Adamis Patent and Proprietary Rights	3.12(a)
Adamis Percentage Threshold	1.7
Adamis Proposals	5.3(b)
Adamis Restated Certificate	1.4(b)
Adamis Reverse Stock Split Amendment	1.5(a)
Adamis Reverse Stock Split Proposal	5.13
Adamis SEC Reports	3.9(a)
Adamis Stockholders Meeting	5.3(a)
Agreement Date	Preamble
Allocation Certificate	5.22
Ancillary Agreements	2.3(a)
Base Date	2.10
Certificate of Merger	1.3
Change in the Adamis Board Recommendation	5.6(c)
Closing	1.3
Closing Date	1.3
Closing Price	1.7(c)
Confidentiality Action	10.10
Confidentiality Agreement	5.16
Current Balance Sheet	2.9(a)
D&O Indemnified Parties	5.8(a)
DGCL	1.3
Dissenting Shares	1.8
Dissenting Stockholder	1.8
DMK	Preamble

Defined Term	Section of Agreement
DMK Audited Financial Statements	5.1(a)
DMK Board	Background – Paragraph A
DMK Board Recommendation	5.2(b)
DMK Common Stock	Background – Paragraph B
DMK Convertible Notes	2.7(c)
DMK Disclosure Schedule	Article II, first paragraph
DMK Employee Plans	2.14(a)
DMK Financial Statements	2.9(a)
DMK Interim Financial Statements	2.9(a)
DMK Law Firm	10.11(a)
DMK License Agreements	7.10
DMK Outstanding Shares	1.7(d)
DMK Patent and Proprietary Rights	2.12(a)
DMK Plan	2.7(b)
DMK Restricted Stock	1.6(c)
DMK Stock Certificate	1.6(e)
DMK Stockholder Matters	5.5(a)
DMK Stockholders Meeting	5.2(a)
DMK Support Agreement	Background – Paragraph G
DMK Valuation	1.7(a)
DMK Written Consent	5.5(a)
DMK 401(k) Plan	5.23
Effective Time	1.3
Entity	2.2
ERISA	2.14(a)
ERISA Affiliate	2.14(a)
Excess Cap Shares	1.6(a)
Exchange Agent	1.10(a)
Expense Payment Amount	9.3(b)
Exchange Ratio	1.7
Exchange Shares	1.10(b)
Grant Date	2.7(f)
Information Statement	5.5(a)
Merger	Background – Paragraph A
Merger Consideration	1.6(a)
Merger Consideration Preferred Shares	1.6(a)
Merger Sub	Preamble
Nasdaq	5.18
Nasdaq Listing Application	5.18
New Adamis Common Stock	1.5(a)(i)
NJBCA	Background – Paragraph D
Notice of Superior Proposal	4.5(b)(ii)
Other Adamis Proposals	5.3(b)
Outside Date	9.1(b)

Defined Term	Section of Agreement
Plan of Merger	Background – Paragraph D
Pre-Closing Period	4.1
Privileged Communications	10.11(b)
Product Licensee	2.22(c)
Registration Statement	5.4
Required DMK Stockholder Vote	2.3(b)
Reverse Stock Split	1.5(a)(i)
Schedule Supplement	5.26
Securities Act	1.6(f)
Series E Preferred	Background – Paragraph B
Series E Preferred Certificate of Designation	Background – Paragraph B
Series E Preferred Conversion Shares	1.6(a)
Specified DMK Stockholder	1.6(a)
Stockholders’ Representative	10.11(d)(i)
Surviving Corporation	1.1
Takeover Statute	2.25
Transfer Taxes	5.12(d)
U.S. Tax Treatment	1.12

EXHIBIT B

FORM OF SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Support Agreement”) is made and entered into as of February 24, 2023, by and between (i) each of the undersigned identified on the signature page hereof as a “Securityholder” (each, a “Securityholder”); (ii) DMK Pharmaceuticals Corporation, a New Jersey corporation (“DMK”); (iii) Adamis Pharmaceuticals Corporation, a Delaware corporation (“APC”); and (iv) Aardvark Merger Sub, Inc., a Delaware corporation (“Merger Sub,” and together with APC, “Adamis”).

BACKGROUND

A.          DMK, APC and Merger Sub have entered into an Agreement and Plan of Merger and Reorganization of even date herewith (the “Merger Agreement”), which provides for the merger of DMK with and into Merger Sub, a newly-created and wholly-owned subsidiary of APC, with Merger Sub as the surviving corporation (the “Merger”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

B.           Securityholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding capital stock of DMK, as are indicated on Exhibit A to this Support Agreement. Securityholder may also receive in the future shares of Common Stock of DMK upon the exercise of outstanding options or warrants held by Securityholder, upon conversion or exchange of outstanding convertible promissory notes of DMK, or upon exercise or conversion of such other security of DMK which may be directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock of DMK.

C.           In consideration of the execution of the Merger Agreement by the parties thereto and to induce DMK and Adamis to enter into the Merger Agreement, Securityholder (solely in Securityholder’s capacity as such) desires to enter into this Agreement and vote the Shares (as defined below) and other such shares of capital stock of DMK over which Securityholder has voting power so as to facilitate consummation of the Merger.

AGREEMENT

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.            Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Support Agreement:

(a)           “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to the terms thereof, or (ii) such date and time as the Merger has been consummated in accordance with the terms of the Merger Agreement.

(b)           Securityholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Securityholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(c)           “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(d)           “Shares” shall mean: (i) all securities of DMK (including all shares of DMK Common Stock, and all shares of DMK Common Stock that are issuable upon exercise, conversion or exchange of outstanding options, warrants, convertible notes and other rights to acquire shares of DMK Common Stock) Owned by Securityholder as of the date of this Support Agreement or thereafter acquired by or issued to Securityholder; and (ii) all additional securities of DMK of which Securityholder acquires Ownership during the period from the date of this Support Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(e)           “Transfer”. A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly: (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such security or any interest in such security; (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such security or any interest therein; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

2.            Transfer of Shares.

(a)           Transfer Restrictions. Securityholder agrees that, during the period from the date of this Support Agreement through the Expiration Date, Securityholder shall not cause or permit any Transfer of any of the Shares to be effected; provided that, notwithstanding the foregoing, Securityholder shall not be restricted from effecting a Transfer of any Shares to any member of Securityholder’s immediate family or to a revocable trust of which the transferor Securityholder is the trustee for the benefit of Securityholder and/or any member of Securityholder’s immediate family provided that (A) each such transferee shall be an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, and have (i) executed a Support Agreement identical to this Agreement upon consummation of the Transfer and if requested by Adamis, a proxy in the form attached hereto as Exhibit B (with such modifications or in such other form as Adamis may reasonably request) and (ii) agreed in writing, for the benefit of Adamis, to hold such Shares, or such interest therein, subject to all of the terms and conditions set forth in this Agreement and to execute all instruments that the Merger Agreement contemplates will be executed by the DMK stockholders, and (B) the aggregate number of shares (whether outstanding or underlying outstanding options and warrants or such other security which may be directly or indirectly convertible into or exercisable or exchangeable for shares of capital stock of DMK) that may be so Transferred by Securityholder may not exceed one percent (1%) of DMK’s outstanding Common Stock as of the date hereof. For purposes of this Agreement, “immediate family” means Securityholder’s spouse, parents, siblings, children or grandchildren.

(b)           Transfer of Voting Rights. Securityholder agrees that, during the period from the date of this Support Agreement through the Expiration Date, Securityholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Securityholder under this Support Agreement with respect to any of the Shares.

3.            Agreement to Vote Shares. At every meeting of the stockholders of DMK called (and at every adjournment thereof), and with respect to every requested action or approval by written consent of the stockholders of DMK, called or requested by DMK or its board of directors, to vote on matters with respect to the Merger, the Merger Agreement (and related plan of merger) and the other matters contemplated thereby, Securityholder (in his or her capacity as such) shall, or shall cause the holder of record on any applicable record date to, vote the Shares:

(a)           in favor of approval of the Merger and the adoption and approval of the Merger Agreement and any related plan of merger, and in favor of each of the other actions contemplated by the Merger Agreement to be taken by DMK (including, without limitation, any amendments to the DMK Charter), any action requested to be taken in any DMK Information Statement distributed to DMK stockholders in connection with the Merger and the Merger Agreement, and any action required in furtherance thereof;

(b)           in favor of any matter recommended by the board of directors of DMK to the stockholders that could reasonably be expected to facilitate the Merger;

(c)           against approval of any proposal made in opposition to, or in competition or inconsistent with, consummation of the Merger or the transactions contemplated by the Merger Agreement (including, without limitation, any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of DMK in the Merger Agreement); and

(d)           in favor of waiving any notice that may have been or may be required relating to any reorganization of DMK or any subsidiary of DMK, any reclassification or recapitalization of the capital stock of DMK or any subsidiary of DMK, or any sale of assets, change of control, or acquisition of DMK or any subsidiary of DMK by any other person except for the transactions contemplated by the Merger Agreement, or any consolidation or merger of DMK or any subsidiary of DMK with or into any other person except pursuant to the Merger Agreement.

Securityholder further agrees that if a meeting of DMK stockholders is held, Securityholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum. Before the Expiration Date, the Securityholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4.            Agreement Not to Exercise Appraisal Rights. Securityholder hereby irrevocably and unconditionally waives, and agrees not to exercise any rights to demand appraisal of any Shares which may arise with respect to the Merger or any related transaction.

5.            Directors and Officers. Notwithstanding any provision of this Support Agreement to the contrary, nothing in this Support Agreement shall limit or restrict Securityholder from acting in Securityholder’s capacity as a director or officer of DMK (it being understood that this Support Agreement shall apply to Securityholder solely in Securityholder’s capacity as a stockholder of DMK) or voting in Securityholder’s sole discretion on any matter other than those matters referred to in Section 3.

6.            Irrevocable Proxy. If requested by Adamis, (a) Securityholder agrees to deliver to Adamis a proxy in the form attached hereto as Exhibit B or such other similar form and substance as Adamis may reasonably request (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares, and (b) Securityholder shall cause to be delivered to Adamis, an additional proxy (in the form attached hereto as Exhibit B) executed on behalf of the record owner of any Shares that are owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act), but not of record, by Securityholder. Securityholder shall, at his, her or its own expense, perform such further acts and execute such further promises and other documents and instruments as may reasonably be required to vest in Adamis the power to carry out and give effect to the provisions of this Support Agreement.

7.            No Ownership Interest. Nothing contained in this Support Agreement shall be deemed to vest in Adamis any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Securityholder, and Adamis shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of DMK by virtue of this Support Agreement or exercise any power or authority to direct Securityholder in the voting of any of the Shares, except as otherwise provided herein.

8.            No Solicitation. Securityholder agrees that, during the period from the date of this Agreement through the Expiration Date, Securityholder shall comply with the provisions of Section 4.5 of the Merger Agreement as applicable to DMK and its stockholders, agents, officers, directors, employees and representatives.

9.            Representations and Warranties of the Securityholder. Securityholder represents and warrants to Adamis as follows:

(a)           Power; Binding Agreement. Securityholder has full power, authority and capacity to execute and deliver this Support Agreement and the Proxy, to perform Securityholder’s obligations hereunder and to consummate the transactions contemplated hereby and thereby. If Securityholder is a corporation or other entity, the execution, delivery and performance by Securityholder of this Support Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by Securityholder and no other actions or proceedings on the part of Securityholder are necessary to authorize the execution and delivery by it of this Support Agreement and the consummation by it of the transactions contemplated hereby. This Support Agreement and the Proxy have been duly executed and delivered by Securityholder, and constitute valid and binding obligations of Securityholder, enforceable against Securityholder in accordance with their terms.

(b)           No Conflicts. Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any state or federal public body or authority (“Governmental Entity”) is necessary for the execution of this Support Agreement and Proxy by Securityholder and the consummation by Securityholder of the transactions contemplated by this Support Agreement and Proxy. None of the execution and delivery of this Support Agreement or Proxy by Securityholder, the consummation by Securityholder of the transactions contemplated by this Support Agreement and Proxy or compliance by Securityholder with any of the provisions of this Support Agreement and Proxy shall (i) if Securityholder is a corporation or other entity, conflict with or result in any breach of any organizational documents applicable to Securityholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which Securityholder is a party or by which Securityholder or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to Securityholder or any of Securityholder’s properties or assets.

(c)           Ownership of Shares. Securityholder (i) is the beneficial owner of the shares of DMK Common Stock and the options, convertible notes and warrants or such other security which may be directly or indirectly convertible into or exercisable or exchangeable for shares of capital stock of DMK indicated on Exhibit A hereto, which are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or agreements, understandings or agreements, or any other rights or encumbrances whatsoever (“Encumbrances”) (except any Encumbrances arising under securities laws or arising hereunder); and (ii) does not beneficially own any securities of DMK other than the shares of DMK Common Stock and options and warrants or such other security which may be directly or indirectly convertible into or exercisable or exchangeable for shares of capital stock of DMK indicated on Exhibit A hereto.

(d)           Voting Power. Securityholder has or will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Support Agreement and Proxy, in each case with respect to all of Securityholder’s Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Support Agreement and, if executed by Securityholder, Proxy.

(e)           No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by this Support Agreement and, if executed by Securityholder, Proxy based upon arrangements made by or on behalf of Securityholder.

(f)            Reliance by Adamis. Securityholder understands and acknowledges that Adamis is entering into the Merger Agreement in reliance upon Securityholder’s execution and delivery of this Support Agreement and, if executed by Securityholder, Proxy.

10.          Certain Restrictions. Prior to the termination of this Support Agreement, Securityholder agrees not to, directly or indirectly, take any other action that would make any representation or warranty of Securityholder contained herein untrue or incorrect.

11.          Disclosure. Securityholder agrees to permit DMK and Adamis to publish and disclose in all documents and schedules filed with the Securities and Exchange Commission or any applicable state authority or agency, and any press release or other disclosure document that DMK or Adamis, in their sole discretion, determine to be necessary or desirable in connection with the Merger and any transactions related to the Merger, Securityholder’s identity and ownership of Shares and the nature of Securityholder’s commitments, arrangements and understandings under this Support Agreement and, if executed by Securityholder, the Proxy.

12.          Consents and Waivers. Securityholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which the Securityholder is a party or pursuant to any rights the Securityholder may have.

13.          Legending of Shares. If so requested by Adamis, Securityholder agrees that the Shares shall bear a legend stating that they are subject to this Support Agreement and, if executed by Securityholder, the Proxy.

14.          Termination. This Support Agreement and, if executed by Securityholder, the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date. Nothing in this Section 14 shall relieve or otherwise limit any party of liability for breach of this Support Agreement.

15.          Miscellaneous.

(a)           Validity. The invalidity or unenforceability of any provision of this Support Agreement will not affect the validity or enforceability of the other provisions of this Support Agreement, which will remain in full force and effect. In the event any governmental entity of competent jurisdiction holds any provision of this Support Agreement to be null, void or unenforceable, the parties hereto will negotiate in good faith and will execute and deliver an amendment to this Support Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

(b)           Binding Effect and Assignment. This Support Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, neither this Support Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

(c)           Amendments; Waiver. This Support Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

(d)           Specific Performance; Injunctive Relief. The parties hereto acknowledge that Adamis shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Securityholder set forth herein or, if executed by Securityholder, in the Proxy. Securityholder agrees that, in the event of any breach or threatened breach by Securityholder of any covenant or agreement contained in this Agreement or in the Proxy, Adamis shall be entitled, in addition to any other remedies that may be available to Adamis upon any such breach or threatened breach, Adamis shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Adamis at law or in equity. Securityholder further agrees that Adamis shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section, and Securityholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(e)           Non-Exclusivity. The rights and remedies of Adamis under this Support Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Adamis under this Agreement, and the obligations and liabilities of Securityholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations.

(f)            Notices. All notices and other communications pursuant to this Support Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, sent by email or other electronic transmission, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Adamis:	Adamis Pharmaceuticals Corporation
11682 El Camino Real, Suite 300
San Diego, CA 92130
Attention: Chief Executive Officer
	Telephone No.:	(858) 997-2400

If to Securityholder:

At the address for Securityholder that is set forth in the books and records of DMK

(g)           No Waiver. The failure or delay of any party to exercise any right, power or remedy provided under this Support Agreement or otherwise available in respect of this Support Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Support Agreement, and any custom or practice of the parties at variance with the terms of this Support Agreement, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance. Neither Adamis or DMK shall be deemed to have waived any claim available to it arising out of this Support Agreement, or any power, right, privilege or remedy of Adamis or DMK under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Adamis or DMK (as the case may be); and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(h)           No Third Party Beneficiaries. This Support Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(i)            Governing Law. This Support Agreement and the Proxy shall be governed by the laws of the State of Delaware, without reference to rules of conflicts of law.

(j)            Submission to Jurisdiction. All actions and proceedings arising out of or relating to this Support Agreement or Proxy shall be heard and determined exclusively in any state or federal court located in the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court located in Delaware, for the purpose of any action arising out of or relating to this Support Agreement or Proxy brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Support Agreement, the Proxy or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS VOTING AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS VOTING AGREEMENT OR THE PROXY. The Parties agree that service of process in any such action may be made in the manner provided for in this Agreement for delivery of notices.

(k)           Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Support Agreement and Proxy and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(l)            Entire Agreement. This Support Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(m)          Severability. If any term or other provision of this Support Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Support Agreement shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closes to expressing the intention of the invalid or unenforceable term or provision, and this Support Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall negotiate in good faith to modify this Support Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

(n)           Interpretation.

(i)             Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

(ii)            The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

(o)          Attorneys’ Fees. If any legal action or other legal proceeding relating to this Support Agreement or the enforcement of any provision of this Support Agreement is brought against Securityholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

(p)          Expenses. All costs and expenses incurred in connection with this Support Agreement, the Proxy and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs and expenses.

(q)          Further Assurances. From time to time, at any other party’s request and without further consideration, Securityholder shall (at Securityholder’s sole expense) execute and deliver any additional documents and take any further lawful action as may be necessary or desirable, in the reasonable opinion of DMK, to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Support Agreement and to carry out the intent of this Support Agreement.

(r)           Counterparts. This Support Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Support Agreement to be duly executed on the day and year first above written.

ADAMIS PHARMACEUTICALS CORPORATION

By:
Name:	David J. Marguglio
Title:	Chief Executive Officer

AARDVARK MERGER SUB, INC.

By:
Name:	David J. Marguglio
Title:	Chief Executive Officer

[Signature Page to Support Agreement]

DMK PHARMACEUTICALS CORPORATION

By:
Name:	Eboo Versi, M.D., Ph.D.
Title:	Chief Executive Officer

SECURITYHOLDER

VERSI GROUP, LLC

By:
Name:	Eboo Versi, M.D., Ph.D.
Title:	Manager

[Signature Page to Support Agreement]

EXHIBIT A

SHARES BENEFICIALLY OWNED

Securityholder	Number of Shares of Common Stock
Versi Group, LLC

Options, Convertible Notes or Other Securities

Stock Options

Option Holder	Number of Shares of Common Stock Underlying Stock Options

Convertible Notes

EXHIBIT B

IRREVOCABLE PROXY

The undersigned stockholder (“Securityholder”) of DMK Pharmaceuticals Corporation, a New Jersey corporation (“DMK”), hereby irrevocably (to the fullest extent permitted by law) appoints David J. Marguglio and David C. Benedicto of Adamis Pharmaceuticals Corporation, a Delaware corporation (“APC”), and APC, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of DMK that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of DMK issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Proxy until the Expiration Date (as defined below). Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares that are inconsistent with this Proxy until after the Expiration Date (as defined in that certain Support Agreement of even date herewith by and among DMK, APC, and the undersigned stockholder, among others (the “Support Agreement”)).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Support Agreement, and is granted in consideration of DMK and APC entering into that certain Agreement and Plan of Reorganization date as of February 24, 2023 (the “Merger Agreement”), by and among DMK, APC and Aardvark Merger Sub, Inc., a wholly-owned subsidiary of APC (“Merger Sub”). The Merger Agreement provides for the acquisition by APC of DMK by means of DMK with and into Merger Sub, with Merger Sub as the surviving corporation (the “Merger”).

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of DMK and in every written consent in lieu of such meeting (i) in favor of approval of the Merger and the adoption and approval of the Merger Agreement (and any related plan of merger), and in favor of each of the other actions contemplated by the Merger Agreement and the Proxy and any action required in furtherance thereof; (ii) in favor of any matter that could reasonably be expected to facilitate the Merger; (iii) against approval of any proposal made in opposition to, or in competition or inconsistent with, the consummation of the Merger or the transactions contemplated by the Merger Agreement (including, without limitation, any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of DMK in the Merger Agreement); and (iv) in favor of waiving any notice that may have been or may be required relating to any reorganization of DMK or any subsidiary of DMK, any reclassification or recapitalization of the capital stock of DMK or any subsidiary of DMK, or any sale of assets, change of control, or acquisition of DMK or any subsidiary of DMK by any other person, or any consolidation or Merger of DMK or any subsidiary of DMK with or into any other person.

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The attorneys and proxies named above may not exercise this Proxy on any other matter. The undersigned stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the undersigned (including any transferee of the Shares).

If any term or other provision of this Proxy is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Proxy shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closes to expressing the intention of the invalid or unenforceable term or provision, and this Proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall negotiate in good faith to modify this Proxy so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

[Signature Page to Follow]

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This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: February 24, 2023

VERSI GROUP, LLC

By:
Name:	Ebrahim Versi, M.D., Ph.D.
Title:	Manager

[Signature Page to Irrevocable Proxy]

EXHIBIT C

ADAMIS PHARMACEUTICALS CORPORATION

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS OF

SERIES E CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, David J. Marguglio, does hereby certify that:

1.                  David J. Marguglio is the Chief Executive Officer of Adamis Pharmaceuticals Corporation, a Delaware corporation (the “Corporation”).

2.                  The Corporation is authorized to issue 10,000,000 shares of preferred stock.

3.                  The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 10,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 15,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1.        Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means, as to any Person (the “subject Person”), any other Person (a) that directly or indirectly through one or more intermediaries controls or is controlled by, or is under direct or indirect common control with, the subject Person, (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting equity of the subject Person, or (c) ten percent (10%) or more of the voting equity of which is directly or indirectly beneficially owned or held by the subject Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, through representation on such Person’s board of directors or other management committee or group, by contract or otherwise.

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“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(c).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of California are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any convertible debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Ratio” shall initially be equal to one thousand (1,000) per whole share of Series E Preferred Stock, and shall be subject to adjustment as provided herein.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series E Preferred Stock in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Value” means the last reported closing stock price of a share of Common Stock on the principal Trading Market on which the Common Stock is listed as of the Trading Day immediately prior to the date on which a Notice of Conversion is delivered to the Company.

“Holder” means a holder of shares of Series E Preferred Stock.

“Merger Agreement” means the Agreement and Plan of Merger and Reorganization, dated as of February 24, 2023, by and among the Corporation, Aardvark Merger Sub Inc., a Delaware corporation, and DMK Pharmaceuticals Corporation, a New Jersey corporation, as amended, modified or supplemented from time to time in accordance with its terms.

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“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of Series E Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series E Preferred Stock” shall have the meaning set forth in Section 2.

“Share Delivery Date” shall have the meaning set forth in Section 6(b).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transfer Agent” means American Stock Transfer & Trust Company, LLC or any successor entity appointed as the transfer agent of the Corporation.

Section 2.        Designation, Amount and Par Value. The series of preferred stock shall be designated as the Corporation’s Series E Convertible Preferred Stock (the “Series E Preferred Stock”) and the number of shares so designated shall be 15,000. Each share of Series E Preferred Stock shall have a par value of $0.0001 per share.

Section 3.        Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 7, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series E Preferred Stock equal (on an as-if-converted-to-Common-Stock basis, disregarding for such purpose any conversion limitations hereunder) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series E Preferred Stock.

Section 4.        Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Holders shall be entitled to vote with the holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise). In any such vote, each Holder shall be entitled to a number of votes equal to the number of shares of Common Stock into which the Series E Preferred Stock held by such Holder is convertible pursuant to Section 6 herein (and after giving effect to and taking into account the Beneficial Ownership Limitation set forth in Section 6(c)) as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each Holder of outstanding Series E Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws. In addition, as long as any shares of Series E Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of Holders of a majority of the outstanding shares of Series E Preferred Stock, directly or indirectly, by merger, consolidation, recapitalization or otherwise (a) alter or change adversely the powers, preferences or rights given to the Series E Preferred Stock or alter or amend this Certificate of Designation or (b) increase the number of authorized shares of Series E Preferred Stock, or (c) enter into any agreement with respect to any of the foregoing.

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Section 5.        Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), subject to the rights of the holders of any other outstanding series of Preferred Stock of the Corporation, the Holders shall be entitled to receive, pari passu with the holders of Common Stock of the Corporation, out of the assets, whether capital or surplus, of the Corporation an amount equal to such amount per share as would have been payable had all shares of Series E Preferred Stock been converted into Common Stock pursuant to Section 6 herein (without giving effect to any limitation on conversion as a result of the Beneficial Ownership Limitation set forth in Section 6(c)) immediately prior to such liquidation, dissolution or winding up.

Section 6.        Conversion.

a)       Conversions at Option of Holder. Each share of Series E Preferred Stock (or fraction thereof) shall be convertible, at any time and from time to time at the option of the Holder thereof, into the number of shares of Common Stock (subject to the limitations set forth in Section 6(c)) equal to the Conversion Ratio (and giving effect proportionately to any conversion of a fraction of a share of Series E Preferred Stock). Holders shall effect conversions by providing the Corporation with a written notice of conversion (a “Notice of Conversion”) substantially in the form attached hereto on the Trading Day on which such Holder wishes to effect such conversion (the “Conversion Date”). Each Notice of Conversion shall specify the number of shares of Series E Preferred Stock to be converted, the applicable Conversion Ratio, the number of shares of Common Stock to be issued, and the number of shares of Series E Preferred Stock owned subsequent to the conversion at issue. The Conversion Shares shall be deemed to have been issued, and the Holder or any other person so designated to be deemed to have become a holder of record of such shares for all purposes, as of the date of delivery to the Corporation of the Notice of Conversion. To effect conversions of shares of Series E Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series E Preferred Stock to the Corporation unless all of the shares of Series E Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series E Preferred Stock promptly following the Conversion Date at issue. Conversions of less than the total amount of shares of Series E Preferred Stock represented by a certificate held by Holder will have the effect of lowering the outstanding number of Series E Preferred Stock held by such Holder by an amount equal to the number so converted, as if the original stock certificate(s) were cancelled and one or more new stock certificates evidencing the new number of shares of Series E Preferred Stock were issued; provided, however that in such cases the Holder may request that the Corporation deliver to the Holder a certificate representing such non-converted shares of Series E Preferred Stock; provided, further, that the failure of the Corporation to deliver such new certificate shall not affect the rights of the Holder to submit a further Notice of Conversion with respect to such Series E Preferred Stock and, in any such case, the Holder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Notice of Conversion. In the case of a dispute between the Corporation and a Holder as to the calculation of the Conversion Ratio or the number of Conversion Shares issuable upon a conversion (including without limitation the calculation of any adjustment to the Conversion Ratio pursuant to Section 7 below), the Corporation shall issue to such Holder the number of Conversion Shares that are not disputed within the time periods specified in Section 6(b) below and shall submit the disputed calculations to a certified public accounting firm of national reputation (other than the Corporation’s regularly retained accountants) within three (3) Trading Days following the Corporation’s receipt of such Holder’s Notice of Conversion. The Corporation shall cause such accountant to calculate the Conversion Ratio as provided herein and to notify the Corporation and such Holder of the results in writing no later than three (3) Trading Days following the day on which such accountant received the disputed calculations. Such accountant’s calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

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b)       Mechanics of Conversion

i.        Delivery of Conversion Shares Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Series E Preferred Stock. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Series E Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

ii.        Reservation of Shares Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the outstanding Series E Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series E Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Series E Preferred Stock (without giving effect to any limitation on conversion as a result of the Beneficial Ownership Limitation set forth in Section 6(c)).

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iii.        Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of the Series E Preferred Stock. In lieu of any fractional shares to which the Holder would otherwise be entitled upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such fractional share of Common Stock in an amount equal to such fraction multiplied by the Fair Value or round up to the next whole share (after aggregating all fractional shares).

iv.        Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Series E Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series E Preferred Stock, and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

c)       Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series E Preferred Stock, and a Holder shall not have the right to convert any portion of the Series E Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder would beneficially own in excess of the Holder Beneficial Ownership Limitation, or such Holder together with such Holder’s Affiliates and any Persons acting as a group together with such Holder or Affiliates (such Persons, “Attribution Parties”) would beneficially own in excess of the Affiliates Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series E Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by each Holder that the Corporation is not representing to such Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 6(c) applies, the determination of whether the Series E Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Series E Preferred Stock are convertible shall be in the reasonable judgment of such Holder, in each case subject to the Holder Beneficial Ownership Limitation or the Affiliates Beneficial Ownership Limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two (2) Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series E Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Holder Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series E Preferred Stock held by the applicable Holder. The “Affiliates Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series E Preferred Stock held by the applicable Holder and its Affiliates. The Holder Beneficial Ownership Limitation together with the Affiliates Beneficial Ownership Limitation is collectively known as the “Beneficial Ownership Limitation.” The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series E Preferred Stock.

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d)       Nasdaq Issuance Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not be obligated to issue any shares of Common Stock, and the Holders shall not have the right to receive, upon conversion of the Series E Preferred Stock, taken as a whole, any shares of Common Stock to the extent such issuance of shares of Common Stock would exceed that number of shares of Common Stock which the Corporation may issue in the aggregate pursuant to the transactions contemplated under the Merger Agreement (including pursuant to this Certificate of Designation) without breaching the Corporation’s obligations under the rules and regulations of the Nasdaq Capital Market (the “Exchange Cap”). In furtherance of the above, no holder of Series E Preferred Stock shall be issued, in the aggregate pursuant to the terms of this Certificate of Designation, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the number of shares of Series E Preferred Stock held by the Holder and the denominator of which is the aggregate number of shares of Series E Preferred Stock issued on the Original Issue Date to all Holders (with respect to each Holder, the “Exchange Cap Allocation”). In the event that the Holder shall sell or otherwise transfer any of the Holder’s Series E Preferred Stock, the transferee shall be allocated a pro rata portion of the Holder’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder of Series E Preferred Stock shall convert all of such holder’s Series E Preferred Stock into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Series E Preferred Stock on a pro rata basis in proportion to the shares of Series E Preferred Stock then held by each such Holder.

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Section 7.        Certain Adjustments.

a)       Stock Dividends and Stock Splits. If the Corporation, at any time while the Series E Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series E Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Ratio shall be divided by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)       Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents pro rata to all the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon conversion of the Series E Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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c)       Pro Rata Distributions. Subject to Section 3, during such time as the Series E Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to all holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the Series E Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete Conversion of the Series E Preferred Stock (without regard to any limitations on Conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d)       Merger; Sale of Assets. If at any time while the Series E Preferred Stock is outstanding: (i) the Corporation effects any merger or consolidation of the Corporation with or into another Person pursuant to which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation are converted into or exchanged for shares of another corporation or entity, or are converted into or exchanged for equity securities that represent, less than a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent of such surviving or resulting party, immediately following such merger or consolidation; or (ii) the Corporation sells all or substantially all of its assets in a single transaction or a series of related transactions (each, a “Merger or Sale”), then each Holder of the Series E Preferred Stock shall be entitled to receive such number of shares of common stock of the successor or acquiring corporation and/or such other or additional consideration as are receivable by virtue of such Merger or Sale by a holder of the number of shares of Common Stock for which the Series E Preferred Stock held by the Holder is convertible immediately prior to such Merger or Sale (without regard to any limitation in Section 6(c) on the conversion of this Series E Preferred Stock).

e)       Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/1,000th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

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f)       Notice of Adjustment. Whenever the Conversion Ratio is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

g)       Adjustments. In the event that at any time, as a result of an adjustment made pursuant to this Section 7, the Holder shall, upon conversion of such Holder’s Series E Preferred Stock, become entitled to receive securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 7.

Section 8.        Miscellaneous.

a)        Lost or Mutilated Preferred Stock Certificate. If a Holder’s Series E Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series E Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

b)       Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

c)       Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

d)       Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

e)       Status of Converted Preferred Stock. Shares of Series E Preferred Stock may only be issued pursuant to the Merger Agreement. If any shares of Series E Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series E Convertible Preferred Stock.

12

f)       Transfers. Upon written notice to the Corporation, a Holder may sell, transfer, assign, pledge or otherwise dispose of all or any portion of the Series E Preferred Stock to any person or entity as long as such transaction is the subject of an effective registration statement under the Securities Act or is exempt from registration thereunder and otherwise is made in accordance with the terms of the Merger Agreement and any letter of transmittal executed in connection with the issuance Series E Preferred Stock pursuant to the Merger Agreement. From and after the date of any such sale or transfer, the transferee thereof shall be deemed to be a Holder. Upon any such sale or transfer, the Corporation shall, promptly following the return of the certificate or certificates representing the Series E Preferred Stock that are the subject of such sale or transfer, issue and deliver to such transferee a new certificate in the name of such transferee.

g)       Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, via email or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 11682 El Camino Real, Suite 300, San Diego, CA 92130, Attention: Corporate Secretary, or such other email address or mailing address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by email at the email address of such Holder appearing on the books of the Corporation, or if no such email address appears on the books of the Corporation, sent by a nationally recognized overnight courier service addressed to each Holder, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

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RESOLVED, FURTHER, that the president and the secretary of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

14

IN WITNESS WHEREOF, the undersigned have executed this Certificate this _____________.

Name: David J. Marguglio

Title: Chief Executive Officer

15

NOTICE OF CONVERSION

The undersigned hereby elects to convert shares of Series E Preferred Stock (the “Preferred Stock”), represented by stock certificate No(s) _________________, into shares of common stock (“Common Stock”) of ADAMIS PHARMACEUTICALS CORPORATION, according to the terms and conditions of the Certificate of Designation relating to the Preferred Stock (the “Certificate of Designation”), as of the date written below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Designation.

Date of Conversion:

Preferred Stock to be Converted:

Applicable Conversion Ratio:

Number of Shares of Common Stock to be Issued:

Preferred Stock Held Subsequent to Issuance:

Name of Holder:

Address:

Signature:

Name:

Title:

Holder Requests Delivery to be made: (check one)

☐	By Delivery of Physical Certificates to the Above Address
☐	Through Depository Trust Corporation

(Account _________________)

ANNEX 5.11

DIRECTORS AND OFFICERS

Officers

In addition to the persons who are currently officers of Adamis on the date of the Agreement, effective at the Effective Time, Ebrahim Versi, M.D., Ph.D., shall become Chief Executive Officer of Adamis.

Directors

Adamis shall have the right to designate three (3) persons who will be directors of Adamis immediately after the Effective Time and DMK shall have the right to designate two (2) persons who will be directors of Adamis immediately after the Effective Time.

1.	David J. Marguglio and Richard Williams shall resign as directors and Howard C. Birndorf, Meera J. Desai, Ph.D. and Vickie Reed shall continue as directors, as the designees of Adamis.

2.	Ebrahim Versi, M.D., Ph.D. and Jannine Versi shall be appointed as directors of Adamis, as the designees of DMK, with Dr. Versi serving as Chairman of the Board.

1

 Annex B

Certificate of Amendment to the Restated Certificate of Incorporation
of Adamis Pharmaceuticals Corporation

Adamis Pharmaceuticals Corporation, a corporation organized under and existing under the laws of the State of Delaware (the “Company”), certifies that:

FIRST: The name of the Company is Adamis Pharmaceuticals Corporation.

SECOND: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law (the “DGCL”), duly approved and adopted resolutions to amend Article IV of the Restated Certificate of Incorporation of the Company, which is hereby amended by inserting the following paragraph at the end of such Article:

“D. Upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware and the effectiveness of this Certificate of Amendment (the “Effective Time”), each [ * ]1 shares of the Company’s Common Stock (the “Old Common Stock”) issued and outstanding or held by the Company in treasury immediately prior to the Effective Time shall automatically, and without any action by the holder thereof, be reclassified and combined into one validly issued, fully paid and nonassessable share of Common Stock (“New Common Stock”), subject to the treatment of fractional share interests as described below (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.0001 per share. The Company shall not issue any fractional shares in the Reverse Stock Split. In lieu of such fractional shares, any stockholder who would otherwise be entitled to a fractional share of New Common Stock as a result of the Reverse Stock Split, following the Effective Time (after taking into account all fractional shares of New Common Stock otherwise issuable to such stockholder), shall be entitled to receive a cash payment (without interest) equal to the fair market value of the fraction to which such holder would otherwise be entitled multiplied by the fair market value of the Common Stock as determined by the Board of Directors. Notwithstanding the foregoing, the Company shall not be obliged to issue certificates or book entry shares evidencing the shares of New Common Stock or cash in lieu of fractional shares, if any, unless and until, where shares are held in certificated form, the certificates evidencing the shares of Old Common Stock held by a holder prior to the Reverse Stock Split are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Each stock certificate or book entry that, immediately prior to the Effective Time, represented shares of Old Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of any action on the part of the Company or the respective holders thereof, represent that number of whole shares of New Common Stock after the Effective Time into which the shares formerly represented by such certificate or book entry have been reclassified and combined (as well as the right to receive cash in lieu of fractional shares of New Common Stock after the Effective Time as set forth above; provided, however, that each holder of record holding a certificate that represented shares of Old Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of New Common Stock after the Effective Time into which the shares of Old Common Stock formerly represented by such certificate shall have been reclassified and combined pursuant to the Reverse Stock Split (including the right to receive a cash payment in lieu of a fractional share of New Common Stock to which such holder may be entitled as set forth above). The Reverse Stock Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of post-Reverse Stock Split Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated. The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Old Common Stock of the Company and all references to the Old Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Old Common Stock shall be deemed to be references to the New Common Stock or options or rights to purchase or acquire shares of New Common Stock, as the case may be.

1 Shall be a number equal to or greater than 2 and equal to or lesser than 100, as determined by the Board of Directors of the Company. By approving the Reverse Stock Split, the stockholders of the Company are approving the Certificate of Amendment with each possible number within such range, and authorizing the Board of Directors to file any such Certificate of Amendment as the Board of Directors deems advisable, with any such certificate of amendment not filed being abandoned and of no further force and effect.

B-1

THIRD: Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted by the required vote of stockholders in accordance with the provisions of Section 242 of the DGCL.”

1 Shall be a number equal to or greater than 2 and equal to or lesser than 100, as determined by the Board of Directors of the Company.

IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation has been duly executed by its authorized officer on this _____ day of __________, 2023.

ADAMIS PHARMACEUTICALS CORPORATION

By:
David J. Marguglio
Chief Executive Officer

B-2

 Annex C

Provisions of New Jersey Business Corporations Act

14A:11-1 Right of shareholder to dissent.

14A:11-1. Right of shareholder to dissent.

(1) Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions

(a) Any plan of merger or consolidation to which the corporation is a party, provided that, unless the certificate of incorporation otherwise provides

(i) a shareholder shall not have the right to dissent from any plan of merger or consolidation with respect to shares

(A) of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determine the shareholders entitled to vote upon the plan of merger or consolidation; or

(B) for which, pursuant to the plan of merger or consolidation, he will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities;

(ii) a shareholder of a surviving corporation shall not have the right to dissent from a plan of merger, if the merger did not require for its approval the vote of such shareholders as provided in section 14A:10-5.1 or in subsection 14A:10-3(4), 14A:10-7(2) or 14A:10-7(4);

(iii) a shareholder of a corporation shall not have the right to dissent from a plan of merger, if the merger did not require, for its approval, the vote of the shareholders as provided in subsection (6) of N.J.S.14A:10-3; or

(b) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation not in the usual or regular course of business as conducted by such corporation, other than a transfer pursuant to subsection (4) of N.J.S.14A:10-11, provided that, unless the certificate of incorporation otherwise provides, the shareholder shall not have the right to dissent

(i) with respect to shares of a class or series which, at the record date fixed to determine the shareholders entitled to vote upon such transaction, is listed on a national securities exchange or is held of record by not less than 1,000 holders; or

(ii) from a transaction pursuant to a plan of dissolution of the corporation which provides for distribution of substantially all of its net assets to shareholders in accordance with their respective interests within one year after the date of such transaction, where such transaction is wholly for

(A) cash; or

(B) shares, obligations or other securities which, upon consummation of the plan of dissolution will either be listed on a national securities exchange or held of record by not less than 1,000 holders; or

(C) cash and such securities; or

(iii) from a sale pursuant to an order of a court having jurisdiction.

(2) Any shareholder of a domestic corporation shall have the right to dissent with respect to any shares owned by him which are to be acquired pursuant to section 14A:10-9.

(3) A shareholder may not dissent as to less than all of the shares owned beneficially by him and with respect to which a right of dissent exists. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner with respect to which the right of dissent exists.

(4) A corporation may provide in its certificate of incorporation that holders of all its shares, or of a particular class or series thereof, shall have the right to dissent from specified corporate actions in addition to those enumerated in subsection 14A:11-1(1), in which case the exercise of such right of dissent shall be governed by the provisions of this Chapter.

(5) A shareholder entitled to dissent from a corporate action as enumerated in subsection 14A:11-1(1) or as specified pursuant to a corporation’s certificate of incorporation shall not have the right to challenge a corporate action from which a shareholder has a right to dissent, regardless of whether the shareholder actually exercised the right to dissent as to that action, except that a shareholder may challenge a corporate action that was:

(a) not effectuated in accordance with the applicable provisions of this Chapter or the corporation’s certificate of incorporation; or

(b) procured as a result of fraud, material misrepresentation, or other deceptive means.

14A:11-2. Notice of dissent; demand for payment; endorsement of certificates

(1) Whenever a vote is to be taken, either at a meeting of shareholders or upon written consents in lieu of a meeting pursuant to section 14A:5-6, upon a proposed corporate action from which a shareholder may dissent under section 14A:11-1, any shareholder electing to dissent from such action shall file with the corporation before the taking of the vote of the shareholders on such corporate action, or within the time specified in paragraph 14A:5-6(2)(b) or 14A:5-6(2)(c), as the case may be, if no meeting of shareholders is to be held, a written notice of such dissent stating that he intends to demand payment for his shares if the action is taken.

(2) Within 10 days after the date on which such corporate action takes effect, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, shall give written notice of the effective date of such corporate action, by certified mail to each shareholder who filed written notice of dissent pursuant to subsection 14A:11-2(1), except any who voted for or consented in writing to the proposed action.

(3) Within 20 days after the mailing of such notice, any shareholder to whom the corporation was required to give such notice and who has filed a written notice of dissent pursuant to this section may make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, for the payment of the fair value of his shares.

(4) Whenever a corporation is to be merged pursuant to section 14A:10-5.1 or subsection 14A:10-7(4) and shareholder approval is not required under subsections 14A:10-5.1(5) and 14A:10-5.1(6), a shareholder who has the right to dissent pursuant to section 14A:11-1 may, not later than 20 days after a copy or summary of the plan of such merger and the statement required by subsection 14A:10-5.1(2) is mailed to such shareholder, make written demand on the corporation or on the surviving corporation, for the payment of the fair value of his shares.

(5) Whenever all the shares, or all the shares of a class or series, are to be acquired by another corporation pursuant to section 14A:10-9, a shareholder of the corporation whose shares are to be acquired may, not later than 20 days after the mailing of notice by the acquiring corporation pursuant to paragraph 14A:10-9(3)(b), make written demand on the acquiring corporation for the payment of the fair value of his shares.

(6) Not later than 20 days after demanding payment for his shares pursuant to this section, the shareholder shall submit the certificate or certificates representing his shares to the corporation upon which such demand has been made for notation thereon that such demand has been made, whereupon such certificate or certificates shall be returned to him. If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making a demand for payment of the fair value thereof.

(7) Every notice or other communication required to be given or made by a corporation to any shareholder pursuant to this Chapter shall inform such shareholder of all dates prior to which action must be taken by such shareholder in order to perfect his rights as a dissenting shareholder under this Chapter.

14A:11-3. “Dissenting shareholder” defined; date for determination of fair value

(1) A shareholder who has made demand for the payment of his shares in the manner prescribed by subsection 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) is hereafter in this Chapter referred to as a “dissenting shareholder.”

(2) Upon making such demand, the dissenting shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights of a dissenting shareholder under this Chapter.

(3) “Fair value” as used in this Chapter shall be determined

(a) As of the day prior to the day of the meeting of shareholders at which the proposed action was approved or as of the day prior to the day specified by the corporation for the tabulation of consents to such action if no meeting of shareholders was held; or

(b) In the case of a merger pursuant to section 14A:10-5.1 or subsection 14A:10-7(4) in which shareholder approval is not required, as of the day prior to the day on which the board of directors approved the plan of merger; or

(c) In the case of an acquisition of all the shares or all the shares of a class or series by another corporation pursuant to section 14A:10-9, as of the day prior to the day on which the board of directors of the acquiring corporation authorized the acquisition, or, if a shareholder vote was taken pursuant to section 14A:10-12, as of the day provided in paragraph 14A:11-3(3)(a).

In all cases, “fair value” shall exclude any appreciation or depreciation resulting from the proposed action.

14A:11-4. Termination of right of shareholder to be paid the fair value of his shares

(1) The right of a dissenting shareholder to be paid the fair value of his shares under this Chapter shall cease if

(a) he has failed to present his certificates for notation as provided by subsection 14A:11-2(6), unless a court having jurisdiction, for good and sufficient cause shown, shall otherwise direct;

(b) his demand for payment is withdrawn with the written consent of the corporation;

(c) the fair value of the shares is not agreed upon as provided in this Chapter and no action for the determination of fair value by the Superior Court is commenced within the time provided in this Chapter;

(d) the Superior Court determines that the shareholder is not entitled to payment for his shares;

(e) the proposed corporate action is abandoned or rescinded; or

(f) a court having jurisdiction permanently enjoins or sets aside the corporate action.

(2) In any case provided for in subsection 14A:11-4(1), the rights of the dissenting shareholder as a shareholder shall be reinstated as of the date of the making of a demand for payment pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) without prejudice to any corporate action which has taken place during the interim period. In such event, he shall be entitled to any intervening preemptive rights and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the board, the fair value thereof in cash as of the time of such expiration or completion.

14A:11-5. Rights of dissenting shareholder

(1) A dissenting shareholder may not withdraw his demand for payment of the fair value of his shares without the written consent of the corporation.

(2) The enforcement by a dissenting shareholder of his right to receive payment for his shares shall exclude the enforcement by such dissenting shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subsection 14A:11-4(2) and except that this subsection shall not exclude the right of such dissenting shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is ultra vires, unlawful or fraudulent as to such dissenting shareholder.

14A:11-6. Determination of fair value by agreement

(1) Not later than 10 days after the expiration of the period within which shareholders may make written demand to be paid the fair value of their shares, the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) shall mail to each dissenting shareholder the balance sheet and the surplus statement of the corporation whose shares he holds, as of the latest available date which shall not be earlier than 12 months prior to the making of such offer and a profit and loss statement or statements for not less than a 12-month period ended on the date of such balance sheet or, if the corporation was not in existence for such 12-month period, for the portion thereof during which it was in existence. The corporation may accompany such mailing with a written offer to pay each dissenting shareholder for his shares at a specified price deemed by such corporation to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or, if divided into series, of the same series.

(2) If, not later than 30 days after the expiration of the 10-day period limited by subsection 14A:11-6(1), the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made upon surrender of the certificate or certificates representing such shares.

14A:11-7. Procedure on failure to agree upon fair value; commencement of action to determine fair value

(1) If the fair value of the shares is not agreed upon within the 30-day period limited by subsection 14A:11-6(2), the dissenting shareholder may serve upon the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) a written demand that it commence an action in the Superior Court for the determination of the fair value of the shares. Such demand shall be served not later than 30 days after the expiration of the 30-day period so limited and such action shall be commenced by the corporation not later than 30 days after receipt by the corporation of such demand, but nothing herein shall prevent the corporation from commencing such action at any earlier time.

(2) If a corporation fails to commence the action as provided in subsection 14A:11-7(1), a dissenting shareholder may do so in the name of the corporation, not later than 60 days after the expiration of the time limited by subsection 14A:11-7(1) in which the corporation may commence such an action.

14A:11-8. Action to determine fair value; jurisdiction of court; appointment of appraiser

In any action to determine the fair value of shares pursuant to this Chapter:

(a) The Superior Court shall have jurisdiction and may proceed in the action in a summary manner or otherwise;

(b) All dissenting shareholders, wherever residing, except those who have agreed with the corporation upon the price to be paid for their shares, shall be made parties thereto as an action against their shares quasi in rem;

(c) The court in its discretion may appoint an appraiser to receive evidence and report to the court on the question of fair value, who shall have such power and authority as shall be specified in the order of his appointment; and

(d) The court shall render judgment against the corporation and in favor of each shareholder who is a party to the action for the amount of the fair value of his shares.

14A:11-9. Judgment in action to determine fair value

(1) A judgment for the payment of the fair value of shares shall be payable upon surrender to the corporation of the certificate or certificates representing such shares.

(2) The judgment shall include an allowance for interest at such rate as the court finds to be equitable, from the date of the dissenting shareholder’s demand for payment under subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) to the day of payment. If the court finds that the refusal of any dissenting shareholder to accept any offer of payment, made by the corporation under section 14A:11-6, was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

14A:11-10. Costs and expenses of action

The costs and expenses of bringing an action pursuant to section 14A:11-8 shall be determined by the court and shall be apportioned and assessed as the court may find equitable upon the parties or any of them. Such expenses shall include reasonable compensation for and reasonable expenses of the appraiser, if any, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the court finds that the offer of payment made by the corporation under section 14A:11-6 was not made in good faith, or if no such offer was made, the court in its discretion may award to any dissenting shareholder who is a party to the action reasonable fees and expenses of his counsel and of any experts employed by the dissenting shareholder.

14A:11-11. Disposition of shares acquired by corporation

14A:11-11. Disposition of shares acquired by corporation.

(1) The shares of a dissenting shareholder in a transaction described in subsection 14A:11-1(1) shall become reacquired by the corporation which issued them or by the surviving corporation, as the case may be, upon the payment of the fair value of shares.

(2) (Deleted by amendment, P.L.1995, c.279.)

(3) In an acquisition of shares pursuant to section 14A:10-9 or section 14A:10-13, the shares of a dissenting shareholder shall become the property of the acquiring corporation upon the payment by the acquiring corporation of the fair value of such shares. Such payment may be made, with the consent of the acquiring corporation, by the corporation which issued the shares, in which case the shares so paid for shall become reacquired by the corporation which issued them and shall be cancelled.

 Annex D

February 24, 2023

Board of Directors
Adamis Pharmaceuticals Corporation
11682 El Camino Real, Suite 300
San Diego, CA 92130

Members of the Board of Directors (in their capacities as such):

We understand that Adamis Pharmaceuticals Corporation, a Delaware corporation (the “Company”), Aardvark Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and DMK Pharmaceuticals Corporation, a New Jersey corporation (“DMK”), propose to enter into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which, among other things, (a) DMK will merge with and into Merger Sub (the “Merger”) with Merger Sub being the surviving company in the Merger and continuing as a wholly-owned subsidiary of the Company, and (b) subject to the terms of the Merger Agreement, each share of common stock, $0.001 par value per share, of DMK (“DMK Common Stock”) issued and outstanding immediately before the Merger (other than any DMK Common Stock held as treasury stock or held or owned by DMK, the Company or any direct or indirect wholly-owned subsidiary of DMK or the Company immediately before the Merger, if any, and any Dissenting Shares (as defined in the Merger Agreement)), will be converted automatically into the right to receive (i) that number of shares of common stock, $0.0001 par value per share, of the Company (“Company Common Stock”) equal to the Exchange Ratio (as defined in the Merger Agreement), and (ii) any cash, without interest, to be paid in lieu of any fractional share of DMK Common Stock in accordance with the Merger Agreement; provided that, in the event that the aggregate number of shares of Company Common Stock that would be issuable to a particular holder of any DMK Common Stock immediately before the Merger (a “Specified DMK Stockholder”) pursuant to the Merger Agreement would result in such Specified DMK Stockholder beneficially owning shares of Company Common Stock in excess (or having voting power in excess) of 9.99% of the shares of Company Common Stock outstanding immediately after the Merger (the “Company Common Stock Consideration Cap”), then, in lieu of the issuance to the Specified DMK Stockholder of shares of Company Common Stock in excess of the Company Common Stock Consideration Cap (such number of shares of Company Common Stock in excess of the Company Common Stock Consideration Cap referred to as the “Excess Cap Shares”), such Specified DMK Stockholder shall instead receive a number of shares of Series E (or other series designated by the Company) Convertible Preferred Stock, $0.0001 par value per share, of the Company (the “Company Series E Preferred Stock”), which Company Series E Preferred Stock shall be convertible, subject to the beneficial ownership limitations and other provisions set forth in the Series E Preferred Certificate of Designation (as defined in the Merger Agreement), into a number of shares of Company Common Stock equal to the Excess Cap Shares, with such Company Series E Preferred Stock entitled to such voting rights, including voting together with the Company Common Stock on an as-converted basis with the number of votes to which such Company Series E Preferred Stock is entitled, as calculated as set forth in the Series E Preferred Certificate of Designation. The aggregate number of shares of Company Common Stock and Company Series E Preferred Stock (including, upon conversion of shares of Company Series E Preferred Stock, the shares of Company Common Stock issuable upon such conversion) that are issuable to the stockholders of DMK as a result of the Merger are referred to herein as the “Merger Consideration.” The terms and conditions of the Merger are more completely described in the Merger Agreement.

Board of Directors
Adamis Pharmaceuticals Corporation
February 24, 2023

The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

In connection with our review of the proposed Merger and the preparation of this Opinion, we have, among other things:

1.	reviewed the financial terms and conditions of the Merger as stated in the draft of the Merger Agreement, dated as of February 22, 2023, such draft being the last draft of the Merger Agreement provided to us;

2.	reviewed certain information related to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including, but not limited to, financial projections prepared by the management of the Company for the period ending 2023 through 2033, as approved for our use by the Company as of February 22, 2023 (the “Company Projections”);

3.	reviewed certain information related to the historical, current and future operations of DMK made available to us by the Company, including, but not limited to, financial projections prepared by the management of the Company for the period ending 2023 through 2040, as approved for our use by the Company as of February 22, 2023 (the “DMK Projections” and, together with the Company Projections, the “Projections”);

4.	reviewed the Company’s recent public filings and certain other publicly available information regarding the Company and DMK;

5.	reviewed certain other non-public financial, operating and other information regarding the Company and DMK provided to us by the Company;

6.	reviewed the financial and operating performance of selected public and private companies that we deemed to be relevant;

7.	considered the publicly available financial terms of certain transactions we deemed to be relevant;

8.	performed a discounted cash flow analysis with respect to the Company based upon the Company Projections;

9.	performed a discounted cash flow analysis with respect to DMK based upon the DMK Projections;

Board of Directors
Adamis Pharmaceuticals Corporation
February 24, 2023

10.	reviewed the current and historical market prices for the Company Common Stock and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

11.	considered certain discussions and negotiations between representatives of the Company and DMK in which we participated;

12.	received a certificate addressed to Raymond James from the Chief Financial Officer of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company;

13.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate; and

14.	discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry including, but not limited to, the past and current business operations of DMK and the Company and the financial condition and future prospects and operations of DMK and the Company.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or of DMK. With respect to the Projections and any other forward-looking information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the final form of the Merger Agreement will be substantially similar to the draft reviewed by us, and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger, the Company or DMK that would be material to our analyses or this Opinion.

Board of Directors
Adamis Pharmaceuticals Corporation
February 24, 2023

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of February 23, 2023 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or DMK since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger or the availability or advisability of any alternatives to the Merger. While we provided advice to the Company with respect to the proposed Merger, we did not recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Merger. In addition, we do not express any opinion as to the likely trading range of the Company Common Stock following the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Company at that time.

Our opinion is limited to the fairness, from a financial point of view, to the Company, of the Exchange Ratio. We express no opinion with respect to any other reasons, legal, business or otherwise that may support the decision of the Board to approve or consummate the Merger. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting and tax advisors, and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Merger.

In formulating our opinion, we have considered only what we understand to be the Exchange Ratio as is described above, and we did not consider, and we express no opinion on, the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s or DMK’s officers, directors or employees, or class of such persons, whether relative to the compensation received by any such party or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, or (ii) the fairness of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-a-vis any other class or group of the Company’s or such other party’s security holders or other constituencies (including, without limitation, the allocation of any consideration to be received in the Merger amongst or within such classes or groups of security holders or other constituencies or parties). We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company or DMK or the ability of the Company or DMK to pay their respective obligations when they come due.

Board of Directors
Adamis Pharmaceuticals Corporation
February 24, 2023

The delivery of this opinion was approved by an opinion committee of Raymond James. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for our services, which is contingent upon consummation of the Merger.

Raymond James will receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Merger or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. There are no material relationships that existed during the two years prior to the date of this Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Raymond James and any party to the Merger. Raymond James may seek to provide investment banking, financial advisory and other financial services to the Company and its affiliates in the future, for which Raymond James may receive compensation.

It is understood that this letter is solely for the information of the Board (solely in each director’s capacity as such) in evaluating the proposed Merger and does not constitute a recommendation to the Board or any stockholder of the Company regarding how the Board or any such stockholder should act or vote on the proposed Merger. This Opinion may not be reproduced or used for any other purpose without our prior written consent, except that this Opinion may be disclosed in any proxy statement or prospectus filed with any registration statement that is required to be filed in connection with the Merger with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement or prospectus.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ Stuart Barich

RAYMOND JAMES & ASSOCIATES, INC.